As filed with the Securities and Exchange Commission on November 4, 2024

Registration No. 333-280699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 2

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

SWIFTMERGE ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)
_____________________________________

Cayman Islands*	6770	98-1582153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

John Bremner
4318 Forman Ave
Toluca Lake, CA 91602
(424) 431-0030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Mark Selinger, Esq. Grant J. Levine, Esq. Adam Namoury, Esq. Greenberg Traurig, LLP One Vanderbilt Ave. New York, NY 10017 Tel: (212) 801-9221	Jennifer T. Wisinski, Esq. Stephen W. Grant, Jr., Esq. Haynes and Boone, LLP 2801 N. Harwood Ave. Suite 2300 Dallas, TX 75201 Tel: (214) 651-5000

_____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Registrant and Co-Registrant:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

____________

*         Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus, Swiftmerge Acquisition Corp. intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the jurisdiction of incorporation for Swiftmerge Acquisition Corp. will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “AleAnna, Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used herein, the “Company” refers to Swiftmerge Acquisition Corp. as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, will change its corporate name to “AleAnna, Inc.”

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
AleAnna Energy, LLC	Delaware	1311	45-0563019

____________

(1)      The Co-Registrant has the following principal executive office:

c/o AleAnna Energy, LLC

300 Crecent Court, Suite 1860

Dallas, TX 75201

469-398-2200

(2)      The agent for service for the Co-Registrant is:

Tristan Yopp

Chief Financial Officer

c/o AleAnna Energy, LLC

300 Crecent Court, Suite 1860

Dallas, TX 75201

469-398-2200

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF SWIFTMERGE ACQUISITION CORP.
PROSPECTUS FOR
78,963,389 SHARES OF CLASS A COMMON STOCK (INCLUDING 11,250,000 SHARES OF CLASS A
COMMON STOCK UNDERLYING WARRANTS) AND 11,250,000 WARRANTS OF
SWIFTMERGE ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF
DELAWARE, WHICH WILL BE RENAMED “ALEANNA, INC.”
IN CONNECTION WITH THE BUSINESS COMBINATION
DESCRIBED HEREIN)

The board of directors of Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC”), has approved (i) the de-registration in the Cayman Islands and the transfer by way of continuation of SPAC as a Delaware corporation (the “Domestication”); (ii) the acquisition of all of the equity interests in AleAnna Energy, LLC (“AleAnna”), by SPAC through a merger, pursuant to which AleAnna will become an indirect subsidiary of the Surviving PubCo (as defined below) as a result thereof (the “Business Combination”); and (iii) the other transactions contemplated by that certain Agreement and Plan of Merger, dated June 4, 2024 (as amended by the First Amendment to the Merger Agreement, dated October 8, 2024, the “Merger Agreement”), among the SPAC, Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with SPAC and HoldCo, collectively, the “SPAC Parties”), and AleAnna (a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A). We refer to SPAC following the Business Combination as “Surviving PubCo.” The SPAC Board determined that the Merger Agreement, the Domestication, the Merger and the related transactions are fair to and in the best interest of SPAC’s shareholders, approved and adopted the Merger Agreement, the Domestication, the Merger and the related transactions and declared their advisability. As described in this proxy statement/prospectus, SPAC’s shareholders are being asked to consider a vote upon (among other things) the Business Combination as recommended by the SPAC Board. This proxy statement/prospectus is dated             , 2024 and is first being mailed to SPAC’s shareholders on or about             , 2024.

At the closing of the Business Combination (the “Closing”) on the date the Business Combination is consummated (the “Closing Date”), among other things (i) SPAC will undergo the Domestication and change its name to “AleAnna, Inc.”; (ii) each Class A ordinary share, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”) will convert into one share of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”); (iii) each Class B ordinary share, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and together with the SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”) will convert into one share of Class B common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class B Common Stock”) in the Domestication and then each share of Surviving PubCo Class B Common Stock will convert into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (iv) each warrant to purchase SPAC Class A Ordinary Shares will be exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock; and (v) a series of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock,” and, together with the Surviving PubCo Class A Common Stock and the Surviving PubCo Class B Common Stock, the “Surviving PubCo Common Stock”) will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo. Since the SPAC’s initial public offering, the SPAC’s material financings consisted of (i) a promissory note from the Sponsor of $149,172 which was repaid in full on December 21, 2021, (ii) a $200,000 advance from the Sponsor and (iii) an unsecured promissory note from the Sponsor, the principal balance of which as of June 30, 2024 is $711,000.

On the Closing Date, following the Domestication but prior to the Merger (as defined below), (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash (as defined herein), and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units of HoldCo (“Class C HoldCo Units”) designated to be issued to certain of the equity holders of AleAnna (collectively, the “AleAnna Members”), and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units of HoldCo (“Class A HoldCo Units”) which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (the transactions described in clauses (i) and (ii) above, collectively, the “Pre-Closing Contribution”). In connection with the Closing, the Sponsor and the Anchor Investors and NRA Parties (each, as defined in the proxy statement/prospectus) will surrender certain SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor.

Additionally, on the Closing Date, following the Pre-Closing Contribution, Merger Sub will merge with and into AleAnna (the “Merger”), with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. Each AleAnna Member will be entitled to receive its pro rata portion of 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. It is anticipated that Nautilus Resources LLC and its affiliates under common control (the “Nautilus Member”), which own approximately 97% of AleAnna prior to the transaction, will receive 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, as well as 9,100,000 shares of Surviving PubCo Class A Common Stock, which will constitute 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no redemption rights in connection with the Business Combination are exercised. The other AleAnna Member will receive 1,969,882 shares of Surviving PubCo Class A Common Stock.

Accordingly, this prospectus covers (i) 78,963,389 shares of Surviving PubCo Class A Common Stock consisting of (a) 1,214,913 shares of Surviving PubCo Class A Common Stock issuable on the Closing Date pursuant to the Domestication upon conversion of the SPAC Class A Ordinary Shares that were originally issued in the SPAC’s initial public offering, (b) 65,098,476 shares of Surviving PubCo Class A Common Stock issued in the Merger or issuable upon the future exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units issued in the Merger as consideration to the AleAnna Members (the “Merger Consideration”) and (c) 1,400,000 shares of Surviving PubCo Class A Common Stock issuable on the Closing Date pursuant to the Domestication to the Sponsor, the Anchor Investors and the NRA Parties on conversion of certain SPAC Ordinary Shares that were attributable to founder shares originally issued to Sponsor and (ii) 11,250,000 warrants to acquire shares of Surviving PubCo Class A Common Stock that will be outstanding following the Business Combination (the “Surviving PubCo Warrants”). This prospectus also covers the offer of 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination. Following the Business Combination, we will be required to file and have declared effective a new registration statement or a post-effective amendment to this registration statement that can be used for the exercise of Surviving PubCo Warrants before such Surviving PubCo Warrants may be exercised.

In connection with the Closing, SPAC will change its name to AleAnna, Inc. The combined company will be organized in an “Up-C” structure and the only direct assets of Surviving PubCo will consist of equity interests in HoldCo, whose only direct assets will consist of equity interests in AleAnna. The Up-C structure allows Nautilus, which currently owns approximately 97% of AleAnna, to retain a portion of its equity ownership in AleAnna, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of HoldCo. Nautilus is an indirect wholly-owned subsidiary of Bluescape Resources Company, LLC, a private capital group. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units, and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna.

Each share of Surviving PubCo Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock will vote together as a single class on all matters presented to Surviving PubCo’s stockholders for their vote or approval, except as otherwise required by applicable law or by the Surviving PubCo Certificate of Incorporation. We do not intend to list any shares of Surviving PubCo Class C Common Stock on any exchange.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right (the “HoldCo Holder Redemption Right”) to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of

Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (a “Mandatory Exchange”).

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Surviving PubCo’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of Class C HoldCo Units pursuant to an exercise of the HoldCo Holder Redemption Right or a Mandatory Exchange is expected to result in adjustments to the tax basis of the tangible and intangible assets of HoldCo, and such adjustments will generally be allocated to Surviving PubCo. These adjustments would not have been available to Surviving PubCo absent its acquisition or deemed acquisition of Class C HoldCo Units and are expected to reduce the amount of cash tax that Surviving PubCo would otherwise be required to pay in the future.

The following summarizes the pro forma ownership of Surviving PubCo Class A Common Stock of Surviving PubCo immediately following the Business Combination, including, for the Nautilus Member, those shares of Surviving PubCo Class A Common Stock issuable upon the exchange of Class C HoldCo Units and shares of Surviving PubCo Class C Common Stock, under five redemption scenarios.

	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(2)		75% Redemptions(2)		Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SPAC Public Shareholders	1,214,913	1.79%	911,185	1.35%	607,457	0.91%	303,729	0.45%	—	0.00%
AleAnna Members and Affiliates(4)	65,098,476	96.14%	65,098,476	96.57%	65,098,476	97.00%	65,098,476	97.45%	65,098,476	97.89%
Sponsor, Anchor Investors and NRA Parties(5)	1,400,000	2.07%	1,400,000	2.08%	1,400,000	2.09%	1,400,000	2.10%	1,400,000	2.11%
Total Shares at Closing (excluding shares below)	67,713,389	100.00%	67,409,661	100.00%	67,105,933	100.00%	66,802,205	100.00%	66,498,476	100.00%
SPAC Public Warrants(6)	11,250,000		11,250,000		11,250,000		11,250,000		11,250,000
Total Diluted Shares at Closing (including shares above)	78,963,389		78,659,661		78,355,933		78,052,205		77,748,476

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(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. Also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(6)      Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

SPAC’s units, SPAC Class A Ordinary Shares and SPAC Public Warrants are currently listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “IVCPU,” “IVCP” and “IVCPW,” respectively. SPAC will apply for listing, to be effective at the time of the Business Combination, of the Surviving PubCo Class A Common Stock and Surviving PubCo Warrants on the Nasdaq, or another national securities exchange agreed upon by SPAC and AleAnna, under the proposed symbols “ANNA” and “ANNAW” respectively.

After the completion of the Business Combination, Surviving PubCo will be a “Controlled Company” within the meaning of Nasdaq’s listing standards. Surviving PubCo will qualify for exemptions from certain corporate governance listing standards of Nasdaq and will avail itself of such exemptions, in whole or in part, as requested by Nautilus Member, for so long as Nautilus Member continues to hold a majority of the outstanding shares of Surviving PubCo’s outstanding common stock. We anticipate that Nautilus Member will hold 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no redemption rights in connection with the Business Combination are exercised.

Compensation Received by the Sponsor

Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor. An aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors, who each paid $0.003 per share purchased from the SPAC in December 2021. At Closing, Sponsor shall surrender 2,305,616 SPAC Class A Ordinary Shares and upon the completion of the Business Combination, Sponsor shall hold a total of 763,988 shares of Surviving PubCo Class A Common Stock. In addition, at Closing, the Investors shall surrender an aggregate of 1,919,384 SPAC Ordinary Shares and upon the completion of the Business Combination, the Investors shall hold a total of 636,012 shares of Surviving PubCo Class A Common Stock.

SPAC has agreed to pay Sponsor or one of its affiliates a total of up to $1,000 per month for office space, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses nor has it paid Sponsor any of the $61,516 SPAC has accrued for office space, secretarial and administrative support as of such date. On September 27, 2024, Sponsor waived all of its rights to receive payment for its provision of office space, secretarial and administrative support.

At Closing, pursuant to the Merger Agreement, Surviving PubCo will use cash from AleAnna in an aggregate amount up to $5.75 million to pay SPAC transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of SPAC or Surviving PubCo to Sponsor. The remainder of such $5.75 million will be paid to Sponsor. SPAC currently estimates that the total amount payable for SPAC transaction expenses and any outstanding loans or other obligations of SPAC to Sponsor is approximately $5.75 million, inclusive of the $711,000 principal balance under the Sponsor Note, as of June 30, 2024. To the extent that such amounts exceed $5.75 million, Sponsor shall be responsible for such payment.

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership of Surviving PubCo Following the Business Combination.”

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and the SPAC officers and directors (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of SPAC Class Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with AleAnna is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in SPAC if SPAC does not complete a business combination. When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the SPAC shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 3,069,604 SPAC Class A Ordinary Shares as of the date hereof, representing 44.9% of the voting power of SPAC Ordinary Shares, and Sponsor is required by the A&R Sponsor Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor, which will be reduced to 763,988 founder shares held by the Sponsor pursuant to the terms of the A&R Sponsor Letter Agreement and an aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors, which will be reduced to 560,000 founder shares held by the Anchor Investors pursuant to the terms of the Investor Letter Agreements and such securities will have a significantly higher value at the time of the Business Combination even after giving effect to the surrender at Closing of a portion of such shares pursuant to the terms of the Investor Letter Agreements and A&R Sponsor Letter Agreement (the 763,988 SPAC Class A Ordinary Shares that will not be surrendered by the Sponsor have an aggregate market value of approximately $            million, based on the closing price of the SPAC Class A Ordinary Shares of $            on the Nasdaq Stock Market LLC on            , 2024);

•        the fact that each of the directors and officers of SPAC have an economic interest in the 3,069,604 founder shares currently beneficially owned by Sponsor and purchased by the Sponsor in connection with the IPO as a result of his or her direct or indirect membership interest in the Sponsor, but does not beneficially own any SPAC Ordinary Shares held by the Sponsor other than John “Sam” Bremner, George Jones and Aston Loch who may be deemed to beneficially own the SPAC Ordinary Shares or owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner. The economic interest (or deemed economic interest) of these individuals in the 763,988 founder shares retained by the Sponsor is shown below:

Name of Person	Founder Shares
George Jones	224,109
John “Sam” Bremner	224,109
Christopher J. Munyan	24,880
Aston Loch	224,109
General (Ret.) Wesley K. Clark	10,450
Brett Conrad	24,881
Dr. Leonard Makowka	18,660
Dr. Courtney Lyder	6,220
Sarah Boatman	6,220

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if SPAC fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors have agreed to vote their SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor, the Sponsor Related Parties and the Anchor Investors would lose their entire investment);

•        the fact that the SPAC officers, advisors and directors are not required to, and will not, commit their full time to SPAC’s affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of SPAC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SPAC does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that, at the option of Sponsor, the $711,000 principal balance as of June 30, 2024 under the Sponsor Note may be converted into SPAC warrants, at the price of $1.00 per SPAC warrant, in connection with the consummation of an initial business combination;

•        the fact that given the differential in the purchase price that the Sponsor and the Anchor Investors paid for the founder shares as compared to the price of the SPAC Public Units sold in the IPO, and the substantial number of SPAC Class A Ordinary Shares that the Anchor Investors will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and the Anchor Investors and their affiliates may earn a positive rate of return on their investment even if Surviving PubCo Class A Common Stock trades below the price initially paid for the SPAC Public Units in the IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and SPAC warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them;

•        the fact that the Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 17, 2025 or, if such period is extended, within such extended period;

•        the fact that Rowdeston Capital Corp., an entity owned by Thomas J. Loch, father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor, provides financial advisory services to SPAC for which SPAC has incurred fees of $145,500 as of June 30, 2024, which fees may not be paid if the Business Combination is not consummated;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by SPAC outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the SPAC’s directors and executive officers may have influenced their motivation in identifying and selecting AleAnna as a business combination target and completing an initial business combination with AleAnna. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the SPAC Public Shareholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the SPAC Board to vote for the proposals, its shareholders should consider these interests. See “Risk Factors — Risks Related to the SPAC and the Business Combination — Since the Sponsor and SPAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our SPAC shareholders, a conflict of interest may have existed in determining whether the Business Combination with AleAnna is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.”

AleAnna does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of the SPAC with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Required SPAC Proposals.

This proxy statement/prospectus provides shareholders of SPAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SPAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 70 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SWIFTMERGE ACQUISITION CORP.

A Cayman Islands Exempted Company
(Company Number 371086)
4318 Forman Ave.
Toluca Lake, California 91602

To the Shareholders of Swiftmerge:

You are cordially invited to attend the extraordinary general meeting in lieu of the annual general meeting (the “Shareholders Meeting”) of Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC” and, after the Domestication as described below “Surviving PubCo”), which will be held at              a.m., Eastern Time, on             , 2024 at the offices of Greenberg Traurig, LLP located at One Vanderbilt Ave., New York, NY and in a virtual meeting format at https://www.cstproxy.com/swiftmergeacquisition/egm2024, or such other time, on such other date and such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the Shareholders Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Only shareholders who held SPAC Ordinary Shares at the close of business on             , 2024 (the “Record Date”) will be entitled to vote at the extraordinary general meeting and at any adjournments thereof.

At the Shareholders Meeting, shareholders of SPAC will be asked to consider and vote upon the following proposals:

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated June 4, 2024 (as amended by the First Amendment to the Merger Agreement, dated October 8, 2024 the “Merger Agreement”), among SPAC, Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with SPAC and HoldCo, collectively, the “SPAC Parties”), and AleAnna, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, following the Domestication of SPAC to the State of Delaware as described below, SPAC will acquire all of the equity interests of AleAnna, by way of its indirect wholly-owned subsidiary, Merger Sub, merging with and into AleAnna (the “Merger”), with AleAnna surviving the Merger and becoming an indirect subsidiary of Surviving PubCo as a result thereof (the “Business Combination”).

Proposal No. 2 — The Domestication Proposal — a proposal, which is referred to herein as the “Domestication Proposal,” to approve by special resolution to approve the de-registration of SPAC as an exempted company in the Cayman Islands and its registration by way of continuation as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the consummation of the Business Combination by SPAC filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, SPAC will become a Delaware corporation and will change its corporate name to “AleAnna, Inc.” and all outstanding securities of SPAC will convert to outstanding securities of Surviving PubCo, as described in more detail in the accompanying proxy statement/prospectus.

Proposal No. 3 — The Share Issuance Proposal — a proposal, which is referred to herein as the “Share Issuance Proposal,” to approve, for purposes of complying with applicable listing rules of the Nasdaq, (i) the issuance of up to 1,214,913 shares of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”) upon conversion of the Class A ordinary shares, par value $0.0001 per share of SPAC (the “SPAC Class A Ordinary Shares”) that were originally issued in SPAC’s initial public offering, (ii) the issuance of the Merger Consideration at Closing consisting of 65,098,476 shares of either or a combination of shares of Surviving PubCo Class A Common Stock and shares of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock”), as well as a corresponding number of shares of Surviving PubCo Class A Common Stock issuable upon exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units (such exchange, the “HoldCo Holder Redemption Right”) pursuant to the amended and restated limited liability company agreement of HoldCo (the “A&R HoldCo LLC

Agreement”) and the certificate of incorporation of the Surviving PubCo (the “Surviving PubCo Certificate of Incorporation”), (iii) the issuance of 1,400,000 shares of Surviving PubCo Class A Common Stock to the Sponsor, Anchor Investors and NRA Parties (each, as defined in the accompanying proxy statement/prospectus) upon conversion of SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, and (iv) the issuance of up to 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination.

Proposal No. 4 — The Other Organizational Documents Proposals — proposals, which are referred to herein as the “Other Organizational Documents Proposals,” to approve, on a non-binding advisory basis, certain governance provisions in the Surviving PubCo Certificate of Incorporation, and to approve the following material differences between the existing Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles of Association”) and the Surviving PubCo Certificate of Incorporation and the proposed new bylaws (the “Surviving PubCo Bylaws” and, together with Surviving PubCo Certificate of Incorporation, the “Surviving PubCo Organizational Documents”) of the Surviving PubCo:

(A)    Other Organizational Documents Proposal No. 4A — An amendment to change the authorized share capital of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, a par value of $0.0001 per share (the “SPAC Class B Ordinary Shares” and, together with the SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”), and 1,000,000 preferred shares, par value of $0.0001 per share, to 222,500,000 shares of common stock, consisting of 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of preferred stock, $0.0001 par value of Surviving PubCo (the “Surviving PubCo Preferred Stock”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4A”);

(B)    Other Organizational Documents Proposal No. 4B — To remove certain provisions in the SPAC Articles of Association relating to SPAC’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to SPAC following the Closing (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4B”);

(C)    Other Organizational Documents Proposal No. 4C — An amendment to authorize the Surviving PubCo Board to make future issuances of any or all shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Surviving PubCo Board and as may be permitted by the General Corporation Law of the State of Delaware (the “DGCL”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4C”);

(D)    Other Organizational Documents Proposal No. 4D — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4D”);

(E)    Other Organizational Documents Proposal No. 4E — An amendment to allow stockholders to call special meetings and act by written consent until such time that the Surviving PubCo is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4E”);

(F)    Other Organizational Documents Proposal No. 4F — An amendment to absolve certain Surviving PubCo stockholders from certain competition and corporate opportunities obligations (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4F”);

(G)    Other Organizational Documents Proposal No. 4G — An amendment to allow officers and directors of the Surviving PubCo to be exculpated from personal monetary liability pursuant to the DGCL (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4G”);

(H)    Other Organizational Documents Proposal No. 4H — An amendment to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4H”); and

(I)     Other Organizational Documents Proposal No. 4I — Certain other changes in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws to be adopted as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.,” which is expected to occur at the time of the Domestication in connection with the Business Combination, (ii) making Surviving PubCo’s corporate existence perpetual and (iii) electing to not be governed by Section 203 of the DGCL, all of which the board of directors of SPAC believes are necessary to adequately address the needs of Surviving PubCo after the Business Combination (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4I”).

Proposal No. 5 — The Required Organizational Document Proposal — a proposal, which is referred to herein as the “Required Organizational Document Proposal,” to consider and vote upon a proposal by special resolution, of the amendment and restatement of the SPAC Articles of Association by the deletion in its entirety and the substitution in its place of the Surviving PubCo Certificate of Incorporation (a corporation incorporated in the State of Delaware), assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL, including authorization of the change in authorized share capital as indicated therein and the change of name of SPAC to “AleAnna, Inc.” in connection with the Business Combination.

Proposal No. 6 — The Director Election Proposal — a proposal, which is referred to herein as the “Director Election Proposal,” to consider and vote upon a proposal with respect to SPAC Class B Ordinary Shares only, to elect two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and one director to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Approval of the Business Combination Proposal, the Domestication Proposal, the Required Organizational Document Proposal, the Share Issuance Proposal and the Director Election Proposal are conditions to closing the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Required Organizational Document Proposal, the Share Issuance Proposal and the Director Election Proposal (collectively, the “Required SPAC Proposals”) are approved at the Shareholders Meeting, or otherwise waived by the party for whose benefit such condition exists. Each of the Required SPAC Proposals is cross-conditioned on the approval of each other.

In addition, you will be asked to consider and vote upon the Other Organizational Documents Proposals, and the Adjournment Proposal, if necessary. None of the Other Organizational Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully in its entirety.

At the closing of the Business Combination (the “Closing”) on the date the Business Combination is consummated (the “Closing Date”), (i) SPAC will undergo the Domestication and change its name to “AleAnna, Inc.”; (ii) each SPAC Class A Ordinary Shares will convert into one share of Surviving PubCo Class A Common Stock; (iii) each SPAC Class B Ordinary Share will convert into one share of Surviving PubCo Class B Common Stock in the Domestication and then each share of Surviving PubCo Class B Common Stock will convert into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (iv) each warrant to purchase SPAC Class A Ordinary Shares will be exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock (the “Surviving PubCo Warrants”); and (v) a series of Surviving PubCo Class C Common Stock will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo. Since the SPAC’s initial public offering, the SPAC’s material financings consisted of (i) a promissory note from the Sponsor of $149,172 which was repaid in full on December 21, 2021, (ii) a $200,000 advance from the Sponsor and (iii) an unsecured promissory note from the Sponsor, the principal balance of which as of June 30, 2024 is $711,000. No material financings are currently expected in connection with the closing of the Business Combination.

On the Closing Date, following the Domestication but prior to the Merger (as defined below), (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of units of Class C HoldCo Units designated to be issued to certain of the equity holders of AleAnna (collectively, the “AleAnna Members”), and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units, which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (the transactions described in clauses (i) and (ii) above, collectively, the “Pre-Closing Contribution”). In connection with the Closing, the Sponsor and the Anchor Investors and NRA Parties will surrender certain SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, as well as the SPAC Private Warrants held by them.

Additionally, on the Closing Date, following the Pre-Closing Contribution, Merger Sub will merge with and into AleAnna (the “Merger”), with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. Each AleAnna Member will be entitled to receive its pro rata portion of 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. It is anticipated that Nautilus Resources LLC and its affiliates under common control (the “Nautilus Member”), which own approximately 97% of AleAnna prior to the transaction, will receive 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, as well as 9,100,000 shares of Surviving PubCo Class A Common Stock, which will constitute 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no Redemption Rights in connection with the Business Combination are exercised. The other AleAnna Member will receive 1,969,882 shares of Surviving PubCo Class A Common Stock.

In connection with the Closing, SPAC will change its name to AleAnna, Inc. The combined company will be organized in an “Up-C” structure and the only direct assets of Surviving PubCo will consist of equity interests in HoldCo, whose only direct assets will consist of equity interests in AleAnna. The Up-C structure allows Nautilus, which currently owns approximately 97% of AleAnna, to retain a portion of its equity ownership in AleAnna, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of HoldCo. Nautilus is an indirect wholly-owned subsidiary of Bluescape Resources Company, LLC, a private capital group. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna.

Each share of Surviving PubCo Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock will vote together as a single class on all matters presented to Surviving PubCo stockholders for their vote or approval, except as otherwise required by applicable law or by the Surviving PubCo Certificate of Incorporation. We do not intend to list any shares of Surviving PubCo Class C Common Stock on any exchange.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right (the “HoldCo Holder Redemption Right”) to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (a “Mandatory Exchange”).

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Surviving PubCo’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of Class C HoldCo Units pursuant to an exercise of the HoldCo Holder Redemption Right or a Mandatory Exchange is expected to result in adjustments to the tax basis of the tangible and intangible assets of HoldCo, and such adjustments will generally be allocated to Surviving PubCo. These adjustments would not have been available to Surviving PubCo absent its acquisition or deemed acquisition of Class C HoldCo Units and are expected to reduce the amount of cash tax that Surviving PubCo would otherwise be required to pay in the future.

Concurrently with the execution of the Merger Agreement, SPAC, AleAnna, the Sponsor and certain affiliates and representatives of Sponsor (including the officers and directors of SPAC) (together with Sponsor, collectively, the “Sponsor Related Parties”) entered into the amended and restated letter agreement (the “A&R Sponsor Letter Agreement”), pursuant to which each Sponsor Related Party has agreed to, among other things, (i) vote its SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger, (ii) take all other actions necessary to consummate the Business Combination, (iii) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (iv) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, (v) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (vi) waive any and all redemption rights in connection with the Business Combination, (vii) with respect to Sponsor, assume liability and responsibility for certain liabilities of SPAC and (viii) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and all warrants to purchase SPAC Class A Ordinary Shares issued by SPAC in a private placement to Sponsor and the Anchor Investors (as defined herein) in connection with SPAC’s initial public offering (“SPAC Private Warrants”), in each case held by such Sponsor Related Party, other than a number of SPAC Class A Ordinary Shares to be retained by such Sponsor Related Party. For further details, see “Proposal No. 1 —  The Business Combination Proposal — The Merger Agreement — Certain Agreements Related to the Business Combination.”

Additionally, concurrently with the execution of the Merger Agreement, SPAC and Sponsor entered into letter agreements with certain qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) and certain unaffiliated third-party investors (the “NRA Parties” and together with the Anchor Investors, collectively, the “Investors”) (collectively, the “Investor Letter Agreements”), pursuant to which each Investor has agreed to, among other things, (i) be bound by certain voting, lock-up and transfer restrictions set forth in the A&R Sponsor Letter Agreement, (ii) with respect to each NRA Party, other than the SPAC Ordinary Shares retained by such NRA Party pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such NRA Party pursuant to the terms set forth in the Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024, by and among SPAC, Sponsor and such NRA Party, and each of the SPAC Private Warrants held by such NRA Party, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof, and (iii) with respect to each Anchor Investor, other than the SPAC Ordinary Shares retained by such Anchor Investor pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such Anchor Investor pursuant to the terms of the Securities Subscription Agreement, dated as of December 14, 2021, by and between SPAC and such Anchor Investor, and each of the SPAC Private Warrants held by such Anchor Investor, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof.

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Pursuant to the SPAC Articles of Association, a SPAC Public Shareholder (which excludes shares held by the Sponsor) may request that SPAC redeem all or a portion of such shareholder’s SPAC Class A Ordinary Shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Class A Ordinary Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, SPAC’s transfer agent (the “Transfer Agent”), directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their SPAC Class A Ordinary Shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a SPAC Public Shareholder properly exercises its right to redeem all or a portion of the SPAC Class A Ordinary Shares that it holds and timely delivers its shares to the Transfer Agent, SPAC will redeem such SPAC Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the SPAC’s trust account established at the consummation of SPAC’s IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2024, this would have amounted to approximately $11.06 per issued and outstanding SPAC Class A Ordinary Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its SPAC Class A Ordinary Shares for cash and will no longer own SPAC Class A Ordinary Shares. The redemption takes place immediately following the Domestication. See “Special Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your SPAC Class A Ordinary Shares for cash.

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of such SPAC Public Shareholder or any other person with whom such SPAC Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming the SPAC Class A Ordinary Shares with respect to more than an aggregate of 15% of the SPAC Class A Ordinary Shares without the prior consent of SPAC and provided further that any beneficial holder of SPAC Class A Ordinary Shares on whose behalf a redemption right is being exercised must identify itself to SPAC in connection with any redemption election in order to validly redeem such SPAC Class A Ordinary Shares. Accordingly, if a SPAC Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the SPAC Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash unless otherwise consented to be the SPAC.

The Merger Agreement is subject to the satisfaction or waiver of certain closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

SPAC is providing the accompanying shareholder proxy statement/prospectus and accompanying proxy card to SPAC’s shareholders in connection with the solicitation of proxies to be voted at the Shareholders Meeting and at any adjournments of the Shareholders Meeting. Information about the Shareholders Meeting, the Business Combination and other related business to be considered by SPAC’s shareholders at the Shareholders Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to virtually attend the Shareholders Meeting, all of SPAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 70 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of SPAC has approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SPAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SPAC, you should keep in mind that SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing a majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal. The Other Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The approval of the Domestication Proposal and the Required Organizational Document Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. If any of the Required SPAC Proposals fail to receive the required approval by the shareholders of SPAC at the Shareholders Meeting, the Business Combination will not be completed.

Your vote is very important.    Whether or not you plan to virtually attend the Shareholders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meetings. The transactions contemplated by the Merger Agreement will be consummated only if the Required SPAC Proposals are approved at the Shareholders Meeting. Each of the Required SPAC Proposals is cross-conditioned on the approval of each other. None of the Other Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only or the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your shareholder proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the Shareholders Meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting. If you are a shareholder of record and you attend the Shareholders Meeting and wish to vote, you may withdraw your proxy and vote.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SPAC PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT SPAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE SPAC PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST TENDER YOUR SHARES TO SPAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF SPAC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the board of directors of SPAC, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

John Bremner, Chief Executive Officer

This proxy statement/prospectus provides shareholders of SPAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SPAC. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 70 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

SWIFTMERGE ACQUISITION CORP.

A Cayman Islands Exempted Company
4318 Forman Ave. Toluca Lake, California 91602

TO THE SHAREHOLDERS OF SWIFTMERGE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting in lieu of the annual general meeting (the “Shareholders Meeting”) of Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC” and, after the Domestication as described below, “Surviving PubCo”), which will be held at            a.m., Eastern Time, on           , 2024 at the offices of Greenberg Traurig, LLP located at One Vanderbilt Ave., New York, NY 10017 and in a virtual meeting format at https://www.cstproxy.com/swiftmergeacquisition/egm2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the Shareholders Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

You are cordially invited to attend the Shareholders Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated June 4, 2024 (as amended by the First Amendment to the Merger Agreement, dated October 8, 2024 the “Merger Agreement”), among SPAC, Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with SPAC and HoldCo, collectively, the “SPAC Parties”), and AleAnna, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, following the Domestication of SPAC to the State of Delaware as described below, SPAC will acquire all of the equity interests of AleAnna, by way of its indirect wholly-owned subsidiary, Merger Sub, merging with and into AleAnna (the “Merger”), with AleAnna surviving the Merger and becoming an indirect subsidiary of Surviving PubCo as a result thereof (the “Business Combination”).

Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, which is referred to herein as the “Domestication Proposal,” to approve by special resolution the de-registration of SPAC as an exempted company in the Cayman Islands and its registration by way of continuation as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the consummation of the Business Combination by SPAC filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, SPAC will become a Delaware corporation and will change its corporate name to “AleAnna, Inc.” and all outstanding securities of SPAC will convert to outstanding securities of Surviving PubCo, as described in more detail in the accompanying proxy statement/prospectus.

Proposal No. 3 — The Share Issuance Proposal — to consider and vote upon a proposal, which is referred to herein as the “Share Issuance Proposal,” to approve, for purposes of complying with applicable listing rules of the Nasdaq, (i) the issuance of up to 1,214,913 shares of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”) upon conversion of the Class A ordinary shares, par value $0.0001 per share of SPAC (the “SPAC Class A Ordinary Shares”) that were originally issued in SPAC’s initial public offering, (ii) the issuance of the Merger Consideration at Closing consisting of 65,098,476 shares of either or a combination of shares of Surviving PubCo Class A Common Stock and shares of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock”), as well as a corresponding number of shares of Surviving PubCo Class A Common Stock issuable upon exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units (such exchange, the “HoldCo Holder Redemption Right”) pursuant to the amended and restated limited liability company agreement of HoldCo (the “A&R HoldCo LLC Agreement”) and the certificate of incorporation of the Surviving PubCo (the “Surviving PubCo Certificate of Incorporation”), (iii) the issuance of 1,400,000 shares of Surviving PubCo Class A common stock to the Sponsor, Anchor Investors and NRA Parties (each, as defined in the accompanying proxy statement/prospectus) upon

i

conversion of SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, and (iv) the issuance of up to 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination.

Proposal No. 4 — The Other Organizational Documents Proposals — to consider and vote upon proposals, which are referred to herein as the “Other Organizational Documents Proposals,” on a non-binding advisory basis, certain governance provisions in the Surviving PubCo Certificate of Incorporation, to approve the following material differences between the existing Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles of Association”) and the Surviving PubCo Certificate of Incorporation and the proposed new bylaws (the “Surviving PubCo Bylaws” and, together with Surviving PubCo Certificate of Incorporation, the “Surviving PubCo Organizational Documents”) of the Surviving PubCo:

(A)    Other Organizational Documents Proposal No. 4A — An amendment to change the authorized share capital of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, a par value of $0.0001 per share (the “SPAC Class B Ordinary Shares” and, together with the SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”), and 1,000,000 preferred shares, par value of $0.0001 per share, to 222,500,000 shares of common stock consisting of 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of preferred stock, $0.0001 par value of Surviving PubCo (the “Surviving PubCo Preferred Stock”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4A”);

(B)    Other Organizational Documents Proposal No. 4B — To remove certain provisions in the SPAC Articles of Association relating to SPAC’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to SPAC following the Closing (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4B”);

(C)    Other Organizational Documents Proposal No. 4C — An amendment to authorize the Surviving PubCo Board to make future issuances of any or all shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Surviving PubCo Board and as may be permitted by the General Corporation Law of the State of Delaware (the “DGCL”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4C”);

(D)    Other Organizational Documents Proposal No. 4D — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4D”);

(E)    Other Organizational Documents Proposal No. 4E — An amendment to allow stockholders to call special meetings and act by written consent until such time that Surviving PubCo is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4E”);

(F)    Other Organizational Documents Proposal No. 4F — An amendment to absolve certain Surviving PubCo stockholders from certain competition and corporate opportunities obligations (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4F”);

(G)    Other Organizational Documents Proposal No. 4G — An amendment to allow officers and directors of Surviving PubCo to be exculpated from personal monetary liability pursuant to the DGCL (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4G”);

(H)    Other Organizational Documents Proposal No. 4H — An amendment to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4H”); and

(I)     Other Organizational Documents Proposal No. 4I — Certain other changes in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws to be adopted as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.,” which is expected to occur at the time of the Domestication in connection with the Business Combination, (ii) making Surviving PubCo’s corporate existence perpetual and (iii) electing to not be governed by Section 203 of the DGCL, all of which the board of directors of SPAC believes are necessary to adequately address the needs of Surviving PubCo after the Business Combination (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4I”).

Proposal No. 5 — The Required Organizational Document Proposal — a proposal, which is referred to herein as the “Required Organizational Document Proposal,” to consider and vote upon a proposal by special resolution, of the amendment and restatement of the SPAC Articles of Association by the deletion in its entirety and the substitution in its place of the Surviving PubCo Certificate of Incorporation (a corporation incorporated in the State of Delaware), assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL, including authorization of the change in authorized share capital as indicated therein and the change of name of SPAC to “AleAnna, Inc.” in connection with the Business Combination.

Proposal No. 6 — The Director Election Proposal — with respect to SPAC Class B Ordinary Shares only, to consider and vote upon a proposal, which is referred to herein as the “Director Election Proposal,” to elect two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and one director to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal, which is referred to herein as the “Adjournment Proposal,” to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

These SPAC Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of ordinary shares of SPAC at the close of business on           , 2024 (the “Record Date”) are entitled to notice of the Shareholders Meeting and to vote and have their votes counted at the Shareholders Meeting and any adjournments of the Shareholders Meeting.

After careful consideration, the board of directors of SPAC has determined that the SPAC Proposals are fair to and in the best interests of SPAC and its shareholders and unanimously recommends that the holders of SPAC Ordinary Shares entitled to vote with respect to each of the SPAC Proposals, vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Share Issuance, “FOR” the Required Organizational Document Proposal, “FOR” each of the Other Organizational Documents Proposals, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal.

Since the Sponsor Related Parties have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of SPAC Class Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with AleAnna is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in SPAC if SPAC does not complete a business combination. When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the SPAC shareholders generally. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the SPAC Articles of Association, a SPAC Public Shareholder may request that SPAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares, or (b) hold Public Shares through SPAC Units, you elect to separate your SPAC Units into the underlying Public Shares and SPAC Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“CST”), SPAC’s transfer agent, in which you (a) request that SPAC redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your share certificates (if any) and other redemption forms (as applicable) in respect of your Public Shares to CST, SPAC’s transfer agent, physically or deliver your Public Shares electronically through The Depository Trust Company (“DTC”).

SPAC Public Shareholders may seek to have their Public Shares redeemed by SPAC, regardless of whether they vote for or against the Business Combination Proposal or any other SPAC Proposals and whether they held SPAC Ordinary Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds ordinary shares of SPAC on or before           , 2024 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $13.5 million on June 30, 2024, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $11.06. A Public Shareholder who has properly tendered his, her or its Public Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be cancelled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.

SPAC shareholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on           , 2024 (two business days before the Shareholders Meeting) by (a) submitting a written request to the Transfer Agent that SPAC redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares of SPAC and (c) tendering their ordinary shares, either physically or by delivering their share certificates (if any) and other redemption forms (as applicable) or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the Shareholders Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of SPAC’ Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by SPAC.

Pursuant to the A&R Sponsor Letter Agreement, the Sponsor, officers and directors of SPAC have waived all of their Redemption Rights and will not have Redemption Rights with respect to any SPAC Shares owned by them, directly or indirectly (including any SPAC Ordinary Shares owned by them). Holders of the warrants will not have redemption rights with respect to the warrants.

Each of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal is interdependent upon the others and must be approved in order for SPAC to complete the Business Combination contemplated by the Merger Agreement.

If any of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal fails to receive the required approval by the shareholders of SPAC at the Shareholders Meeting, the Business Combination will not be completed. Each of the Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal. The Other Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Required Organizational Document Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting.

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

All shareholders of SPAC are cordially invited to virtually attend the Shareholders Meeting. To ensure your representation at the Shareholders Meeting; however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a shareholder of record of SPAC Ordinary Shares, you may also cast your vote in person at the Shareholders Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Shareholders Meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Whether or not you plan to attend the Shareholders Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Shareholders Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

John Bremner, Chief Executive Officer

          , 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SPAC PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT SPAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE SPAC PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST TENDER YOUR SHARES TO SPAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING of SPAC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

v

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Swiftmerge Acquisition Corp. (“SPAC”) (File No. 333-        ) (the “Registration Statement”), constitutes a prospectus of SPAC and AleAnna under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Surviving PubCo Class A Common Stock of Surviving PubCo and warrants to purchase Surviving PubCo Class A Common Stock that will be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of SPAC at which SPAC shareholders will be asked to consider and vote upon the proposals to adopt the Business Combination Proposal (as described below), the Domestication Proposal (as described below), the Share Issuance Proposal (as described below), the Other Organizational Documents Proposals (as described below), the Required Organizational Documents Proposal (as described below), the Director Election Proposal (as described below) and, if necessary, the Adjournment Proposal (as described below).

At the Shareholders Meeting, shareholders of SPAC will be asked to consider and vote upon the following proposals:

Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated June 4, 2024 (as amended by the First Amendment to the Merger Agreement, dated October 8, 2024 the “Merger Agreement”), among SPAC, Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with SPAC and HoldCo, collectively, the “SPAC Parties”), and AleAnna, a copy of which is attached to this accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, following the Domestication of SPAC to the State of Delaware as described below, SPAC will acquire all of the equity interests of AleAnna, by way of its indirect wholly-owned subsidiary, Merger Sub, merging with and into AleAnna (the “Merger”), with AleAnna surviving the Merger and becoming an indirect subsidiary of Surviving PubCo as a result thereof (the “Business Combination”).

Proposal No. 2 — The Domestication Proposal — a proposal, which is referred to herein as the “Domestication Proposal,” to approve by special resolution the de-registration of SPAC as an exempted company in the Cayman Islands and its registration by way of continuation as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the consummation of the Business Combination by SPAC filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, SPAC will become a Delaware corporation and will change its corporate name to “AleAnna, Inc.” and all outstanding securities of SPAC will convert to outstanding securities of Surviving PubCo, as described in more detail in this proxy statement/prospectus.

Proposal No. 3 — The Share Issuance Proposal — a proposal, which is referred to herein as the “Share Issuance Proposal,” to consider and vote to approve, for purposes of complying with applicable listing rules of the Nasdaq, (i) the issuance of up to 1,214,913 shares of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”) upon conversion of the Class A ordinary shares, par value $0.0001 per share of SPAC (the “SPAC Class A Ordinary Shares”) that were originally issued in SPAC’s initial public offering, (ii) the issuance of the Merger Consideration at Closing consisting of 65,098,476 shares of either or a combination of shares of Surviving PubCo Class A Common Stock and shares of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock”), as well as a corresponding number of shares of Surviving PubCo Class A Common Stock issuable upon exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units (such exchange, the “HoldCo Holder Redemption Right”) pursuant to the amended and restated limited liability company agreement of HoldCo (the “A&R HoldCo LLC Agreement”) and the certificate of incorporation of the Surviving PubCo (the “Surviving PubCo Certificate of Incorporation”), (iii) the issuance of 1,400,000 shares of Surviving PubCo Class A Common Stock to the Sponsor, Anchor Investors and NRA Parties (each, as defined in this proxy statement/prospectus) upon conversion of SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, and (iv) the issuance of up to 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination.

Proposal No. 4 — The Other Organizational Documents Proposals — proposals, which are referred to herein as the “Other Organizational Documents Proposals,” to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Surviving PubCo Certificate of Incorporation, to approve the following material differences between the existing Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles of Association”) and the Surviving PubCo Certificate of Incorporation and the proposed new bylaws (the “Surviving PubCo Bylaws” and, together with Surviving PubCo Certificate of Incorporation, the “Surviving PubCo Organizational Documents”) of the Surviving PubCo:

(A)    Other Organizational Documents Proposal No. 4A — An amendment to change the authorized share capital of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, a par value of $0.0001 per share (the “SPAC Class B Ordinary Shares” and, together with the SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”), and 1,000,000 preferred shares, par value of $0.0001 per share, to 222,500,000 shares of common stock consisting of 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of preferred stock, $0.0001 par value of Surviving PubCo (the “Surviving PubCo Preferred Stock”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4A”);

(B)    Other Organizational Documents Proposal No. 4B — To remove certain provisions in the SPAC Articles of Association relating to SPAC’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to SPAC following the Closing (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4B”);

(C)    Other Organizational Documents Proposal No. 4C — An amendment to authorize the Surviving PubCo Board to make future issuances of any or all shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by Surviving PubCo Board and as may be permitted by the General Corporation Law of the State of Delaware (the “DGCL”) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4C”);

(D)    Other Organizational Documents Proposal No. 4D — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4D”);

(E)    Other Organizational Documents Proposal No. 4E — An amendment to allow stockholders to call special meetings and act by written consent until such time that Surviving PubCo is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4E”);

(F)    Other Organizational Documents Proposal No. 4F — An amendment to absolve certain Surviving PubCo stockholders from certain competition and corporate opportunities obligations (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4F”);

(G)    Other Organizational Documents Proposal No. 4G — An amendment to allow officers and directors of Surviving PubCo to be exculpated from personal monetary liability pursuant to the DGCL (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4G”);

(H)    Other Organizational Documents Proposal No. 4H — An amendment to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4H”); and

(I)     Other Organizational Documents Proposal No. 4I — Certain other changes in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws to be adopted as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.,” which is expected to occur at the time of the Domestication in connection with the Business Combination,

(ii) making Surviving PubCo’s corporate existence perpetual and (iii) electing to not be governed by Section 203 of the DGCL, all of which the board of directors of SPAC believes are necessary to adequately address the needs of Surviving PubCo after the Business Combination (this proposal is referred to herein as “Other Organizational Documents Proposal No. 4I”).

Proposal No. 5 — The Required Organizational Document Proposal — a proposal, which is referred to herein as the “Required Organizational Document Proposal,” to consider and vote upon a proposal by special resolution, of the amendment and restatement of the SPAC Articles of Association by the deletion in its entirety and the substitution in its place of the Surviving PubCo Certificate of Incorporation (a corporation incorporated in the State of Delaware), assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL, including authorization of the change in authorized share capital as indicated therein and the change of name of SPAC to “AleAnna, Inc.” in connection with the Business Combination.

Proposal No. 6 — The Director Election Proposal — to consider and vote upon a proposal with respect to SPAC Class B Ordinary Shares only, which is referred to herein as the “Director Election Proposal,” to elect two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and one director to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal, which is referred to herein as the “Adjournment Proposal,” to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus incorporates important business and financial information about SPAC that is not included in or delivered with the document.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to SPAC at:

Swiftmerge Acquisition Corp.
4318 Forman Avenue
Toluca Lake, California 91602
Attention: Chief Financial Officer
(424) 431-0030

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of the Shareholders Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains estimates, projections and other information concerning AleAnna’s industry, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, AleAnna does not expressly refer to the sources from which these estimates and information are derived. While we are not aware of any misstatements regarding the market, industry or other data presented herein, such projections, assumptions and estimates of the future performance of the industry in which AleAnna operates and AleAnna’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain estimates of market opportunity, including internal estimates of the addressable market for AleAnna and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of AleAnna’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market AleAnna estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, AleAnna’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding AleAnna’s or SPAC’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, AleAnna’s or SPAC’s expectations concerning the outlook for their business, market size, exploration and development plans, regulatory matters, competition and competitive position, operational performance, developments in the capital markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of SPAC as set forth in the sections of this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — SPAC’s Board of Directors’ Reasons for the Business Combination,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AleAnna,” and “AleAnna’s Business.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between AleAnna and SPAC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        SPAC and AleAnna’s ability to consummate the Business Combination;

•        The ability of AleAnna to realize the anticipated benefits of the Business Combination;

•        AleAnna’s financial condition and results of operations;

•        the development of our estimated proved undeveloped reserves;

•        AleAnna’s reserves estimates;

•        AleAnna’s ability to identify, acquire, develop and operate renewable natural gas facilities;

•        governmental incentives for renewable energy generation;

•        political, economic and other uncertainties;

•        changes in environmental laws and regulations; and

•        the other matters described in the section titled “Risk Factors” beginning on page 70.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships for AleAnna.

Forward-looking statements set forth herein are based on information currently available as of the date a forward-looking statement is made and speak only as of the date of this proxy statement/prospectus. Neither AleAnna or SPAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that AleAnna or SPAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in SPAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Surviving PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 331.

Market and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on independent industry surveys and publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While AleAnna is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AleAnna” in this proxy statement/prospectus.

SELECTED DEFINITIONS

“A&R HoldCo LLC Agreement”	means the amended and restated limited liability company agreement of HoldCo, to be executed as of the Closing Date.
“A&R Sponsor Letter Agreement”

means that certain amended and restated letter agreement by and among SPAC, the Sponsor Related Parties and AleAnna, dated as of the Execution Date and in the form set forth on Annex F, pursuant to which, among other things, each of SPAC and the Sponsor Related Parties shall (a) vote their SPAC Ordinary Shares in favor of this Agreement, the Merger, the Transactions and the SPAC Proposals, (b) take all other actions necessary to consummate the Transactions, (c) not transfer their SPAC Ordinary Shares prior to the Closing, (d) agree to certain lock-up provisions with respect to their shares of Surviving PubCo Class A Common Stock for twelve (12) months following the Closing, (e) with respect to each Sponsor Related Party, waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (f) waive any and all Redemption Rights on shares attributable to founder shares in connection with the Transactions, (g) with respect to Sponsor, assume liability and responsibility for any SPAC Liabilities and (h) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Private Warrants and a certain number of SPAC Ordinary Shares held by the Sponsor Related Parties.

“Adjournment Proposal”

means the proposal to approve the adjournment of the Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt one or more of the SPAC Proposals.

“affiliate”

means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliate Loan”	means any loan from Sponsor or an affiliate or member thereof.
“Aggregate Company Common Unit Share Consideration”	means (a) the Merger Consideration, minus (b) the Aggregate Company Preferred Unit Share Consideration.
“Aggregate Company Preferred Unit Share Consideration”

means that number of shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) equal to (x) the Preferred Settlement Amount, divided by (y) $10.00.

“AleAnna”	means AleAnna Energy, LLC, a Delaware limited liability company.
“AleAnna Board”	means the Board of Directors of AleAnna Energy, LLC.
“AleAnna Common LLC Units”	means the common units issued by AleAnna.
“Aleanna LLC Agreement”

means that certain Amended and Restated Limited Liability Company Agreement of Aleanna, dated as of November 3, 2010, as amended by that certain First Amendment thereto, dated as of October 5, 2011, that certain Second Amendment, effective as of October 7, 2019 and that certain Third Amendment, effective as of May 7, 2024.

“AleAnna Subsidiary”	means each direct and indirect subsidiary (of any tier) of AleAnna.
“AleAnna LLC Units”	means the limited liability company interests of AleAnna, comprised of AleAnna Common LLC Units and AleAnna Preferred LLC Units.
“AleAnna Members”	means, as of a particular date, the equityholders of AleAnna as of such date.

“Anchor Investors”

means those certain qualified institutional buyers or institutional accredited investors which are not affiliated with SPAC, the Sponsor, SPAC directors or any member of SPAC management and that purchased up to an aggregate of 99% of the SPAC Units offered in the Initial Public Offering.

“Available Cash”

shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the SPAC Shareholder BCA Redemption Amount), plus any cash held by SPAC in any working capital or similar account.

“BCA Redemption Offer”

means an opportunity to the SPAC shareholders to have their SPAC Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the SPAC Articles of Association.

“Bluescape”	means Bluescape Resources Company LLC, a private capital group.
“BofA”	means BofA Securities, Inc., as representative of the underwriters, in connection with the SPAC IPO.
“Business Combination Proposal”	means the proposal to approve and adopt the Merger Agreement, the Merger and the other Transactions.
“Business Combination”	means the Merger contemplated by the Merger Agreement.
“Business Day”

means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Dallas, Texas; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.
“Class A HoldCo Units”	means the Class A common units of HoldCo, on and after the Closing (after giving effect to the A&R HoldCo LLC Agreement).
“Class C HoldCo Units”	means the Class C common units of HoldCo, on and after the Closing (after giving effect to the A&R HoldCo LLC Agreement).
“Class 1 Payout”	has the respective meaning set forth in the AleAnna LLC Agreement.
“Class 1 Preferred Units”	has the respective meaning set forth in the AleAnna LLC Agreement.
“Closing Date”	means the date on which the Closing actually occurs.
“Closing”	means the closing of the Merger.
“Closing SPAC Payments”

means the SPAC Transaction Expenses and other SPAC Liabilities payable on the Closing Date through payment by the Company on behalf of SPAC, including any amounts constituting SPAC Transaction Expenses or other SPAC Liabilities that were not included in the information delivered by SPAC to the Company pursuant to Section 6.20 and Section 4.04(d) of the Merger Agreement but should have been so.

“Common Exchange Ratio”	means (a) the Aggregate Company Common Unit Share Consideration; divided by (b) the aggregate number of Company Common Units outstanding as of immediately prior to the Effective Time.
“Continental”	means Continental Stock Transfer & Trust Company.
“Converting Non-U.S. Holder”	means a Non-U.S. Holder that elects to exercise Redemption Rights in respect of all or a portion of its SPAC Shares.

“Converting U.S. Holder”	means a U.S. Holder that elects to exercise Redemption Rights in respect of all or a portion of its SPAC Shares.
“Deferred Underwriting Fees”

means the amount of deferred underwriting fees in connection with the IPO payable to the underwriters upon consummation of a Business Combination pursuant to the Underwriting Agreement, dated as of December 14, 2021, by and among SPAC and BofA.

“DGCL”	means the Delaware General Corporation Law.
“Director Election Proposal”	means the proposal to elect the individuals identified by AleAnna to serve as members of the Surviving PubCo Board.
“DLLCA”	means Delaware Limited Liability Company Act.
“Domestication Proposal”	means the approval and adoption of the Domestication in accordance with applicable Law.
“Domestication”	means the de-registration of SPAC in the Cayman Islands and the transfer by way of continuation of SPAC as a Delaware corporation.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Execution Date”	means June 4, 2024.
“First Amendment to the Merger Agreement”	means that First Amendment to the Merger Agreement, dated October 8, 2024.
“founder shares”

means the means SPAC Class B Ordinary Shares initially purchased by the Sponsor in a private placement prior to the IPO and the SPAC Class A Ordinary Shares that are converted from the SPAC Class B Ordinary Shares at the time of the initial business combination or earlier at the option of the holders thereof.

“HoldCo Holder Redemption Right”

means, following the Closing, the right of a holder of Class C HoldCo Units (other than the SPAC) to cause HoldCo to redeem one or more of such Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the cancellation a corresponding number of Surviving PubCo Class C Common Stock, as set forth in the A&R HoldCo LLC Agreement and the Surviving PubCo Certificate of Incorporation.

“HoldCo Interests”	means 100% of the issued and outstanding limited liability company interests of HoldCo as the Execution Date (before giving effect to the A&R HoldCo LLC Agreement).
“HoldCo”	means Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC.
“Indebtedness”

means, with respect to any person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (e) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (f) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (f) all Indebtedness of another person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, by such person.

“Investment Company Act”	means the Investment Company Act of 1940, as amended.
“Investors”	means, collectively, the Anchor Investors and NRA Parties
“Investor Letter Agreements”	means certain letter agreements by and among SPAC, the Anchor Investors, the NRA Parties and AleAnna entered into concurrently with the execution and delivery of the Merger Agreement.
“IPO Prospectus”	means the final Prospectus of SPAC, filed with the SEC on December 14, 2021 (File Nos. 333-254633).
“IPO” or “Initial Public Offering”	means the initial public offering of SPAC Units pursuant to the IPO Prospectus.
“IRC”	means the Internal Revenue Code of 1986, as amended.
“IRS”	means the U.S. Internal Revenue Service.
“Italian Subsidiaries”

means (a) AleAnna Italia S.p.A., a Società per Azioni organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 10708691000 and (b) AleAnna Renewable Energy S.r.l., a società a responsabilità limitata organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 17067251003.

“IVEST”	means IVEST Consumer Partners LLC, an affiliate of the Sponsor.
“JOBS Act”	means the Jumpstart Our Business Startups Act.
“Law”

means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any of the foregoing applicable in Italy or the United States of America or any of their respective political subdivisions.

“Merger Agreement”

means that certain Agreement and plan of Merger dated as of June 4, 2024, by and among SPAC, HoldCo, Merger Sub, and AleAnna, as amended by the First Amendment to the Merger Agreement, dated October 8, 2024 the (“Merger Agreement”) and as may be further amended from time to time in accordance with its terms.

“Merger Consideration”

means 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock).

“Merger Sub Interests”	means 100% of the issued and outstanding limited liability company interests of Merger Sub as of the Execution Date.
“Merger Sub”	means Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo.
“Merger”

means the business combination transaction pursuant to which following the Domestication and immediately prior to the Closing, and the Pre-Closing Contribution, Merger Sub will merge with and into the AleAnna, with AleAnna surviving as a wholly-owned subsidiary of HoldCo.

“Nasdaq”	means the Nasdaq Capital Market.
“Nautilus”	means Nautilus Resources LLC.
“Nautilus Member”	means Nautilus Resources LLC and its affiliates under common control.

“Non-Disclosure Agreement”	means that certain Mutual Confidentiality Agreement, dated as of March 25, 2024, by and between SPAC and AleAnna.
“Non-Redemption Agreement”	means that certain Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024, by and among SPAC, Sponsor and each NRA Party.
“Non-U.S. Holder”	means a beneficial owner of SPAC Shares or Public Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.
“NRA Parties”	means the unaffiliated third-party investors that are parties to the Non-Redemption Agreement.
“Organizational Documents”

means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Other Organizational Documents Proposals”	means the proposals to approve certain non-binding proposals relating to the approval of the Surviving PubCo Certificate of Incorporation.
“Other SPAC Shareholder Approval”

means the approval of the Other Organizational Documents Proposals by ordinary resolutions, being a resolution passed by the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting, in accordance with the Organizational Documents of SPAC and applicable Law.

“PCAOB”	means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“PFIC”	means a passive foreign investment company, within the meaning of Section 1297 of the Code.
“Pre-Closing Contribution”

means the transaction whereby, on the Closing Date, following the Domestication but prior to the Merger, (a) Surviving PubCo will contribute to HoldCo (1) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (2) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units designated to be issued to the AleAnna Members and (b) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units, which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing.

“Preferred Settlement Amount”	means the aggregate Class 1 Payout owed to the holders of AleAnna Preferred LLC Units in connection with the Transactions contemplated hereunder pursuant to the AleAnna LLC Agreement.
“Proxy Statement”

means the proxy statement contained in the Registration Statement to be sent to the shareholders of SPAC relating to the Shareholders Meeting to adopt and approve the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq.

“Prior 2024 Extraordinary General Meeting”	means the extraordinary general meeting of the SPAC’s shareholders held on March 15, 2024.
“Public Shares”	means all SPAC Class A Ordinary Shares issued in the SPAC IPO.

“Record Date”	means the record date for the Shareholders Meeting.
“Redemption Rights”	means the redemption rights provided for in Article 49 of the SPAC Articles of Association.
“Registration Rights Agreement”	means the Amended and Restated Registration Rights Agreement to be entered into by and among SPAC, Sponsor and certain other parties in connection with the Closing.
“Registration Statement”

means a registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement/prospectus contained therein), in connection with the Business Combination and the Transactions and the registration under the Securities Act of the Surviving PubCo Class A Common Stock and the Surviving PubCo Warrants.

“Required Organizational Document Proposal”	means the proposal to approve the Surviving PubCo Certificate of Incorporation.
“Required SPAC Proposals”	means, collectively, the SPAC Proposals, except for the Other Organizational Documents Proposals and the Adjournment Proposal.
“Required SPAC Shareholder Approval”

means (a) the approval of the Domestication Proposal, and the Required Organizational Document Proposal by special resolutions being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting, in accordance with the Organizational Documents of SPAC and applicable Law, and (b) the approval of the Business Combination Proposal, the Share Issuance Proposal, and the Director Election Proposal by ordinary resolutions, being a resolution passed by the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting (provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal), in accordance with the Organizational Documents of SPAC and applicable Law; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal.

“SEC”	means the Securities and Exchange Commission.
“Section 409A”	means Section 409A of the Code.
“Securities Act”	means the Securities Act of 1933.
“Share Issuance Proposal”

means the proposal to approve the (i) the issuance of up to 1,214,913 shares of Surviving PubCo Class A Common Stock upon conversion of the SPAC Class A Ordinary Shares that were originally issued in SPAC’s initial public offering, (ii) the issuance of the Merger Consideration at Closing consisting of 65,098,476 shares of either or a combination of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock, as well as a corresponding number of shares of Surviving PubCo Class A Common Stock issuable upon exchange of the Surviving PubCo Class C Common Stock and Class C HoldCo Units pursuant to the A&R HoldCo LLC Agreement and the Surviving PubCo Certificate of Incorporation, (iii) the issuance of 1,400,000 shares of Surviving PubCo Class A Common Stock to the Sponsor, Anchor Investors and NRA Parties upon conversion of SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, and (iv) the issuance of up to 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination

“Shareholders Meeting”	means the extraordinary general meeting in lieu of the annual general meeting of SPAC’s shareholders (including any adjournment or postponement thereof) to be held to consider the SPAC Proposals.

“SPAC Articles of Association”

means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution on December 14, 2021, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on June 15, 2023, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution on March 15, 2024.

“SPAC Board”	means the Board of Directors of SPAC.
“SPAC Class A Ordinary Shares”	means SPAC’s Class A ordinary shares, par value $0.0001 per share.
“SPAC Class B Ordinary Shares”	means SPAC’s Class B ordinary shares, par value $0.0001 per share.
“SPAC Disclosure Schedule”	means SPAC’s disclosure schedule delivered by SPAC in connection with the Merger Agreement.
“SPAC Liabilities”

shall mean any Indebtedness or other unpaid or contingent liabilities of SPAC, including any SPAC Transaction Expenses and any loans by the Sponsor Related Parties to SPAC (including any Affiliate Loans).

“SPAC Ordinary Shares”	means, prior to the Closing, the SPAC Class A Ordinary Shares, par value $0.0001 per share and the SPAC Class B Ordinary Shares, par value $0.0001 per share.
“SPAC Party” and “SPAC Parties”	means, individually or collectively, SPAC, HoldCo and Merger Sub.
“SPAC Private Warrants”

means the warrants to purchase SPAC Class A Ordinary Shares issued by SPAC in a private placement to the Sponsor and Anchor Investors in connection with the IPO, with each whole warrant exercisable for one share of SPAC Class A Ordinary Shares at an exercise price of $11.50.

“SPAC Proposals”

means the following proposals, collectively, to be considered at the Shareholders Meeting: (i) the Business Combination Proposal, (ii) the Domestication Proposal, (iii) the Share Issuance Proposal, (iv) the Required Organizational Document Proposal, (v) the Other Organizational Documents Proposals, (vi) the Director Election Proposal, and (vii) the Adjournment Proposal, if necessary.

“SPAC Private Placement”

means the private placement of 9,350,000 (including the issuance of 750,000 SPAC Private Warrants pursuant to the exercise of the “greenshoe”) SPAC Private Warrants at a price of $1.00 per SPAC Private Warrant sold by SPAC to the Sponsor and Anchor Investors which took place simultaneously with the Closing of the Initial Public Offering.

“SPAC Public Shareholders”	means all holders of Public Shares other than the Sponsor Related Parties.
“SPAC Public Warrants”

means the redeemable whole warrants to purchase SPAC Ordinary Shares issued by SPAC and sold as part of SPAC Units in the IPO, with each whole warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50.

“SPAC Shareholder Approval”	means, collectively, the Required SPAC Shareholder Approval and the Other SPAC Shareholder Approval.
“SPAC Shareholder BCA Redemption Amount”	means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights pursuant to and in accordance with the SPAC Articles of Association.

“SPAC Transaction Expenses”

means as of the Effective Time and without duplication, all accrued and unpaid third party fees and expenses incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, unpaid balances related to ongoing SPAC operations, the negotiation and preparation of this Agreement (and all amendments hereto) and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel, Pureplay Holdings LLC and J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division, and accountants, auditors, due diligence expenses, investment banking fees, any amounts payable in connection with the Investor Letter Agreements, any premiums, commissions, Taxes or other expenses arising in connection with the BCA Redemption Offer, costs or other expenses arising in connection with an extension of the Trust Account, SPAC Tail Policy, Deferred Underwriting Fees, and advisory, consulting or similar fees and expenses as of the Closing.

“SPAC Unit”	means one SPAC Class A Ordinary Share and one-half of one SPAC Warrant.
“SPAC Warrant Agreement”	means the Warrant Agreement between Continental and SPAC, dated December 14, 2021, as it may be amended, supplemented, or modified in accordance with the Merger Agreement.
“SPAC Warrants”	means, collectively, the SPAC Private Warrants and the SPAC Public Warrants.
“SPAC”	means Swiftmerge Acquisition Corp., a Cayman Islands exempted company.
“Sponsor Advance”	means that certain $200,000 advance provided to SPAC by Sponsor on May 19, 2023, together with any advances or reimbursable expenses otherwise owed to any Sponsor Related Party.
“Sponsor Note”	means that certain unsecured Promissory Note, dated as of September 15, 2023, issued by SPAC in favor of Sponsor with an aggregate balance outstanding of $711,000 as of June 30, 2024.
“Sponsor Related Parties”	means the Sponsor, its affiliates and any Representatives of the foregoing (including the officers and directors of SPAC as of the Execution Date).
“Sponsor”

means Swiftmerge Holdings, LP, a Delaware limited partnership, whose primary business function is identifying potential acquisition targets and guiding SPAC through the process of merging with AleAnna.

“Surviving PubCo Board”	means the Board of Directors of Surviving PubCo.
“Surviving PubCo Bylaws”	means the bylaws to be adopted by SPAC concurrently with and as part of the Domestication.
“Surviving PubCo Certificate of Incorporation”	means the certificate of incorporation filed by SPAC concurrently with and as part of the Domestication.
“Surviving PubCo Class A Common Stock”	means the shares of Class A common stock of Surviving PubCo, par value of $0.0001 per share.
“Surviving PubCo Class B Common Stock”	means the shares of Class B common stock of Surviving PubCo, par value of $0.0001 per share.
“Surviving PubCo Class C Common Stock”	means the shares of Class C common stock of Surviving PubCo, par value of $0.0001 per share.
“Surviving PubCo Common Stock”	means, collectively, the Surviving PubCo Class A Common Stock, the Surviving PubCo Class B Common Stock and the Surviving PubCo Class C Common Stock.

“Surviving PubCo Organizational Documents”	means the Surviving PubCo Certificate of Incorporation and Bylaws.
“Surviving PubCo Warrants”	means the warrants to purchase Surviving PubCo Class A Common Stock.
“Surviving PubCo”	means SPAC following the Business Combination.
“Total Closing Surviving PubCo Class A Common Stock”

means the total number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (following (a) the redemption of SPAC Ordinary Shares in the BCA Redemption Offer, (b) the surrender of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares pursuant to the A&R Sponsor Letter Agreement, (c) the conversion of SPAC Class A Ordinary Shares to shares of Surviving PubCo Class A Common Stock in connection with the Domestication, (d) the conversion of Surviving PubCo Class B Common Stock to shares of Surviving PubCo Class A Common Stock upon the Closing, and (e) the issuance of Surviving PubCo Class A Common Stock as part of the Merger Consideration).

“Transfer Agent”	means Continental Stock Transfer & Trust Company, SPAC’s transfer agent.
“Transaction Documents”

means the Merger Agreement, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Surviving PubCo Bylaws, the A&R HoldCo LLC Agreement, the Surviving PubCo Certificate of Incorporation, the A&R Sponsor Letter Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, the Investor Letter Agreements, and all other agreements, certificates and instruments executed and delivered by any of the SPAC Parties or AleAnna in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions”

means the Domestication, the Pre-Closing Contribution, the Merger and the other transactions contemplated by the Merger Agreement and the Transaction Documents, including, without limitation, the issuances of shares of Surviving PubCo Class A Common Stock, shares of Surviving PubCo Class B Common Stock, shares of Surviving PubCo Class C Common Stock and Class C HoldCo Units contemplated under the Merger Agreement (including, without limitation, shares of Surviving PubCo Class A Common Stock issued in exchange for Class C HoldCo Units pursuant to the A&R HoldCo LLC Agreement).

“Treasury Regulations”	means the United States Treasury regulations issued pursuant to the Code.
“Trust Account”	means the account established by SPAC for the benefit of the SPAC Public Shareholders pursuant to the Trust Agreement.
“Trust Agreement”	means the Investment Management Trust Agreement, dated as of December 17, 2021 and amended on June 15, 2023, and further amended on March 15, 2024 between SPAC and the Trustee.
“Trustee”	means Continental.
“U.S. GAAP”	means accounting principles generally accepted in the United States of America.
“U.S. Holder”	means a beneficial owner of SPAC Shares or Public Warrants that is for U.S. federal income tax purposes.

GLOSSARY OF SELECTED INDUSTRY TERMS

“Bcf”	billion cubic feet.
“Bcfe”	billion cubic feet of natural gas equivalents, with one barrel of NGLs and oil being equivalent to 6,000 cubic feet of natural gas.
“Carbon Negative Renewable Natural Gas”

Renewable natural gas (RNG) is considered carbon negative if it captures more greenhouse gases than it emits. RNG produced from organic waste that would otherwise decay and create methane emissions are considered carbon negative as the methane emissions from the decay is captured and converted to a usable fuel source (RNG) which then displaces traditional fossil based natural gas (methane). The avoided emissions from natural decay and the substitution of fossil based natural gas results in a negative carbon life cycle score. In the U.S., the California Air Resources Board has given dairy and agricultural based carbon negative RNG projects a carbon intensity Score (gCO2e/MJ) of -250 (or lower). Such projects are similar to those pursued by AleAnna’s Renewable Natural Gas business.

“Development”	drilling and other post-exploration activities aimed at the production of oil and gas.
“Development well”	a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.
“ESG”	environmental, social and governance.
“Exploration”	oil and natural gas exploration that includes land surveys, geological and geophysical studies, seismic data gathering and analysis and well drilling.
“Exploratory well”

a well drilled to find a new field or new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well.

“Extension well”	a well drilled to extend the limits of a known reservoir.
“Gas”	all references to “gas” in this proxy statement/prospectus refer to natural gas.
“Greenhouse gases (GHG)”

gases in the atmosphere, transparent to solar radiation, that trap infrared radiation emitted by the earth’s surface. The greenhouse gases relevant within the Company’s activities are carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O). GHG emissions are commonly reported in CO2 equivalent (CO2eq) according to Global Warming Potential values in line with IPCC AR4, 4th Assessment Report.

“Gross”	“gross” natural gas and oil wells or “gross” acres equal the total number of wells or acres in which we have a working interest.
“G&A”	general and administrative.
“Hedging”	the use of derivative commodity and interest rate instruments to reduce financial exposure to commodity price and interest rate volatility.
“Hydrocarbons”

means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“LNG”

Liquefied Natural Gas obtained through the cooling of natural gas to minus 160 °C at normal pressure. The gas is liquefied to allow transportation from the place of extraction to the sites at which it is transformed back into its natural gaseous state and consumed. One tonne of LNG corresponds to 1,400 cubic meters of gas.

“Mcf”	thousand cubic feet.

“MMcf”	million cubic feet.
“Natural gas liquids (NGL)”

liquid or liquefied hydrocarbons recovered from natural gas through separation equipment or natural gas treatment plants. Propane, normal-butane and isobutane, isopentane and pentane plus, that were previously defined as natural gasoline, are natural gas liquids.

“Net”	“net” natural gas and oil wells or “net” acres equals the sum of our fractional ownership working interests we have in gross wells or acres.
“Net acres or Net wells”	the sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers and fractions of whole numbers.
“Oil and Gas Contract”

means any Hydrocarbon production sharing contract, lease or license or other similar agreement or right binding on AleAnna or any of the AleAnna Subsidiaries to explore for, develop, use, produce, sever, process and operate any Hydrocarbons, whether onshore or offshore, and associated fixtures or structures for a specified period of time, including any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material Hydrocarbons production, sales, marketing, gathering, treating, transportation, exchange and processing contract and agreement, or any other contract held for exploration or production of any Hydrocarbons, or the disposition of any Hydrocarbons produced therefrom, in each case to which AleAnna or any of the AleAnna Subsidiaries is a party.

“Possible reserves”	possible reserves are those additional reserves that are less certain to be recovered than probable reserves.
“Probable reserves”	probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.
“Productive well”	a well that is producing oil or gas or that is capable of production.
“Proved developed reserves”	proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
“Proved reserves”

proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Reserves are classified as either developed or undeveloped. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, and through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. Proved undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“Proved undeveloped reserves (PUDs)”

means proved reserves that are expected to be recovered from undrilled well locations on existing acreage or from existing wells where a relatively major expenditure is required for recompletion within the five year development window, according to the SEC or Society of Petroleum Engineers definition of PUD

“Reserves”

reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir”

a porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Service well”

well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include, among other things, gas injection, water injection and salt-water disposal.

“Undeveloped acreage”	means acreage under lease on which wells have not been drilled or completed such that there is not production of commercial quantities of hydrocarbons;
“Unproved reserves”

reserves that are based on geoscience and/or engineering data similar to that used in estimates of proved reserves, but technical or other uncertainties preclude such reserves being classified as proved reserves. Unproved reserves may be further categorized as probable reserves and possible reserves.

“Working interest”	An interest that gives the owner the right to drill, produce and conduct operating activities on a property and receive a share of any production.
“/d”	Per day.
“/y”	Per year.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING

Q.     Why am I receiving this proxy statement/prospectus?

A.     You are receiving this proxy statement/prospectus in connection with the Shareholders Meeting of SPAC’s shareholders. SPAC is holding the Shareholders Meeting to consider and vote upon the SPAC Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     What is being voted on at the Shareholders Meeting?

A.     SPAC’s shareholders are being asked to consider and vote upon the following proposals at the Shareholders Meeting.

The Business Combination Proposal — To approve and adopt the Merger Agreement, the Merger and the other Transactions contemplated thereby. The Merger Agreement provides that, among other things, following the Domestication but prior to the Merger, (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash (as defined herein), and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units designated to be issued to the AleAnna Members, and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing. Additionally, on the Closing Date, following the Pre-Closing Contribution described in the foregoing clauses (i) and (ii), Merger Sub will merge with and into AleAnna, with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and SPAC encourages its shareholders to read it in its entirety. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The Domestication Proposal — To change the corporate structure and domicile of SPAC by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act. The Domestication will be effected by SPAC filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands whereby all outstanding ordinary shares of SPAC will convert to outstanding common stock, as described in more detail in this proxy statement/prospectus. In connection and simultaneously with the Domestication, SPAC will change its corporate name to “AleAnna, Inc.” The Domestication will become effective immediately prior to the completion of the Business Combination. The form of the Surviving PubCo Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B. See the section entitled “Proposal No. 2 — The Domestication Proposal.”

The Share Issuance Proposal — Our SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for the purposes of complying with the applicable listing rules of the Nasdaq of the issuance of shares of Surviving PubCo Class A Common Stock, and shares of Surviving PubCo Class C Common Stock, as well as the issuance of the Surviving PubCo Class A Common Stock issuable upon the exchange of the Class C HoldCo Units in connection with the Business Combination. See the section entitled “Proposal No. 3 — The Share Issuance Proposal.”

The Other Organizational Documents Proposals — To approve (on a non-binding advisory basis) certain non-binding proposals relating to the approval of the Surviving PubCo Certificate of Incorporation (a corporation incorporated in the State of Delaware), assuming the Required Organizational Document Proposal is approved and adopted. See the section entitled “Proposal No. 4 — The Other Organizational Documents Proposals.”

The Required Organizational Document Proposal — To approve the Surviving PubCo Certificate of Incorporation, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL, including the authorization of the change in authorized share capital as indicated therein in connection with the Business Combination. The Surviving PubCo Certificate of Incorporation is attached hereto as Annex B and SPAC encourages its shareholders to read it in its entirety. See the section entitled “Proposal No. 5 — The Required Organizational Document Proposals.”

The Director Election Proposal — To elect (by vote of the SPAC Class B Ordinary Shares) the individuals to serve as members of the Surviving PubCo Board following the consummation of the Business Combination. The proposed Surviving PubCo Board shall consist of five directors, which shall be divided into three classes, designated Classes I, II and III (with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of one director), and all whom shall be designated by the AleAnna Members. The Surviving PubCo Board shall comply with existing requirements of the Exchange Act, the applicable exchange on which the Surviving PubCo elects to list and the Sarbanes Oxley Act of 2022. See the section entitled “Proposal No. 6 — The Director Election Proposal.”

The Adjournment Proposal — To adjourn the Shareholders Meeting to a later date or dates, if necessary, including, to permit further solicitation and vote of proxies if it is determined by SPAC that more time is necessary or appropriate to approve one or more SPAC Proposals at the Shareholders Meeting. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

The presence of holders of a majority of the SPAC Ordinary Shares, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative, will constitute a quorum for the Shareholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.     Are the SPAC Proposals conditioned on one another?

A.     Each of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal is interdependent upon the others and each must be approved in order for SPAC to complete the Business Combination contemplated by the Merger Agreement. None of the Other Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, or the Adjournment Proposal is conditioned upon the approval of any other proposal.

Q.     Why is SPAC proposing the Domestication?

A.     The SPAC Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Surviving PubCo’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures SPAC is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Surviving PubCo’s corporate legal affairs. Further, AleAnna’s current shareholders are U.S. citizens and/or U.S. entities and AleAnna is already organized as a Delaware LLC.

The Domestication will not occur unless the SPAC shareholders have approved the Domestication Proposal, the Business Combination Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal and upon the Merger Agreement being in full force and effect prior to the Domestication. The Domestication will only occur immediately prior to the completion of the Business Combination.

Q.     What is involved with the Domestication?

A.     The Domestication will require SPAC to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, SPAC will cease to be an exempted company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, SPAC will continue as a Delaware corporation and, simultaneously with the Business Combination, will change its corporate name to “AleAnna, Inc.” The SPAC Articles of Association will be replaced by the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws (the “Surviving PubCo Organizational Documents”) and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q.     When do you expect that the Domestication will be effective?

A.     The Domestication is expected to become effective immediately prior to the completion of the Business Combination.

Q.     How will the Domestication affect my securities of SPAC?

A.     Pursuant to the Domestication and the Business Combination and without further action on the part of SPAC’s shareholders, each outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share will convert to one outstanding share of the Surviving PubCo Class A Common Stock. Although it will not be necessary for you to exchange your certificates representing ordinary shares after the Domestication, the Surviving PubCo will, upon request, exchange your SPAC share certificates for the applicable number of shares of the Surviving PubCo Class A Common Stock, and all certificates for securities issued after the Domestication will be certificates representing securities of the Surviving PubCo.

Q.     What are the material U.S. federal income tax consequences of the Domestication to Holders of SPAC Ordinary Shares and SPAC Warrants?

A.     As discussed more fully under “Material U.S. Federal Income Tax Considerations,” and based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Greenberg Traurig, LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the PFIC rules discussed below and under “Material U.S. Federal Income Tax Considerations,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose SPAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares of SPAC entitled to vote and less than 10% of the total value of all classes of shares of SPAC will not recognize any gain or loss and will not be required to include any part of SPAC’s earnings in income;

•        A U.S. Holder whose SPAC Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SPAC shares entitled to vote and less than 10% of the total value of all classes of SPAC shares generally will recognize gain (but not loss) on the exchange of SPAC Class A Ordinary Shares for Surviving PubCo Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SPAC Class A Ordinary Shares, provided certain other requirements are satisfied; and

•        A U.S. Holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of SPAC shares entitled to vote or 10% or more of the total value of all classes of SPAC shares generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its SPAC Class A Ordinary Shares.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” SPAC believes that it is classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f)

of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of SPAC Class A Ordinary Shares or SPAC Public Warrants for Surviving PubCo Class A Common Stock or Surviving PubCo Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is not possible to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. However, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations” with respect to their SPAC Class A Ordinary Shares generally are not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to the SPAC Public Warrants, and the application of the PFIC rules to the SPAC Public Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Each U.S. Holder of SPAC Class A Ordinary Shares or Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SPAC Class A Ordinary Shares and SPAC Public Warrants for Surviving PubCo Class A Common Stock and Surviving PubCo Warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Surviving PubCo Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.     What are the material U.S. federal income tax consequences to Holders of SPAC Ordinary Shares that exercise their Redemption Rights?

A.     The U.S. federal income tax consequences of exercising your Redemption Rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations.” All holders of SPAC Ordinary Shares considering exercising their Redemption Rights are urged to consult their tax advisors on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state and local non-U.S. income and other tax laws.

Q.     What are the material U.S. federal income tax consequences of the Business Combination to Holders of SPAC Ordinary Shares and SPAC Warrants?

A.     As discussed more fully under “Material U.S. Federal Income Tax Considerations,” The Business Combination is not expected to have any U.S. federal income tax consequences to Holders. Following the Domestication, as a result of the Merger, Surviving PubCo will be treated as transferring property to HoldCo, a continuation of AleAnna as a partnership for U.S. federal income tax purposes, in exchange for partnership interests of HoldCo in a transaction pursuant to Code Section 721(a), i.e., a transaction in which no gain or loss is recognized by Surviving PubCo or HoldCo for U.S. federal income tax purposes. This deemed contribution will not have any U.S. federal income tax implications for the Holders.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination to Holders of SPAC Ordinary Shares and SPAC Warrants, please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.     What are the material U.S. federal income tax consequences of the Business Combination to AleAnna Members?

A.     As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the receipt by any AleAnna Member of Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger is expected to be disregarded for U.S. federal income tax purposes, with the AleAnna Member continuing to hold equity interests of the same partnership (with HoldCo being treated as a continuation of AleAnna) for U.S. federal income tax purposes and the Surviving PubCo Class C Common Stock having no value at the time of the Merger.

The receipt by any AleAnna Member of Surviving PubCo Class A Common Stock in the Merger is expected to be treated as a taxable exchange by such AleAnna Member of equity interests in the Continuing Partnership for Surviving PubCo Class A Common Stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination to AleAnna Members, please see the section titled “Material U.S. Federal Income Tax Considerations.”

Q.     Why is SPAC proposing the Business Combination?

A.     SPAC was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. Since SPAC’s incorporation, the SPAC Board has sought to identify suitable candidates in order to effect such a transaction. In its review of AleAnna, the SPAC Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the SPAC Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of SPAC shareholders. The SPAC Board believes that, based on its review and consideration, the Business Combination with AleAnna Energy presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Merger Agreement and the SPAC Articles of Association, as well as to comply with Nasdaq Listing Rule 5635(d).

Q.     What will happen in the Business Combination?

A.     The Business Combination consists of a series of transactions pursuant to which, among other things, (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash (as defined herein), and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units designated to be issued to the AleAnna Members, and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing. Each AleAnna Member will be entitled to receive its pro rata portion of 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. Additionally, on the Closing Date, following the Pre-Closing Contribution described in the foregoing clauses (i) and (ii), Merger Sub will merge with and into AleAnna, with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. In connection with the Closing, the Sponsor and the Anchor Investors and NRA Parties (each, as defined in the proxy statement/prospectus) will surrender certain SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor.

Q.     What consideration will AleAnna Members receive in connection with the Business Combination?

A.     In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate merger consideration to be issued to the AleAnna Members immediately prior to the Closing is equal to 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock), as determined by the AleAnna Board. At the effective time of the Merger, each membership unit of AleAnna shall convert into and become the right to receive a portion of the Merger Consideration based on such unit holder’s right to certain distributions upon a sale of AleAnna in accordance with the AleAnna LLC Agreement, as more particularly set forth in the Merger Agreement. It is anticipated that Nautilus, which owns approximately 97% of AleAnna, will receive 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, and that the other AleAnna Members will receive 11,069,882 shares of Surviving PubCo Class A Common Stock. We expect AleAnna Member to hold 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no redemption rights in connection with the Business Combination are exercised. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.”

Q.     What is an “Up-C” structure?

A.     Surviving PubCo’s structure following the Business Combination, as described under the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — General: Structure of the Business Combination” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as SPAC.

In connection with the Closing, SPAC will change its name to AleAnna, Inc. The combined company will be organized in an “Up-C” structure and the only direct assets of Surviving PubCo will consist of equity interests in HoldCo, whose only direct assets will consist of equity interests in AleAnna. The Up-C structure allows Nautilus, which currently owns approximately 97% of AleAnna, to retain a portion of its equity ownership in AleAnna, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of HoldCo. Nautilus is an indirect wholly-owned subsidiary of Bluescape. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units, and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna.

Each share of Surviving PubCo Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Surviving PubCo Certificate of Incorporation. We do not intend to list any shares of Surviving PubCo Class C Common Stock on any exchange.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right (the “HoldCo Holder Redemption Right”) to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (a “Mandatory Exchange”).

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Q:     What equity stake will current SPAC shareholders and the AleAnna Members hold in the Surviving PubCo immediately after the completion of the Business Combination and what are the possible sources and the extent of dilution that the SPAC Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?

A:     Immediately after the completion of the Business Combination, SPAC Public Shareholders will own a significantly smaller percentage of the Surviving PubCo than they currently own of SPAC. The following table illustrates the potential impact of redemptions on the ownership percentage of SPAC Public Shareholders in a range of redemption scenarios, with the maximum redemption scenario representing the redemption of all Public Shares and also assumes that no SPAC Public Warrants have been exercised.

	Voting Interests in AleAnna
	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(2)	75% Redemptions(2)	Maximum Redemptions(3)
SPAC Public Shareholders	1.79%	1.35%	0.91%	0.45%	0.00%
AleAnna Members and Affiliates(4)	96.14%	96.57%	97.00%	97.45%	97.89%
Sponsor, Anchor Investors and NRA Parties(5)	2.07%	2.08%	2.09%	2.10%	2.11%
SPAC Private Warrants(6)	0.00%	0.00%	0.00%	0.00%	0.00%
Total shares at Closing	100.00%	100.00%	100.00%	100.00%	100.00%

____________

(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also assumes no Public Warrants are exercised upon closing.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also assumes no Public Warrants are exercised upon closing.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also assumes no Public Warrants are exercised upon closing.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock.

(6)      Reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

Q.     Did the SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     SPAC did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination because it relied on the financial skills and background of its officers and directors. The SPAC Board believed that the officers and directors of SPAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of our IPO, an amount equal to $227.25 million ($10.10 per unit) of the net proceeds from our IPO and the private placements conducted in connection with IPO was placed in the Trust Account. As of the date hereof $             million remained and was held in the Trust Account for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). These funds will remain in the Trust Account, except for the withdrawal of interest to for up to six months (in one month increments) pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) or (2) the redemption of all of the Public Shares if we are unable to complete a business combination by June 17, 2025, subject to applicable law. In connection with the Prior 2024 Extraordinary General Meeting, the holders of an aggregate of 1,031,997 Class A Ordinary Shares exercised their right to redeem their shares for an aggregate of approximately $11.3 million in cash held in the Trust Account. Following the Prior 2024 Extraordinary General Meeting, an aggregate of 4,589,913 Class A Ordinary Shares (of which only 1,214,913 Class A Ordinary Shares are subject to redemption in connection with the Shareholders Meeting) and 2,250,000 Class B Ordinary Shares remained outstanding and approximately $13.4 million remained in the Trust Account (before the payment of any amounts on account of extension).

Q.     What happens if a substantial number of the SPAC Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.     Our SPAC Public Shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their Redemption Rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of SPAC Public Shareholders are reduced as a result of redemptions by SPAC Public Shareholders.

The Merger Agreement provides that the obligations of the parties to consummate the Business Combination are conditioned on, among other things, the requisite approval of the parties’ respective equity holders. The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

Additionally, as a result of redemptions, the trading market for the Surviving PubCo Class A Common Stock may be less liquid than the market for the Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently expected that the Business Combination will be completed in the third or fourth quarter of 2024. This timing depends, among other things, on the approval of the SPAC Proposals to be presented at the Shareholders Meeting. However, the Shareholders Meeting could be adjourned if the Adjournment Proposal is adopted at the Shareholders Meeting and SPAC elects to adjourn the Shareholders Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by SPAC.

Q.     What happens if the Business Combination is not completed?

A.     If a SPAC Public Shareholder has tendered shares to be redeemed but the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant SPAC Public Shareholders as appropriate. The current deadline set forth in the SPAC Articles of Association for SPAC to complete its initial business combination (which will be the Business Combination should it occur) is June 17, 2025 pursuant to the Prior 2024 Extraordinary General Meeting. If we fail to consummate our initial business combination by the deadline we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of such net interest released to us to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the SPAC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our SPAC Public Shareholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares are not entitled to liquidating distributions from the Trust Account with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding SPAC Warrants, which will expire worthless.

The SPAC Class A Ordinary Shares and SPAC Public Warrants are listed on Nasdaq. Nasdaq IM-5101-2 requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of SPAC, would be December 14, 2024. If SPAC is unable to complete an initial business combination by December 14, 2024 and seeks to extend beyond such 36-month period, such extension would violate Nasdaq IM-5101-2, and there is a risk that trading in SPAC’s securities may be suspended, and SPAC may be subject to delisting by Nasdaq.

Q.     When and where will the Shareholders Meeting be held?

A.     The Shareholders Meeting will be held at            a.m., Eastern Time, on            , 2024 at the offices of Greenberg Traurig, LLP located at One Vanderbilt Ave., New York, NY 10017 and in a virtual meeting format at https://www.cstproxy.com/swiftmergeacquisition/egm2024 or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the virtual meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Q.     Who is entitled to vote at the Shareholders Meeting?

A.     The SPAC Board has fixed             , 2024 as the Record Date. If you were a shareholder of SPAC at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting.

Q.     How do I vote?

A.     If you are a record owner of your shares, there are two ways to vote your SPAC Ordinary Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal, each of the Other Organizational Documents Proposals, the Director Election Proposal, and the Adjournment Proposal (if presented) at the Shareholders Meeting. Votes received after a matter has been voted upon at the Shareholders Meeting will not be counted.

You Can Virtually Attend the Shareholders Meeting and Participate Virtually.    You can participate in the virtual Meeting and vote during the Shareholders Meeting even if you have previously voted by submitting a proxy as described above.

You Can Personally Attend the Shareholders Meeting and Participate.    You can attend personally and participate in the Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting virtually and vote your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way SPAC can be sure that the broker, bank or nominee has not already voted your shares.

Q.     What if I do not vote my SPAC Ordinary Shares or if I abstain from voting?

A.     The Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal. The Other Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Required Organizational Document Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. If any of the Required SPAC Proposals fail to receive the required approval by the shareholders of SPAC at the Shareholders Meeting, the Business Combination will not be completed. Abstentions will be considered present for the purposes of establishing a quorum. Abstentions will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Q.     How does the SPAC Board recommend that I vote on the SPAC Proposals?

A.     The SPAC Board recommends that the holders of SPAC’s Ordinary Shares entitled to vote on the SPAC Proposals, vote as follows:

“FOR” approval of the Business Combination Proposal;

“FOR” approval of the Domestication Proposal;

“FOR” approval of the Share Issuance Proposal;

“FOR” approval of the Required Organizational Document Proposal;

“FOR” approval of each of the Other Organizational Documents Proposals;

“FOR” approval of the Director Election Proposal; and

“FOR” approval of the Adjournment Proposal, if presented.

Q.     How many votes do I have?

A.     SPAC shareholders have one vote per each Ordinary Share of SPAC held by them on the Record Date for each of the SPAC Proposals other than the Director Proposal to be voted upon. Holders of SPAC Class B Ordinary Shares have one vote per share held by them on the Record Date with respect to the Director Proposal.

Q.     How will the Sponsor and SPAC’s officers and directors vote in connection with the SPAC Proposals?

A.     As of the date of this proxy statement/prospectus, the Sponsor, including the SPAC’s officers and directors, beneficially own an aggregate of 3,069,604 SPAC Class A Ordinary Shares, representing approximately 44.9% of the issued and outstanding SPAC Ordinary Shares. Pursuant to the A&R Sponsor Letter Agreement, the Sponsor Related Parties have agreed to vote the SPAC Ordinary Shares owned by them in favor of the SPAC Proposals. Additionally, pursuant to the Investor Letter Agreements, the Investors have agreed to vote an aggregate of 1,470,994 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares owned by them, representing approximately 54.4% of the issued and outstanding SPAC Ordinary Shares and 100% of the issued and outstanding SPAC Class B Ordinary Shares, in favor of the SPAC Proposals. Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Q:     What interests do the current Sponsor, officers and directors of SPAC have in the Business Combination?

A:     When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and the Anchor Investors, including SPAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the SPAC shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 3,069,604 SPAC Class A Ordinary Shares as of the date hereof, representing 44.9% of the voting power of SPAC Ordinary Shares, and Sponsor is required by the A&R Sponsor Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor, which will be reduced to 763,988 founder shares held by the Sponsor pursuant to the terms of the A&R Sponsor Letter Agreement and an aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors, which will be reduced to 560,000 founder shares held by the Anchor Investors pursuant to the terms of the Investor Letter Agreements and such securities will have a significantly higher value at the time of the Business Combination even after giving effect to the surrender at Closing of a portion of such shares pursuant to the terms of the Investor Letter Agreements and the A&R Sponsor Letter Agreement (the 763,988 SPAC Class A Ordinary Shares that will not be surrendered by the Sponsor have an aggregate market value of approximately $            million, based on the closing price of the SPAC Class A Ordinary Shares of $             on the Nasdaq Stock Market LLC on             , 2024);

•        the fact that each of the directors and officers of SPAC have an economic interest in the 3,069,604 founder shares currently beneficially owned by the Sponsor and purchased by the Sponsor in connection with the IPO as a result of his or her direct or indirect membership interest in the Sponsor, but does not beneficially own any SPAC Ordinary Shares held by the Sponsor other than John “Sam” Bremner, George Jones and Aston Loch who may be deemed to beneficially own the SPAC Ordinary Shares owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner. The economic interest (or deemed economic interest) of these individuals in the 763,988 founder shares retained by the Sponsor is shown below:

Name of Person	Founder Shares
George Jones	224,109
John “Sam” Bremner	224,109
Christopher J. Munyan	24,880
Aston Loch	224,109
General (Ret.) Wesley K. Clark	10,450
Brett Conrad	24,881
Dr. Leonard Makowka	18,660
Dr. Courtney Lyder	6,220
Sarah Boatman	6,220

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it hold if SPAC fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors have agreed to vote their SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor, the Sponsor Related Parties and the Anchor Investors would lose their entire investment);

•        the fact that the SPAC officers, advisors and directors are not required to, and will not, commit their full time to SPAC’s affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of SPAC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SPAC does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that, at the option of Sponsor, the $711,000 principal balance as of June 30, 2024 under the Sponsor Note may be converted into SPAC warrants, at the price of $1.00 per SPAC warrant, in connection with the consummation of an initial business combination;

•        the fact that given the differential in the purchase price that the Sponsor and the Anchor Investors paid for the founder shares as compared to the price of the SPAC Public Units sold in the IPO, and the substantial number of SPAC Class A Ordinary Shares that the Anchor Investors will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and the Anchor Investors and their affiliates may earn a positive rate of return on their investment even if Surviving PubCo Class A Common Stock trades below the price initially paid for the SPAC Public Units in the IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and SPAC warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them;

•        the fact that the Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 17, 2025 or, if such period is extended, within such extended period;

•        the fact that Rowdeston Capital Corp., an entity owned by Thomas J. Loch, father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor, provides financial advisory services to SPAC for which SPAC has incurred fees of $145,500 as of June 30, 2024, which fees may not be paid if the Business Combination is not consummated;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•       the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by SPAC outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the SPAC’s directors and executive officers may have influenced their motivation in identifying and selecting AleAnna as a business combination target and completing an initial business combination with AleAnna. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the SPAC Public Shareholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the SPAC Board to vote for the proposals, its shareholders should consider these interests.

Q:     Do any of AleAnna’s officers or directors have a conflict of interest with unaffiliated security holders of the SPAC with respect to the Business Combination or the approval of the Required SPAC Proposals?

A;     AleAnna does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of the SPAC with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Required SPAC Proposals.

Q.     Do I have Redemption Rights with respect to my SPAC Shares?

A.     Under Section 49.2 of the SPAC Articles of Association, prior to the completion of the Business Combination, SPAC will provide all of the SPAC Public Shareholders with the opportunity to have their SPAC Class A Ordinary Shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable redemption price.

SPAC Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of SPAC Ordinary Shares as of the Record Date or acquired their shares after the Record Date. The BCA Redemption Offer will be effectuated in accordance with the SPAC Articles of Association and Cayman Islands law. Any SPAC Public Shareholder who holds SPAC Ordinary Shares on or before             , 2024 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such SPAC Public Shareholders follow the procedures provided for exercising such BCA Redemption Offer as set forth in the SPAC Articles of Association, as described below, by such date.

Pursuant to the A&R Sponsor Letter Agreement and the Investor Letter Agreements, the Sponsor Related Parties and certain Investors have agreed to waive their redemption rights with respect to all of the SPAC Ordinary Shares held by them (other than shares acquired by them in the IPO) in connection with the consummation of the Business Combination. The waiver of redemption rights by the Sponsor Related Parties and certain Investors, in each case, was a condition to the acquisition of the SPAC Ordinary Shares and no additional consideration was paid for such waiver. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price, and do not result in cash proceeds to Surviving PubCo.

Q.     May the Sponsor, SPAC’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.     The Sponsor and SPAC’s directors, officers, advisors or their affiliates may (i) purchase SPAC Ordinary Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from SPAC Public Shareholders who would have otherwise exercised their Redemption Rights, (ii) enter into transactions with investors and others to provide them with incentives to not redeem their SPAC Ordinary Shares or (iii) execute agreements to purchase such SPAC Ordinary Shares from such investors or enter into non-redemption agreements in the future. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. If SPAC engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of SPAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. A waiver by the Sponsor Related Parties of its Redemption Rights with respect to its SPAC Ordinary Shares (other than those not attributable to founder shares) will not result in cash proceeds to Surviving PubCo from the Trust Account. In the event the Sponsor or SPAC’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In the event that the Sponsor or SPAC’s directors, officers or advisors or their affiliates purchase shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the shares at a price no higher than the price offered through SPAC’s redemption process, (b) would represent in writing that such shares will not be voted in favor of approving the Required SPAC Proposals, and (c) would waive in writing any redemption rights with respect to the shares so purchased.

To the extent any such purchases by the Sponsor or SPAC’s directors, officers or advisors or their affiliates are made in situations in which the tender offer rules restrictions on purchases apply, SPAC will disclose in a Current Report on Form 8-K prior to the Shareholders Meeting the following: (i) the number of shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Required SPAC Proposals will be approved; (iv) the identities of the equityholders who sold to the Sponsor, SPAC’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equityholders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which SPAC has received redemption requests pursuant to its redemption offer.

None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, or SPAC’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares or during a restricted period under Regulation M under the Exchange Act. SPAC hereby represents that any shares purchased by the Sponsor or SPAC’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Required SPAC Proposals.

Q.     Is there a limit on the number of shares I may redeem?

A.     Each SPAC Public Shareholder, together with any affiliate or any other person with whom such SPAC Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a SPAC Public Shareholder or “group” in excess of such 15% cap will not be redeemed by SPAC. Any SPAC Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.     How do I exercise my Redemption Rights?

A.     If you are a SPAC Public Shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on             , 2024 (two business days before the Shareholders Meeting), that SPAC redeem your shares for cash, (ii) affirmatively certify in your request to the Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to SPAC’s Transfer Agent, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to the Transfer Agent physically or your shares electronically using The Depository Trust Company’s DWAC system at least two business days prior to the vote at the Shareholders Meeting.

Any request for Redemption, once made by a SPAC Public Shareholder, may not be withdrawn once submitted to the company unless the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). In addition, if you deliver your share certificates (if any) and other redemption forms for the BCA Redemption Offer to the Transfer Agent and later decide prior to the Shareholders Meeting not to elect the BCA Redemption Offer, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by SPAC’s secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for the BCA Redemption Offer will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.

SPAC Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SPAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, SPAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a SPAC Public Shareholder properly demands the BCA Redemption Offer as described above, then, if the Business Combination is completed, SPAC will redeem the shares subject to the BCA Redemption Offer for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your SPAC Ordinary Shares for cash and will no longer own these shares following the Business Combination.

If you are a SPAC Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any SPAC Public Warrants that you may hold. Your SPAC Public Warrants will continue to be outstanding following exercise of the BCA Redemption Offer of your SPAC Ordinary Shares and will become exercisable in connection with the completion of the Business Combination, subject to the applicable requirements under the terms of the Warrant Agreement, including the filing of a registration statement following the closing of the Business Combination which registers the issuance of Surviving PubCo Class A Common Stock upon exercise thereof.

If you intend to seek exercise of the BCA Redemption Offer of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the Shareholders Meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemption@continentalstock.com

Q.     If I am a holder of SPAC Units, can I exercise Redemption Rights with respect to my SPAC Units?

A.     No. Holders of issued and outstanding SPAC Units must elect to separate the SPAC Units into the underlying Public Shares and SPAC Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your SPAC Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the SPAC Units into the underlying Public Shares and SPAC Public Warrants, or if you hold SPAC Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on             , 2024 (two business days before the Shareholders Meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q.     If I am a holder of SPAC Warrants, can I exercise Redemption Rights with respect to my SPAC Warrants?

A.     No. The holders of SPAC Warrants have no redemption rights with respect to SPAC Warrants. Further, while the level of Redemptions will not directly change the value of the SPAC Warrants, as the SPAC Warrants will remain outstanding regardless of the level of redemptions, as redemptions of SPAC Ordinary Shares increase, a holder of SPAC Warrants may, if exercisable based on the terms, ultimately own a greater interest in SPAC (or, after completion of the Business Combination, the Surviving PubCo) because there would be fewer SPAC Ordinary Shares (or, after completion of the Business Combination, the Surviving PubCo Class A Common Stock) outstanding overall. For additional information see “— Ownership of Surviving PubCo After the Closing.”

Q.     What are the risks for the holders of the SPAC Public Warrants?

A.     SPAC has the ability to redeem outstanding SPAC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sale price of our Class A Ordinary Shares or Surviving PubCo Class A Common Stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. Please note that the closing price of our Class A Ordinary Shares has not exceeded $18.00 per share for any of the 30 trading days prior to the date of this Registration Statement. We will not redeem the SPAC Public Warrants unless an effective registration statement under the Securities Act covering the Surviving PubCo Class A Common Stock issuable upon exercise of the SPAC Public Warrants is effective and a current prospectus relating to those Surviving PubCo Class A Common Stock is available throughout the 30-day redemption period, except if the SPAC Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the SPAC Public Warrants become redeemable by us, we may exercise our Redemption Right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding SPAC Public Warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In the event that we elect to redeem all of the redeemable SPAC Public Warrants, we will fix a date for the redemption. Pursuant to the terms of the SPAC Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Surviving PubCo not less than 30 days prior to the redemption date to the registered holders of the redeemable SPAC Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the SPAC Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

PROXY STATEMENT/PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Business Combination and the other matters being considered at the Shareholders Meeting. For additional information, see “Where You Can Find More Information” on page 331. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Swiftmerge Acquisition Corp. (“SPAC”)

SPAC is a blank check company incorporated on February 3, 2021 as a Cayman Islands exempted company and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SPAC has generated no revenues to date, and SPAC does not expect to generate operating revenues at the earliest until it consummates the initial business combination. While SPAC may pursue an acquisition opportunity in any industry or geographic region, it currently intends to focus on identifying businesses that can benefit from its management team’s world-class operating experience in the consumer industry and over 30 years of combined experience in private equity investing.

The SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are currently listed on Nasdaq under the symbols “IVCPU,” “IVCP” and “IVCPW,” respectively. The mailing address of SPAC’s principal executive offices are 4318 Forman Ave, Toluca Lake, CA 91602, and its telephone number is (424) 431-0030.

Swiftmerge HoldCo LLC (“HoldCo”)

HoldCo is a Delaware limited liability company and wholly-owned subsidiary of SPAC. HoldCo has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and the Business Combination. Following the Business Combination, HoldCo will own all of the equity interests of AleAnna.

Swiftmerge Merger Sub LLC (“Merger Sub”)

Merger Sub is a Delaware limited liability company and wholly-owned subsidiary of HoldCo formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

AleAnna Energy, LLC (“AleAnna”)

AleAnna is a development-stage company focusing on the development and production of natural gas in Italy, focused on naturally occurring biogenic methane from conventional geological formations as well as carbon-negative renewable biomethane generated from farm wastes, particularly in the Po Valley of Northern Italy. As a development-stage company, AleAnna has not generated any revenue from its operations to date. AleAnna is headquartered in Dallas, Texas, and has offices in Rome, Italy. Bluescape is the majority investor in AleAnna through a series of wholly-owned entities including Nautilus, the direct parent of AleAnna. The mailing address of AleAnna’s principal executive office is 300 Crescent Court, Suite 1860, Dallas, TX 75201, and its telephone number is (469) 398-2200.

The Business Combination

The Merger Agreement

On June 4, 2024, SPAC entered into an Agreement and Plan of Merger, dated June 4, 2024 (as amended by the First Amendment to the Merger Agreement, dated October 8, 2024 the “Merger Agreement”), with HoldCo, Merger Sub and AleAnna. Pursuant to the Merger Agreement, (i) SPAC will de-register as an exempted company in the Cayman Islands and transfer by way of continuation as a Delaware corporation (the “Domestication”) and (ii) on the Closing Date, following the Domestication, Merger Sub will merge with and into AleAnna (the “Merger” and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”) with AleAnna continuing as the surviving entity of the Merger and a subsidiary of SPAC. We also refer to SPAC following the Business Combination as “Surviving PubCo.”

Post-Business Combination Structure

Surviving PubCo’s structure following the Business Combination, as described under the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — General: Structure of the Business Combination” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as SPAC.

In connection with the Closing, SPAC will change its name to AleAnna, Inc. The combined company will be organized in an “Up-C” structure and the only direct assets of Surviving PubCo will consist of equity interests in HoldCo, whose only direct assets will consist of equity interests in AleAnna. The Up-C structure allows Nautilus, which currently owns approximately 97% of AleAnna, to retain a portion of its equity ownership in AleAnna, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of HoldCo. Nautilus is an indirect wholly-owned subsidiary of Bluescape Resources Company, LLC, a private capital group. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units, and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna. In addition, Nautilus will hold 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no redemption rights in connection with the Business Combination are exercised.

Each share of Surviving PubCo Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Surviving PubCo Certificate of Incorporation. We do not intend to list any shares of Surviving PubCo Class C Common Stock on any exchange.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Equity Ownership following the Business Combination

The following tables illustrate estimated ownership levels in Surviving PubCo, immediately following the consummation of the Business Combination, based on the varying levels of redemptions by SPAC Public Shareholders and assumes that no SPAC Public Warrants have been exercised and the following additional assumptions:

	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(2)		75% Redemptions(2)		Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SPAC Public Shareholders	1,214,913	1.79%	911,185	1.35%	607,457	0.91%	303,729	0.45%	—	0.00%
AleAnna Members and Affiliates(4)	65,098,476	96.14%	65,098,476	96.57%	65,098,476	97.00%	65,098,476	97.45%	65,098,476	97.89%
Sponsor, Anchor Investors and NRA Parties(5)	1,400,000	2.07%	1,400,000	2.08%	1,400,000	2.09%	1,400,000	2.10%	1,400,000	2.11%
Total Shares at Closing (excluding shares below)	67,713,389	100.00%	67,409,661	100.00%	67,105,933	100.00%	66,802,205	100.00%	66,498,476	100.00%
SPAC Public Warrants(6)	11,250,000		11,250,000		11,250,000		11,250,000		11,250,000
Total Diluted Shares at Closing (including shares above)	78,963,389		78,659,661		78,355,933		78,052,205		77,748,476

____________

(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. Also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(6)      Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
Initial offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net Tangible Book Value at June 30, 2024(6)	$9,581,852	$6,223,297	$2,864,743	$(493,812)	$(3,852,367)
Total number of basis shares	2,614,913	2,311,185	2,007,457	1,703,729	1,400,000
Net tangible book value per share	$3.66	$2.69	$1.43	$(0.29)	$(2.75)
Dilution to SPAC Public Shareholders	$6.34	$7.31	$8.57	$10.29	$12.75

Net Tangible Book Value at June 30, 2024, including exercise of SPAC Public Warrants(7)	$138,956,852	$135,598,297	$132,239,743	$128,881,188	$125,522,633
Total number of basis shares, including exercise of SPAC Public Warrants(7)	13,864,913	13,561,185	13,257,457	12,953,729	12,650,000
Net Tangible Book Value per share, including exercise of SPAC Public Warrants	$10.02	$10.00	$9.97	$9.95	$9.92
Dilution (Accretion) to SPAC Public Shareholders, including future sources of dilution	$(0.02)	$0.00	$0.03	$0.05	$0.08

____________

(1)      Includes 1,214,913 SPAC Class A Ordinary Shares. Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(2)      Includes 911,185 SPAC Class A Ordinary Shares. Assumes that 25% of SPAC Public Shareholders, holding 303,729 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $3.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(3)      Includes 607,457 SPAC Class A Ordinary Shares. Assumes that 50% of SPAC Public Shareholders, holding 607,457 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $6.7 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(4)      Includes 303,729 SPAC Class A Ordinary Shares. Assumes that 75% of SPAC Public Shareholders, holding 911,185 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $10.1 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(5)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(6)      The net tangible book value at June 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of the SPAC, adjusted for reductions in the Trust Account reflecting the various redemption scenarios.

(7)      Includes 11,250,000 shares underlying the SPAC Public Warrants and cash to Surviving PubCo of $129,375,000 assuming all SPAC Public Warrants are exercised. Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination. This assumes a registration statement covering the shares of SPAC Class A Ordinary Shares issuable upon exercise of the warrants is effective by the 60th business day after the closing of the Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of SPAC included elsewhere in this form S-4 for more information regarding the registration requirements with regard to the SPAC Public Warrants.

Structure of Surviving PubCo Immediately After the Closing

The following diagram illustrates a simplified version of the structure of Surviving PubCo immediately following the consummation of the Business Combination. The interests set forth below (a) assume (i) that no SPAC Public Shareholders elect to have their Public Shares redeemed and (ii) that there are no other issuances of equity interests of SPAC or HoldCo and (b) do not take into account the exercise of any SPAC

Public Warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If these assumptions are not correct, then the percentage of ownership set forth in the diagram below would change.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses of cash in connection with the Business Combination, assuming (i) none of SPAC’s Public Shares are redeemed in connection with the Business Combination (ii) 25% of SPAC’s Public Shares are redeemed in connection with the Business Combination (iii) 50% of SPAC’s Public Shares are redeemed in connection with the Business Combination (iv) 75% of SPAC’s Public Shares are redeemed in connection with the Business Combination and (v) all of SPAC’s Public Shares are redeemed in connection with the Business Combination. Each of the No Additional Redemptions, 25% Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios assume that the per-share redemption price is $11.06; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses of Cash (No Additional Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Transaction fees and expenses(3)	$10,675,000
Cash balance of SPAC prior to Business Combination(2)	2,633	Payment of Sponsor Note and other related party payables(4)	974,800
Existing Cash held in Trust Account(2)	13,534,219	RNG Project Acquisitions(5)	7,536,379
		Remaining Cash on Balance Sheet	48,693,897
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(4)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(5)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (25% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$3,359,232
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	45,334,665
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 25% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 303,729 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $3.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (50% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$6,767,110
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	41,926,788
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 50% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 607,457 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $6.7 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (75% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$10,077,695
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	38,616,202
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 75% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 911,185 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $10.1 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (Maximum Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$13,534,219
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	35,159,678
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that all SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 1,214,913 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Agreements Entered into in Connection with the Business Combination (page 158)

A&R Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, SPAC, AleAnna and the Sponsor Related Parties entered into the A&R Sponsor Letter Agreement pursuant to which each Sponsor Related Party has agreed to, among other things, (i) vote its SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger, (ii) take all other actions necessary to consummate the Business Combination, (iii) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (iv) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing (subject to certain exceptions as described below), (v) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (vi) waive any and all redemption rights in connection with the Business Combination, (vii) with respect to Sponsor, assume liability and responsibility for certain liabilities of SPAC and (viii) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and all SPAC Private Warrants, in each case held by such Sponsor Related Party, other than a number of SPAC Class A Ordinary Shares to be retained by such Sponsor Related Party. Notwithstanding the lock-up provisions of the A&R Sponsor Letter Agreement, the Sponsor Related Parties may transfer shares of Surviving PubCo Class A Common Stock to (i) and of the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (vi) in the event of the SPAC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their shares of SPAC Ordinary Shares or Closing Shares (as defined therein) for cash, securities or other property subsequent to the SPAC’s completion of the Transactions. Additionally, the lock-up provisions of the A&R Sponsor Letter Agreement may be waived with the consent of the SPAC and AleAnna.

For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R Sponsor Letter Agreement.”

Investor Letter Agreements

Additionally, concurrently with the execution of the Merger Agreement, SPAC and Sponsor entered into the Investor Letter Agreements, pursuant to which each Investor has agreed to, among other things, (i) be bound by certain voting, lock-up and transfer restrictions set forth in the A&R Sponsor Letter Agreement, (ii) with respect to each NRA Party, other than the SPAC Ordinary Shares retained by such NRA Party pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such NRA Party pursuant to the terms set forth in the Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024, by and among SPAC, Sponsor and such NRA Party, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof, and (iii) with respect to each Anchor Investor, other than the SPAC Ordinary Shares retained by such Anchor Investor pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such Anchor Investor pursuant to the terms of the Securities Subscription Agreement, dated as of December 14, 2021, by and between SPAC and such Anchor Investor, and each of each of the SPAC Private Warrants held by such Anchor Investor, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof. For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Investor Letter Agreement.”

A&R HoldCo LLC Agreement

Following the Closing, the combined company will be organized in an “Up-C” structure, such that Surviving PubCo will be a publicly listed company that will hold a portion of the equity interests in AleAnna through HoldCo. On the Closing Date, HoldCo will amend and restate its limited liability company agreement in its entirety to provide, among other things, that each HoldCo Unit will be exchangeable, subject to certain conditions, for one share of Surviving PubCo Class A Common Stock, and a corresponding share of Surviving PubCo Class C Common Stock will be cancelled in connection with such exchange, pursuant to and in accordance with the terms of the A&R HoldCo LLC Agreement. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna. For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Deferred Fee Forfeiture

On November 7, 2022, BofA entered into a letter agreement pursuant to which BofA agreed to irrevocably waive its entitlement to its remaining deferred discount to be paid pursuant to that certain Underwriting Agreement, dated December 14, 2021, by and between SPAC and BofA entered into in connection with SPAC’s IPO. BofA did not communicate the reason for providing a waiver of its deferred fees. Such waiver was provided without any consideration from SPAC and without any conditions. BofA did not communicate to SPAC, nor is SPAC aware, that BofA’s waiver was the result of any dispute or disagreement with SPAC, including any disagreement relating to the disclosure in the proxy statement/prospectus.

BofA has not communicated to SPAC, and SPAC is not aware of, any disagreement or objections relating to the disclosure in this proxy statement/prospectus. Certain provisions of the underwriting agreement that SPAC entered into with BofA in connection with the SPAC’s IPO survive the waiver of BofA’s entitlement to the remaining deferred fees. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the underwriting agreement; however, we do not expect any of the obligations to give rise to any material obligations for SPAC.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Surviving PubCo, the Sponsor and certain stockholders of SPAC and certain of their respective affiliates will enter into the Registration Rights Agreement, pursuant to which the Surviving PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of the Surviving PubCo SPAC Class A Ordinary Shares and other equity securities of the Surviving PubCo that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. Approximately 66,498,476 shares of Surviving PubCo Class A Common Stock will be subject to registration rights in the Registration Rights Agreement.

The Registration Rights Agreement will amend and restate the registration rights agreement by and among SPAC, the Sponsor and the other parties thereto, dated January 28, 2021 and entered into in connection with SPAC’s initial public offering. For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Appraisal Rights under the Cayman Companies Act

SPAC’s shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Proposals. For further details, see “Special Meeting of SPAC Shareholders — Appraisal Rights.”

SPAC’s Board of Directors’ Reasons for the Business Combination

The SPAC Board, in evaluating the transaction with AleAnna with respect to its energy business, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the Domestication, are advisable, fair to and in the best interests of SPAC and its shareholders and (ii) to recommend that the shareholders approve the Merger Agreement and approve the Business Combination and the Domestication, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SPAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under

A majority of SPAC’s non-employee directors approved the Business Combination. No member of SPAC’s Board voted against, or abstained from voting on, the Business Combination.

In approving the Business Combination, the SPAC Board decided not to obtain a fairness opinion. The officers and directors of SPAC have extensive transactional experience, particularly in the energy industry. They furthermore have substantial experience in evaluating the operations and financial merits of companies in the energy industry and are well qualified to perform such evaluations. Consequently, they concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its fairness to SPAC’s shareholders.

The SPAC Board conducted an in-depth review of AleAnna’s gas assets, future drilling plans and RNG business strategy and strategic relationships. Over the course of this review and the SPAC Board’s discussion of the diligence process more generally, the SPAC Board, Executive Committee and management team alike were impressed with AleAnna’s management team, which, among other things, included direct calls among the SPAC Executive Committee and Board members, on the one hand, and AleAnna management, on the other. The SPAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to the factors described in “Proposal No. 1: — The Business Combination Proposal — SPAC’s Board of Directors’ Reasons for the Business Combination.”:

The SPAC Board also considered that certain of the officers and directors of SPAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SPAC’s shareholders. Specifically, the SPAC Board concluded that these interests were mitigated by the fact that (i) many of these interests were disclosed in the prospectus for SPAC’s IPO and would be (and are) included in this proxy statement/prospectus for SPAC’s shareholders to review and consider, (ii) most of these interests would exist with respect to a business combination between SPAC and any other target business and (iii) the Sponsor holds equity interests in SPAC with a value that will be based on the future performance of New AleAnna Class A Common Stock after the Closing. In addition, SPAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the SPAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “Business Combination Proposal — Interests of SPAC’s Directors and Executive Officers in the Business Combination” for detailed discussions of these interests.

The Business Combination is not structured so that approval of at least a majority of unaffiliated SPAC shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the SPAC shareholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the SPAC Board.

The SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Merger Agreement, the Business Combination and the Domestication were advisable, fair to, and in the best interests of, SPAC and its shareholders.

AleAnna Board of Director’s Reasons for the Business Combination

AleAnna considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        access to additional growth capital, particularly to support AleAnna’s RNG business,

•        the potential ability to use AleAnna’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions which might expand AleAnna’s asset portfolio and create scale;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures; and

•        an expectation that the potential post transaction AleAnna public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan.

Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination

When considering the recommendation of the SPAC Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, SPAC’s directors and executive officers and the Anchor Investors, have interests in such proposal that are different from, or in addition to, those of SPAC shareholders generally. These interests include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 3,069,604 SPAC Class A Ordinary Shares as of the date hereof, representing 44.9% of the voting power of SPAC Ordinary Shares, and Sponsor is required by the A&R Sponsor Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor, of which 3,069,604 founder shares are currently owned by the Sponsor which will be reduced to 763,988 founder shares held by the Sponsor pursuant to the terms of the A&R Sponsor Letter Agreement and an aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors which will be reduced to 560,000 founder shares held by the Anchor Investors pursuant to the terms of the Investor Letter Agreements and such securities will have a significantly higher value at the time of the Business Combination even after giving effect to the surrender at Closing of a portion of such shares pursuant to the terms of the Investor Letter Agreements and the A&R Sponsor Letter Agreement (the 763,988 SPAC Class A Ordinary Shares that will not be surrendered by the Sponsor have an aggregate market value of approximately $              million, based on the closing price of the SPAC Class A Ordinary Shares of $             on Nasdaq on             , 2024);

•        the fact that each of the directors and officers of SPAC have an economic interest in the 3,069,604 founder shares currently beneficially owned by the Sponsor and purchased by the Sponsor in connection with the IPO as a result of his or her direct or indirect membership interest in the Sponsor, but does not beneficially own any SPAC Ordinary Shares held by the Sponsor other than John “Sam” Bremner, George Jones and Aston Loch who may be deemed to beneficially own the SPAC Ordinary Shares owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner. The economic interest (or deemed economic interest) of these individuals in the 763,988 founder shares retained by the Sponsor is shown below:

Name of Person	Founder Shares
George Jones	224,109
John “Sam” Bremner	224,109
Christopher J. Munyan	24,880
Aston Loch	224,109
General (Ret.) Wesley K. Clark	10,450
Brett Conrad	24,881
Dr. Leonard Makowka	18,660
Dr. Courtney Lyder	6,220
Sarah Boatman	6,220

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it hold if SPAC fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors have agreed to vote their SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor, the Sponsor Related Parties and the Anchor Investors would lose their entire investment);

•        the fact that the SPAC officers, advisors and directors are not required to, and will not, commit their full time to SPAC’s affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of SPAC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SPAC does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that, at the option of Sponsor, the $711,000 principal balance as of June 30, 2024 under the Sponsor Note may be converted into SPAC warrants, at the price of $1.00 per SPAC warrant, in connection with the consummation of an initial business combination;

•        the fact that given the differential in the purchase price that the Sponsor and the Anchor Investors paid for the founder shares as compared to the price of the SPAC Public Units sold in the IPO, and the substantial number of SPAC Class A Ordinary Shares that the Anchor Investors will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and the Anchor Investors and their affiliates may earn a positive rate of return on their investment even if Surviving PubCo Class A Common Stock trades below the price initially paid for the SPAC Public Units in the IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and SPAC warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them;

•        the fact that the Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 17, 2025 or, if such period is extended, within such extended period;

•        the fact that Rowdeston Capital Corp., an entity owned by Thomas J. Loch, father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor, provides financial advisory services to SPAC for which SPAC has incurred fees of $145,500 as of June 30, 2024, which fees may not be paid if the Business Combination is not consummated;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by SPAC outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the SPAC’s directors and executive officers may have influenced their motivation in identifying and selecting AleAnna as a business combination target and completing an initial business combination with AleAnna. In considering the recommendations of the SPAC Board to vote for the proposals, its shareholders should consider these interests.

Interests of AleAnna’s Officers and Directors in the Business Combination

AleAnna does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of the SPAC with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Required SPAC Proposals.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Sponsor paid $25,000, or approximately $0.003 per share for its SPAC Class B Ordinary Shares purchased in connection with the SPAC’s formation. At Closing, pursuant to the A&R Sponsor Agreement, Sponsor shall surrender 2,305,616 SPAC Class A Ordinary Shares and 6,350,000 SPAC Private Warrants and upon the completion of the Business Combination, Sponsor shall hold a total of 763,988 shares of Surviving PubCo Class A Common Stock.

At Closing, pursuant to the Merger Agreement, Surviving PubCo will use cash from AleAnna in an aggregate amount up to $5.75 million to pay SPAC transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of SPAC or Surviving PubCo to Sponsor. The remainder of such $5.75 million will be paid to Sponsor. SPAC currently estimates that the total amount payable for SPAC transaction expenses and any outstanding loans or other obligations of SPAC to Sponsor is approximately $5.75 million, inclusive of the $711,000 principal balance under the Sponsor Note, as of June 30, 2024. To the extent that such amounts exceed $5.75 million, Sponsor shall be responsible for such payment.

SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses.

Investors

At Closing, pursuant to the Investor Letter, the Investors shall surrender an aggregate of 1,919,384 SPAC Ordinary Shares and 3,000,000 SPAC Private Warrants, and upon the completion of the Business Combination, the Investors shall hold a total of 636,012 shares of Surviving PubCo Class A Common Stock.

None

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership of Surviving PubCo Following the Business Combination.”.

Material U.S. Federal Income Tax Consequences of the Domestication, the Business Combination and the Exercise of Redemption Rights

For a description of the material U.S. federal income tax consequences of the Domestication, the Business Combination, and the exercise of redemption rights in respect of SPAC Ordinary Shares, please see “Material U.S. Federal Income Tax Consequences” beginning on page 212.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus to nominate the full board of directors and management of Surviving PubCo.

Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and (ii) filings required with the SEC pursuant to the reporting requirements applicable to SPAC, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to SPAC’s shareholders. SPAC must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Regulatory Matters.”

Shareholders Meeting

Date, Time and Place of Shareholders Meeting of SPAC’s Shareholders

The Shareholders Meeting will be held at            a.m., Eastern Time, on            , 2024 at the offices of Greenberg Traurig, LLP located at One Vanderbilt Ave., New York, NY 10017 and in a virtual meeting format at https://www.cstproxy.com/swiftmergeacquisition/egm2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the Shareholders Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity. At the Shareholders Meeting, shareholders of SPAC will be asked to consider and vote upon the SPAC Proposals, including, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholders Meeting, each of the Required SPAC Proposals have not been approved.

Voting Power; Record Date

SPAC has fixed the close of business on            , 2024, as the Record Date for determining the SPAC shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were            SPAC Class A Ordinary Shares and            SPAC Class B Ordinary Shares outstanding and entitled to vote. The SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares vote together as a single class, except in the election of directors, as to which only the SPAC Class B Ordinary Shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.

Pursuant to the A&R Sponsor Letter Agreement, the Sponsor Related Parties have agreed to vote an aggregate of 3,069,604 SPAC Class A Ordinary Shares beneficially owned by them in favor of the Business Combination and the SPAC Proposals. Pursuant to the Investor Letter Agreements, the Investors have agreed to vote an aggregate of 1,470,994 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares owned by them in favor of the Business Combination and the SPAC Proposals. Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Redemption Rights

Pursuant to the SPAC Articles of Association, a SPAC Public Shareholder may request that the SPAC redeem all or a portion of its SPAC Class A Ordinary Shares for cash if the Business Combination is consummated. As a holder of SPAC Class A Ordinary Shares, you will be entitled to receive cash for any SPAC Class A Ordinary Shares to be redeemed only if you:

(i)     (a) hold SPAC Public Shares, or (b) if you hold SPAC Class A Ordinary Shares through SPAC Units, you elect to separate your Units into the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants prior to exercising your Redemption Rights with respect to the SPAC Class A Ordinary Shares;

(ii)    submit a written request to the Transfer Agent, in which you (a) request that SPAC redeem all or a portion of your SPAC Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the SPAC Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)   tender your SPAC Public Shares to the Transfer Agent, physically or by delivering electronically through DTC.

SPAC Public Shareholders may seek to have their SPAC Class A Ordinary Shares redeemed by SPAC, regardless of whether they vote for or against the Business Combination or any other SPAC Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Public Shares of SPAC on or before            , 2024 (two business days before the Shareholders Meeting) will have the right to demand that his or her SPAC Class A Ordinary Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $13.5 million on June 30, 2024, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $11.06. A SPAC Public Shareholder that has properly tendered his, her or its SPAC Class A Ordinary Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such SPAC Class A Ordinary Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be cancelled and the tendered SPAC Class A Ordinary Shares will be returned to the relevant SPAC Public Shareholders as appropriate.

SPAC Public Shareholders who seek to redeem their SPAC Class A Ordinary Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on            , 2024 (two business days before the Shareholders Meeting) by (i) submitting a written request to the Transfer Agent that SPAC redeem such SPAC Public Shareholder’s SPAC Class A Ordinary Shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such SPAC Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to ordinary shares of SPAC and (iii) tendering their SPAC Class A Ordinary Shares, either physically or by delivering them electronically using DTC’s DWAC System, at the Public Shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a Public Shareholder holds the SPAC Class A Ordinary Shares in street name, such SPAC Public Shareholder will have to coordinate with his, her or its broker to have such Class A Ordinary Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Shareholders for the return of their shares.

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of SPAC’s Class A Ordinary Shares. Accordingly, any shares held by a SPAC Public Shareholder or “group” in excess of such 15% cap will not be redeemed by SPAC.

Pursuant to the A&R Sponsor Letter Agreement and the Investor Letter Agreements, the Sponsor Related Parties and certain Investors, respectively, have waived all of their Redemption Rights and will not have Redemption Rights with respect to any SPAC Class A Ordinary Shares owned by them, directly or indirectly, other than shares acquired in the IPO. The waiver of redemption rights by the Sponsor Related Parties and certain Investors, in each case, was a condition to the acquisition of the SPAC Ordinary Shares and no additional consideration was paid for such waiver.

For more information, see “Special Meeting of SPAC Shareholders — Redemption Rights.”

Proposals to be Put to the Shareholders of Shareholders Meeting

1.      Proposal No. 1 — The Business Combination Proposal — a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Merger Agreement among SPAC, Swiftmerge HoldCo, Merger Sub and AleAnna, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, following the Domestication of SPAC to the State of Delaware as described below, SPAC will acquire all of the equity interests of AleAnna, by way of its indirect wholly-owned subsidiary, Merger Sub, merging with and into AleAnna, with AleAnna surviving the Merger and becoming an indirect subsidiary of Surviving PubCo as a result thereof.

2.       Proposal No. 2 — The Domestication Proposal — a proposal, which is referred to herein as the “Domestication Proposal,” to consider and vote to approve a proposal by special resolution the de-registration of SPAC as an exempted company in the Cayman Islands and its registration by way of continuation as a corporation incorporated under the laws of the State of Delaware. The Domestication will be effected immediately prior to the consummation of the Business Combination by SPAC filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, SPAC will become a Delaware corporation and will change its corporate name to “AleAnna, Inc.” and all outstanding securities of SPAC will convert to outstanding securities of Surviving PubCo.

3.      Proposal No. 3 — The Share Issuance Proposal — a proposal, which is referred to herein as the “Share Issuance Proposal,” to consider and vote to approve, for purposes of complying with applicable listing rules of the Nasdaq, (i) the issuance of up to 1,214,913 shares of Surviving PubCo Class A Common Stock upon conversion of the SPAC Class A Ordinary Shares that were originally issued in SPAC’s initial public offering, (ii) the issuance of the Merger Consideration at Closing consisting of 65,098,476 shares of either or a combination of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock, as well as a corresponding number of shares of Surviving PubCo Class A Common Stock issuable upon the HoldCo Holder Redemption Right pursuant to the A&R HoldCo LLC Agreement and the Surviving PubCo Certificate of Incorporation, (iii) the issuance of 1,400,000 shares of Surviving PubCo Class A common stock to the Sponsor, Anchor Investors and NRA Parties (each, as defined in this proxy statement/prospectus) upon conversion of SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor, and (iv) the issuance of up to 11,250,000 shares of Surviving PubCo Class A Common Stock underlying Surviving PubCo Warrants that will be issued and outstanding as a result of the Business Combination.

4.      Proposal No. 4 — The Other Organizational Documents Proposals — proposals, which are referred to herein as the “Other Organizational Documents Proposals,” to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Surviving PubCo Certificate of Incorporation, to approve the following material differences between the SPAC Articles of Association and the Surviving PubCo Organizational Documents:

(A)    Other Organizational Documents Proposal No. 4A — An amendment to change the authorized share capital of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, and 1,000,000 preferred shares, par value of $0.0001 per share, to 222,500,000 shares of common stock consisting of 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of Surviving PubCo Preferred Stock;

(B)    Other Organizational Documents Proposal No. 4B — To remove certain provisions in the SPAC Articles of Association relating to SPAC’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to SPAC following the Closing;

(C)    Other Organizational Documents Proposal No. 4C — An amendment to authorize the Surviving PubCo Board to make future issuances of any or all shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Surviving PubCo Board and as may be permitted by the DGCL;

(D)    Other Organizational Documents Proposal No. 4D — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation;

(E)    Other Organizational Documents Proposal No. 4E — An amendment to allow stockholders to call special meetings and act by written consent until such time that Surviving PubCo is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1);

(F)    Other Organizational Documents Proposal No. 4F — An amendment to absolve certain Surviving PubCo stockholders from certain competition and corporate opportunities obligations;

(G)    Other Organizational Documents Proposal No. 4G — An amendment to allow officers and directors of Surviving PubCo to be exculpated from personal monetary liability pursuant to the DGCL;

(H)    Other Organizational Documents Proposal No. 4H — An amendment to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation; and

(I)     Other Organizational Documents Proposal No. 4I — Certain other changes in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws to be adopted as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.,” which is expected to occur at the time of the Domestication in connection with the Business Combination, (ii) making Surviving PubCo’s corporate existence perpetual and (iii) electing to not be governed by Section 203 of the DGCL, all of which the board of directors of SPAC believes are necessary to adequately address the needs of Surviving PubCo after the Business Combination.

5.      Proposal No. 5 — The Required Organizational Document Proposals — a proposal, which is referred to herein as the “Required Organizational Document Proposal,” to consider and vote to approve a proposal by special resolution, of the amendment and restatement of the SPAC Articles of Association by the deletion in its entirety and the substitution in its place of the Surviving PubCo Certificate of Incorporation (a corporation incorporated in the State of Delaware), assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL, including authorization of the change in authorized share capital as indicated therein and the change of name of SPAC to “AleAnna, Inc.” in connection with the Business Combination.

6.      Proposal No. 6 — The Director Election Proposal — a proposal, with respect to SPAC Class B Ordinary Shares only which is referred to herein as the “Director Election Proposal,” to consider and vote to elect two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and one director to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

7.      Proposal No. 7 — The Adjournment Proposal — a proposal, which is referred to herein as the “Adjournment Proposal,” to consider and vote upon a proposal to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation to SPAC Shareholders

The SPAC Board recommends that shareholders:

Vote “FOR” the Business Combination Proposal;

Vote “FOR” the Domestication Proposal;

Vote “FOR” the Share Issuance Proposal;

Vote “FOR” each of the Other Organizational Documents Proposals;

Vote “FOR” the Required Organizational Document Proposal;

Vote “FOR” the Director Election Proposal; and

Vote “FOR” the Adjournment Proposal, if presented.

Quorum and Required Vote for Proposals for the Shareholders Meeting

A quorum of SPAC shareholders is necessary to hold the Shareholders Meeting. The presence of holders of a majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative will constitute a quorum for the Shareholders Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal is interdependent upon the others and must be approved in order for SPAC to complete the Business Combination contemplated by the Merger Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal fails to receive the required approval by the shareholders of SPAC at the Shareholders Meeting, the Business Combination will not be completed. Each of the Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal. The Other Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Required Organizational Document Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting.

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Proxy Solicitation

Proxies with respect to the Shareholders Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. SPAC has engaged              to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of SPAC Shareholders — Revoking Your Proxy; Changing Your Vote.”

Comparison of Corporate Governance and Shareholder Rights

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Surviving PubCo Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Surviving PubCo as “shareholders.”

	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in a Cayman Islands constituent company must also consent.

Mergers generally require a majority of all outstanding shares entitled to vote thereon.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

	All mergers require shareholder approval, other than parent/subsidiary mergers where one constituent company owns 90% or more of the equity of the other constituent company.	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who, being entitled to do so, attend and vote at a shareholder meeting).

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Under the Surviving PubCo Bylaws, generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote thereon.

	Cayman Islands	Delaware
Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Other Organizational Documents Proposal No. 4D).
Fiduciary Duties of Directors	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.	Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud, dishonesty or willful default or to protect from the consequences of committing a crime.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.
Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or willful default.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Comparison of Rights of AleAnna Members and Surviving PubCo Stockholders

AleAnna is a limited liability company organized under the laws of the State of Delaware and, accordingly, the rights of the AleAnna Members are governed by the AleAnna LLC Agreement and the DLLCA. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder rights associated with each of AleAnna and Surviving PubCo according to applicable law and/or the AleAnna LLC Agreement and the proposed Surviving PubCo Organizational Documents.

While SPAC and AleAnna believe that the summary table covers the material differences between the rights of the AleAnna Members prior to the Business Combination and the rights of Surviving PubCo stockholders following the Business Combination, the summary table may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of the AleAnna Members and Surviving

PubCo stockholders, and are qualified in their entirety by reference to the DLLCA and the DGCL and the various documents of AleAnna and Surviving PubCo that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being an AleAnna Member before the Business Combination and being a stockholder of Surviving PubCo following the Business Combination.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Purpose

The purposes are to hold for investment, manage and sell or otherwise dispose of all of the right, title and interest in and to the membership interest of AleAnna in AleAnna Resources, LLC, a Delaware limited liability company (“AleAnna Resources”), and engage in any business activity reasonably related or incidental thereto.

The purpose shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Capital Stock

AleAnna LLC Units consist of AleAnna Common LLC Units and Class 1 Preferred Units. The AleAnna Board may issue additional AleAnna LLC Units for any purpose for which AleAnna LLC Units pursuant to the AleAnna LLC Agreement, including pursuant to capital calls.

The total number of shares of all classes of capital stock which the Surviving PubCo shall have authority to issue is 223,500,000 shares, consisting of (i) 222,500,000 shares of common stock, divided into (a) 150,000,000 shares of Surviving PubCo Class A Common Stock, (b) 2,500,000 shares of Surviving PubCo Class B Common Stock and (c) 70,000,000 shares of Surviving PubCo Class C Common Stock and (ii) 1,000,000 shares of Preferred Stock.

Redemption Rights

AleAnna, upon approval by the AleAnna Board, may redeem the Class 1 Preferred Units at any time in whole or in part, for cash, equal to the greater of: (a) the amount that, if distributed to the holder of such Class 1 Preferred Unit on the applicable redemption date, would cause the Class 1 Payout to occur on such Class 1 Preferred Unit; and (b) the amount that the holder of such Class 1 Preferred Unit would receive in respect of such Class 1 Preferred Unit if, on the applicable redemption date, (i) all of the assets of AleAnna were sold for fair market value and (ii) proceeds of such sale (net of any liabilities of AleAnna) were distributed to the AleAnna Members in accordance with the distribution priority below.

Not applicable.
Directors; Classes

The Chairman of the AleAnna Board is designated by the majority vote of the directors. The AleAnna Board shall consist of up to five (5) directors, which shall include three nominees designated by Bluescape. If the sharing ratio of Bluescape is less than 50% (calculated in accordance with the AleAnna LLC Agreement), then one of the directors designated by Bluescape shall resign and the AleAnna Board shall consist of up to four (4) directors, two of which shall be designated by Bluescape.

Until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), the Surviving PubCo Board shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two directors each and Class III shall initially consist of one director. The Surviving PubCo Board is expressly authorized to assign members of the Surviving PubCo Board (other than any Preferred Stock directors) already in office to such classes at the election of the initial Directors (the “Classification Effective Time”) The initial Class I directors shall serve for a term

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws

expiring at the first annual meeting of stockholders following the Classification Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the Classification Effective Time; and the initial Class III director shall serve for a term expiring at the third annual meeting of stockholders following the Classification Effective Time. Directors elected to replace initial Class I, Class II or Class III directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Surviving PubCo Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

Voting Power; Protective Provisions

Each holder of AleAnna LLC Units will be entitled to one vote per AleAnna LLC Unit on all matters on which AleAnna Members generally are entitled to vote.

The following matters require unanimous approval of the AleAnna Members:

Each holder of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.
• any change in the purposes of AleAnna;
• any amendment to AleAnna’s Organizational Documents (other than changes to AleAnna’s registered agent or registered address);

•   any transaction between AleAnna or any AleAnna Subsidiary with any AleAnna Member or its Affiliates, unless such transaction is disclosed to the other AleAnna Members and is on terms that are not materially different than the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate;

• a transfer of AleAnna or any of AleAnna’s assets to any AleAnna Member or its Affiliates;
• any determination to be treated as a corporation for federal income tax purposes; or
• any determination to wind up AleAnna or petition for the voluntary dissolution, receivership or bankruptcy of AleAnna.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Until the Class 1 Payout occurs, the following matters require the affirmative vote of the holders of a majority of the issued and outstanding Class 1 Preferred Units:

•   any amendment, modification or waiver of any provision of the AleAnna LLC Agreement or AleAnna’s certificate of formation that adversely affects the rights or preferences of the Class 1 Preferred Units or the holders thereof;

•   any authorization, issuance or reclassification of any (i) AleAnna LLC Units that rank in parity with (“Parity Units”) or senior to (“Senior Units”) the Class 1 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution and winding up; or (ii) warrants, options or other rights to purchase or acquire any Parity Units or Senior Units, other than issuances of Class 1 Preferred Units to the AleAnna Members in connection with certain capital contributions;

•   any repurchase or redemption of (i) any AleAnna LLC Units that are not otherwise Senior Units or Parity Units, (ii) any Senior Units or Parity Units, other than as approved by holders of Class 1 Preferred Units, or (iii) any Class 1 Preferred Units (except with respect to redemptions of Class 1 Preferred Units); or

•   any transaction involving the sale, exchange or other transfer of all of the outstanding AleAnna LLC Units or all or substantially all of the assets of AleAnna (each, an “AleAnna Sale Transaction”) or any liquidation, dissolution or winding up of AleAnna, unless each holder of Class 1 Preferred Units will receive in connection therewith an amount sufficient to cause Class 1 Payout to occur with respect to each such Class 1 Preferred Unit.

If AleAnna determines to engage in a sale transaction (an “Up-C Transaction”) involving the implementation of an “up-C” or similar structure where (1) the buyer forms a subsidiary that is taxed as a partnership (the “Up-C Subsidiary”), and AleAnna will become a subsidiary of the Up-C Subsidiary, whether by sale, contribution, merger or similar transaction, and (2) the consideration payable to the AleAnna Members may be in the form of (i) a class of buyer common stock with both voting and economic rights (“Class A Stock”) or (ii) a class of buyer common stock with only voting and no economic rights, together with a corresponding number of units of the Up-C Subsidiary (“Class B Stock with Units”), then, the Up-C Transaction will be subject to the (1) affirmative vote of the holders of a majority of the AleAnna LLC Units, voting together, and (2) the affirmative vote of the holders of a majority of the Class 1 Preferred Units with respect to which the Class 1 Payout has not occurred.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Special Meetings

A special meeting of the AleAnna Members may be called for any purpose by the AleAnna Board or any AleAnna Member(s) having an aggregate voting interest of 15% or more. At such meeting, no business shall be transacted, and no action shall be taken other than as stated in the notice of the meeting except with the unanimous consent of all AleAnna Members.

Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of Surviving PubCo may be called only by the chairperson of the Surviving PubCo Board, the chief executive officer of the Corporation, at the direction of the Surviving PubCo Board pursuant to a written resolution adopted by a majority of the total number of directors that Surviving PubCo would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of Surviving PubCo entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Distributions/Dividends

To the extent the AleAnna Board reasonably determines that AleAnna has funds on hand available for distribution, distributions of cumulative available cash shall be made first to the holders of Class 1 Preferred Units until the Class 1 Payout has occurred with respect to all outstanding Class 1 Preferred Units.

Upon liquidation or with respect to any distributions, holders of Class 1 Preferred Units are first in liquidation priority and receive a Class 1 Payout in the amount equal to the greater of: (a) the amount of the capital contribution made in exchange for such Class 1 Preferred Units multiplied by 3.5, and (b) the amount equal to the sum of (x) the capital contribution made in exchange for such Class 1 Preferred Unit and (y) the amount necessary to provide an annual pre-tax return of 35% on the unreturned portion of such capital contribution.

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Surviving PubCo Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Surviving PubCo Class A Common Stock out of the assets of Surviving PubCo that are by law available therefor, at the times and in the amounts as the Surviving PubCo Board in its discretion may determine. The Surviving PubCo Class C Common Stock will not participate in any dividends declared by the Surviving PubCo’s Board.

If an AleAnna Sale Transaction is structured as a sale or other transfer of AleAnna LLC Units, the aggregate consideration to be received by the AleAnna Members in such AleAnna Sale Transaction shall be allocated among the AleAnna Members in the same proportions as the amounts that would be distributed to each AleAnna Member if such aggregate consideration were distributed by AleAnna to the AleAnna Members on the date of the closing of such AleAnna Sale Transaction.

In connection with an Up-C Transaction, the AleAnna Board shall have the power to determine with an AleAnna Member will receive Class A Stock, Class B Stock with Units, or a combination thereof.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Action by Written Consent

Any action required or permitted to be taken by the AleAnna Members may be effected by the unanimous written consent of the AleAnna Members.

In lieu of annual meetings, which are not a requirement for any purpose, the AleAnna Members may elect directors to the AleAnna Board by written consent.

Any action required or permitted to be taken by the stockholders of Surviving PubCo may be effected, until the Trigger Date, by the consent in writing of the holders of not less than the minimum voting power that would be necessary to authorize such action at a meeting at which all such stockholders would be entitled to vote and were present and voted.

Board Vacancies; Removal

Bluescape has the right to designate alternate directors of the AleAnna Board who may replace any absent or disqualified director who was designated by Bluescape.

Each individual elected to serve on the AleAnna Board shall serve until a successor is duly nominated and elected to serve in his stead, or until his removal, voluntary resignation, death or disability, as applicable. Any vacancy on the AleAnna Board created by the death, disability, retirement, resignation or removal shall be filled by a nominee designated by the person that designated the applicable former director unless such person no longer has the right to designate a nominee to serve as a director. A director nominated by Bluescape may not be removed from the AleAnna Board during his term of office except by Bluescape or for cause.

Any vacancy on the Surviving PubCo Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Subject to the rights of the holders of any series of preferred stock to elect and remove one or more Preferred Stock directors, (i) prior to the Trigger Date, the Surviving PubCo Board or any individual director may be removed from office for cause by the affirmative vote of at least two-thirds of stockholders entitled to vote at such election of directors, and (ii) from and after the Trigger Date, any director, or the entire Surviving PubCo Board, may be removed, with or without cause, by the affirmative vote of at least a majority of stockholders entitled to vote at such election of directors; except as to the holders entitled to elect one or more directors pursuant to the Surviving PubCo Certificate of Incorporation, with respect to the removal of a director without cause, the vote of such entitled holders of that class or series shall apply and not the vote of the outstanding shares as a whole.

Amendments to the Governing Documents

Regardless of whether the Class 1 Payout has occurred with respect to any or all outstanding Class 1 Preferred Units, no amendment, modification or waiver of any provision of the AleAnna LLC Agreement or AleAnna’s certificate of formation that has a disproportionately adverse effect on the rights or preferences of:

•   the holders of the Class 1 Preferred Units relative to the holders of any other class of AleAnna LLC Units shall be effective unless approved by a majority of the issued and outstanding Class 1 Preferred Units; and

•   any holder of Class 1 Preferred Units relative to any other holder of Class 1 Preferred Units shall be effective unless approved by each holder of Class 1 Preferred Units whose rights or preferences are so affected.

The Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws will provide that, so long as the Surviving PubCo is a Controlled Company, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Surviving PubCo, at a meeting of the stockholders called for that purpose, will be required for amendments of certain provisions of the Certificate of Incorporation relating to: (i) removal of directors from office, and filling vacancies on the Surviving PubCo Board, (ii) actions taken by the stockholders of Surviving PubCo by written consent, (iii) exculpation of personal liability of a director of Surviving PubCo and indemnification of persons serving as directors or officers of Surviving PubCo, (iv) amendments to the Surviving PubCo Bylaws, (v) forum for certain legal actions, and (vi) renunciation of certain corporate opportunities.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Authority of the Directors

AleAnna’s business and affairs are managed by the AleAnna Board. No AleAnna Member by virtue of having the status of an AleAnna Member shall have any management power over the business and affairs of AleAnna or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, AleAnna. The AleAnna Board shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of AleAnna.

Except as otherwise required by the DGCL or as provided in the Surviving PubCo Certificate of Incorporation, the business and affairs of the Surviving PubCo shall be managed by or under the direction of the Surviving PubCo Board of Directors. The Surviving PubCo Board of Directors may exercise all such powers of the Surviving PubCo and do all such lawful acts and things as are not by law, the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws required to be exercised or done by the stockholders.

Liability of Directors and Officers

No director or officer or any director or officer who is or was serving at the request of AleAnna as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another person shall be liable to AleAnna or any AleAnna Member for monetary damages arising from any actions taken, or actions failed to be taken, in his or her capacity as such except for (a) liability for acts that involve a knowing violation of law, (b) liability with respect to any transaction from which such person derived an improper personal benefit and (c) liability from any breach of such person’s duty of loyalty to AleAnna or breach of the AleAnna LLC Agreement.

No director or officer of Surviving PubCo shall be liable to Surviving PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of Surviving PubCo for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Indemnification of Directors, Officers, Employees and Others

Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that it, or a person of whom it is the legal representative, is or was a director, officer, authorized person or authorized signatory or while a director, officer, authorized person or authorized signatory is or was serving at the request of AleAnna as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of AleAnna shall be indemnified by AleAnna to the fullest extent permitted by the DLLCA against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such proceeding. An indemnitee shall also have the right to be paid or reimbursed by AleAnna the reasonable expenses incurred in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification;

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of the Surviving PubCo or, while a director or officer of the Surviving PubCo, is or was serving at the request of the Surviving PubCo as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Surviving PubCo to the fullest extent permitted by Delaware law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that, except in certain circumstances, the Surviving PubCo shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Surviving PubCo Board. An indemnitee shall also have the right to be paid by the Surviving PubCo the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Exclusive Forum
Not applicable.

Unless Surviving PubCo consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Surviving PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Surviving PubCo to Surviving PubCo or its stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo arising pursuant to any provision of the DGCL the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (v) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Surviving PubCo shall be deemed to have notice of and consented to these provisions.

Corporate Opportunities
Not applicable.

In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Bluescape and its respective affiliates may serve as directors, officers, employees or agents of the Surviving PubCo, (ii) Bluescape and its respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Surviving PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage, and (iii) members of the Surviving PubCo Board who are not employees of Surviving PubCo and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Surviving PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Transactions with Certain Stockholders/Affiliates

Without the consent of the AleAnna Members, AleAnna shall not, and shall not permit any AleAnna Subsidiary to, directly or indirectly, enter into, or be a party to, any transaction with any AleAnna Member or its Affiliates, unless such transaction is disclosed to the other AleAnna Members and is on terms that are not materially different than the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate.

If an AleAnna Member has an opportunity to acquire any additional membership interests in AleAnna Resources, such AleAnna Member shall offer to AleAnna, on an exclusive basis, the right and option to have AleAnna acquire the membership interests on the same terms. If AleAnna elects not to exercise its right to acquire the membership interests in AleAnna Resources, the other AleAnna Members shall have the opportunity to elect to and participate in the acquisition.

The Surviving PubCo has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with a company for a period of time unless certain conditions are met.

Liquidation, Dissolution and Winding Up
See “Distributions/Dividends” above.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo, after payment or provision for payment of the debts and other liabilities of the Surviving PubCo and the payment of the preferential amounts, if any, to which the holders of Preferred Stock then outstanding are entitled, the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive the remaining assets of Surviving PubCo available for distribution ratably in proportion to the number of shares of Surviving PubCo Class A Common Stock. Without limiting the rights of the holders of Surviving PubCo Class C Common Stock to exchange their HoldCo LLC Units (together with the surrender for cancellation of a corresponding number of shares of Surviving PubCo Class C Common Stock), for shares of Surviving PubCo Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the holders of shares of Surviving PubCo Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Surviving PubCo in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo.

Internal Restructuring

AleAnna, upon the approval of the AleAnna Members, may effect an internal restructuring. Each AleAnna Member agrees that it will consent to and raise no objections to an internal restructuring that has been approved by the AleAnna Board, and that it will execute and deliver all agreements, instruments and documents as are required to be executed by such AleAnna Member in order to consummate the internal restructuring.

Not applicable.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Drag-Along Right

If any AleAnna Member proposes to transfer, in a single or series of related transactions, AleAnna LLC Units representing voting interest greater than 50%, then such AleAnna Member shall have the option to require all other AleAnna Members to sell and transfer their AleAnna LLC Units to the third party on the same terms.

Not applicable.
Right of First Refusal

With the exception of transfers to certain permitted transferees, an AleAnna Member who desires to transfer AleAnna LLC Units to a third party must first offer such AleAnna LLC Units to AleAnna and the other AleAnna Members. If any such AleAnna LLC Units are not purchased by AleAnna or the other AleAnna Members, then certain of such non-purchasing unitholders may elect to exercise a right of co-sale and participate on a pro rata basis in the proposed transfer.

Not applicable.
Right of First Offer

If AleAnna proposes to issue any AleAnna LLC Units or other securities or other rights convertible into or containing options or rights to acquire any AleAnna LLC Units or other securities (collectively, the “Offered Units”) to any person, each AleAnna Member, so long as such AleAnna Member is an “Accredited Investor” (as defined under the Securities Act), shall have the right to purchase its voting interest of the Offered Units.

Not applicable.

Emerging Growth Company

SPAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SPAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SPAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SPAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SPAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SPAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 70. Such risks include, but are not limited to:

Risks Related to our Conventional Natural Gas Business and the Conventional Natural Gas Industry

•        We currently have no producing properties and there is no assurance that we will be able to convert our exploration drilling to producing wells. If our assets are not commercially productive of natural gas, any funds spent on exploration and production may be lost.

•        The development of our estimated proved undeveloped reserves (“PUDs”) may take longer and may require higher levels of capital expenditures than we currently anticipate.

•        While we have drilled and tested certain exploration wells, we have no history of converting the exploration wells to producing natural gas wells and there can be no assurance that we will successfully establish natural gas operations or profitably produce natural gas.

•        Restrictions on drilling activities intended to protect the environment and the ecosystem may adversely affect our ability to conduct drilling activities areas where we operate.

•        Drilling for and producing natural gas is a high-risk and costly activity with many uncertainties, including the risk that drilling will not result in commercially viable natural gas production or that we will not recover all or any portion of our investment in drilled wells.

•        Our drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of when they are drilled, if at all.

•        The amount and timing of actual future natural gas production is difficult to predict and may vary significantly from our estimates, which may reduce our earnings.

•        Unless we replace our reserves, our reserves and production will naturally decline, which would adversely affect our business, financial condition and results of operations.

•        Our proved reserves are estimates that are based on many assumptions that may prove to be inaccurate. Any significant change in these underlying assumptions will greatly affect the quantities and present value of our reserves.

Risks Related to our Renewable Natural Gas Business and the Renewable Natural Gas Industry

•        Failure to protect our intellectual property, inability to enforce our intellectual property rights or loss of our intellectual property rights through costly litigation or administrative proceedings, could adversely affect our ability to compete and our business.

•        Our strategic success and financial results depend on our ability to identify, acquire, develop and operate renewable natural gas facilities.

•        Revenue from any plants we complete may be adversely affected if there is a decline in public acceptance or support of renewable energy, or regulatory agencies, local communities, or other third parties delay, prevent, or increase the cost of constructing and operating our facilities.

•        A policy revision with respect to the Italian government sponsored renewable natural gas floor price and renewable natural gas capital expenditure reimbursements could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

•        The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Risks Related to Foreign Operations and Regulatory Matters

•        Our primary operations are in a foreign country and we are subject to political, economic and other uncertainties.

•        All of our natural gas properties are located in the country of Italy, making us vulnerable to risks associated with operating in one geographic area.

•        We may expand our operations globally, which would subject us to anti-corruption, anti-bribery, anti-money laundering, trade compliance, economic sanctions and similar laws, and non-compliance with such laws may subject us to criminal or civil liability and harm our business, financial condition and/or results of operations.

•        Our results of operations, financial condition and cash flows could be adversely affected by changes in environmental laws and regulations.

Risks Related to our Organizational Structure and Surviving PubCo Class A Common Stock

•        Surviving PubCo will be a holding company and its organizational structure will be what is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure, it is dependent upon distributions from HoldCo to pay taxes, and cover its corporate and other overhead expenses.

•        Our management team has limited recent experience in operating a public company.

•        Following the Business Combination, we will be controlled by Nautilus, whose interests may conflict with ours and the interests of other stockholders.

•        If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

•        We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

Risks Related to SPAC and the Business Combination

•        SPAC is not required to, and has not, obtained a third-party valuation or fairness opinion, and consequently, you may have no assurance from an independent source that the consideration being paid for AleAnna is fair to SPAC shareholders from a financial point of view.

•        SPAC Public Shareholders will experience dilution as a consequence of the issuance of Surviving PubCo securities as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Closing.

SELECTED HISTORICAL FINANCIAL DATA OF ALEANNA

The following table summarizes AleAnna’s consolidated financial and other data for the periods and dates indicated. The balance sheet data as of June 30, 2024 and the statements of operations and comprehensive loss and cash flow data for the six months ended June 30, 2024 and 2023 have been derived from AleAnna’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The balance sheet data as of December 31, 2023 and 2022 and the statements of operations and comprehensive loss, member’s equity, and cash flows for the years ended December 31, 2023 and 2022 have been derived from AleAnna’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial statements have been prepared on a basis consistent with AleAnna’s audited financial statements included in this proxy statement/prospectus and reflect, in the opinion of AleAnna’s management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those statements.

AleAnna’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with AleAnna’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AleAnna” and other financial information contained elsewhere in this proxy statement/prospectus.

AleAnna is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

	June 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$54,343,224	$6,759,265	$293,679
Total assets	92,487,902	32,743,204	15,768,934
Total liabilities	31,431,321	32,477,634	30,616,114
Temporary and Members’ Equity	$61,056,581	$265,570	$(14,847,180)
	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
Statement of Operations Data:
Operating Expenses	$2,275,599	$2,284,745	$6,633,908	2,353,812
Net Loss	(1,172,962)	(1,694,508)	(6,027,080)	(3,282,970)

Statement of Cash Flows Data:
Net cash used in operating activities	$(4,700,275)	$(2,394,689)	$(5,749,303)	(4,165,187)
Net cash used in investing activities	(9,679,739)	(6,769,757)	(8,924,941)	(9,072,390)
Net cash provided by financing activities	$62,100,000	$11,004,132	$6,759,265	293,679

SELECTED HISTORICAL FINANCIAL DATA OF SPAC

The following table presents summary financial data of SPAC. SPAC’s balance sheet data as of June 30, 2024 and December 31, 2023, and statement of operations data for the six months ended June 30, 2024 and the for the year ended December 31, 2023 are derived from SPAC’s historical financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with SPAC’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPAC” contained elsewhere in this proxy statement/prospectus. SPAC’s historical results are not necessarily indicative of future results.

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$2,633	$148,349

Total current assets	45,158	148,349
Investments held in Trust Account	13,534,219	24,376,178
TOTAL ASSETS	$13,579,377	$24,524,527

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,364,888	$2,015,734
Accrued offering costs	311,430	311,430
Due to Sponsor	2,284	2,284
Accrued expenses	346,407	185,310
Accrued expenses – related party	61,516	55,516
Promissory note – related party	711,000	600,000
Due to related party	200,000	—
Total current liabilities and total liabilities	3,997,525	3,170,274

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 1,214,913 and 2,246,910 shares issued and outstanding at redemption value of $11.06 and $10.80 per share as of June 30, 2024 and December 31 2023, respectively	13,434,219	24,276,178

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,375,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively (excluding 1,214,913 and 2,246,910 shares subject to possible redemption as of June 30, 2024 and December 31 2023, respectively)	337	337
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,250,000 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	225	225
Accumulated deficit	(3,852,929)	(2,922,487)
Total Shareholders’ Deficit	(3,852,367)	(2,921,925)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,579,377	$24,524,527

	For the six months ended June 30, 2024	For the year ended December 31, 2023
Formation and operating costs	$930,442	$3,085,175

Loss from operations	(930,442)	(3,085,175)
Gain on investments held in Trust Account	483,863	6,501,789
Net (loss) income	$(446,579)	$3,416,614
Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	1,708,230	10,232,877
Basic and diluted net (loss) income per share, Class A redeemable ordinary shares	$(0.06)	$0.22
Basic and diluted weighted average shares outstanding, Class A non-redeemable ordinary shares	3,375,000	1,840,068
Basic and diluted net (loss) income per share, Class A non-redeemable ordinary shares	$(0.06)	$0.22
Basic and diluted weighted average shares outstanding, Class B ordinary shares	2,250,000	3,784,932
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.06)	$0.22

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

The following selected unaudited pro forma condensed combined financial information gives effect to transactions contemplated by the Merger Agreement and, in addition, the acquisitions of two renewable natural gas projects by AleAnna that occurred after June 30, 2024.

The Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus to nominate the full board of directors and management of Surviving PubCo. Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization.

The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2024 gives effect to the transaction as if it had occurred on June 30, 2024. The summary unaudited pro forma condensed combined statements of operations and comprehensive loss data for the six months ended June 30, 2024 and year ended December 31, 2023 gives effect to the transaction as if it had occurred on January 1, 2023.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Surviving PubCo appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical condensed financial statements and related notes of the SPAC and AleAnna for the applicable periods included in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Surviving PubCo’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Surviving PubCo.

The selected unaudited pro forma condensed combined financial information has been prepared using the assumptions below for the potential redemption by SPAC Public Shareholders for cash equal to their pro rata share of the aggregate amount in the Trust Account:

•        Assuming no SPAC Public Shareholders exercise Redemption Rights (“No Additional Redemptions”);

•        Assuming the SPAC Public Shareholders holding 303,729 shares of SPAC Class A Ordinary Shares exercise their Redemption Rights for an aggregate payment of $3.4 million (based on the estimated per share redemption price of approximately $11.06 per share) from the Trust Account. Such amount represents the maximum number of SPAC Class A Ordinary Shares redemptions that could occur (“25% Redemptions”);

•        Assuming the SPAC Public Shareholders holding 607,457 shares of SPAC Class A Ordinary Shares exercise their Redemption Rights for an aggregate payment of $6.7 million (based on the estimated per share redemption price of approximately $11.06 per share) from the Trust Account. Such amount represents the maximum number of SPAC Class A Ordinary Shares redemptions that could occur (“50% Redemptions”);

•        Assuming the SPAC Public Shareholders holding 911,185 shares of SPAC Class A Ordinary Shares exercise their Redemption Rights for an aggregate payment of $10.1 million (based on the estimated per share redemption price of approximately $11.06 per share) from the Trust Account. Such amount represents the maximum number of SPAC Class A Ordinary Shares redemptions that could occur (“75% Redemptions”); and

•        Assuming the SPAC Public Shareholders holding all 1,214,913 shares of SPAC Class A Ordinary Shares exercise their Redemption Rights for an aggregate payment of $13.4 million (based on the estimated per share redemption price of approximately $11.06 per share) from the Trust Account. Such amount represents the maximum number of Swiftmerge Class A Common Stock redemptions that could occur (“Maximum Redemptions”).

	Pro Forma Combined (No Additional Redemptions)	Pro Forma Combined (25% Redemptions)	Pro Forma Combined (50% Redemptions)	Pro Forma Combined (75% Redemptions)	Pro Forma Combined (Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2023
Pro Forma net loss attributable to AleAnna	$(1,841,576)	$(1,912,899)	$(2,526,604)	$(3,136,640)	$(3,710,532)
Weighted average Surviving PubCo Class A Common Stock outstanding, basic and diluted	13,684,795	13,381,067	13,077,339	12,773,611	12,469,882
Net loss per share of Surviving PubCo Class A Common Stock, basic and diluted	$(0.03)	$(0.03)	$(0.03)	$(0.16)	$(0.03)

Selected Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Six Months Ended June 30, 2024
Pro Forma net loss attributable to AleAnna	$(425,095)	$(417,533)	$(409,903)	$(2,103,404)	$(402,203)
Weighted average Surviving PubCo Class A Common Stock outstanding, basic and diluted	13,684,795	13,381,067	13,077,339	12,773,611	12,469,882
Net loss per share of Surviving PubCo Class A Common Stock, basic and diluted	$(0.03)	$(0.03)	$(0.03)	$(0.16)	$(0.03)

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data As of June 30, 2024
Total assets	$93,241,515	$89,882,284	$86,474,406	$83,163,820	$79,707,296
Total liabilities	31,431,321	31,431,321	31,431,321	31,431,321	31,431,321
Noncontrolling interest	244,030,376	235,807,974	227,409,332	218,611,470	209,167,487
Total stockholders’ equity	$61,810,194	$58,401,640	$55,043,085	$51,684,530	$48,275,975

RISK FACTORS

Following the completion of the Business Combination, Surviving PubCo will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to SPAC or AleAnna or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Surviving PubCo’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Surviving PubCo’s securities or, if the Business Combination is not consummated, SPAC Class A Ordinary Shares could decline, and you may lose part or all of the value of any SPAC Ordinary Shares or, if the Business Combination is not consummated, all or any part of the value of any SPAC Ordinary Shares that you hold.

Risks Related to AleAnna

The following risk factors will apply to AleAnna’s business and operations following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of AleAnna and its business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus. AleAnna may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements of AleAnna and notes to the financial statements included herein.

For purposes of this subsection entitled “Risks Related to AleAnna,” “we,” “us,” “our” and “AleAnna” refer to (i) AleAnna and its subsidiaries prior to the consummation of the Business Combination and (ii) Surviving PubCo and its subsidiaries following the consummation of the Business Combination, unless the context otherwise requires.

Risks Related to our Conventional Natural Gas Business and the Conventional Natural Gas Industry

We currently have no producing properties and there is no assurance that we will be able to convert our exploration drilling to producing wells. If our assets are not commercially productive of natural gas, any funds spent on exploration and production may be lost.

All of our properties are in the pre-production stage and there is no assurance that we will be able to obtain the requisite permits to begin producing the wells we have drilled to date. Many of our properties are not currently connected to midstream transportation, nor have we engaged service providers or contractors, necessary for the productive development of such assets and there is no assurance that we will be able to obtain the midstream transportation or services necessary at economic costs, if at all. We are dependent on establishing sufficient reserves for additional cash flow and a return of our investment. If our properties are not economic, all of the funds that we have invested, or will invest, will be lost.

The development of our estimated PUDs may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our estimated PUDs may not ultimately be developed or produced.

All of the reserves attributable to our properties are undeveloped. Development of proved undeveloped reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of our reserves, increases in costs to drill and develop such reserves, or decreases in commodity prices will reduce the value of our estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could require us to reclassify our PUDs as unproved reserves.

While we have drilled and tested certain exploration and development wells, we have no history of converting the exploration and development wells to producing natural gas wells and there can be no assurance that we will successfully establish natural gas operations or profitably produce natural gas.

We have drilled and tested certain exploration and development wells, but we have not successfully converted an exploration well or development well to a producing natural gas well nor successfully produced hydrocarbons, or revenues from drilling operations. We expect to achieve first production of five drilled and tested wells in the

Longanesi field in the first quarter of 2025 through use of a temporary processing skid, following the installation of the temporary processing facility. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in 2026. Natural gas exploration and production has a high degree of risk. The future development of a significant portion of our properties will require obtaining permits and may require additional financing. As a result, we are subject to all of the risks associated with establishing new drilling operations and business enterprises, including, among others:

•        the need to obtain necessary environmental and other governmental approvals and permits, the timing and conditions of those approvals and permits, and litigation concerning those approvals and permits;

•        the availability and cost of funds to finance the drilling and development of our properties;

•        the timing and cost, which can be considerable, of the supporting infrastructure to our natural gas drilling and production operations;

•        the ability to obtain midstream offtake capacity for our future natural gas production;

•        drainage resulting from the development of offsetting properties from other operators in the area;

•        commodity prices and our ability to find suitable customers for our future production;

•        inflation and potential increases in costs of labor, power, supplies, services and other support; and

•        the availability and retention of executives overseeing our operations and of skilled labor and equipment to support our drilling operations.

There is no assurance that our drilling activities will result in the successful production of natural gas. Moreover, there is no assurance that even if we are able to successfully produce natural gas that such production would be economical for commercial production. Natural gas production is dependent upon a number of factors and significantly influenced by the technical skill of our operations personnel involved. The commercial viability of our possible future production is also dependent upon a number of factors which are beyond our control, including the quality of our natural gas, commodity prices, government policies and regulation, and environmental protection requirements. There is no certainty that the expenditures that have been made and may be made in the future by us related to the acquisition and development of our properties will result in commercially viable production and our past and future expenditures may be partially or entirely lost.

Since we are a development-stage company with no operating history or revenue generation related to the production of natural gas assets, investors have no basis to evaluate our ability to operate profitably as an E&P business.

We are a development-stage company and have not generated any revenue from our operations to date in the exploration and production of natural gas assets. We face many of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and competition. There is no assurance that our business will be successful or that we can ever operate profitably. We may not be able to effectively manage the demands required, such that we may be unable to implement our business plan or achieve profitability.

Restrictions on drilling activities intended to protect the environment and the ecosystem may adversely affect our ability to conduct drilling activities areas where we operate.

Natural gas operations in our operating areas may be adversely affected by restrictions on drilling activities designed to protect the environment and the ecosystem. Such restrictions could prohibit drilling in certain areas, require the implementation of expensive mitigation measures or could result in limitations on our exploration and production activities that could have a material adverse impact on our ability to develop and produce our reserves or find new reserves on our undeveloped lands and permits.

In 2015, the Italian government published a law which prohibited research, prospection and exploitation in waters within a 12-mile limit of the Italian Peninsula. Rockhopper Italia S.p.A., Rockhopper Mediterranean Ltd, and Rockhopper Exploration Plc (collectively, “Rockhopper”), was subsequently denied an application for an offshore production concession which had been pending since 2008. Rockhopper’s application was rejected as a result of the new law, as the proposed production wells would be within the new geographical limit. Similarly, our failure to obtain necessary government authorizations or the enactment of a legislative ban on exploration and production could result in indirect expropriation of our investment and assets.

Drilling for and producing natural gas is a high-risk and costly activity with many uncertainties. Our future financial position, cash flows and results of operations depend on the success of our development and acquisition activities, which are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable natural gas production or that we will not recover all or any portion of our investment in drilled wells.

Many factors may curtail, delay or cancel our scheduled drilling projects, or the development schedule, including the following:

•        delays imposed by or resulting from compliance with regulatory requirements, including limitations resulting from permitting, emission of GHGs, and other limitations and regulatory requirements;

•        intervention by local or federal government or a foreign sovereign, such as appropriation of assets or technology or imposition of a ban on exploration or production activities;15

•        shortages of or delays in obtaining equipment, rigs, materials or qualified personnel;

•        supply chain disruptions or labor shortage impacts;

•        equipment failures, accidents or other unexpected operational events;

•        lack of available capacity on interconnecting transportation pipelines;

•        adverse weather conditions, such as flooding, droughts, freeze-offs, landslides, blizzards and ice storms;

•        exposure to acts of terrorism or military or other armed conflict or political instability in regions that affect our business or operations;

•        issues related to compliance with environmental regulations;

•        environmental hazards;

•        declines in natural gas market prices;

•        limited availability of financing at acceptable terms;

•        ongoing litigation or adverse court rulings;

•        public opposition to our operations;

•        title, surface access, coal mining and right of way issues; and

•        limitations in the market for natural gas.

In addition, we may become subject to additional laws or regulations issued by federal or state government bodies, which are subject to influence resulting from frequent changes in political party control or changes to political priorities or policies. We may need to adapt compliance strategies and operation to meet new regulatory requirements, which can be costly and time-consuming.

Any of these risks can cause a delay in our development program, or result in substantial financial losses, personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. Adjustments to our planned development schedule or the development schedule of non-operated wells in which we have a working interest could impact our future sales volume, operating revenues and expenses, per unit metrics and capital expenditures.

We are subject to risks associated with the operation of our wells.

Our business is and will be subject to all of the inherent hazards and risks normally incidental to drilling for, producing, transporting, storing, processing, gathering and compressing natural gas, such as fires, explosions, slips, landslides, blowouts, and well cratering; pipe and other equipment and system failures; delays imposed by, or resulting from, compliance with regulatory requirements; formations with abnormal or unexpected pressures; shortages of, or delays in, obtaining equipment and qualified personnel; adverse weather conditions, such as freeze offs of wells and pipelines due to cold weather; issues related to compliance with environmental regulations; environmental hazards, such as natural gas leaks, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized releases of toxic gases or other pollutants into the environment. We also may face various risks or threats in the future to the operation and security of our or third parties’ facilities and infrastructure, such as processing plants, compressor stations and pipelines. Any of these risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property, equipment and natural resources, pollution or other environmental damage, loss of hydrocarbons, disruptions to our operations, regulatory investigations and penalties, suspension of our operations, repair and remediation costs, and loss of sensitive confidential information. Moreover, in the event that one or more of these hazards occur, there can be no assurance that a response will be adequate to limit or reduce damage. Although we maintain property insurance, there can be no assurance that such coverage will be adequate or will cover any particular incident in the event of a catastrophe or significant disruption of our business, or that we will be able to obtain sufficient insurance coverage in the future.

We have limited control over the activities on properties we do not operate.

Presently Padana is the operator of the Longanesi field under a Unitized Operating Agreement and other companies in the future may operate some of the properties in which we have an interest. We may also enter into a future joint venture with respect to our properties. Except for mutually agreed governance provisions in the Unitized Operating Agreement, we have limited ability to influence or control the operation or future development of the Longanesi field and potential future non-operated properties including any properties that may be operated shared control joint ventures where we may share control with third parties, including compliance with environmental, safety and other regulations or the amount of capital expenditures that we are required to fund with respect to them. The failure of an operator of our wells or joint venture participant to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interest could reduce our production and revenues. Our dependence on the operator and other working interest owners, including a joint venture participant, for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

Our drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of when they are drilled, if at all.

Our management team has specifically identified and scheduled certain well locations as an estimation of our future multi-year drilling activities on our existing acreage. These well locations (prospects) represent a significant part of our business strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including natural gas prices; the availability and cost of capital; drilling and production costs; the availability of drilling services and equipment; drilling results; topography; gathering system and pipeline transportation costs and constraints; regulatory approvals; and other factors. Because of these uncertain factors, we do not know if the drilling locations we have identified will ever be drilled or if we will be able to produce natural gas from these or any other drilling locations.

The amount and timing of actual future natural gas production is difficult to predict and may vary significantly from our estimates, which may reduce our earnings.

Because the rate of production from natural gas wells generally declines as reserves are depleted, our future success depends upon our ability to develop additional reserves that are economic and our failure to do so may reduce our earnings. Our drilling and subsequent maintenance of wells can involve significant risks, including those related to timing, cost overruns and operational efficiency, and these risks can be affected by the availability of capital, leases, rigs, equipment and a qualified work force, as well as weather conditions, natural gas price volatility, regulatory approvals, geology, equipment failure or accidents and other factors. Drilling for natural gas can be unprofitable, not only due to dry wells, but also as a result of productive wells that perform below expectations or that do not produce sufficient revenues to return a profit. Low natural gas prices may further limit the types of reserves that we can develop and produce economically.

Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or otherwise, our proved reserves will decline as reserves are produced. Our future natural gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot be certain that we will be able to find or acquire and develop additional reserves at an acceptable cost. Without continued successful development or acquisition activities, together with efficient operation of existing wells, our reserves and production, together with associated revenues, will decline as a result of our current reserves being depleted by production.

Unless we replace our reserves, our reserves and production will naturally decline, which would adversely affect our business, financial condition and results of operations.

Unless we conduct successful development or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our natural gas reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be adversely affected.

Our proved reserves are estimates that are based on many assumptions that may prove to be inaccurate. Any significant change in these underlying assumptions will greatly affect the quantities and present value of our reserves.

Reserve engineering is a subjective process involving estimates of underground accumulations of natural gas and assumptions concerning future prices, production levels and operating and development costs, some of which are beyond our control. These estimates and assumptions are inherently imprecise, and we may adjust our estimates of proved reserves based on changes in these estimates or assumptions. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any significant variance from our assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of natural gas, the classifications of reserves based on risk of recovery and estimates of future net cash flows. To the extent we experience a sustained period of reduced commodity prices, there is a risk that a portion of our proved reserves could be deemed uneconomic and no longer be classified as proved. Although we believe our estimates are reasonable, actual production, revenues and costs to develop reserves will likely vary from our estimates and these variances could be material. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of natural gas we ultimately recover being different from our reserve estimates.

The standardized measure of discounted future net cash flows from our proved reserves is not the same as the current market value of our estimated natural gas reserves.

You should not assume that the standardized measure of discounted future net cash flows from our proved reserves is the current market value of our estimated natural gas reserves. In accordance with SEC requirements, we based the discounted future net cash flows from our proved reserves on the twelve-month unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions. Actual future net cash flows from our reserves will be affected by factors such as the actual prices we receive for natural gas, the amount, timing and cost of actual production and changes in governmental regulations or taxation. The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating the standardized measure may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our operations or the natural gas industry in general.

Natural gas prices are affected by a number of factors beyond our control, including many of which that are unknown and cannot be anticipated, and we cannot predict with certainty future potential movements in the price for these commodities.

Our primary business involves the exploration, production and sale of natural gas. Consequently, our revenue, profitability, future rate of growth, liquidity and financial position depend upon the market prices for natural gas in Italy.

The prices for natural gas in Italy have historically been volatile and have been particularly volatile in recent years. We expect commodity price volatility to continue or increase in the future due to rising macroeconomic uncertainty and geopolitical tensions.

Commodity prices are affected by a number of factors beyond our control, which include:

•        weather conditions and seasonal trends;

•        global and regional supply of and demand for natural gas;

•        regulatory constraints on pricing, prevailing prices in the areas in which we operate, and expectations about future commodity prices;

•        new or continuing armed conflicts or hostilities, or acts of terrorism;

•        national and worldwide economic and political conditions, particularly those in, or affecting, other countries which are significant producers of natural gas;

•        new and competing exploratory finds of natural gas;

•        changes in exports of natural gas producing countries, such as the United States and Russia;

•        the effect of energy conservation efforts;

•        the price, availability and consumer demand for alternative fuels;

•        the availability, proximity, capacity and cost of pipelines, other transportation facilities, and gathering, processing and storage facilities and other factors that result in differentials to benchmark prices;

•        technological advances affecting energy consumption and production;

•        the actions of the Organization of Petroleum Exporting Countries;

•        the level and effect of trading in commodity futures markets, including commodity price speculators and others;

•        the cost of exploring for, developing, producing and transporting natural gas;

•        risks associated with drilling, completion and production operations; and

•        governmental regulations, tariffs and taxes, including environmental and climate change regulation.

A prolonged period of low natural gas prices, may have an adverse effect on our revenue, profitability, future rate of growth, liquidity and financial position.

Prolonged low, and/or significant or extended declines in, natural gas prices may adversely affect our revenues, operating income, cash flows, financial projections, and financial position, particularly if we are unable to control our development costs during periods of lower natural gas prices. Declines in prices could also adversely affect our drilling activities and the amount of natural gas that we can produce economically, which may result in our having to make significant downward adjustments to the value of our assets and could cause us to incur non-cash impairment charges to earnings. Reductions in cash flows from lower commodity prices may require us to incur debt or reduce our capital spending, which could reduce our production and our reserves, negatively affecting our future rate of growth.

A financial crisis or deterioration in general economic, business or geopolitical conditions could materially adversely affect our operations and financial condition.

Concerns over global economic conditions, stock market volatility, energy costs, geopolitical issues (including continued hostilities between Russia and Ukraine as well as other conflicts, including in the Middle East), inflation and central bank interest rate increases in response thereto, the availability and cost of credit, and slowing of global economic growth and fears of a recession have contributed and may continue to contribute to increased economic uncertainty and diminished expectations for the global economy. Global economic conditions, geopolitical issues and inflation have constrained global and domestic supply chains, which may in the future impact our ability to develop our reserves in accordance with our drilling and completions schedule. Additionally, global economic conditions have a significant impact on commodity prices and any stagnation or deterioration in global economic conditions could result in decreased demand and, thus, lower prices for natural gas. Such uncertainty could also result in higher natural gas prices, which could potentially result in increased inflation worldwide and could negatively impact demand for natural gas.

Developments related to climate change may expedite a transition away from the use of carbon-intensive sources for energy generation and products derived from certain fossil fuels, which could have a material and adverse effect on us if we are not able to demonstrate that our products align with a low-carbon transition.

Governmental and regulatory bodies, investors, consumers, industry participants and other stakeholders have been increasingly focused on combating the effects of climate change. This focus, together with changes in consumer, industrial and commercial behavior, preferences and attitudes with respect to the generation and consumption of energy, and the use of products manufactured with, or powered by, fossil fuels, has led to, and in the long-term is anticipated to continue to result in, (i) the enactment of climate change-related regulations, policies and initiatives, (ii) technological advances with respect to the generation, transmission, storage and consumption of energy, and (iii) increased consumer, industrial and commercial demand for low-carbon energy sources and products manufactured with, or powered by, demonstrably low carbon-intensive sources. This has in turn led to increased scrutiny over the carbon-intensity of various fossil fuels, including the natural gas we intend to produce and sell. While the EU has identified natural gas as a critical bridging resource in its 2050 climate neutrality pledge, there is no guarantee that perspective will be maintained and if we are not able to demonstrate that our products align with a transition to a low-carbon economy, the demand and prices for our products could be negatively impacted depending on the pace of such transition and potential future demands for low-carbon products. Such developments may also adversely impact, among other things, the availability of third-party services and facilities that we rely on, which may increase our operational costs and adversely affect our ability to successfully carry out our business strategy. Climate change-related developments may also impact the market prices of, or our access to, raw materials such as energy and water and therefore result in increased costs to our business.

Further, there have been efforts in recent years to influence the investment community, including investment advisors, insurance companies, and certain sovereign wealth, pension and endowment funds and other groups, by promoting divestment of fossil fuel equities and pressuring lenders to limit funding and insurance underwriters to limit coverages to companies engaged in the extraction of fossil fuel reserves. Financial institutions may elect in the future to shift some or all of their investment into non-fossil fuel related sectors. There is also a risk that financial institutions may be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. Certain investment banks and asset managers based both domestically and internationally have announced that they are adopting climate change guidelines for their banking and investing activities. Institutional lenders who provide financing to energy companies have also become more attentive to sustainable lending practices, and some may elect not to provide traditional energy producers or companies that support such producers with funding. Ultimately, the foregoing factors could make it more difficult to secure funding for exploration and production activities or adversely impact the cost of capital for both us and our customers, and could thereby adversely affect the demand and price of our securities. Limitation of investments in and financings for energy companies could also result in the restriction, delay or cancellation of infrastructure projects and energy production activities.

Our operations have substantial capital requirements, and we may not be able to obtain needed capital or financing on satisfactory terms, or at all.

Our business is capital intensive. We make and expect to continue to make substantial capital expenditures for the development and acquisition of natural gas reserves, as well as related infrastructure. If these projects are undertaken, they may not be completed on schedule, at the budgeted cost or at all. To date, we have invested almost $175 million in the acquisition and initial development of our properties. While we expect to be able to fund our future growth primarily out of cash currently on AleAnna’s balance sheet, from cash flow from the Longanesi, Trava, and Gradizza developments, and through recycling of cash flow from future developments, we currently do not generate cash flows from operations and do not have available commitments from debt financing sources. While we are exploring Resource Backed Loan (“RBL”) financing products with several financial institutions there is no guarantee that such financing will be available to us. We believe that, even in the event of Maximum Redemptions, the cash currently on AleAnna’s balance sheet (and such cash amount expected to be remaining after payment of the transaction expenses at Closing) is sufficient, at a minimum, to both cover general and administrative expenses through at least year-end 2025 and also complete the steps necessary to begin producing the Longanesi field in the first quarter of 2025. If the start of production on the Longanesi field is delayed as a result of unforeseen circumstances, we will be required to curtail discretionary development efforts on Gradizza, Trava, renewable natural gas asset acquisitions, and other conventional prospects. In the scenario where Longanesi is not online in first quarter of 2025, even after meeting our capital expenditure commitments to Longanesi, we believe will have sufficient liquidity through at least year-end 2025. However, in such scenario, the unavailability of cash flow from Longanesi, and the delay in development of Gradizza, Trava, renewable natural gas asset acquisitions, and other conventional prospects may lead to a deteriorated financial condition, destruction of potential value due to delay of our discretionary developments, and our results of operations may be adversely affected.

The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, natural gas prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological and competitive developments.

Our cash flows from operations and access to capital are subject to a number of variables, including:

•        our level of proved reserves and production;

•        the level of hydrocarbons we are able to produce from existing wells;

•        our access to, and the cost of accessing, end markets for our production;

•        the prices at which our production is sold;

•        our ability to acquire, locate and produce new reserves;

•        the levels of our operating expenses; and

•        our ability to access the public or private debt and equity capital and lending markets.

If we are unable to obtain the capital necessary for our planned capital budget or our operations, we could be required to curtail our operations and the development of our properties, which in turn could lead to a decline in our reserves and production, and could adversely affect our business, results of operations and financial position.

Derivative transactions may limit our potential gains and involve other risks.

To manage our exposure to price risk, we may in the future enter into derivative arrangements, utilizing commodity derivatives with respect to a portion of our future production. Such hedges are designed to lock in prices in order to limit volatility and increase the predictability of cash flow. These transactions may be required to the extent we utilize RBL financing in the future and such limit our potential gains if natural gas prices rise above the price established by the hedge, and we may be required to post cash collateral or letters of credit with our hedge counterparties to the extent our liability under the derivative contract exceeds specified thresholds, which would negatively impact our liquidity. Derivative transactions may expose us to the risk of financial loss in certain circumstances, including instances in which our production is less than expected or an event materially impacts natural gas prices or the relationship between the hedged price index and the natural gas sales price.

We cannot be certain that any derivative transaction we may enter into will adequately protect us from declines in the prices of natural gas. Furthermore, where we choose not to engage in derivative transactions in the future, we may be more adversely affected by changes in natural gas prices than our competitors who engage in derivative transactions. Lower natural gas prices may also negatively impact our ability to enter into derivative contracts at favorable prices.

Derivative transactions may also expose us to a risk of financial loss if a counterparty fails to perform under a derivative contract or enters bankruptcy or encounters some other similar proceeding or liquidity constraint. In this case, we may not be able to collect all or a significant portion of amounts owed to us by the distressed entity or entities. During periods of falling commodity prices our hedge receivable positions increase, which increases our exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss.

Our business and prospects depend significantly on our ability to build our brand and we may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company.

Our business and prospects are dependent on our ability to develop, maintain, and strengthen our brand. Promoting and positioning our brand will depend significantly on our ability to execute our business strategies and build market relationships. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, such as the costs associated with attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to build a market presence and we may fail to be viewed as an attractive investment platform in which case our business and financial condition may be adversely affected.

We also believe that the protection of our trademark rights is an important factor in protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish us from those of our competitors. Further, we may not timely or successfully register our trademarks. If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business.

Moreover, any negative publicity relating to our employees, current or future partners, our technology, our natural gas, or customers who use our technology or natural gas, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or defects in our natural gas pipeline occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Other businesses, including our competitors, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in difficulty attracting and retaining investors, reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.

Cyber incidents targeting our digital work environment or other technologies or energy infrastructure may adversely impact our operations.

The natural gas industry has become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications, and the maintenance of our financial and other records has long been dependent upon such technologies. We may depend on this technology to record and store data, estimate quantities of natural gas reserves, analyze and share operating data and communicate internally and externally. Computers and mobile devices control nearly all of the natural gas distribution systems globally, which will be necessary to transport our products to market.

Energy assets might be specific targets of cyber or other security or physical threats, and the continuing armed conflict between Russia and Ukraine and associated economic sanctions on Russia may have increased the likelihood of such threats. We can provide no assurance that we will not suffer such attacks in the future. Deliberate attacks on, or unintentional events affecting, our digital work environment or other technologies and infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery of natural gas, difficulty in completing and settling transactions, challenges in maintaining our books and records, communication interruptions, environmental damage, personal injury, property damage, other operational disruptions and third-party liability. Further, as cyber incidents continue to evolve and cyber attackers become more sophisticated, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. The cost to remedy an unintended dissemination of sensitive information or data may be significant. Furthermore, the continuing and evolving threat of cyber-attacks has resulted in increased regulatory focus on prevention. To the extent we face increased regulatory requirements, we may be required to expend significant additional resources to meet such requirements.

The unavailability or high cost of additional drilling rigs, completion services, equipment, supplies, personnel, and oilfield services could adversely affect our ability to execute our exploration and development plans within our budget and on a timely basis.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers, and other professionals in the natural gas industry can fluctuate significantly, often in correlation with natural gas and oil prices, causing periodic shortages or higher costs. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. Such shortages could delay or cause us to incur significant expenditures that are not provided for in our capital budget, which could materially adversely affect our business, results of operations, cash flows and financial position.

The loss of key personnel could adversely affect our ability to execute our strategic, operational and financial plans.

Our operations are dependent upon key management and technical personnel, and one or more of these individuals could leave our employment. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us. In addition, the success of our operations will depend, in part, on our ability to identify, attract, develop and retain experienced personnel. There is competition within our industry for experienced technical personnel and certain other professionals, which could increase the costs associated with identifying, attracting and retaining such personnel. If we cannot identify, attract, develop and retain our technical and professional personnel or attract additional experienced technical and professional personnel, our ability to compete in our industry could be harmed.

We will depend on state-owned midstream providers for midstream services, and our failure to obtain and maintain access to the necessary infrastructure to successfully deliver natural gas to market on acceptable terms may adversely affect our earnings, cash flows and results of operations.

Our delivery of natural gas depends upon the availability, proximity and capacity of pipelines, other transportation facilities and gathering and facilities that are state-owned. To the extent these services are delayed or unavailable, we would be unable to realize revenue from wells served by such state-owned infrastructure until suitable arrangements are made to market our production. Access to midstream assets may be unavailable due to market conditions, regulatory constraints or mechanical or other reasons. Further, changes in the Italian Transmission Operator’s Network may have an adverse effect on us. In addition, due to regulatory and economic constraints, construction of new pipelines and building of such infrastructure may occur more slowly. A lack of access to needed infrastructure, or an extended interruption of access to or service from state-owned pipelines and facilities for any reason, including vandalism, terroristic acts, sabotage or cyber-attacks on such pipelines and facilities or service interruptions due to gas quality, could result in adverse consequences to us, such as delays in producing and selling our natural gas.

Unexpected increases in fees related to transportation facilities and providers may negatively impact our financial position or projections.

A significant increase in transportation fees and fuel prices may adversely affect our transportation costs and business. Transportation providers (rail and truck) in some circumstances have limited ability to provide additional resources in times of peak demand. Moreover, the ability of our transportation providers to maintain a staff of qualified personnel is critical to the success of our business. Regulatory requirements and an improvement in the economy could require us to pay higher transportation fees as our transportation providers seek to pass on additional labor costs associated with attracting and retaining personnel.

Risks Related to our Renewable Natural Gas Business and the Renewable Natural Gas Industry

Failure to protect our intellectual property, inability to enforce our intellectual property rights or loss of our intellectual property rights through costly litigation or administrative proceedings, could adversely affect our ability to compete and our business.

Our success depends in large part on our ability to protect proprietary intellectual property rights for commercially important trade secrets and know-how related to our business including our proprietary seismic imaging and interpretation techniques and our RNG acquisition pipeline and our ability to defend and enforce intellectual property rights and preserve confidentiality. We must also operate without infringing, misappropriating, or violating the valid and enforceable patents and other intellectual property rights of third parties. We rely on various intellectual property rights, including trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary trade secrets, know-how, and technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our strategic success and financial results depend on our ability to identify, acquire, develop and operate renewable natural gas plants.

Our renewable natural gas business strategy includes growth primarily through the acquisition and expansion of existing renewable natural gas plants. In particular, we intend to develop and grow our renewable natural gas business through the acquisition of operational anaerobic digestors and their conversion to biomethane plants. This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and complete acquisitions on favorable terms. However, we cannot assure you that we will be able to successfully identify new opportunities or consummate the acquisition of existing renewable natural gas plants, on favorable terms or at all. In addition, we will compete with other companies and private equity sponsors for these opportunities, which may increase our costs or cause us to refrain from making acquisitions at all. If we are unable to successfully identify and consummate future project opportunities or acquisitions of existing plants it will impede our ability to execute our growth strategy.

Our ability to acquire, develop and operate renewable natural gas plants, is subject to various risks, including:

•        regulatory changes that affect the value of renewable natural gas, including revisions to government sponsored price floors and any potential inability to qualify or potential disqualification from such programs, which could have a significant effect on the financial performance of the number of potential plants with attractive economics;

•        changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport renewable natural gas on pipelines for delivery to third parties or increase the costs of processing renewable natural gas to allow for such deliveries;

•        changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the farming industry, which could limit the renewable natural gas resource that we currently target for our plants;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, inclement weather and labor disruptions;

•        In order to construct new commercial and modify existing production facilities, we typically face a potentially lengthy and variable design, fabrication, and construction development cycle that requires resource commitments and may create fluctuations in whether and when revenue is recognized;

•        operating risks and the effect of disruptions on our business, including the effects of weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life, as a result of work conditions including, but not limited to, hazardous worksite site conditions and gas exposure;

•        the ability to obtain financing for a project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete plants and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components necessary for the operation of plants;

•        obtaining and keeping in good standing permits, authorizations and consents from governmental organizations;

•        unknown regulatory changes for renewable natural gas which may increase the transportation cost for delivering under contracts in place;

•        the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

•        difficulties in identifying, obtaining and permitting suitable sites for new plants.

•        Any of these factors could prevent us from acquiring, developing, or operating plants, or otherwise adversely affect our business, financial condition and results of operations.

Acquiring existing plants involves numerous risks.

The acquisition of existing renewable natural gas plants involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired plants into our existing business; and, if the plants are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and off-take arrangements. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such plants. A failure to achieve the financial returns we expect when we acquire renewable natural gas plants could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition, and results of operations. Risks related to acquiring existing plants, include:

•        the purchase price we pay could significantly deplete our cash reserves;

•        the acquired companies or assets may not produce as planned or may entail significant unexpected or unbudgeted costs;

•        we may have difficulty integrating the operations and personnel of the acquired companies;

•        key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•        we may experience additional financial and accounting challenges and complexities in areas such as joint venture accounting, tax planning, and financial reporting;

•        we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

•        we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•        our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•        we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•        we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•        we may not be able to realize the expected cash flows or other financial benefits we anticipated.

Revenue from any renewable natural gas plants we complete may be adversely affected if there is a decline in public acceptance or support of renewable energy, or regulatory agencies, local communities, or other third parties delay, prevent, or increase the cost of constructing and operating our plants.

Certain persons, associations and groups could oppose renewable energy plants in general or our plants specifically, citing, for example, misuse of water resources, landscape degradation, land use, food scarcity or price increase and harm to the environment. Moreover, regulation may restrict the development of renewable energy plants in certain areas. Biogas production activities (both Conventional Natural Gas and Renewable Natural Gas) are subject to several environmental laws and regulations. The main environmental legislation governing environmental matters for our RNG developments is the Consolidated Environmental Act issued by Legislative Decree 152/2006.

We are also subject to authorization and permitting procedures which are outlined in Legislative Decree No. 28/2011, which offers three main pathways to permitting:

1.      Notification: Used for minor modifications to existing RNG plants.

2.      Simplified Authorization Procedure (S.A.P.): Applicable to:

•        New plants with a production capacity under 500 standard cubic meters/hour.

•        Converting existing power plants to biomethane production.

•        Expanding existing RNG plants within certain limits.

3.      Sole Authorization (S.A.): Required for projects outside the scope of S.A.P.

For S.A., applications are submitted to regional authorities, followed by a service conference involving relevant public bodies. The process typically concludes within 90 days, unless extended for assessments or document reviews. Under S.A.P., applications go to municipalities, with a decision required within 30 days; otherwise, approval is automatic. Recent legislative updates, like Law No. 95 of July 26, 2023, simplify authorization for biomethane projects, focusing on plants up to 500 smc/h, to facilitate faster connection to the national grid. These changes aim to streamline RNG development across Italy while ensuring environmental compliance.

Thus, in order to develop a renewable energy project, we are typically required to obtain, among other things, environmental impact permits or other authorizations and building permits, which in turn require environmental impact studies to be undertaken and public hearings and comment periods to be held during which any person, association or group may oppose a project. Any such opposition may be taken into account by government officials responsible for granting the relevant permits, which could result in the permits being delayed or not being granted or being granted solely on the condition that we carry out certain corrective measures to the proposed project. Opposition to our plants’ requests for permits or successful challenges or appeals to permits issued for our plants could adversely affect our operating plans.

As a result, we cannot guarantee that the renewable energy plants we currently plan to develop or, to the extent applicable, are developing, will ultimately be authorized or accepted by the local authorities or the local population. For example, the local population could oppose the construction of a renewable energy plant or infrastructure at the local government level, which could in turn lead to the imposition of more restrictive requirements. This type of negative response may lead to legal, public relations or other challenges that could impede our ability to meet our construction targets, achieve commercial operations for a project on schedule, address the changing needs of our plants over time or generate revenues.

If a significant portion of the local population were to mobilize against a renewable energy plant, it may become difficult, or impossible, for us to obtain or retain the required building permits and authorizations. Moreover, such challenges could result in the cancellation or modification of existing authorizations including, adoption of additional mitigation requirements or even, in extreme cases, the dismantling of existing renewable energy plants.

Authorization for the use, construction, and operation of systems and associated transmission facilities on state and local lands will also require the assessment and evaluation of private rights-of-way, and other easements; environmental, agricultural, cultural, recreational, and aesthetic impacts; and the likely mitigation of adverse effects to these and other resources and uses. The inability to obtain the required permits and other state and local approvals, and any excessive delays in obtaining such permits and approvals due, for example, to litigation or third-party appeals, could potentially prevent us from successfully constructing and operating such plants in a timely manner and could result in the potential forfeiture of any deposit we have made with respect to a given project. Moreover, project approvals subject to project modifications and conditions, including mitigation requirements and costs, could affect the financial success of a given project. Changing regulatory requirements and the discovery of unknown site conditions could also adversely affect the financial success of a given project.

A decrease in acceptance of renewable energy plants by local populations, an increase in the number of legal challenges, or an unfavorable outcome of such legal challenges could adversely affect our business, financial condition and results of operations. We may also be subject to labor unavailability due to multiple simultaneous plants in a geographic region. If we are unable to grow and manage the capacity that we expect from our plants in our anticipated timeframes, it could adversely affect our business, financial condition and results of operations.

We may not be fully reimbursed for a portion of our RNG construction costs or may only receive payment on a delayed basis.

Under a recently implemented Italian RNG subsidy regime, we expect to be reimbursed for a portion of our capital expenditures related to our RNG development facilities. Such capital expenditure reimbursements are expected to reduce the amount of equity capital required as we grow our RNG asset portfolio. We expect to continue incurring significant acquisition and construction costs related to our RNG business. If policy is altered and such capital expenditure reimbursement subsidies are not available to us, if the timing of such reimbursements is delayed beyond our expectations, or if such expenditures are not reimbursable as we expect, it could significantly affect our cash flows and our development plan.

A prolonged environment of reduced demand for renewable natural gas or renewable electricity could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Long-term renewable natural gas and renewable electricity prices may fluctuate substantially due to factors outside of our control. The price of electricity can vary significantly for many reasons.

Demand can vary significantly for many reasons, including increases and decreases in generation capacity in our markets; changes in power transmission or fuel transportation capacity constraints or inefficiencies; power supply disruptions; weather conditions; seasonal fluctuations; changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; development of new fuels or new technologies for the production of power; and governmental regulations. Further, the amount of power consumed by the electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations and the price and availability of fuels such as nuclear, coal, natural gas and oil, as well as sources of renewable energy. Slow growth or a long-term reduction in overall demand for energy could have a material adverse effect on our business strategy and could, in turn, have a material adverse effect on our business, financial condition and results of operations.

A policy revision with respect to the Italian government sponsored renewable natural gas floor price and renewable natural gas capital expenditure reimbursements could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

A decline in prices for certain fuels or reduced Italian governmental incentives for renewable energy sources, or renewable natural gas specifically, could also make renewable natural gas less cost-competitive on an overall basis. If the price of alternative energy sources falls, including crude oil, any revenues that we generate from renewable natural gas could decline and we may be unable to produce products that are a commercially viable alternative to alternative energy sources. Further, throughout the central and southern EU (but primarily focused in Italy and Germany), member states’ interest in creating new sources of renewable energy has supported the construction of nearly 10,000 AD’s over the past 15 years. However, the Italian government’s financial incentives and subsidies supporting these activities are set to expire in the next 24 months absent additional government action, and are expected to be replaced by attractive biomethane incentives. Such incentives are designed to bring biomethane into the national pipeline transmission system in order to deliver the gas to higher efficiency, utility-scale, natural gas power generation stations. In order to continue biogas operations, the farms are forced to seek a new use for the product, which will be dominated by conversion to biomethane. To support this conversion, the Italian government has implemented a government-backed biomethane floor price through the end of 2039 of €124 per MWh, equivalent to $39.30 per (103ft3). If pricing of alternative energy sources becomes more favorable or the Italian government revises its energy policy to suspend or halt financial support of renewable natural gas, our business, financial condition and results of operations will be adversely affected.

We will face competition on the prices we receive for our renewable electricity and for rights to manage or develop renewable natural gas plants.

We will face competition from both conventional and renewable energy companies in connection with the prices that we can obtain for the renewable electricity we sell during the interim period before we complete the conversion of existing plants from electricity generation to renewable natural gas production and that we produce and sell into energy markets at market prices. The prices that these energy companies can offer are dependent on a variety of factors, including their fuel sources, transmission costs, capacity factor, technological advances and their operations and management. If these companies are able to offer their energy at lower prices, this will reduce the prices we are able to obtain in these markets, which could have a material adverse effect on our results of operations. Our competitors may also offer energy solutions at prices below cost, devote significant resources to competing with us or attempt to recruit our key personnel, any of which could improve their competitive positions. In addition, the technologies that we use may be rendered obsolete or uneconomic by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition could pose an increased risk to us.

In the renewable natural gas industry, we believe our primary competitors will be other renewable natural gas companies with existing plants and farm owners that either operate their own renewable natural gas plants or may do so in the future. Increased competition for such plants, equipment, and suppliers, may increase the price we pay for the acquisition costs for existing plants or the amount we have to pay farm owners in the form of equity interests or feedstock supply contracts, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with farm owners to the extent they decide to develop their own renewable natural gas plants, which would also reduce the number of opportunities for us to develop new renewable natural gas plants. While we anticipate receiving the subsidized floor price for our renewable natural gas, we may also compete with other renewable natural gas developers for production off-take agreements with existing and potential buyers of renewable natural gas.

Our renewable energy plants may not produce expected levels of output, and the amount of renewable natural gas actually produced at each of our plants will vary over time and, when a farm closes, eventually decline.

Farms contain organic material whose decomposition causes the generation of gas consisting primarily of methane, which renewable natural gas plants use to generate renewable natural gas or renewable electricity, and carbon dioxide. The estimation of renewable natural gas production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the farm. Production levels are subject to a number of additional risks, including illness and disease risks in the farm’s agriculture producing the waste feedstock, a failure or wearing out of our or our farm owners’ or operators’ equipment; an inability to find suitable replacement equipment or parts; lower than expected supply or quality of the project’s source of renewable natural gas and faster than expected diminishment of such renewable natural gas supply; or volume disruption in our fuel supply collection system. As a result, the amount of renewable natural gas actually produced by the farm sites from which our production facilities will collect renewable natural gas or the volume of electricity or renewable natural gas generated from those sites may in the future vary from our initial estimates, and those variations may be material.

In addition, the renewable natural gas available to our plants is dependent in part on the actions of other persons, such as farm operators. We may not be able to ensure the responsible management of the farm site by owners and operators, which may result in less feedstock to be used for the production of biomethane. Other events that can result in a reduction in renewable natural gas output include: extreme hot or cold temperatures or excessive rainfall; liquid levels within a farm increasing; oxidation within a farm, which can kill the anaerobic microbes that produce renewable natural gas; and the buildup of sludge. The occurrence of these or any other changes within any of the farms where our production facilities operate could lead to a reduction in the amount of renewable natural gas being available to operate our production facilities, which could have a material adverse effect on our business, financial condition and results of operations.

We will be dependent on contractual arrangements with, and the cooperation of, farm site owners and operators for access to and operations on their sites.

While we expect to own the anaerobic digestors and upgrading units and underlying land on the farm sites in which our plants will operate, we will not own the entirety of farm sites and we may only own equipment and enter into surface or easement leases. Therefore we may depend on contractual relationships with, and the cooperation of, the farm site owners and operators for our operations. We cannot guarantee that we will be able to renew any feedstock supply contracts that expire in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the farm operators from whose farm sites our plants reside on, may have a material adverse effect on our business operations, prospects, financial condition and operational results.

In addition, the ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easements, lease rights and rights-of-way of third parties that were created prior to our plants’ easements, leases and rights-of-way. As a result, certain of our plants’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. In the event we do not own the land underlying our facilities, we may not be able to protect our operating plants against all risks of loss of our rights to use the land on which our plants are located, and any such loss or curtailment of our rights to use the land on which our plants are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on government policies that support renewable generation and enhance the economic viability of owning renewable natural gas or renewable electric assets. If we are unable to utilize various government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We will rely on both pipeline and electrical interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity or have unplanned disruptions, we may be restricted in our ability to deliver electric power and renewable natural gas to our customers and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy we generate at our plants to our customers. A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues. Such failures or delays could limit the amount of energy our operating facilities deliver or delay the completion of our construction plants, which may also result in adverse consequences under our gas rights agreements and off-take agreements. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations.

Increased attention to environmental, social, and governance (“ESG”) matters may adversely impact our business.

Increased attention to climate change, circular economy, and other ESG matters, as well as investor and societal expectations regarding voluntary ESG disclosures and consumer expectations regarding sustainability may result in increased costs, reduced demand for our products, or other adverse impacts on our business, results of operations, and financial condition. For example, renewable natural gas faces competition from several other low-carbon energy technologies, such as solar or wind energy production, among others. Regulatory bodies may adopt rules that substantially favor certain energy alternatives over others, which may not always include renewable natural gas. Additionally, energy generation from the combustion of renewable natural gas results in GHG emissions. Fines, carbon taxes, or additional infrastructure to control methane emissions at both our conventional and renewable natural gas facilities may increase our costs. As such, certain consumers may elect not to consider renewable natural gas for their renewable energy or other ESG goals.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and activism around our operations could lead to negative investor sentiment toward us and the renewable natural gas industry and to the diversion of investment capital to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Also, certain institutional lenders may decide not to provide funding to us based on ESG concerns, which could adversely affect our operations, financial condition and access to capital for potential growth plants.

Maintenance, expansion and refurbishment of renewable natural gas facilities involve significant risks that could result in unplanned outages or reduced output.

Our future facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels and reduce our revenue and cash flows. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability. If we make any major modifications to our facilities, such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future renewable natural gas and renewable electricity prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Foreign Operations and Regulatory Matters

Our primary operations are in another country and we are subject to political, economic and other uncertainties.

All of our natural gas assets are currently located in the country of Italy. Our operations in areas outside the United States are subject to various risks inherent in foreign operations. These risks may include, among other things:

•        loss of revenue, property and equipment as a result of hazards such as expropriation, war, insurrection and other political risks;

•        increases in taxes, including VAT taxes and potential future energy tax measures and governmental royalties;

•        renegotiation of contracts with governmental entities;

•        failure of the government to provide necessary permits within the anticipated timeframe, or at all;

•        changes in laws and policies governing operations of foreign-based companies; and

•        currency restrictions and exchange rate fluctuations.

Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.

Realization of any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We are subject to pricing restrictions enforced by the Italian Regulatory Authority for Energy, Networks and Environment with respect to the residential customers we intend to service.

AleAnna’s gas and power businesses are subject to regulatory risks mainly in Italy’s domestic market. The Italian Regulatory Authority for Energy, Networks and Environment (the “Authority”) is entrusted with certain powers in the matter of natural gas and power pricing. Specifically, the Authority retains a surveillance power on pricing in the natural gas market in Italy and the power to establish selling tariffs for the supply of natural gas to residential and commercial users who are opting for adhering to regulated tariffs until the market is fully opened. Developments in the regulatory framework intended to increase the level of market liquidity or of deregulation or intended to reduce operators’ ability to transfer to customers cost increases in raw materials may negatively affect future sales margins of gas and electricity, operating results, and cash flow.

All of our natural gas properties are located in country of Italy, making us vulnerable to risks associated with operating in one geographic area.

While we maintain access to acreage across Italy, all of our physical conventional natural gas assets, and most of our permits, are located in the Po Valley in Northern Italy and all of our current renewable natural gas assets are located in the region of Tuscany in Central Italy. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, appropriation and banning, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of natural gas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic natural gas producing areas, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. We operate in geographic areas with a constantly evolving political landscape, to the extent regulatory regimes or prohibitions are implemented or return in the areas in which we operate, our business will be disproportionately affected due to our geographic concentration. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our business, financial condition and results of operations.

We have less control over our investments in foreign properties than we would have over domestic investments.

Our exploration, development and production activities are subject to various political, economic and other uncertainties, including but not limited to changes, sometimes frequent or marked, in energy policies or the personnel administering them, expropriation of property, cancellation or modification of contract rights, changes in laws and policies governing operations of foreign-based companies, unilateral renegotiation of contracts by governmental entities, uncertainties as to whether the laws and regulations will be applicable in any particular circumstance, uncertainty as to whether we will be able to demonstrate to the satisfaction of the applicable governing authorities compliance with governmental or contractual requirements, redefinition of international boundaries or boundary disputes, foreign exchange restrictions, currency fluctuations, foreign currency availability, royalty and tax increases, changes to tax legislation or the imposition of new taxes, the imposition of production bonuses or other charges and other risks arising out of governmental sovereignty over the areas in which our operations are conducted.

Our operations require, and any future opportunistic acquisitions may require, protracted negotiations with host governments, local governments and communities, local competent authorities, national companies, and third parties. Host governments may also conduct audits of our operations, the results of which may have a significant negative impact on our reported earnings or cash flows. Host governments may seek to participate in natural gas projects in a manner that could be diluted to our interests. Host governments may also require us to hire a specified percentage of local citizens in our operations. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons, especially foreign ministries and national companies, to the jurisdiction of the U.S.

We may expand our operations globally, which would subject us to anti-corruption, anti-bribery, anti-money laundering, trade compliance, economic sanctions and similar laws, and non-compliance with such laws may subject us to criminal or civil liability and harm our business, financial condition and/or results of operations. We may also be subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

If we expand our operations globally, we would be subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which we would conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If we engage in international operations, sales and business with partners and third-party intermediaries to market our products, we may be required to obtain additional permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. If we engage in illegal activities of these third-party intermediaries, our employees, agents, representatives, contractors, and partners, even if we do not explicitly authorize such activities.

Our results of operations, financial condition and cash flows could be adversely affected by changes in currency exchange rates.

We are exposed to foreign currency risk from our foreign operations. A weakening U.S. dollar will have the effect of increasing costs, while a strengthening U.S. dollar will have the effect of reducing operating costs. The exchange rate between the Euro and the U.S. dollar has fluctuated widely in recent years in response to international political conditions, general economic conditions, the European sovereign debt crisis and other factors beyond our control. Our financial statements, presented in U.S. dollars, may be affected by foreign currency fluctuations through both translation risk and transaction risk.

We do not currently utilize derivative instruments to manage these foreign currency risks. As a result, our consolidated earnings and cash flows may be impacted by movements in the exchange rates.

Our results of operations, financial condition and cash flows could be adversely affected by changes in environmental laws and regulations.

Our operations must comply with intensive environmental laws and regulations. Increased regulation of environmental matters and the need to obtain stricter environmental local and governmental approvals and permits, might increase operational costs and timing and conditions of those approvals and permits.

Increased environmental standards, issues related to compliance with environmental regulations and decreased subsidies’ programs may curtail, delay or cancel our scheduled projects, or the development schedule.

Our business is and will be subject to issues related to compliance with environmental regulations, to environmental hazards, such as biomethane plant leaks, pipeline and tank ruptures, and unauthorized releases of toxic gases or other pollutants into the environment. Any of these risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property, equipment and natural resources, pollution or other environmental damage, disruptions to our operations, regulatory investigations and penalties, suspension of our operations, repair and remediation costs.

Risks Related to our Organizational Structure and Surviving PubCo Class A Common Stock

Surviving PubCo will be a holding company and its organizational structure will be what is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure, whereby all of the equity interests in AleAnna are held by HoldCo and Surviving PubCo’s sole material asset is its equity interest in HoldCo and it is accordingly dependent upon distributions from HoldCo to pay taxes, and cover its corporate and other overhead expenses.

Following the Business Combination, Surviving PubCo will be a holding company and will have no material assets other than its equity interest in HoldCo. Surviving PubCo will have no independent means of generating revenue. To the extent that Surviving PubCo needs funds and HoldCo or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. If HoldCo does not distribute sufficient funds to Surviving PubCo to pay its taxes or other liabilities, Surviving PubCo may default on contractual obligations or have to borrow additional funds. In the event that Surviving PubCo is required to borrow additional funds, it could adversely affect its liquidity and subject Surviving PubCo to additional restrictions imposed by lenders.

Surviving PubCo anticipates that the distributions received from HoldCo may, in certain periods, exceed its actual tax liabilities and other financial obligations. The Board of Directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated. Surviving PubCo will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

In addition, the up-C structure confers certain benefits upon the members of HoldCo that will not benefit the holders of Surviving PubCo Class A Common Stock to the same extent as it will benefit the HoldCo members. If HoldCo makes distributions to Surviving PubCo, the HoldCo members will be entitled to receive equivalent distributions from HoldCo on a pro rata basis. However, because Surviving PubCo must pay taxes, amounts ultimately distributed as dividends, if any in the future, to holders of Surviving PubCo Class A Common Stock are expected to be less on a per share basis than the amounts distributed by HoldCo to its members on a per unit basis. This and other aspects of the up-C structure may adversely impact the future trading market for the Surviving PubCo Class A Common Stock.

If HoldCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and HoldCo might be subject to potentially significant tax inefficiencies.

We intend to operate such that HoldCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, the exchange of HoldCo Units pursuant to the HoldCo Holder Redemption Right or Mandatory Exchange or other transfers of HoldCo Units could cause HoldCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of HoldCo Units qualify for one or more of such safe harbors. For example, we limited the number of holders of HoldCo Units, and the A&R HoldCo LLC Agreement, provides for certain limitations on the ability of holders of HoldCo Units to transfer their HoldCo Units and provides us, as the manager of HoldCo, with the right to prohibit the exercise of a HoldCo Holder Redemption Right if it determines (based on the advice of counsel) there is a material risk that HoldCo would be a publicly traded partnership as a result of such exercise.

If HoldCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for HoldCo, including as a result of our inability to file a consolidated U.S. federal income tax return with HoldCo.

In certain circumstances, HoldCo will be required to make tax distributions to the HoldCo unitholders, including us, and the tax distributions that HoldCo will be required to make may be substantial. The HoldCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

HoldCo will generally make quarterly tax distributions to the HoldCo unitholders, including us. Such distributions will be pro rata and be in an amount sufficient to cause each HoldCo unitholder to receive a distribution at least equal to such HoldCo unitholder’s allocable share of net taxable income (in the case of each HoldCo unitholder other than us, taking into account prior normal operating pro rata distributions made to such HoldCo unitholders in such year and calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to us for the applicable taxable year unless otherwise determined by HoldCo. As a result of certain assumptions in calculating the tax distribution payments, we may receive tax distributions from HoldCo in excess of its actual tax liability.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of a HoldCo Unit to deviate from the value of a share of Surviving PubCo Class A Common Stock. If we retain such cash balances, the holders of HoldCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the HoldCo Holder Redemption Right or a Mandatory Exchange. We intend to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Surviving PubCo Class A Common Stock and reinvesting such cash balances in HoldCo for additional HoldCo Units (with an accompanying stock dividend with respect to our Surviving PubCo Class A Common Stock or an adjustment to the one-to-one exchange ratio applicable to the exercise of the HoldCo Holder Redemption Right or a Mandatory Exchange).

The tax distributions to the HoldCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that HoldCo would have paid if it were a similarly situated corporate taxpayer. Funds used by HoldCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

Securities of companies formed through mergers with special purpose acquisition companies such as Surviving PubCo may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies’ initial public offerings in recent years, SPAC issued shares for $10.00 per share upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per share price of SPAC reflected each share having a right to redeem such share for cash equal to approximately $10.00 per share at Closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such Redemption Right and may be dependent upon the fundamental value of the combined company, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

If we cannot meet the continued listing requirements of the NASDAQ, the NASDAQ may delist our securities.

As a public company following the Closing, Surviving PubCo will be subject to the reporting requirements and the rules and regulations of the applicable listing standards of Nasdaq. If we fail to maintain compliance with the continued listing standards of Nasdaq, our securities may be delisted, which could negatively affect the market price and liquidity. In such case, we may seek to regain compliance by implementing a number of available options, including implementation of a reverse stock split to regain compliance with the Nasdaq’s minimum bid price requirement.

Since the completion of SPAC’s IPO, there has been a precipitous drop in the market values of companies formed through transactions involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of SPAC’s IPO, there has been a precipitous drop in the market values of companies formed through transactions involving special purpose acquisition companies like SPAC. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the Surviving PubCo Class A Common Stock following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

Volatility in the stock market may prevent investors from selling their securities at or above the price they paid for the shares.

The stock market is known for its volatility, and the market price of our securities may fluctuate significantly due to a number of factors that are both under our control and beyond its control. These factors include, among others, variations in our operating results, changes in expectations of future financial performance or changes in estimates of securities analysts, changes in the operating and stock price performance of other companies that investors deem comparable to us, and news reports relating to trends in our markets or general economic conditions. As a result, investors might not be able to sell their shares at or above the price they paid, which may result in substantial losses to the investor.

Our management team has limited recent experience in operating a public company.

Our executive officers have limited recent experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our operations to comply with the regulatory oversight and reporting obligations under federal securities laws. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.

Following the Business Combination, we will be controlled by the Nautilus Member, whose interests may conflict with ours and the interests of other stockholders.

Upon completion of the Business Combination, the Nautilus Member will hold 93.2% of the voting power (assuming no Redemptions Rights are exercised) of our outstanding Surviving PubCo Common Stock. The Nautilus Member will have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors and the size of the Surviving PubCo Board, any amendment to the Surviving PubCo Organizational Documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Surviving PubCo, which could cause the market price of the Surviving PubCo Class A Common Stock to decline or prevent stockholders from realizing a premium over the market price for Surviving PubCo Class A Common Stock. The interests of the Nautilus Member may conflict with our interests as a company or the interests of our other stockholders.

Following the Business Combination, we will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, will qualify for exemptions from certain corporate governance requirements, and as a result, you will not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Following the Business Combination, we expect that over 50% of our voting power for the election of directors will be held by the Nautilus Member. As a result, we will be a controlled company within the meaning of Nasdaq Capital Market corporate governance standards. Under Nasdaq Capital Market rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•        a majority of the board consist of independent directors under Nasdaq Capital Market rules;

•        the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. We may utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq Capital Market.

The market price of Surviving PubCo Class A Common Stock could be adversely affected by sales of substantial amounts of Surviving PubCo Class A Common Stock in the public or private markets or the perception in the public markets that these sales may occur, including sales by the AleAnna Members after the redemption of any HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock, in exchange for shares of Surviving PubCo Class A Common Stock, or other large holders.

Surviving PubCo will agree to provide registration rights to certain large stockholders, including Nautilus, pursuant to the A&R Registration Rights Agreement. Sales of shares of Surviving PubCo Class A Common Stock by Nautilus after the redemption of any HoldCo Units, together with the cancellation of an equal number of Surviving PubCo Class C Common Stock, for shares of Surviving PubCo Class A Common Stock, or by other large holders of a substantial number of shares of Surviving PubCo Class A Common Stock in the public markets following the business combination, or the perception that such sales might occur, could have a material adverse effect on the price of the Surviving PubCo Class A Common Stock or could impair Surviving PubCo’s ability to obtain capital through an offering of equity securities in the future. Approximately 66,498,476 shares of Surviving PubCo Class A Common Stock will be subject to registration rights in the Registration Rights Agreement.

Future sales and issuances of our Surviving PubCo Class A Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that additional capital may be needed in the future to pursue our growth plan. Particularly if natural gas prices negatively diverge from current levels or if our expectations around capital expenditure and operating costs are incorrect. To raise capital, we may sell shares of our Surviving PubCo Class A Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of our Surviving PubCo Class A Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences, and privileges senior to existing holders of our Surviving PubCo Class A Common Stock.

The market price of our Surviving PubCo Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the SPAC Class A Ordinary Shares, and the value of the Surviving PubCo Class A Common Stock may be significantly less than current trading prices of SPAC Class A Ordinary Shares.

Upon completion of the Business Combination, non-redeeming holders of SPAC Class A Ordinary Shares will become holders of Surviving PubCo Class A Common Stock. Prior to the Business Combination, SPAC had limited operations. Upon completion of the Business Combination, SPAC’s results of operations will depend upon the performance of Surviving PubCo’s business, which is affected by factors that are different from those currently affecting the results of operations of SPAC. Accordingly, the market price of the Surviving PubCo Class A Common Stock following the Business Combination, the value of the Surviving PubCo Class B Common Stock and the value of the per unit merger consideration to existing AleAnna Members may be significantly less than the $10.00 assumed value used in the Merger Agreement used for determining the total number of Surviving PubCo Class A Common Stock, Surviving PubCo Class B Common Stock, Surviving PubCo Class C Common Stock and, in certain cases, corresponding HoldCo Units received by the AleAnna Members in the Business Combination.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to impairment of intangible and long-lived assets, and share-based compensation. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

In connection with the preparation of AleAnna’s financial statements as of and for the years ended December 31, 2023 and 2022, management of AleAnna noted a material weakness in our internal control over financial reporting as follows:

•        AleAnna management did not maintain an effective control environment in accordance with the COSO framework as we did not maintain a sufficient complement of accounting and reporting resources commensurate with our financial reporting requirements. This material weakness contributed to the following material weaknesses:

•        AleAnna management did not design, implement, and operate controls over the selection and implementation of accounting policies to ensure amounts recorded and disclosed were fairly stated in accordance with GAAP; and

•        AleAnna management did not design or maintain appropriate account reconciliation controls to review the work of third-party consultants used to assist management in recording transactions.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. AleAnna’s management continues to evaluate steps to remediate the material weaknesses. We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks facing AleAnna.

•        Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to remediate the material weaknesses is uncertain and we may not remediate these material weaknesses during the year ended December 31, 2024. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

As a result of becoming a public company, Surviving PubCo will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our Surviving PubCo Class A Common Stock. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

Following the completion of the Business Combination, we will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our second annual report following the completion of the Business Combination. The process of designing and implementing internal control over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process we identify one or more other material weaknesses in our internal control over financial reporting our management will be unable to assert that our internal control over financial reporting is effective. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for as long as we qualify for scaled “smaller reporting company” disclosure under the Exchange Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for the foreseeable future.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

We do not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

We do not have experience operating as a public company subject to U.S. federal securities laws. Surviving PubCo’s officers and directors lack recent experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. Surviving PubCo’s failure to comply with all applicable laws, rules and regulations could subject Surviving PubCo to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.

AleAnna has not previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. Surviving PubCo may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, Surviving PubCo will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, Surviving PubCo may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm Surviving PubCo’s reputation, and cause the market price of Surviving PubCo’s Class A Common Stock, and any other securities it may list in the future, to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to Surviving PubCo’s reputation, business, financial condition, operating results and share price.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and registration statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SPAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the new or revised standard at the time public companies adopt the new or revised standard.

Because we have no current plans to pay regular cash dividends on our Surviving PubCo Class A Common Stock following the Business Combination, you may not receive any return on investment unless you sell your Surviving PubCo Class A Common Stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our Surviving PubCo Class A Common Stock following the Business Combination. Any decision to declare and pay dividends in the future will be made at the discretion of our board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board may deem relevant. In addition, our ability to pay dividends may in the future be limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our Surviving PubCo Class A Common Stock is solely dependent upon the appreciation of the price of our Surviving PubCo Class A Common Stock on the open market, which may not occur.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our shares of Surviving PubCo Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Surviving PubCo Class A Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Surviving PubCo Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our Surviving PubCo Certificate of Incorporation to be effective in connection with the closing of the Business Combination, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Surviving PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Surviving PubCo to the Surviving PubCo or its stockholders, (iii) any action or proceeding asserting a claim against the Surviving PubCo arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Surviving PubCo Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws or (v) any action or proceeding asserting a claim against the Surviving PubCo governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Surviving PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our bylaws may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. These exclusive-forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Surviving PubCo or its directors, officers, or other employees and this limitation may have the effect of discouraging lawsuits or make the Surviving PubCo securities less attractive to investors. Further, while the Delaware courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring such a claim arising under the Securities Act against the Surviving PubCo, its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, the Surviving PubCo would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and the Surviving PubCo cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Surviving PubCo’s Certificate of Incorporation to be inapplicable or unenforceable in an action, it may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm the Surviving PubCo’s business.

Risks Related to SPAC

The risks discussed herein have been identified by SPAC’s management based on an evaluation of the historical risks faced by AleAnna and relate to SPAC’s management’s current expectations as to future risks that may result from SPAC’s anticipated ownership of AleAnna. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to SPAC.

Risks Related to SPAC and the Business Combination

SPAC is not required to, and has not, obtained a third-party valuation or fairness opinion, and consequently, you may have no assurance from an independent source that the consideration being paid for AleAnna is fair to SPAC shareholders from a financial point of view.

SPAC is not required to, and has not, obtained an opinion from an independent investment banking firm that the consideration being paid for AleAnna is fair to SPAC shareholders from a financial point of view. The fair market value of AleAnna has been determined by the SPAC Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. Accordingly, SPAC shareholders will be relying on the judgment of the SPAC Board with respect to such matters and assuming the risk that the SPAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the proposed Business Combination, which could potentially impact SPAC’s ability to consummate the Business Combination, or demand redemption of their shares for cash, which would leave Surviving PubCo with less cash from the Trust Account at Closing.

Since the Sponsor and SPAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our SPAC shareholders, a conflict of interest may have existed in determining whether the Business Combination with AleAnna is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.

When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and the Anchor Investors, including SPAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the SPAC shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 3,069,604 SPAC Class A Ordinary Shares as of the date hereof, representing 44.9% of the voting power of SPAC Ordinary Shares, and Sponsor is required by the A&R Sponsor Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor, which will be reduced to 763,988 founder shares held by the Sponsor pursuant to the terms of the A&R Sponsor Letter Agreement and an aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors, which will be reduced to 560,000 founder shares held by the Anchor Investors pursuant to the terms of the Investor Letter Agreements and such securities will have a significantly higher value at the time of the Business Combination even after giving effect to the surrender at Closing of a portion of such shares pursuant to the terms of the Investor Letter Agreements and the A&R Sponsor Letter Agreement (the 763,988 SPAC Class A Ordinary Shares that will not be surrendered by the Sponsor have an aggregate market value of approximately $            million, based on the closing price of the SPAC Class A Ordinary Shares of $            on the Nasdaq Stock Market LLC on            , 2024);

•        the fact that each of the directors and officers of SPAC have an economic interest in the 3,069,604 founder shares currently beneficially owned by the Sponsor and purchased by the Sponsor in connection with the IPO as a result of his or her direct or indirect membership interest in the Sponsor, but does not beneficially own any SPAC Ordinary Shares held by the Sponsor other than John “Sam” Bremner, George Jones and Aston Loch who may be deemed to beneficially own the SPAC Ordinary Shares owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner. The economic interest (or deemed economic interest) of these individuals in the 763,988 founder shares retained by the Sponsor is shown below:

Name of Person	Founder Shares
George Jones	224,109
John “Sam” Bremner	224,109
Christopher J. Munyan	24,880
Aston Loch	224,109
General (Ret.) Wesley K. Clark	10,450
Brett Conrad	24,881
Dr. Leonard Makowka	18,660
Dr. Courtney Lyder	6,220
Sarah Boatman	6,220

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if SPAC fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors have agreed to vote their SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor, the Sponsor Related Parties and the Anchor Investors would lose their entire investment);

•        the fact that the SPAC officers, advisors and directors are not required to, and will not, commit their full time to SPAC’s affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of SPAC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SPAC does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that, at the option of Sponsor, the $711,000 principal balance as of June 30, 2024 under the Sponsor Note may be converted into SPAC warrants, at the price of $1.00 per SPAC warrant, in connection with the consummation of an initial business combination;

•        the fact that given the differential in the purchase price that the Sponsor and the Anchor Investors paid for the founder shares as compared to the price of the SPAC Public Units sold in the IPO, and the substantial number of SPAC Class A Ordinary Shares that the Anchor Investors will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and the Anchor Investors and their affiliates may earn a positive rate of return on their investment even if Surviving PubCo Class A Common Stock trades below the price initially paid for the SPAC Public Units in the IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and SPAC warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them;

•        the fact that the Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 17, 2025 or, if such period is extended, within such extended period;

•        the fact that Rowdeston Capital Corp., an entity owned by Thomas J. Loch, father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor, provides financial advisory services to SPAC for which SPAC has incurred fees of $145,500 as of June 30, 2024, which fees may not be paid if the Business Combination is not consummated;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by SPAC outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Sponsor paid $25,000, or approximately $0.003 per share for its SPAC Class B Ordinary Shares purchased in connection with the SPAC’s formation. At Closing, pursuant to the A&R Sponsor Agreement, Sponsor shall surrender 2,305,616 SPAC Class A Ordinary Shares and 6,350,000 SPAC Private Warrants and upon the completion of the Business Combination, Sponsor shall hold a total of 763,988 shares of Surviving PubCo Class A Common Stock.

At Closing, pursuant to the Merger Agreement, Surviving PubCo will use cash from AleAnna in an aggregate amount up to $5.75 million to pay SPAC transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of SPAC or Surviving PubCo to Sponsor. The remainder of such $5.75 million will be paid to Sponsor. SPAC currently estimates that the total amount payable for SPAC transaction expenses and any outstanding loans or other obligations of SPAC to Sponsor is approximately $5.75 million, inclusive of the $711,000 principal balance under the Sponsor Note, as of June 30, 2024. To the extent that such amounts exceed $5.75 million, Sponsor shall be responsible for such payment.

SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses.

Investors

At Closing, pursuant to the Investor Letter, the Investors shall surrender an aggregate of 1,919,384 SPAC Ordinary Shares and 3,000,000 SPAC Private Warrants, and upon the completion of the Business Combination, the Investors shall hold a total of 636,012 shares of Surviving PubCo Class A Common Stock.

None

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership of Surviving PubCo Following the Business Combination.”

The foregoing personal and financial interests of the Sponsor as well as the SPAC’s directors and executive officers may have influenced their motivation in identifying and selecting AleAnna as a business combination target, completing an initial business combination with AleAnna and influencing the operation of the business following the Business Combination. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the SPAC Public Shareholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the SPAC Board to vote for the proposals, its shareholders should consider these interests.

SPAC Public Shareholders will experience dilution as a consequence of the issuance of Surviving PubCo securities as consideration in the Business Combination. Having a minority share position may reduce the influence that SPAC Public Shareholders have on the management of Surviving PubCo.

The issuance of Surviving PubCo securities in the Business Combination will dilute the equity interests of SPAC Public Shareholders who do not exercise their Redemption Rights and may adversely affect prevailing market prices for Surviving PubCo securities. SPAC Public Shareholders who do not exercise their Redemption Rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of Surviving PubCo securities as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of Surviving PubCo Warrants.

The issuance of Surviving PubCo securities in connection with the Business Combination, including through any of the foregoing, could have the following effects for SPAC Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in Surviving PubCo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding SPAC Class A Ordinary Shares will be diminished; or

•        the market price of Surviving PubCo Class A Common Stock or Surviving PubCo Warrants, as applicable, may decline.

The following summarizes the pro forma ownership and implied value per share of Surviving PubCo Class A Common Stock of Surviving PubCo following the Business Combination, including, for the Sponsor Related Parties and Nautilus Member, those shares of Surviving PubCo Class A Common Stock issuable upon the exchange of Class C HoldCo Units and shares of Surviving PubCo Class C Common Stock, under five redemption scenarios.

	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(2)	75% Redemptions(2)	Maximum Redemptions(3)
Swiftmerge SPAC Public Shareholders	1,214,913	911,185	607,457	303,729	—
AleAnna Members and Affiliates(4)	65,098,476	65,098,476	65,098,476	65,098,476	65,098,476
Sponsor, Anchor Investors and NRA Parties(5)	1,400,000	1,400,000	1,400,000	1,400,000	1,400,000
SPAC Private Warrants(6)	—	—	—	—	—
Total Shares	67,713,389	67,409,661	67,105,933	66,802,205	66,498,476
Surviving PubCo Class A Common Stock issuable upon exercise of the Public Warrants(7)	11,250,000	11,250,000	11,250,000	11,250,000	11,250,000
Total Diluted Shares at Closing (including shares above)	78,963,389	78,659,661	78,355,933	78,052,205	77,748,476

Implied Value per Share
Implied value per share issued and outstanding(8)	$10.02	$10.02	$10.01	$10.01	$10.00
Implied value per share issued and outstanding, including Public Warrants(9)	$10.23	$10.23	$10.22	$10.22	$10.22

____________

(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock.

(6)      Reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(7)      Each SPAC Class A Ordinary Share previously issued by Swiftmerge included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

(8)      Calculation of implied value per share assumes (i) enterprise value of $620.8 million of AleAnna upon consummation of the Business Combination, (ii) approximately $13.4 million of funds in the Trust Account immediately prior to any redemptions (reduced to $0 in the maximum redemption scenario), (iii) Combined cash prior to the Business Combination of approximately $54.3 million (iv) Transaction expenses, including the repayment of the Sponsor Note and other related party payables of $1.0 million, of approximately $11.7 million

(9)      Includes all assumptions noted in note (8) above, in addition to an assumed $129.4 million of cash raised from the exercise of the Public Warrants, which results in a corresponding increase in the implied enterprise value assuming all Public Warrants are exercised.

The calculations in the paragraphs above reflect certain qualifications and assumptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

SPAC Public Warrants that it may hold. Neither SPAC nor AleAnna can predict the ultimate value of Surviving PubCo Warrants or Surviving PubCo Class A Common Stock following the Closing, but assuming that 100% of SPAC Public Shares were redeemed, the 11,250,000 retained outstanding SPAC Public Warrants (that are convertible into Surviving PubCo Warrants in connection with the Business Combination) would have an aggregate value of $          , based on a price per SPAC Public Warrant of $          on the record date. In addition, the price per SPAC Class A Ordinary Share closed at $          on the record date.

If the Surviving PubCo Class A Common Stock trades above the exercise price of $11.50 per share, Surviving PubCo Warrants will be considered to be “in the money” and are therefore would be more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that Surviving PubCo Warrants will be exercised, which would result in dilution to the nonredeeming shareholders. Moreover, the potential for the issuance of additional Surviving PubCo Class A Common Stock could have an adverse effect on the market price of Surviving PubCo Class A Common Stock.

The Sponsor, executive officers, advisors, directors and their affiliates may elect to purchase Public Shares or SPAC Public Warrants prior to the consummation of the Business Combination, which may influence a vote on a proposed Business Combination and reduce the public “float” of the SPAC Class A Ordinary Shares or SPAC Public Warrants.

At any time at or prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required SPAC Proposals, or execute agreements to purchase such SPAC Ordinary Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Required SPAC Proposals. Such a purchase may include a contractual acknowledgement that such SPAC shareholder, although still the record or beneficial holder of SPAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates purchase SPAC Ordinary Shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their redemption rights, such selling SPAC shareholders would be required to revoke their prior elections to redeem their SPAC Ordinary Shares. The purpose of such SPAC Ordinary Share purchase and other transactions would be to limit the number of Public Shares electing to redeem, and to increase the likelihood that the Required SPAC Proposals receive the requisite vote of SPAC shareholders.

Entering into any such arrangements may have a depressive effect on the SPAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination. However, any Public Shares purchased by the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation would not otherwise occur. However, any Public Shares so purchased would not be voted in favor of the Required SPAC Proposals at the Shareholders Meeting and would not be redeemable by such purchasers. SPAC will file or submit a Current Report on Form 8-K to disclose any arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of Public Shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Required SPAC Proposals will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the aforementioned persons, and the number of Public Shares then redeemed.

In addition, if such purchases are made, the public “float” of Public Shares and the number of beneficial holders of SPAC securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, Anchor Investors, the NRA Parties and SPAC directors, advisors and officers have agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares. The Sponsor, Anchor Investors, the NRA Parties and SPAC directors, advisors and officers owned, directly or indirectly, approximately 82.2% of the outstanding SPAC Ordinary Shares as of the Record Date. The Sponsor, Anchor Investors, NRA Parties and SPAC directors, advisors and officers also may from time to time purchase SPAC Class A Ordinary Shares prior to the Business Combination. The SPAC Articles of Association provide that, if SPAC seeks shareholder approval, SPAC will complete its initial business combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of shareholders who attend and vote at a general meeting of the company. The Sponsor and SPAC officers and directors have agreed, pursuant to the terms of the Investor Letter Agreements, Sponsor Letter Agreement entered into with SPAC, to vote all SPAC Ordinary Shares held by them in favor of SPAC’s initial business combination, and the Anchor Investors and NRA Parties have agreed, pursuant to the Investor Letter Agreements with SPAC and the Sponsor, to vote any SPAC Ordinary Shares (other than shares acquired in the IPO) held by them in favor of the Business Combination. As a result, SPAC would not need any of the outstanding Public Shares sold in the IPO after prior redemptions (including the exercise by the underwriter of its over-allotment option) to be voted in favor of the Business Combination in order to have the initial Business Combination Proposal approved. Accordingly, given that SPAC is seeking shareholder approval of the Business Combination, the agreement by the Sponsor, Anchor Investors, the NRA Parties and SPAC directors, advisors and officers to vote in favor of the Business Combination will increase the likelihood that SPAC will receive the requisite shareholder approval for the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

SPAC Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) SPAC’s completion of an initial business combination, and then only in connection with those SPAC Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the SPAC Articles of Association (A) to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Public Shares if SPAC does not complete its initial business combination by June 17, 2025 or, if such period is extended, within such extended period or (B) with respect to any other provision relating to the rights of holders of SPAC Class A Ordinary Shares, and (iii) the redemption of Public Shares if SPAC has not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, subject to applicable law and as further described herein. SPAC Public Shareholders who redeem their SPAC Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if SPAC has not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, with respect to such SPAC Class A Ordinary Shares so redeemed. In no other circumstances will a SPAC Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or SPAC Public Warrants, potentially at a loss.

The securities in which SPAC invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per-share redemption amount received by SPAC Public Shareholders may be less than $10.10 per share.

As of June 30, 2024, there were approximately $13.5 million of funds held in an interest-bearing Trust Account. The funds held in the Trust Account may only be invested in direct U.S. Treasury obligations having a maturity of 185 days or less, or in certain money market funds which invest only in direct U.S. Treasury obligations. While short-term U.S. Treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income (which SPAC may withdraw to pay its taxes, if any) would be reduced. In the event that SPAC is unable to complete the Business Combination or another initial business combination, the SPAC Public Shareholders will be entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income. If the balance of the Trust Account is reduced below $13.5 million as a result of negative interest rates, the amount of funds in the Trust Account available for distribution to SPAC Public Shareholders may be reduced below $10.10 per share.

If SPAC has not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, SPAC Public Shareholders may be forced to wait beyond such June 17, 2025 or longer, if extended, before redemption from the Trust Account. In addition, if SPAC has not consummated an initial business combination by December 14, 2024, its securities will be delisted from Nasdaq.

If SPAC has not consummated an initial business combination by June 17, 2025 or, if such period is further extended, within such extended period, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, if any (less up to $0.1 million of interest to pay dissolution expenses), will be used to fund the redemption of Public Shares. Any redemption of SPAC Public Shareholders from the Trust Account will be effected automatically by function of the SPAC Articles of Association prior to any voluntary winding up. If SPAC is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to the SPAC Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond 36 months from the closing of the Initial Public Offering or, if such 36 month period is extended, beyond such extended period before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. SPAC has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, SPAC consummates its initial business combination or amend certain provisions of the SPAC Articles of Association, and only then in cases where investors have sought to redeem their SPAC Class A Ordinary Shares. Only upon SPAC’s redemption or any liquidation will SPAC Public Shareholders be entitled to distributions if SPAC does not complete its initial business combination and does not amend certain provisions of the SPAC Articles of Association. The SPAC Articles of Association provide that, if SPAC winds up for any other reason prior to the consummation of its initial business combination, SPAC will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If SPAC is unable to complete an initial business combination by June 17, 2025, SPAC may seek an amendment to the SPAC Articles of Association to extend the period of time SPAC has to complete an initial business combination beyond June 17, 2025. The SPAC Articles of Association require at least a special resolution of SPAC shareholders as a matter of Cayman Islands law, meaning that such an amendment be approved by the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. If SPAC seeks shareholder approval to extend beyond June 17, 2025 in which to complete an initial business combination to a later date, SPAC will offer SPAC Public Shareholders the right to have their Public Shares redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account.

SPAC’s public securities are listed on Nasdaq. Nasdaq IM-5101-2 requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of SPAC, would be December 14, 2024. If SPAC is unable to complete an initial business combination by December 14, 2024 and seeks to extend beyond such 36-month period, such extension would violate Nasdaq IM-5101-2, and the SPAC’s securities will be suspended, and delisted by Nasdaq. Effective on October 7, 2024, Nasdaq Rule 5815 was amended to provide for the immediate suspension and delisting upon issuance of a delisting determination letter for failure to meet the requirement of Nasdaq IM-5101-02. Therefore, if SPAC does not complete its initial business combination by December 14, 2024, its securities will be suspended and delisted from Nasdaq. In addition, while SPAC may appeal the suspension and delisting, a Nasdaq hearings panel will have no discretion in allowing SPAC to remain listed and may only reverse the Nasdaq’s staff’s determination if it finds it made a factual error applying the Rule, which there will not be assuming that SPAC receives a delisting letter on or after December 14, 2024. If Nasdaq delists any of our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including (i) being subject to the “penny stock” rules as described below, (ii) a limited availability of market quotations for SPAC’s securities, (iii) reduced liquidity for SPAC’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination.

SPAC shareholders may be held liable for claims by third parties against SPAC to the extent of distributions received by them upon redemption of their shares.

If SPAC is forced to enter into an insolvent liquidation, any distributions received by SPAC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, SPAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by SPAC shareholders. Furthermore, SPAC directors may be viewed as having breached their fiduciary duties to SPAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and SPAC to claims, by paying the SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. SPAC cannot assure you that claims will not be brought against SPAC for these reasons. SPAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of SPAC’s share premium account while SPAC were unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the Business Combination from being completed.

Lawsuits may be filed against SPAC or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require SPAC to incur significant costs and draw the attention of SPAC’s management team away from the Business Combination. Shareholder lawsuits asserting class, derivative and/or individual claims for, among other things, violations of the federal securities laws and/or breaches of fiduciary duty are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources.

An adverse judgment could result in monetary damages, which could have a negative impact on Surviving PubCo’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the Business Combination, that injunction may delay or prevent the Closing, which may adversely affect SPAC’s and AleAnna’s respective businesses, financial condition and results of operation. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination are consummated may adversely affect Surviving PubCo’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent Closing within the agreed upon timeframe.

SPAC may not have sufficient funds to satisfy indemnification claims of SPAC’s directors and executive officers.

SPAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, SPAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will be able to be satisfied by SPAC only if (i) SPAC has sufficient funds outside of the Trust Account or

(ii) SPAC consummates an initial business combination. SPAC’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SPAC’s officers and directors, even though such an action, if successful, might otherwise benefit SPAC and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SPAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

SPAC may amend the terms of SPAC Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding SPAC Public Warrants. As a result, the exercise price of your SPAC Public Warrants could be increased, the exercise period could be shortened and the number of SPAC Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

The SPAC Public Warrants were issued in registered form under the SPAC Warrant Agreement. The SPAC Warrant Agreement provides that the terms of the SPAC Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision, (ii) amending the provisions relating to cash dividends on SPAC Ordinary Shares as contemplated by and in accordance with the SPAC Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the SPAC Warrant Agreement as the parties to the SPAC Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding SPAC Public Warrants is required to make any change that adversely affects the interest of the registered holders of SPAC Public Warrants. Furthermore, the SPAC Warrant Agreement provides that an amendment to remove SPAC’s right to redeem the warrants under certain circumstances will be deemed, for the avoidance of doubt, not to materially adversely affect the interests of the registered holders of SPAC Public Warrants. Such amendment could be effected if the company believed that such amendment would result in the warrants being classified for accounting purposes as equity. Accordingly, SPAC may amend the terms of the SPAC Public Warrants in a manner materially adverse to a holder if holders of at least 65% of the then-outstanding SPAC Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the SPAC Private Warrants or any provision of the SPAC Warrant Agreement with respect to the SPAC Private Warrants, 65% of the number of the then outstanding SPAC Private Warrants. Although SPAC’s ability to amend the terms of the SPAC Public Warrants with the consent of at least 65% of the then-outstanding SPAC Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of SPAC Class A Ordinary Shares purchasable upon exercise of a warrant.

Even if SPAC consummates the Business Combination, the Surviving PubCo Warrants may never be in the money, and they may expire worthless.

At the Closing, each SPAC Public Warrant will convert into a Surviving PubCo Warrant exercisable for Surviving PubCo Class A Common Stock. The exercise price for the Surviving PubCo Warrants will be $11.50 per share. There can be no assurance that the Surviving PubCo Warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of Surviving PubCo Warrants may be amended in a manner that may be adverse to the holders. The SPAC Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Surviving PubCo may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding warrants approve of such amendment. Surviving PubCo’s ability to amend the terms of the warrants with the consent of 65% of the then-outstanding warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Surviving PubCo Class A Common Stock purchasable upon exercise of a warrant.

Surviving PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Surviving PubCo Warrants worthless.

Surviving PubCo will have the ability to redeem outstanding Surviving PubCo Warrants at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the closing price of the Surviving PubCo Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met). If and when the Surviving PubCo Warrants become redeemable by Surviving PubCo, Surviving PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Surviving PubCo may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of your warrants.

Surviving PubCo’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Surviving PubCo Warrants and rights, respectively, which could limit the ability of Surviving PubCo Warrant or rights holders to obtain a favorable judicial forum for disputes with Surviving PubCo.

Surviving PubCo’s warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against Surviving PubCo arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Surviving PubCo irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Surviving PubCo will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Surviving PubCo’s Warrants shall be deemed to have notice of and to have consented to the forum provisions in Surviving PubCo’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Surviving PubCo’s Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Surviving PubCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Surviving PubCo’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Surviving PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Surviving PubCo’s business, financial condition and results of operations and result in a diversion of the time and resources of Surviving PubCo’s management and PubCo Board.

Subsequent to the completion of the Business Combination, Surviving PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

Even though SPAC has conducted extensive due diligence on AleAnna, SPAC cannot assure you that this diligence will identify all material issues with AleAnna, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of AleAnna’s and outside of SPAC’s control will not later arise. As a result of these factors, Surviving PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if SPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Surviving PubCo’s liquidity, the fact that Surviving PubCo reports charges of this nature could contribute to negative market perceptions about Surviving PubCo or its securities. In addition, charges of this nature may cause Surviving PubCo to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by AleAnna or by virtue of Surviving PubCo’s obtaining post-combination debt financing. Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities. Such holders are unlikely to have a remedy for such reduction in value.

If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by SPAC shareholders may be less than $10.10 per Public Share.

SPAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against SPAC. Although SPAC has sought to have all vendors, service providers (except its independent registered public accounting firm), prospective target businesses and other entities with which SPAC does business execute agreements with SPAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SPAC Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to SPAC than any alternative.

Examples of possible instances where SPAC may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason.

Upon redemption of Public Shares, if SPAC has not consummated an initial business combination by June 17, 2025, or upon the exercise of a redemption right in connection with its initial business combination, SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SPAC within the ten years following redemption. Accordingly, the per-share redemption amount received by SPAC Public Shareholders could be less than the $10.10 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement entered into at the closing of the Initial Public Offering, the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third-party (other than SPAC’s independent registered public accounting firm) for services rendered or products sold to SPAC, or a prospective target business with which SPAC has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SPAC’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under SPAC’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SPAC believes that the Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, SPAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of SPAC’s officers, advisors or directors will indemnify SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

SPAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the SPAC Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SPAC’s tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SPAC currently expects that its independent directors would take legal action on SPAC’s behalf against the Sponsor to enforce its indemnification obligations to SPAC, it is possible that SPAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SPAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the SPAC Public Shareholders may be reduced below $10.10 per Public Share.

If, after SPAC distributes the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties to SPAC’s creditors, thereby exposing the members of the SPAC Board and SPAC to claims of punitive damages.

If, after SPAC distributes the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, any distributions received by SPAC shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by SPAC shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to SPAC’s creditors and/or having acted in bad faith, thereby exposing itself and SPAC to claims of punitive damages, by paying SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SPAC shareholders and the per-share amount that would otherwise be received by SPAC shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SPAC shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by SPAC shareholders in connection with SPAC’s liquidation may be reduced.

Past performance by SPAC’s management team, advisors or their respective affiliates may not be indicative of future performance of Surviving PubCo.

Information regarding performance is presented for informational purposes only. Any past experience or performance of SPAC’s management team, advisors and their respective affiliates is not a guarantee of either (i) SPAC’s ability to successfully identify and execute a transaction or (ii) success with respect to any business combination that we may consummate. You should not rely on the historical record of SPAC’s management team, advisors or their respective affiliates as indicative of the future performance of Surviving PubCo or the returns Surviving PubCo will, or are likely to, generate going forward.

Because of SPAC’s limited resources and the significant competition for business combination opportunities, it may be more difficult for SPAC to complete its initial business combination. If SPAC has not consummated its initial business combination within the required time period, SPAC Public Shareholders may receive only approximately $10.10 per public share, or less in certain circumstances, on the liquidation of the Trust Account and the SPAC Warrants will expire worthless.

SPAC expects to encounter intense competition from other entities having a business objective similar to its, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses SPAC intends to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than SPAC does and SPAC’s financial resources will be relatively limited when contrasted with those of many of these competitors. While SPAC believes there are numerous target businesses it could potentially acquire with the net proceeds of the Initial Public Offering and the sale of the SPAC Private Warrants, SPAC’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by SPAC’s available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, SPAC is obligated to offer holders of Public Shares the right to redeem their shares for cash at the time of the initial business combination in conjunction with a shareholder vote or via a tender offer. Target companies will be aware that this may reduce the resources available to SPAC for its initial business combination. Any of these obligations may place SPAC at a competitive disadvantage in successfully negotiating a business combination. If SPAC has not consummated its initial business combination within the required time period, SPAC Public Shareholders may receive only approximately $10.10 per public share, or less in certain circumstances, on the liquidation of the Trust Account and the SPAC Warrants will expire worthless.

If the funds available to SPAC outside of the Trust Account are insufficient to allow SPAC to operate through the deadline for SPAC to complete its initial business combination, SPAC may be unable to complete its initial business combination.

The funds available to SPAC outside of the Trust Account may not be sufficient to allow SPAC to operate through the deadline for SPAC to complete its initial business combination, assuming that its initial business combination is not completed during that time. SPAC expects to incur significant costs in pursuit of its acquisition plans and the proposed Business Combination. However, its affiliates are not obligated to make loans to SPAC in the future, and SPAC may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses. Any such event in the future may negatively impact the analysis regarding its ability to continue as a going concern at such time.

SPAC believes that the funds currently available to it outside of the Trust Account, together with funds available from loans from the Sponsor, its affiliates or members of its management team, will be sufficient to allow it to operate through the deadline for it to complete its initial business combination; however, SPAC cannot assure you that its estimate is accurate, and the Sponsor, its affiliates or members of the SPAC management team are under no obligation to advance funds to SPAC in such circumstances. If SPAC has not consummated its initial business combination within the required time period because it does not have sufficient funds available to it, SPAC will be forced to cease operations and liquidate the Trust Account. Consequently, SPAC Public Shareholders may only receive an estimated $10.10 per public share, or possibly less, on redemption of Public Shares, and the SPAC Warrants will expire worthless. See “— If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by SPAC shareholders may be less than $10.10 per Public Share” and other risk factors herein.

If the Business Combination is not completed, the requirement that SPAC consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period may give potential target businesses leverage over SPAC in negotiating a business combination and may limit the time SPAC has in which to conduct due diligence on potential business combination targets, in particular as SPAC approaches its dissolution deadline, which could undermine its ability to complete its initial business combination on terms that would produce value for our shareholders.

Any potential target business with which SPAC enters into negotiations concerning a business combination will be aware that SPAC must consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period. Consequently, such target business may obtain leverage over SPAC in negotiating a business combination, knowing that if SPAC does not complete its initial business combination with that particular target business, SPAC may be unable to complete its initial business combination with any target business. This risk will increase as SPAC gets closer to the time frame described above. In addition, SPAC may have limited time to conduct due diligence and may enter into an initial business combination on terms that SPAC would have rejected upon a more comprehensive investigation.

SPAC may not be able to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, in which case SPAC would cease all operations except for the purpose of winding up and SPAC would redeem its Public Shares and liquidate.

If the Business Combination is not consummated, SPAC may not be able to find an alternative suitable target business and consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period. SPAC’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If SPAC has not consummated an initial business combination within such applicable time period, SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case, to SPAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The SPAC Articles of Association provide that, if SPAC winds up for any other reason prior to the consummation of its initial business combination, SPAC will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, the SPAC Public Shareholders may receive only $10.10 per public share, or less than $10.10 per public share, on the redemption of their shares, and the SPAC Warrants will expire worthless. See “— If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by SPAC shareholders may be less than $10.10 per Public Share” and other risk factors herein.

If SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within the extended period, SPAC may seek an amendment to the SPAC Articles of Association to extend the period of time SPAC has to complete an initial business combination beyond 42 months. The SPAC Articles of Association require at least a special resolution of SPAC shareholders as a matter of Cayman Islands law, meaning that such an amendment be approved by the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at a general meeting. If SPAC seeks shareholder approval to further extend the June 17, 2025 period in which SPAC has to complete an initial business combination to a later date, SPAC will offer SPAC Public Shareholders the right to have their Public Shares redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account.

If SPAC is deemed to be an investment company under the Investment Company Act, SPAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for SPAC to complete its initial business combination.

If SPAC is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of SPAC’s investments; and

•        restrictions on the issuance of securities,

each of which may make it difficult for SPAC to complete its initial business combination.

In addition, SPAC may have imposed upon it burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that SPAC is currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless SPAC can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SPAC’s business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. SPAC does not plan to buy businesses or assets with a view to resale or profit from their resale. SPAC does not plan to buy unrelated businesses or assets or to be a passive investor.

SPAC does not believe that its current principal activities subject it, or that its anticipated principal activities in the future will subject it, to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), SPAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in SPAC is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial business combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the SPAC Articles of Association (A) to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of the Public Shares if SPAC does not complete the initial business combination by June 17, 2025 or, if such period is extended, within such extended period or (B) with respect to any other provision relating to the rights of holders of SPAC Class A Ordinary Shares; or (iii) absent SPAC completing an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, SPAC’s return of the funds held in the Trust Account to SPAC Public Shareholders as part of SPAC’s redemption of the Public Shares. If SPAC does not invest the proceeds as discussed above, it may be deemed to be subject to the Investment Company Act. If SPAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which SPAC has not allotted funds and may hinder its ability to complete a business combination. As a result, SPAC may be forced to abandon its efforts to complete an initial business combination and to instead liquidate. If SPAC liquidates, the SPAC Public Shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of its shares and warrants following such a transaction, and the SPAC Public Shareholders may receive only approximately $10.10 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the SPAC Warrants will expire worthless.

The SEC adopted final rules to regulate special purpose acquisition companies that may increase SPAC’s costs and the time needed to complete SPAC’s initial business combination.

With respect to the regulation of special purpose acquisition companies like SPAC, the SEC adopted new rules on January 24, 2024 (the “SPAC Rules”) relating to, among other items, enhanced disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; modified condensed financial statements requirements applicable to transactions involving shell companies; additional disclosure obligations and requirements for the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; broadening the potential liability of certain participants in proposed business combination transactions; and discussing and providing guidance regarding the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including summarizing the SEC staff’s views on the facts and circumstances that are relevant to making a determination as to whether a special purpose acquisition company meets the definition of an “investment company” under the Investment Company Act. These SPAC Rules may materially adversely affect SPAC’s ability to consummate the Business Combination, its activities prior to the consummation thereof, and may increase the costs and time related thereto.

In the adoption of the SPAC Rules, the SEC affirmatively chose not to adopt a quantitative, bright-line safe harbor that would provide certainty as to when a special purpose acquisition company’s pre-business combination activities would not result in the special purpose acquisition companies being treated as an investment company under the Investment Company Act. Instead, the SEC staff expressed its views regarding a five-factor qualitative test, known as the Tonopah factors, to be applied to the facts and circumstances of any special purpose acquisition company’s activities to determine whether or not the special purpose acquisition company is acting as an “investment company” under the Investment Company Act. Consequently, there remains uncertainty concerning the applicability of the investment Company Act to any particular special purpose acquisition company, as the interpretation and application of the Tonopah factors are subjective in nature. It is possible that a claim could be made that SPAC has been operating an unregistered investment company. This risk may be increased if SPAC continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash. See also “— If SPAC is deemed to be an investment company under the Investment Company Act, SPAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for SPAC to complete its initial business combination.”

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect SPAC’s business, including its ability to negotiate and complete the Business Combination, and results of operations.

SPAC is subject to laws and regulations enacted by national, regional and local governments. In particular, SPAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on SPAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SPAC’s business, including SPAC’s ability to complete the Business Combination, and results of operations.

The value of the founder shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of SPAC Class A Ordinary Shares at such time is substantially less than $10.00 per share.

The Sponsor has invested in SPAC an aggregate of $6,375,000 comprised of the $25,000 purchase price for the founder shares and the $6,350,000 purchase price for the SPAC Private Warrants. The Anchor Investors paid $0.003 per share for 2,250,000 SPAC Class B Ordinary Shares that had been forfeited by Sponsor and reissued, and paid $3,000,000 for 3,000,000 SPAC Private Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the founder shares held by the Sponsor and the Anchor Investors (after giving effect to the surrender at Closing of a certain number of founder shares by the Sponsor and the Anchor Investors) would have an aggregate value of $14,000,000 (assuming no value is attributed to the SPAC Private Warrants, which are also being surrendered at Closing). Even if the trading price of Surviving PubCo Class A Common Stock following the Closing was as low as approximately $6.70 per share, the value of the founder shares would be equal to the Sponsor’s and Anchor Investors’ initial investment in SPAC. As a result, the Sponsor and the Anchor Investors are likely to be able to recoup their investment in SPAC and make a substantial profit on that investment, even if the Public Shares have lost significant value. Accordingly, SPAC’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the SPAC Public Shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the Trust Account to the SPAC Public Shareholders. For the foregoing reasons, SPAC Public Shareholders should consider SPAC’s management team’s financial incentive to complete the Business Combination when evaluating whether to redeem their shares prior to or in connection with the Business Combination. See “— Since the Sponsor and SPAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our SPAC shareholders, a conflict of interest may have existed in determining whether the Business Combination with AleAnna is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination” and “Proposal No. 1 — The Business Combination Proposal — Interests of Sponsor and SPAC’s Directors and Officers in the Business Combination.”

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for SPAC’s unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the book building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the closing of the Transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

BofA, as underwriters of the Initial Public Offering, was to be compensated in part on a deferred basis in connection with the Initial Public Offering. However, BofA gratuitously waived such compensation. BofA had no role in the Business Combination and does not have any responsibility for this proxy statement/prospectus.

BofA was the lead underwriter in the Initial Public Offering. Pursuant to the Underwriting Agreement, dated as of December 14, 2021, by and among SPAC and BofA, BofA was entitled to the Deferred Underwriting Fee in the aggregate amount of approximately $7.0 million as consideration for services rendered to SPAC in connection with the Initial Public Offering, which was to become payable upon consummation of a business combination transaction. On November 7, 2022, BofA entered into a letter agreement pursuant to which BofA agreed to irrevocably waive its entitlement to its remaining deferred discount to be paid pursuant to that certain Underwriting Agreement, dated December 14, 2021, by and between SPAC and BofA entered into in connection with our Initial Public Offering. BofA has performed all of its obligations under the Underwriting Agreement to obtain the Deferred Underwriting Fee, yet gratuitously waived its right to be compensated for such fee. Investors should be aware that the gratuitous waiver of all or part of the Deferred Underwriting Fee is unusual. BofA did not communicate the reason for providing a waiver of its deferred fees. Such waiver was provided without any consideration from SPAC and without any conditions. BofA did not communicate to SPAC, nor is SPAC aware, that BofA’s waiver was the result of any dispute or disagreement with SPAC, including any disagreement relating to the disclosure in the proxy statement/prospectus.

In addition, BofA has not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and SPAC shareholders do not have the benefit of any such involvement. SPAC shareholders should not place any reliance on the fact that BofA was involved with SPAC’s IPO. BofA’s noninvolvement in the preparation of any disclosure in this proxy statement/prospectus was not the result of any dispute, disagreement or objection to the disclosure in this proxy statement/prospectus.

Beginning in January 2022, there has been a precipitous drop in the market values of companies formed through transactions with special purpose acquisition companies. Accordingly, securities of companies such as SPAC may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of companies formed through transactions with special purpose acquisition companies like SPAC. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the value of SPAC’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of Surviving PubCo Class A Common Stock following the Closing, which may cause further volatility in the price of SPAC securities and adversely impact the ability of Surviving PubCo to secure financing following the Closing.

Securities of companies formed through special purpose acquisition transactions such as the Business Combination may experience a material decline in price relative to the share price of the special purpose acquisition company prior to the transaction.

As with most special purpose acquisition company initial public offerings in recent years, SPAC issued shares for $10.00 per share upon the closing of the Initial Public Offering in December 2021. As with other special purpose acquisition company, the $10.00 per share price of SPAC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account, which was initially equal to approximately $10.10 per share, prior to the Closing. Following the Closing, the Surviving PubCo Class A Common Stock outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of Surviving PubCo, which, like the securities of other companies formed through special purpose acquisition company mergers in recent years, may be significantly less than $10.10 per share.

SPAC has identified material weaknesses in its internal control over financial reporting as of December 31, 2023. If SPAC is unable to develop and maintain an effective system of internal control over financial reporting, SPAC may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in SPAC and materially and adversely affect its business and financial results.

SPAC’s management has concluded that, as of December 31, 2023, SPAC had material weaknesses in its internal control over financial reporting related to SPAC’s review controls over the recording of an unbilled amount due to a third-party service provider and interest income. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for SPAC to provide reliable financial reports and prevent fraud. SPAC continues to evaluate steps to remediate the identified material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If SPAC identifies any new material weaknesses in the future, any such newly identified material weakness could limit SPAC’s ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, SPAC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in SPAC’s financial reporting and its stock price may decline as a result. SPAC cannot assure you that the measures it has taken to date, or any measures SPAC may take in the future, will be sufficient to avoid potential future material weaknesses.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

AleAnna is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon becoming a public company, Surviving PubCo will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in Surviving PubCo’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although Surviving PubCo will be required to disclose changes made in its internal controls and procedures on a quarterly basis, it will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC. As an emerging growth company, Surviving PubCo’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404(a) until the later of (i) the year following Surviving PubCo’s first annual report required to be filed with the SEC or (ii) the date Surviving PubCo is no longer an emerging growth company. At such time, Surviving PubCo’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its controls are documented, designed or operating.

As a private company, AleAnna does not currently have any internal audit function. To comply with the requirements of being a public company, AleAnna has undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert Surviving PubCo management’s that are important to the operation of its business. If Surviving PubCo identifies any material weaknesses in its internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting once Surviving PubCo is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of Surviving PubCo’s financial reports and the market price of Surviving PubCo Class A Common Stock could be negatively affected. Surviving PubCo could also become subject to investigations by the SEC, the stock exchange on which its securities will be listed or other regulatory authorities, which could require additional financial and management resources. In addition, if Surviving PubCo fails to remedy any material weakness, its financial statements could be inaccurate and Surviving PubCo could face restricted access to capital markets.

SPAC’s financial condition raises substantial doubt about its ability to continue as a “going concern” through one year from the date of the financial statements contained in this proxy statement/prospectus if the Business Combination is not consummated.

As of June 30, 2024, SPAC had cash held outside of the Trust Account of $2,633 and a working capital deficit of approximately $3.95 million. SPAC has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and the proposed Business Combination. SPAC anticipates that the cash held outside of the Trust Account as of June 30, 2024 will not be sufficient to allow SPAC to operate until June 17, 2025, the date by which SPAC must complete a business combination, unless extended. While SPAC expects to have sufficient access to additional sources of capital under the working capital loans, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary. Further, if a business combination is not consummated by June 17, 2025 or, if the deadline is extended, by such extended date, there will be a mandatory liquidation and subsequent dissolution of SPAC. These conditions raise substantial doubt about SPAC’s ability to continue as a going concern for a period of time within one year after the date that the SPAC’s financial statements included elsewhere in this proxy statement/prospectus were issued.

SPAC management plans to address this uncertainty through a business combination, although it also anticipates that if the working capital loans are provided by SPAC’s officers, directors and initial shareholders, that will provide sufficient liquidity to meet SPAC’s working capital needs through the earlier of the consummation of a business combination and one year from the date of this proxy statement/prospectus. If SPAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily include or be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. SPAC cannot provide any assurance that financing sources will be available to it on commercially acceptable terms or if at all, that its plans to consummate a business combination will be successful or successful by June 17, 2025 or that it will successfully pursue an extension of its deadline to consummate a business combination. The SPAC financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to complete the Business Combination may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

Our ability to complete the Business Combination may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as CFIUS, and ultimately prohibited.

The Sponsor currently owns approximately 44.9% of SPAC. The Sponsor is controlled by Swiftmerge Holdings GP, LLC which is managed by a board of managers consisting of John “Sam” Bremner, George Jones and Aston Loch and as such, each are considered to be a control person of the Sponsor. Two of these control persons of the Sponsor are Canadian citizens and therefore are non-U.S. persons. AleAnna is controlled by the Nautilus Member, which in turn is controlled by John C. Wilder, who is a U.S. citizen. As such, the Sponsor may be considered to be “controlled” (as defined in 31 CFR 800.208) by a foreign person or has any members who are, or have substantial ties with, a non-U.S. person, and considering AleAnna is a U.S. target company, the Sponsor’s involvement in the Business Combination could be deemed a “covered transaction” (as defined in 31 CFR 800.213). As a result, the Business Combination may become subject to regulatory review, including review by CFIUS, and it is possible that restrictions, limitations or conditions could be imposed by CFIUS. The scope of CFIUS review was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination is within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of a U.S. business of Surviving PubCo without first obtaining CFIUS clearance. A failure to notify CFIUS of a transaction where such notification was required or otherwise warranted based on the national security considerations presented by an investment target may expose the Sponsor and/or the AleAnna to legal penalties, costs, and/or other adverse reputational and financial effects, thus potentially diminishing the value of Surviving PubCo. In addition, CFIUS is actively pursuing transactions that were not notified to it and may ask questions regarding, or impose restrictions or mitigation on, the Business Combination post-closing.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete the Business Combination. If we cannot complete the Business Combination by June 17, 2025 because the transaction is still under review or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, SPAC Public Shareholders may lose the investment opportunity in Surviving PubCo and the chance of realizing future gains on their investment through any price appreciation in Surviving PubCo and any SPAC Public Warrants held by the SPAC Public Shareholders would expire worthless. In addition, if we cannot complete the Business Combination prior June 17, 2025, SPAC’s registered securities may be delisted and the SPAC Warrants will expire worthless. Please see “— If SPAC has not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, SPAC Public Shareholders may be forced to wait beyond such June 17, 2025 or longer, if extended, before redemption from the Trust Account”.

The SPAC Articles of Association contains a waiver of the corporate opportunities doctrine for our directors and officers, and therefore such persons have no obligations to make opportunities available to us.

The “corporate opportunities” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its shareholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. The SPAC Articles of Association waives the corporate opportunities doctrine. It states that SPAC renounces any interest or expectancy of SPAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both SPAC and a director or officer of the SPAC, about which a director and/or officer of SPAC who is also a member of management acquires knowledge.

There could have been business combination targets that have been appropriate for a business combination with SPAC but were not offered due to a SPAC director’s or officer’s duties to another entity. SPAC and its management are not aware of any such corporate opportunities not being offered to SPAC and do not believe that the waiver of the corporate opportunity doctrine in the SPAC Articles of Association interfered with SPAC’s ability to identify an acquisition target, including the decision to pursue the Business Combination.

SPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for SPAC to complete the Business Combination with which a substantial majority of SPAC’s shareholders do not agree, which may increase the number of Public Shares that are redeemed and the risk of being subject to the “penny stock” rules, but it may also increase the risk that SPAC’s securities may be delisted from Nasdaq.

The SPAC Articles of Association do not provide a specified maximum redemption threshold and there is no minimum cash condition with respect to the completion of the Business Combination. As a result, SPAC may be able to complete the Business Combination even though a substantial majority of SPAC Public Shareholders do not agree with the Business Combination and have redeemed their shares. Furthermore, SPAC may be able to redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Although we expect to meet Nasdaq’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell our Public Shares, which we believe results in decreased liquidity for our Public Shares as well as increased transaction costs for sales and purchases of our Public Shares as compared to other securities.

Moreover, if SPAC redeems its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist SPAC’s securities from trading on its exchange. If Nasdaq delists any of SPAC’s securities from trading on its exchange and SPAC is not able to list such securities on another approved national securities exchange, SPAC expects that such securities could be quoted on an over-the-counter market. If this were to occur, SPAC could face significant material adverse consequences, including (i) being subject to the “penny stock” rules as described above, (ii) a limited availability of market quotations for SPAC’s securities, (iii) reduced liquidity for SPAC’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination.

If you or a “group” of SPAC shareholders are deemed to hold in excess of 15% of SPAC Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of such shares.

The SPAC Articles of Association provide that a SPAC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), are restricted from redeeming its shares with respect to the Excess Shares without SPAC’s prior consent. However, SPAC is not restricting shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares reduces your influence over SPAC’s ability to complete the Business Combination and you could suffer a material loss on your investment in SPAC if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if SPAC completes the Business Combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If a SPAC Public Shareholder fails to receive notice of SPAC’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

SPAC will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite SPAC’s compliance with these rules, if a SPAC shareholder fails to receive the proxy solicitation or tender offer materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation or tender offer materials, as applicable, that SPAC will furnish to holders of Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem or tender Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

There is no guarantee that a SPAC shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SPAC shareholder may be able to sell its Surviving PubCo Class A Common Stock in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of the Business Combination may cause an increase in the share price, and may result in a lower value realized now than a shareholder of SPAC might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the estimated redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for SPAC to complete the Business Combination.

Recently, the market for directors and officers liability insurance for special purpose acquisition companies has changed in ways adverse to SPAC and its management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future.

The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for SPAC to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, Surviving PubCo might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on Surviving PubCo’s ability to attract and retain qualified officers and directors.

In addition, even after SPAC is able to complete an initial business combination, SPAC’s directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect SPAC’s directors and officers, Surviving PubCo may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for Surviving PubCo, and could interfere with or frustrate SPAC’s ability to consummate the Business Combination on terms favorable to its investors.

In the event that a significant number of shares of SPAC shareholders exercise their redemption rights, SPAC Class A Ordinary Shares (or Surviving PubCo Common Stock following the Business Combination) may become less liquid.

SPAC has experienced high redemptions of SPAC Class A Ordinary Shares in the past. If a significant number of remaining outstanding SPAC Class A Ordinary Shares are redeemed in connection with the Business Combination and the Business Combination is consummated, Surviving PubCo will receive lesser proceeds from the Business Combination. Additionally, the redemption of SPAC Class A Ordinary Shares in connection with the Business Combination will adversely affect the trading volume of Surviving PubCo Class A Common Stock following the Business Combination, which may impair your ability to sell your Surviving PubCo Class A Common Stock and may also impair Surviving PubCo’s ability to raise additional capital on favorable terms after the Business Combination. In the event Surviving PubCo obtains lesser proceeds from the Business Combination, it may be required to raise additional capital following the Business Combination to fund its operations and business plan, even if under unfavorable terms or prices. If Surviving PubCo raises additional capital in the form of sales of Surviving PubCo Class A Common Stock, the sale and issuance of such Surviving PubCo Class A Common Stock, or even the perception that these sales might occur, could put significant downward pressure on the price of Surviving PubCo Class A Common Stock and cause the market price of Surviving PubCo Class A Common Stock to decline. This could impair Surviving PubCo’s ability to raise additional capital through a future sale of, or pay for acquisitions using, Surviving PubCo’s equity securities. Any future issuance by Surviving PubCo of equity securities would also dilute the interests of holders of Surviving PubCo Class A Common Stock.

Risks Related to the Domestication

The Domestication may result in adverse tax consequences for holders of SPAC Class A Ordinary Shares, including holders exercising redemption rights with respect to the SPAC Class A Ordinary Shares.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” and based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Greenberg Traurig, LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

If the Domestication fails to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder of SPAC Class A Ordinary Shares or SPAC Public Warrants may be required to recognize taxable gain with respect to its SPAC Class A Ordinary Shares or SPAC Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding Surviving PubCo Class A Common Stock or Surviving PubCo Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its SPAC Class A Ordinary Shares or SPAC Public Warrants surrendered.

Assuming that the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose SPAC Class A Ordinary Shares have an aggregate fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SPAC shares entitled to vote and less than 10% of the total value of all classes of SPAC shares generally will not recognize any gain or loss and will not be required to include any part of SPAC’s earnings in income as a result of the Domestication. A U.S. Holder whose SPAC Class A Ordinary Shares have an aggregate fair market value of $50,000 or more and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SPAC shares entitled to vote and less than 10% or more of the total value of all classes of SPAC shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SPAC Class A Ordinary Shares for Surviving PubCo Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SPAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SPAC Class A Ordinary Shares held directly by such U.S. Holder. A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SPAC shares entitled to vote or 10% or more of the total value of all classes of SPAC stock, generally will be required to include in income as a deemed dividend deemed paid by SPAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SPAC Class A Ordinary Shares held directly by such U.S. Holder as a result of the Domestication.

Additionally, even if the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging SPAC Public Warrants for newly issued Surviving PubCo Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. SPAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SPAC Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of SPAC Class A Ordinary Shares for Surviving PubCo Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SPAC Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges SPAC Public Warrants for newly issued Surviving PubCo Warrants; currently, however, the elections mentioned above cannot be made with respect to SPAC Public Warrants (for discussion regarding the application of the PFIC rules to Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SPAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to SPAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

Additionally, non-U.S. Holders may become subject to withholding tax on any amounts treated as dividends paid on Surviving PubCo Class A Common Stock after the Domestication. More generally, the Domestication may require a holder of SPAC Class A Ordinary Shares or Warrants to recognize taxable income in the jurisdiction in which such holder (or a beneficial owner of such holder) is tax resident.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the six months ended June 30, 2024 and the year ended December 31, 2023 present the historical financial statements of SPAC and AleAnna, adjusted to reflect the Business Combination and in addition, approximately $7.5 million paid by AleAnna to acquire two renewable natural gas projects after June 30, 2024. The unaudited condensed combined pro forma balance sheet as of June 30, 2024 gives pro forma effect to the business combination and related transactions as if they had occurred on June 30, 2024. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the six months ended June 30, 2024 and year ended December 31, 2023 give pro forma effect to the business combination and related transactions as if they had been consummated on January 1, 2023. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X, as amended.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions. SPAC is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. AleAnna is a natural gas resource company focused on conventional and renewable natural gas production in Italy.

The business combination includes, among other things:

•        (i) SPAC undergoing the Domestication and changing its name to “AleAnna, Inc.”; (ii) each SPAC Class A Ordinary Share converting into one share of Surviving PubCo Class A Common Stock; (iii) each SPAC Class B Ordinary Share converting into one share of Surviving PubCo Class B Common Stock in the Domestication and then each share of Surviving PubCo Class B Common Stock converting into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (iv) each warrant to purchase SPAC Class A Ordinary Shares becoming exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock; and (v) a series Surviving PubCo Class C Common Stock being authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo;

•        following the Domestication but prior to the Merger, (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash (as defined herein), and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units designated to be issued to the AleAnna Members, and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing;

•        following the Pre-Closing Contribution, Merger Sub will merge with and into AleAnna, with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. Each AleAnna Member will be entitled to receive its pro rata portion of 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. It is anticipated that Nautilus, which owns approximately 97% of AleAnna prior to the transaction, will receive 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, as well as 9,100,000 shares of Surviving PubCo Class A Common Stock. The other AleAnna Member, Bonanza Resources (Texas) Inc. will receive 1,969,882 shares of Surviving PubCo Class A Common Stock. The exact number of Class C HoldCo Units and Class A HoldCo Units issued may change once the business combination is finalized; and

•        the common control reverse recapitalization between SPAC and AleAnna.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•        the notes accompanying the unaudited pro forma condensed combined financial statements;

•        the historical audited and unaudited financial statements of SPAC included elsewhere in this Form S-4;

•        the historical audited and unaudited financial statements of AleAnna included elsewhere in this Form S-4;

•        the discussion of the financial condition and results of operations of SPAC and AleAnna included elsewhere in this Form S-4; and

•        other information contained in this Form S-4, including the Business Combination and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information assumes that the SPAC shareholders approve the proposed Business Combination. SPAC’s Public Shareholders may elect to redeem their SPAC Class A Ordinary Shares for cash even if they vote for the proposed Business Combination. SPAC cannot predict how many of its SPAC Public Shareholders will exercise their right to have their SPAC Class A Ordinary Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present five redemption scenarios, as previously described:

•        No Additional Redemptions;

•        25% Redemptions;

•        50% Redemptions;

•        75% Redemptions; and

•        Maximum Redemptions.

The actual results will likely be somewhere within the ranges of outcomes shown, though precisely where cannot be presently determined.

The Transactions are being accomplished through an “Up-C” structure and the classification of consideration received by the AleAnna Members, as the equityholders of AleAnna immediately prior to the Closing, reflects such “Up-C” structure. Upon the Closing, the AleAnna Members are expected to hold 11,069,882 shares of Surviving PubCo Class A Common Stock, 54,028,594 Class C HoldCo Units that are exchangeable for an aggregate of 54,028,594 shares of Surviving PubCo Class A Common Stock and 54,028,594 shares of Surviving PubCo Class C Common Stock.

Due to the uncertainty of the amount and timing of future exchanges of Class C HoldCo Units, the unaudited pro forma condensed combined financial information assumes that no exchanges of Class C HoldCo Units have occurred and therefore, no increases in tax basis have been realized. Additionally, AleAnna would recognize a full valuation allowance for any deferred tax asset realized based on AleAnna’s current assessment of the future realizability.

The following summarizes the Surviving PubCo Common Stock outstanding under the five redemption scenarios:

	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(2)		75% Redemptions(2)		Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SPAC Public Shareholders	1,214,913	1.79%	911,185	1.35%	607,457	0.91%	303,729	0.45%	—	0.00%
AleAnna Members and Affiliates(4)	65,098,476	96.14%	65,098,476	96.57%	65,098,476	97.00%	65,098,476	97.45%	65,098,476	97.89%
Sponsor, Anchor Investors and NRA Parties(5)	1,400,000	2.07%	1,400,000	2.08%	1,400,000	2.09%	1,400,000	2.10%	1,400,000	2.11%
Total Shares at Closing (excluding shares below)	67,713,389	100.00%	67,409,661	100.00%	67,105,933	100.00%	66,802,205	100.00%	66,498,476	100.00%
SPAC Public Warrants(6)	11,250,000		11,250,000		11,250,000		11,250,000		11,250,000
Total Diluted Shares at Closing (including shares above)	78,963,389		78,659,661		78,355,933		78,052,205		77,748,476

____________

(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. Also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(6)      Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed consolidated combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2024

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
ASSETS
Current Assets
Cash	$2,633	$54,343,224	$(5,651,960)	(a)	$48,693,897	$(9,011,192)	(a)	$45,334,665	$(12,419,070)	(a)	$41,926,788	$(15,729,655)	(a)	$38,616,202	$(19,186,179)	(a)	$35,159,678
Prepaid expenses and other assets	42,525	1,443,785	(1,175,964)		310,346	(1,175,964)		310,346	(1,175,964)		310,346	(1,175,964)		310,346	(1,175,964)		310,346
Total current assets	$45,158	$55,787,009	$(6,827,924)		$49,004,243	$(10,187,155)		$45,645,012	$(13,595,033)		$42,237,134	$(16,905,619)		$38,926,548	$(20,362,143)		$35,470,024

Cash held in Trust Account	$13,534,219	$—	$(13,534,219)	(a)	$—	$(13,534,219)	(a)	$—	$(13,534,219)	(a)	$—	$(13,534,219)	(a)	$—	$(13,534,219)	(a)	$—
Natural gas and other properties, successful efforts method	—	29,023,500	—		29,023,500	—		29,023,500	—		29,023,500	—		29,023,500	—		29,023,500
Value-added tax refund receivable	—	5,490,053	—		5,490,053	—		5,490,053	—		5,490,053	—		5,490,053	—		5,490,053
Renewable natural gas properties	—	2,187,340	7,536,379	(a)	9,723,719	7,536,379	(a)	9,723,719	7,536,379	(a)	9,723,719	7,536,379	(a)	9,723,719	7,536,379	(a)	9,723,719
Deferred tax assets	—	—	—	(b)	—	—	(b)	—	—	(b)	—	—	(b)	—	—	(b)	—
Total assets	$13,579,377	$92,487,902	$(12,825,764)		$93,241,515	$(16,184,995)		$89,882,284	$(19,592,873)		$86,474,406	$(22,903,459)		$83,163,820	$(26,359,983)		$79,707,296

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Promissory note – related party	$711,000	$—	$(711,000)	(a)	$—	$(711,000)	(a)	$—	$(711,000)	(a)	$—	$(711,000)	(a)	$—	$(711,000)	(a)	$—
Accounts payable and accrued expenses	3,022,725	1,406,835	(3,022,725)	(a)	1,406,835	(3,022,725)		1,406,835	(3,022,725)		1,406,835	(3,022,725)		1,406,835	(3,022,725)		1,406,835
Due to Sponsor and related party	263,800	—	(263,800)	(a)	—	(263,800)	(a)	—	(263,800)	(a)	—	(263,800)	(a)	—	(263,800)	(a)	—
Contingent consideration, short term	—	13,189,038	—		13,189,038	—		13,189,038	—		13,189,038	—		13,189,038	—		13,189,038
Derivative liability, at fair value	—	—	—		—	—		—	—		—	—		—	—		—
Total current liabilities	$3,997,525	$14,595,873	$(3,997,525)		$14,595,873	$(3,997,525)		$14,595,873	$(3,997,525)		$14,595,873	$(3,997,525)		$14,595,873	$(3,997,525)		$14,595,873

Asset retirement obligation	—	4,309,301	—		4,309,301	—		4,309,301	—		4,309,301	—		4,309,301	—		4,309,301
Contingent consideration, long term	—	12,526,147	—		12,526,147	—		12,526,147	—		12,526,147	—		12,526,147	—		12,526,147
Total liabilities	$3,997,525	$31,431,321	$(3,997,525)		$31,431,321	$(3,997,525)		$31,431,321	$(3,997,525)		$31,431,321	$(3,997,525)		$31,431,321	$(3,997,525)		$31,431,321

AleAnna’s Temporary Equity (Class 1 Preferred Units)	$—	$369,987,776	$(369,987,776)	(e)	$—	$(369,987,776)	(e)	$—	$(369,987,776)	(e)	$—	$(369,987,776)	(e)	$—	$(369,987,776)	(e)	$—

Class A ordinary shares subject to possible redemption	$13,434,219	$—	$(13,434,219)	(d),(e)	$—	$(13,434,219)	(d),(e)	$—	$(13,434,219)	(d),(e)	$—	$(13,434,219)	(d),(e)	$—	$(13,434,219)	(d),(e)	$—
Total Temporary Equity and Redeemable Common Stock	$13,434,219	$369,987,776	$(383,421,995)		$—	$(383,421,995)		$—	$(383,421,995)		$—	$(383,421,995)		$—	$(383,421,995)		$—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of June 30, 2024

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Class A Common Stock	337	—	951	(e)	1,288	921	(e)	1,258	891	(e)	1,228	860	(e)	1,197	830	(e)	1,167
Class B Common Stock	225	—	(225)	(e)	—	(225)	(e)	—	(225)	(e)	—	(225)	(e)	—	(225)	(e)	—
Class C Common Stock	—	—	5,403	(e)	5,403	5,403	(e)	5,403	5,403	(e)	5,403	5,403	(e)	5,403	5,403	(e)	5,403
Additional paid-in capital	—	—	(115,739,572)	(e)	(115,739,572)	(111,493,739)	(e)	(111,493,739)	(104,227,297)	(e)	(104,227,297)	(96,461,736)	(e)	(96,461,736)	(88,165,179)	(e)	(88,165,179)
Accumulated deficit	(3,852,929)	(303,852,025)	246,296,823	(e)	(61,408,131)	246,864,868	(e)	(60,840,086)	244,638,543	(e)	(63,066,411)	242,312,319	(e)	(65,392,635)	240,051,221	(e)	(67,653,733)
Accumulated other comprehensive loss	—	(5,079,170)	—		(5,079,170)	—		(5,079,170)	—		(5,079,170)	—		(5,079,170)	—		(5,079,170)
Noncontrolling interest	—	—	244,030,376	(e),(f)	244,030,376	235,807,974	(e),(f)	235,807,974	227,409,332	(e),(f)	227,409,332	218,611,470	(e),(f)	218,611,470	209,167,487	(e),(f)	209,167,487
Total stockholders’ equity (deficit)	$(3,852,367)	$(308,931,195)	$374,593,756		$61,810,194	$371,185,202		$58,401,640	$367,826,647		$55,043,085	$364,468,092		$51,684,530	$361,059,537		$48,275,975
Total Liabilities, Temporary Equity, Redeemable Common Stock and Stockholders’ (Deficit) Equity	$13,579,377	$92,487,902	$(12,825,764)		$93,241,515	$(16,234,318)		$89,832,961	$(19,592,873)		$86,474,406	$(22,951,428)		$83,115,851	$(26,359,983)		$79,707,296

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2024

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
General and administrative	$930,442	$2,976,476	$—		$3,906,918	$—		$3,906,918	$—		$3,906,918	$—		$3,906,918	$—		$3,906,918
Accretion of asset retirement obligation	—	66,620	—		66,620	—		66,620	—		66,620	—		66,620	—		66,620
Decrease in contingent consideration liability	—	(767,497)	—		(767,497)	—		(767,497)	—		(767,497)	—		(767,497)	—		(767,497)
Total operating expenses	930,442	2,275,599	—		3,206,041	—		3,206,041	—		3,206,041	—		3,206,041	—		3,206,041
Loss from operations	(930,442)	(2,275,599)	—		(3,206,041)	—		(3,206,041)	—		(3,206,041)	—		(3,206,041)	—		(3,206,041)

Other income (expense):
Gain on investments held in Trust Account	483,863	—	(483,863)	(g)	—	(483,863)	(g)	—	(483,863)	(g)	—	(483,863)	(g)	—	(483,863)	(g)	—
Change in fair value of derivative liability	—	173,177	—		173,177	—		173,177	—		173,177	—		173,177	—		173,177
Interest and other income	—	929,460	—		929,460	—		929,460	—		929,460	—		929,460	—		929,460
Total other income (expense)	483,863	1,102,637	(483,863)		1,102,637	(483,863)		1,102,637	(483,863)		1,102,637	(483,863)		1,102,637	(483,863)		1,102,637

Loss before provision for income taxes	(446,579)	(1,172,962)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)
Income tax expense	—	—	—		—	—		—	—		—	—		—	—		—
Net loss	(446,579)	(1,172,962)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)	(483,863)		(2,103,404)
Net loss attributable to noncontrolling interest	—	—	(1,678,309)	(h)	(1,678,309)	(1,685,871)	(h)	(1,685,871)	(1,693,501)	(h)	(1,693,501)	(1,701,201)	(h)	(1,701,201)	(1,708,971)	(h)	(1,708,971)
Net loss attributable to AleAnna Energy, Inc.	$(446,579)	$(1,172,962)	$1,194,446		$(425,095)	$1,202,008		$(417,533)	$1,209,638		$(409,903)	$1,217,338		$(402,203)	$1,225,108		$(394,433)

Weighted average Class A Common Stock outstanding, basic and diluted				(i)	13,684,795		(i)	13,381,067		(i)	13,077,339		(i)	12,773,611		(i)	12,469,882
Net loss per share of Class A Common Stock, basic and diluted				(i)	$(0.03)		(i)	$(0.03)		(i)	$(0.03)		(i)	$(0.16)		(i)	$(0.03)

Basic and diluted weighted average AleAnna Common Units outstanding, basic and diluted		266,503
Basic and diluted net loss per AleAnna Common Unit		$(587.60)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
Six Months Ended June 30, 2024

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	1,708,230
Basic and diluted net loss per Class A redeemable ordinary shares	$(0.06)

Basic and diluted weighted average shares outstanding, Class A non-redeemable ordinary shares	3,375,000
Basic and diluted net loss per Class A non-redeemable ordinary shares	$(0.06)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	2,250,000
Basic and diluted net loss per Class B ordinary shares	$(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2023

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
General and administrative	$3,085,175	$5,634,150	$—		$8,719,325	$524,336	(j)	$9,243,661	$3,852,930	(j)	$12,572,255	$7,291,445	(j)	$16,010,770	$10,675,000	(j)	$19,394,325
Accretion of asset retirement obligation	—	133,239	—		$133,239	—		$133,239	—		$133,239	—		133,239	—		$133,239
Increase in contingent consideration liability	—	866,519	—		866,519	—		866,519	—		866,519	—		866,519	—		866,519
Total operating expenses	3,085,175	6,633,908	—		9,719,083	524,336		10,243,419	3,852,930		13,572,013	7,291,445		17,010,528	10,675,000		20,394,083

Loss from operations	(3,085,175)	(6,633,908)	—		(9,719,083)	(524,336)		(10,243,419)	(3,852,930)		(13,572,013)	(7,291,445)		(17,010,528)	(10,675,000)		(20,394,083)

Other income (expense):
Gain on investments held in Trust Account	6,501,789	—	(6,501,789)	(g)	—	(6,501,789)	(g)	—	(6,501,789)	(g)	—	(6,501,789)	(g)	—	(6,501,789)	(g)	—
Other income and expenses	—	(102,041)	—		(102,041)	—		(102,041)	—		(102,041)	—		(102,041)	—		(102,041)
Change in fair value of derivative liability	—	708,869	—		708,869	—		708,869	—		708,869	—		708,869	—		708,869
Total other income (expense)	6,501,789	606,828	(6,501,789)		606,828	(6,501,789)		606,828	(6,501,789)		606,828	(6,501,789)		606,828	(6,501,789)		606,828

Loss before provision for income taxes	3,416,614	(6,027,080)	(6,501,789)		(9,112,255)	(7,026,125)		(9,636,591)	(10,354,719)		(12,965,185)	(13,793,234)		(16,403,700)	(17,176,789)		(19,787,255)
Income tax expense	—	—	—		—	—		—	—		—	—		—	—		—
Net loss	3,416,614	(6,027,080)	(6,501,789)		(9,112,255)	(7,026,125)		(9,636,591)	(10,354,719)		(12,965,185)	(13,793,234)		(16,403,700)	(17,176,789)		(19,787,255)
Net loss attributable to noncontrolling interest	—	—	(7,270,679)	(h)	(7,270,679)	(7,723,692)	(h)	(7,723,692)	(10,438,581)	(h)	(10,438,581)	(13,267,060)	(h)	(13,267,060)	(16,076,723)	(h)	(16,076,723)
Net loss attributable to AleAnna Energy, Inc.	$3,416,614	$(6,027,080)	$768,890		$(1,841,576)	$697,567		$(1,912,899)	$83,862		$(2,526,604)	$(526,174)		$(3,136,640)	$(1,100,066)		$(3,710,532)

Weighted average Class A Common Stock outstanding, basic and diluted				(i)	13,684,795		(i)	13,381,067		(i)	13,077,339		(i)	12,773,611		(i)	12,469,882
Net loss per share of Class A Common Stock, basic and diluted				(i)	$(0.13)		(i)	$(0.14)		(i)	$(0.19)		(i)	$(0.25)		(i)	$(0.30)

Basic and diluted weighted average AleAnna Common Units outstanding, basic and diluted		266,503
Basic and diluted net loss per AleAnna Common Unit		$(222.31)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
Year Ended December 31, 2023

	Historical		No Additional Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Swiftmerge	AleAnna	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	10,232,877
Basic and diluted net loss per Class A redeemable ordinary shares	$0.22

Basic and diluted weighted average shares outstanding, Class A non-redeemable ordinary shares	1,840,068
Basic and diluted net loss per Class A non-redeemable ordinary shares	$0.22

Basic and diluted weighted average shares outstanding, Class B ordinary shares	3,784,932
Basic and diluted net loss per Class B ordinary shares	$0.22

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

The following table summarizes the pro forma common stock ownership of Surviving PubCo assuming no additional redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions in connection with the Closing:

	No Additional Redemptions(a)		25% Redemptions(b)		50% Redemptions(b)		75% Redemptions(b)		Maximum Redemptions(c)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SPAC Public Shareholders	1,214,913	8.88%	911,185	6.81%	607,457	4.65%	303,729	2.38%	—	0.00%
AleAnna Members and Affiliates(d)	11,069,882	80.88%	11,069,882	82.73%	11,069,882	84.65%	11,069,882	86.66%	11,069,882	88.77%
Sponsor, Anchor Investors and NRA Parties(e)	1,400,000	10.23%	1,400,000	10.46%	1,400,000	10.71%	1,400,000	10.96%	1,400,000	11.23%
Total Class A Common Stock at Closing	13,684,795	100.00%	13,381,067	100.00%	13,077,339	100.00%	12,773,611	100.00%	12,469,882	100.00%
AleAnna Class C Common Stock(d)	54,028,594		54,028,594		54,028,594		54,028,594		54,028,594
Total Shares at Closing(f)	67,713,389		67,409,661		67,105,933		66,802,205		66,498,476

____________

(a)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(b)      Assumes that 25%, 50%, and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(c)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(d)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(e)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. Also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(f)      Excludes 11,250,000 shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the SPAC Public Warrants.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effect of the business combination.

Under each redemption scenario presented, the Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus Member has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus Member receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus Member to nominate the full board of directors and management of Surviving PubCo.

Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization.

Note 3 — Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:

(a) Cash.    Represents the impact of the business combination, accounted for as a common control reverse recapitalization, on the cash balance of AleAnna.

The table below represents the business combination sources and uses of funds as of June 30, 2024, accounted for as a common control reverse recapitalization under the five redemption scenarios:

	Note	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Cash balance of AleAnna prior to Business Combination*		$54,343,224	$54,343,224	$54,343,224	$54,343,224	$54,343,224
Cash balance of SPAC prior to Business Combination*		2,633	2,633	2,633	2,633	2,633
Total cash balance prior to Business Combination*		54,345,857	54,345,857	54,345,857	54,345,857	54,345,857

Transaction cash adjustments:
Cash held in Trust Account	(1)	13,534,219	13,534,219	13,534,219	13,534,219	13,534,219
Payment to redeeming SPAC Public Shareholders	(2)	—	(3,359,232)	(6,767,110)	(10,077,695)	(13,534,219)
Payment of transaction fees and expenses	(3)	(10,675,000)	(10,675,000)	(10,675,000)	(10,675,000)	(10,675,000)
Payment of Sponsor Note and other related party payables	(4)	(974,800)	(974,800)	(974,800)	(974,800)	(974,800)
RNG Project Acquisitions	(5)	(7,536,379)	(7,536,379)	(7,536,379)	(7,536,379)	(7,536,379)
Total transaction cash adjustments		(5,651,960)	(9,011,192)	(12,419,070)	(15,729,655)	(19,186,179)
Pro forma cash balance		48,693,897	45,334,665	41,926,788	38,616,202	35,159,678

____________

*        Business Combination is accounted for as a common control reverse recapitalization for purposes of unaudited pro forma condensed combined financial information.

(1)      Represents release of the restricted investments held in the Trust Account to fund the closing of the Business Combination, accounted for as a common control reverse acquisition.

(2)      Represents the amount paid to SPAC Public Shareholders who are assumed to exercise Redemption Rights under the 25%, 50%, 75% and maximum redemption scenarios, including payment of accrued interest.

(3)      Reflects an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses, including $3.0 million of accounts payable and accrued expenses incurred by SPAC and $1.2 million of deferred transaction costs not yet paid incurred by AleAnna as of June 30, 2024.

(4)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(5)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

(b) Adjustments for Deferred Taxes.    No adjustments recognized as a full valuation allowance is established based on realizability to offset the net deferred tax assets. Deferred Taxes arise from differences between the financial statement and tax basis in the HoldCo interests, including legacy step-up basis adjustments, and net operating losses recorded at AleAnna. The adjustments for deferred taxes assume:

I.       the GAAP balance sheet as of June 30, 2024 is adjusted for the pro forma entries described herein;

II.     the estimated tax basis as of June 30, 2024 is adjusted for the pro forma entries described herein;

III.    a full valuation allowance is established to offset the net deferred tax assets based upon the assessment of realizability; and

IV.     no material changes in tax law.

AleAnna accrues liabilities or adjusts deferred taxes for unrecognized tax benefits. AleAnna has not recorded any unrecognized tax benefits as of June 30, 2024, that, if recognized, would affect its annual effective tax rate. However, as AleAnna continues to evaluate various accounting considerations, it may record uncertain tax positions under GAAP.

(c) [Reserved].

(d) SPAC Class A Ordinary Shares Subject to Possible Redemption.    Represents reclassification of Swiftmerge’s redeemable shares into Swiftmerge’s Class A Common Stock in connection with the Business Combination, accounted for as a common control reverse recapitalization.

(e) Impact on Equity.    The following table represents the equity impact of the Business Combination, accounted for as a common control reverse recapitalization, under the five redemption scenarios:

	Note	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Temporary Equity and Redeemable Common Stock
	(2)	(369,987,776)	(369,987,776)	(369,987,776)	(369,987,776)	(369,987,776)
	(4)	$(13,434,219)	$(13,434,219)	$(13,434,219)	$(13,434,219)	$(13,434,219)
Total Temporary Equity and Redeemable Common Stock Adjustments		$(383,421,995)	$(383,421,995)	$(383,421,995)	$(383,421,995)	$(383,421,995)

Class A Common Stock
	(2)	$830	$830	$830	$830	$830
	(4)	121	91	61	30	—
Total Class A Common Stock adjustments		$951	$921	$891	$860	$830

Class B Common Stock	(3)	$(225)	$(225)	$(225)	$(225)	$(225)

Class C Common Stock	(2)	$5,403	$5,403	$5,403	$5,403	$5,403

Additional paid-in capital
	(2)	$369,981,543	$369,981,543	$369,981,543	$369,981,543	$369,981,543
	(3)	225	225	225	225	225
	(4)	13,434,098	10,075,573	6,717,049	3,358,524	—
	(5)	(3,852,929)	(3,852,929)	(3,852,929)	(3,852,929)	(3,852,929)
	(6)	(8,828,239)	(8,303,903)	(4,975,309)	(1,536,793)	1,846,761
	(7)	(486,474,270)	(479,394,248)	(472,097,875)	(464,412,306)	(456,140,779)
	(8)	—	—	—	—	—
Total Additional paid-in capital adjustments		$(115,739,572)	$(111,493,739)	$(104,227,297)	$(96,461,736)	$(88,165,179)

Accumulated deficit
	(5)	$3,852,929	$3,852,929	$3,852,929	$3,852,929	$3,852,929
	(6)	—	(524,336)	(3,852,930)	(7,291,445)	(10,675,000)
	(7)	242,443,894	243,536,274	244,638,543	245,750,836	246,873,292
	(8)	—	—	—	—	—
Total Accumulated deficit adjustments		$246,296,823	$246,864,868	$244,638,543	$242,312,319	$240,051,221

Noncontrolling interest	(7)	$244,030,376	$235,807,974	$227,409,332	$218,611,470	$209,167,487

____________

(1)      NOT USED

(2)      Represents conversion of AleAnna’s Temporary Equity and Members’ Equity to Surviving PubCo Class C and Class A Common Stock. AleAnna Members’ Equity is assumed to convert into an estimated 54,028,788 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock at par values of $0.0001 in connection with the Business Combination, accounted for as a common control reverse recapitalization.

(3)      Represents conversion of 2,250,000 SPAC Class B Ordinary Shares into shares of Class A Common Stock, and the ultimate surrender of those shares, at par value of $0.0001 in connection with the Business Combination. Also reflects the forfeiture of 1,975,000 Class A Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties, at a par value of $0.0001.

After the surrender of these 4,225,000 Class A and Class B Ordinary Shares, Sponsor, Anchor Investors, and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. The Business Combination is accounted for as a common control reverse recapitalization.

(4)      Represents reclassification of the SPAC’s redeemable shares into Surviving PubCo Class A Common Stock in connection with the Business Combination, accounted for as a common control reverse recapitalization. Under the No Additional Redemptions scenario, all 1,214,913 shares of SPAC Class A Ordinary Shares are converted into Surviving PubCo Class A Common Stock at par value of $0.0001. Under the 50% Redemptions scenario, 607,457 SPAC Class A Ordinary Shares would be redeemed for aggregate redemption payments of approximately $6.7 million, with the remaining shares converted into Surviving PubCo Class A Common Stock at a par value of $0.0001. Under the Maximum Redemptions scenario, all 1,214,913 SPAC Class A Ordinary Shares would be redeemed for aggregate redemption payments of approximately $13.4 million. The redemptions at an assumed redemption price of $11.06 per share result in a reduction to equity with a corresponding decrease in investments held in the Trust Account. This adjustment also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(5)      Represents the reclassification of the SPAC’s historical accumulated deficit to additional paid-in capital in connection with the Business Combination, accounted for as a common control reverse recapitalization.

(6)      Represents estimated transaction fees and expenses related to the Business Combination, accounted for as a common control reverse recapitalization, incurred through the close of the Business Combination, excluding $3.0 million of accounts payable and accrued expenses incurred by SPAC and $1.2 million of deferred transaction costs not yet paid incurred by AleAnna as of June 30, 2024 (see Note 3(a)(3) Cash).

(7)      Represents reclassification of a portion of additional paid-in capital and accumulated deficit to noncontrolling interest (see Note 3(f) Noncontrolling Interest).

(8)      Although a long-term incentive plan is being contemplated, no shares have been issued at the date of the Business Combination, and no stock-based compensation expense has been or will be recognized until the time at which an award is granted or the achievement under an award of any performance condition is deemed probable, as applicable.

(f) Noncontrolling Interest.    An adjustment to reflect noncontrolling interest holders’ economic share of combined equity, pursuant to the post-combination structure of the combined companies. The respective controlling interests and noncontrolling interests in HoldCo as reflected in Surviving PubCo’s financial statements will depend on the level of redemptions. Following the Closing, holders of Surviving PubCo Class A Common Stock will own direct controlling interests in the results of the combined entity, while the Nautilus Member and one of its affiliates, the majority equityholders of AleAnna immediately prior to Closing, will own economic interests in HoldCo shown as noncontrolling interest in equity in the financial statements of AleAnna. The indirect economic interests are held by the Nautilus Member and one of its affiliates, the majority equityholders of AleAnna immediately prior to Closing, in the form of the HoldCo Exchange Right in an amount equal to the fair value of shares of Surviving PubCo Class A Common Stock.

The following table summarizes the economic interests of Surviving PubCo between the holders of Surviving PubCo Class A Common Stock and indirect economic interests held by HoldCo unitholders (assuming all Class C HoldCo Units are exchanged for Surviving PubCo Class C Common Stock) under each of the redemption scenarios:

	No Additional Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests
Surviving PubCo Class A Common Stock	13,684,795	20.21%	13,381,067	19.85%	13,077,339	19.49%	12,773,611	19.12%	12,469,882	18.75%
Surviving PubCo Class C Common Stock (Noncontrolling interest)	54,028,594	79.79%	54,028,594	80.15%	54,028,594	80.51%	54,028,594	80.88%	54,028,594	81.25%
Total	67,713,389	100.00%	67,409,661	100.00%	67,105,933	100.00%	66,802,205	100.00%	66,498,476	100.00%

The noncontrolling interest may decrease according to the number of shares of Surviving PubCo Class C Common Stock that are exchanged for shares of Surviving PubCo Class A Common Stock. The calculation of noncontrolling interest is based on the net assets of Surviving PubCo following the completion of the Business Combination. Accordingly, in the No Additional Redemptions, 25% Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, noncontrolling interest increased to $244.0 million, $235.8 million, $227.4 million, $218.6 million, and $209.2 million, respectively, with corresponding decreases in additional paid-in capital and accumulated deficit. See Note 3(e)(7) Impact on Equity.

(g) Gains on Investments Held in Trust Account.    Represents the elimination of gains on marketable securities held in the Trust Account.

(h) Net Loss to Noncontrolling Interest.    The net loss of Surviving PubCo in each period presented is being reduced as summarized below:

Six Months Ended June 30, 2024	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Pro forma net loss	$(2,103,404)	(2,103,404)	(2,103,404)	(2,103,404)	$(2,103,404)
Noncontrolling interest percentage(1)	79.79%	80.15%	80.51%	80.88%	81.25%
Noncontrolling interest pro forma adjustment	(1,678,309)	(1,685,871)	(1,693,501)	(1,701,201)	(1,708,971)
Net loss attributable to AleAnna	$(425,095)	$(417,533)	$(409,903)	$(402,203)	$(394,433)

____________

(1)      See Note 3(f) Noncontrolling Interest

Year Ended December 31, 2023	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Pro forma net loss	$(9,112,255)	(9,636,591)	(12,965,185)	(16,403,700)	$(19,787,255)
Noncontrolling interest percentage(1)	79.79%	80.15%	80.51%	80.88%	81.25%
Noncontrolling interest pro forma adjustment	(7,270,679)	(7,723,692)	(10,438,581)	(13,267,060)	(16,076,723)
Net loss attributable to AleAnna	$(1,841,576)	$(1,912,899)	$(2,526,604)	$(3,136,640)	$(3,710,532)

____________

(1)      See Note 3(f) Noncontrolling Interest

(i) Earnings (Loss) Per Share.    Represents the net income (loss) per share calculated using the weighted average shares outstanding. As the Business Combination is reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared assuming three alternative scenarios of redemption by SPAC Public Shareholders of shares of SPAC Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the six months ended June 30, 2024 and the year ended December 31, 2023:

	Six Months Ended June 30, 2024					Year Ended December 31, 2023
	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Pro forma net loss attributable to AleAnna	$(425,095)	$(417,533)	$(409,903)	$(2,103,404)	$(402,203)	$(1,841,576)	$(1,912,899)	$(2,526,604)	$(3,136,640)	$(3,710,532)
Weighted average shares of Surviving PubCo Class A Common Stock outstanding, basic and diluted	13,684,795	13,381,067	13,077,339	12,773,611	12,469,882	13,684,795	13,381,067	13,077,339	12,773,611	12,469,882
Net loss per share of Surviving PubCo Class A Common Stock, basic and diluted	$(0.03)	$(0.03)	$(0.03)	$(0.16)	$(0.03)	$(0.13)	$(0.14)	$(0.19)	$(0.25)	$(0.30)

In all five redemption scenarios, the 54,028,594 shares of Surviving PubCo Class C Common Stock and the 11,250,000 SPAC Public Warrants were not included in the calculation of diluted weighted average shares of Surviving PubCo Class A Common Stock outstanding as their inclusion would have been anti-dilutive.

(j) Transaction Expenses.    Represents transaction expenses in excess of the net cash proceeds from the Business Combination, excluding $3.0 million of accounts payable and accrued expenses incurred by SPAC prior to the Business Combination. These excess transaction expenses are not eligible for capitalization and must be expensed in accordance with U.S. GAAP.

SPECIAL MEETING OF SPAC SHAREHOLDERS

Date, Time and Place of Shareholders Meeting

SPAC’s shareholders meeting is to be held at           a.m., Eastern Time, on           , 2024 at the offices of Greenberg Traurig, LLP located at One Vanderbilt Ave., New York, NY 10017 and in a virtual meeting format at https://www.cstproxy.com/swiftmergeacquisition/egm2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of your SPAC Ordinary Shares.

If your shares are registered in your name with Continental, and you wish to attend the online-only virtual meeting, go to https://www.cstproxy.com/swiftmergeacquisition/egm2024, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Shareholders Meeting you will need to log back into the Shareholders Meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial shareholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the Shareholders Meeting with a link and instructions for entering the virtual Meeting. Beneficial shareholders should contact Continental at least five business days prior to the date of the Shareholders Meeting.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows:            or email proxy@continentalstock.com.

Purpose of the Shareholders Meeting

At the Shareholders Meeting, SPAC is asking holders of its ordinary shares:

•        to consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

•        to consider and vote upon the Domestication Proposal. The forms of the Surviving PubCo Certificate of Incorporation and proposed Surviving PubCo Bylaws to become effective upon the Domestication are attached to this proxy statement/prospectus as Annex B and Annex C, respectively;

•        to consider and vote upon the approval of the Share Issuance Proposal;

•        to consider and vote upon the Other Organizational Documents Proposal, on a non-binding advisory basis, each of the Other Organizational Documents Proposals and thereby (i) authorize change to authorized capital stock, (ii) remove certain provisions related to “blank check” companies, (iii) authorize the Surviving PubCo Board to make issuances of preferred stock, (iv) adopt Delaware as the exclusive forum for certain stockholder litigation, (v) allow, until the Trigger Date, for stockholders to call special meetings and act by written consent, (vi) allow for certain shareholders to be absolved from certain competition and corporate opportunities obligations, (vii) allow for officers to be exculpated from personal monetary liability, (viii) provide that holders of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock vote together as a single class and (ix) approve certain other changes to be made in connection with the adoption of Surviving PubCo Organizational Documents. A copy of the Surviving PubCo Certificate of Incorporation and proposed Surviving PubCo Bylaws is attached to this proxy statement/prospectus as Annex B and C, respectively;

•        to consider and vote upon the approval of the Required Organizational Document Proposal. A copy of Surviving PubCo Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B;

•        to consider and vote upon the Director Election Proposal, to elect two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and one director to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal; and

•        to consider and vote upon the Adjournment Proposal, to approve the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of the SPAC Board with Respect to the Proposals

The SPAC Board has approved each of the Proposals.

The SPAC Board recommends that shareholders:

•        Vote “FOR” the Business Combination Proposal;

•        Vote “FOR” the Domestication Proposal;

•        Vote “FOR” the Share Issuance Proposal;

•        Vote “FOR” each of the Other Organizational Documents Proposals;

•        Vote “FOR” the Required Organizational Document Proposal;

•        Vote “FOR” the Director Election Proposal; and

•        Vote “FOR” the Adjournment Proposal, if presented.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

SPAC has fixed the close of business on           , 2024, as the Record Date for determining the SPAC shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were 4,589,913 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares outstanding and entitled to vote. The SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares vote together as a single class, except in the election of directors, as to which only the SPAC Class B Ordinary Shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.

Pursuant to the A&R Sponsor Letter Agreement, the Sponsor Related Parties have agreed to vote an aggregate of 3,069,604 SPAC Class A Ordinary Shares beneficially owned by them in favor of the Business Combination and the SPAC Proposals. Pursuant to the Investor Letter Agreements, the Investors have agreed to vote an aggregate of 1,470,994 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares owned by them in favor of the Business Combination and the SPAC Proposals.

Quorum and Vote Required for Approval

A quorum of SPAC shareholders is necessary to hold the Shareholders Meeting. The presence of holders of a majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative will constitute a quorum for the Shareholders Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal is interdependent upon the others and must be approved in order for SPAC to complete the Business Combination contemplated by the Merger Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal and the Director Election Proposal fails to receive the required approval by the shareholders of SPAC at the Shareholders Meeting, the Business Combination will not be completed. The Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting; provided that only holders of SPAC Class B Ordinary Shares may vote on the Director Election Proposal. The Other Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Required Organizational Document Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting.

Assuming that the Sponsor Related Parties and Anchor Investors that executed voting agreements vote as indicated, approval of the Required SPAC Proposals, including approval of the Business Combination, is assured regardless of how any other Public Shareholders vote their shares.

Voting Your Shares

If you are a record owner of your shares, there are two ways to vote your SPAC Ordinary Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the Business Combination Proposal, the Domestication Proposal, the Share Issuance Proposal, the Required Organizational Document Proposal, each of the Other Organizational Documents Proposals, the Director Election Proposal, and the Adjournment Proposal (if presented) at the Shareholders Meeting. Votes received after a matter has been voted upon at the Shareholders Meeting will not be counted.

You Can Virtually Attend the Shareholders Meeting and Participate Virtually.    You can participate in the virtual Meeting and vote during the Shareholders Meeting even if you have previously voted by submitting a proxy as described above.

You Can Personally Attend the Shareholders Meeting and Participate.    You can attend the Meeting in person and vote during the Meeting even if you have previously voted by submitting a proxy as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way SPAC can be sure that the broker, bank or nominee has not already voted your shares.

Abstentions and Broker Non-Votes

Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify SPAC’s secretary in writing before the Shareholders Meeting that you have revoked your proxy; or

•        You may attend the Shareholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

Pursuant to the SPAC Articles of Association, a SPAC Public Shareholder may request of SPAC that it redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares, or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and SPAC Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)    submit a written request to the Transfer Agent, in which you (a) request that the SPAC redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

SPAC Public Shareholders may seek to have their Public Shares redeemed by SPAC, regardless of whether they vote for or against the Business Combination Proposal or any other SPAC Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any SPAC Public Shareholder who holds Public Shares of SPAC on or before,           , 2024 (two business days before the Shareholders Meeting) will have the right to demand that his or her Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $13.5 million on June 30, 2024, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $11.06. A SPAC Public Shareholder that has properly tendered his or her Public Shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be cancelled and the tendered Public Shares will be returned to the relevant SPAC Public Shareholders as appropriate.

SPAC Public Shareholders who seek to redeem their Public Shares must demand Redemption no later than,            Eastern Time, on           , 2024 (two business days before the Shareholders Meeting) by (i) submitting a written request to the Transfer Agent that SPAC redeem such SPAC Public Shareholder’s Public Shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such SPAC Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to Public Shares of SPAC and (iii) tendering their ordinary shares, either physically or by delivering them electronically using DTC’s DWAC System, at the SPAC Public Shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a SPAC Public Shareholder holds the Public Shares in street name, such SPAC Public Shareholder will have to coordinate with his or her broker to have such Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming SPAC Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to the SPAC Public Shareholders for the return of their shares.

Any request for redemption, once made by a SPAC Public Shareholder of Public Shares, may not be withdrawn once submitted to the company unless the Board of Directors of the company determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a SPAC

Public Shareholder demands Redemption of such Public Shares and subsequently decides prior to the applicable date not to elect to exercise Redemption Rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of Redemption Rights must be received by SPAC’s secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for Redemption will be honored unless the SPAC Public Shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.

SPAC Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SPAC’s understanding that SPAC Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, SPAC does not have any control over this process and it may take longer than two weeks. SPAC Public Shareholders who hold their Public Shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming SPAC Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to SPAC Public Shareholders for the return of their Public Shares.

A SPAC Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. If a SPAC Public Shareholder properly seeks Redemption and the Business Combination is completed, SPAC will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the SPAC Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, SPAC will promptly return any shares delivered by the SPAC Public Shareholders.

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of SPAC’s Public Shares. Accordingly, any shares held by a SPAC Public Shareholder or “group” in excess of such 15% cap will not be redeemed by SPAC.

Pursuant to the A&R Sponsor Letter Agreement and the Investor Letter Agreements, the Sponsor Related Parties and certain Investors, respectively, have waived all of their Redemption Rights and will not have Redemption Rights with respect to any SPAC Ordinary Shares owned by them, directly or indirectly other than the shares acquired in the IPO. The waiver of redemption rights by the Sponsor Related Parties and certain Investors, in each case, was a condition to the acquisition of the SPAC Ordinary Shares and no additional consideration was paid for such waiver.

Holders of the SPAC Public Warrants and holders of SPAC Private Warrants will not have redemption rights with respect to the warrants.

The closing price of SPAC Class A Ordinary Shares on           , 2024 was $          . The cash held in the Trust Account as of           , 2024 was approximately $           per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of SPAC Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. SPAC cannot assure its shareholders that they will be able to sell their SPAC Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A SPAC Public Shareholder who properly exercises its Redemption Rights pursuant to the procedures set forth herein will be entitled to receive a pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay SPAC’s taxes.

Appraisal Rights

SPAC’s shareholders do not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Proposals.

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPAC will bear all of the costs of the solicitation.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy; Changing Your Vote.”

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits SPAC, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement/prospectus to any household at which two or more SPAC shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding ordinary shares of SPAC, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Who Can Answer Your Questions About Voting Your Shares?

If you are a holder of SPAC Ordinary Shares and have any questions about how to vote or direct a vote in respect of your securities, you may call SPAC at (424) 431-0030.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. SPAC shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.

Overview

SPAC is asking its shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). SPAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

We may complete the Business Combination only if it is approved by the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. If any of the Business Combination Proposal, the Domestication Proposal, the Required Organizational Document Proposal, the Share Issuance Proposal or the Director Election Proposal fails to receive the required SPAC shareholder approval, the Business Combination will not be completed.

Overview of Business Combination

At the Closing on the Closing Date, (i) SPAC will undergo the Domestication and change its name to “AleAnna, Inc.”; (ii) each SPAC Class A Ordinary Shares will convert into one share of Surviving PubCo Class A Common Stock; (iii) each SPAC Class B Ordinary Share will convert into one share of Surviving PubCo Class B Common Stock in the Domestication and then each share of Surviving PubCo Class B Common Stock will convert into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (iv) each warrant to purchase SPAC Class A Ordinary Shares will be exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock; and (v) a series of Surviving PubCo Class C Common Stock will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo.

On the Closing Date, following the Domestication but prior to the Merger (as defined below), (i) Surviving PubCo will contribute to HoldCo (a) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (b) a number of shares of Surviving PubCo Class C Common Stock equal to the number of units of Class C HoldCo Units designated to be issued to the AleAnna Members, and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units, which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (the transactions described in clauses (i) and (ii) above, collectively, the “Pre-Closing Contribution”). In connection with the Closing, the Sponsor and the Anchor Investors and NRA Parties will surrender certain SPAC Ordinary Shares held by them that were attributable to founder shares originally issued to Sponsor.

Additionally, on the Closing Date, following the Pre-Closing Contribution, Merger Sub will merge with and into AleAnna (the “Merger”), with AleAnna being the surviving company and a wholly-owned subsidiary of HoldCo. Each AleAnna Member will be entitled to receive its pro rata portion of 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. It is anticipated that the Nautilus Member, which owns approximately 97% of AleAnna prior to the transaction, will receive 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, as well as 9,100,000 shares of Surviving PubCo Class A Common Stock. The other AleAnna Member will receive 1,969,882 shares of Surviving PubCo Class A Common Stock. The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated security holders.

The combined company will be organized in an “Up-C” structure and the only direct assets of Surviving PubCo will consist of equity interests in HoldCo, whose only direct assets will consist of equity interests in AleAnna. The Up-C structure allows Nautilus, which currently owns approximately 97% of AleAnna, to retain a portion of its equity ownership in AleAnna, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of HoldCo. Nautilus is an indirect wholly-owned subsidiary of Bluescape. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna.

Each share of Surviving PubCo Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Surviving PubCo Class A Common Stock and shares of Surviving PubCo Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Surviving PubCo Certificate of Incorporation. We do not intend to list any shares of Surviving PubCo Class C Common Stock on any exchange.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Surviving PubCo’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of Class C HoldCo Units pursuant to an exercise of the HoldCo Holder Redemption Right or a Mandatory Exchange is expected to result in adjustments to the tax basis of the tangible and intangible assets of HoldCo, and such adjustments will generally be allocated to Surviving PubCo. These adjustments would not have been available to Surviving PubCo absent its acquisition or deemed acquisition of Class C HoldCo Units and are expected to reduce the amount of cash tax that Surviving PubCo would otherwise be required to pay in the future.

Equity Ownership following the Business Combination

The following tables illustrate estimated ownership levels in Surviving PubCo, immediately following the consummation of the Business Combination, based on the varying levels of redemptions by SPAC Public Shareholders and assumes that no SPAC Public Warrants have been exercised and the following additional assumptions:

	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(2)		75% Redemptions(2)		Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SPAC Public Shareholders	1,214,913	1.79%	911,185	1.35%	607,457	0.91%	303,729	0.45%	—	0.00%
AleAnna Members and Affiliates(4)	65,098,476	96.14%	65,098,476	96.57%	65,098,476	97.00%	65,098,476	97.45%	65,098,476	97.89%
Sponsor, Anchor Investors and NRA Parties(5)	1,400,000	2.07%	1,400,000	2.08%	1,400,000	2.09%	1,400,000	2.10%	1,400,000	2.11%
Total Shares at Closing (excluding shares below)	67,713,389	100.00%	67,409,661	100.00%	67,105,933	100.00%	66,802,205	100.00%	66,498,476	100.00%
SPAC Public Warrants(6)	11,250,000		11,250,000		11,250,000		11,250,000		11,250,000
Total Diluted Shares at Closing (including shares above)	78,963,389		78,659,661		78,355,933		78,052,205		77,748,476

____________

(1)      Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25%, 50% and 75% of SPAC Public Shareholders, holding 303,729; 607,457; and 911,185 SPAC Class A Ordinary Shares, respectively, will exercise their Redemption Rights for aggregate payments of approximately $3.4 million, $6.7 million, and $10.1 million, respectively, (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(3)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Includes an estimated 54,028,594 shares of Surviving PubCo Class C Common Stock and 9,100,000 shares of Surviving PubCo Class A Common Stock issued to Nautilus Resources LLC and other entities controlled by the beneficial owner of Nautilus Resources LLC for their 247,824 AleAnna Common Units and 105,711 Class 1 Preferred Units. Also includes 1,969,882 shares of Surviving PubCo Class A Common Stock issued to Bonanza Resources (Texas) Inc. for its 18,679 AleAnna Common Units.

(5)      Reflects forfeiture of an aggregate of 4,225,000 SPAC Class A and SPAC Class B Ordinary Shares held by Sponsor, Anchor Investors and NRA Parties at closing. Sponsor, Anchor Investors and NRA Parties will retain 1,400,000 shares of Surviving PubCo Class A Common Stock. Also reflects the surrender of 6,350,000 SPAC Private Warrants held by Sponsor and 3,000,000 SPAC Private Warrants held by Anchor Investors in connection with the completion of the Business Combination.

(6)      Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
Initial offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net Tangible Book Value at June 30, 2024(6)	$9,581,852	$6,223,297	$2,864,743	$(493,812)	$(3,852,367)
Total number of basis shares	2,614,913	2,311,185	2,007,457	1,703,729	1,400,000
Net tangible book value per share	$3.66	$2.69	$1.43	$(0.29)	$(2.75)
Dilution to SPAC Public Shareholders	$6.34	$7.31	$8.57	$10.29	$12.75

Net Tangible Book Value at June 30, 2024, including exercise of SPAC Public Warrants(7)	$138,956,852	$135,598,297	$132,239,743	$128,881,188	$125,522,633
Total number of basis shares, including exercise of SPAC Public Warrants(7)	13,864,913	13,561,185	13,257,457	12,953,729	12,650,000
Net Tangible Book Value per share, including exercise of SPAC Public Warrants	$10.02	$10.00	$9.97	$9.95	$9.92
Dilution (Accretion) to SPAC Public Shareholders, including future sources of dilution	$(0.02)	$0.00	$0.03	$0.05	$0.08

____________

(1)      Includes 1,214,913 SPAC Class A Ordinary Shares. Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(2)      Includes 911,185 SPAC Class A Ordinary Shares. Assumes that 25% of SPAC Public Shareholders, holding 303,729 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $3.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(3)      Includes 607,457 SPAC Class A Ordinary Shares. Assumes that 50% of SPAC Public Shareholders, holding 607,457 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $6.7 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(4)      Includes 303,729 SPAC Class A Ordinary Shares. Assumes that 75% of SPAC Public Shareholders, holding 911,185 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $10.1 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Also includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(5)      Assumes that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account. Includes 1,400,000 shares of Surviving PubCo Class A Common Stock retained by Sponsor, Anchor Investors and NRA Parties.

(6)      The net tangible book value at June 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of the SPAC, adjusted for reductions in the Trust Account reflecting the various redemption scenarios.

(7)      Includes 11,250,000 shares underlying the SPAC Public Warrants and cash to Surviving PubCo of $129,375,000 assuming all SPAC Public Warrants are exercised. Each SPAC Class A Ordinary Share previously issued included one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary share at a price of $11.50 per share, subject to adjustment. A SPAC Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination. This assumes a registration statement covering the shares of SPAC Class A Ordinary Shares issuable upon exercise of the warrants is effective by the 60th business day after the closing of the Business Combination. See Note. 7. Shareholders’ Deficit of the historical audited financial statements of SPAC included elsewhere in this form S-4 for more information regarding the registration requirements with regard to the SPAC Public Warrants.

Structure of Surviving PubCo Immediately After Closing

The following diagram illustrates a simplified version of the structure of Surviving PubCo immediately following the consummation of the Business Combination. The interests set forth below (a) assume (i) that no SPAC Public Shareholders elect to have their Public Shares redeemed and (ii) that there are no other issuances of equity interests of SPAC or HoldCo and (b) do not take into account the Public Warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If these assumptions are not correct, then the percentage of ownership set forth in the diagram below would change.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses of cash in connection with the Business Combination, assuming (i) none of SPAC’s Public Shares are redeemed in connection with the Business Combination (ii) 25% of SPAC’s Public Shares are redeemed in connection with the Business Combination (iii) 50% of SPAC’s Public Shares are redeemed in connection with the Business Combination (iv) 75% of SPAC’s Public Shares are redeemed in connection with the Business Combination and (v) all of SPAC’s Public Shares are redeemed in connection with the Business Combination. Each of the No Additional Redemptions, 25% Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios assume that the per-share redemption price is $11.06; the actual per-share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the business combination.

Estimated Sources and Uses of Cash (No Additional Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Transaction fees and expenses(3)	$10,675,000
Cash balance of SPAC prior to Business Combination(2)	2,633	Payment of Sponsor Note and other related party payables(4)	974,800
Existing Cash held in Trust Account(2)	13,534,219	RNG Project Acquisitions(5)	7,536,379
		Remaining Cash on Balance Sheet	48,693,897
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(4)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(5)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (25% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$3,359,232
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	45,334,665
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 25% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 303,729 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $3.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (50% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$6,767,110
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	41,926,788
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 50% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 607,457 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $6.7 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (75% Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$10,077,695
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	38,616,202
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that 75% of SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 911,185 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $10.1 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

Estimated Sources and Uses of Cash (Maximum Redemptions)

Sources of Funds(1)		Uses of Funds(1)
Cash balance of AleAnna prior to Business Combination(2)	$54,343,224	Class A Common Stock public redemption(3)	$13,534,219
Cash balance of SPAC prior to Business Combination(2)	2,633	Transaction Fees and Expenses(4)	10,675,000
Existing Cash held in Trust Account(2)	13,534,219	Payment of Sponsor Note and other related party payables(5)	974,800
		RNG Project Purchases(6)	7,536,379
		Remaining Cash on Balance Sheet	35,159,678
Total Sources	$67,880,076	Total Uses	$67,880,076

____________

(1)      Totals may be affected by rounding.

(2)      As of June 30, 2024.

(3)      Assumes that all SPAC Public Shareholders (including underwriters that hold overallotment shares), holding 1,214,913 Class A ordinary shares, will exercise their Redemption Rights for an aggregate payment of approximately $13.4 million (based on the estimated per-share redemption price of approximately $11.06 per share) from the Trust Account.

(4)      Reflects the repayment of an estimated $10.7 million of legal, audit, consulting and other transaction-related expenses (see Notes 3(a)(4) Cash and 3(e)(6) Impact on Equity).

(5)      Reflects the repayment of the Sponsor Note of $711,000 and the repayment of $263,800 due to Sponsor.

(6)      Reflects aggregate payments of approximately $7.5 million for two renewable natural gas plants purchased in July 2024. The transactions were accounted for as asset acquisitions, with the respective purchase prices being recorded to renewable natural gas properties.

The Merger Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the business combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which may be subject to contractual standards of materiality applicable to the contracting parties that differ from what may be viewed as material to shareholders. The representations and warranties in the Merger Agreement and the items listed in the Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On June 4, 2024, SPAC, HoldCo, Merger Sub and AleAnna entered into the Merger Agreement, which provides for, among other things, the following transactions:

•        On the Closing Date, SPAC will domesticate from a Cayman Islands exempted company to a Delaware corporation, upon which (i) SPAC will change its name to “AleAnna, Inc.”; (ii) each SPAC Class A Ordinary Share will convert into one share of Surviving PubCo Class A Common Stock; (iii) each SPAC Class B Ordinary Share will convert into one share of Surviving PubCo Class B Common Stock and then each share of Surviving PubCo Class B Common Stock will convert into one share of Surviving PubCo Class A Common Stock at the completion of the Business Combination; (iv) each warrant to purchase SPAC Class A Ordinary Shares will be exercisable by its terms to purchase an equal number of shares of Surviving PubCo Class A Common Stock; and (v) the Surviving PubCo Class C Common Stock will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo. The time at which the Domestication actually becomes effective is referred to as the “Domestication Effective Time.”

•        On the Closing Date, following the Domestication but prior to the Merger, (i) Surviving PubCo will contribute to HoldCo (1) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (2) a number of shares of Surviving PubCo Class C Common Stock equal to the number of Class C HoldCo Units designated to be issued to the AleAnna Members, and (ii) HoldCo will issue to Surviving PubCo a number of Class A HoldCo Units, which shall equal the number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing.

•        On the Closing Date, following the Pre-Closing Contribution, Merger Sub will merge with and into AleAnna, with AleAnna being the surviving company and a wholly owned subsidiary of HoldCo.

On October 8, 2024 SPAC, HoldCo, Merger Sub and AleAnna entered into the First Amendment to the Merger Agreement which, among other things, (i) revised certain provisions relating to payment of SPAC Transaction Expenses or other SPAC Liabilities upon closing of the Business Combination, including the addition of a closing condition that all such payments have been made; (ii) removed the Tax Receivable Agreement as a deliverable under the Merger Agreement; and (iii) revised the A&R HoldCo LLC Agreement to eliminate cash settlement in the mechanics for exchanges of Class C HoldCo Units and Surviving PubCo Class C Common Stock for Surviving PubCo Class A Common Stock.

The closing of the Business Combination is expected to take place on the date which is no later than three business days after the date on which all the conditions described below under the subsection below titled “— Conditions to Closing” have been have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as SPAC and AleAnna may mutually agree. The terms of the Merger Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Effect of the Domestication on Existing SPAC Equity in the Business Combination

At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of SPAC or any equity holders of AleAnna:

•        each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class A Common Stock;

•        each then issued and outstanding SPAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class A Common Stock;

•        each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving PubCo Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted common warrant of SPAC; and

•        a series of Surviving PubCo Class C Common Stock shall be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo.

Merger Consideration

The aggregate Merger Consideration is 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) in the Merger, as determined by the AleAnna Board. At the Effective Time, each AleAnna Unit that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive a portion of the Merger Consideration based on such AleAnna Unit holder’s right to certain distributions upon a sale of AleAnna in accordance with the AleAnna LLC Agreement. It is anticipated that the Nautilus Member, which owns approximately 97% of AleAnna, through Nautilus Resources LLC, will receive (i) 54,028,594 shares of Surviving PubCo Class C Common Stock and 54,028,594 Class C HoldCo Units in the Merger, as well as 9,100,000 shares of Surviving PubCo Class A Common Stock. The other AleAnna Members will receive 1,969,882 shares of Surviving PubCo Class A Common Stock. We anticipate that Nautilus Member will hold 93.2% of the voting power of outstanding Surviving PubCo Common Stock assuming no redemption rights in connection with the Business Combination are exercised.

Conditions to Closing

Mutual Closing Conditions

The obligations of AleAnna and the SPAC Parties to consummate the Business Combination are subject to the satisfaction or waiver in accordance with the terms of the Merger Agreement (where permissible), at or prior to the Closing, of the following conditions:

•        the Required SPAC Proposals shall have been obtained;

•        no governmental authority having jurisdiction over the parties to the Merger Agreement with respect to Business Combination shall have (i) entered any law, regulation, judgment, decree, executive order or award which is then in effect and has the effect of enjoining or prohibiting the consummation of the Business Combination or (ii) adopted any law that would result in the consummation of the Business Combination being illegal or otherwise prohibited;

•        all shares of Surviving PubCo Class A Common Stock outstanding as of the Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants shall be listed on Nasdaq as of the Closing Date subject to official notice of issuance;

•        the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn; and

•        the AleAnna Members shall have approved the Business Combinations in accordance with AleAnna’s Organizational Documents (the “AleAnna Requisite Approval”).

AleAnna Closing Conditions

The obligations of AleAnna to consummate the Business Combination are subject to the satisfaction or waiver in accordance with the terms of the Merger Agreement (where permissible), at or prior to the Closing, of the following additional conditions:

•        (i) the representations and warranties of the SPAC Parties contained in the sections titled “Corporate Organization,” “Organizational Documents,” “No Conflict; Required Filings and Consents” subpart (a)(i), “SPAC Trust Fund”, and “Registration and Listing” in the Merger Agreement shall have each been true and correct in all material respects as of the date of the Merger Agreement and the Closing Date, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier specified date; (ii) the representations and warranties of the SPAC Parties contained in the section titled “Capitalization” in the Merger Agreement shall have been true and correct in all respects (other than de minimis exceptions) as of the date of the Merger Agreement and the Closing Date, except to the extent that such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct in all respects, other than de minimis exceptions, as of such earlier specified date; and (iii) the other representations and warranties of the SPAC Parties contained in the Merger Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a SPAC Material Adverse Effect;

•        the SPAC Parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Closing;

•        SPAC shall have delivered to AleAnna a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of certain conditions to Closing;

•        no SPAC Material Adverse Effect shall have occurred after the date of the Merger Agreement;

•        SPAC shall have completed the redemption of SPAC Ordinary Shares in connection with the BCA Redemption Offer in accordance with SPAC’s Organizational Documents;

•        SPAC shall have made all necessary and appropriate arrangements with Continental, as trustee, to have all of the funds remaining in the Trust Account after giving effect to payment out of funds related to the BCA Redemption Offer disbursed to SPAC immediately prior to the Closing and shall ensure that all redemption comply with the SPAC Articles of Association, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of certain payment obligations set forth in the Merger Agreement and the payment of SPAC’s fees and expenses incurred in connection with the Merger Agreement and the Business Combination;

•        the SPAC Parties shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to AleAnna the documents and deliveries set forth in the Merger Agreement, in each case, duly executed as applicable;

•        the directors and officers of SPAC shall have resigned, effective as of or prior to the Closing;

•        each of the covenants and other obligations of each of the parties to the A&R Sponsor Letter Agreement required under the A&R Sponsor Letter Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that the A&R Sponsor Letter Agreement is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under the A&R Sponsor Letter Agreement or (iii) to terminate the A&R Sponsor Letter Agreement;

•        each of the covenants and other obligations of each of the parties to the Investor Letter Agreements required under the Investor Letter Agreements to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that any of the Investor Letter Agreements is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under any Investor Letter Agreement or (iii) to terminate any of the Investor Letter Agreements;

•        the Domestication shall have been completed; and

•        Sponsor shall have paid any and all Closing SPAC Payments and other payments required by SPAC in connection with the Closing that are not paid by the Company, on behalf of SPAC and Surviving PubCo.

For purposes of the Merger Agreement, a “SPAC Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of SPAC to perform its obligations under the Merger Agreement or the Transaction Documents to which it is a party, including the consummation of the Transactions, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of SPAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of GAAP; (ii) events or conditions generally affecting the geographic areas to which the SPAC relates; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the SPAC, as required by the Merger Agreement or any Transaction Document; (vi) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; except in the cases of clauses (i) through (v), to the extent that the SPAC is materially disproportionately affected thereby as compared with other SPACs.

SPAC Parties Closing Conditions

The obligations of the SPAC Parties to consummate the Business Combination are subject to the satisfaction or waiver in accordance with the terms of the Merger Agreement (where permissible), at or prior to the Closing, of the following additional conditions:

•        (i) the representations and warranties of AleAnna and the AleAnna Subsidiaries contained in the sections titled “Organization and Qualification; Subsidiaries,” “Organizational Documents,” “Authority Relative to this Agreement,” “No Conflict; Required Filings and Consents” subpart (a)(i), and “Brokers” in the Merger Agreement shall have each been true and correct in all material respects as of the date of the Merger Agreement and the Closing Date, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier specified date; (ii) the representations and warranties of AleAnna and the AleAnna Subsidiaries contained in the section titled “Capitalization” in the Merger Agreement shall have been true and correct in all respects (other than de minimis exceptions) as of the date of the Merger Agreement and the Closing Date, except to the extent that such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct in all respects, other than de minimis exceptions, as of such earlier specified date; and (iii) the other representations and warranties of AleAnna and the AleAnna Subsidiaries contained in the Merger Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have an Company Material Adverse Effect;

•        AleAnna shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by AleAnna on or prior to the Closing;

•        AleAnna shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of AleAnna, certifying as to the satisfaction of certain conditions to Closing;

•        no Company Material Adverse Effect shall have occurred after the date of the Merger Agreement; and

•        AleAnna shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in the Merger Agreement.

For purposes of the Merger Agreement, an “Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that, individually or in the aggregate with all other effects, would or would reasonably be expected to (a) have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operations of AleAnna and the AleAnna Subsidiaries taken as a whole, or (b) prevent, materially delay or materially impede the performance by AleAnna of its obligations under the Merger Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which AleAnna and the AleAnna Subsidiaries operate; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) changes in commodity prices, conditions affecting Environmental Attribute (as defined in the Merger Agreement) prices and the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids, carbon dioxide, methane, nitrous oxide, fluorinated and other “greenhouse” gases and other commodities; (vi) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine); (vii) changes in condition or developments generally applicable to the oil and gas industry in the United States or Europe or any area or areas in which AleAnna or any of the AleAnna Subsidiaries operate; (viii) any reclassification or recalculation of oil and gas reserves of AleAnna or any of the AleAnna Subsidiaries; (ix) any actions taken or not taken by AleAnna or any of the AleAnna Subsidiaries, as required by the Merger Agreement or any Transaction Document; (x) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (xi) any result, occurrence, fact, event, circumstance, change or effect attributable to any matter set forth on the AleAnna’s disclosure schedules or otherwise disclosed on the AleAnna’s disclosure schedules, (xii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (xii) shall not prevent a determination that any result, occurrence, fact, event, circumstance, change or effect underlying such failure has resulted in an Company Material Adverse Effect; or (xiii) or any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (i) through (vi), to the extent that AleAnna and the AleAnna Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants of similar size in the industries and geographic areas in which AleAnna and the AleAnna Subsidiaries operate.

Representations and Warranties

The Merger Agreement contains customary representations, warranties and covenants of AleAnna and the SPAC Parties, in each case, relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

Conduct of Business Pending the Closing

AleAnna agreed that, between the date of the Merger Agreement and the Effective Time or the earlier termination of the Merger Agreement, except as (a) expressly contemplated or permitted by any other provision of the Merger Agreement or any Transaction Document, (b) set forth in AleAnna’s disclosure schedules or (c) required by applicable law, unless SPAC otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business in a manner consistent with past practice. AleAnna agreed to preserve substantially intact the business organization of AleAnna and the AleAnna Subsidiaries, use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of AleAnna and the AleAnna Subsidiaries, and preserve the relationships of AleAnna and the AleAnna Subsidiaries with joint venture partners, customers, suppliers and distributors with which AleAnna or any of its subsidiaries has significant business relations.

In addition to the general covenants above, AleAnna agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause the AleAnna Subsidiaries not to, without the prior written consent of SPAC (which consent may not be unreasonably withheld, conditioned or delayed):

•        amend, supplement, restate or otherwise change the Organizational Documents of AleAnna or any of the AleAnna Subsidiaries;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of AleAnna or any of the AleAnna Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest and/or so-called “participating financial instruments” pursuant to Section 2346, last paragraph, of the Italian Civil Code), of AleAnna or any of the AleAnna Subsidiaries;

•        sell, lease, or otherwise dispose of any of its material assets, rights or properties other than (i) sales of inventory and equipment, or sales of Hydrocarbons, in each case, in the ordinary course of business, or sales of or disposals of obsolete or worthless assets at the time of their schedule retirement; and (ii) exchanges or swaps of Oil and Gas Properties or other related assets in the ordinary course of business;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•        acquire (including, without limitation, by merger, consolidation, combination or acquisition of stock or any other business combination), directly or indirectly, any assets, securities, properties, interests or businesses of any corporation, partnership, other business organization or any division thereof, other than (i) pursuant to an agreement of AleAnna or any of the AleAnna Subsidiaries in effect on the date of the Merger Agreement that is made available to SPAC, (ii) acquisitions for which the consideration is less than $10,000,000 individually or $20,000,000 in the aggregate, or (iii) the exchange or swap of Oil and Gas Properties or other related asserts in the ordinary course of business;

•        incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans, advances or capital contributions or intentionally grant any security interest in any of its assets; provided that AleAnna or any of the AleAnna Subsidiaries may enter into a reserve-based lending facility on arms-length terms, so long as the maximum indebtedness incurred thereunder does not exceed $90,000,000 and the funds received from such reserve-based lending facility remain in are utilized by AleAnna or one of AleAnna’s subsidiaries in the normal course of business;

•        incur any capital expenditure or obligations or liabilities in respect thereof, except (i) for those contemplated on AleAnna’s disclosure schedules, (ii) capital expenditures not contemplated on AleAnna’s disclosure schedules that are under $20,000,000 in the aggregate, and (iii) capital expenditures to repair damage from casualty events or otherwise required on an emergency basis, provided that AleAnna shall notify SPAC of such emergency expenditure as promptly as reasonably practicable;

•        enter into, renew or amend in any material respect any interested party transaction (or any contractual or other arrangement, that if existing on the date of the Merger Agreement, would have constituted an interested party transaction);

•        materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting or cash management policies or procedures, other than as required by GAAP;

•        amend any material tax return; change any material method of tax accounting; make, change or rescind any material election relating to taxes; settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes; surrender any right to claim a tax refund; or enter into any tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to taxes);

•        close or materially reduce the activities of AleAnna and the AleAnna Subsidiaries (taken as a whole);

•        adopt or enter into, amend or terminate any employee benefit plan, except in the ordinary course of business or as required by law;

•        make any material payment with respect to an interested party transaction;

•        enter into any material new line of business outside of the businesses currently conducted by AleAnna or any of the AleAnna Subsidiaries as of the date of the Merger Agreement; or

•        enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

SPAC agreed that, except as expressly contemplated or permitted by the Merger Agreement or any Transaction Document and except as required by applicable law, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, unless AleAnna otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), SPAC will conduct its business, and cause HoldCo and Merger Sub to conduct their respective businesses, in the ordinary course of business and in a manner consistent with past practice. In addition, the SPAC Parties have agreed that prior to the Effective Time, subject to specified exceptions, they will not, without the prior written consent of AleAnna (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change SPAC’s Organizational Documents, HoldCo’s Organizational Documents, Merger Sub’s Organizational Documents or form any subsidiary of SPAC other than HoldCo and Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants, the HoldCo Interests or the Merger Sub Interests, except for payments from the Trust Fund pursuant to the exercise of Redemption Rights;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the SPAC Parties, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC Parties;

•        acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or obligations of another person or persons, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Merger Agreement, as agreed to by its independent accountants;

•        amend any material tax return; change any material method of tax accounting; make, change or rescind any material election relating to taxes; settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes; surrender any right to claim a tax refund; or enter into any tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to taxes);

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC Parties;

•        amend or modify the Trust Agreement or any other agreement related to the Trust Account, the SPAC Warrant Agreement or SPAC’s Organizational Documents, or seek any approval from SPAC shareholders with respect to any such change, modification or amendment in a manner that is materially adverse to AleAnna;

•        waive, release, assign, settle or compromise any litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any governmental authority;

•        adopt or enter into any employee benefit plan; or

•        enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Additional Covenants and Agreements

The Merger Agreement includes the following covenants and agreements, among others:

Proxy Statement; Financial Statements

Following the date of the Merger Agreement, SPAC (with the assistance and cooperation of AleAnna as reasonably requested by SPAC) agreed to prepare and file with the SEC the Registration Statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of Surviving PubCo Class A Common Stock to be issued or issuable pursuant to the Merger Agreement, which Registration Statement includes a proxy statement in preliminary form relating to the Shareholders Meeting.

Prior to the filing of the Registration Statement (or any amendment thereto), AleAnna shall deliver to SPAC (i) a final copy of the audited consolidated balance sheets of AleAnna and the AleAnna Subsidiaries as of December 31, 2022 and as of December 31, 2023, and the related audited consolidated statements of operations and comprehensive loss and cash flows of AleAnna and the AleAnna Subsidiaries for each of the years then ended; and (ii) each of the financial statements of AleAnna and the AleAnna Subsidiaries required to be included in the Registration Statement or any other filings to be made by SPAC with the SEC in connection with the Transactions.

SPAC Shareholders Meeting

SPAC agreed to call and hold the Shareholders Meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and to use its reasonable best efforts to hold the Shareholders Meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from AleAnna, will) postpone or adjourn the Shareholders Meeting on one or more occasions with AleAnna’s prior written consent or upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to (a) solicit additional proxies to obtain the SPAC Shareholder Approval, (b) obtain a quorum if one is not present at any then scheduled Shareholders Meeting, or (c) ensure that any supplement or amendment to this proxy statement/prospectus that the SPAC Board has determined in good faith is required by applicable law is provided to the SPAC shareholders with adequate time for review prior to the Shareholders Meeting.

SPAC has agreed to use its reasonable best efforts to obtain the approval of the SPAC Proposals at the Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. SPAC agreed, through the SPAC Board, to recommend to its shareholders that they approve the SPAC Proposals (the “SPAC Board Recommendation”) and to include the SPAC Board Recommendation in this proxy statement/prospectus. Except as described below, neither the SPAC Board nor any committee or subgroup thereof will change, withdraw, withhold, qualify or modify (or publicly propose to change, withdraw, withhold, qualify or modify) the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”).

At any time prior to, but not after, obtaining the SPAC Shareholder Approval, the SPAC Board may make a SPAC Board Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that as a result of any occurrence, fact, event, circumstance, change or effect that (a) has a material adverse effect on the business, assets, results of operations or financial condition of AleAnna and the AleAnna Subsidiaries, taken as a whole, (b) was not known or reasonable foreseeable to the SPAC Board as of the date of the Merger Agreement and that becomes known to the SPAC Board after the date of the Merger Agreement and prior to the receipt of the SPAC Shareholder Approval, (c) that does not relate to an Alternative Transaction or any required clearance of the Transactions by a governmental authority, and (d) is not excluded from the determination of a “Company Material Adverse Effect”, the failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC shareholders under applicable law. Prior to taking such action, SPAC shall provide AleAnna with written notice advising AleAnna that it intends to effect a SPAC Board Change in Recommendation and specifying material facts underlying the SPAC Board’s determination, and during the five business days following the delivery of such notice, if requested by AleAnna, (i) SPAC will negotiate, and cause its representatives to negotiate, with AleAnna and its representatives in good faith to make any revisions or adjustments to the terms and conditions of the Merger Agreement so as to obviate the need for a SPAC Board Change in Recommendation, and (ii) SPAC will consider in good faith any such revisions or adjustments.

Exclusivity

From the date of the Merger Agreement and ending on the earlier of the Effective Time and the termination of the Merger Agreement, the parties agreed not to, and to cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (a) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Merger Agreement and their respective representatives (an “Alternative Transaction”), (b) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (c) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Each party agreed to, and agreed to cause their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. If a party or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party agrees to promptly (and in no event later than 48 hours after such party became aware of such inquiry or proposal) notify such person in writing that such party was subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board.

Stock Exchange Listing

Each of SPAC and AleAnna will use its reasonable best efforts to cause all shares of Surviving PubCo Class A Common Stock outstanding immediately following the Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants to be approved for listing on the Nasdaq. During the period from date of the Merger Agreement until the Closing, SPAC will use its reasonable best efforts to keep the SPAC Units, SPAC Ordinary Shares and SPAC Public Warrants listed for trading on the Nasdaq.

Surviving PubCo Board of Directors

SPAC will take all necessary action so that immediately following the Closing, the board of directors of the Surviving PubCo is comprised of five directors, which shall be divided into three classes, designated Classes I, II and III (with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of one director). Each director will be designated by the AleAnna Members.

Payment of Transaction Expenses

As provided for by the First Amendment to the Merger Agreement, in connection with the Closing, AleAnna shall, on behalf of SPAC and Surviving PubCo, use an aggregate of $5,750,000 (the “Payment Cap”) to pay, in the following order, (a) the Closing SPAC Payments other than any outstanding loans or obligations owed to the Sponsor Related Parties (including the Affiliate Loans); (b) if the Closing SPAC Payments paid in clause (a) are less than the Payment

Cap, Sponsor the amount necessary to repay in full and terminate any outstanding loans or other obligations owed by SPAC or Surviving PubCo to the Sponsor Related Parties (including Affiliate Loans) to the extent the aggregate of such payments, together with the amounts in clause (a), do not exceed the Payment Cap; and (c) if the Closing SPAC Payments paid in clause (a) and (b) are less than the Payment Cap, Sponsor the remaining amount as consideration for the repurchase of Sponsor’s private placement shares and SPAC Private Warrants. Upon such payments by Surviving PubCo, together the retention by the Sponsor Related Parties, NRA Parties and Anchor Investors of an aggregate of 1,400,000 shares of Surviving PubCo Class A Common Stock at the Closing, all SPAC Liabilities will be deemed paid in full, satisfied and terminated. Surviving PubCo will also pay or cause to be paid certain transaction expenses of AleAnna in connection with the Closing but will not be deductible from the $5,750,000 discussed above.

So long as Surviving PubCo has paid up to $5,750,000 for its transaction expenses, Sponsor will be responsible for the payment of, and shall pay at or prior to the Closing, any and all Closing SPAC Payments or other payments required by the SPAC in connection with Closing that are not paid by Surviving PubCo at the Closing.

AleAnna Member Approval

AleAnna will, in a manner in compliance with applicable law, solicit and deliver to SPAC, the AleAnna Requisite Approval as soon as practicable (and in any event within five business days) after the Registration Statement becomes effective.

Equity Financing

From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, SPAC and AleAnna may, but are not required to, enter into and consummate subscription agreements with investors in connection with a potential equity financing. Any such equity financing shall be on financing terms and conditions acceptable to AleAnna. If AleAnna elects to seek an equity financing, AleAnna and SPAC shall, and shall cause their respective representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective representatives in connection with such equity financing and use their respective commercially reasonable efforts to cause such equity financing to occur.

Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions will survive the Effective Time, except for (a) those covenants or agreements contained therein which by their terms expressly apply in whole or in part after the Effective Time and then only with respect to any breaches occurring after the Effective Time and (b) certain miscellaneous provisions of the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing as follows:

•        by mutual written consent of SPAC and AleAnna;

•        by either SPAC or AleAnna if the Closing has not occurred prior to December 15, 2024 (the “Outside Date”);

•        by either SPAC or AleAnna if any governmental authority in the United States or Italy has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions;

•        by either SPAC or AleAnna if any of the Required SPAC Proposals has failed to receive the Required SPAC Shareholder Approval at the Shareholders Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the Merger Agreement); provided, however, that the Merger Agreement may not be terminated under this provision by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement and such breach or violation is the principal cause of the failure to obtain the Required SPAC Shareholder Approval;

•        by either SPAC or AleAnna if the Registration Statement has not been filed on or prior to July 15, 2024; provided, however, that the Merger Agreement may not be terminated under this provision by or on behalf of SPAC or AleAnna if, directly or indirectly, through its affiliates, the party seeking to terminate under this provision is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement and such breach or violation is the principal cause of the failure to file the Registration Statement on or prior to July 15, 2024;

•        by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of AleAnna set forth in the Merger Agreement, or if any representation or warranty of AleAnna shall have become untrue, in either case, such that certain closing conditions would not be satisfied (“Terminating AleAnna Breach”); provided that SPAC has not waived such Terminating AleAnna Breach and the SPAC Parties are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided, however, that, if such Terminating AleAnna Breach is curable by AleAnna, SPAC may not terminate under this provision for so long as AleAnna continues to exercise its reasonable best efforts to cure, unless such breach is not cured by the earlier of (i) 30 days after notice is provided by SPAC to AleAnna and (ii) the Outside Date;

•        by AleAnna upon a material breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in the Merger Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue, in either case such that certain closing conditions would not be satisfied (“Terminating SPAC Breach”); provided that AleAnna has not waived such Terminating SPAC Breach and AleAnna is not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC Parties, AleAnna may not terminate the Merger Agreement under this provision for so long as the SPAC Parties continue to exercise their reasonable best efforts to cure, unless such breach is not cured by the earlier of (i) 30 days after notice is provided by SPAC to AleAnna and (ii) the Outside Date;

•        by AleAnna if the SPAC Units, SPAC Ordinary Shares or SPAC Public Warrants cease to be listed for trading on the Nasdaq prior to Closing;

•        by SPAC within two business days following receipt of (i) the Required SPAC Shareholder Approval and (ii) the satisfaction of each of the closing conditions set forth above under subsections “— Mutual Closing Conditions” and “— AleAnna Closing Conditions” (other than those conditions which were previously waived by AleAnna in writing) if (A) the AleAnna Requisite Approval is not obtained (or if previously obtained, then revoked); or (B) AleAnna intentionally and materially breaches its pre-Closing covenants under the Merger Agreement, and such breach was not waived by SPAC and occurs or remains uncured following receipt of (1) the Required SPAC Shareholder Approval and (2) of the satisfaction of each of the closing conditions set forth above under subsections “— Mutual Closing Conditions” and “— AleAnna Closing Conditions” (other than those conditions which were previously waived by AleAnna in writing) (each, a “Qualifying Termination Event”)

In the event that SPAC validly terminates the Merger Agreement pursuant to a Qualifying Termination Event, then AleAnna shall pay SPAC a breakup fee equal to $1,000,000 in cash within three (3) Business Days following receipt by AleAnna of prior written notice from SPAC of its intent to terminate the Merger Agreement on account of a Qualifying Termination Event. Subject to the immediately preceding sentence, if the Merger Agreement is terminated, the Merger Agreement will forthwith become void, and there will be no liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement or in the case of fraud or any willful breach of the Merger Agreement by a party thereto.

Amendments

The Merger Agreement may be amended in writing by the parties thereto at any time prior to the Closing. The Merger Agreement may not be amended except by an instrument in writing signed by each party thereto.

On October 8, 2024, the SPAC Parties and AleAnna entered into the First Amendment to the Merger Agreement, which, among other things, (i) revised certain provisions relating to payment of SPAC Transaction Expenses or other SPAC Liabilities upon closing of the Business Combination, including the addition of a closing condition that all such payments have been made; (ii) removed the Tax Receivable Agreement as a deliverable under the Merger Agreement; and (iii) revised the A&R HoldCo LLC Agreement to eliminate cash settlement in the mechanics for exchanges of Class C HoldCo Units and Surviving PubCo Class C Common Stock for Surviving PubCo Class A Common Stock.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

A&R Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, SPAC, AleAnna and the Sponsor Related Parties entered into the A&R Sponsor Letter Agreement pursuant to which each Sponsor Related Party has agreed to, among other things, (i) vote its SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger, (ii) take all other actions necessary to consummate the Business Combination, (iii) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (iv) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing (subject to certain exceptions described below), (v) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (vi) waive any and all redemption rights in connection with the Business Combination, (vii) with respect to Sponsor, assume liability and responsibility for certain liabilities of SPAC and (viii) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and all SPAC Private Warrants, in each case held by such Sponsor Related Party, other than a number of SPAC Class A Ordinary Shares to be retained by such Sponsor Related Party. For further details, see “Proposal No. 1 — The Business Combination Proposal.” Notwithstanding the lock-up provisions of the A&R Sponsor Letter Agreement, the Sponsor Related Parties may transfer shares of Surviving PubCo Class A Common Stock to (i) and of the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (vi) in the event of the SPAC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their shares of SPAC Ordinary Shares or Closing Shares (as defined therein) for cash, securities or other property subsequent to the SPAC’s completion of the Transactions. Additionally, the lock-up provisions of the A&R Sponsor Letter Agreement may be waived with the consent of the SPAC and AleAnna.

Investor Letter Agreements

Additionally, concurrently with the execution of the Merger Agreement, SPAC and Sponsor entered into the Investor Letter Agreements, pursuant to which each Investor has agreed to, among other things, (i) be bound by certain voting, lock-up and transfer restrictions set forth in the A&R Sponsor Letter Agreement, (ii) with respect to each NRA Party, other than the SPAC Ordinary Shares retained by such NRA Party pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such NRA Party pursuant to the terms set forth in the Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024, by and among SPAC, Sponsor and such NRA Party, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof, and (iii) with respect to each Anchor Investor, other than the SPAC Ordinary Shares retained by such Anchor Investor pursuant to such Investor Letter Agreement, irrevocably surrender to SPAC all of the SPAC Ordinary Shares acquired by such Anchor Investor pursuant to the terms of the Securities Subscription Agreement, dated as of December 14, 2021, by and between SPAC and such Anchor Investor, and each of each of the SPAC Private Warrants held by such Anchor Investor, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof.

A&R HoldCo LLC Agreement

Following the Closing, the combined company will be organized in an “Up-C” structure, such that Surviving PubCo will be a publicly listed company that will hold a portion of the equity interests in AleAnna through HoldCo. On the Closing Date, HoldCo will amend and restate its limited liability company agreement in its entirety to provide, among other things, that each HoldCo Unit will be exchangeable, subject to certain conditions, for one share of Surviving PubCo Class A Common Stock, and a corresponding share of Surviving PubCo Class C Common Stock will be cancelled in connection with such exchange, pursuant to and in accordance with the terms of the A&R HoldCo LLC Agreement. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna.

Following this Closing, under the A&R HoldCo LLC Agreement, any AleAnna Member who receives Class C HoldCo Units and Surviving PubCo Class C Common Stock in the Merger will, subject to certain timing procedures and other conditions set forth therein, have the right (the “HoldCo Holder Redemption Right”) to exchange all or a portion of its Class C HoldCo Units, together with an equal number of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Additionally, Surviving PubCo, in its capacity as manager of HoldCo, will have the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of Surviving PubCo with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Surviving PubCo Class A Common Stock at an exchange ratio of one share of Surviving PubCo Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (a “Mandatory Exchange”).

In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, Surviving PubCo shall receive a number of Class A HoldCo Units equal to the number of shares of Surviving PubCo Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Surviving PubCo Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, Surviving PubCo’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Surviving PubCo Class A Common Stock outstanding will be increased and the number of shares of Surviving PubCo Class C Common Stock will be decreased. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Deferred Fee Forfeiture

On November 7, 2022, BofA Securities Inc. (“BofA”) entered into a letter agreement pursuant to which BofA agreed to irrevocably waive its entitlement to its remaining deferred discount to be paid pursuant to that certain Underwriting Agreement, dated December 14, 2021, by and between SPAC and BofA entered into in connection with our IPO. BofA did not communicate the reason for providing a waiver of its deferred fees. Such waiver was provided without any consideration from SPAC and without any conditions. BofA did not communicate to SPAC, nor is SPAC aware, that BofA’s waiver was the result of any dispute or disagreement with SPAC, including any disagreement relating to the disclosure in the proxy statement/prospectus.

BofA has not communicated to SPAC, and SPAC is not aware of, any disagreement or objections relating to the disclosure in this proxy statement/prospectus. Certain provisions of the underwriting agreement that SPAC entered into with BofA in connection with SPAC’s IPO survive the waiver of BofA’s entitlement to the remaining deferred fees. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the underwriting agreement; however, we do not expect any of the obligations to give rise to any material obligations for SPAC.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Surviving PubCo, the Sponsor and certain stockholders of SPAC and certain of their respective affiliates will enter into the Registration Rights Agreement, pursuant to which the Surviving PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of the Surviving PubCo SPAC Class A Ordinary Shares and other equity securities of the Surviving PubCo that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. Approximately 66,498,476 shares of Surviving PubCo Class A Common Stock will be subject to registration rights in the Registration Rights Agreement.

The Registration Rights Agreement will amend and restate the registration rights agreement by and among SPAC, the Sponsor and the other parties thereto, dated January 28, 2021 and entered into in connection with SPAC’s initial public offering.

Exchange Listing

The SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are currently traded on Nasdaq under the symbols “IVCPU,” “IVCP” and “IVCPW.” At the closing of the Business Combination, the SPAC Units separate into their component SPAC Class A Ordinary Shares and SPAC Public Warrants so that the SPAC Units will no longer trade separately under “IVCPU.” SPAC has applied for the listing of the Surviving PubCo Class A Common Stock and Surviving PubCo Warrants on the Nasdaq Capital Market under the ticker symbols “ANNA” and “ANNAW,” respectively.

Background to the Business Combination

Overview

SPAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Since its initial public offering, SPAC has engaged in a comprehensive search for a suitable business combination target. Our management team has significant experience in evaluating and executing transactions across various economic and financial market conditions, leveraging deep relationships with organizations and investors globally.

Members of our management team and other members of our sponsor have operated and invested in leading energy technology companies across their corporate life cycles and have developed deep relationships with organizations and investors operating around the world, and in target regions with a high concentration of energy companies, in particular. This network has grown through sourcing, acquiring, and financing businesses and maintaining relationships with sellers, financing sources and target management teams. Our management team members have significant experience in executing transactions under varying economic and financial market conditions. The terms of the Merger Agreement and the related ancillary documents are the result of extensive arm’s length negotiations among SPAC, AleAnna and their respective representatives and advisors.

Prior to the consummation of SPAC’s initial public offering, neither SPAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving SPAC.

On February 8, 2021, our Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 SPAC Class B Ordinary Shares. On July 16, 2021, we effected a share contribution back to capital resulting in the initial holders of SPAC Class B Ordinary Shares holding 5,750,000 SPAC Class B Ordinary Shares (up to 750,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). On December 17, 2021, our Sponsor forfeited, and we sold, up to 225,000 SPAC Class B Ordinary Shares to each Anchor Investor at their original purchase price of approximately $0.003 per share, or 2,250,000 SPAC Class B Ordinary Shares in the aggregate.

On December 17, 2021, we consummated our Initial Public Offering of 20,000,000 SPAC Units, at $10.00 per SPAC Unit, generating gross proceeds of approximately $200 million, and incurring offering costs of approximately $25.5 million, inclusive of $7 million in deferred underwriting commissions. Each SPAC Unit consists of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of our Initial Public Offering, we consummated the SPAC Private Placement of 8,600,000 SPAC Private Warrants to the Sponsor and Anchor Investors, at a price of $1.00 per SPAC Private Warrant, generating gross proceeds of approximately $8.6 million. Each SPAC Private Warrant is exercisable to purchase one SPAC Class A Ordinary Share at $11.50 per share, subject to certain adjustments. On January 18, 2022, the underwriter of our IPO partially exercised its Over-Allotment Option, resulting in 2,500,000 additional SPAC Units being sold at $10.00 per unit, generating gross proceeds of approximately $25 million. On January 18, 2022, following the underwriter’s exercise of the Over-Allotment Option, the Sponsor purchased from SPAC an additional 750,000 SPAC Private Warrants at a price of $1.00 per SPAC Private Warrant.

Following the completion of its initial public offering and, at the direction of the SPAC Board, SPAC’s team commenced a focused search for potential business combination targets. Our principal means of identifying potential target businesses was by leveraging the extensive contacts and relationships of the Sponsor and its officers, and directors. While our officers and directors were not required to commit any specific amount of time in identifying or performing due diligence on potential target businesses, the relationships that they have developed over their careers and their access to the Sponsor’s partners’ and affiliates’ contacts and resources generated a number of potential business combination opportunities that warranted further investigation.

In addition, target business candidates were brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community.

The focus of this targeted search was potential business combination targets in the innovative consumer healthcare, tech and energy sector, which the SPAC directors and management believed, based on their experience, could satisfy certain key criteria for a business combination target which includes, but not limited to the following: (a) companies that can demonstrate the ability to profitably acquire new revenue through favorable return on marketing spend metrics, (b) companies that can show positive contribution margin trends, effectively diffusing fixed costs across growing top line revenues (c) companies that have the ability to accelerate growth, market share, and competitive dominance through accretive add-on acquisitions; and will bring our extensive experience to bear to assist the company in identifying, pipelining, delicensing and acquiring accretive add-on acquisitions to the platform (d) growth-oriented companies that will benefit from the widely accessible capital that being publicly listed allows, as well as from the increased exposure to the market, which may include new customers/users and the opportunity to increase brand awareness and (e) companies that are not hampered by traditional limitations to growth trajectory.

After its IPO, SPAC commenced a search for prospective businesses and assets to acquire, identifying through its process over 23 businesses that presented combination opportunities. SPAC conducted initial due diligence on several such prospective businesses and assets, including a review of such businesses’ management, strategic thesis, operations, competitive landscape, and certain financial information, in each case, to the extent available and relevant. Where appropriate, representatives of SPAC and the Sponsor entered into substantially similar non-disclosure agreements with potential counterparties.

Of the over 23 businesses identified by SPAC, SPAC ultimately focused its resources and efforts on potential targets in the innovative consumer tech, healthcare and energy tech categories that SPAC believed, based on the preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination.

Between December 2021 and December 2022, SPAC entered into non-disclosure agreements with four initial potential business combination targets. Following the outbreak of COVID-19 and the global supply chain disruptions as a result of the COVID-19 pandemic, there was a very significant increase in logistics costs that drastically changed the prospects for the innovative consumer markets globally. SPAC’s evaluation of and discussions with one such innovative consumer tech company (“Company A”) extended from December 2021 to March 2022. Although SPAC considered Company A’s technology, product quality and commercial traction to be attractive, SPAC ultimately determined, after conducting further business and financial due diligence, which included an on-site visit conducted by representatives of SPAC and Sponsor and telephone communications with certain of Company A’s main customers, that such due diligence did not support the valuation Company A indicated that it was expecting in a potential transaction. Accordingly, after further discussion among SPAC’s management, the Sponsor and the SPAC Board, SPAC concluded that Company A did not represent a sufficiently attractive business combination target relative to other opportunities and focused its resources and attention on other potential business combination targets.

Following the termination of discussions with Company A, SPAC began exploring the potential for a business combination with another innovative consumer tech company (“Company B”) in June 2021 and continued its analysis and evaluation of Company B through February 2022. SPAC was initially drawn to Company B due to its technology, product quality and operations. However, Company B’s anticipated timeframe to profitability was uncertain. Additionally, upon conducting an on-site visit at Company B’s headquarters, SPAC learned that Company B was focused on pursuing a private financing transaction. Accordingly, SPAC decided not to pursue a business combination with Company B and, instead, focused its resources on other potential business combination opportunities.

In parallel with its evaluation of Company A and Company B, SPAC also evaluated a third innovative consumer tech company (“Company C”). SPAC held multiple meetings with Company C’s management and conducted diligence of the company’s product pipeline, revenue-generating technologies and future plans for growth. Although SPAC considered Company C’s business plan and commercial traction to be attractive, SPAC understood that Company C’s management had determined that pursuing a business combination which would result in Company C operating as a public company was not in the best interests of Company C at such time. Accordingly, and after further discussions and negotiations, Company C informed SPAC that it was pursuing a private financing transaction and, as a result, would not continue discussions regarding a potential business combination with SPAC.

Subsequent to SPAC’s termination of discussions with Company A, Company B and Company C, SPAC initiated contact with another innovative consumer tech company (“Company D”). SPAC found Company D to represent an attractive potential for a business combination, primarily given its strong leadership team, unique product and business model and operational execution. Representatives of SPAC and Sponsor conducted an on-site visit to conduct further diligence on Company D and its readiness to become a public company. Ultimately, SPAC ceased its negotiations with Company D after Company D communicated to SPAC that it recently closed a private financing transaction which provided sufficient working capital for Company D and, in parallel, the SPAC Board determined that it was in SPAC’s best interests to terminate negotiations with Company D and focus SPAC’s resources on pursuing another deal.

In September 2022, SPAC was introduced to HDL Therapeutics, Inc., a Delaware corporation (“HDL”). A non-disclosure agreement was executed with HDL and diligence began as well as introductions to the HDL management team. Between December 2022 and January 2023, SPAC, with the assistance of Sponsor, engaged in varying levels of further due diligence, evaluation, analysis and discussions with HDL.

In April 2023, SPAC ceased discussions with the other potential business combination targets and entered into a letter of intent with HDL. SPAC ultimately determined to cease pursuing its other opportunities in favor of pursuing a business combination with HDL because of, among other things: (a) HDL’s willingness to enter into the letter of intent on terms that SPAC’s management believed were attractive; (b) SPAC’s management’s belief, based on their in depth evaluation and the terms of the letter of intent, that HDL was the most attractive potential business combination target, given the key criteria SPAC prioritized in potential business combination targets; (c) the level of engagement by, and advanced negotiations and discussions with, HDL, as compared to the other potential business combination targets; and (d) HDL’s preparedness and willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination and, thereafter, become a public company, as compared to other potential business combination targets.

In August 2023 SPAC entered into a merger agreement with HDL and began a process to find an investment banking partner to assist in raising the $100 million required to fund the transaction. Two investment banks were ultimately engaged to this end but were unsuccessful in light of the collapse of Silicon Valley Bank and the reduced appetite for investment in the healthcare space due to low valuation multiples at the time. As a result, the HDL transaction was terminated by mutual agreement in February 2024.

Following the termination of the HDL transaction, from February 2024 through March 2024, SPAC engaged in discussions and entered into potential non-disclosure agreements with six additional initial potential business combination targets, which included companies in Fintech, Insurtech, recycling technology, AI-driven consumer solutions, event management and biotechnology industries. These potential targets were introduced to SPAC by Cohen & Company (“Cohen”), SPAC’s capital markets advisor. SPAC conducted initial due diligence on these prospective businesses and assets, including reviews of the businesses’ management, strategic thesis, operations, competitive landscape, and certain financial information, in each case, to the extent available and relevant. Ultimately, following this diligence review and discussion among SPAC’s management, the Sponsor and the SPAC Board regarding each target company, SPAC concluded that each of these potential targets did not represent a sufficiently attractive business combination target relative to other opportunities and decided to focus its resources and attention on other potential business combination targets.

On March 12, 2024, SPAC formally engaged Cohen to serve as its capital markets advisor in connection with (i) potential business combination transactions, (ii) placement agent services for capital raising transactions in connection therewith and (iii) any extensions sought by SPAC of its deadline to complete its initial business combination. Pursuant to the engagement, SPAC agreed to pay Cohen (i) an advisory fee upon the closing of SPAC’s initial business combination for Cohen’s services in connection with such initial business combination and any extensions and (ii) a transaction fee of 5% of the gross proceeds raised in any capital raising transactions and certain non-redemptions from the Trust Account.

On September 20, 2024, as discussed in further detail in the section of this proxy statement/prospectus entitled “— Negotiations with AleAnna,” SPAC and Cohen agreed to reduce the contingent advisory fee to as discussed in further detail in the section of this proxy statement/prospectus entitled “— Negotiations with AleAnna,” which Cohen would be entitled upon consummation of SPAC’s initial business combination to $500,000.

Negotiations with AleAnna

The following is a brief description of the background of the negotiations between SPAC and AleAnna and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives.

SPAC management initially learned of AleAnna on or about March 11, 2024 from Pureplay Holdings LLC (“Pureplay”), whose co-founder was an affiliate of the sponsor of another special purpose acquisition company. Thereafter, representatives of SPAC initiated contact with AleAnna to solicit their interest in participating in a process of evaluating a potential business combination with SPAC. As part of that process, SPAC’s management held an initial telephone conversation with William Dirks, the Chief Executive Officer of AleAnna, and his management team on March 13, 2024. SPAC and AleAnna entered into a non-disclosure agreement on March 25, 2024 and AleAnna provided SPAC with an investor presentation, dated March 2024, via e-mail to provide a basic understanding of AleAnna. The investor presentation summarized AleAnna’s business, industry, location of operations and future capital plans and budgets, as well as information with respect to key management personnel and the bonafides of its principal shareholder, Bluescape, that provided much of AleAnna’s investment capital. SPAC’s review of the presentation was followed by SPAC’s management having a zoom meeting with Mr. Dirks and Tristan Yopp, the Chief Financial Officer of AleAnna. This presentation highlighted Bluescape as a well-respected private U.S.-based energy capital group and contained information with respect to AleAnna’s Italian gas operations, AleAnna’s renewable natural gas (“RNG”) aspirations and future growth plans for both businesses, and AleAnna’s desire to list publicly to increase the Company’s flexibility to access additional growth capital to accelerate its business plans. Beyond access to additional growth capital, particularly to support AleAnna’s RNG business, the discussion also included an overview of AleAnna’s reasons and expected benefits from engaging in a potential business combination. The AleAnna representatives noted several key expected benefits from completing the business combination with a publicly listed SPAC including the potential ability to use AleAnna’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions which might expand AleAnna’s asset portfolio and create scale. Other reasons included an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures. The AleAnna representatives also noted an expectation that the potential post transaction AleAnna public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan. Lastly, in terms of timing, AleAnna representatives noted that geopolitical conflicts driving higher energy prices and perceived tailwinds from the energy transition provided an attractive backdrop to bring AleAnna to the public market. AleAnna representatives believed this timing might result in near term equity raise opportunities following the business combination in order to continue growing AleAnna’s conventional and RNG businesses.

Based on these initial discussions and the anticipated transaction timeline, SPAC further focused much of its resources and efforts on evaluating a potential business combination with AleAnna, which SPAC’s management and the SPAC Board believed were most suitable for a potential business combination due to the strength of the following factors relative to other potential targets: AleAnna was a mature business with over 15 years into the execution of its business plan with auditable historical operations, differentiated competitive positioning and attractive expected unit economics, substantial growth opportunities, public-company readiness, a knowledgeable and experienced management team, and support from current equity holders. SPAC management team and the SPAC Board, as they further explored a potential business combination with AleAnna, became satisfied that a business combination with AleAnna met SPAC’s investment criteria based upon AleAnna’s submission of initial transaction terms deemed acceptable to AleAnna and of interest to SPAC by way of a non-binding letter of intent, as discussed below.

From late March to early April 2024, SPAC, with the assistance of Sponsor, engaged in further due diligence, evaluation, analysis and discussions with AleAnna. This included participation in presentations and discussions, review and analysis of market research in relevant industries, review and analysis of certain financial and operating information of AleAnna and evaluation of other resources metrics and analyses, including its traditional natural gas assets as well as the potential of AleAnna’s RNG portfolio of business opportunities and growth strategy. Based on the due diligence, evaluation and analysis and the anticipated transaction timeline, SPAC further focused much of its resources and efforts on evaluating a potential business combination with AleAnna, which SPAC’s management and the SPAC Board believed were most suitable for a potential business combination. SPAC management team and the SPAC Board became satisfied that a business combination with AleAnna met SPAC’s investment criteria based upon AleAnna’s submission of initial transaction terms to SPAC by way of a draft non-binding letter of intent.

AleAnna delivered the initial draft non-binding letter of intent to SPAC on March 26, 2024. This draft non-binding letter of intent included transaction terms that AleAnna had developed and refined from fourth quarter 2023 to early 2024 when AleAnna had marketed itself to several SPACs. AleAnna believed that it was a desirable target for a deSPAC transaction based on its financial statement readiness and the fact that a transaction with AleAnna would not require a PIPE investment due to its investors’ willingness to provide additional capital, as well as its EBITDA potential. Between March 26, 2024 and April 1, 2024, SPAC requested that the draft non-binding letter of intent provide that General Wesley Clark would be appointed to the Board of Directors of the surviving company, and the parties negotiated the level of expense reimbursement that AleAnna would provide. Except as described above, there were no material differences in the parties’ positions with respect to the terms set forth in the draft non-binding letter of intent as compared to the letter of intent ultimately executed by the parties, as described below.

On April 1, 2024, SPAC and AleAnna reached agreement on preliminary business combination terms (subject to further due diligence) and signed a letter of intent and SPAC ceased discussions with all other potential business combination targets. The letter of intent reflected the material terms of the initial draft non-binding letter of intent submitted by AleAnna (as described above) and provided for, among other things, (i) an initial pre-money valuation of $634,000,000, which was subject to confirmatory diligence and was determined based on the unaudited prospective information supplied by AleAnna to SPAC in connection with the proposed business combination, as described in detail in the section of this proxy statement/prospectus entitled “— SPAC’s Valuation of AleAnna,” (ii) AleAnna’s equity holders to receive 62,172,740 Surviving PubCo Common Stock, (iii) the Sponsor and the SPAC’s independent directors to forfeit all Private Placement Warrants, (iv) the Sponsor to retain a combined total of 1,200,000 founder shares at the closing of the business combination, (v) for General Wesley Clark to serve on the board of directors of the combined company, (vi) the shares held by Bluescape and any founder shares held by the Sponsor, SPAC’s independent directors and their respective affiliates to be subject to a lockup of six months after the closing of the business combination, (vii) the payment by Surviving PubCo of up to $5,050,000 for SPAC transaction expenses upon closing of the business combination, with an additional payment by AleAnna of up to $700,000 for SPAC transaction expenses upon execution of the Merger Agreement, (viii) Bluescape, the Sponsor, SPAC’s independent directors and their respective affiliates to be entitled to customary shelf, demand, piggyback and underwritten offering registration rights commensurate with their respective ownership in the combined company immediately after closing of the business combination, with the understanding that Bluescape would have registration rights no less favorable than those provided to the Sponsor, (ix) if the use of Form S-4 will permit, Bluescape, the Sponsor and their respective affiliates to enter into a customary voting and support agreement, agreeing to (a) use commercially reasonable efforts to take all actions reasonably necessary to consummate the business combination, (b) lock-up their shares/warrants of SPAC, (c) use commercially reasonably efforts to support the business combination until closing and (d) in respect of the Sponsor, waive and not otherwise perfect any anti-dilution or similar protection with respect to any Sponsor shares and (x) the utilization of a customary Up-C or other tax-efficient structure for the business combination to accomplish tax treatment benefitting AleAnna and SPAC equity holders. SPAC ultimately determined to cease pursuing its other opportunities in favor of pursuing a business combination with AleAnna because of, among other things: (a) AleAnna’s willingness to enter into the letter of intent on terms that SPAC’s management believed were attractive; (b) SPAC’s management’s belief, based on their evaluation to date of AleAnna’s operations and business prospects and the terms of the letter of intent, that AleAnna was the most attractive potential business combination target, given the key criteria SPAC prioritized in potential business combination targets; (c) the level of engagement by, and advanced negotiations and discussions with, AleAnna, as compared to the other more preliminary potential business combination targets; and (d) AleAnna’s preparedness and willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination and, thereafter, become a public company, as compared to other potential business combination targets.

On April 2, 2024, representatives of AleAnna and SPAC, including Sam Bremner and Aston Loch on behalf of SPAC and Bill Dirks and Tristan Yopp on behalf of AleAnna participated in a virtual meeting in which AleAnna provided a management presentation, and SPAC provided an overview of their team and structure. The meeting’s purpose was to provide a high-level overview of the AleAnna business and business plan, the potential transaction, provide metrics for the expected valuation and provide a timeline for the potential transaction. The AleAnna presentation covered AleAnna’s management, investment highlights, market and business model, market opportunity for its business and its financial profile. SPAC introduced SPAC’s management team and provided an overview of SPAC Board, the Sponsor and investors. AleAnna set up a virtual data room (“Data Room”) and gave SPAC access to the Data Room on April 3, 2024. The Data Room contained substantial information not only on the Company’s assets, opportunities, and growth plans but also corporate related information as well as historical information with regards to it activities including various asset and corporate acquisitions that were completed to provide AleAnna some of its key traditional natural gas properties and thereby significantly expand the Company’s presence in the Italian gas industry — both in terms of production potential and undeveloped acreage.

On April 4, 2024, Mr. Bremner, on behalf of SPAC, Mr. Yopp and Mr. Dirks, on behalf of AleAnna, and representatives from Greenberg Traurig, P.A. (“GT”), legal counsel to SPAC, and Haynes and Boone, LLP (“HB”), legal counsel to AleAnna, held an organizational call to discuss workflow and timing for the potential business combination. As part of the call, Mr. Yopp and Mr. Dirks, speaking on behalf of AleAnna, made a presentation to SPAC. The presentation included terms of the potential transaction, background of AleAnna’s business, its development and strategic plans and certain financial information for AleAnna, as well as pro forma financial information of the post-combination company.

On April 5, 2024, SPAC and its advisors further discussed comparable companies and valuation with AleAnna representatives including a discussion of future development plans and growth strategies.

Over the course of the next several weeks the SPAC’s management team, along with an oil and gas consultant engaged to assist in the due diligence process, and GT reviewed the Data Room materials provided by AleAnna and produced a preliminary list of questions and discussion points that it provided AleAnna on April 19, 2024.

On April 10, 2024, HB delivered an initial draft of the Merger Agreement to GT that contained terms substantially consistent with those set forth in the letter of intent signed by the parties on April 1, 2024 (except that such initial draft did not include provisions relating to a support agreement or equity incentive plan).

On April 12, 2024, GT sent a revised draft of the Merger Agreement to HB. Among other things, the revised draft proposed (i) that AleAnna and certain of its equityholders enter into a support agreement (the “Support Agreement”) with SPAC to support the transactions contemplated by the Merger Agreement, (ii) changes to materiality qualifiers in certain of the representations and warranties made by AleAnna, (iii) that Surviving PubCo establish an equity incentive plan after closing of the business combination, (iv) inclusion of a new closing condition with respect to compliance with the Company Support Agreement, and (v) certain changes to termination rights in favor of SPAC, including that SPAC have a termination right in the event of a Company Material Adverse Effect. In addition, GT circulated a copy of the letter agreement, dated November 7, 2022, pursuant to which BofA agreed to irrevocably waive its entitlement to its remaining deferred discount to be paid pursuant to the Underwriting Agreement entered into in connection with SPAC’s IPO.

Over the next two weeks, representatives from Sponsor and GT discussed with certain Anchor Investors and NRA Parties the proposed terms of the Investor Letter Agreements, which included, among other things, (i) discussion of certain representations and warranties made by the Anchor Investors, including the Anchor Investor’s current ownership of SPAC Ordinary Shares and SPAC Private Warrants, (ii) confirmation from SPAC and Sponsor that the Investor Letter Agreements did not contain terms that were more favorable to Sponsor or any other Anchor Investor, (iii) discussion of the applicability of certain SSLA provisions to the Anchor Investors and (iv) inclusion of a termination provision if SPAC terminated the Merger Agreement with AleAnna.

Meanwhile, on April 19, 2024, representatives of AleAnna met with SPAC management team and its oil and gas consultant to respond to initial diligence requests.

On April 22, 2024, a video meeting was held among the SPAC’s management team and Messrs. Dirks and Yopp to review SPAC’s questions and discussion points with respect to AleAnna’s traditional natural gas assets in Italy and its historical activities. AleAnna was able to provide further insights and answers regarding its historical activities and the timing of its plans to bring into production its various discoveries. These discussions included AleAnna’s updated plans with regards to the timing to bring on stream their various discoveries and the revised timing was more in line with SPAC’s assessment of the situation after reviewing the Data Room materials.

During the remainder of April 2024, representatives from Sponsor, including the SPAC’s consultants, and GT continued to conduct due diligence on AleAnna and additional diligence sessions were held between AleAnna and SPAC representatives, including on April 23, 2024 and April 29, 2024. Diligence covered reviews of governance agreements with Padana, discussion of AleAnna’s RNG strategy including existing MOUs, and included a technical review call covering AleAnna conventional assets and reserves including a discussion on the Degolyer and MacNaughton reserve report inputs and methodologies. Representatives of AleAnna supplied additional diligence materials to the SPAC team during the diligence period including additional documentation of Italian RNG incentive schemes, AleAnna’s RNG acquisition pipeline, documentation of AleAnna’s historical asset acquisitions, AleAnna’s prospective resource report, seismic imaging and production test logs on AleAnna’s conventional wells.

The discussion was primarily focused on AleAnna’s discoveries and reserves as evaluated by Degolyer and MacNaughton and disclosed herein as well as additional information with respect to the Company’s future exploration and development drilling plans and expectations. The Data Room included an updated assessment and independent evaluation by DeGolyer and MacNaughton of the prospective resources attributable to AleAnna’s Phase II drilling prospects at its Longanesi Property as well as its additional exploration prospects on AleAnna’s exploration permits which are supported by proprietary 3D seismic imaging. A follow-up discussion with AleAnna’s exploration and technical team on April 29, 2024 was arranged to provide SPAC with an update on key exploration opportunities to be pursued in the future and the detailed 3D seismic processing and evaluation that went into the process of identifying and selecting future drilling targets. A discussion was also had with respect to the intricacies of the regulatory process involved with securing drilling permits and approvals from the various Italian regional and municipal agencies responsible for granting such approvals. Following these discussions, SPAC requested and received an updated model with respect to the timing of AleAnna’s going forward plans including revised timing for bringing on its principal property, the Longanesi natural gas field, in the first quarter of 2025 as well as revised timing with respect to bringing on its other two natural gas discoveries and future development and exploration plans. This update highlighted the need for AleAnna to secure additional funding to ensure sufficient capital was available to finance its growth plans. This resulted in: (i) Bluescape committing to provide an additional $17 million of capital to AleAnna, and (ii) SPAC and AleAnna renegotiating the terms of the potential business combination to account for this additional capital injection and other factors as discussed below.

SPAC also received and reviewed detailed information with respect to AleAnna’s plans to build out its RNG business. AleAnna provided background on its efforts over the prior 18 months building the necessary team to execute upon this strategy as well as the efforts securing strategic relationships with agricultural and dairy associations whose members held a large number of anaerobic digester facilities (“AD’s”) that AleAnna was planning on converting from biogas facilities to Biomethane production for injection into Italy’s natural gas distribution system. AleAnna’s RNG development team provided SPAC with details on their in-depth prospect inventory of AD conversion targets as well as detailed economic assessments of the potential of 6 or 7 advanced projects, one of which they had signed a definitive investment agreement with. Although SPAC realized much of AleAnna’s RNG development project inventory had yet to be secured, the SPAC’s management team was impressed with AleAnna’s methodological approach to their review of these potential growth opportunities, their signing of various strategic memorandums of understanding with key players owning AD facilities and letters of intent with RNG equipment suppliers and parties involved in the conversion of AD’s to Biomethane facilities. SPAC also realized that AleAnna’s RNG business was a nimble first mover in this vital industry that was viewed as a key element in the EU’s, and specifically Italy’s, plans to meaningfully increase access to domestic sources of natural gas and specifically to increasing the percentage of RNG in the overall natural gas supply mix. SPAC’s management team was impressed with AleAnna business strategy to expand into RNG conversions of existing AD’s and select greenfield AD facilities and the high likelihood that as first mover in this space, and given the small size of the individual investment targets, that this business was unlikely to be of interest to large oil and gas and renewable energy players. As such SPAC’s management team believes the competition AleAnna is likely to face in securing additional RNG conversion prospects would be reduced accordingly.

SPAC’s management also conducted an in-depth legal review of AleAnna’s commercial agreements, acquisition agreements, governance documents, debt instruments, material contracts, employment practices and related exposure, real property, intellectual property entitlements and regulatory, environmental and litigation matters.

The discussions with respect to the timing of bringing Longanesi to production and the resulting delay in access to related cash flow led to the decision by AleAnna to seek an additional capital contribution of $17 million from Bluescape to ensure the combined company has sufficient capital to fund its future growth plans.

This discussion resulted in a reevaluation of the terms of the letter of intent by SPAC and AleAnna. Beginning on April 18, 2024 and through April 28, 2024, SPAC and AleAnna discussed terms of the letter of intent and negotiated changes to several terms, including (i) an increase to the pre-money valuation to $665,000,000, (ii) an increase in the number of shares to be retained by Sponsor, Anchor Investors and NRA Parties from 1,200,000 to 1,400,000 shares of Surviving PubCo Class A Common Stock to be outstanding after closing of the business combination, (iii) (a) removal of the potential $700,000 payment by AleAnna for SPAC transaction expenses upon execution of the Merger Agreement and (b) a corresponding increase for payment by Surviving PubCo for SPAC transaction expenses upon closing of the business combination to a potential $5,750,000, (iv) an increase in consideration from 62,172,740 to 65,098,476 Surviving PubCo Class A Common Stock to account for Bluescape’s agreement to make a capital contribution of $17 million into AleAnna in May 2024 and to reflect the terms of the Blugas settlement which enhanced the value of AleAnna’s conventional oil and gas reserves and was expected to be signed prior to closing, (v) extension of the lock-up period from six months to 12 months following closing of the business combination given the delay in bringing Longanesi on production, and (vi) deletion of any rights of Sponsor to appoint directors to the board of Surviving PubCo given AleAnna’s belief that they already had sufficient industry experience represented on their proposed slate of directors for Surviving PubCo. The difference between the $665 million pre-money valuation ultimately agreed to by the parties and the $634 million initial pre-money valuation included in the letter of intent between the parties was due to a combination of the additional capital contribution of $17 million into AleAnna in May 2024 and to reflect the terms of the Blugas settlement, as described above. For a summary of the final terms of the Merger Agreement, please see the section of this proxy statement/prospectus entitled — “Proposal No. 1 — The Business Combination Proposals — The Merger Agreement.” For a summary of the analyses and determinations with respect to the valuation process undertaken by SPAC, please see the section of this proxy statement/prospectus entitled “— SPAC’s Valuation of AleAnna.”

During the week of May 5, 2024, HB sent initial drafts of certain ancillary transaction documents, including the (i) organizational documents for the post-combination company, including the Amended and Restated Limited Liability Company Agreement for HoldCo, the Amended and Restated Limited Liability Company Agreement for AleAnna, and SPAC’s Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation and (ii) the Tax Receivable Agreement, which GT began to review with SPAC.

On May 5, 2024, HB delivered a revised draft of the Merger Agreement to GT which, among other things, (i) reflected the changes to the terms of the letter of intent negotiated by the parties (as described above), (ii) removed the Support Agreement as a deliverable and compliance therewith as a closing condition, (iii) changed materiality qualifiers in certain of the representations and warranties made by AleAnna, (iv) removed the requirement that Surviving PubCo establish an equity incentive plan after closing of the business combination, and (v) made certain changes to termination rights in favor of SPAC, including removal of a SPAC termination right in the event of a Company Material Adverse Effect.

On May 7, 2024, HB delivered to GT initial draft disclosure schedules for AleAnna.

On May 7, 2024, GT delivered to HB a revised draft of the Merger Agreement and an initial draft of the Investor Letter Agreement.

On May 8, 2024, HB delivered a revised draft of the Investor Letter Agreement. The next day (on May 9, 2024), HB delivered to GT an initial draft of the A&R Sponsor Letter Agreement.

On May 10, 2024, HB delivered to GT a revised draft of the Merger Agreement which provided for, among other things, an extension of the outside date from November 30, 2024 to December 31, 2024.

On May 11, 2024, GT delivered to HB initial draft disclosure schedules for SPAC.

On May 14, 2024, HB delivered to GT revised drafts of the Merger Agreement and disclosure schedules for AleAnna and SPAC. The revised draft of the Merger Agreement reflected, among other things, modifications to the mechanics for AleAnna’s designation of merger consideration for its equityholders. GT provided an updated balance amount of the SPAC trust fund in the corresponding representation and warranty.

On May 14, 2024, Swiftmerge HoldCo LLC was formed with the Secretary of State for the State of Delaware.

During the weeks of May 19, 2024 through May 26, 2024, representatives from GT, HB, AleAnna and SPAC continued to review and exchange documents including the joint press release, Merger Agreement and its exhibits, ancillary documents and organizational documents. Also during that time period, SPAC and GT continued to correspond with HB and AleAnna management regarding due diligence and exchanged draft disclosure schedules.

On May 21, 2024, SPAC management shared with the SPAC Board for its review the AleAnna investor presentation, dated March 2024, which was previously provided to SPAC management, as described above.

On May 21, 2024 and May 22, 2024, GT and HB, along with representatives from SPAC and AleAnna, finalized the Merger Agreement and certain of the ancillary documents.

From the end of May 2024 through early June 2024, SPAC and GT continued to discuss the terms of the Investor Letter Agreements with certain Anchor Investors and NRA Parties and obtained executed copies. Discussions included negotiation of the amount of shares to be surrendered by the Anchor Investors and NRA Parties and the fact that the Sponsor would be subject to at least the same level of forfeiture as the Anchor Investors and NRA Parties.

In preparation for SPAC Board meetings on June 4, 2024 to discuss the contemplated business combination with AleAnna, representatives of GT provided a meeting agenda, a transaction summary, the investor presentation and diligence discussions with the SPAC Board. At the SPAC Board meeting, SPAC’s management presented, among other things, the background of and strategic rationale for a business combination with AleAnna and their perspective and updates on AleAnna’s business and prospects and the valuation in support thereof to the SPAC Board. In addition, SPAC management walked through a presentation illustrating the post-closing mechanics of the business combination. Representatives of GT presented a summary of the proposed terms of the Merger Agreement and various ancillary agreements, and the nature of the directors’ fiduciary duties to SPAC’s shareholders. The SPAC Board asked questions of, and received answers from, management and GT and discussed the benefits and risks of the contemplated business combination to SPAC’s shareholders. In concluding the conversation, the SPAC management recommended, and the SPAC Board agreed, that the proposed business combination transaction was in SPAC’s and its shareholders’ best interests and approved the signing of the Merger Agreement and ancillary agreements. Neither SPAC nor the SPAC Board obtained a third-party valuation or fairness opinion in connection with its resolution to approve the business combination but determined that SPAC’s management, Sponsor and the members of the SPAC Board had substantial experience in evaluating the operating, financial and business merits of companies similar to AleAnna sufficient to make its own determination of the merits and fairness to SPAC’s shareholders of the business combination with AleAnna.

The Merger Agreement, the A&R Sponsor Letter Agreement and related documents and agreements were executed on June 4, 2024, and the Anchor Investors and NRA Parties delivered the Investor Letter Agreements. Before the market opened on June 5, 2024, SPAC and AleAnna issued a joint press release announcing the execution of the Merger Agreement, and SPAC filed a Current Report on Form 8-K, which included as exhibits (a) the joint press release, dated June 4, 2024 and (b) the Merger Agreement and certain related ancillary documents.

In connection with the Registration Statement on Form S-4 filed by SPAC and AleAnna on July 5, 2024, SPAC received a demand letter from Pureplay to resolve claims (the “Claims”) demanding compensation for Pureplay’s role in facilitating the Business Combination, including Pureplay’s introduction of SPAC to AleAnna in March 2024. Beyond the introduction to AleAnna and preliminary discussions, Pureplay did not have any material role in the Business Combination or the negotiation thereof.

Following receipt of the demand letter, SPAC entered into negotiations with Pureplay and its two co-founders in an effort to settle the Claims.

On August 30, 2024, after learning of the Claims by Pureplay and SPAC’s engagement and liability to Cohen, AleAnna delivered to SPAC a notice of termination of the Merger Agreement, subject to applicable cure rights and periods, as a result of SPAC’s failure to disclose any payments owed to Pureplay or Cohen in connection with the Merger Agreement.

On September 5, 2024, Pureplay entered into a Settlement and Release Agreement with SPAC, in which those parties released all claims, including those related to the Claims or the Business Combination (the “Released Claims”), in consideration of a cash payment of $1.3 million payable to Pureplay, contingent upon closing of the Business Combination. Following SPAC entering into the Settlement and Release Agreement, and in order to mitigate future claim and litigation risks by Pureplay with respect to Surviving PubCo, on September 8, 2024, Pureplay, the two co-founders of Pureplay and AleAnna similarly entered into a Mutual Release Agreement with respect to the Released Claims.

During the course of these negotiations, SPAC and Cohen separately negotiated a letter agreement with respect to SPAC’s March 2024 engagement of Cohen. On or about September 20, 2024, Cohen entered into a release and termination agreement with SPAC, in which those parties agreed to reduce the advisory fee to which Cohen would be entitled upon closing of the Business Combination from $3,000,000 to $500,000, which was reduced to reflect their limited role in the Business Combination and the consideration for their work in connection with SPAC’s extension proposal at its extraordinary general meeting of SPAC shareholders convened on March 15, 2024. Cohen has not communicated to SPAC, and SPAC is not aware of, any disagreement or objections relating to the disclosure in this proxy statement/prospectus. In addition to the entitlement to receive its reduced advisory fee upon closing of the Business Combination, certain provisions of the engagement letter that SPAC entered into with Cohen on March 12,

2024 (as described above) survive the release and termination of the engagement letter. These provisions include customary obligations with respect to indemnification, contribution and confidentiality under the engagement letter; however, SPAC does not expect any of the obligations to give rise to any material obligations for SPAC beyond the payment of the reduced advisory fee upon closing of the Business Combination.

On September 20, 2024, HB sent to GT an initial draft of a First Amendment to the Merger Agreement to, among other things, (i) revise certain provisions relating to payment of SPAC Transaction Expenses or other SPAC Liabilities upon closing of the Business Combination, including the addition of a closing condition that all such payments shall have been made; (ii) remove the Tax Receivable Agreement as a deliverable under the Merger Agreement; and (iii) revise the A&R HoldCo LLC Agreement to eliminate cash settlement in the mechanics for exchanges of Class C HoldCo Units and Surviving PubCo Class C Common Stock for Surviving PubCo Class A Common Stock. On October 8, 2024, the SPAC Parties and AleAnna entered into the First Amendment to the Merger Agreement. In connection with entry into the First Amendment to the Merger Agreement, and following SPAC entering into the Settlement and Release Agreement with Pureplay and its co-founders, SPAC’s execution of the release and termination agreement with Cohen, and together with AleAnna’s Mutual Release Agreement with Pureplay and its co-founders, on October 8, 2024, AleAnna delivered a letter to SPAC, in which AleAnna acknowledged that SPAC had cured those breaches claimed under the Merger Agreement as specified in its notice of termination delivered on August 30, 2024.

SPAC’s Board of Directors’ Reasons for the Business Combination

The SPAC Board, in evaluating the transaction with AleAnna with respect to its energy business, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the Domestication, are advisable, fair to and in the best interests of SPAC and its shareholders and (ii) to recommend that the shareholders approve the Merger Agreement and approve the Business Combination and the Domestication, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SPAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Risk Factors.” A majority of SPAC’s non-employee directors approved the Business Combination. No member of SPAC’s Board voted against, or abstained from voting on, the Business Combination.

In approving the Business Combination, the SPAC Board decided not to obtain a fairness opinion. In deciding not to obtain a fairness opinion, the Board relied on the extensive experience of the SPAC officers, directors or affiliates in evaluating the operations and financial merits of companies in the energy industry, which includes the following:

General Wesley Clark SPAC Director

General Clark is a former NATO Supreme Allied Commander, and current Chairman of an LNG company based in Arkansas. General Clark is a global leader in the energy sector with significant experience in reducing reliance on Russian LNG, which is critical to Italy as over 50% of its electricity is LNG-based. General Clark has provided advisory services to several companies in the energy sector and has been a public advocate for energy independence. His role in addressing national security concerns related to energy, particularly in Europe, aligns with evaluating the strategic opportunities presented by AleAnna.

Brett Conrad SPAC Director

Mr. Conrad is the Managing Partner of Longboard Capital Advisors, where he specializes in alternative asset management, including energy investments. Mr. Conrad brings a unique blend of engineering and financial expertise, with over two decades of experience in the energy sector. His career includes roles in both engineering and investment management, allowing him to effectively assess the technical and operational aspects of energy companies. At Longboard Capital, Mr. Conrad led several energy-focused investment strategies, particularly in oil and gas, infrastructure, and renewables. His deep understanding of the energy market, combined with his technical background, enables him to provide valuable insights into the engineering challenges and opportunities in the energy sector.

William Liaw Officer of IVEST

Mr. Liaw is a former energy analyst at Goldman Sachs with extensive experience evaluating and analyzing high-profile energy transactions. Mr. Liaw has a deep understanding of the financial dynamics of the energy sector and is well versed in evaluating the financial viability and strategic fit of companies in the energy sector.

Thomas Loch SPAC Consultant

Mr. Loch has over 30 years of experience as a Senior Investment Banker and M&A Specialist in the energy and mineral resources sector. Mr. Loch is the former Chief Executive Officer of Grail Natural Gas Corp., Braveheart Oil & Gas Ltd. and Quarry Oil & Gas Ltd., where he oversaw and executed significant energy transactions. Mr. Loch has also advised on numerous acquisitions across the oil and gas industry, including high-profile transactions with Jennings Capital and Rowdeston Capital Corp advising a wide variety of junior oil and gas companies with respect to various mergers and divestitures transactions. Mr. Loch’s comprehensive knowledge of the complex economics of oil and gas projects, including risk-reward parameters and completion technologies, adds significant value to our team including his intimate understanding of AVO seismic interpretations that were utilized by AleAnna to pick its development and exploration targets which is a technique utilized by Quarry Oil & Gas in N.E. British Columbia to evaluate and select Gething Channel natural gas targets. His strategic advisory roles for various international energy players, including assessing natural gas projects in India and East Africa, further highlight his broad oil and gas expertise.

Based on the extensive transactional experience of members of SPAC management and its consultants, particularly in the energy industry, and their substantial experience in evaluating the operations and financial merits of companies in the energy industry, the Board did not obtain a fairness opinion and relied on such experience and background of its management and consultants. Consequently, the SPAC Board concluded that such experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its fairness to SPAC’s shareholders. Moreover, as discussed in further detail in the section of this proxy statement/prospectus entitled “— SPAC’s Valuation of AleAnna,” the SPAC Board, SPAC management and SPAC’s consultants reviewed the report prepared by DeGolyer, AleAnna’s independent reserve engineer, to assist the SPAC Board in considering the fairness of the consideration to be paid to AleAnna’s equityholders in the Business Combination.

The SPAC Board conducted an in-depth review of AleAnna’s gas assets, future drilling plans and RNG business strategy and strategic relationships. Over the course of this review and the SPAC Board’s discussion of the diligence process more generally, the SPAC Board, Executive Committee and management team alike were impressed with AleAnna’s management team, which, among other things, included direct calls among the SPAC Executive Committee and Board members, on the one hand, and AleAnna management, on the other. The SPAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        The Business Combination meets the acquisition criteria that SPAC had established to evaluate prospective business combination targets.    The SPAC Board determined that AleAnna satisfies a number of the key criteria and guidelines that SPAC established at its IPO in selecting a target business, including each of the following:

•        Add-on Acquisitions.    An additional priority that we set in our search for a target business was the ability to accelerate growth, market share and competitive dominance through accretive add-on acquisitions. In addition to the diverse prospects to expand its conventional natural gas business in Italy, AleAnna has already identified close to 100 anaerobic digester targets within Italy that it has executed non-disclosure agreements and even letters of intent that it believes are strong candidates for conversion to RNG facilities and could provide a solid foundation as a national presence in the Italian RNG sector. We believe achieving such status will further open up downstream opportunities for future expansion into compressed RNG for cars and businesses that are looking to contribute to reducing greenhouse gas emissions. The public capital markets therefore would be an ideal financing tool to potentially accelerate that planned future expansion. As proof of its ability to grow, AleAnna has already completed the acquisition of its first RNG project and is well advanced on another half dozen projects. The Company continues to identify and evaluate potential target anaerobic digester facilities. We noted that while the acquisition backlog appears attractive, some of these projects will require the Italian Government to extend its current conversion capital incentives beyond mid-2025 to ensure the appropriate economic risk reward balance that AleAnna has stringently followed in approaching this attractive business opportunity. The SPAC Board expressed its belief that AleAnna’s management team will continue to be successful in its execution of current growth initiatives to expand its presence in the renewable natural gas business nationally within Italy. Expansion beyond Italy’s borders is possible, but at present it is not AleAnna’s current focus.

•        Benefit from Being a Public Company.    We had indicated that we will seek potential target businesses with technological or other competitive advantages in the markets in which they operate that can benefit from a broader access to capital, and the heightened public profile associated with being a publicly traded company. We believe AleAnna stands at the threshold of public company readiness, having built a substantial traditional natural gas reserve and prospect inventory supported by modern 3D seismic imaging while also developing critical trade secrets and know-how to expand and become one of the largest operators of renewable energy projects in Italy. Achieving this vision will require steadfast execution and assumes the Company is able to secure all of its significant portfolio of domestic renewable natural gas opportunities aimed at converting biogas from traditional Anaerobic Digesters into biomethane. Access to public capital markets will be beneficial to AleAnna to both: i) accelerate execution on its renewable natural gas acquisition pipeline, and ii) potentially fuel further acquisitions and development projects both in RNG and in the Company’s diverse portfolio of high impact traditional natural gas development and exploration prospects.

•        Large Markets.    Although the amount of methane in the atmosphere is considerably less than CO2, methane is 84 times more potent as a greenhouse gas, but only has a lifespan of around 12 years in the atmosphere. This means that it is capable of trapping heat much more effectively than CO2, and therefore makes a significant contribution to global warming, despite the smaller volume in which it occurs. It also means that action to reduce anthropogenic methane emissions today could significantly slow climate change before 2050.

Due to existing technology, its low cost, and methane’s short lifespan, cutting methane emissions offers the most immediate opportunity to slow global warming in the short-term, as the EU progresses towards its goal of full decarbonization by 2050. The European Green Deal launched in December 2019, proposes a series of actions to reduce the EU’s net greenhouse gas emissions by at least 55% by 2030 and aims to make Europe a climate neutral continent by 2050.

The European Commission published its Methane Strategy in October 2020. It focuses on reducing methane emissions in the energy, agriculture and waste sectors, but it also promotes synergies across sectors, such as the production of biomethane. Biomethane is a sustainable substitute for fossil gas, which can be stored, distributed and used in the same infrastructure as fossil gas. Although the tail pipe emissions would be the same as for the fossil gas, biomethane allows for GHG emission savings along the production pathway, capturing GHG gasses from feedstock that would have been otherwise released to the atmosphere. The European Commission’s REPowerEU plan, presented in May 2022, further emphasizes the importance of biogas and biomethane by setting a target for production of 35 billion cubic meters per year by 2030.

Together with likeminded partners, the EU has been a leader in terms of driving a global response to reducing methane emissions. The EU co-convened the Global Methane Pledge, launched at COP26 in Glasgow in 2021, the 155 signatories of which commit to reducing global methane emissions by 30% by 2030. More than 50 of these countries have developed national methane action plans to implement this domestically, or are in the process of doing so.

AleAnna has sought to position its RNG business to benefit from some of the renewable growth tailwinds present globally, and more specifically in the EU, especially the programs implemented by the Italian Government to promote increased domestic production of natural gas and the significant increase in the proportion of biomethane in the overall natural gas mix. The SPAC Board viewed the large market in which AleAnna operates as a supporting factor, especially because AleAnna’s RNG business has demonstrated the ability to identify and secure renewable natural gas opportunities.

•        Middle-Market Businesses.    AleAnna fits squarely within this category of companies, having positioned itself to bring its first production on in early 2025, and, through executing on its additional prospects and opportunities, AleAnna expects to significantly build upon this base production cash flow. Ongoing growth in AleAnna’s cash flow is expected from both expansion of its RNG business and through the drilling and producing of additional traditional natural gas development and exploration targets the Company has identified by utilizing proprietary geophysical techniques to reduce risk (3D seismic imaging).

•        Established Platform at Inflection Point of Growth.    AleAnna participates in the deep-rooted energy industry with a focus on producing natural gas. Natural gas is a more environmentally responsible form of energy when used in electricity generation compared to traditional coal sources previously relied upon in Europe. AleAnna is also seeking to take advantage of the rapid evolution in the energy industry (often referred to as the “Energy Transition”) to expand renewable natural gas in order to supplement traditional sources of supply. The integration of technology into the energy industry has significantly expanded total addressable market (TAM) by making renewable energy more affordable and accessible to consumers across the globe. AleAnna’s technology and business model seek to capitalize on the growing TAM in the energy industry. We perceive AleAnna’s RNG growth strategy as a differentiator versus the traditional larger energy companies. Successful execution of AleAnna’s business plan of aggressively expanding its RNG production, in concert with growing production in its traditional natural gas business, offers Italian energy consumers a secure, domestic, and much more environmentally responsible natural gas mix.

•        Technology-Driven Business Model.    In expanding the Company’s traditional natural gas business, we believe that AleAnna’s utilization of sophisticated 3D seismic interpretive technologies (imaging) will reduce future exploration and development risks associated with pursuing their diverse prospect portfolio of development and exploration targets.

•        Competitive Edge.    We believe that AleAnna has demonstrated its readiness for long-term growth given its successful execution of its expansion strategy to date. We expect AleAnna will continue to execute on its long-term growth plans through its trade secrets and know-how in RNG and through its strong strategic relationships with various dairy and other agricultural associations. Cultivating relationships with Italian dairy and agricultural associations has enabled access to individuals and organizations currently operating existing Anaerobic Digestors. These relationships critical to future RNG project development and AleAnna is poised to aggressively grow this vital source of RNG. These efforts are supported by Italian government sponsored capital expenditure and renewable natural gas pricing incentives that will be utilized by AleAnna to profitably convert these biogas facilities to the production of biomethane (RNG).

•        Experienced Management Team.    Our examination of the personnel at AleAnna led us to believe that they possess the requisite characteristics for success. The team is composed of a combination of seasoned energy industry professionals and serial entrepreneurs within the energy sector. Additionally, AleAnna’s potential to develop a national footprint in Italy and an existing local market presence provide it a large, diverse network of talent and service providers in key geographic areas within Italy and Europe. Such a network will enable the Company to react quickly to market-specific trends in the energy and renewable energy industries. AleAnna’s diverse pool of personnel is also advantageous from the perspective of its business model, enabling AleAnna to leverage that pool to assemble complementary skill sets to take advantage of its integrated business model which combines its traditional natural gas business with an evolving and growing RNG presence to offer Italian energy customers with a more environmentally responsible energy mix that will help Italy meets its commitment to the EU to increase RNG to 30% of its total natural gas supplies by 2030.

•        Strong commitment of existing AleAnna equity holders.    All existing AleAnna unitholders agreed to roll over 100% of their ownership stakes into the prospective combined company (which will be organized in an Up-C structure), and, prior to entering into the Merger Agreement, committed and completed investing an additional $67 million of capital into AleAnna to finance the company’s aggressive growth plans and complete the installation of pipelines and processing facilities to bring into production several natural gas discoveries the Company has made in Italy.

•        AleAnna’s post-Closing financial condition.    The SPAC Board also considered factors such as AleAnna’s outlook, financial plan and future potential debt structure, taking into consideration the expectation that, after consummation of the Business Combination, AleAnna will have at least $45 million of cash on its balance sheet (based on its June 30, 2024 balance sheet, assuming contractual maximum redemptions, excluding any amount to be funded under any potential PIPE Financing, if consummated, and after payment of estimated transaction expenses, projected pace of spending and timing of closing) which may be used strategically to fund growth.

•        Consideration payable.    The SPAC Board determined that the consideration being paid in the Business Combination, an amount that was negotiated at arms-length, was fair to and in the best interests of SPAC and its shareholders and appropriately reflected the underlying value AleAnna’s tangible assets and attractive growth prospects.

The SPAC Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPAC being unable to complete its initial business combination by June 17, 2025 (or, if such period is extended, within such extended period) and force SPAC to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits SPAC from soliciting other business combination proposals, which restricts SPAC’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations but only to the extent not inconsistent with the fiduciary duties of the SPAC Board.

•        Shareholder vote and redemptions.    The risk that SPAC’s shareholders may fail to provide the votes necessary to effect the Business Combination or may fail to approve an extension of time to complete an alternative business combination if the time remaining after shareholders fail to approve the Business Combination is insufficient to secure and alternative business combination or face a high level of redemptions that will jeopardize our ability to successfully consummate a business combination if such extension is provided.

•        Limitations of review.    That the SPAC Board did not obtain an opinion from any independent investment banking or accounting firm analyzing whether the contributions to be made by AleAnna in exchange for its interest in SPAC is fair to SPAC or its shareholders from a financial point of view. Accordingly, the SPAC Board considered that SPAC may not have properly valued AleAnna.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPAC’s control, such as the expiration of the waiting period under the HSR Act and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination.

•        Other risks.    Various other risks associated with the Business Combination, the business of SPAC and the energy industry described under the section entitled “Risk Factors.”

We may complete the Business Combination only if it is approved by the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. The Business Combination is therefore not structured so that approval of at least a majority of unaffiliated SPAC shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the SPAC shareholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the SPAC Board.

In addition to considering the factors described above, the SPAC Board also considered that certain of the officers and directors of SPAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SPAC’s shareholders. Specifically, the SPAC Board concluded that these interests were mitigated by the fact that (i) many of these interests were disclosed in the prospectus for SPAC’s IPO and would be (and are) included in this proxy statement/prospectus for SPAC’s shareholders to review and consider,

(ii) most of these interests would exist with respect to a business combination between SPAC and any other target business and (iii) the Sponsor holds equity interests in SPAC with a value that will be based on the future performance of New AleAnna Class A Common Stock after the Closing. In addition, SPAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the SPAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “Business Combination Proposal — Interests of Sponsor and SPAC’s Directors and Executive Officers in the Business Combination” for detailed discussions of these interests.

The SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Merger Agreement, the Business Combination and the Domestication were advisable, fair to, and in the best interests of, SPAC and its shareholders.

SPAC’s Valuation of AleAnna

Certain unaudited prospective information discussed below, including the DeGolyer & MacNaughton reserves estimate and AleAnna’s RNG prospect backlog information, was supplied by AleAnna to SPAC in connection with the proposed business combination. SPAC management used the prospective information set forth below as part of its comprehensive analysis and presented key elements to the SPAC Board as part of the SPAC Board’s review and subsequent approval of the Business Combination.

The unaudited prospective information was not prepared with a view toward public disclosure or with a view toward complying with guidelines established by the American Institute of Certified Public Accountants with respect to prospective information. The inclusion of such prospective information in this Registration Statement should not be regarded as an indication that SPAC, AleAnna, their respective directors, officers, advisors or other representatives considered, or now considers, such prospective information necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any SPAC stockholder regarding the information included in the prospective information. The prospective estimates are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. The prospective information should not be viewed as public guidance and you are cautioned not to rely on the prospective information in making a decision regarding the Business Combination, as the prospective information and expectations may be materially different than actual results. AleAnna will not refer back to the prospective information in its future periodic reports filed under the Exchange Act.

The prospective information reflects numerous assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond AleAnna’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AleAnna” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that actual results will be as expected. The prospective information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Estimates of production and reserves should be regarded only as estimates that may change as further production history and additional information become available. Not only are such estimates based on that information which is currently available, but such estimates are also subject to uncertainties inherent in the application of judgmental factors in interpreting such information. Available geoscience and engineering data for Conventional prospects and the number of available RNG projects may not be accurate. While electrical logs, radioactivity logs, core analyses, and other available data were used to prepare reservoir maps and estimate representative values for porosity and water saturation, and while DeGolyer & MacNaughton independently assessed such data in its review of AleAnna’s reserves, there can be no guarantee that such information is accurate. Consequently, production decline curves and estimates of ultimate recovery established based on this information may be inaccurate.

The timing of development, completion, and start up of both AleAnna’s Conventional prospects and RNG projects is based on specific assumptions for each regarding regulatory approvals as well as the completion of actual construction and/or upgrading, and commissioning. Such timing is highly uncertain and subject to circumstances outside of the control of AleAnna’s management such as regulatory approval timelines and potential delays and potential unexpected construction and commissioning delays.

AleAnna expects to complete the development of its Conventional prospects and RNG projects utilizing the approximately $35 million of cash on hand following completion of the Business Combination (assuming Maximum Redemptions) together with the recycling of free cash flows generated primarily from Longanesi Phase 1. Further, following establishment of production history from Longanesi Phase 1, AleAnna expects to enter into a Resource Backed Loan facility to provide additional liquidity. Such additional liquidity is expected to support continued Conventional development as well as AleAnna’s RNG growth plans. Such liquidity may also provide support in the event of an unforeseen downturn in natural gas prices which could lead to a delay in AleAnna’s expected development timeline. Alternatively, in a higher natural gas price environment, the facility could potentially accelerate AleAnna’s future Conventional prospect and RNG development plans. While AleAnna has been in discussions with banks and other credit counterparties regarding RBL financing, and that these discussions have led to indications of debt financing at or above AleAnna’s expectations, there can be no assurance that AleAnna will be successful in obtaining such financing.

To date, AleAnna has not generated any revenue. AleAnna does not expect to generate any meaningful revenue unless and until it is able to begin production of Longanesi Phase 1. AleAnna believes that the cash on hand following completion of the Business Combination (assuming Maximum Redemptions) may be sufficient to reach commercialization of Longanesi Phase 1. However, AleAnna also expects costs to increase in connection with advancement of its prospects towards commercialization. Further, upon the completion of the Business Combination, AleAnna expects to incur additional costs associated with operating as a public company. If costs associated with the advancement of its prospects towards commercialization or costs associated with operating as a public company exceed AleAnna’s expectations, this may also require AleAnna to seek additional capital funding sources.

AleAnna expects the Italian government-backed biomethane floor price of €124 per MWh, equivalent to $39.30 per (103ft3), will support its RNG development plans. If the Italian government revises its energy policy to suspend or halt financial support of RNG, AleAnna’s business, financial condition and results of operations will be adversely affected. Further, AleAnna’s Conventional business will be subject to volatility in spot natural gas prices (Italian PSV) which are subject to daily changes based on traded contracts. While AleAnna maintains certain expectations of future natural gas prices based on analysis of marginal supply costs, there can be no assurance that the forward natural gas prices will continue to economically support AleAnna’s Conventional prospects and development plans. Weather, natural disasters, unplanned outages, geopolitical events, and policy often alter natural gas prices.

Cash royalties for oil and gas resource extraction are paid to the Italian government based on revenues less certain deduction and exemptions. Government gas royalties are currently assessed at 10% for onshore fields. However, policy is unpredictable and there can be no assurance that such royalties remain in place or remain at 10%.

AleAnna is also subject to the Italian national income tax (IRES) which is assessed on revenues less costs and depreciation. AleAnna is also subject to an Italian regional income tax (IRAP) of 4.82%. AleAnna utilized IRES and IRAP rates of 24% and 4.82%, respectively, in its forecasts. However, tax policy is unpredictable and there can be no assurance that such rates remain at 24% and 4.82%, respectively.

AleAnna’s management believes that the prospective information and each of the assumptions used in creating such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of AleAnna’s management’s knowledge.

The reserves information, as independently reviewed by DeGolyer & MacNaughton, which was provided to the SPAC Board is forward-looking and is based on achievement of commercial production by certain dates and includes expected future production assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond AleAnna’s control. The prospective information is, without limitation, subject to material assumptions regarding the continuation of favorable regulations and government incentives affecting the markets in which AleAnna operates and AleAnna’s ability to (i) produce its products at scale, (ii) successfully execute its business development plans and growth strategy, (iii) compete in rapidly developing markets, (iv) maintain and grow sales, (v) source and maintain key suppliers, and (vi) obtain financing to provide flexibility. AleAnna cautions that the assumptions underpinning the prospective information may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF ALEANNA’S PROSPECTIVE INFORMATION, SPAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROSPECTIVE INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS,

THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROSPECTIVE INFORMATION AND THEIR PRESENTATION TO THE SPAC BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE INFORMATION IS SHOWN TO BE IN ERROR OR CHANGE.

Certain unaudited prospective information discussed below, consisting of the geoscience and engineering data for Conventional prospects underlying the reserve estimates and the RNG prospect backlog information included in this proxy statement has been prepared by, and is the responsibility of, AleAnna. The reserves estimate included in this proxy statement has been independently reviewed by DeGolyer & MacNaughton. Neither Deloitte & Touche LLP, AleAnna’s independent registered public accounting firm, nor Marcum LLP, SPAC’s independent registered public accounting firm, have compiled, examined, or performed any procedures with respect to the accompanying unaudited prospective information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective information.

Given AleAnna is a pre-revenue, development stage company and based on other considerations described in this section, in determining the value of AleAnna, the SPAC Board and SPAC management did not rely upon any cash flow or other financial projections from AleAnna. Instead, it decided to focus on the underlying value potential that a business combination with AleAnna could represent based on a review of AleAnna’s net recoverable proven natural gas reserves, development and exploration prospects and the value proposition represented by AleAnna’s RNG strategy, extensive pipeline of AD’s acquisition prospects and advanced negotiations for the acquisition and conversion of various AD’s to RNG production facilities.

In conducting its analysis of the valuation of AleAnna, the SPAC Board and SPAC management reviewed the report prepared by DeGolyer & MacNaughton (“DeGolyer”), AleAnna’s independent reserve engineer, with respect to DeGolyer’s reserve estimates as of December 31, 2023, which, together with AleAnna’s expectations that initial production would begin in the first quarter of 2025, supported a base case that would begin to contribute cash flow to the post-combination company in early 2025. According to the DeGolyer report, AleAnna’s portfolio of natural gas properties, including Longanesi, Gradizza, and Trava, contain 17.7 (106ft3) net recoverable proven natural gas reserves, with potential upside in an additional estimated 17.7 (106ft3) probable reserves. Based on the reserve report and AleAnna’s expectations, the SPAC Board and SPAC management estimated that the net recoverable proven natural gas reserves plus the estimated probable reserves would contribute between $181 million to $226 million of net present value utilizing a 10% discount rate, which is industry standard. Including the anticipated $47 million in cash that AleAnna expected would remain on the balance sheet of the post-combination company after paying estimated transaction expenses and the settlement pursuant to the Blugas Settlement Agreement, this resulted in a total range of approximately $228.9 million to $273 million before taking into consideration any possible reserves or potential RNG production. This estimate took into consideration (i) adjustments for the timing of bringing Longanesi online relative to the expected timing in the DeGolyer reserve report, (ii) adjustments for the settlement pursuant to the Blugas Settlement Agreement, (iii) pre-tax cash flows, which is the standard approach in AleAnna’s industry, (iv) the incorporation of the value of the estimated probable reserves, and (v) the utilization of a range of natural gas prices of $12.00 to the $14.14 used in the DeGolyer report. This reserve value translated into a per Mcf value of $5.12 to $6.39 associated with the proven and probable reserves assigned by DeGolyer in its report to AleAnna’s net working interest in the Longanesi field and its other discoveries. Adjusting for the removal of certain contingent consideration owed by AleAnna and the remaining development capital to fully develop AleAnna’s existing discoveries, the underlying value of Italian natural gas reserves applying the above referenced natural gas price range were estimated to be a range of $6.18 to $7.47 per mcf which applied to the adjusted prospective reserves of AleAnna discussed below.

After establishing the base value range described above, the SPAC Board and SPAC management then also considered the prospective value proposition offered by AleAnna’s five Phase II Longanesi development drilling prospects and nine exploration prospects, all of which were evaluated based upon proprietary 3D seismic processing and analysis that has generated a better than average drilling success rate and successful development and exploration wells. The SPAC Board and SPAC management then derived a risk adjusted estimate of 24.4 (106ft3) of prospective reserves from the drilling prospects, after reducing prospective reserves by 15% to account for costs associated with drilling and bring on stream the development wells associated with the four development locations that were evaluated by DeGolyer on lands AleAnna contributed to the Longanesi field. These amounts were based upon industry standard guidelines for prospective resources to estimate probabilities of discovering reservoirs which exceed the minimum case prospective resources recoverable volumes but does not imply economically viable volumes, economic flow rates, or economic field size assumptions. Although there is no certainty that any portion of the prospective resources estimated by DeGolyer would be discovered, the SPAC Board and SPAC management considered AleAnna’s historical exploration track record and the quality of the prospects identified as a basis for considering the potential of these opportunities in assessing the prospective value of AleAnna. Based upon applying the prospective reserve value range of $6.18 to $7.47 per mcf, the SPAC Board and SPAC management estimated that the prospective value associated with AleAnna’s Phase II drilling program could potentially contribute $150.9 to $182.4 million of additional underlying value depending upon the results of the Phase II drilling program and a number of other risks associated with developing natural gas reserves. See “Risk Factors — Risks Related to our Conventional Natural Gas Business and the Conventional Natural Gas Industry” for additional information.

Based on DeGolyer’s evaluation of AleAnna’s nine exploration prospects on the Ponte dei Gilli and Longanesi Clusters, the SPAC Board and SPAC management made a risk adjusted assessment of these potential reserves, including an assessment of the probability of success and an estimate of the cost of drilling and bringing new discoveries on stream, which yielded an estimated 100.5 Bcf of additional prospective reserves from AleAnna’s exploration prospect portfolio. Subject to the same risks discussed above and recognizing that there is no certainty that any portion of the estimated prospective resources will be discovered, the SPAC Board and SPAC management estimated that AleAnna’s prospective exploration prospect reserves collectively could contribute an additional $621.3 million to $750.5 million of future value based upon the reserve estimates and range of natural gas prices described above and utilized in assigning a prospective value to AleAnna’s development prospects, subject to a 25% prospective reserve estimate discount given the higher cost of bringing new fields into production.

In addition to the underlying potential value of AleAnna’s existing discoveries and the prospective development and exploration opportunities associated with the conventional natural gas business, the SPAC Board also considered the prospective value opportunity that AleAnna’s potential RNG business presented. At the time of SPAC’s discussions with AleAnna prior to the signing of the Merger Agreement, AleAnna had secured one RNG project, although it had six other projects in advanced stages and it anticipated securing additional opportunities in the near future. In total, AleAnna had close to 100 RNG projects it was pursuing at various stages of evaluation, all of which were generally of a smaller size, expected to produce daily production of 200 mcf to 400 mcf of RNG, based on a review of AleAnna’s projects. These projects largely involve conversion of existing AD facilities to facilities producing biomethane to be injected into Italy’s natural gas grid. The SPAC Board and SPAC management considered the economics of these projects, which rely heavily on Italian government incentives with minimum RNG prices and capital incentives based on a percentage of conversion cost, subject to certain limitations, as well as risks relating to the Italian government’s continued support of these conversion projects, balanced against the EU’s commitment to increasing RNG as part of its overall natural gas supply.

The SPAC Board and SPAC management also considered the strategy of AleAnna pursuing these projects, whose size and scale make them less attractive to larger energy competitors, providing AleAnna with a competitive advantage. SPAC’s management also reviewed with the SPAC Board RNG comparable company analyses provided by AleAnna which utilized publicly available information. These analyses identified the total enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as multiples of EBITDA estimated for calendar year 2027 with respect to each such selected comparable company. The TEV/EBITDA multiples for the selected RNG comparable companies as of April 23, 2024, are summarized in the table below:

Total Enterprise Value/EBITDA
2027E
RNG
Clean Energy Fuels Corp.	10.1x
Aemetis, Inc.	23.8x
OPAL Fuels Inc.	13.5x
Montauk Renewables, Inc.	14.5x
Median RNG	14.5x

These RNG comparable company analyses provided by AleAnna suggested a valuation of 14.5x EBITDA for RNG related cash flows, but the limited set of comparable companies and the smaller size of AleAnna’s projects suggested, in SPAC management’s judgment, a more conservative value range of 8.0x to 10.0x EBITDA would be more appropriate in gauging the prospective value proposition presented by AleAnna’s potential RNG business as it is in line with more normal transaction multiples utilized in assessing the value of standalone businesses. Based upon a review of the RNG projects, the SPAC Board and SPAC management estimated that the average RNG facility could be expected to generate

EBITDA of $1.65 million and reach payout in approximately four years from being brought on stream. These estimates were based upon the review by SPAC management and its advisors of the detailed economics prepared by AleAnna relating to the average conversion cost and expected performance of ADs converted to RNG facilities for different sizes of ADs and the relationship between the expected performance and the cost to convert the facilities. In general, the cost to convert the ADs to RNG facilities was on average 4 years expected cash flow from the facilities.

Based upon a detailed review of the pipeline of prospective AD acquisition targets being pursued by AleAnna, it was determined that the average facilities were of a smaller size (daily production of 200 mcf) and accordingly the estimate of the EBITDA expected from each facility and the capital cost required to convert the ADs to RNG facilities were adjusted to the economics for these smaller facilities which were more reflective of AleAnna’s RNG pipeline of opportunities. Although AleAnna had secured AD opportunities that were expected to generate daily RNG output at higher levels and therefore the opportunity to generate higher cash flow levels, a vast majority of its pipeline of opportunities were of smaller size and could not be expected to generate such higher levels of cash flow.

Assuming AleAnna was successful in securing 25% of 100 RNG projects it is pursuing, this would result in AleAnna’s RNG business contributing over time approximately $41 million in EBITDA to AleAnna. Based upon a prospective value range of 8.0x to 10.0x EBITDA less an estimated capital cost of 4.0x EBITDA to cover the cost of converting the ADs to RNG facilities, AleAnna’s RNG business was considered to have the ability to generate prospective value of 4.0x to 6.0x in EBITDA contribution, or approximately $164 to $246 million. Although AleAnna may be more successful in securing RNG projects, the above analysis represented a reasonable estimate, subject to the risks described above, including that the Italian government decides not to extend its current incentive package set to expire in mid-2025. Without this package of incentives, AleAnna’s potential RNG business could be far more limited, which would materially reduce its growth prospects for that potential business. See “Risk Factors — Risks Related to our Renewable Natural Gas Business and the Renewable Natural Gas Industry” for additional information.

After establishing the estimated ranges of value from AleAnna’s proven natural gas reserves, development and exploration prospects and AleAnna’s potential RNG business, the SPAC Board and SPAC management estimated that the total potential value proposition of AleAnna was in the range of approximately $1.16 billion to $1.45 billion. Given the prospective nature of AleAnna’s exploration and development opportunities, the speculative nature of its potential RNG business and the risks associated with its business and ability to realize such opportunities and to account for such risks in considering the value of AleAnna, the SPAC Board and SPAC management viewed the $665.0 million pre-money valuation of AleAnna as fair from a financial perspective to SPAC shareholders. The SPAC Board and SPAC management also considered the value of the SPAC without the Business Combination and the limited amount of time remaining to seek an alternative target for an initial business combination. On balance, the SPAC Board and SPAC management determined that there was sufficient prospective value available by virtue of the Business Combination with AleAnna based upon the terms of the Merger Agreement to justify approving the Business Combination. The diversified source of AleAnna’s prospective value opportunities, only a portion of which would be needed to be fully realized to support the valuation provided for in the Merger Agreement, and the existence of additional potential opportunities for AleAnna outweighed, in the SPAC Board’s judgment, the risks associated with the Business Combination with AleAnna. In addition, the fact that there are no minimum cash requirements, financing contingencies or maximum redemption requirements in connection with the Business Combination also supported the SPAC Board’s approval of, and recommendation to the SPAC shareholders that they approve, the Business Combination, which gives all Public Shareholders the opportunity to either assume the prospective risks associated with AleAnna’s diversified portfolio of future growth opportunities or redeem their Public Shares. AleAnna reaffirms that the prospective financial information previously provided to SPAC continues to reflect the view of AleAnna as of the date hereof.

Satisfaction of 80% Test

It is a requirement under the SPAC Articles of Association that any business acquired by SPAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of AleAnna generally used to approve the transaction, the SPAC Board determined that this requirement was met. The SPAC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of SPAC and its shareholders and appropriately reflected AleAnna’s value. In reaching this determination, the SPAC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as AleAnna’s historical growth rate and its potential for future growth in revenue and profits. The SPAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of AleAnna met this requirement and make the other determinations regarding the transaction.

Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination

Interests of the Sponsor and SPAC Directors and Officers

When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, SPAC’s directors and executive officers and the Anchor Investors, have interests in such proposal that are different from, or in addition to, those of SPAC shareholders generally. These interests include, among other things, the interests listed below:

•        the fact that Sponsor beneficially owns 3,069,604 SPAC Class A Ordinary Shares as of the date hereof, representing 44.9% of the voting power of SPAC Ordinary Shares, and Sponsor is required by the A&R Sponsor Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 founder shares, of which it surrendered 1,437,500 founder shares in July 2021 for no consideration. As of the date hereof, 3,069,604 founder shares are beneficially owned by the Sponsor, which will be reduced to 763,988 founder shares held by the Sponsor and an aggregate of 2,250,000 founder shares are currently owned by the Anchor Investors, which will be reduced to 560,000 founder shares held by the Anchor Investors pursuant to the terms of the Investor Letter Agreements and such securities will have a significantly higher value at the time of the Business Combination even after giving effect to the surrender at Closing of a portion of such shares pursuant to the terms of the Investor Letter Agreements and the A&R Sponsor Letter Agreement (the 763,988 SPAC Class A Ordinary Shares that will not be surrendered by the Sponsor have an aggregate market value of approximately $            million, based on the closing price of the SPAC Class A Ordinary Shares of $            on Nasdaq on            , 2024);

•        the fact that each of the directors and officers of SPAC have an economic interest in the 3,069,604 founder shares currently beneficially owned by the Sponsor and purchased by the Sponsor in connection with the IPO as a result of his or her direct or indirect membership interest in the Sponsor, but does not beneficially own any SPAC Ordinary Shares held by the Sponsor other than John “Sam” Bremner, George Jones and Aston Loch who may be deemed to beneficially own the SPAC Ordinary Shares owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner. The economic interest (or deemed economic interest) of these individuals in the 763,988 founder shares retained by the Sponsor is shown below:

Name of Person	Founder Shares
George Jones	224,109
John “Sam” Bremner	224,109
Christopher J. Munyan	24,880
Aston Loch	224,109
General (Ret.) Wesley K. Clark	10,450
Brett Conrad	24,881
Dr. Leonard Makowka	18,660
Dr. Courtney Lyder	6,220
Sarah Boatman	6,220

•        the fact that Sponsor, officers, advisors and directors of SPAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it hold if SPAC fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors have agreed to vote their SPAC Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger;

•        the fact that the Sponsor and the Sponsor Related Parties have agreed to (i) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (ii) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party;

•        the fact that the Sponsor, the Sponsor Related Parties and the Anchor Investors will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor, the Sponsor Related Parties and the Anchor Investors would lose their entire investment);

•        the fact that the SPAC officers, advisors and directors are not required to, and will not, commit their full time to SPAC’s affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of SPAC’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. SPAC does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that, at the option of Sponsor, the $711,000 principal balance as of June 30, 2024 under the Sponsor Note may be converted into SPAC warrants, at the price of $1.00 per SPAC warrant, in connection with the consummation of an initial business combination;

•        the fact that given the differential in the purchase price that the Sponsor and the Anchor Investors paid for the founder shares as compared to the price of the SPAC Public Units sold in the IPO, and the substantial number of SPAC Class A Ordinary Shares that the Anchor Investors will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and the Anchor Investors and their affiliates may earn a positive rate of return on their investment even if Surviving PubCo Class A Common Stock trades below the price initially paid for the SPAC Public Units in the IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and SPAC warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them;

•        the fact that the Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 17, 2025 or, if such period is extended, within such extended period;

•        the fact that Rowdeston Capital Corp., an entity owned by Thomas J. Loch, father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor, provides financial advisory services to SPAC for which SPAC has incurred fees of $145,500 as of June 30, 2024, which fees may not be paid if the Business Combination is not consummated;

•        the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that SPAC may be entitled to distribute or pay over funds held by SPAC outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

Pursuant to the A&R Sponsor Letter Agreement, the Sponsor Related Parties have agreed to vote any founder shares owned by them in favor of the SPAC Proposals and waive their redemption rights with respect to such founder shares in connection with the consummation of the Business Combination. The Sponsor Related Parties did not receive any consideration for such waiver. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 44.9% of the issued and outstanding SPAC Ordinary Shares. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement.”

At any time at or prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding SPAC or its securities, the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required SPAC Proposals, or execute agreements to purchase such SPAC Ordinary Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Required SPAC Proposals. Such a purchase may include a contractual acknowledgement that such SPAC shareholder, although still the record or beneficial holder of SPAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates purchase SPAC Ordinary Shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their redemption rights, such selling SPAC shareholders would be required to revoke their prior elections to redeem their SPAC Ordinary Shares. The purpose of such SPAC Ordinary Share purchase and other transactions would be to limit the number of Public Shares electing to redeem, and to increase the likelihood that the Required SPAC Proposals receive the requisite vote of SPAC shareholders.

Entering into any such arrangements may have a depressive effect on the SPAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination. However, any Public Shares purchased by the Sponsor, AleAnna and/or their directors, officers, advisors or respective affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. However, any Public Shares so purchased would not be voted in favor of the Required SPAC Proposals at the Shareholders Meeting and would not be redeemable by such purchasers. SPAC will file or submit a Current Report on Form 8-K to disclose any arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of Public Shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Required SPAC Proposals will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the aforementioned persons, and the number of Public Shares then redeemed.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Sponsor paid $25,000, or approximately $0.003 per share for its SPAC Class B Ordinary Shares purchased in connection with the SPAC’s formation. At Closing, pursuant to the A&R Sponsor Agreement, Sponsor shall surrender 2,305,616 SPAC Class A Ordinary Shares and 6,350,000 SPAC Private Warrants and upon the completion of the Business Combination, Sponsor shall hold a total of 763,988 shares of Surviving PubCo Class A Common Stock.

At Closing, pursuant to the Merger Agreement, Surviving PubCo will use cash from AleAnna in an aggregate amount up to $5.75 million to pay SPAC transaction expenses and then to reimburse or pay Sponsor for any outstanding loans or other obligations of SPAC or Surviving PubCo to Sponsor. The remainder of such $5.75 million will be paid to Sponsor. SPAC currently estimates that the total amount payable for SPAC transaction expenses and any outstanding loans or other obligations of SPAC to Sponsor is approximately $5.75 million, inclusive of the $711,000 principal balance under the Sponsor Note, as of June 30, 2024. To the extent that such amounts exceed $5.75 million, Sponsor shall be responsible for such payment.

SPAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, SPAC has not reimbursed Sponsor for any out-of-pocket expenses.

Investors

At Closing, pursuant to the Investor Letter, the Investors shall surrender an aggregate of 1,919,384 SPAC Ordinary Shares and 3,000,000 SPAC Private Warrants, and upon the completion of the Business Combination, the Investors shall hold a total of 636,012 shares of Surviving PubCo Class A Common Stock.

None

The retention of shares by Sponsor and the Investors and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming SPAC Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership of Surviving PubCo Following the Business Combination.”

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, the Sponsor and SPAC’s directors, officers, advisors or their affiliates may (i) purchase SPAC Ordinary Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from SPAC Public Shareholders who would have otherwise exercised their Redemption Rights, (ii) enter into transactions with investors and others to provide them with incentives to not redeem their SPAC Ordinary Shares or (iii) execute agreements to purchase such SPAC Ordinary Shares from such investors or enter into non-redemption agreements in the future. There is no limit on the number of Public Shares the Sponsor or SPAC’s directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. However, the Sponsor, directors, officers and their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of SPAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. A waiver by the Sponsor Related Parties of its Redemption Rights with respect to its SPAC Ordinary Shares (other than those not attributable to founder shares) will not result in cash proceeds to Surviving PubCo from the Trust Account. In the event that the Sponsor or SPAC’s directors, officers or advisors or their affiliates purchase shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the shares at a price no higher than the price offered through SPAC’s redemption process, (b) would represent in writing that such shares will not be voted in favor of approving the Required SPAC Proposals, and (c) would waive in writing any redemption rights with respect to the shares so purchased.

None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, or SPAC’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or SPAC’s directors, officers or advisors or their affiliates purchase Public Shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

To the extent any such purchases by the Sponsor or SPAC’s directors, officers or advisors or their affiliates are made in situations in which the tender offer rules restrictions on purchases apply, SPAC will disclose in a Current Report on Form 8-K prior to the Shareholders Meeting the following: (i) the number of shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Required SPAC Proposals will be approved; (iv) the identities of the equityholders who sold to the Sponsor or SPAC’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equityholders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which SPAC has received redemption requests pursuant to its redemption offer.

The purpose of any such purchases of Public Shares could be to increase the likelihood of limiting the number of Public Shares electing to redeem. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of SPAC’s Class A Ordinary Shares may be reduced and the number of beneficial holders of SPAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of SPAC’s securities on a national securities exchange.

The Sponsor Related Parties or any of their respective affiliates or advisors anticipate that they may identify the shareholders with whom the Sponsor Related Parties or any of their respective affiliates or advisors may pursue privately negotiated purchases by either the shareholders contacting them directly or by receipt of redemption requests submitted by shareholders following mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor Related Parties or any of their respective affiliates or advisors enter into a privately negotiated purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. The Sponsor Related Parties or any of their respective affiliates or advisors will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase Public Shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

SPAC hereby represents that any shares purchased by the Sponsor or SPAC’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Required SPAC Proposals.

Any purchases by the Sponsor Related Parties or any of their respective affiliates or advisors who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. None of the Sponsor Related Parties or any of their respective affiliates or advisors will make purchases of SPAC Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

AleAnna’s Reasons for the Business Combination

AleAnna considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        access to additional growth capital, particularly to support AleAnna’s RNG business,

•        the potential ability to use AleAnna’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions which might expand AleAnna’s asset portfolio and create scale;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures; and

•        an expectation that the potential post transaction AleAnna public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan.

Interests of AleAnna’s Directors and Officers with the Business Combination

AleAnna does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of the SPAC with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Required SPAC Proposals.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus Member has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus Member receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus to nominate the full board of directors and management of Surviving PubCo.

Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization.

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and (ii) filings required with the SEC pursuant to the reporting requirements applicable to SPAC, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to SPAC’s shareholders. SPAC must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

Tax Consequences as a Result of the Business Combination

For a discussion of the material U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement, including the issuance of the Merger Consideration, and the performance by SPAC of its obligations thereunder, be approved, adopted, ratified and confirmed in all respects.”

Vote Required for Approval with Respect to the Business Combination Proposal

The approval of the Business Combination Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. If any of the Domestication Proposal, the Business Combination Proposal, the Required Organizational Document Proposal, the Share Issuance Proposal or the Director Election Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

SPAC is proposing to change its corporate structure and deregister as an exempted company incorporated under the laws of the Cayman Islands and transfer by way of continuation as a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of SPAC under the applicable laws of Cayman Islands and the State of Delaware as described under the section entitled “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of a Certificate of Corporate Domestication and Surviving PubCo Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register SPAC with the Registrar of Companies of the Cayman Islands. In connection with the Domestication, all outstanding securities of SPAC will convert to outstanding securities of the continuing Delaware corporation. The Domestication will become effective immediately prior to the completion of the Business Combination. The Surviving PubCo Certificate of Incorporation, which will become effective upon the Domestication, is attached to this proxy statement/prospectus as Annex B.

At the effective time of the Domestication, which will be the Closing Date, the separate existence of SPAC will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The SPAC Articles of Association will be replaced by Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a stockholder of Surviving PubCo with all rights as such governed by Delaware law.

In connection with the Domestication and simultaneously with the Business Combination, the corporate name of SPAC will change to “AleAnna, Inc.”

Reasons for the Domestication

The SPAC Board believes that it would be in the best interests of SPAC, simultaneously with the completion of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable Surviving PubCo to avoid certain taxes that would be imposed on Surviving PubCo if Surviving PubCo were to conduct an operating business in the United States as a foreign corporation following the Business Combination. Further, AleAnna’s current shareholders are U.S. citizens and/or U.S. entities and AleAnna is already organized as a Delaware LLC

The SPAC Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Surviving PubCo’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures SPAC is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Surviving PubCo’s corporate legal affairs.

Anticipated Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of SPAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of SPAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SPAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

Reasons for the Name Change

The SPAC Board believes that it would be in the best interests of SPAC to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “AleAnna, Inc.” in order to more accurately reflect the business purpose and activities of Surviving PubCo.

Regulatory Approvals; Third Party Consents

SPAC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication; however, because the Domestication must occur immediately prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described below under the section entitled “Proposal No. 1 — The Business Combination Proposal.” SPAC must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon SPAC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws

Commencing with the effective time of the Domestication, which will be the Closing Date, the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws will govern the rights of stockholders in Surviving PubCo.

A chart comparing your rights as a holder of ordinary shares of SPAC as a Cayman Islands exempted company with your rights as a holder of Surviving PubCo Class A Common Stock as a Delaware corporation can be found below in “— Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Directors and Officers Following the Domestication and the Business Combination

William K. Dirks, Marco Brun, Graham van’t Hoff, Duncan Palmer and Curtis Hébert, subject to the reasonable approval of the holders of SPAC Class B Ordinary Shares, will comprise the Board appointed in connection with the Domestication and the completion of the Business Combination. The officers of Surviving PubCo following the completion of the Domestication and the Business Combination will be the officers of AleAnna who held such positions immediately prior to the completion of the Business Combination and the Domestication.

Tax Consequences to Holders of SPAC Shares Who Receive Surviving PubCo Common Stock as a Result of the Domestication

In connection with the Domestication, holders of SPAC Shares who do not elect to exercise their Redemption Rights will receive shares of Surviving PubCo Class A Common Stock. For a discussion of the material U.S. federal income tax consequences of the Domestication, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate and Surviving PubCo Certificate of Incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, SPAC will also apply to deregister as a Cayman Islands exempted company pursuant to the Cayman Islands Companies Act. Upon the deregistration, SPAC will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of SPAC or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Surviving PubCo Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Surviving PubCo as “shareholders.”

	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in a Cayman Islands constituent company must also consent.

All mergers require shareholder approval, other than parent/subsidiary mergers where one constituent company owns 90% or more of the equity of the other constituent company.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require a majority of all outstanding shares entitled to vote thereon.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Stockholder/Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who, being entitled to do so, attend and vote a shareholder meeting).

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Under the Surviving PubCo Bylaws, generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote thereon.

Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

	Cayman Islands	Delaware
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Other Organizational Documents Proposal No. 4D).
Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.
Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud, dishonesty or willful default or to protect from the consequences of committing a crime.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.
Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or monetary liability of a director to a willful default.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, the rights of shareholders will be governed by the
Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws, rather than the SPAC Articles of Association (which will cease to be effective), and the rights of shareholders and the scope of the powers of the Surviving PubCo Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws, on the one hand, and the SPAC Articles of Association, on the other. This comparison assumes that the changes to be made to the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws in connection with the Required Organizational Document Proposal and Other Organizational Documents Proposals are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the SPAC Articles of Association and the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws. You should read the form of Surviving PubCo Certificate of Incorporation and form of Surviving

PubCo Bylaws attached to this proxy statement/prospectus as Annex C and Annex D, respectively, carefully in their entirety. Defined terms not otherwise defined in this Form S-4 shall have the respective meanings as set forth in the Surviving PubCo Certificate of Incorporation and SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association
Corporate Purpose
The purpose shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which SPAC was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock

The total number of shares of all classes of capital stock which the Surviving PubCo shall have authority to issue is 223,500,000 shares, consisting of (i) 222,500,000 shares of common stock, divided into (a) 150,000,000 shares of Surviving PubCo Class A Common Stock, (b) 2,500,000 shares of Surviving PubCo Class B Common Stock and (c) 70,000,000 shares of Surviving PubCo Class C Common Stock and (ii) 1,000,000 shares of Preferred Stock.

See Article IV of the Surviving PubCo Certificate of Incorporation.

SPAC’s authorized share capital is $22,100 divided into 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares and 1,000,000 SPAC Preferred Shares.

See paragraph 4 of the SPAC Articles of Association.

Surviving PubCo Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Surviving PubCo Board is authorized to issue each such series with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions, applicable to the shares of each series. The Surviving PubCo Board is able to, without Shareholder approval, issue Surviving PubCo Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Surviving PubCo Common Stock and Surviving PubCo Preferred Stock and could have anti-takeover effects. The ability of the Surviving PubCo Board to issue Surviving PubCo Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Surviving PubCo or the removal of existing management. Although Surviving PubCo does not currently intend to issue any shares of Surviving PubCo Preferred Stock, it cannot assure you that it will not do so in the future.

SPAC Preferred Shares

The Directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Surviving PubCo Class A Common Stock

Each holder of Surviving PubCo Class A Common Stock is entitled to one vote for each share of Surviving PubCo Class A Common Stock, respectively, held of record by such holder on all matters on which stockholders generally are entitled to vote. The Surviving PubCo Certificate of Incorporation authorizes 150,000,000 shares of Surviving PubCo Class A Common Stock.

The SPAC Articles of Association authorizes 200,000,000 shares of SPAC Class A Ordinary Shares.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association

Surviving PubCo Class B Common Stock

The Surviving PubCo Certificate of Incorporation authorizes 2,500,000 shares of Surviving PubCo Class B Common Stock. Under the Surviving PubCo Certificate of Incorporation, outstanding shares of Surviving PubCo Class B Common Stock will automatically convert into shares of Surviving PubCo Class A Common Stock on a one-to-one basis upon consummation of the Business Combination.

The SPAC Articles of Association authorizes 20,000,000 shares of SPAC Class B Ordinary Shares.

Surviving PubCo Class C Common Stock

The Surviving PubCo Certificate of Incorporation authorizes 70,000,000 shares of Surviving PubCo Class C Common Stock. Under the Surviving PubCo Certificate of Incorporation, the transfer of one or more Class C HoldCo Units by a holder thereof in accordance with the A&R HoldCo LLC Agreement shall result in the automatic transfer of an equal number of shares of Surviving PubCo Class C Common Stock held by the same holder to the same transferee. No holder of Surviving PubCo Class C Common Stock shall transfer any share of Surviving PubCo Class C Common Stock other than with a corresponding HoldCo Unit in accordance with the A&R HoldCo LLC Agreement. If any outstanding share of Surviving PubCo Class C Common Stock ceases to be held by a holder of a corresponding HoldCo Unit, such share shall automatically, and without further action on the part of the Corporation or any holder of Surviving PubCo Class C Common Stock, be cancelled for no consideration. To the extent that a holder of Surviving PubCo Class C Common Stock exchanges its Class C HoldCo Units with a corresponding number of shares of Surviving PubCo Class C Common Stock for shares of Surviving PubCo Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the shares of Surviving PubCo Class C Common Stock so exchanged shall automatically, and without further action on the part of the Corporation or any holder of Surviving PubCo Class C Common Stock, be cancelled for no consideration.

Not applicable.
Directors; Classes

Until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), the Surviving PubCo Board shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two directors each and Class III shall initially consist of one director. The Surviving PubCo Board is expressly authorized to assign members of the Surviving PubCo Board (other than any Preferred Stock directors) already in office to such classes at the election of the initial Directors (the “Classification Effective Time”) The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the Classification Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting

The holders of the SPAC Ordinary Shares may, by ordinary resolution, increase or decrease the number of directors. The Board of Directors are divided into three classes designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the 2022 annual general meeting of the company. Class II and Class III directors’ terms expired at the 2023 and 2024 annual general meeting, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years. There is no limit on the number of terms a director may serve on the board of Directors.

See Article 27 of the SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association

of stockholders following the Classification Effective Time; and the initial Class III director shall serve for a term expiring at the third annual meeting of stockholders following the Classification Effective Time. Directors elected to replace initial Class I, Class II or Class III directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Surviving PubCo Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

See Article V of the Surviving PubCo Certificate of Incorporation.

Voting Power

Each holder of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.

See Article IV of the Surviving PubCo Certificate of Incorporation.

Subject to any rights or restrictions attached to any SPAC Ordinary Shares, every SPAC shareholder present in any such manner shall have one vote for every Ordinary Share of which he is the holder.

See Article 23 of the SPAC Articles of Association.

Special Meetings

Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of Surviving PubCo may be called only by the chairperson of the Surviving PubCo Board, the chief executive officer of the Corporation, at the direction of the Surviving PubCo Board pursuant to a written resolution adopted by a majority of the total number of directors that Surviving PubCo would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of Surviving PubCo entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

See Article VI of the Surviving PubCo Certificate of Incorporation.

The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of SPAC.

See Article 20 of the SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association
Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Surviving PubCo Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Surviving PubCo Class A Common Stock out of the assets of Surviving PubCo that are by law available therefor, at the times and in the amounts as the Surviving PubCo Board in its discretion may determine. The Surviving PubCo Class C Common Stock will not participate in any dividends declared by the Surviving PubCo’s Board.

See Article IV of the Surviving PubCo Certificate of Incorporation.

Subject to the Cayman Companies Act and except as otherwise provided by the rights attached to any SPAC Ordinary Shares, the directors may resolve to pay dividends and other distributions on SPAC Ordinary Shares in issue and authorize payment of the dividends or other distributions out of the funds of SPAC lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of SPAC, out of the share premium account or as otherwise permitted by law.

See Article 39 of the SPAC Articles of Association.

Action by Written Consent

Any action required or permitted to be taken by the stockholders of Surviving PubCo may be effected, until the Trigger Date, by the consent in writing of the holders of not less than the minimum voting power that would be necessary to authorize such action at a meeting at which all such stockholders would be entitled to vote and were present and voted.

See Article VI of the Surviving PubCo Certificate of Incorporation.

The SPAC Articles of Association provide an “Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. A “Special Resolution” means a resolution passed by a majority of not less than two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

See Articles 18 and 22 of the SPAC Articles of Association.

Board Vacancies; Removal

Any vacancy on the Surviving PubCo Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Subject to the rights of the holders of any series of preferred stock to elect and remove one or more Preferred Stock directors, (i) prior to the Trigger Date, the Surviving PubCo Board or any individual director may be removed from office for cause by the affirmative vote of at least two-thirds of stockholders entitled to vote at such election of directors, and (ii) from and after the Trigger Date, any director, or the entire Surviving PubCo Board, may be removed, with or without cause, by the affirmative vote of at least a majority of stockholders entitled to vote at such election of directors; except as to the holders entitled to elect one or more directors pursuant to the Surviving PubCo Certificate of Incorporation, with respect to the removal of a director without cause, the vote of such entitled holders of that class or series shall apply and not the vote of the outstanding shares as a whole.

See Article V of the Surviving PubCo Certificate of Incorporation.

Except as the Cayman Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the SPAC organizational documents), or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

See Article 27 of the SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association
Shareholder/Shareholder Voting

Election of directors need not be by ballot unless the Surviving PubCo Bylaws so provide.

Stockholders must comply with certain advance notice procedures to nominate candidates to the Surviving PubCo Board or to propose matters to be acted upon at a stockholders’ meeting.

Holders of Surviving PubCo Surviving PubCo Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

See Article II of the Surviving PubCo Bylaws and Articles IV and V of the Surviving PubCo Certificate of Incorporation.

Resolutions put to the vote of a meeting of shareholders shall be decided on a poll.

Shareholders must comply with certain advance notice procedures to propose matters to be acted upon at a general meeting or nominate directors.

See Article 22 of the SPAC Articles of Association.

Amendments to the Governing Documents

The Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws will provide that, so long as the Surviving PubCo is a Controlled Company, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Surviving PubCo, at a meeting of the stockholders called for that purpose, will be required for amendments of certain provisions of the Certificate of Incorporation relating to: (i) removal of directors from office, and filling vacancies on the Surviving PubCo Board, (ii) actions taken by the stockholders of Surviving PubCo by written consent, (iii) exculpation of personal liability of a director of Surviving PubCo and indemnification of persons serving as directors or officers of Surviving PubCo, (iv) amendments to the Surviving PubCo Bylaws, (v) forum for certain legal actions, and (vi) renunciation of certain corporate opportunities.

See Article VIII of the Surviving PubCo Certificate of Incorporation.

The SPAC Articles of Association may only be amended by a special resolution of the shareholders. See Article 18 of SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association
Authority of the Directors

Except as otherwise required by the DGCL or as provided in the Surviving PubCo Certificate of Incorporation, the business and affairs of the Surviving PubCo shall be managed by or under the direction of the Surviving PubCo Board of Directors. The Surviving PubCo Board of Directors may exercise all such powers of the Surviving PubCo and do all such lawful acts and things as are not by law, the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws required to be exercised or done by the stockholders.

See Article III of the Surviving PubCo Bylaws.

The business shall be managed by the Directors who may exercise all the powers of SPAC. See Article 28 of the SPAC Articles of Association.
Liability of Directors

No director or officer of Surviving PubCo shall be liable to Surviving PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of Surviving PubCo for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

See Article VII of the Surviving PubCo Certificate of Incorporation.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The SPAC Articles Association provide for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

See Article 45 of the SPAC Articles of Association.

Indemnification of Directors, Officers, Employees and Others

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of the Surviving PubCo or, while a director or officer of the Surviving PubCo, is or was serving at the request of the Surviving PubCo as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Surviving PubCo to the fullest extent permitted by Delaware law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that, except in certain circumstances, the Surviving PubCo shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Surviving PubCo Board. An indemnitee shall also have the right to be paid by the Surviving PubCo the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws.

See “Liability of Directors” above.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association
Exclusive Forum

Unless Surviving PubCo consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Surviving PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Surviving PubCo to Surviving PubCo or its stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo arising pursuant to any provision of the DGCL the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (v) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Surviving PubCo shall be deemed to have notice of and consented to these provisions.

See Article IX of the Surviving PubCo Certificate of Incorporation.

No similar provision.
Corporate Opportunities

In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Bluescape and its respective affiliates may serve as directors, officers, employees or agents of the Surviving PubCo, (ii) Bluescape and its respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Surviving PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage, and (iii) members of the Surviving PubCo Board who are not employees of Surviving PubCo and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Surviving

SPAC renounces its interest or expectancy in any corporate opportunity offered to any director or officer. See Article 50 of the SPAC Articles of Association.

Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws	SPAC Articles of Association

PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage.

See Article XI of the Surviving PubCo Certificate of Incorporation.

Transactions with Certain Shareholders/Shareholders

The Surviving PubCo has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with a company for a period of time unless certain conditions are met.

See Article XII of the Surviving PubCo Certificate of Incorporation.

No similar provision.
Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo, after payment or provision for payment of the debts and other liabilities of the Surviving PubCo and the payment of the preferential amounts, if any, to which the holders of Preferred Stock then outstanding are entitled, the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive the remaining assets of Surviving PubCo available for distribution ratably in proportion to the number of shares of Surviving PubCo Class A Common Stock. Without limiting the rights of the holders of Surviving PubCo Class C Common Stock to exchange their HoldCo LLC Units (together with the surrender for cancellation of a corresponding number of shares of Surviving PubCo Class C Common Stock), for shares of Surviving PubCo Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the holders of shares of Surviving PubCo Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Surviving PubCo in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo.

See Article IV of the Surviving PubCo Certificate of Incorporation.

If SPAC shall be wound up, after the payment of creditors, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution of SPAC and any other approval required by the law of the Cayman Islands, divide amongst the shareholders in kind the whole or any part of the assets of SPAC (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

See Article 44 of the SPAC Articles of Association.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of SPAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of SPAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SPAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Swiftmerge Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Swiftmerge Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Swiftmerge Acquisition Corp. in the State of Delaware as a corporation, governed by Surviving PubCo Certificate of Incorporation attached as Annex B and Surviving PubCo Bylaws attached as Annex C to the proxy statement/prospectus in respect of the Shareholders Meeting of the SPAC, with the laws of the State of Delaware, the name of the SPAC be changed from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.”

Vote Required for Approval with Respect to the Domestication Proposal

The approval of the Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

The Domestication Proposal is conditioned on the approval and adoption of each of the other Required SPAC Proposals. Therefore, if all of the Required SPAC Proposals are not approved, the Domestication Proposal will have no effect, even if approved by SPAC’s shareholders.

Recommendation of the SPAC Board with Respect to the Domestication Proposal

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 — SHARE ISSUANCE PROPOSAL

Overview

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration to be issued in connection with the Merger Agreement will exceed 20% or more of the outstanding SPAC Ordinary Shares and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitute a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single invested or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration will result in a “change of control” of SPAC.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five (5) trading-days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Vote Required for Approval with Respect to the Share Issuance Proposal

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Abstentions will be considered present for the purposes of establishing a quorum. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

The Shares Issuance Proposal is conditioned on the approval and adoption of each of the other Required SPAC Proposals. Therefore, if all of the Required SPAC Proposals are not approved, the Share Issuance Proposal will have no effect, even if approved by SPAC’s shareholders.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the 5635 of the Nasdaq Listing Rules, the issuance of the Merger Consideration in connection with the Business Combination be approved.”

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 4 — THE OTHER ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

SPAC’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, nine separate proposals (collectively, the “Other Organizational Documents Proposals”) in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Organizational Documents. The Other Organizational Documents Proposals are not conditioned on the approval of any other proposal.

In the judgment of the SPAC Board, these provisions are necessary to adequately address the needs of SPAC and its stockholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SPAC intends that Surviving PubCo Certificate of Incorporation in the form set forth on Annex B will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Required Organizational Document Proposal.

The Surviving PubCo Organizational Documents differ materially from the SPAC Articles of Association. The following table sets forth a summary of the principal changes proposed to be made between our SPAC Articles of Association and the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws. This summary is qualified by reference to the complete text of the SPAC Articles of Association of SPAC the complete text of the Surviving PubCo Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the proposed Surviving PubCo Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Surviving PubCo Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the SPAC Articles of Association are governed by the Cayman Islands law and the Surviving PubCo Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Proposal No. 2 — The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication,” “Proposal No. 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” and “Proposal No. 5 — The Required Organizational Document Proposal.”

	SPAC Articles of Association	Surviving PubCo Organizational Documents
Authorized Shares (Other Organizational Documents Proposal No. 4A)

The SPAC Articles of Association authorize 221,000,000 shares, consisting of 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares and 1,000,000 preference shares.

See paragraph 4 of our SPAC Articles of Association.

The Surviving PubCo Organizational Documents authorize shares, consisting of consisting of (i) 223,500,000 shares of common stock, divided into (a) 150,000,000 shares of Surviving PubCo Class A Common Stock, (b) 2,500,000 shares of Surviving PubCo Class B Common Stock and (c) 70,000,000 shares of Surviving PubCo Class C Common Stock and (ii) 1,000,000 shares of Surviving PubCo Preferred Stock.

See Article IV of Surviving PubCo Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Other Organizational Documents Proposal No. 4B)	The SPAC Articles of Association set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Surviving PubCo Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

	SPAC Articles of Association	Surviving PubCo Organizational Documents
Authorize the Company to Issue Preferred Stock Without Stockholder Consent (Other Organizational Documents Proposal No. 4C)

The SPAC Articles of Association authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the SPAC Articles of Association, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 4 of our SPAC Articles of Association

The Surviving PubCo Organizational Documents authorize the Surviving PubCo Board to make issuances of all or any shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Surviving PubCo Board and as may be permitted by the DGCL.

See Article VI of the Surviving PubCo Certificate of Incorporation

Exclusive Forum (Other Organizational Documents Proposal No. 4D)	The SPAC Articles of Association do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Surviving PubCo Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Exchange Act or the Securities Act.

See Article IX of the Surviving PubCo Bylaws.

Action by Written Consent (Other Organizational Documents Proposal No. 4E)

The SPAC Articles of Association provide an “Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. A “Special Resolution” means a resolution passed by a majority of not less than two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

See Articles 18 and 22 of the SPAC Articles of Association.

Any action required or permitted to be taken by the stockholders of Surviving PubCo may be effected, until the Trigger Date, by the consent in writing of the holders of not less than the minimum voting power that would be necessary to authorize such action at a meeting at which all such stockholders would be entitled to vote and were present and voted.

See Article VI of the Surviving PubCo Certificate of Incorporation.

Waiver of Corporate Opportunities (Other Organizational Documents Proposal No. 4F)	SPAC renounces its interest or expectancy in any corporate opportunity offered to any director or officer. See Article 50 of the SPAC Articles of Association.

The Surviving PubCo Organizational Documents will explicitly waive corporate opportunities for Bluescape and the non-employee directors of Surviving PubCo.

See Article XI of the Surviving PubCo Certificate of Incorporation.

	SPAC Articles of Association	Surviving PubCo Organizational Documents
Liability of Directors and Officers (Other Organizational Documents Proposal No. 4G)

The SPAC Articles of Association provide that directors and officers shall be indemnified by the SPAC against any liability any of them may incur as a result of any act or failure to act in carrying out their functions, absent their own actual fraud, willful neglect or willful default.

See Article 45 SPAC Articles of Association

The Surviving PubCo Organizational Documents will provide that no director or officer shall be liable to the Surviving PubCo for monetary damages for a breach of fiduciary duty, to the fullest extent of the DGCL. The Surviving PubCo Organizational Documents will provide that the Surviving PubCo shall indemnify its directors and officers to the fullest extent permitted by applicable law.

See Article VII of the Surviving PubCo Certificate of Incorporation

Voting Power (Other Organizational Documents Proposal No. 4H)

The SPAC Articles of Association provides that subject to any rights or restrictions attached to any SPAC Ordinary Shares, every SPAC shareholder present in any such manner shall have one vote for every Ordinary Share of which he is the holder.

See Article 23 of the SPAC Articles of Association.

The Surviving PubCo Organizational Documents will provide that each holder of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.

See Article IV of the Surviving PubCo Certificate of Incorporation.

Corporate Name (Other Organizational Documents Proposal No. 4I)	The SPAC Articles of Association provide the name of the company is “Swiftmerge Acquisition Corp.” See paragraph 1 of our SPAC Articles of Association.	Documents will provide that the name of Surviving PubCo will be “AleAnna, Inc.” See Article I of Surviving PubCo Certificate of Incorporation
Perpetual Existence (Other Organizational Documents Proposal No. 4I)	Exempted Companies are generally incorporated with perpetual existence.

The Surviving PubCo Organizational Documents do not include the requirement to dissolve Surviving PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Takeovers by Interested Stockholders (Other Organizational Documents Proposal No. 4I)	The SPAC Articles of Association do not provide restrictions on takeovers of SPAC by a related shareholder following a business combination.

The Surviving PubCo Organizational Documents will have Surviving PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders.

See Article XII of the Surviving PubCo Certificate of Incorporation.

Other Organizational Documents Proposal No. 4A

An amendment to change the authorized share capital of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, and 1,000,000 preferred shares, par value of $0.0001 per share, to 222,500,000 shares of common stock consisting of 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of Surviving PubCo Preferred Stock.

As of the date of this proxy statement/prospectus, there are 6,839,913 SPAC Ordinary Shares issued and outstanding, which includes an aggregate of 3,069,604 SPAC Class A Ordinary Shares beneficially owned by the Sponsor Related Parties. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,600,000 Warrants to acquire ordinary shares, which comprise the 9,350,000 Private Placement Warrants held by Sponsor and certain of the Investors and the 11,250,000 SPAC Public Warrants.

In connection with the Business Combination, at the Closing, Surviving PubCo will issue shares of Surviving PubCo Class C Common Stock to certain of the AleAnna Members. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.”

In order to ensure that Surviving PubCo has sufficient authorized capital for future issuances, including for any Surviving PubCo Class C Common Stock held by the AleAnna Members which, together with an equal number of Class C HoldCo Units, will be exchanged for Surviving PubCo Class A Common Stock pursuant to the A&R HoldCo LLC Agreement, our board of directors has approved, subject to stockholder approval, that the Surviving PubCo Organizational Documents change the authorized capital stock of SPAC from 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares, and 1,000,000 preferred shares, par value of $0.0001 per share, to 150,000,000 shares of Surviving PubCo Class A Common Stock, 2,500,000 shares of Surviving PubCo Class B Common Stock, 70,000,000 shares of Surviving PubCo Class C Common Stock and 1,000,000 shares of Surviving PubCo Preferred Stock.

Reasons for the Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of Surviving PubCo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Other Organizational Documents Proposal No. 4B

An amendment to remove provisions related to the SPAC’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as SPAC will cease to be a blank check company at such time.

Reason for the Amendment

The SPAC Board believes that the elimination of certain provisions related to SPAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the SPAC Articles of Association require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of SPAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Surviving PubCo Organizational Documents.

Other Organizational Documents Proposal No. 4C

An amendment to authorize the Surviving PubCo Board to make issuances of any or all shares of Surviving PubCo Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Surviving PubCo Board and as may be permitted by the DGCL.

Under Other Organizational Documents Proposal No. 4A, there will be 1,000,000 authorized shares of Preferred Stock of Surviving PubCo. Other Organizational Documents Proposal No. 4C will allow for issuance of any or all of these shares of Surviving PubCo Preferred Stock from time to time at the discretion of the Surviving PubCo Board, as may be permitted by the DGCL, and without further stockholder action, except as it relates to any certificate of designation of any series of Surviving PubCo Preferred Stock. The shares of Surviving PubCo Preferred Stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

Reason for the Amendment

The SPAC Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued PubCo Preferred Stock may enable the Surviving PubCo Board to render it more difficult or to discourage an attempt to obtain control of Surviving PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Surviving PubCo Class A Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Surviving PubCo Board was to determine that a takeover proposal was not in the best interests of Surviving PubCo, such Surviving PubCo Preferred Stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Surviving PubCo Board to issue the authorized Surviving PubCo Preferred Stock on its own volition will enable Surviving PubCo to have the flexibility to issue such Surviving PubCo Preferred Stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. There are currently no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Other Organizational Documents Proposal No. 4D

An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation.

The proposed Surviving PubCo Certificate of Incorporation provides that, unless Surviving PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the U.S. federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings:

•        any derivative action or proceeding brought on behalf of Surviving PubCo;

•        any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Surviving PubCo to Surviving PubCo or Surviving PubCo’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty;

•        any action asserting a claim against the Surviving PubCo or any director, officer, employee or agent of Surviving PubCo arising pursuant to any provision of the DGCL or the Surviving PubCo Organizational Documents;

•        any action to interpret, apply, enforce or determine the validity of Surviving PubCo Organizational Documents;

•        any action asserting a claim against the Surviving PubCo or any director, officer, employee or agent of Surviving PubCo that is governed by the internal affairs doctrine;

•        any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; and

•        the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Reason for the Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Surviving PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and perceived level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The SPAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Surviving PubCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act is intended to assist Surviving PubCo in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. The SPAC Board believes that the U.S. federal district courts are best suited to address disputed involving actions arising under the Exchange Act and the Securities Act given that the Securities Act given that such laws have been enacted by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Exchange Act and the Securities Act.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Other Organizational Documents Proposal No. 4E

An amendment to allow stockholders to call special meetings and act by written consent until such time that Surviving PubCo is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1).

Reason for the Amendment

The SPAC Board believes that it is in the best interests of Surviving PubCo that, until the Trigger Event, (i) any action required or permitted to be taken by the stockholders of Surviving PubCo may be effected by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of Surviving PubCo entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of Surviving PubCo and (ii) special meetings of stockholders may be called pursuant to a written resolution adopted by the holders of a majority of the total voting power of the outstanding shares of capital stock of Surviving PubCo entitled to vote generally in the election of directors, voting together as a single class. The SPAC Board seeks to balance stockholder rights while recognizing that actions by written consent and special meetings of stockholders can be potentially disruptive to certain stockholders’ interests and to business operations, can be misused and can cause us to incur substantial expenses. Accordingly, the SPAC Board believes the above described thresholds for acting by written consent and calling special meetings will help to balance these considerations, ensuring that action by written consent and the calling of special meetings are done by stockholders with a significant meaningful interest in Surviving PubCo but are less likely to be disruptive to Surviving PubCo and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.

Other Organizational Documents Proposal No. 4F

An amendment to absolve certain Surviving PubCo stockholders from certain competition and corporate opportunities obligations.

Reason for the Amendment

The SPAC Board has determined that it is in the best interests of Surviving PubCo to revise the existing waiver of the corporate opportunity doctrine so that such waiver is more fulsomely addressed towards the ownership structure of Surviving PubCo. The SPAC Board believes that the corporate opportunity waiver included in the Surviving

PubCo Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for Surviving PubCo and what constitutes a commercial opportunity that Bluescape and its affiliates may otherwise pursue in their respective capacities.

Other Organizational Documents Proposal No. 4G

An amendment to allow officers and directors of Surviving PubCo to be exculpated from personal monetary liability pursuant to the DGCL.

Reason for the Amendment

The SPAC Board has determined that it is in the best interests of Surviving PubCo to allow, pursuant to the DGCL, the expansion of exculpation from personal monetary liability to officers of Surviving PubCo in order to provide officers with sufficient protection from personal monetary liabilities, which, in the absence of such protection, might otherwise dissuade such officers from performing their duties.

Other Organizational Documents Proposal No. 4H

An amendment to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation.

Reason for the Amendment

The SPAC Board has determined that it is in the best interests of Surviving PubCo to provide that holders of Surviving PubCo Class A Common Stock and holders of Surviving PubCo Class C Common Stock will vote together as a single class on all matters, except as required by law or by the Surviving PubCo Certificate of Incorporation, as it believes it unnecessary to provide the holders of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock the right to vote as a separate class of the Surviving PubCo.

Other Organizational Documents Proposal No. 4I

Certain other changes in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws to be adopted as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.,” which is expected to occur after the Domestication in connection with the Business Combination, (ii) making Surviving PubCo’s corporate existence perpetual and (iii) electing to not be governed by Section 203 of the DGCL, all of which the board of directors of SPAC believes are necessary to adequately address the needs of Surviving PubCo after the Business Combination.

Reason for the Amendment

The SPAC Board believes that changing the post-business combination corporate name from “Swiftmerge Acquisition Corp.” to “AleAnna, Inc.” is desirable to reflect the Business Combination with AleAnna and to clearly identify AleAnna, Inc. as the publicly traded entity. Additionally, the SPAC Board believes that making Surviving PubCo’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the SPAC Board believes that it is the most appropriate period for the Surviving PubCo following the Business Combination. Further, the SPAC Board believes that while the provisions of Section 203 of the DGCL will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Surviving PubCo without paying a fair premium to all stockholders.

Resolution to be Voted Upon

The full text of the resolution to be passed in connection with the replacement of the SPAC Articles of Association with the Surviving PubCo Organizational Documents is as follows:

“RESOLVED, as a non-binding advisory resolution, that the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex B and Annex C, respectively), will be approved and adopted with such principal changes as described in Other Organizational Documents Proposals 4A-I.”

Vote Required for Approval with Respect to the Other Organizational Documents Proposals

The approval of the Other Organizational Documents Proposals will require the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Accordingly, a SPAC shareholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting with regard to the Other Organizational Documents Proposals will have no effect on the governance Other Organizational Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Other Organizational Documents Proposal.3 All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

As discussed above, a vote to approve the Other Organizational Documents Proposals is an advisory vote, and therefore, is not binding on SPAC or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, SPAC intends that each of the Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws, in the form set forth on Annex B and Annex C of the proxy statement and prospectus, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Required Organizational Document Proposal.

If any of the Business Combination Proposal, the Domestication Proposal, the Required Organizational Document Proposal, the Share Issuance Proposal or the Director Election Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

Recommendation of the SPAC Board with Respect to the Other Organizational Documents Proposals

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SPAC
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OTHER ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 5 — THE REQUIRED ORGANIZATIONAL DOCUMENT PROPOSAL

Overview

SPAC shareholders are also being asked to adopt the new Surviving PubCo Certificate of Incorporation in the form attached hereto as Annex B, which, in the judgment of the SPAC Board, is necessary to adequately address the needs of SPAC following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the SPAC Articles of Association of SPAC under Cayman Islands law and the new Surviving PubCo Certificate of Incorporation under the DGCL, please see “Proposal No. 4 — The Other Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of Surviving PubCo Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the SPAC Articles of Association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Surviving PubCo Certificate of Incorporation (copy of which is attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex B) including the authorization of the change in authorized share capital as indicated therein and the change of name to ‘AleAnna, Inc.’”

Vote Required for Approval With Respect to the Required Organizational Document Proposal

The approval of the Required Organizational Document Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

The Required Organizational Document Proposal is conditioned on the approval and adoption of each of the other Required SPAC Proposals. Therefore, if all of the Required SPAC Proposals are not approved, the Required Organizational Document Proposal will have no effect, even if approved by SPAC’s shareholders and the Surviving PubCo Certificate of Incorporation will not be filed with the Secretary of State of the State of Delaware.

Recommendation of the SPAC Board with Respect to the Required Organizational Document Proposal

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SPAC
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REQUIRED ORGANIZATIONAL DOCUMENT PROPOSAL.

PROPOSAL NO. 6 — DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Merger Agreement, SPAC has agreed to take all necessary action, including causing the directors of SPAC to resign, so that effective at the Closing, the Surviving PubCo Board will consist of five individuals.

At the Shareholders Meeting, it is proposed that five directors will be elected to be the directors of the Surviving PubCo upon consummation of the Business Combination. The Surviving PubCo Board will be reclassified following the Closing. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the SPAC Board and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Surviving PubCo Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Surviving PubCo Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Surviving PubCo Board consist of the following directors:

•        Class I directors: Duncan Palmer and Graham van’t Hoff;

•        Class II directors: Curtis Hébert and William K. Dirks; and

•        Class III directors: Marco Brun.

Information regarding each nominee is set forth in the section titled “Management of AleAnna and Surviving PubCo Following the Business Combination.”

Vote Required for Approval with Respect to the Director Election Proposal

The approval of the Director Election Proposal requires an ordinary resolution of the holders of SPAC Class B Ordinary Shares under Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Class B Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Abstentions will be considered present for the purposes of establishing a quorum. Abstentions will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

The Director Election Proposal is conditioned on the approval and adoption of each of the other Required SPAC Proposals. Therefore, if all of the Required SPAC Proposals are not approved, the Director Election Proposal will have no effect, even if approved by SPAC’s shareholders and the Surviving PubCo Certificate of Incorporation will not be filed with the Secretary of State of the State of Delaware and the directors will not be elected to the board of directors.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Duncan Palmer and Graham van’t Hoff be elected and shall serve as Class I directors, Curtis Hébert and William K. Dirks be elected and shall serve as Class II directors and Marco Brun be elected and shall serve as the Class III director on the board of directors of the Surviving PubCo, until the first, second and third annual meetings of shareholders following the date of the filing of the Surviving PubCo Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified.”

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 7 — ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the SPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Required SPAC Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor and SPAC and the SPAC shareholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be submitted at the Shareholders Meeting. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Shareholders Meeting and is not approved by the shareholders, the SPAC Board may not be able to adjourn the Shareholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Required SPAC Proposals. In such event, the Business Combination would not be completed.

Vote Required for Approval with Respect to the Adjournment Proposal

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of SPAC Ordinary Shares present and voting in person or by proxy at the Shareholders Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. All proposals presented at the Shareholders Meeting are “non-routine” matters and, therefore, there will be no “broker non-votes.”

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting be approved.”

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SPAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SPAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations (i) for U.S. Holders and non-U.S. Holders (each as defined below, and collectively, “Holders”) of SPAC Class A Ordinary Shares and SPAC Public Warrants (each, a “SPAC security”) of the Domestication, (ii) for Holders of SPAC Class A Ordinary Shares that elect to have the Surviving PubCo Class A Common Stock that they receive in connection with the Domestication redeemed for cash if the Transactions are completed and (iii) for non-U.S. Holders relating to the ownership and disposition of Surviving PubCo Class A Common Stock and Surviving PubCo Warrants (each, a “Surviving PubCo security”) after the Domestication. This section applies only to Holders that hold their SPAC securities or Surviving PubCo securities, as applicable, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        the Sponsor Related Parties, or any holders of SPAC Class B Ordinary Shares or SPAC Private Warrants;

•        dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of SPAC or Surviving PubCo (except to the limited extent provided below);

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding SPAC securities or Surviving PubCo securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received SPAC securities or will hold Surviving PubCo securities as compensation for services; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds SPAC securities or Surviving PubCo securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding SPAC securities or Surviving PubCo securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Domestication, and/or the ownership and disposition of Surviving PubCo securities by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. SPAC has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SPAC securities or Surviving PubCo securities, as the case may be, that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

The Domestication

In General

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, SPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

In the opinion of Greenberg Traurig, P.A., counsel to SPAC, the Domestication should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. SPAC has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Domestication.

If the Domestication qualifies as an F Reorganization, U.S. Holders of SPAC securities generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the headings “Effects of Section 367” and “PFIC Considerations.” The aggregate adjusted tax basis of the Surviving PubCo securities received in the Domestication by a U.S. Holder should be equal to the adjusted tax basis of the SPAC securities surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and the holding period of the Surviving PubCo securities should include U.S. Holder’s holding period of the SPAC securities surrendered in the Domestication in exchange therefor

If the Domestication does not qualify as an F Reorganization, it is not clear how the Domestication would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Domestication to U.S. Holders may depend, among other things, on whether the Domestication would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code, and U.S. Holders might be required to recognize any gain realized on the exchange of SPAC securities for Surviving PubCo securities, although possibly not any loss realized.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to SPAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication, including the rules of Section 367 of the Code and the PFIC rules described below. All U.S. Holders considering exercising redemption rights with respect to SPAC Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

The remainder of this discussion assumes that the Domestication qualifies as an F Reorganization.

Effects of Section 367

Section 367 of the Code applies to certain transactions involving foreign (i.e., non-U.S.) corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as “reorganizations” within the meaning of Section 368 of the Code. Section 367(b) of the Code will apply to U.S. Holders on the date of the Domestication.

“U.S. Shareholders” of SPAC

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SPAC stock entitled to vote or 10% or more of the total value of all classes of SPAC stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the SPAC stock it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to them of these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its SPAC stock is the net positive earnings and profits of SPAC attributable to such SPAC stock (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such SPAC stock. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Surviving PubCo intends to provide on the investor relations section of its website information regarding SPAC’s cumulative net earnings and profits through the date of the Domestication once the information is available.

U.S. Holders That Own Less Than 10 Percent of SPAC Stock

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SPAC stock with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its SPAC stock in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such holder’s SPAC stock as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder must recognize gain (but not loss) in an amount equal to the excess of the fair market value of the New SPAC stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the SPAC stock surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its SPAC stock under Treasury Regulations under Section 367(b). This election must comply with applicable Treasury Regulations and must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SPAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s SPAC stock and (B) a representation that the U.S. Holder has notified SPAC (or Surviving PubCo) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached to the U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SPAC (or New SPAC) Inc. no later than the date such tax return is filed. As mentioned above, Surviving PubCo intends to provide on the investor relations section of its website information regarding SPAC’s cumulative net earnings and profits through the date of the Domestication once the information is available.

U.S. Holders That Own SPAC Stock with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SPAC stock with a fair market value less than $50,000 will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and will not be required to include any part of the “all earnings and profits” amount in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In General

In addition to the discussion under the heading “Effects of Section 367” above, even if the Domestication qualifies as an F reorganization, the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company, or PFIC, provisions of the Code.

A foreign corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, cash generally is considered to be a passive asset.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to SPAC Public Warrants if SPAC were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to SPAC Public Warrants prior to the finalization of the proposed Treasury Regulations.

If non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (each, a “PFIC Election”).

PFIC Status of SPAC

Because SPAC is a blank check company with no current active business (as determined for purposes of the PFIC rules), SPAC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SPAC securities upon the Domestication if (i) SPAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such SPAC securities; and (ii) the U.S. Holder had not timely made a PFIC Election with respect to such SPAC securities. Currently, however, a PFIC Election cannot be made with respect to SPAC Public Warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SPAC. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SPAC securities;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “Effects of Section 367” above) would be treated as gain subject to these rules.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SPAC securities that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SPAC securities.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE DOMESTICATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

Tax Consequences of Exercising Redemption Rights

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (as discussed further above).

The U.S. federal income tax consequences to a U.S. Holder of SPAC Class A Ordinary Shares (which will be exchanged for Surviving PubCo Class A Common Stock in the Domestication) that exercises its redemption rights with respect to its SPAC Class A Ordinary Shares to receive cash in exchange for all or a portion of its Surviving PubCo Class A Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of Surviving PubCo Class A Common Stock under Section 302 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Surviving PubCo stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all outstanding shares of Surviving PubCo stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in Surviving PubCo or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Surviving PubCo stock actually owned by the U.S. Holder, but also shares of Surviving PubCo stock that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include stock that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of Surviving PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of Surviving PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Because, prior to the Transactions, the SPAC Class A Ordinary Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either all the shares of Surviving PubCo stock actually and constructively owned by the U.S. Holder are redeemed or all the shares of Surviving PubCo stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Surviving PubCo stock. The redemption of the Surviving PubCo Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Surviving PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Surviving PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption of Surviving PubCo Class A Common Stock.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Surviving PubCo Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such Surviving PubCo Class A Common Stock exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the SPAC Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. Holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Surviving PubCo Class A Common Stock would be subject to short-term capital gain treatment. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Surviving PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Surviving PubCo Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Surviving PubCo Class A Common Stock. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Surviving PubCo Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Non-U.S. Holders

This section applies to you if you are a non-U.S. Holder. For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of SPAC securities or Surviving PubCo securities, as the case may be, that is, for U.S. federal income tax purposes:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition of SPAC securities or Surviving PubCo securities. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of SPAC securities or Surviving PubCo securities.

The Domestication

The Domestication is not expected to result in any U.S. federal income tax consequences to non-U.S. Holders of SPAC securities.

Tax Consequences of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes to a non-U.S. Holder of SPAC Class A Ordinary Shares (which will be exchanged for Surviving PubCo Class A Common Stock in the Domestication) that exercises its redemption rights with respect to its SPAC Class A Ordinary Shares to receive cash in exchange for all or a portion of its Surviving PubCo Class A Common Stock received in the Domestication will generally correspond to the U.S. federal income tax characterization of such a redemption by a U.S. Holder, as described under “U.S. Holders — Tax Consequences of Exercising Redemption Rights,” above.

If the redemption qualifies as a sale of stock by the non-U.S. Holder under Section 302 of the Code, the tax consequences for a non-U.S. Holder of recognizing gain in such a redemption would correspond to the tax consequences of recognizing gain on a sale or other disposition of Surviving PubCo Class A Common Stock as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Surviving PubCo Class A Common Stock and Surviving PubCo Warrants.”

If the redemption does not qualify as a sale of stock under Section 302 of the Code, the non-U.S. Holder will be treated as receiving a corporate distribution from Surviving PubCo, the tax consequences of which would correspond to the tax consequences of receiving a corporate distribution from Surviving PubCo as described below under the heading “— Ownership of Surviving PubCo Class A Common Stock and Surviving PubCo Warrants — Distributions on Surviving PubCo Class A Common Stock.”

Because it may not be certain at the time a non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, Surviving PubCo or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. Holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, Surviving PubCo or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such non-U.S. Holder’s Surviving PubCo Class A Common Stock, unless (i) Surviving PubCo or the applicable withholding agent has established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the tests in Section 302 of the Code described under “— U.S. Holders — Tax Consequences of Exercising Redemption Rights” above). However, there can be no assurance that Surviving PubCo or any applicable withholding agent will establish such special certification procedures. If Surviving PubCo or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Ownership of Surviving PubCo Securities

Distributions on Surviving PubCo Class A Common Stock

The gross amount of any distribution on Surviving PubCo Common Stock to a non-U.S. Holder will, to the extent paid out of Surviving PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States), or (ii) such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds Surviving PubCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. Holder’s tax basis in its Surviving PubCo Class A Common Stock, and thereafter as gain realized from the sale of Surviving PubCo Class A Common Stock, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of Surviving PubCo Class A Common Stock as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Surviving PubCo Securities.”

Dividends paid by Surviving PubCo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Taxable Disposition of Surviving PubCo Securities

Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA”, non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of Surviving PubCo securities, unless either:

•        the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder); or

•        Surviving PubCo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. Holder’s holding period for the applicable Surviving PubCo security, except, in the case where shares of the Surviving PubCo Class A Common Stock are “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations, referred to herein as “regularly traded”), (i) the non-U.S. Holder is disposing of Surviving PubCo Class A Common Stock and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of Surviving PubCo Class A Common Stock outstanding within the shorter of the five-year period preceding such disposition of Surviving PubCo Class A Common Stock or such non-U.S. Holder’s holding period for such Surviving PubCo Common Stock or (ii) the non-U.S. Holder is disposing of Surviving PubCo Warrants and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of Surviving PubCo Warrants (provided Surviving PubCo Warrants are considered to be regularly traded) within the shorter of the five-year period preceding such disposition of such Surviving PubCo Warrants or such non-U.S. Holder’s holding period for such Surviving PubCo Warrants.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. Holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).

With respect to the second bullet point above, Surviving PubCo does not believe that it will be a USRPHC immediately after the Business Combination and does not anticipate becoming a USPRHC. However, because the determination of whether Surviving PubCo is a USRPHC depends on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance Surviving PubCo will not become a USPRHC in the future. If, contrary to expectations, the second bullet point above applies to a non-U.S. Holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. Holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition.

Possible Constructive Distributions

The terms of each Surviving PubCo Warrant may provide for an adjustment to the number of shares of Surviving PubCo Class A Common Stock for which the Surviving PubCo Warrant may be exercised or to the exercise price of the Surviving PubCo Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A non-U.S. Holder of a Surviving PubCo Warrant would, however, be treated as receiving a constructive distribution from Surviving PubCo if, for example, the adjustment increases the holder’s proportionate interest in Surviving PubCo’s assets or earnings and profits (e.g., through an increase in the number of shares of Surviving PubCo Class A Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Surviving PubCo Class A Common Stock that is taxable to the non-U.S. Holders of such shares as described under “— Distributions on Surviving PubCo Class A Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the non-U.S. Holder of such warrant received a cash distribution from Surviving PubCo equal to the fair market value of such increased interest.

The Business Combination

Tax Consequences of the Business Combination to AleAnna

The Business Combination is not expected to have any U.S. federal income tax consequences to AleAnna. Under current law, as a result of the Merger, HoldCo will be treated as a continuation of AleAnna as a partnership (the “Continuing Partnership”) for U.S. federal income tax purposes.

Tax Consequences of the Business Combination to Surviving PubCo, Continuing Partnership and Holders

As a result of the Merger, Surviving PubCo is expected to be treated as transferring property to the Continuing Partnership in exchange for partnership interests of the Continuing Partnership in a transaction pursuant to Code Section 721(a), i.e., a transaction in which no gain or loss is recognized by Surviving PubCo or the Continuing Partnership for U.S. federal income tax purposes.

The Business Combination is not expected to have any U.S. federal income tax consequences to Holders.

Tax Consequences of the Business Combination to AleAnna Members

In general, the receipt by any AleAnna Member of Class C HoldCo Units in the Merger is expected to be disregarded for U.S. federal income tax purposes, with the AleAnna Member continuing to hold equity interests of the Continuing Partnership.

The Surviving PubCo Class C Common Stock should be treated as having a fair market value equal to zero dollars ($0) at the time of the Merger, and accordingly, the receipt of Surviving PubCo Class C Common Stock in the Merger is not expected to have any U.S. federal income tax consequences to any AleAnna Member.

The receipt by any AleAnna Member of Surviving PubCo Class A Common Stock in the Merger is expected to be treated as a taxable exchange by such AleAnna Member of equity interests in the Continuing Partnership for Surviving PubCo Class A Common Stock. As a consequence, such AleAnna Member will recognize gain or loss equal to the difference between (i) the fair market value of the Surviving PubCo Class A Common Stock received, and (ii) such AleAnna Member’s adjusted tax basis in the transferred equity interests in the Continuing Partnership. Any gain or loss recognized by an AleAnna Member on a taxable exchange of equity interests in the Continuing Partnership for Surviving PubCo Class A Common Stock generally will be capital gain or loss.

ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE BUSINESS COMBINATION TO THEIR PARTICULAR CIRCUMSTANCES.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Surviving PubCo Class A Common Stock, dividends received or deemed received with respect to SPAC securities or Surviving PubCo securities, and the proceeds received on the disposition of SPAC securities or Surviving PubCo securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. Holders may be subject to backup withholding on amounts received in respect of their SPAC securities or Surviving PubCo securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

FATCA

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. Holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the possible implications of FATCA to the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the Surviving PubCo securities.

The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

ALEANNA’S BUSINESS

Unless the context otherwise requires, all references in this section to “AleAnna,” “we,” “us,” or “our” refer to AleAnna Energy, LLC and its subsidiaries prior to the Closing. Upon Closing, the combined company will be named “AleAnna, Inc.”

Overview

AleAnna is a development-stage natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and development and renewable natural gas development in Italy. We have several successful conventional natural gas discoveries including our primary discovery, the Longanesi Field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern natural gas discoveries. We have a 33.5% working interest in the Longanesi Field with our working interest partner, and operator, Società Padana Energia (“Padana”), representing the other 66.5% working interest. We acquired our working interest in the Longanesi Field in 2016. We also retain wholly-owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2021, we launched a renewable natural gas (“RNG”) development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste. As a development-stage company, AleAnna has not generated any revenue from its operations to date.

Over the past 15 years, we have invested almost $175 million in the acquisition and initial development of our properties and we own a portfolio of conventional natural gas properties, including Longanesi, Gradizza, and Trava, containing of 17.7 (106ft3) net recoverable proved undeveloped natural gas reserves according to our independent third-party reserve engineer, DeGolyer & MacNaughton (“DeGolyer”). Beyond our net recoverable natural gas reserves, we have 13 development prospects at various stages of permitting, supported by 3D seismic surveys, and leases on approximately 2.3 million net acres — paving the way for future exploration and development. Our primary activities currently involve the drilling, testing, and tie-in related activities associated with three incremental Longanesi development wells drilled in 2022 and 2023 as well as the original discovery wells associated with the Longanesi field together with our working interest partner and field operator Padana. As of June 30, 2024, we had not derived revenue from our principal business activities. Tie-in of these wells is complete and we are currently executing the installation of a temporary processing facility. We and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in 2026.

Additionally, our renewable gas team has built a substantial backlog of acquisition targets we believe are poised to support rapid growth in the Italian biomethane market. With several conventional and renewable projects under development, expected to initially generate revenue in the next 18 to 24 months.

We expect to be able to fund our future growth primarily out of cash from operations from the Longanesi, Gradizza, and Trava developments and with liquidity provided by the Post-Closing Contribution. We believe that the synergies of our conventional and renewable natural gas businesses will provide us the financial flexibility to shift capital deployment between the two businesses as the energy transition unfolds.

We believe that our highly experienced and credentialed management team, consisting of former executives of Shell, Eni, and Exxon, provides the company access to a best-in-class technology platform, an excellent in-country business development network, strong collaboration with Italian regulators, and experience with local regulatory processes. Our senior management team has over 100 years of combined experience in the upstream conventional and renewable energy industries. Upon closing, we will be managed by William (“Bill”) Dirks, our Executive Director and Chief Technology Officer and Marco Brun, our Chief Executive Officer and Chief Commercial Officer, under the direction of our Board of Directors.

Bluescape is the majority investor in AleAnna through a series of wholly-owned entities, including Nautilus Resources LLC, the direct parent of AleAnna. AleAnna is headquartered in Dallas, Texas, and has offices in Rome, Italy.

Our Business Strategies

Conventional Natural Gas Business

We intend to leverage the operational expertise of our management team, including in the use of 3D seismic and Direct Hydrocarbon Indicators (“DHI’s”), to achieve attractive reserve, production and cash flow growth. We believe the following factors are key to achieving these goals:

•        the use of industry-leading technologies and techniques to significantly increase the probability of drilling success;

•        a currently robust natural gas price environment, with current takeaway prices of approximately $8-$10 per (103ft3), which are approximately 3-4 times the current Henry Hub spot price;

•        geographically advantaged developments that are adjacent to a well-developed pipeline network containing large excess transport capacity;

•        relatively low-cost, low-risk, onshore operations through which our natural gas can be brought to market at costs of approximately $1-3 per 103ft3;

•        short expected payout periods and high expected rates of return on developments, supported by high quality, high flow rate, reservoirs, and a low combined federal and regional royalty regime (10%);

•        nimble operating model with a focus on utilizing outsourced resources to control costs; and

•        proactive relationships with larger enterprises (like Shell and Eni) to further our marketing and potential hedging strategies, and to support our ongoing conventional natural gas exploration and development aspirations.

Renewable Natural Gas Business

We intend to develop and grow our renewable natural gas business through the acquisition of operational (Anaerobic Digestors or “AD’s”) and their conversion to Biomethane facilities. We believe the following factors are key to achieving this goal:

•        existing AD’s (“Brownfield Facilities”) are cheaper to acquire and have a lower risk profile than new-build opportunities (“Greenfield Facilities”) and their conversion to Biomethane is relatively efficient and can be accomplished within a short time frame through installation of an “off-the-shelf” biogas upgrading unit;

•        we believe we have unique regional overlap across our conventional and renewable natural gas businesses as our conventional focus area, Italy’s Po Valley, contains the majority of the existing Italian AD’s and is adjacent to a comprehensive natural gas pipeline network operated by the Italian-sponsored SNAM, which exists in close proximity to our conventional business and the Po Valley AD’s;

•        as one of a few licensed Italian E&P operators, we believe we have the means, mechanisms, and market relationships to bring Biomethane to market, whereas those tasks are above the capabilities of most family farms and farm association who currently own and operated existing AD’s;

•        we believe the construction and operation of a Biomethane facility is similar to the operation of a conventional natural gas facility, a capability which we already possess;

•        by either including the family farm as a working-interest partner or entering into bespoke feedstock contracts, we believe we can enlist the farms’ support in creating necessary AD fuels (“Biomass”) and in the disposal of waste products from the AD (which are converted into fertilizer), without our business having to become proficient in farming;·

•        we believe that a combination of free cash flows from our conventional natural gas business, together with other cash on hand, and future project level debt financing will satisfy the near-term capital requirements of our renewable natural gas portfolio; and

•        as discussed in more detail below, the Italian government’s 15-year guaranteed Biomethane floor price of $39.30 per 103ft3 substantially mitigates pricing risk from the renewable natural gas business.

Natural Gas Demand

Although Italy has numerous hydrocarbon-producing basins with significant undeveloped oil and gas deposits, both onshore and offshore, in 2022 Italy imported 96% of its natural gas and has one of the highest concentrations of natural gas as a component of total energy use, at almost 40% by kilotons of oil equivalent. Its reliance on imports has led to a paradigm shift in the Italian political landscape towards securing domestic energy supply. In addition, Italy has in recent decades opened oil and gas exploration and development permits to the global Exploration & Production (“E&P”) industry beyond the historical domain of Italy’s former National Oil Company (“NOC”), Eni.

Catering to this renewed emphasis on secure domestic energy supply, we are focused on exploitation and producing activities in the prolific and well-derisked Po Valley of northern Italy using modern proprietary 3D seismic surveys, which has led us to we believe contains numerous opportunities to develop and explore for conventional natural gas fields with access to a dense network of government-controlled natural gas pipelines that can transport our products to industrial, power generation and residential customers throughout Italy and into the southern EU. Additionally, according to Eurostat, Italy is second only to Germany in the EU in terms of the value of natural gas sold for industrial power and heat requirements , and the Po Valley is adjacent to Italy’s core, high-energy demand, manufacturing centers. Supporting the vital energy needs of this industrial production base, Po Valley reservoirs are largely high-quality, geologically young rocks with unique properties that allow for the application of an important exploration and development technology known as DHIs, through which natural gas deposits can be “seen” on modern seismic surveys. We believe the use of DHI technology dramatically increases the probability of drilling success.

In addition, throughout the central and southern EU (but primarily focused in Italy and Germany), member states’ interest in creating new sources of renewable energy has supported the construction of nearly 10,000 AD’s over the past 15 years. Largely family-farm owned and operated and fueled by crop and livestock wastes, these AD’s are currently creating a meaningful, sustainable, supply of raw Biogas (approximately 50% methane and 50% CO2 and other waste gases) according to the European Biogas Association, the precursor to pipeline-quality Biomethane (99.5% pure methane). Virtually all existing AD’s were designed to burn raw Biogas in highly inefficient reciprocating engines to produce electricity. However, the Italian government’s financial incentives and subsidies supporting these activities are set to expire in the next 24 months absent additional government action, and have been largely replaced by attractive Biomethane capital and pricing incentives to stimulate conversion of these AD’s to the production of Biomethane production. Such incentives are designed to bring Biomethane into the national pipeline transmission system in order to deliver the natural gas to higher efficiency, utility-scale, natural gas power generation stations. In order to continue Biogas operations, the farms are forced to seek a new use for the product, which will be dominated by conversion to Biomethane. To support this conversion, Italy has implemented a government-backed Biomethane floor price through the end of 2039 of €124 per MWh, equivalent to $39.30 per 103ft3.

Our Operations

Conventional Natural Gas Business

We began studying Italian opportunities in 2007 and, over the last approximately 15 years, have invested almost $175 million to build a large asset base and exploration and development prospect inventory. Our portfolio is largely comprised of a group of three discoveries currently under development (Longanesi, Gradizza, and Trava), which are surrounded by an additional 13 development and exploration prospects (within the Longanesi and Ponte dei Grilli “Clusters”) that are at various stages of permitting and are supported by proprietary 3D seismic surveys. According to our independent third-party reserve engineer, DeGolyer, these clusters contain approximately 17.7 (106ft3) of proven recoverable natural gas net to AleAnna primarily related to our working interest in the Longanesi field but do not include the additional development prospects AleAnna and its partner Padana have identified and likely intend to drill in the near future.

In addition, our investments in approximately 140,000 acres (approximately 567 km2) of modern, high-quality, 3D seismic surveys in the eastern Po Valley underpin our conventional natural gas growth plan and many of our expected development and exploration prospects are in advanced stages of permitting. Our immediate focus is on the extension of the Longanesi Field together with Padana. We expect to drill two additional high-quality development wells by year end 2026, bringing the Longanesi field to a total of seven wells. In addition to the Longanesi expansion, we are simultaneously focused on 13 100% working interest exploration prospects that currently reside at various stages of permitting.

We continue to actively market future production of our conventional natural gas business. On March 8, 2024, we entered into a non-binding term sheet for a natural gas sale agreement (“GSA”) with Shell Energy Europe Limited (“SEEL”), whereby SEEL will become the exclusive buyer of our share of the natural gas produced from the Longanesi field net of (i) any consumption and/or losses incurred in the transport, treatment and compression of gas before delivery; (ii) any volume to be allocated for regulated royalty auctions, if applicable; and (iii) any other volume contractually allocated to other parties before August 31, 2022. The closing of the GSA is contingent upon the commencement of gas production and other customary closing conditions.

A critical step in our success will be the completion and successful operation of the Longanesi field and the corresponding processing facility. Over the course of 2022-2023, together with Padana, we completed the drilling of three additional conventional natural gas development wells (in addition to two existing Longanesi field discovery wells). Subsequently, during the first half of 2024, AleAnna and Padana completed the construction of the flow lines tying the five wells together. Currently, AleAnna and Padana are installing and connecting a processing skid to the flow lines and to the SNAM national pipeline system. Upon completion of the processing skid installation, AleAnna and Padana expect to begin production of the Longanesi field in the first quarter of 2025. The remaining capital expenditures necessary to bring Longanesi to production will be funded utilizing a portion of the approximately $45 million of cash expected to be on AleAnna’s balance sheet following completion of the Business Combination with SPAC (assuming Maximum Redemptions).

Throughout 2025 and 2026, AleAnna and Padana expect to develop a second and third phase of Longanesi field development aimed at bringing an additional three conventional wells online (bringing the field to seven total wells).

Additionally, the infrastructure installed at the Longanesi field (the flow lines and the processing unit) is expected to benefit future AleAnna development and exploration prospects in the near vicinity. Through the cash flow from Longanesi, Gradizza, and Trava once these latter two discoveries are brought on production, we plan to continue to grow both our Conventional and Renewable Natural Gas businesses. As we progress phase two and phase three of Longanesi development, we also expect to begin a new phase of exploration drilling, focused initially on our Fornace and Armonia exploration prospects.

Renewable Natural Gas Business

We expect our renewable natural gas business will methodically acquire and retrofit a significant number of existing anaerobic digester facilities in the future. We are concentrating our acquisition efforts on Brownfield Facilities in the Po Valley of northern Italy, but will seek other profitable facilities, including Greenfields, as circumstances warrant.

On March 20, 2024, we closed the acquisition of the Campagnatico Greenfield natural gas facility in Tuscany, Italy for €2,000,000, or approximately $2,150,000. The facility is fully permitted, and construction is scheduled to start in the fourth quarter of 2024.

In Q4 2024 we expect to begin construction activities at two sites: the Campagnatico Greenfield facility (a new-build Biomethane facility in the Tuscany region) and the yet to be acquired Fattoria Delle Jersey Brownfield facility (a conversion of an existing AD into a Biomethane facility). We are continuing to negotiate the acquisition of the Fattoria Delle Jersey Brownfield facility, but we expect to complete the acquisition in Q3 2024. We will then sequentially stage construction at each additional facility we acquire.

Led by the renewable natural gas expertise and Italian networking capabilities of Giuseppe Perrone (ex-CEO of Eni Ecofuels), over the past approximately 18 months, we have built a significant backlog of potential acquisition opportunities (primarily consisting of existing, operational AD’s currently producing Biogas for electricity generation). These target AD’s and facilities are undergoing an extensive, and largely proprietary, due-diligence processes focused on both economic and operational feasibility. Our diligence includes, among other things, threshold financial returns, the evaluation of acquisition costs, operating costs, proximity to the existing SNAM pipeline system, feedstock availability, and optimization and expansion potential. By focusing on near-term opportunities that can be converted from Biogas into Biomethane (renewable natural gas) within no more than 12-18 months, we plan to acquire and begin upgrading approximately three to five facilities by year-end 2024. We anticipate rapidly expanding our renewable natural gas production portfolio over the next several years.

We aim to acquire a majority working interest (80-100%) and operatorship of all renewable natural gas projects. We strive to form and enter into a joint venture with the farm (typically the seller of the existing AD infrastructure), thereby ensuring a secure supply of raw materials (biomass) and disposal of waste products (digestate). In facilities where we acquire a 100% working interest, we may enter into bespoke feedstock supply and digestate disposal contracts.

Development Plan and Permitting

Longanesi Field, Phase 1:    The Production Concession has been awarded and the approved five production wells have been drilled and completed. Two additional authorization letters need to be granted before production start-up, (i) Approval from the Emilia Romagna Region for remaining environmental prescriptions (anticipated late Q4 2024), and (ii) Approval from the Federal Ministry to start up the gas facility (anticipated late Q4 2024 or early Q1 2025).

Gradizza Field:    The discovery well, which will act as the production well, has been completed and all commitments under the Exploration Permit have been finished. Application for the Production Concession has been made, and the required extension of the Environmental Impact Assessment (VIA) has been completed and submitted for approval. Prior to first production there are two major authorizations that must be obtained: i) authorization of the Production Concession from the Emilia Romagna Region (the “Intesa”), and ii) authorization of the Production Concession from the Federal Ministry.

Trava Field:    The discovery well, which will act as the production well, has been completed and all commitments under the Exploration Permit have been finished. Application for the Production Concession has been made, and the required Environmental Impact Assessment (VIA) is being finalized for submission to the Federal Ministry. Prior to first production there are three major authorizations that must be obtained: (i) approval of the VIA by the Federal Ministry, (ii) authorization of the Production Concession from the Emilia Romagna Region (the “Intesa”), and (iii) authorization of the Production Concession from the Federal Ministry.

Fornace Exploration Well:    The required VIA has been completed and approved by the Federal Ministry and the drilling application has been submitted. The remaining steps prior to drilling the well are: (i) drilling authorization from the Emilia Romagna Region (the “Intesa”), and (ii) drilling authorization from the Federal Ministry.

Biogas production activities (both Conventional Natural Gas and Renewable Natural Gas) are subject to several environmental laws and regulations. The main reference is the Consolidated Environmental Act issued by Legislative Decree 152/2006.

The Renewable Natural Gas Development Plan is subject to the authorization for the construction of the biomethane facility and the production of Renewable Natural Gas. The Renewable Natural Gas Development Plan is subject to environmental permitting, through Environmental Impact Assessments.

The Development Plan regarding the Conventional Natural Gas is subject to concession, which is obtained after subjecting the Development Plan to an environmental permitting; moreover, it is the subject of an agreement between the State and the regional government for onshore activities.

Industry

EU Demand for Secure Energy Supply and Growth in Renewable Natural Gas

We believe the EU and Italian energy markets are undergoing dramatic changes as a result of two factors: (1) Russian natural gas imports into the EU have declined approximately two-thirds (from 45% of total imports to 15% of total imports) since the outbreak of the Russia-Ukraine war due to sanctions against Russia and the cancellation of supply contracts, and (2) the shift from fossil fuels to carbon-reduced and carbon-free sources. An immediate need to replace Russian gas with a stable, secure, long-term gas supply has induced EU member nations to focus on increasing access to domestic sources of supply and new LNG imports, and a series of technological, economic, regulatory, social, and investor pressures are leading the drive to decarbonize energy at a greatly accelerated pace, which is being supported by significant and long-term renewable gas incentives implemented in Italy and other EU members.

The EU finds itself in a position where reliance on conventional natural gas as a transition fuel becomes imperative for several reasons:

•        Despite recent attempts in Germany, adding a significant amount of new coal-fired power in the EU is not a viable option. Domestic coal fired electricity generation has declined to all-time lows in 2022, and much of Europe’s imported coal is from Russia. In addition, increasing coal-fired generation would require the suspension of EU carbon market regulations and the carbon emissions caps that all member nations have strongly endorsed;

•        Similarly, we do not believe new nuclear power generation is a viable substitute given the lengthy permitting and construction timelines associated with such projects. Long lead times make Nuclear power including attractive small nuclear reactors (“SMR’s”) a multi-decade solution at best;

•        Replacing Russian gas with LNG imports is very challenging, given supply constraints, limited global liquefaction capacity, and recent moves by the US to slow or stop new LNG export projects. In addition, the EU lacks sufficient LNG import terminals to increase intake significantly in a timely manner given the time and regulatory delays of constructing new LNG import facilities;

•        Renewable power generation suffers from three key problems: intermittency, seasonality, and energy density. Battery technology today can only support 4-6 hours of discharge, which then requires significant and costly capital expenditures on storage to mitigate intermittency.

•        Recent advancements in Artificial Intelligence (“AI”) are leading to increased global power demand for data centers. The growth in European data center power demand may surpass the total annual power demand of some European Union member states. It is anticipated that a significant portion of new data center developments will be supported by combined cycle natural gas turbine (“CCGT”) power generation. Such generation provides the steady baseload power that data centers require, and, unlike renewable power generation, does not suffer from many of the intermittency and seasonality challenges. The potential power generation and infrastructure demands that may emerge from AI technology may create natural gas demand and power price tightness that could positively impact upstream natural gas prices.

Renewable natural gas (Biomethane) is compositionally identical to the biogenic natural gas in the Po Valley, can be transported on the same pipeline systems, is used by the same consumers, and offers a sustainable, low-carbon fuel that can be used to help transform the energy economy of the EU. As a result, the EU has published very aggressive targets for Biomethane development (with a goal of 30% of EU natural gas by 2030), and its member states, including Italy, are supporting development with high Biomethane floor prices and capital investment incentive programs to aid in financing AD conversions to upgrade Biogas production to Biomethane.

Social and Environmental Preferences and Investor Pressures

The effects of climate change, including extreme weather events, rising temperatures, and the increased health and socio-economic stability of at-risk populations, have emphasized the need to reduce greenhouse gases and move toward reduced carbon energy solutions. As a result, environmentally conscious policies, initiatives, and businesses are growing in value and preference.

ESG investing has accelerated as institutional investors shift their portfolios away from carbon-intensive assets. This shift in investor sentiment has caused many large integrated energy companies to set decarbonization strategies and diversify into different forms of carbon-free and carbon-reduced energy. However, such large integrated energy companies often have expensive cost structures and cumbersome processes and generally lack the agility to pursue grass-roots smaller energy transition projects being pursued by AleAnna. We believe such factors bode well for AleAnna’s competitive positioning in the marketplace. We also believe sizeable integrated energy companies will look to inorganically acquire and integrate aggregated renewables businesses in the future after more nimble companies like AleAnna have built up a larger renewable portfolio of profitable Biomethane facilities.

Reserve Information

Preparation of Reserve Estimates

Our reserve estimates as of December 31, 2023 and 2022 included in this proxy statement/prospectus are based on reports prepared by DeGolyer & MacNaughton (“DeGolyer”), our independent reserve engineer, in accordance with generally accepted petroleum engineering and evaluation principles and definitions and guidelines established by the SEC in effect at such time. Copies of the reports are included as Exhibit 99.7 hereto. DeGolyer provides a variety of services to the oil and gas industry, including field studies, oil and gas reserve estimations, appraisals of oil and gas properties and exploration and development prospects and reserve reports for their clients.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. Our proved reserves were estimated assuming a 16-year reserve life. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil or natural gas actually recovered will equal or exceed the estimate. The technical and economic data used in the estimation of our proved reserves include, but are not limited to, well logs, geologic maps, well-test data, production data (including flow rates), well data (including lateral lengths), historical price and cost information, and property ownership interests. Our independent reserve engineer uses this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy. The proved developed reserves are estimated using performance analysis and volumetric analysis. The estimates of the proved developed reserves are used to estimate the proved undeveloped reserves for each proved undeveloped location (utilizing type curves, statistical analysis, and analogy). Proved undeveloped drilling locations that are more than one offset from a proved developed well utilized reliable technologies to confirm reasonable certainty. The reliable technologies that were utilized in estimating these reserves include log data, performance data, log cross sections, seismic data, core data, and statistical analysis.

Internal Controls

Our internal staff of petroleum engineers and geoscience professionals works closely with DeGolyer to ensure the integrity, accuracy and timeliness of data furnished to DeGolyer. Periodically, our technical team meets with DeGolyer to review properties and discuss methods and assumptions used by us to prepare reserve estimates.

DeGolyer is an independent petroleum engineering and geological services firm. The independent evaluation of reserves referenced herein has been supervised by Mr. Regnald A. Boles, an Executive Vice President and Division Manager with DeGolyer and MacNaughton, a Registered Professional Engineer in the State of Texas, and a member of the Society of Petroleum Engineers, the Society of Petroleum Evaluation Engineers, and the European Association of Geoscientists & Engineers. He has over 41 years of oil and gas industry experience. Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs.

For all of our properties, our internally prepared reserve estimates and the reserve reports prepared by DeGolyer, are reviewed and approved by our Executive Director and Chief Technical Officer, William Dirks a greater than 40-year industry veteran who has successfully explored, developed, and operated reserves in multiple global jurisdictions.

The following table summarizes our proved developed and undeveloped natural gas reserves using average first-day-of-the-month closing prices for the prior twelve months and disaggregated by product.

Reserve Data

December 31, 2023
Natural Gas
(10[6]ft3)
Estimated proved developed reserves	—
Estimated proved undeveloped reserves	17,689
Estimated total proved reserves	17,689

The following table summarizes our proved developed and undeveloped reserves using average first-day-of-the-month closing prices for the prior twelve months and disaggregated by discovery.

	December 31, 2023
	Longanesi	Gradizza	Trava	Total
	(10[6]ft3)
Proved undeveloped reserves	17,323	366	—	17,689
Total proved reserves	17,323	366	—	17,689

Proved Undeveloped Reserves

Our 2023 proved undeveloped reserves increased by approximately 3.9 (106ft3), or approximately 28.4%, compared to 2022. The following table provides a roll-forward of our proved undeveloped reserves.

Proved Undeveloped Reserves
(10[6]ft3)
Balance at January 1, 2023	13,778
Revision of previous estimates
Extensions(1)	3,911
Discoveries(1)	—
Other additions(1)	—
Balance at December 31, 2023	17,689

____________

(1)      Increases from extensions are solely related to the Company’s recent Longanesi development drilling. Recent drilling activity consisted of the following: drilling of two gross Longanesi development wells (0.67 net wells to AleAnna’s interest) during the year ended December 31, 2022, and drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023. The 3,911 106ft3 of reserves added during the year ended December 31, 2023 relate to the drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023.We had no other exploratory or development drilling during the years ended December 31, 2023 or 2022. We also had no other additions during the years ended December 31, 2023 or 2022.

As of December 31, 2023, we had no wells with proved undeveloped reserves that had remained undeveloped for more than five years from their time of booking. Our Longanesi, Trava and Gradizza wells are classified by DeGolyer as proved undeveloped reserves as such wells have not yet started production and require future investments to install production pipelines and production facilities prior to being fully completed and producible.

AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As such, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Natural Gas Reserves

The following table provides the estimated future net cash flows from proved reserves, the present value of those net cash flows discounted at a rate of 10% (PV-10) and the prices used in projecting net cash flows over the past two years. Our reserve estimates and related cash flows do not include any probable or possible reserves.

	Years Ended December 31,
	2023	2022
	(Thousands, unless otherwise noted)
Future net cash flows(a)	$132,492	$190,916
Present value of net cash flows discounted at a rate of 10%(b)	102,672	136,540
Prices
Natural gas price ($/10[3]ft3)(c)	$14.13	$24.55

____________

(a)      Future net cash flows represent future cash flows which are reduced by estimated production costs, administrative costs, costs to develop and produce the proved reserves and abandonment costs, all based on current economic conditions at each year-end. This amount excludes future income taxes and is prior to any discounting.

(b)      Present value of net cash flows represents future net cash flows discounted to present value using a discount rate of 10%. Such amount also excludes future income taxes.

(c)      Gas prices are based on a reference price. Gross gas price is calculated as the unweighted arithmetic average of the first day-of-the-month price prevailing in Italy for each month within a 12-month period prior to the end of the reporting period. The volume-weighted average price attributable to the estimated proved reserves was $14.13 and $24.55 per thousand cubic feet of gas for the year ended December 31, 2023, and 2022, respectively.

Future net cash flows represent projected revenues from the sale of proved reserves net of production and development costs (including transportation and gathering expenses, operating expenses and production taxes). Revenues are based on a twelve-month unweighted average of the first-day-of-the-month pricing, without escalation. Future cash flows are reduced by estimated production costs, administrative costs, costs to develop and produce the proved reserves and abandonment costs, all based on current economic conditions at each year-end. There can be no assurance that the proved reserves will be produced in the future or that prices, production or development costs will remain constant. There are numerous uncertainties inherent in estimating reserves and related information. See Note 12 to the financial statements attached to this proxy statement/prospectus for further discussion of the preparation of, and year-over-year changes in, our reserves estimate and calculation of the standardized measure of estimated future net cash flows from natural gas and oil reserves.

As previously noted, AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As such, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

Acreage

The following table summarizes our acreage as of June 30, 2024 and December 31, 2023. As AleAnna has not commenced production, the Company has not yet classified any acreage as developed (productive) acreage.

	June 30, 2024	December 31, 2023
Production Concessions(1)
Total gross productive acreage	—	—
Total net productive acreage	—	—
Exploration Permits(2)
Total gross productive acreage	—	—
Total net productive acreage	—	—
Applications(3)
Total gross productive acreage	—	—
Total net productive acreage	—	—
Total gross productive acreage	—	—
Total net productive acreage	—	—

Production Concessions(1)
Total gross undeveloped acreage	24,142	24,142
Total net undeveloped acreage	19,710	19,710
Exploration Permits(2)
Total gross undeveloped acreage	682,802	682,802
Total net undeveloped acreage	682,802	682,802
Applications(3)
Total gross undeveloped acreage	1,623,209	1,623,209
Total net undeveloped acreage	1,623,209	1,623,209
Total gross undeveloped acreage	2,330,153	2,330,153
Total net undeveloped acreage	2,325,721	2,325,721

____________

(1)      Encompasses three distinct production concession areas including Longanesi, Valle del Mezzano (Trava), and Gradizza. No expiries prior to 2032.

(2)      Encompasses 10 distinct permits. AleAnna has an active permit extension program in place. In the event that production is not established or if extensions are not granted by the Italian government, 130,558 net acres will expire by December 31, 2026 and an additional 331,845 acres will expire by December 31, 2027. Included in the 682,802 are three permits totaling 104,815 net acres are currently held in suspense pending review and revision of the PiTESAI as further described in the “Governmental Regulations” section below.

(3)      Encompasses 14 distinct areas and applications. Applications are rights of mineral development controlled by AleAnna whose activation may be deferred. AleAnna has not yet initiated activation, but has the right to do so in the future. Once AleAnna initiates activation the 1,623,209 net acres will have initial permit periods of six years.

Productive Wells

We did not have any productive wells as of June 30, 2024 and December 31, 2023 or 2022. Our Longanesi, Trava and Gradizza wells require future investments to install production pipelines and production facilities prior to being fully completed and producible. As a result, our wells are classified by DeGolyer as proved undeveloped reserves as such wells have not yet started production.

Drilling Activities

AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner, Padana. Our recent drilling activity consisted of the following: no activity during year to date June 30, 2024, drilling of two gross Longanesi development wells (0.67 net wells to our interest) during the year ended December 31, 2022, and drilling of one gross Longanesi development well (0.335 net to our interest) during the year ended December 31, 2023. We had no other exploratory or development drilling during the year to date June 30, 2024 or the years ended December 31, 2023 or 2022. Our Longanesi, Trava and Gradizza

wells are classified by DeGolyer as proved undeveloped reserves as such wells have not yet started production and require future investments to install production pipelines and production facilities prior to being fully completed and producible. Following tie-in of the Longanesi wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

Net Volumes Sold, Prices and Production Costs

We have not derived revenue from our principal business activities as of June 30, 2024 and December 31, 2023 or 2022.

Delivery Commitments

We are not currently party to any long-term delivery commitments as of June 30, 2024 and December 31, 2023 or 2022.

Governmental Regulations

With regard to environmental laws and compliance, the activities are subject to Environmental Impact Assessment, whose main rules are provided by the Consolidated Environmental Act issued by Legislative Decree 152/2006.

Environmental laws and regulations and environmental permitting require significant investments from the company to ensure compliance with laws and regulations. This entails the need for a structure that constantly monitors compliance activities.

Conventional Natural Gas

Our operations are subject to stringent and complex laws and regulations governing environmental protection, human health and safety, and long-term “sustainability”. We are required to obtain certain permits, requiring approval at both the Italian national and regional government levels, to construct and operate our conventional facilities, which will contain constraints including those related to air emissions, solid and hazardous waste management, water quality, and control of construction/industrial traffic. These permits can be difficult and time-consuming to obtain and maintain. We have spent over a decade acquiring necessary permits required for the development of our Conventional business, and while we view this as a competitive advantage, our ability to obtain these permits in the future may be impacted by opposition from citizens or other groups or other political pressures. Compliance with such laws and regulations can be costly, and noncompliance can result in substantial penalties.

The Italian hydrocarbons industry is regulated by a combination of constitutional provisions, statutes, governmental decrees and other regulations that have been enacted and modified from time to time, including legislation enacted to implement EU requirements (collectively, the “Hydrocarbons Laws”).

Pursuant to the Hydrocarbons Laws, all hydrocarbons existing in their natural condition in strata in Italy or beneath its territorial waters (including its continental shelf) are property of the State. Exploration activities require an exploration permit, while production activities require an exploiting concession granted by the Ministero dell’Ambiente e della Sicurezza Energetica — MASE or, in some specific cases (e.g. special-status region) by the Region.

In particular oil and gas exploration can be undertaken after the award of an exploration license that can last up to twelve years, provided that the permit holder complies with the approved exploration program. If the permit holder drills and discovers an exploitable hydrocarbon field, it has a right to obtain a production concession. All exploration and production activities are subject to environment assessment procedures.

Hydrocarbon exploration and production activities in Italy are governed by Law no. 6/1957, “Exploration and production of liquid and gaseous hydrocarbons”. Mining titles are granted by a Decree of the Ministry of the Environment and Energy Security (MASE). The two main types of mining titles are:

(a) Exploration permits — exclusive mining titles that can be requested on areas with a maximum footprint of 750 km2. If multiple operators request the same area, MASE manages a competitive process to select the permit holder. In addition to an initial three-year validation period, there are two possible extension periods of three years each. However, such periods may be subject to suspension for justified reasons. The exploration permit allows the acquisition of geophysical data as well as the permission to drill one or more exploratory wells. If the exploratory well yields a positive result and a new hydrocarbon field is identified, the operator may apply for a production concession, which, once granted, allows the deposit itself to be brought into production.

The reference legislation for issuing the exploration permit is the following:

•        art. 8 “Granting of permits”, paragraph 1, of the Presidential Decree. 18 April 1994, n. 484 “Regulation governing the procedures for awarding prospecting or exploration and granting concessions for the production of hydrocarbons on land and at sea”;

•        art. 6 “Awarding of the exploration permit, its dimensions and duration”, paragraph 4, of law 9 January 1991, n. 9 “Regulations for the implementation of the new national energy plan: institutional aspects, hydroelectric plants and power lines, hydrocarbons and geothermal energy, self-production and tax provisions”;

•        for onshore, art. 1, paragraph 7, letter n) of law 239/2004 “Reorganization of the energy sector, as well as delegation to the Government for the reorganization of the provisions in force on energy”.

•        The exploration permit is issued following a single procedure, governed by article 1 paragraphs 77 and 79 of law 23 August 2004, n. 239 and subsequent amendments. MASE reviews the project after hearing the opinion of a consultative body, the Ministerial commission on hydrocarbons (CIRM), within which the competent state and regional administrations are represented. The projects are subjected to the environmental eligibility procedure and/or the expression of an environmental compatibility judgment by the MASE or the Region concerned. MASE then issues onshore permits in agreement with the regions involved.

(b) Production Concessions are exclusive mineral titles requested on a portion of the exploration permit area where a new hydrocarbon field was discovered (with a maximum area of 300 km2). In addition to an initial validation period of 20 or 30 years, an operator may apply for further extension periods of five or 10 years. All activities relating to the production of hydrocarbons can be carried out within the scope of a production concession, including the drilling of development wells and construction of facilities. Production concessions are awarded to the holders of exploration permits so long as liquid and/or gaseous hydrocarbons are found and so long as the operator demonstrates adequate economic and technical capacities.

The production concession decree is granted and issued by MASE and contains all the requirements and constraints established by the various bodies that examined the project during the administrative procedure. The concession holder may freely sell the products extracted from the hydrocarbon field and must pay a royalty to the national and local governments. Yearly rentals are due based on the areas under the permits and are due to the national government.

The concession holder has an exclusive right on exploration, development and production activities, sustaining all the operational risks and costs related to the exploration and development activities, and it is entitled to the productions realized. As a compensation for mineral concessions, pays royalties on production and taxes on oil revenues to the state in accordance with local tax legislation.

Proved reserves to which AleAnna is entitled are determined by applying AleAnna’s share of production to total proved reserves of the contractual area, in respect of the duration of the relevant mineral right.

In general, AleAnna is required to pay income tax on income generated from production activities. The taxes imposed upon gas production profits and activities may be substantially higher than those imposed on other businesses.

The initial duration of an exploration permit is six years, with the possibility of obtaining two three-year extensions and an additional one-year extension to complete activities underway. Upon each of the three-year extensions, 25% of the area under exploration must be relinquished to the State (only for initial acreages larger than 300 square kilometers). The initial duration of a production concession is 20 years, with the possibility of obtaining a ten-year extension and additional five-year extensions until the end of the field economic life.

These provisions are to be coordinated with a new law effective as of February 12th, 2019 (Law 12/2019 — ex “D.L. Semplificazioni”) and further amendments, which requires certain Italian administrative bodies to define and adopt within end September 2021 a plan (PiTESAI) aiming to identify areas suitable for exploration, development, and production of hydrocarbons in the national territory, including the territorial seawaters. The plan has been adopted on December 28th, 2021.

However, PiTESAI has been considered too restrictive by industry operators (including AleAnna) which lodged several appeals against the PiTESAI before the Lazio Regional Administrative Court — Rome (TAR Lazio). On February 13th, 2024, TAR Lazio ruling (the first of many similar rulings) declared void the PiTESAI. Since MASE decided not to file an appeal before the Council of State within the appeal period in order to restore the validity of the PiTESAI, MASE must now adopt a new plan to identify suitable areas for hydrocarbon exploration, development and production activities.

Although the new plan is being drafted by MASE, a description of PiTESAI’s main provisions is provided below as many terms of the PiTESAI will likely be reiterated in the new plan.

Exploration permits maintain their efficacy in areas identified as suitable and limited to gas exploration target.

Development and production concessions can be maintained or extended if their infrastructures are located in suitable areas with production is ongoing or suspended by less than 7 years; on the contrary, for development and production concessions whose infrastructures are located in unsuitable areas, further extensions can be granted only if:

•        they are productive or have been unproductive for less than 5 years (offshore case);

•        they are productive or have been unproductive for less than 5 years and they have successfully passed a cost-benefit analysis (onshore case);

•        ongoing concessions applications can be filed for gas exploitation only having associated reserves greater than 150Msmc.

Starting from June 1st, 2019, the annual fee for all licensees (exploration permits and production concessions) have been increased 25 times.

In 2019 the law decree no. 124/2019, converted into Law 157/2019 established at art. 38 the property tax on marine structures (IMPI) starting from year 2020.

On March 1st, 2022, the Italian government issued a first Decree (D.L. Energia) aimed at boosting the national production by mitigating the effects of PiTESAI. This was converted into law on April 27th, 2022.

A second decree, with the same objectives, was issued on December 9th, 2023, promoting new upstream development opportunities converted into law on 2nd February, 2024.

Regardless of the validity and the effects of PiTESAI, such plan did not entail any significant and adverse consequence on AleAnna’s development and producing activities in relation to its Italian concessions and concession applications. Some permits where investments on exploration had been made were affected by the plan and part or all of their areas was declared incompatible. Since the PiTESAI was voided, AleAnna now hopes to be able to start again exploration activity on part of the areas declared incompatible by the PiTESAI. In any case AleAnna has filed appeals with the administrative Courts to request payments of indemnity for loss of such areas.

Royalties.

The Hydrocarbons’ Laws require the payment of royalties for hydrocarbon production. As per Legislative Decree No. 625 of November 25, 1996, subsequent modifications and integrations (the last modification was introduced by Law 160/2019 — Budget Law 2020, art. 1 par. 736 & 737) and Law Decree No. 83 of June 22, 2012, royalties are equal to 10% for gas and oil productions onshore, to 10% for gas and 7% for oil offshore, with exemptions only for on shore gas concessions with production lower than 10 Msmc/year and off shore gas concessions with production lower than 30 Msmc. (Only in the Autonomous Region of Sicily, following the Regional Law No. 9 of May 15, 2013, royalties onshore for oil and gas are equal to 20.06%, with no exemptions).

Environmental Regulation.

Exploration and production of conventional natural gas is highly regulated and is subject to environmental laws and compliance, whose main rules are provided by the Consolidated Environmental Act issued by Legislative Decree 152/2006. Our activities are subject to Environmental Impact Assessments. Environmental laws and regulations and environmental permitting require significant investments to ensure compliance. For this reason a structure that constantly monitors compliance activities is needed.

Our operations are subject to stringent and complex laws and regulations governing environmental protection, human health and safety, and long-term “sustainability”. Oil and gas companies are required to obtain certain permits, requiring approval at both the Italian national and regional government levels, to construct and operate conventional facilities, which will contain constraints including those related to air emissions, solid and hazardous waste management, water quality, and control of construction/industrial traffic. These permits can be difficult and time-consuming to obtain and maintain. AleAnna is acquiring necessary permits required for the development of its conventional business, and while we view this as a competitive advantage, our ability to obtain these permits in the future may be impacted by opposition from citizens or other groups or other political pressures. Compliance with such laws and regulations can be costly, and noncompliance can result in substantial penalties.

Italian Gas Market Regulations

In the last decade a number of new rules have been introduced in order to improve liquidity and efficient functioning of the Italian wholesale gas market, fostering competition and at the same time improving the system security of supply. Among such new rules, it is worth mentioning the market based mechanisms for the allocation of storage capacities and of regasification capacities. The past allocation criteria based on tariffs has been replaced with new auction mechanisms that enabled market players to express the market-value of storage and of regasification capacities, while at the same time ensuring the allowed revenues of storage operators and LNG terminal operators by means of specific parallel measures.

An organized market platform (MGAS) for gas trading and gas balancing market, managed by the independent operator Gestore dei Mercati Energetici (GME) also acts as a central counterparty, where different market participants (including the Transmission System Operator — TSO) can carry out spot and forward transactions at the “Punto di Scambio Virtuale” (PSV — Virtual Trading Point). In addition, since February 2018 voluntary market making activity has been introduced in the spot section of the gas exchange MGAS: such activity is based on the service provided by some liquidity providers, in order to boost liquidity and trading activity on the same exchange, initially for the day-ahead market but with possible future extension to the within-day section and to the forward section of the MGAS.

In addition a gas balancing regime has entered into force since October 2016 as an evolution of the one already in place and in compliance with the EU regulatory framework. This system is based on the principle that network users have to balance their daily position, also in accordance with the timely information provided by the TSO about the daily gas consumption. The new gas balancing regime provides the incentive for shippers to balance their position via penalizing imbalance prices and at the same time provides the possibility for shippers to modify intra-day their gas flow nominations and to trade on the market with other shippers and/or with the TSO itself (that can access the market under some constraints, in order to address overall system balancing needs that may arise on top of shippers’ activities).

Following the liberalization of the natural gas sector introduced in the year 2000 by Decree No. 164, prices of natural gas in the wholesale market which includes industrial and power generation customers are freely negotiated. However, the ARERA retains a power of surveillance on this matter as per Law No. 481/1995 (establishing the ARERA) and Legislative Decree No. 164/2000. Furthermore, the ARERA is still entrusted (as per the Presidential Decree dated October 31, 2002) with the power of regulating natural gas prices to residential customers, also with a view of containing inflationary pressure deriving from increasing energy costs. Consistently with those provisions, companies which sell natural gas to residential customers are currently required to offer to those customers the regulated tariffs set by ARERA beside their own price proposals.

In 2013, a new tariff regime was fully enacted by ARERA targeting Italian residential clients who are entitled to be safeguarded in accordance with current regulations. Clients who are eligible for the tariff mechanism set by the ARERA are residential clients. With Resolution No. 196 effective from October 1, 2013, the ARERA reformulated the pricing mechanism of gas supplies to those customers by providing a full indexation of the raw material cost component of the tariff to spot prices at the TTF (Title Transfer Facility) hub in Northern Europe, replacing the then current regime that provided a mix between an oil-based indexation and spot prices.

This tariff regime also reduced the tariff components intended to cover storage and transportation costs. Finally, it also increased the specific pricing component intended to remunerate certain marketing costs incurred by retail operators, including administrative and retention costs, losses incurred due to customer default and a return on capital employed.

This new gas tariff indexation aiming at safeguarding the households was initially intended to remain effective till July 1, 2019 (as provided by Law 124/17). However, this deadline had been already prorogated by one year (as per Law Decree 91/2018), and finally has been prorogated to January 2024. From that point onwards, in Italy households other than vulnerable customers will no longer have access to regulated tariffs for gas supplies. Consumers will have to choose among the different pricing proposals made by gas selling companies, while only vulnerable customers will be entitled to the regulated tariff after January 2024. The ARERA has established that gas selling companies comply with certain requirements about the offerings to customers which include at least two pricing indexations (fixed and variable), both complemented with contractual conditions regulated by the ARERA. This regulatory development might increase competition in the Italian retail market for selling gas.

Given the context of rising prices that occurred between 2021 and 2022 in gas market, ARERA carried out a series of investigations to evaluate interventions on commodity prices and then decided to switch the gas raw material reference from TTF to PSV, with monthly update of the component covering wholesale natural gas supply costs for regulated customers.

Other Key Regulatory Developments

Within the scope of the costs and criteria for accessing the main logistic infrastructures of the gas system, the main risk factors for the business are linked to the periodic processes for defining the economic conditions and the current rules for the services. The regulation criteria for gas transportation tariffs in Italy have recently been redefined for the four-year period 2024-2027, but the re-definition of transportation tariffs criteria at pre-established deadlines, as well as the timely definition on an annual basis of the specific applicable tariff values, is an element that all European countries have in common and which in the future could determine impacts on logistic costs.

Moreover, the energy crisis scenario that materialized in 2022 has directed legislators, at European and individual country level, towards evolutions of the legislation and the consequent regulations that can impact the market dynamics, with the aim of containing prices for end customers and improve the security of supplies (e.g. possible obligations to reduce final consumption, caps on prices of derivatives on wholesale gas products traded on regulated markets, possible storage obligations, obligations of ex-ante notification to the European Commission concerning new supply contracts).

The Italian Government adopted a number of various measures to contain retail prices such as:

•        cancellation of general system charges;

•        strengthening of social bonuses; and

•        decrease of VAT in the gas sector (until December 31, 2023).

In the medium term, it is likely that gas demand at European level will be supported by the need of accelerating the phase-out of coal-based power generation in view of the decarbonization targets. On the other side, with the implementation of the EU Green Deal and of the subsequent and more ambitious decarbonization interventions, in the coming years the regulation of the gas sector will presumably be affected by potentially significant changes, as a consequence of adjustments in the market design and/or new obligations or constraints on operators in the sector which will accompany the evolution of European regulations, in the context of energy transition and consistently with the decarbonization objectives of the energy sector (including the related objectives for the development of renewable or decarbonized gases, for the promotion of technologies enabling greater integration between the electricity and gas sectors, for the reduction of methane emissions). These changes might cause pressure on the natural gas business, but on the other side they will likely open and support new business opportunities in the renewable and decarbonized gases business that AleAnna is ready to pursue.

Renewable Natural Gas

The permitting framework provided by the Legislative Decree No. 28/2011 requires for the construction and operation of biomethane production facilities and related modification projects:

•        the “notification” to the competent authority for the modifications are non-substantial;

•        the “Simplified Authorization Procedure” (“S.A.P.”):

a)        “for new facilities with a production capacity, as defined in accordance with Article 21, paragraph 2, not exceeding 500 standard cubic meters/hour;

a-bis)  for partial or complete reconversion to biomethane production of power generation facilities fueled by biogas, landfill gas or residual gas from purification processes;

a-ter)  for developments on operating biomethane production facilities that do not result in an increase in the area already subject to authorization, regardless of the resulting amount of biomethane fed into the grid as a result of such developments, subject to the following conditions:

1.      in the case of grid-connected facilities, there is the willingness of the grid operator to inject the additional volumes resulting from the implementation of the developments;

2.      the operations do not involve any changes in the types of matrices already authorized;

3.      the nameplate of the upgrading system indicates the production capacity value resulting from the implementation of the developments;

4.      any increase in areas dedicated to anaerobic digestion is no more than 50 percent of those already authorized.”

•        the “Sole Authorization” (“S.A.”) in other cases.

The application for the S.A. procedure, defined by Legislative Decree No. 387/2003, is submitted by the proponent to the competent region, along with the final project and the plan for decommissioning and restoration works in the area (Ministerial Decree 10.09.2010). Once the documents have been verified, within 30 days the Region shall proceed to convene the “service conference” which is the meeting attended by all public bodies interested in the project to give opinions of competence or request clarifications from the proponent. The proceedings for the S.A. are ordinarily closed within 90 days of the services conference, except in cases where the “environmental impact assessment” proceedings are started or in case of suspension of deadlines for documentary additions. The procedure ends with the adoption of the managerial determination of the competent region.

The application for the S.A.P. procedure, defined by Legislative Decree No. 28/2011, is submitted by the proponent to the municipality at least 30 days before the start of work on the plant. The application must be supported by the technical drawings of the project. Within 30 days of the application, the municipality must verify the conditions of the S.A.P.; alternatively, after the 30-day period has elapsed, the application is considered granted.

During 2023 and 2024, through several decrees, the procedures for obtaining authorization for the conversion of existing AD’s (or the construction of new biomethane facilities) were simplified, with key regulatory protocols as follows:

•        Law No. 95 of July 26, 2023, introduced urgent measures to simplify the procedures for authorization and connection to the national grid. In particular, the new measures indicate how to obtain authorization for the conversion or construction of biomethane facilities, which also included a simplified municipal authorization procedure for facilities up to 500 smc/h.

Renewables Regulation in the Biomethane Production Sector.

In order to support the achievement of the renewables target in the transport sector established by the EU and national laws, the Ministerial Decree of March 2, 2018 and of September 15, 2022, provide the legislative framework to incentivize the production of both biomethane and other advanced biofuels to be used in the transport sector. The Decrees provide incentives for biogas facilities that are converted to biomethane production.

The incentive consists in an allocation of a Certificate (CIC) for every 10 Gcal of biomethane produced and partial subsidies on investments on biomethane facilities. The certificate has a market value since fossil fuel marketers have to sell a minimum percentage of biofuels annually, for which they receive the same Certificates.

In order to access to incentives, producers must comply with legal and technical regulations governing the quality and certification of the produced biomethane, verified by the competent Authority (Gestore dei Servizi Energetici, GSE).

These measures aim to favor advanced biofuels production through the valorization of waste, notably of agricultural and farm/zootechnical waste.

Regarding biomethane, the incentive scheme has been replaced, following approval by the European Commission, by the Ministerial Decree of September 15, 2022. The mechanism consists of an operating aid — in the form of a CfD linked to the market value of natural gas and of the biomethane Guarantee of Origin, auctioned through a competitive procedure — and an investment aid — covering up to 40% of the eligible investment costs and funded by the NRRP. The mechanism differentiates between new facilities and refurbishments and between agro or waste-based facilities. Law 136/2023 introduced an inflation-linked indexation for the base tariffs set by MD September 15, 2022. In every auction, tariffs will be updated following the total inflation accrued between November 2021 and the auction’s opening month.

At the end of 2020, the Ministerial Decree of October 2014 on conditions, criteria and implementation of biofuels (conventional and advanced) obligations for suppliers was modified. Among the novelties, were introduced the increase of the overall 2021 target from 9% to 10% and a new additional target of 0,5% of advanced liquid biofuels to be mandatory blended by each supplier (outside the incentive scheme provided by DM 2018).

Law 238/2021 (European Law 2019-2020) confirmed the GHG saving requirement (6%) previously set for the year 2020 only and revised the calculation methodology for the current 7% maximum threshold for food-and-crop derived biofuels. The law excludes from the calculation fuels based on double counting feedstock.

The Directive (EU) 2018/2001 on the promotion of the use of energy from renewable sources has been transposed with the Legislative Decree No 199/2021. The Decree set new targets for RES penetration in the transport sector (16%) and introduced some innovations in the transport sector’s regulatory framework: i) palm-oil, PFAD and EFB based fuels cannot contribute to RES targets in the transport sector. However, they can be taken into account if certified as low-ILUC risk ii) biomethane support schemes — as defined by the Ministerial Decree of March 2, 2018 — have been updated iii) Recycled Carbon Fuels count as renewable towards the general target, on the basis of the upcoming EU delegated acts and iv) confirms the use of some wastes as feedstock for the production of biofuels.

Occupational Health, Safety and Environment Legislation

AleAnna’s activity is subject to Italian and European legislation on environmental protection and safety in the workplace. Although Aleanna carries out its activities in compliance with these laws and regulations, the risk of incurring unforeseen charges, including claims for compensation for damage to property and persons, as well as reputational risk, are inherent in the nature of the activities carried out by the company.

In particular, AleAnna’s industrial activities in the hydrocarbon exploration, development, and production sectors and biomethane production are exposed to operational risks related to the chemical and physical characteristics of raw materials and products (e.g., flammability, toxicity, instability) and to technical failures, equipment malfunctions, containment leaks, well accidents, and incidents that can result in events such as explosions, fires, and spills of oil, gas, and other harmful substances. These risks are influenced by the specifics of the territorial areas in which operations are conducted, the complexity of industrial activities, and the objective technical difficulties in carrying out recovery and containment of hydrocarbons or other liquid chemicals spilled into the environment or harmful emissions into the atmosphere, closure and safety operations of damaged wells or production facilities, or in case of uncontrolled release of oil or natural gas from a well or from a biomethane production plant. Severe soil, groundwater, or air pollution caused by operational activity could result in modest oil or other contaminant spills or small gas spills due to lack of maintenance, corroded or obsolete piping or infrastructure, lack of controls, or other factors, which if protracted over time could cause significant damage. For these reasons, activities in the hydrocarbon and biomethane sectors are subject to strict regulations to protect the environment and the health and safety of people, both at the national/local level and through international protocols and conventions.

Aleanna may in the future be required to meet compensation obligations arising from the violation of environmental regulations, as well as to incur significant investments to comply with obligations from applicable environmental regulations.

Occupational safety, health and hygiene are kept under control by continuously updating and carrying out legally required inspections.

Aleanna is aware that its activities could produce effects that interfere with the protection of occupational health, safety, and the environment and that the same activities could have an impact on the fulfillment of the requirements of workers and other stakeholders.

The working relationship for employees in Italy is regulated by the pertaining collective work agreement, which provides for the basic standard conditions applicable depending on the employee’s level of seniority. Levels of welfare and social security are guaranteed by Italian working regulation. In order to maintain a workplace free of any discrimination and to establishing appropriate measures for health and safety at work, as well as for professional development, equal opportunities and work-life balance, AleAnna regularly reviews the working place conditions and assesses related regulations.

Aleanna therefore recognizes the proper management of these aspects as a strategic objective. The importance of respecting health, occupational safety and the environment are not considered as mere regulatory compliance, but as dutiful behaviors directed toward respecting the natural and fundamental rights of the individual. In this regard, Aleanna is committed to:

•        carrying out its activities in compliance with current laws on occupational health and safety prevention, environment and current regulations with impact on quality aspects and voluntarily subscribed standards;

•        promote activities that can directly or indirectly ensure: the protection and preservation of occupational health and safety, the environment, biodiversity and ecosystems, including in the interest of future generations;

•        consider prevention in occupational health and safety and environment a goal of at least equal importance to profitability and productivity;

•        protect the health and welfare and promote the occupational safety of all persons directly or indirectly involved in its operations;

•        pursue excellence in behavior and continuous improvement in occupational health and safety and accident prevention, in environmental protection and preservation;

•        ensure the centrality of the individual by fostering consultation the participation of workers and other stakeholders and ensure the sharing of experience and knowledge;

•        design, implement and manage each activity taking into account the need to ensure the protection of the health and safety of employees and third parties, the protection of the environment and public safety;

•        promote the use of natural gas in a safe, efficient and environmentally friendly manner; and

•        train staff and exchange information and knowledge, which are considered fundamental tools for achieving health, safety, environmental and public safety objectives, with a view to continuous improvement.

In view of the above, Aleanna intends to pursue the above principles by committing to the following aims:

•        manage activities in full compliance with current legislation and signed voluntary standards and agreements as well as national and international best practices, ensuring compliance obligations and assessment of risks and opportunities, consistent with the Code of Ethics, Corporate Model 231 and all HSE Policy regulations;

•        ensure that each worker is aware of, responsible for, and participates in the company’s efforts to manage the aspects of occupational health and safety and environmental protection and quality assurance related to their activities, with the understanding that the responsible behavior of each person is a prerequisite for the success of the entire system;

•        ensure the protection of workers’ health and safety by adopting the most advanced principles, national standards, organizational solutions, adopting safe and healthy working conditions, using materials and equipment with the least risk to health, safety and the environment for the elimination of hazards and minimization of risks, with a view to the prevention of accidents, injuries, occupational diseases and emergency situations;

•        implement every effort in organizational, operational and technological terms to prevent water, air and soil pollution, minimizing, where technically possible, environmental impacts related to the company’s activities, with particular reference to the control of air emissions, water discharges, waste management, energy saving and recovery;

•        support the conservation of natural resources with actions aimed at effective and efficient use of energy, minimizing the consumption of energy, water, and materials, also in the interest of future generations;

•        involve and consult workers, including through their health, safety and environmental representatives;

•        use qualified suppliers and promote their development according to the principles of this policy, committing them to maintain behavior consistent with it even when they operate outside the company;

•        conduct periodic system audits, inspections, audits, and reviews to analyze performance, contextual factors, stakeholder needs, risks and opportunities, objectives, programs, and policy to assess their effectiveness and take consequent action to pursue the goal of continuous improvement; and

•        putting in place actions to prevent any intentional or negligent event that may cause actual or potential harm to persons and tangible and intangible assets of the company.

Government Funding and Other Forms of Support

Conventional Natural Gas

Recently, due to the increased importance of energy security, the Italian Government adopted measures to promote domestic production and accelerate the increase of local gas production. An example of this policy is the 2023 Energy Decree (Law Decree 181/2023), which simplified into a single integrated administrative procedure any new concessions, extensions and modifications of existing concessions, the authorizations for production concessions, and the execution and review of environmental assessments. The single integrated administrative procedures target feedback within three months from the date of submission for applicants who have expressed interest in entering into natural gas supply contracts with the Italian government. In addition, Legislative Decree 135/2018, which introduced a plan to limit the areas where E&P activities may be undertaken, was voided by the Rome Administrative Tribunal in February 2024.

Renewable Natural Gas (“RNG”)

Increasingly, the security of supply has become critical for the EU and Italy, creating a more favorable regulatory environment for local production of fossil energy, especially gas and renewable energy. The National Recovery and Resilience Plan (NRP), part of the Next Generation Europe program, was launched by the European Union to balance the economic and social consequences of the COVID-19 pandemic. For Italy, the PNRR allocated €191.5 billion, including nearly €60 billion earmarked to the energy transition, including the development of biomethane.

Decree 340 of September 15, 2022 implemented new incentives around biomethane. Specifically, that biomethane production will be supported and incentivized through a capital subsidy of up to 40% for the upgrading of existing biogas facilities and the construction of new biomethane facilities, as well as a new 15-year subsidized tariff (price floor). These incentives were further increased by Law 136 on October 9, 2023, to account for cumulative average inflation. Further, DM No. 224, issued in July 2023, expanded the sectors to which Guarantees of Origin can be sold, including industry and heating.

Customers

As of year to date June 30, 2024 and December 31, 2023 or December 31, 2022, we have not generated any revenue from our operations. We anticipate that our customers will largely consist of Shell as well as industrial, power generation and residential customers throughout Italy and into the southern EU.

Competition

Conventional Natural Gas

Competition in the Italian E&P industry is limited to a relatively small number of licensed operators. Historically led by the former Italian NOC Eni (who has transformed itself into an international company), the industry over the past approximately ten years has come to be dominated by smaller public and private companies. In the Po Valley, overlapping with AleAnna, direct competitors include Energean PLC, Società Padana Energia, Po Valley Energy, and Pengas Italiana Srl. Royal Dutch Shell and Total remain significant producers of the legacy producing oils fields (principally Val’d Agri and Tempa Rossa in the southern part of the country) but are no longer active in Italian oil and gas exploration activities.

Renewable Natural Gas

Competition in this rapidly emerging market space is not yet well-organized in Italy. While some private equity groups are beginning to explore Italian RNG opportunities, the landscape remains fragmented. However, in the recent past, Eni and midstream operator SNAM attempted early entry by acquiring approximately 50 operational anaerobic digestors. Eni has since sought at least partial divestment of these assets and an exit from the Biomethane production market in order to focus on other Renewables initiatives. Other major energy firms such as Royal Dutch Shell, BP, and Total have focused their early efforts on attempts to lock up longer-term Biomethane marketing agreements but have yet to actively invest in Biomethane production operations.

Active investors in the facility acquisition and operations space are principally characterized in two groups: private equity-backed startups such as AleAnna and asset management firms like Goldman Sachs Assets Management and Lazard.

In addition, a number of EPC contractors offer design, construction, and turn-key operations services for biomethane facilities. Examples include IES Biogas (a SNAM company) and BTS Biogas. However, to date, these players have not competed as full owner-operators.

Raw Materials and Suppliers

Conventional Natural Gas

AleAnna has access to numerous sources of oilfield supplies and services in Italy, and we will use specific vendors on each project based upon a combination of availability, cost-effectiveness, availability of specific equipment, and performance reputation. Examples of vendors we have used in the past and are likely to use for future operations include:

Category	Vendors
Drilling rigs and laborers	Pergemine SpA, LP Drilling
Well logging and evaluation	Schlumberger, Baker Hughes
Well casing and cementing services	Schlumberger, Baker Hughes
Drill bits and downhole equipment	Schlumberger, Baker Hughes
Plant engineering and construction	Saipem, Demont Srl
Seismic acquisition	Schlumberger, Doland Geophysical
Purchase of existing Seismic	Eni, CGG
Seismic processing	Tricon, CGG
Seismic and well log interpretation software	Schlumberger, S&P Global (IHS Markit)
Drilling rigs and laborers	Pergemine SpA, LP Drilling

Renewable Natural Gas

AleAnna has had discussions with, and in some cases, entered into agreements with providers of investment opportunities, project developers, commodity traders for the supply of agricultural waste, bio-digester manufacturers, upgrading facility suppliers, and major marketing groups. Examples of vendors we are currently engaged with include:

Category	Vendors
– Investment opportunities	VLF Srl
– Project developers	Renove Srl
– Commodity traders	Rivecom
– Bio-digestor manufacturers	Rota Srl
– Biomethane upgrading facilities	Prodeval Srl
– Marketing groups	Shell Energy Europe

Human Capital Resources

As of May 1, 2024, we had six full-time employees and engaged six contractors on a part-time basis, and one contractor on a full-time basis. Our workforce is concentrated in Texas and Italy (principally in the Rome and Milan areas). The working relationship for employees in Italy is regulated by the pertaining collective work agreement, which provides for the basic standard conditions applicable depending on the employee’s level of seniority. In Italy, levels of welfare and social security are guaranteed. We have a seasoned leadership team with over 100 years of cumulative experience in the conventional and renewables industry. Our employees are a key factor to our strategies and we are committed to maintaining a workplace free of any discrimination and to establishing appropriate measures for health and safety at work, as well as for professional development, equal opportunities and work-life balance. Our management team places significant focus and attention on matters concerning our human capital assets and is focused on expanding our diversity, enhancing capability development, and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our talent pipeline. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing.

Facilities

AleAnna Energy, LLC is a limited liability company organized in Delaware. Our headquarters is currently in Dallas, Texas, and houses our US-based management team and certain support individuals. Our Italian management team is housed in Rome, Italy-based offices.

Leasing our facilities gives us the flexibility to expand or reduce our office space as appropriate. We believe our current facilities are adequate for our current operating needs, and we anticipate that we will have access to other facilities, through future contractual arrangements, for development, testing, and production.

We have completed or partially completed production facilities for conventional natural gas at the Longanesi Field (near Lugo, Italy), the Gradizza Field (near Copparo, Italy), and the Trava Field (near Ostellato, Italy). These conventional gas facilities do not require human intervention on a 24/7 basis and thus house no field staff. We have existing facilities and/or land under construction for renewable natural gas at the Campagnatico plant (Tuscany) and, following successful acquisition, in short order, we expect to begin upgrading construction on the Fattoria Delle Jersey plant (near Milan).

Legal Proceedings

We do not have any claims, lawsuits or proceedings currently pending against us, individually or in the aggregate. However, from time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an un-favorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

Blugas Settlement

On May 28, 2024, AleAnna reached a settlement agreement (the “Blugas Settlement Agreement”) with Blugas Infrastructure S.r.l. (“Blugas”), a legacy owner in the Longanesi field, regarding Blugas’ retained interest in the physical volumes extracted from the Longanesi field. AleAnna contested the existence of Blugas’ right to receive, in the event of extraction, a quantity of natural gas equal to 20% of the first 350 million standard cubic meters (approximately 2,472 106ft3) produced from the Longanesi field (the “Blugas ORRI”). Under the terms of the Blugas Settlement Agreement, AleAnna agreed to pay Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT (a total of approximately $6.6 million in U.S. Dollars). In exchange for such payment, Blugas agreed to irrevocably waive, among other things, the Blugas ORRI and release AleAnna from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As a result of the Blugas Settlement Agreement, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, net proved reserve quantities would not increase as the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI were included in December 31, 2023 proved gas reserves. However, as the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs), as if such amounts were paid to Blugas, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ALEANNA

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or “AleAnna” refer to AleAnna Energy, LLC and its subsidiaries.

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information. See “Unaudited Pro Forma Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

AleAnna is a natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and renewable natural gas development in Italy. AleAnna has several conventional natural gas discoveries including its primary discovery, the Longanesi field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern gas discoveries. AleAnna retains a 33.5% working interest in the Longanesi field with its working interest partner, and operator, Societa Padana Energia (“Padana”) representing the other 66.5%. AleAnna acquired its working interest in the Longanesi field through a 2016 transaction. AleAnna also retains wholly owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2021, AleAnna launched a renewable natural gas (“RNG”) development business focused on bringing to market carbon-negative renewable natural gas derived from animal and agricultural waste.

Planned principal operations have not yet commenced. As of June 30, 2024, the Company had not derived revenue from its principal business activities. AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner, Padana. Our recent drilling activity consisted of the following: no activity during the six months ended June 30, 2024, drilling of one gross Longanesi development well (0.335 net to our interest) during the year ended December 31, 2023, and drilling of two gross Longanesi development wells (0.67 net wells to our interest) during the year ended December 31, 2022. We had no other exploratory or development drilling during the six months ended June 30, 2024 or the years ended December 31, 2023 or 2022. Our Longanesi, Trava and Gradizza wells are classified by DeGolyer & MachNaughton as proved undeveloped reserves as such wells have not yet started production and require future investments to install production pipelines and production facilities prior to being fully completed and producible. Following tie-in of these wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

The Transactions

We entered into the Merger Agreement with SPAC on June 4, 2024. Pursuant to the Merger Agreement, and assuming approval by SPAC’s shareholders, (i) SPAC will undertake the Domestication and (ii) on the Closing Date, consummate the Merger.

The Business Combination is intended to be accounted for as a common control transaction with respect to AleAnna which is akin to a reverse recapitalization. This conclusion was based on the fact that Nautilus Member has a controlling financial interest in AleAnna prior to the Business Combination and is intended to have a controlling financial interest in Surviving PubCo, which will include AleAnna as a wholly owned subsidiary. The net assets of SPAC will be stated at their historical carrying amounts with no goodwill or intangible assets recognized in accordance with U.S. GAAP. The Business Combination with respect to AleAnna will not be treated as a change in control primarily due to Nautilus Member receiving the controlling voting stake in Surviving PubCo and the ability of Nautilus Member to nominate the full board of directors and management of Surviving PubCo.

Under a reverse recapitalization, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AleAnna issuing stock for the net assets of SPAC, accompanied by a recapitalization.

The most significant change in Surviving PubCo’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to AleAnna’s financial position as of June 30, 2024 and December 31, 2023) of $12.8 million, assuming no shareholder redemptions, $6.1 million assuming 50% shareholder redemptions, or no increase in cash assuming maximum shareholder redemptions. Total transaction costs are estimated at $10.7 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Recent Developments

Capital Contributions

Between January 2024 and May 2024, AleAnna received an aggregate of $62.1 million in capital contributions from its members, resulting in the issuance of 62,100 Class 1 Preferred Units, to fund operating costs and capital expenditures and provide working capital to meet our liabilities and commitments as they become due for at least the upcoming 12 months. These funds will be used to fund the Longanesi gas pipeline and plant activity obligations, as well as general and administrative expenses of AleAnna and its subsidiaries.

Blugas Settlement

On May 28, 2024, the Company reached a settlement agreement with Blugas regarding the Blugas overriding royalty interest (“ORRI”) whereby Blugas was entitled to physical delivery of 20% of the first 350 million standard cubic meters (approximately 2,472 106ft3) produced from the Longanesi field. Under the terms of this settlement agreement, AleAnna paid Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As a result of the Blugas Settlement Agreement, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, net proved reserve quantities would not increase as the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI were included in December 31, 2023 proved gas reserves. However, as the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs), as if such amounts were paid to Blugas, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023. See “Condensed Consolidated Interim Financial Statements (Unaudited) of AleAnna Energy, LLC — Note 6 — Commitments and Contingencies.”

RNG Acquisitions

Between March 2024 and July 2024, the Company successfully completed three separate strategic acquisitions of renewable natural gas (RNG) plant projects in Italy for an aggregate €8,989,591, or approximately $9,723,719. The plants are fully permitted and are in various stages of the production lifecycle, with one greenfield plant that is a new development and two brownfield plants that are currently operational. The Company plans to develop and upgrade these sites for RNG production in the future.

Gas Sale Agreement

On March 8, 2024, the Company entered into a non-binding term sheet for a gas sale agreement (“GSA”) with Shell Energy Europe Limited (“SEEL”), whereby SEEL will become the exclusive buyer of AleAnna’s share of the natural gas produced from the Longanesi field net of (i) any consumption and/or losses incurred in the transport, treatment and compression of gas before delivery; (ii) any volume to be allocated for regulated royalties auctions, if applicable; and (iii) any other volume contractually allocated to other parties before August 31, 2022. The closing of the GSA is contingent upon the commencement of gas production and other customary closing conditions.

Key Factors Affecting our Performance, Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other carbon-based and non-carbon-based fuel producers, regulatory hurdles posed by the Italian government, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Achieving First Production at Longanesi

Planned principal operations have not yet commenced. As of June 30, 2024, the Company had not derived revenue from its principal business activities. AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner Padana. Following tie-in of these wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

We believe achieving first production of the Longanesi field is a key milestone that will fuel our potential growth. The Company also has potentially viable discoveries in its Gradizza and Trava fields that are expected to achieve first production in the future.

Commencing and Expanding RNG Operations

In 2021, AleAnna launched an RNG development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste. As previously discussed, the first three RNG projects were purchased between March 2024 and July 2024, with additional RNG projects expected to be purchased in the future.

We believe expanding the RNG business is another key to our potential growth and may unlock potential partnership or joint venture opportunities.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of conventional and renewable natural gas.

Expenses

General and Administrative (G&A) Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing and consulting services, and insurance costs. Following the Business Combination, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the Nasdaq Capital Market.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. However, the Company’s consolidated Italian subsidiary (AleAnna Italia S.p.A.) is subject to Italian corporate income taxes. In December 2022, the Company merged its Italian subsidiaries (AleAnna Italia S.r.L. and AleAnna Europa S.r.l.) into AleAnna Italia as a single entity and converted the Italia entity from an S.r.L. (flow through entity under the Italian tax code) into a S.p.A (corporation under the Italian tax code). Therefore, the income tax consequences of such entity have been reflected in the Company’s consolidated financial statements in accordance with ASC 740, Income Taxes. Given AleAnna’s history of losses, and because future production remains uncertain, a full valuation allowance was applied against deferred tax assets as of June 30, 2024, December 31, 2023 and December 31, 2022.

We are also subject to a Valued-Added Tax (“VAT”) which is a broadly-based consumption tax that is assessed to the value that is added to goods and services. The VAT applies to nearly all goods and services that are bought and sold within the European Union. Italian law allows for certain VAT payments to be recovered through ongoing applications for refunds. The Company has incurred higher VAT input paid (i.e., VAT paid on purchases) than the VAT output collected (i.e., VAT collected on sales), resulting in a net VAT refund receivable. As of June 30, 2024, December 31, 2023 and 2022, we had VAT receivables of $5.5 million, $4.4 million, and $3.0 million, respectively

Operations

Our net losses were $1,172,962 and $1,694,508 for the six months ended June 30, 2024, and 2023, respectively. As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of $303,852,025 and $147,255,886, respectively. The majority of these losses stem from costs associated with the Longanesi field drilling and development, including asset impairments from previous years, as well as seismic imaging, exploratory costs for other conventional natural gas prospects, and general and administrative expenses. The accumulated deficits also include deemed dividends to the redemption value of our Class 1 Preferred Units based on the redemption features of those units and the related accounting requirements. See “Condensed Consolidated Interim Financial Statements (Unaudited) of AleAnna Energy, LLC — Note 7 — Temporary Equity and Members’ Equity.” We expect to continue to incur substantial expenses related to our operations, exploration, and development activities, including pre-commercialization efforts as we continue our development of, and seek regulatory approval for, our discoveries and exploration prospects. Since inception, we have incurred net losses annually and do not expect to achieve sustained profitability until 2025.

Results of Operations

Comparison of the six months ended June 30, 2024 and 2023:

	Six months ended June 30,
	2024	2023
Operating Expenses:
General and administrative	$2,976,476	$1,660,409
Depreciation	—	2,804
Accretion of asset retirement obligation	66,620	66,970
Increase (decrease) in contingent consideration liability	(767,497)	554,562
Total Operating Expenses	2,275,599	2,284,745

Operating loss	(2,275,599)	(2,284,745)

Other Income (Expense):
Interest and other income	929,460	293
Change in fair value of derivative liability	173,177	589,944
Total Other Income (Expense)	1,102,637	590,237
Net loss	$(1,172,962)	$(1,694,508)
Deemed dividend to Class 1 Preferred Units redemption value	(155,423,177)	(28,100,275)
Net loss attributable to holders of Common Member Units	(156,596,139)	(29,794,783)

Other Comprehensive Income (Loss)
Currency translation adjustment	(136,027)	(243,890)
Comprehensive Loss	$(1,308,989)	$(1,938,398)

General and Administrative (G&A) Expenses

General and administrative expenses consist of salaries and benefits, outside professional services including legal, human resources, audit and accounting services, and development stage expenses. We expect to continue to incur expenses to support future operations as a public company, including expenses related to existing and future compliance with rules and regulations of the SEC and exchange on which we expect our securities will be traded, insurance expenses, investor relations, audit fees, professional services and general overhead and administrative costs.

General and administrative expenses increased by $1,316,067, or 79%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase was primarily due to increases in legal, audit and consulting fees.

Contingent Consideration Liability

The change in fair value of the contingent consideration liability decreased by $1,322,059 or 238%, for the six months ended June 30, 2024, compared to the same period in 2023. The change was primarily due to the fluctuations in the foreign exchange rate used in the calculation of the contingent consideration liability.

In 2019, following repeated development delays and severely depressed European natural gas prices, Nautilus, AleAnna’s primary shareholder, considered no longer funding capital contributions to AleAnna. Due to restricted access to capital, the potential of bankruptcy, and the improbability of developing Longanesi or any of AleAnna’s other prospects, AleAnna’s gas assets were fully impaired, and the corresponding contingent consideration liability was reduced to $0 as such payment was no longer probable. However, by 2021 European natural gas prices had recovered substantially and AleAnna and Padana began drilling Longanesi development wells. As such, it became probable that the Longanesi field would enter production and AleAnna again recognized the contingent consideration liability.

As of June 30, 2024 and December 31, 2023, the contingent consideration liability was recorded at $25,715,185 and $26,482,682, respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of June 30, 2024 and December 31, 2023: the intercontinental exchange futures prices for European natural gas, a Euro to USD exchange rate of 1.07 and 1.11, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20% to 50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer & MacNaughton, as well as forward European natural gas prices. While the timing and quantities of expected Longanesi production were unchanged from December 31, 2023 to June 30, 2024, average annual European natural gas forward prices declined. As a result, the amount of revenue attributable to prices points above the threshold prices declined which resulted in a lengthening of the timing of expected contingent consideration payments and a corresponding reclassification of a portion of the contingent consideration liability from short-term to long-term.

Interest and Other Income

Interest and other income primarily includes interest earned on cash and cash equivalents. Interest income increased by $639,830 and $929,167 during the three and six months ended June 30, 2024, respectively, compared to the same period in 2023, primarily due to interest earned on larger average cash balances during the 2024 periods compared 2023 periods presented.

Change in Fair Value of Derivative Liability

The change in the fair value of derivative liability related to the Class 1 Preferred Units was $173,177 during the six months ended June 30, 2024, compared to $589,944 during the same period in 2023. The fair value gain recorded during the six months ended June 30, 2024 (representing a decrease in the liability) was primarily due to a higher liquidation threshold and lower business value as of June 30, 2024 compared to December 31, 2023 which was driven by capital contributions made during the first quarter of 2024 through the Class 1 Preferred Units. The derivative liability was reduced from $173,177 as of December 31, 2023 to zero as of June 30, 2024. The fair value gain recorded during the six months ended June 30, 2023 (representing a decrease in the liability) was primarily due to a higher liquidation threshold and lower business value, combined with a slightly higher probability of a transaction occurring, as of June 30, 2023 compared to December 31, 2023. The higher liquidation threshold was driven by capital contributions made during the first half of 2023 through the Class 1 Preferred Units.

Currency Translation Adjustment

For the purposes of presenting consolidated financial statements, the assets and liabilities of our Euro operations are translated to USD at the exchange rate on the reporting date. The income and expenses are translated using average exchange rates. Foreign currency differences that arise on translation for consolidated purposes are recognized in other comprehensive loss on the consolidated statements of operations and comprehensive loss.

The loss related to the currency translation adjustment decreased by $107,863 or 44% for the six months ended June 30, 2024 compared to the three and six months ended June 30, 2023, respectively. This decrease was due to the fluctuation of the exchange rates between the Euro and the U.S. Dollar as well as the level of the Company’s activities.

Comparison of the Years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022
Operating Expenses:
General and administrative	$5,634,150	$2,004,660
Depreciation	—	2,133
Accretion of asset retirement obligation	133,239	123,867
Increase in contingent consideration liability	866,519	223,152
Total Operating Expenses	6,633,908	2,353,812

Operating Loss	(6,633,908)	(2,353,812)

Other Income (Expense):
Other income and expenses	(102,041)	(65,382)
Change in fair value of derivative liability	708,869	(863,776)
Total Other Income (Expense)	606,828	(929,158)

Net Loss	$(6,027,080)	$(3,282,970)

Other Comprehensive Loss
Currency translation adjustment	135,698	(658,636)
Comprehensive Loss	$(5,891,382)	$(3,941,606)

G&A Expenses

General and administrative expenses consist of salaries and benefits, outside professional services including legal, human resources, audit and accounting services, and development stage expenses. General and administrative expenses increased by $3,629,490, or 181%, for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to an increase of approximately $1.5 million in legal, audit and consulting fees, an increase of approximately $1.5 million in salaries, benefits and payroll taxes, and an increase of approximately $0.7 million in office expenses and other general overhead.

Contingent Consideration Liability

The change in the fair value of the contingent consideration expense increased by $643,367 or 288%, for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to an increase in the average foreign exchange rates used in the calculation of the contingent consideration liability.

As of December 31, 2023, and 2022, the contingent consideration liability was recorded at $26,482,682 and $25,616,163, respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of December 31, 2023, and 2022: the intercontinental exchange futures prices for European natural gas, a Euro to USD exchange rate of 1.11 and 1.07, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20-50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer and MacNaughton, as well as forward European natural gas prices.

Other Income and Expenses

Other income includes interest income and miscellaneous income. Other expenses include bad debt expense, lease operating expenses, and intangible drilling expenses. Net other expenses increased by 56% during the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily due to an increase in lease operating expenses.

Change in Fair Value of Derivative Liability

The change in the fair value of derivative liability related to the Class 1 Preferred Units was $708,869 during the year ended December 31, 2023 (representing a decrease in the liability), compared to ($863,776) during the same period in 2022, representing an increase in the liability. The fair value gain recorded during the year ended December 31, 2023 was primarily due to a higher liquidation threshold as of December 31, 2023 compared to December 31, 2022. The fair value loss during the year ended December 31, 2022 was primarily due to a higher business valuation as of December 31, 2022 compared to December 31, 2021.

Currency Translation Adjustment

For the purpose of presenting consolidated financial statements, the assets and liabilities of our Euro operations are translated to USD at the exchange rate on the reporting date. The income and expenses are translated using average exchange rates. Foreign currency differences that arise on translation for consolidated purposes are recognized in other comprehensive loss on the consolidated statements of operations and comprehensive loss.

The currency translation adjustment increased by $794,334, or 121%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, representing a gain in 2023 compared to a loss in 2022. The increase is due to the fluctuation of the exchange rates between the Euro and the U.S. Dollar as well as the level of the Company’s activities.

Liquidity, Capital Resources and Operations

We have not generated revenues from our operations to date and we had a working capital deficiency of $41,191,136 and an accumulated deficit of $303,852,025 as of June 30, 2024. We had approximately $X million in cash on September 30, 2024. The Company’s continuing operations, as intended, are dependent upon its ability to generate cash flows or obtain additional financing. Between January 2024 and May 2024, AleAnna received an aggregate of $62.1 million in capital contributions from its members resulting in the issuance of 62,100 Class 1 Preferred Units, to fund operating costs and capital expenditures and provide working capital to meet our liabilities and commitments as they become due for at least the upcoming 12 months.

Presently, Padana is the operator of the Longanesi field under a Unitized Operating Agreement, and other companies in the future may operate some of the properties in which we have an interest. The failure of an operator of our wells or joint venture participant to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interest could reduce our production and revenues.

To mitigate operator risks, AleAnna monitors the operational risks, credit risk, financial position and liquidity of Padana. Operational risks are monitored and acted on through: i) periodic meetings with Padana, through a formal committee known as the “Technical Committee”, to examine upcoming activities and discuss questions and concerns, ii) through the receipt and analysis of daily reports, iii) through requesting unscheduled calls with Padana where areas of concern are identified, and iv) through occasional site visits. Further, Padana’s credit risk, financial position, and liquidity are periodically evaluated through review of the financial condition of Padana’s parent organization, Gas Plus S.p.A., which is a publicly-traded company on the Italian Stock Exchange (Euronext Milan). We are able to continuously monitor financial health of Gas Plus S.p.A. through exchange-required public disclosures, including half-annual and annual financial statements, corporate presentations, and press releases.

Cash Flows

The following table includes our cash flow data for the periods indicated:

	For the Six Months Ended June 30,
	2024	2023
Consolidated Statement of Cash Flows Data:
Net cash used in operating activities	(4,700,275)	(2,394,689)
Net cash used in investing activities	(9,679,739)	(6,769,757)
Net cash provided by financing activities	62,100,000	11,004,132
	For the Years Ended December 31,
	2023	2022
Consolidated Statement of Cash Flows Data:
Net cash used in operating activities	(5,749,303)	(4,165,187)
Net cash used in investing activities	(8,924,941)	(9,072,390)
Net cash provided by financing activities	21,004,132	10,649,400

Cash used in operating activities

Cash used in operating activities increased by $2,305,586 for the six months ended June 30, 2024, compared to the same period in 2023, and $1,584,116 for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increases in cash used in operating activities represents the effect on cash flows from net losses adjusted for items not affecting cash, principally; changes in fair values of the contingent consideration and derivative liabilities; changes in the VAT refund receivable; accretion of asset retirement obligation; changes in accounts payable; accrued expenses and related party payables; and changes in the prepaid expenses.

Overall, increases in cash used in operating activities reflect increased operating expenditures primarily related to legal, consulting and audit fees and salaries and wage expenses.

Cash used in investing activities

Cash used in investing activities for the six months ended increased by $2,909,982 for the six months ended June 30, 2024, compared to the same period in 2023, and decreased by $147,449 for the year ended December 31, 2023, compared to the year ended December 31, 2022.

In both comparable periods, cash used in investing includes continued drilling, completion, and tie in of Longanesi-2D and Longanesi-3D wells. In the six months ended June 30, 2024, cash used in investing activities also reflects approximately $2.1 million of cash used to purchase a greenfield renewable natural gas plant in Tuscany, Italy, and approximately $6.6 million paid to Blugas as part of the Blugas Settlement. Both of these transactions are discussed in more detail in the Recent Developments section.

Cash provided by financing activities

Cash provided by financing activities in all periods presented reflects additional issuances of Class 1 Preferred Units used to fund the Company’s operations.

Contractual Obligations and Other Commitments

Participation Agreements and Blugas ORRI

In the normal course of business, we enter into agreements with other entities to assist in the performance of drilling of the Longanesi field. On June 26, 2009, the Company entered into a Participation Agreement with Societa Padana Energia (“Padana”) for the drilling of the ‘Longanesi 1 exploration well, ‘San Potito’ concession and ‘Abbadessee 1’ exploration,’ collectively referred to as the Longanesi field.

The Unified Operating Agreement (“UOA”) arrangement was originally signed between ENI and Grove and dated September 26, 2009. However, Padana has succeeded ENI as the operator and 66.5% working interest owner, and AleAnna Energy, LLC has succeeded Grove as the non-operator and 33.5% working interest owner. On July 13, 2016, AleAnna acquired a 33.5% working interest in the Longanesi field from Enel, and, as part of the purchase, acquired a legacy contingent liability arising from an agreement between the Longanesi working interest’s original owner Grove Energy and Blugas Infrastructure S.r.l. (“Blugas”). Blugas retained an interest akin to an overriding royalty interest (“ORRI”), whereby Blugas is entitled to physical delivery of 20% of the first 350 million standard cubic meters (“SCM”) (approximately 2,472 106ft3) produced from the Longanesi field. In accounting for the acquisition of the 33.5% working interest, we did not recognize an asset or liability in the consolidated financial statements related to the Blugas ORRI. Further, the Company’s SEC Case reserves estimates contemplate the contractual arrangement and physical gas delivery to Blugas, such that the gas reserves attributable to the Company’s 33.5% working interest have been reduced.

The physical volumes due to Blugas were being contested by AleAnna as usury because AleAnna considered, among other reasons, that extraction services and all associated risks are executed by AleAnna and that participation by Blugas is limited to financing a part of the sum necessary to start drilling, without participation in the construction and exploitation of the reservoir, and therefore do not share the risks or costs, which have increased compared to the initial forecast of the investment.

On May 28, 2024, the Company reached a settlement agreement with Blugas. Under the terms of this agreement, AleAnna paid Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). AleAnna has determined the Blugas settlement should be accounted for as an acquisition of the Blugas ORRI claim with a corresponding impact to AleAnna’s reserves. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI in its proved gas reserves. However, the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs) as if such amounts were paid to Blugas. As a result of the Blugas Settlement Agreement, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, net proved reserve quantities would not increase as the 20% of 350 million standard cubic meters (approximately 2,472 106ft3) allocable to the Blugas ORRI were included in December 31, 2023 proved gas reserves. However, as the required payments to Blugas associated with the sale of such quantities were reflected as cash outflows (costs), as if such amounts were paid to Blugas, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of the Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

Contingent Consideration Liability

In connection with AleAnna’s purchase of its 33.5% working interest in the Longanesi field, consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

We recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingences (“contingent consideration liability”). As of June 30, 2024, and December 31, 2023, the contingent consideration liability was recorded at $25,715,185 and $26,482,682, respectively.

Internal Control over Financial Reporting

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. AleAnna is a private company without resources with the appropriate level of experience and technical expertise to oversee AleAnna’s business processes and controls, resulting in the Company not having the necessary business processes and related internal controls formally designed and implemented.

As a result, we have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements would not be prevented or detected on a timely basis.

In connection with the preparation of AleAnna’s financial statements as of and for the years ended December 31, 2023 and 2022, management of AleAnna identified material weaknesses in our internal control over financial reporting as follows:

•        AleAnna management did not maintain an effective control environment in accordance with the COSO framework as we did not maintain a sufficient complement of accounting and reporting resources commensurate with our financial reporting requirements. This material weakness contributed to the following material weaknesses:

•        AleAnna management did not design, implement, and operate controls over the selection and implementation of accounting policies to ensure amounts recorded and disclosed were fairly stated in accordance with GAAP.

•        AleAnna management did not design or maintain appropriate account reconciliation controls to review the work of third-party consultants used to assist management in recording transactions.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks facing AleAnna.

•        Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to remediate the material weaknesses is uncertain and we may not remediate these material weaknesses during the year ended December 31, 2024. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an emerging growth company at least through 2024. Swiftmerge has previously elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

Critical Accounting Policies and Estimates

Our unaudited consolidated financial statements are based on the selection and application of significant accounting policies. The preparation of our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated interim financial statements for the quarterly period ended June 30, 2024 and our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, which have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”). In preparing these financial statements, we make estimates and assumptions impacting asset and liability amounts, disclosure of contingent liabilities, and expenses incurred.

The estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company regularly assesses these estimates; however, actual amounts could differ materially from those estimates under different assumptions or conditions. The most significant items involving management’s estimates include estimates of contingencies including the contingent consideration liability discussed below. The impact of changes in estimates is recorded in the period in which they become known.

The accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Conventional Natural Gas Properties

The Company uses the successful efforts method of accounting for conventional gas-producing activities. Under this method, the cost of productive wells and related equipment, development dry holes, and any permits related to productive acreage are capitalized, and depleted using the unit-of-production method. These costs include other internal costs directly attributable to production activities. AleAnna is not yet recognizing depletion as assets are not yet producing and therefore have not yet been placed in service. Costs for exploratory dry holes, exploratory geological and geophysical activities, and delay rentals as well as other property carrying costs are charged to exploration expense.

There were no exploratory wells drilled or capitalized exploratory well costs in the six months ended June 30, 2024, or in the years ended 2023 or 2022. All asset additions in the six months ended June 30, 2024, and in the years ended 2023 and 2022, relate to the drilling of three Longanesi development wells. Such wells are expected to begin production in the first quarter of 2025.

Proved gas reserves, are those quantities of gas that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs and under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire unless evidence indicates that renewal is reasonably certain regardless of whether deterministic or probabilistic methods are used for the estimation.

The estimates of proved natural gas reserves (“SEC Case”) utilized in the preparation of our consolidated financial statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“the SEC”) and the Financial Accounting Standards Board (“the FASB”). These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The development of the Company’s natural gas reserve quantities requires management to make significant estimates and assumptions related to the intent and ability to complete undeveloped proved reserves within a five-year development period, as prescribed by SEC guidelines. Management engaged DeGolyer and MacNaughton, independent reserve engineers, to prepare reserves estimates for the Company’s estimated proved reserves at December 31, 2023, and 2022. The technologies used in the estimation of the Company’s net proved undeveloped reserves include, but are not limited to, empirical evidence through drilling results and well performance, production data, decline curve analysis, well logs, geologic maps, core data, seismic data, demonstrated relationship between geologic parameters and performance, and the implementation and application of statistical analysis.

Management has confirmed that none of the Unitized Operating Agreement’s (“UOAs”) nor the Proved Undeveloped Reserves (“PUDs”) are scheduled to be developed on a date more than five years from the date the reserves were initially recognized as PUDs as prescribed by SEC guidelines. PUDs are converted from undeveloped to developed as applicable wells begin production.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Such estimates are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the volume of natural gas reserves, the remaining estimated lives of natural gas properties, or any combination of the above may be increased or decreased. Increases in recoverable economic volumes generally reduce per-unit depletion rates, while decreases in recoverable economic volumes generally increase per-unit depletion rates.

Contingent Consideration Liability

On July 13, 2016, AleAnna Europa S.r.l., a former subsidiary of AleAnna Resources LLC (which was subsequently merged into AleAnna Italia S.p.A. in December 2022), purchased a 33.5% working interest in the Longanesi field, which was accounted for as an asset acquisition. Consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

The Company recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingencies (the “contingent consideration liability”) based on our assessment of probability of the occurrence of payment and deemed the liability estimable based on the formulaic nature. See Note 3 for more information.

Derivative Liability

The Company evaluates the existence of separable embedded features within applicable debt or equity instruments pursuant to FASB ASC 815, Derivatives and Hedging (“ASC 815”). Professional standards generally provide three criteria that, if met, require companies to bifurcate embedded features from their host instruments and separately account for them as derivative. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

As of December 31, 2023, we recorded a derivative liability associated with certain embedded features of our Class 1 Preferred Units which entitle holders to a payout of 3.5x times their investment in the event of a company sale transaction or redemption at the option of the Company (the “3.5x Redemption Feature”). See Note 4 for more information.

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code or applicable state laws as it has elected to be taxed as a partnership, and therefore taxable income or loss is reported to the individual partners for inclusion in their respective tax returns. As such, no provision for federal and state income taxes at the AleAnna Energy, LLC level has been included in the accompanying consolidated financial statements.

However, the Company’s consolidated Italian subsidiary (AleAnna Italia S.p.A.) is subject to Italian corporate income taxes. Therefore, the income tax consequences of this entity have been reflected in the Company’s consolidated financial statements in accordance with ASC 740, Income Taxes.

As of June 30, 2024 and December 31, 2023, the statutorily determined cumulative taxable loss of AleAnna Italia S.p.A. was tax affected and recognized as a deferred tax asset, and we have provided deferred taxes for temporary differences between the book and tax basis in the underlying assets and liabilities resulting in a net deferred tax asset. Given AleAnna’s history of cumulative financial reporting losses, a full valuation allowance was applied against the deferred tax asset as of June 30, 2024 and December 31, 2023.

The applicable Italian corporate tax rate is 24%, and the effective tax rates were 0% in the periods presented herein given the losses incurred and the application of a full valuation allowance against the Company’s deferred tax assets.

Asset Retirement Obligation

The Company recognizes a liability for asset retirement obligations (“AROs”) based on an estimate of the amount and timing of settlement at the time a legal obligation is incurred. Upon initial recognition of an ARO, the Company increases the carrying amount of the long-lived asset by the same amount as the liability. The initial capitalized costs will be depleted over the useful (productive) lives of the related assets.

The Company’s asset retirement obligations relate to the abandonment of gas production facilities including reclaiming well pads, reclaiming water impoundments, plugging wells and dismantling related structures. Estimates are based on historical experience of plugging and abandoning wells and reclaiming of disposing other assets and estimated remaining (productive) lives of the wells and assets.

No incremental ARO liabilities were incurred during the six months ended June 30, 2024. During the year ended December 31, 2023, the Company incurred incremental ARO liabilities, for one new development area associated with Longanesi (Casale Cocchi 1). During the year ended December 31, 2022, the Company incurred incremental ARO liabilities for two new development areas associated with Longanesi (Longanesi 3 and Casale Cocchi 1). Otherwise, changes in ARO between periods presented only relate to the accretion of the liability. The Company does not have any assets that are legally restricted for purposes of settling these obligations.

SPAC’S BUSINESS

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

While we may pursue an acquisition opportunity in any industry or geographic region, we initially intended to focus on identifying businesses that can benefit from our management team’s world-class operating experience in the consumer industry and over 30 years of combined experience in private equity investing. Our initial focus was on the consumer industry but primarily “Innovative Consumer,” which is a focus on disruptive consumer companies utilizing technology and the Internet to evolve the way that consumers interact with the market. Our management team, Sponsor, SPAC Board, and SPAC Board of Advisors have a proven track record of identifying and investing in innovative consumer companies that have driven meaningful returns for investors and stakeholders.

On February 8, 2021, our Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 SPAC Class B Ordinary Shares. On July 16, 2021, we effected a share contribution back to capital resulting in the initial holders of SPAC Class B Ordinary Shares holding 5,750,000 SPAC Class B Ordinary Shares (up to 750,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). On December 17, 2021, our Sponsor forfeited, and we sold, up to 225,000 SPAC Class B Ordinary Shares to each Anchor Investor at their original purchase price of approximately $0.003 per share, or 2,250,000 SPAC Class B Ordinary Shares in the aggregate.

On December 17, 2021, we consummated our Initial Public Offering of 20,000,000 SPAC Units, at $10.00 per SPAC Unit, generating gross proceeds of approximately $200 million, and incurring offering costs of approximately $25.5 million, inclusive of $7 million in deferred underwriting commissions. Each SPAC Unit consists of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of our Initial Public Offering, we consummated the SPAC Private Placement of 8,600,000 SPAC Private Warrants to the Sponsor and Anchor Investors, at a price of $1.00 per SPAC Private Warrant, generating gross proceeds of approximately $8.6 million. Each SPAC Private Warrant is exercisable to purchase one SPAC Class A Ordinary Share at $11.50 per share, subject to certain adjustments.

On January 18, 2022, we announced the closing of our sale of an additional 2,500,000 SPAC Units pursuant to the partial exercise by the underwriter of its over-allotment option (the “Over-Allotment Option”). The SPAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $25.0 million. Simultaneously with the partial exercise of the Over-Allotment Option, we sold an additional 750,000 SPAC Private Warrants to our Sponsor, generating gross proceeds to SPAC of $0.750 million.

On February 3, 2022, we announced that the holders of SPAC Units may elect to separately trade the SPAC Class A Ordinary Shares and SPAC Public Warrants included in the SPAC Units commencing on February 4, 2022 by contacting Continental, our transfer agent, to separate the SPAC Units into SPAC Class A Ordinary Shares and SPAC Public Warrants.

Following the closing of our Initial Public Offering (including the closing of the Over-Allotment Option), an aggregate amount of $227.25 million was placed in our Trust Account established in connection with the Initial Public Offering, invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

In November 2022, we obtained a waiver from the Initial Public Offering underwriter that waived all rights to the deferred underwriting commissions payable to the underwriter at the closing of our initial business combination.

June 2023 Extension Meeting

On June 15, 2023, we convened the extraordinary general meeting of SPAC shareholders (the “2023 Meeting”) which had been adjourned from June 12, 2023. At the 2023 Meeting, our shareholders approved an amendment of the Trust Agreement to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) our completion of an initial business combination and (ii) March 15, 2024. At the 2023 Meeting, our shareholders approved a proposal to amend the SPAC Articles of Association to provide us with the right to extend the date by which we must consummate our initial business combination from June 17, 2023 to March 15, 2024.

In connection with our shareholders’ vote at the 2023 Meeting, the holders of 20,253,090 SPAC Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.46 per share, for an aggregate redemption amount of approximately $211.9 million.

Immediately following the approval of the proposals at the 2023 Meeting, our Sponsor, as the holder of 3,375,000 SPAC Class B Ordinary Shares, converted all 3,375,000 of such shares into the same number of SPAC Class A Ordinary Shares. The SPAC Class A Ordinary Shares held by the Sponsor do not contain a redemption right. As a result of the redemptions described above and the conversion of the Sponsor’s SPAC Class B Ordinary Shares, there was an aggregate of 5,621,910 SPAC Class A Ordinary Shares outstanding as of June 30, 2023.

March 2024 Extension Meeting

On March 15, 2024, we convened an extraordinary general meeting of SPAC shareholders (the “2024 Meeting”). At the 2024 Meeting, our shareholders approved a second amendment of the Trust Agreement to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the completion of our initial business combination and (ii) June 17, 2025. At the 2024 Meeting, the SPAC shareholders approved a proposal to amend the SPAC Articles of Association to provide us with the right to extend the date by which the Company must consummate our initial business combination, from March 15, 2024 to June 17, 2025.

In connection with the vote to approve the Extension Amendment Proposal at the 2024 Meeting, the holders of 1,031,997 SPAC Class A Ordinary Shares properly exercised their right to redeem their SPAC Class A Ordinary Shares for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $11.3 million. After the satisfaction of such redemptions, as of June 30, 2024 the Trust Account balance was approximately $13.5 million. As a result of the redemptions described above and the conversion of the SPAC Class B Ordinary Shares, there are an aggregate of 4,589,913 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares outstanding as of June 30, 2024.

Our Management Team and Board of Directors

Our management team was created with the goal of assembling a market leading sponsor focused on the innovative consumer space. The team has decades of experience in growing some of the world’s leading brands and successfully managing significant assets for private and public investors. Our management team is supported by the SPAC Board, who bring significant operating experience and relationships throughout the consumer industry. For additional information on our management team and SPAC Board, see the section entitled “Management of SPAC.”

Our Business Strategy

Our management team, the SPAC Board, the SPAC Board of Advisors and IVEST have broad and deep relationships across all areas of innovative consumer that have been built over decades of investment, operations, proprietary outreach, deal sourcing, relationships with investment bankers and other brokers, and through IVEST’s global network of operating relationships. Our strategy is to pursue innovative consumer companies including, but not limited to, the below areas of focus. These areas are undergoing tremendous evolution and innovation largely due to the impact that technology has had on how consumers engage, interact, shop and live their lives. The market is growing and shifting, but there are constant trends throughout that haven’t deviated from being of core importance to the consumer. The consumer experience is the driving force behind success in any consumer environment, and technology is enabling innovative consumer companies to drive parabolic growth by addressing the consumer experience in far more efficient ways. Technology focused consumer companies can communicate with their consumers on a level that was previously impossible; augmenting their strategies to better address consumer needs and the consumer experience swiftly. Their technological capabilities allow them to do this ahead of other competitors burdened with more operational inertia because of an inability to leverage technology as effectively. Several key areas of investment focus for our team in identifying a compelling initial business combination candidate include:

•        E-commerce:    Companies that are achieving parabolic growth utilizing technology and the ecommerce channel.

•        End-consumer Facing Fintech:    Companies that are innovating the way consumers engage in anything money and/or personal finance related.

•        Social Media & Engagement:    Companies that assist consumers, brands and other companies market to, share content with, and engage customers and each other, both directly and on various social media platforms.

•        Marketplaces:    Websites that facilitate the exchange of goods and services in a niche and efficient environment. Surpassing Amazon utility in their categories.

•        Digital Content:    Companies involved in the selling and licensing of digital content.

•        Educational Technology:    Online products that are evolving the way youth and adults learn and absorb new information.

•        Virtual/Augmented reality:    Companies that are innovating or exploiting growth in virtual reality technologies for entertainment, social interaction, commerce, or business operations.

•        High Growth Food Concepts:    Powerful branded food products and concepts that are exhibiting parabolic growth due to innovation and/or tapping into new and growing trends in food consumption.

•        Gaming/Escapism:    High growth and monetizable companies that facilitate gaming, escapism and virtual environments.

•        Wellness/Consumer healthcare:    Companies that are innovating in the wellness, medical personal care, and healthcare industries; leveraging new technologies, innovations, trends and channels.

•        Retail Enablement:    Technologies and services that enable large omni-channel retailers to evolve how they sell products in today’s technology driven consumer environments.

•        On-Demand Platforms:    Software that facilitates the delivery of goods and services “on-demand”.

•        Software as a Service:    Software with a consumer use case that can be utilized by general and specialized consumer bases, who now universally operate (at least partly) in the digital environment.

•        Consumer Communication Platforms:    Tech platforms that facilitate efficient and effective virtual communication between users.

Deal Sourcing

Although the Sponsor does not have specific prior experience with special purpose acquisition companies, our management team, the SPAC Board, SPAC Board of Advisors, and IVEST collectively have decades of experience in sourcing highly unique and compelling acquisitions, at favorable market prices, with beneficial deal structures, that are conducive to driving market beating equity return profiles for investors.

In identifying a target combination, our Sponsor team has utilized our extensive industry relationships which was assisted and supported by IVEST which has a nine-year track record of sourcing proprietary transactions, as well as an extensive database of contacts across operating companies, private equity, venture capital, investment bankers, consultants, lawyers, accountants, fund of fund managers, and family office investors. The SPAC Board and SPAC Board of Advisors have been strategically chosen to be additive to the deal origination efforts of the Sponsor, each coming with their own extensive relationships that will help the Sponsor find the right combination candidate.

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with our initial business combination. The SPAC Board determined that this test was met in connection with the proposed Business Combination.

Financial Position

With funds available for an initial business combination in the amount of $13.5 million as of June 30, 2024, we believe that we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third-party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

General

We are not presently engaged in any operations. We intend to effectuate our initial business combination using cash from the proceeds of our Initial Public Offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.

If our initial business combination is paid for using equity or debt, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination or used for redemptions of SPAC Class A Ordinary Shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-business combination company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.

We may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our Trust Account, or because we become obligated to redeem a significant number of our Public Shares upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with such business combination. There are no prohibitions on our ability to issue securities or incur debt in connection with our initial business combination. We are not currently a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities, the incurrence of debt or otherwise.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Permitted Purchases and Other Transactions with Respect to Our Securities

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, executive officers, advisors, directors or their affiliates may purchase Public Shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. Additionally, at any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, executive officers, advisors, directors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of our initial business combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, officers, advisors, directors or their affiliates purchase shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The purpose of any such transaction could be to (i) vote in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination, (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination or (iii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SPAC Class A Ordinary Shares or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, advisors, directors, and/or their affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, advisors, directors or their affiliates may pursue privately negotiated transactions by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of SPAC Class A Ordinary Shares) following our mailing of tender offer or proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, advisors, directors or their affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such shareholder has already submitted a proxy with respect to our initial business combination but only if such shares have not already been voted at the shareholder meeting related to our initial business combination. Our Sponsor, executive officers, advisors, directors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.

Our Sponsor, officers, advisors, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Manner of Conducting Redemptions

We will provide our SPAC Public Shareholders with the opportunity to redeem all or a portion of their SPAC Class A Ordinary Shares upon the completion of our initial business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules). Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our company and any transactions where we issue more than 20% of our issued and outstanding SPAC Ordinary Shares or seek to amend our SPAC Articles of Association would typically require shareholder approval. We currently intend to conduct redemptions in connection with a shareholder vote unless shareholder approval is not required by applicable law or stock exchange listing requirement or we choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with Nasdaq rules.

If we held a shareholder vote to approve our initial business combination, we will, pursuant to our SPAC Articles of Association:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•        file proxy materials with the SEC.

In the event that we seek shareholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide SPAC Public Shareholders with the redemption rights described above upon completion of the initial business combination.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the SPAC Ordinary Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, our Sponsor, executive officers, advisors and directors, as applicable, have agreed to vote their founder shares and Public Shares in favor of our initial business combination and the Anchor Investors have agreed, pursuant to a separate investment agreement with each Anchor Investor, to vote any founder shares held by them in favor of our initial business combination. As a result we would not need any of the outstanding Public Shares sold in the Initial Public Offering after prior redemptions (including the exercise by the underwriter of its over-allotment option) to be voted in favor of an initial business combination in order to have our initial business combination approved. These quorum and voting thresholds, and the voting agreements of our initial shareholders, may make it more likely that we will consummate our initial business combination. Each SPAC Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor, executive officers, advisors and directors have entered into an agreement with us, pursuant to which they have agreed, as applicable, to waive their redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of a business combination and (ii) a shareholder vote to approve an amendment to our SPAC Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of our SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by June 17, 2025 or (B) with respect to any other provision relating to the rights of holders of SPAC Class A Ordinary Shares. Our Sponsor, executive officers, advisors and directors, in each case, as applicable, did not receive any consideration for such waiver of their redemption rights with respect to the founder shares and Public Shares held by them.

If we conduct redemptions pursuant to the tender offer rules of the SEC, we will, pursuant to our SPAC Articles of Association:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

•        file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our initial business combination, if we elect to conduct redemptions pursuant to the tender offer rules, we and our sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase SPAC Class A Ordinary Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

Limitation on Redemption upon Completion of Our Initial Business Combination if We Seek Shareholder Approval

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our SPAC Articles of Association provide that a SPAC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a SPAC Public Shareholder holding more than an aggregate of 15% of the shares sold in our Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in our Initial Public Offering without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Tendering Share Certificates in Connection with a Tender Offer or Redemption Rights

SPAC Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” will be required to either tender their certificates (if any) to our transfer agent prior to the date set forth in the proxy solicitation or tender offer materials, as applicable, mailed to such holders, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote to approve the business combination. The proxy solicitation or tender offer materials, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Accordingly, a SPAC Public Shareholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two business days prior to the initially scheduled vote on the proposal to approve the business combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short period in which shareholders have the ability to exercise redemption rights, it is advisable for shareholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a fee of approximately $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the shareholder then had an

“option window” after the completion of the business combination during which he or she could monitor the price of the company’s shares in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the initially scheduled vote on the proposal to approve the business combination, unless otherwise agreed to by us. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then SPAC Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our proposed Business Combination is not completed, we may continue to try to complete a business combination with a different target until June 17, 2025 or, if such period is extended, until the expiration of such extended period.

Redemption of Public Shares and Liquidation if No Initial Business Combination

The SPAC Articles of Association provide that we have until June 17, 2025 to consummate an initial business combination unless such period is extended. If we have not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish the SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our SPAC Warrants, which will expire worthless if we fail to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period. The SPAC Articles of Association provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor has entered into an agreement with us, pursuant to which it has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any SPAC Ordinary Shares it holds if we fail to consummate an initial business combination by June 17, 2025 or, if such period is extended, within such extended period (although it will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it holds if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, officers, advisors and directors, as applicable, have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the SPAC Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of our SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by June 17, 2025 or, if such period is extended, within such extended period or (B) with respect to any other provision relating to the rights of holders of our SPAC Class A Ordinary Shares, unless we provide our SPAC Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, which as of June 30, 2024 was $13.5 million plus up to $0.1 million of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the SPAC Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our SPAC Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.10. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our SPAC Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the representative of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers, advisors or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per public share to our SPAC Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the SPAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying our SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our SPAC Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination by June 17, 2025, or, if such period is extended, within such extended period, (ii) in connection with a shareholder vote to amend the SPAC Articles of Association (A) to modify the substance or timing of our obligation to provide holders of our SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by June 17, 2025, or, if such period is extended, within such extended period or (B) with respect to any other provision relating to the rights of holders of our SPAC Class A Ordinary Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. SPAC Public Shareholders who redeem their SPAC Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, with respect to such SPAC Class A Ordinary Shares so redeemed. In no other circumstances will a SPAC Shareholder have any right or interest of any kind to or in the Trust Account. In connection with seeking SPAC Public Shareholder Approval in connection with our initial business combination, a SPAC shareholder’s voting in connection with the business combination alone will not result in such shareholder’s redeeming it’s SPAC Ordinary Shares to us for an applicable pro rata share of the Trust Account. Such SPAC shareholder must have also exercised its redemption rights described above. These provisions of the SPAC Articles of Association, like all provisions of the SPAC Articles of Association, may be amended with a SPAC shareholder vote.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with SPAC Public Shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Facilities

We currently maintain our executive offices at 4318 Forman Ave, Toluca Lake, CA 91602. As of June 30, 2024, the cost for our use of this space was included in the monthly fee of up to $1,000 that we pay to our Sponsor or an affiliate of our Sponsor for office space, administrative and support services. On September 27, 2024, Sponsor waived all of its rights to receive payment for its provision of office space, secretarial and administrative support. We consider our current office space adequate for our current operations.

Employees and Human Capital Resources

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SPAC

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” or “SPAC” refer to Swiftmerge Acquisition Corp. prior to the consummation of the Business Combination.

The following discussion and analysis should be read together with “Selected Historical Financial Data of SPAC” and the historical audited financial statements of SPAC as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 and unaudited interim condensed consolidated financial statements of SPAC as of June 30, 2024 and the three- and six-month periods ended June 30, 2024 and 2023, and the related notes that are included elsewhere in this proxy statement/prospectus. The following discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the three and six-months ended June 30, 2024 and for the year ended December 31, 2023. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. SPAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 3, 2021 as a Cayman Islands exempted company and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar initial business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering and the private placement of the SPAC Private Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into), shares issued to the owners of the target, debt issued to banks or other lenders or the owners of the target, or a combination of the foregoing.

The registration statement for our Initial Public Offering was declared effective on December 14, 2021. On December 17, 2021, we consummated our Initial Public Offering of 20,000,000 SPAC Units, with respect to the SPAC Class A Ordinary Shares included in the SPAC Units being offered, at $10.00 per unit, generating gross proceeds of approximately $200 million, and incurring offering costs of approximately $12.6 million, of which approximately $7 million was for deferred underwriting commissions. On January 18, 2022, the underwriter partially exercised its Over-Allotment Option, resulting in 2,500,000 additional SPAC Units being sold at $10.00 per unit, generating gross proceeds of approximately $25 million. Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 8,600,000 SPAC Private Warrants, at a price of $1.00 per SPAC Private Warrant with the Sponsor and the Anchor Investors, generating gross proceeds of approximately $8.6 million. On January 18, 2022, following the underwriter’s exercise of the Over-Allotment Option, the Sponsor purchased from SPAC an additional 750,000 SPAC Private Warrants at a price of $1.00 per SPAC Private Warrant. Upon the closing of the Initial Public Offering, the private placement and the Over-Allotment Option, approximately $227.2 million of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placement were placed in the Trust Account with Continental, acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by SPAC, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete an initial business combination by June 17, 2025 and the SPAC Board and management decides not to seek any further extensions of time to complete the initial business combination: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish such SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining SPAC shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period from February 3, 2021 (inception) to June 30, 2024 were organizational activities, those necessary to prepare for our Initial Public Offering, as described below, and since the closing of our Initial Public Offering, the search for a prospective initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income on cash and cash equivalents held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.

For the three months ended June 30, 2024, we had a net loss of $335,510, which resulted from formation and operating costs of $529,467, offset by a gain on investments held in the Trust Account of $173,957.

For the three months ended June 30, 2023, we had net income of $1,472,815, which resulted from a gain on investments held in the Trust Account of $2,685,418, offset by $1,212,603 of formation and operating costs.

For the six months ended June 30, 2024, we had a net loss of $446,579, which resulted from formation and operating costs of $930,442, offset by a gain on investments held in the Trust Account of $483,863.

For the six months ended June 30, 2023, we had net income of $2,583,055, which resulted from a gain on investments held in the Trust Account of $5,014,364, offset by formation and operating costs of $2,431,309.

For the year ended December 31, 2023, we had a net income of $3,416,614, which resulted from an unrealized gain on investments held in the Trust Account of $6,501,789 offset by formation and operating costs of $3,085,175.

For the year ended December 31, 2022, we had a net income of $1,502,550, which resulted from an unrealized gain on investments held in the Trust Account of $2,542,494, and a gain on waiver of deferred underwriting commissions of $442,750, offset by formation and operating costs of $1,452,694 and a loss on sale of SPAC Private Warrants of $30,000.

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, we had cash held outside of the Trust Account of $2,633 and a working capital deficit of $3,952,367.

Our liquidity needs up to June 30, 2024 had been satisfied through a payment of $25,000 from the Sponsor to cover certain of our expenses in exchange for the issuance to the Sponsor of SPAC Class A Ordinary Shares, a loan under a promissory note from our Sponsor of $149,172, and the net proceeds from the consummation of the private placement not held in the Trust Account. The promissory note to our Sponsor was repaid in full on December 21, 2021. On May 19, 2023, the Sponsor provided us with a $200,000 advance (the “Sponsor Advance”). On September 15, 2023, we issued an unsecured promissory note with the Sponsor of up to $500,000 in the aggregate (the “Sponsor Note”) for costs and expenses reasonably related to our working capital needs prior to the consummation of an initial business combination and the Sponsor Advance was converted into the first proceeds on the Sponsor Note. The Sponsor Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of the Sponsor Note into SPAC Warrants, at a price of $1.00 per warrant. As of June 30, 2024, the balance under the Sponsor Note was $711,000. As of June 30, 2024, the Sponsor did not elect to convert any of the principal balance of the Sponsor Note to SPAC Warrants. We expect that the estimated shortfall in cash in SPAC’s operating account that is needed to fund SPAC’s operations through the Closing of the Business Combination is approximately $366,000, and SPAC expects the Sponsor will make an additional loan to SPAC to make up for this shortfall. In addition, in order to finance transaction costs in connection with an initial business combination, our officers, directors and initial shareholders may, but are not obligated to, provide us with working capital loans. To date, there are no amounts outstanding under any working capital loans.

Cash flows for the six months ended June 30, 2024 and 2023

For the six months ended June 30, 2024, net cash used in operating activities was $456,716, which was due to a gain on investments held in the Trust Account of $483,863 and net loss of $446,579, offset by our changes in working capital of $473,726.

For the six months ended June 30, 2023, net cash used in operating activities was $489,014, which was due to a gain on investments held in the Trust Account of $5,014,364, offset in part our net income of $2,583,055 and by changes in working capital of $1,942,295.

For the six months ended June 30, 2024, net cash provided by investing activities of $11,325,822 represents the payment from the Trust Account to redeeming shareholders.

For the six months ended June 30, 2023, net cash provided by investing activities of $211,918,104 represents the payment from the Trust Account to redeeming shareholders.

For the six months ended June 30, 2024, net cash used in financing activities of $11,014,822 due to payments to redeeming shareholders, partially offset by cash inflow from related party promissory note and proceeds from related party.

For the six months ended June 30, 2023, net cash used in financing activities of $211,718,104 due to payments to redeeming shareholders, partially offset by cash inflow from related party promissory note.

Cash flows during the years ended December 31, 2023 and 2022

For the year ended December 31, 2023, net cash used in operating activities was $913,565, which was due to our unrealized gain on investments held in the Trust Account of $6,501,789, offset by our net income of $3,416,614 and changes in working capital of $2,171,610.

For the year ended December 31, 2022, net cash used in operating activities was $413,917, which was due to net income of $1,502,550, changes in working capital of $1,038,777, and a loss on the sale of SPAC Private Warrants to our Sponsor of $30,000, offset by a gain on investments held in the Trust Account of $2,542,494 and a gain on waiver of deferred underwriting commissions of $442,750.

For the year ended December 31, 2023, net cash provided by investing activities of $211,918,105 represents the proceeds from the Trust Account for payment to redeeming SPAC shareholders.

For the year ended December 31, 2022, net cash used in investing activities of $25,250,000 was the result of advances to the Trust Account resulting from net proceeds of our Initial Public Offering.

For the year ended December 31, 2023, net cash used in financing activities of $211,318,105 was comprised of $211,918,105 in payments to redeeming SPAC shareholders and $600,000 in proceeds from the Sponsor Note.

For the year ended December 31, 2022, net cash provided by financing activities of $25,250,000 was comprised of $24,500,000 in proceeds from the Initial Public Offering net of underwriting discount paid and $750,000 in proceeds from the sale of SPAC Private Warrants.

As of June 30, 2024 we had cash of $2,633 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us the funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that we do not consummate an initial business combination, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the SPAC Private Warrants. As of June 30, 2024, there was $711,000 outstanding under the Sponsor Note. See “— Contractual Obligations — Promissory Note” below for additional information.

Based on the liquidity condition and the mandatory liquidation, management has determined that there is substantial doubt about our ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through a business combination or extension as discussed above. There is no assurance that our plans to consummate a business combination or extension will be successful. While management expects to have sufficient access to additional sources of capital if necessary, there is no current confirmed financing commitment, and no assurance can be provided that such additional financing will become available to us.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2024 or December 31, 2023.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of up to $1,000 for office space and administrative support to SPAC, which fee the Sponsor waived on September 27, 2024.

Registration and Shareholder Rights Agreement

The holders of the SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional SPAC Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 18, 2022, we announced the closing of the sale of an additional 2,500,000 SPAC Units pursuant to the partial exercise by the underwriter of its Over-Allotment Option. The SPAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $25,000,000.

The underwriter was paid a cash underwriting discount of $0.20 per SPAC Unit, or $4,500,000 in the aggregate, upon the closing of the Initial Public Offering and including the SPAC Units sold pursuant to the Over-Allotment Option. In addition, $0.35 per unit, or $7,875,000 in the aggregate would have been payable to the underwriter for deferred underwriting commissions. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that we completed an initial business combination, subject to the terms of the underwriting agreement. On November 7, 2022, the underwriter waived its rights to the payment of the deferred underwriting commissions.

Promissory Note

On May 19, 2023, the Sponsor provided to us the Sponsor Advance of $200,000. On September 15, 2023, we issued the Sponsor Note for costs and expenses reasonably related to our working capital needs prior to the consummation of our initial business combination and the Sponsor Advance was converted into the first proceeds on the Sponsor Note. The Sponsor Note is non-interest bearing and is due the earlier of the consummation of an initial business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Sponsor Note into SPAC Warrants, at a price of $1.00 per warrant. As of June 30, 2024, the balance under the Sponsor Note was $711,000. As of June 30, 2024, the Sponsor did not elect to convert any of the principal amount under the Sponsor Note to SPAC Warrants.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates:

Warrant Classification

We account for the SPAC Public Warrants issued in connection with our Initial Public Offering and the private placement in accordance with the guidance contained in ASC 815-40 under which the SPAC Warrants meet the criteria for equity treatment and are recorded as equity.

Ordinary Shares Subject to Possible Redemption

All of the 22,500,000 Public Shares sold as part of the SPAC Units in the Initial Public Offering (and including the SPAC Units sold in connection with the underwriters’ partial exercise of the Over-Allotment Option) contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a SPAC shareholder vote or tender offer in connection with an initial business combination and in connection with certain amendments to the SPAC Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of SPAC require SPAC Ordinary Shares subject to redemption to be classified outside of permanent equity. Therefore, all SPAC Class A Ordinary Shares have been classified outside of permanent equity.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable SPAC Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable SPAC Class A Ordinary Shares as of June 30, 2024 increased as the income earned on the Trust Account exceeds our expected dissolution expenses (up to $100,000). As such, we recorded an increase in the carrying amount of the redeemable SPAC Class A Ordinary Shares of $483,863 as of June 30, 2024.

Net (loss) Income Per Ordinary Share

Net (loss) income per SPAC Ordinary Share is computed by dividing net income by the weighted-average number of SPAC Ordinary Shares outstanding during the period. We have not considered the effect of the SPAC Public Warrants sold in the Initial Public Offering as part of the SPAC Units and the SPAC Private Warrants in the calculation of diluted income per share, because the exercise of the SPAC Warrants are contingent upon the occurrence of future events and the inclusion of such SPAC Warrants would be anti-dilutive.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Recent Developments

The Merger Agreement and Subsequent Termination

On August 11, 2023, SPAC entered into a merger agreement (the “HDL Merger Agreement”) with HDL Therapeutics, Inc., a Delaware corporation (“HDL”), and IVCP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“IVCP Merger Sub” and, together with SPAC and HDL the “HDL Merger Parties”).

On February 14, 2024, HDL Merger Parties entered into a Mutual Termination Agreement (the “Mutual Termination Agreement”) pursuant to which they terminated the HDL Merger Agreement by mutual agreement and each party, on behalf of itself and its agents, released, waived and forever discharged the other parties and their agents of and from any and all obligation or liability arising under the HDL Merger Agreement. No termination fee or other payment is due to either party from the other as a result of the termination.

Second Trust Amendment

On March 15, 2024, we convened the 2024 Meeting at which our SPAC shareholders approved the Second Trust Amendment to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the completion of our initial business combination and (ii) June 17, 2025. At the 2024 Meeting, the SPAC shareholders approved the Extension Amendment Proposal to extend the date by which we must consummate our initial business combination from March 15, 2024 to June 17, 2025.

In connection with the vote to approve the Extension Amendment Proposal at the 2024 Meeting, the holders of 1,031,997 SPAC Class A Ordinary Shares properly exercised their right to redeem their SPAC Class A Ordinary Shares for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $11.3 million. After the satisfaction of such redemptions, as of June 30, 2024 the Trust Account balance is approximately $13.5 million.

The Merger Agreement

On June 4, 2024, SPAC entered into the Merger Agreement with HoldCo, Merger Sub and AleAnna. Pursuant to the Merger Agreement, (i) SPAC will de-register as an exempted company in the Cayman Islands and transfer by way of continuation as a Delaware corporation and (ii) on the Closing Date, following the Domestication, Merger Sub will merge with and into AleAnna with AleAnna continuing as the surviving entity of the Merger and a subsidiary of SPAC.

MANAGEMENT OF SPAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Swiftmerge Acquisition Corp.

SPAC Management Overview

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the officers and directors of SPAC.

Name	Age	Position
George Jones	73	Chairman of the Board
John “Sam” Bremner*	58	Chief Executive Officer and Director
Christopher J. Munyan*	59	Chief Financial Officer
Aston Loch*	38	Chief Operating Officer and Secretary
General (Ret.) Wesley K. Clark	79	Director
Brett Conrad	64	Director
Dr. Leonard Makowka	70	Director
Dr. Courtney Lyder	58	Director
Sarah Boatman	52	Director

____________

*        Denotes an executive officer.

George Jones — Chairman of the Board since December of 2021. Mr. Jones is the Co-Founder of IVEST. Since its founding in 2013, Mr. Jones has co-headed IVEST and led the oversight of its portfolio companies, as well as its team of operating partners. Mr. Jones brings decades of Fortune 500 c-suite operating experience to the Sponsor’s mandate to identify and combine with a leading innovative consumer company. Mr. Jones has led some of the world’s most respected public consumer products and retail companies and has been recognized as a top retail and consumer products CEO. Throughout his career, Mr. Jones has developed a track record of successfully creating shareholder value while serving as the Chief Executive Officer of Borders, Chief Executive Officer of Saks Department Store Group, President of Warner Bros Consumer Products, Chief Executive Officer of Roses Stores and Executive Vice President of Target. Over a 40+ year career, Mr. Jones has served on numerous boards, including Dan Dee International (Chairman), Paladone Products (Chairman), Liz Claiborne, Guitar Center, Saks Inc., Borders Group, Spence Diamonds (Chairman), M&M Food Markets (Chairman), Roses Stores, Lund Industries and the Grammy Foundation (Chairman).

John “Sam” Bremner — Chief Executive Officer since February of 2021 and Director since December of 2021. Mr. Bremner is the Co-Founder of IVEST and leads our management team. Since founding IVEST in 2013, Mr. Bremner has led the IVEST deal team to deploy equity across a broad range of innovative consumer companies. Mr. Bremner has a 20-year track record of sourcing successful proprietary private equity transactions and for the past 8 years has led IVEST’s deal sourcing efforts. Prior to his career in private equity, Mr. Bremner worked in Global M&A consulting for Fujitsu and led the IT post-merger integration team for the largest telecom merger in Canadian history, the Telus/BC Tel merger, which achieved over $300 million in annual IT synergies. Mr. Bremner also built the second largest alternative telecom company in Canada and sold it to Sprint Canada/Rogers Communications.

Christopher J. Munyan — Chief Financial Officer since February of 2021. Mr. Munyan is a highly sophisticated senior executive with extensive experience in leading public companies, omni channel sales management, operations, mergers and acquisitions, strategic planning and building high-performance leadership teams. Mr. Munyan joined IVEST as an Operating Partner in January 2021 and was promoted to Partner in January 2022. Mr. Munyan has over 25 years of broad experience in the consumer industry. He most recently served as the President and CEO of CSS Industries (NYSE: CSS) from 2006 to 2020, when the company was sold to IG Design Group. CSS sold over $350 million annually into the craft, seasonal and gift markets. Mr. Munyan has extensive experience in M&A, having closed over 20 acquisitions during his tenure at CSS Industries. In 2019, Mr. Munyan led his management team to cut over $30 million in expenses at the company. From 2005 to 2006, Mr. Munyan was the Chief Operating Officer of CSS Industries. He was responsible for three operating companies with combined sales of over $500 million. From 1993 to 2005, Mr. Munyan worked for Berwick Offray LLC in various roles, including President. Mr. Munyan led the substantial growth of Berwick Offray through increased market share and acquisitions, including the acquisition of CM Offray in 2002.

Aston Loch — Chief Operating Officer since February of 2021. Mr. Loch is a part of the founding team at IVEST where he has served as Managing Director since 2019. From 2014 to 2019, Mr. Loch was a Vice President at IVEST. Mr. Loch is a sophisticated private equity executive with extensive experience in managing formal financial diligence processes across a broad array of consumer industries. Mr. Loch is an experienced deal maker across strategy and negotiations, specifically managing third party teams, including legal, tax, consultants, insurance, advisors, and accounting during the transaction process. Mr. Loch serves on the board of Dan Dee International, an IVEST portfolio company, and is experienced at investor reporting.

General (Ret.) Wesley K. Clark — Director since December of 2021. General Clark is a businessman, educator, writer and commentator. General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm; Chairman and Founder of Enverra, Inc. a licensed investment bank; Chairman of Energy Security Partners, LLC; as well as numerous corporate boards, including ImmunityBio, a biotechnology company, Directa Plus plc, a manufacturer for industrial and commercial applications, and MCF Energy Ltd., European upstream oil and gas company. In the not-for-profit space, he is a Senior Fellow at UCLA’s Burkle Center for International Relations, Director of the Atlantic Council and Founding Chair of City Year Little Rock/North Little Rock. A best-selling author, General Clark has written four books and is a frequent contributor on TV and to newspapers. General Clark retired as a four star general after 38 years in the United States Army, having served in his last assignments as Commander of US Southern Command and then as Commander of US European Command/Supreme Allied Commander, Europe. He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar. He worked with Ambassador Richard Holbrooke in the Dayton Peace Process, where he helped write and negotiate significant portions of the 1995 Dayton Peace Agreement. In his final assignment as Supreme Allied Commander Europe he led NATO forces to victory in Operation Allied Force, a 78-day air campaign, backed by ground invasion planning and a diplomatic process, saving 1.5 million Albanians from ethnic cleansing. His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver star, bronze star, and purple heart. In 2019, General Clark founded Renew America Together, a nonprofit organization designed to promote and achieve greater common ground in America by reducing partisan division and gridlock.

Brett Conrad — Director since December of 2021. Mr. Conrad is an industry leading brand builder, investor and philanthropist. Mr. Conrad is the Founder of Longboard Capital Advisors LLC, a Utah based capital management company focusing on the consumer sector, and has served as a director at Longboard Capital Advisors, LLC since 2006. Mr. Conrad was the President of Lululemon USA from 2003 to 2006, working closely with his brother who founded the company to lead Lululemon in becoming one of the globe’s most recognizable brands, synonymous with healthy living and sustainability. Mr. Conrad was the Chairman of the Imagine1day Foundation, an international development organization enabling primary education in Ethiopia, for 7 years. For 3 years, Mr. Conrad served as a Director of Sustainable Streets, a non-profit organization that aims to promote active transportation, such as walking and bicycling, in order to help build healthy, vibrant, livable communities.

Dr. Leonard Makowka — Director since December of 2021. Dr. Makowka is a sophisticated healthcare technology investor and world-renowned medical professional with expertise and global relationships in healthcare and healthcare technology. During his medical career from 1985 to 1995, Dr. Makowka was the Director of Surgery, Director of Transplant Services and Chairman of the Cedar-Sinai Medical Center Department of Surgery. From 1995 to 1997, Dr. Makowka was the Executive Director of St Vincent Medical Centre Comprehensive Liver Disease and Treatment Center and Liver Transplant Program. He was the Chief Scientific Advisor of Universal Detection Systems and a Founding Consultant of IVIVI Technologies (NASDAQ: IVVI). Dr. Makowka served on the board of Hollis Eden Pharmaceuticals (NASDAQ: HEPH) and Kinamed INC (biotech).

Dr. Courtney Lyder — Director since December of 2021. Dr. Lyder is an international expert in gerontology. His clinical research has focused on chronic care issues affecting older adults. More specifically, Dr. Lyder has focused his attention to pressure ulcer prevention, identifying erythema in darkly pigmented skin, wound healing, quality improvement in skilled nursing facilities, and elder patient safety. His research helped shaped the U.S. government’s position on surveying their 16,000 skilled nursing facilities. Most recently, Dr. Lyder served as the lead investigator for pressure ulcer incidence and prevalence in U.S. hospitals. This work assisted the U.S. government’s decision to stop paying for hospital-acquired pressure ulcers. Dr. Lyder served as the Dean of the UCLA School of Nursing from 2008 to 2018. He has over 200 publications. Dr. Lyder is a Fellow of the American Academy of Nursing, the New York Academy of Medicine and the Royal Society of Medicine. In 2011, Dr. Lyder was appointed by U.S. Secretary Kathleen Sebelius to the National Advisory Council for Nursing Research. In 2012, Dr. Lyder was presented with the coveted National League of Nursing, President’s Award and awarded an honorary doctorate from Saint Xavier University for his significant contributions to nursing and advancing health.

Sarah Boatman — Director since December of 2021. Ms. Boatman is the Chief Financial and Operating Officer at Photonic Inc. In this role, Ms. Boatman is responsible for planning and forecasting the overall financial vision for the company to ensure productive financial systems. Ms. Boatman also oversees Photonic’s ongoing operations and procedures, driving sustainable growth. Ms. Boatman is responsible for the development of accounting, budgeting, auditing, internal controls, and sound business practices, as well as directing staff to fulfill this vision. Prior to joining Photonic Inc., Ms. Boatman was the Director of Business Development and Strategy for Microsoft Studios in Vancouver, a role which she held from 2009 to April 2021. In this role, Ms. Boatman worked across the organization to facilitate business and financial planning, business development opportunities, market research, strategic analysis and business reviews. In June 2009, Ms. Boatman joined Microsoft through the acquisition of BigPark where she was the Chief Financial Officer. Prior to joining BigPark, Ms. Boatman was the Director, Financial Planning and Analysis for Electronic Arts Blackbox and Montreal studios, a global leader in digital interactive entertainment. Ms. Boatman served as a Board Director for UBC IMANT from 2010 to 2015. Ms. Boatman served on the AWRS board from 2004 to 2012 and on the BC Premier’s Economic Council from 2008 to 2009. Ms. Boatman holds a Bachelor’s degree in Mechanical Engineering from McGill University and an MBA from Harvard Business School.

The Sponsor was responsible for organizing, directing and managing the business and affairs of SPAC from its inception until consummation of the SPAC IPO. The Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in the SPAC IPO, other third-party service providers such as SPAC’s auditors and legal counsel, and SPAC’s original directors and officers. Since the SPAC IPO, the Sponsor has assisted SPAC’s management in identifying and negotiating terms with prospective target companies, including AleAnna. The Sponsor has had no operations outside of the responsibilities described above that it has fulfilled to SPAC.

In identifying prospective target companies, the Sponsor team was assisted and supported by IVEST, an affiliate of the Sponsor. IVEST was founded by members of SPAC’s management team, as described in their biographies above.

Other than as described above, the Sponsor, its affiliates, including IVEST, and promoters do not have any material roles or responsibilities in directing and managing SPAC’s activities.

Number and Terms of Office of Officers and Directors

The SPAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Dr. Courtney Lyder and Sarah Boatman, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of General (Ret.) Wesley K. Clark, Brett Conrad and Dr. Leonard Makowka, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of John “Sam” Bremner and George Jones, will expire at our third annual meeting of shareholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Prior to the completion of an initial business combination, any vacancy on the SPAC Board may be filled by a nominee chosen by holders of a majority of the SPAC Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of the SPAC Class B Ordinary Shares may remove a member of the SPAC Board for any reason.

Our officers are appointed by the SPAC Board and serve at the discretion of the SPAC Board, rather than for specific terms of office. The SPAC Board is authorized to appoint persons to the offices set forth in the SPAC Articles of Association as it deems appropriate. The SPAC Articles of Association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the SPAC Board.

Director Independence

The Nasdaq listing standards require that a majority of the members of the SPAC Board be independent. The SPAC Board has determined that General (Ret.) Wesley K. Clark, Dr. Courtney Lyder, Brett Conrad, Dr. Leonard Makowka and Sarah Boatman are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the SPAC Board

The SPAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. The rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the SPAC Board. Sarah Boatman, Dr. Leonard Makowka and Brett Conrad serve on our audit committee. The SPAC Board has determined that Sarah Boatman, Dr. Leonard Makowka and Brett Conrad are independent under the Nasdaq listing standards and applicable SEC rules. Brett Conrad serves as the Chairman of the audit committee.

Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and the SPAC Board has determined that Brett Conrad qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the SPAC Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Sarah Boatman and Dr. Leonard Makowka, and Sarah Boatman serves as chairperson of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. The SPAC Board has determined that Sarah Boatman and Dr. Leonard Makowka are independent under the Nasdaq listing standards.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the SPAC Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the SPAC Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the SPAC Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific SPAC Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of members on the SPAC Board. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Sarah Boatman and Brett Conrad, and Sarah Boatman serves as chairperson of the compensation committee.

Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. The SPAC Board has determined that Sarah Boatman and Brett Conrad are independent under the Nasdaq listing standards.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of each of our executive officers based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (the “Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices and is available on our website at https://www.swiftmerg.com/. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the SPAC Articles of Association or alternatively by shareholder approval at shareholder meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. The SPAC Articles of Association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer on the one hand, and us, on the other.

In addition, our Sponsor, officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any potential conflicts would materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are generally prescribed by applicable law based on the individual’s position with such entity.

Individual	Entity	Entity’s Business	Affiliation
John “Sam” Bremner	IVEST Consumer Partners, LLC	Consumer Private Equity	Chief Executive Officer and Co-Founder

George Jones	IVEST Consumer Partners, LLC	Consumer Private Equity	Chairman of the Board of Director and Co-Founder

Aston Loch	IVEST Consumer Partners, LLC	Consumer Private Equity	Managing Director and Co-Founder
	Dan Dee International	Consumer Products	Director

Chris Munyan	IVEST Consumer Partners, LLC	Consumer Private Equity	Partner

General (Ret.) Wesley K. Clark	Enverra Capital LLC	Investment Banking	Chairman and Founder
	Energy Security Partners, LLC	Infrastructure Management	Director
	Kolibri Global Energy, Inc.	Energy	Director
	Wesley K. Clark & Associates	Strategic Consulting	Chairman and Chief Executive Officer
	University of California Los Angeles	Public Education	Senior Fellow
	ImmunityBio	Biotechnology Company	Director
	Directa Plus plc	Industrial and Commercial Applications	Director
	MCF Energy Ltd.	Energy	Director

Brett Conrad	Longboard Capital Advisors LLC	Investment Management	Founder

Dr. Courtney Lyder	American Academy of Nursing	Professional Organization	Fellow
	New York Academy of Medicine	Professional Organization	Fellow

Sarah Boatman	UBC Investment Management Trust	Investment Management	Director
	Photonic Inc.	Technology	Chief Financial and Operating Officer

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our officers, advisors and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses, on the other hand. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers, advisors and directors is engaged in several other business endeavors for which he is entitled to substantial compensation and has substantial time commitments, and our executive officers, advisors and directors are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Sponsor subscribed for founder shares prior to the closing of our IPO and purchased SPAC Private Warrants in a transaction that closed simultaneously with the closing of our IPO. A portion of the purchase price of the SPAC Private Warrants were added to the proceeds from the closing of our IPO held in the Trust Account.

•        Our initial shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the SPAC Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of the SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 42 months from the closing of our IPO or, if such 42 month period is extended, within such extended period or (B) with respect to any other provision relating to the rights of holders of the SPAC Class A Ordinary Shares. Our initial shareholders did not receive any consideration for such waiver of their redemption rights with respect to the founder shares and Public Shares held by them.

Additionally, concurrently with the execution of the Merger Agreement, our Sponsor and each Sponsor Related Party (including our officers and directors) have agreed, pursuant to the A&R Sponsor Letter Agreement, to, among other things, (a) vote its SPAC Ordinary Shares in favor of the Business Combination, including the Merger, (b) take all other actions necessary to consummate the Business Combination, (c) not transfer the SPAC Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (d) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve (12) months following the Closing, (e) waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (f) waive any and all redemption rights in connection with the Business Combination, (g) with respect to Sponsor, assume liability and responsibility for certain liabilities of SPAC and (h) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and all warrants to purchase SPAC Class A Ordinary Shares issued by SPAC in a private placement to Sponsor and the Anchor Investors in connection with the SPAC IPO, in each case held by such Sponsor Related Party, other than a number of SPAC Class A Ordinary Shares to be retained by such Sponsor Related Party. Except as described herein, the SPAC Private Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors own SPAC Class A Ordinary Shares directly or indirectly, they may have a conflict of interest in determining whether the Business Combination with AleAnna is appropriate.

Our officers, advisors and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers, advisors and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers, advisors and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers, directors, advisors or IVEST. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor, officers, advisors, directors or IVEST, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our Sponsor or any of our existing officers, advisors or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, we previously agreed to pay Sponsor or one of its affiliates a total of up to $1,000 per month for office space, secretarial and administrative support. On September 27, 2024, Sponsor waived all of its rights to receive payment for its provision of office space, secretarial and administrative support.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to the SPAC Public Shareholders for a vote, the Sponsor Related Parties (and its permitted transferees will agree), pursuant to the terms of the A&R Sponsor Letter Agreement entered into with us, have agreed to vote their SPAC Class B Ordinary Shares and any Public Shares held by them in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The SPAC Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the SPAC Articles of Association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers, advisors and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT OF ALEANNA AND SURVIVING PUBCO FOLLOWING
THE BUSINESS COMBINATION

The executive officers of the Surviving PubCo following the Business Combination are expected to be the same as AleAnna’s current executive officers. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers of the Surviving PubCo following the completion of the Business Combination.

Name	Age	Position(s)
William K. Dirks	67	Executive Director and Chief Technical Officer
Marco Brun	58	Chief Executive Officer and Chief Commercial Officer
Tristan Yopp	38	Chief Financial Officer
Charles Roscopf	36	Chief Accounting Officer

The Surviving PubCo board following the Business Combination is expected to be comprised of William K. Dirks, Marco Brun, Graham van’t Hoff, Duncan Palmer and Curtis Hébert. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors following the completion of the Business Combination.

Name	Age	Position(s)
Graham van’t Hoff	62	Director and Chairman of the Board
William K. Dirks	67	Director
Marco Brun	58	Director
Duncan Palmer	58	Director
Curtis Hébert	61	Director

Executive Officers

William (“Bill”) K. Dirks, 67, Mr. Dirks has served as Executive Chairman for AleAnna Resources, LLC and AleAnna Energy, LLC since 2015. Since 2015, Mr. Dirks has also served as Chairman and CEO of 1852797 Alberta ULC, and CEO of Nautilus Resources LLC (a wholly owned Bluescape subsidiary which is the parent to AleAnna and 1852797 Alberta ULC). Mr. Dirks has served in these roles as an independent executive contractor and his responsibilities for the group include pursuing, acquiring, and developing oil and gas licenses in the US, Canada, and Italy. He is also responsible for strategy design, transaction negotiation, and overall day-to-day management of the companies, including technical and operational execution. Mr. Dirks has more than 43 years of exploration and production operating experience worldwide, including asset acquisitions, design and management of seismic operations, drilling and completions programs, and management of production operations. Mr. Dirks has a track record of creating value in the upstream E&P sector through senior management and fund-raising experience at publicly and privately held companies. Prior to his current postings, from 2010 – 2014, Mr. Dirks served as President and Chief Operating Officer of Sonde Resources Corporation, a publicly-traded (TSX and NYSE) global E&P company with operations in Western Canada and Northern Africa. At Sonde, Mr. Dirks was responsible for strategy, asset acquisitions, and overall technical and operational execution. While at Sonde, Mr. Dirks successfully assembled over 250,000 sweet-spot acres in the Duvernay, Montney, and Wabamun plays. Prior to Sonde, from 2006 – 2010, Mr. Dirks was Co-Founder and Managing Partner of Tecton Energy LLC, a privately held E&P company focused on U.S. and Canadian onshore unconventional resource plays. In his role at Tecton Energy, Mr. Dirks was responsible for strategy, asset acquisitions, development, and operational execution. At Tecton Energy, Mr. Dirks purchased and monetized exploration positions in excess of 500,000 acres in a three-year period. Prior to Tecton Energy, from 2002 – 2006, Mr. Dirks was President of Samson Canada, a large family-owned E&P company with approximately 250 employees/contractors, 200 MMcf/d production, 200 new wells annually, and 1MM acres of unconventional resource and tight gas holdings in Alberta and British Columbia. In his role at Samson, Mr. Dirks was responsible for technical and operational execution. Further, Mr. Dirks held a series of positions at Shell Oil Company from 1981 – 1999, ultimately serving as President and CEO of Shell Technology Ventures (1996), and as U.S. Onshore exploration manager (1992). While CEO of Shell Technology Ventures, Mr. Dirks raised $120 million, implemented a partnership with Beacon Group, and launched five start-ups in the fields of drilling, re-completion, processing, and remediation. While serving as an exploration manager, Mr. Dirks was responsible for annual exploration and production capital development programs in excess of $100 million. Mr. Dirks earned a Bachelor of Science in geology and a Master of Science in civil engineering from Iowa State University, and is a Henry Crown Fellow of the Aspen Institute.

Marco Brun, 58, has been employed by, and has served, as the CEO and sole director of AleAnna Italia S.p.A. since September 2022. Mr. Brun’s current responsibilities include advancing AleAnna’s conventional natural gas exploration and production developments (including both the Longanesi field and AleAnna’s other conventional prospects). Mr. Brun is also responsible for acquiring, integrating, and overseeing operation of AleAnna’s renewable natural gas acquisition and development projects. Prior to employment with AleAnna, Mr. Brun served the company as independent executive contractor from March 2021 through August 2022 where he provided strategic consulting around business development, regulatory affairs, and operational execution. Previously, from July 2018 to February 2021, Mr. Brun served as Vice President at Assomineraria Confindustria Industry Association, acting as a lobbyist for hydrocarbons and geothermal energy. During the same period, Mr. Brun was a Supervisory Board Member at the Confindustria Energia Industry Association, an Executive Committee Member at Aspen Institute Italy (from June 2019 to February 2021) and a Non-Executive Board Member at the British Embassy in Italy from October 2010 to February 2021. In these roles, Mr. Brun coordinated with industry executives and government representatives to improve dialogue, educate, and enhance conversations around energy and economic development in Italy. One of Mr. Brun’s most notable tenures was at Shell plc, where he held several key positions. From December 2009 to February 2021, Mr. Brun was Chief Executive Officer Upstream and Country Chair Italy and Adriatic Countries at Shell, as well as CEO and President of the Board of Directors of Shell Italia E&P S.p.A. with revenues exceeding $2 billion and CFFO of over $500 million. His responsibilities included overseeing operational execution of business lines as well as managing Shell’s reputation, government relations, strategy, and business delivery across various sectors and European geographies. Mr. Brun played a key role in lobbying activities, sponsorships with Ferrari and Ducati, and led significant transactions such as the divestment of the Italian retail gas network and the acquisition of Sonnen in Italy. Previously, Marco was also the General Manager of Gas & Power Italy and France at Shell from September 2006 to December 2009, where he oversaw operational execution, strategy, and spearheaded market entries and managed substantial projects such as the re-gas terminal development in France and Italy. Mr. Brun’s earlier career included roles in business development, and sales and marketing, where he consistently delivered outstanding performance, managed and negotiated significant contracts, acquired assets, and developed new lines of business. Mr. Brun stands as a seasoned senior executive with a distinguished career, spanning nearly three decades in the energy sector. Mr. Brun has garnered experience across downstream, midstream, and upstream Oil, Gas, Power, and Renewables sectors. Mr. Brun’s career has seen him operate in diverse geographies, including Italy, USA, Canada, UK, Netherlands, Turkey, Spain, Portugal, France, Greece, Slovenia, Croatia, and Albania, allowing him to seamlessly adapt to various economic environments. Since 2016, Mr. Brun has also contributed to academia through his ongoing tenure as a Visiting Professor at Sciences Po University, Paris School of International Affairs. Here, Mr. Brun imparts his knowledge on “Industrial Energy Transitions” within the International Energy Transitions Master program. Mr. Brun holds a Master’s Degree in Business Administration from the University of Bergamo and has completed additional courses at prestigious institutions such as Bocconi School of Management and Harvard Business School. Throughout his career, Marco Brun has demonstrated an unwavering commitment to excellence, strategic vision, and the ability to create significant value in diverse and challenging environments. His leadership and expertise continue to influence the European energy industry.

Tristan Yopp, 38, has served as the acting Chief Financial Officer of AleAnna since July 2021 and as a Director of AleAnna Resources, LLC and AleAnna Energy, LLC since 2018. Since September 2018, Mr. Yopp has been employed as a Vice President by Bluescape Energy Partners LLC and has also served as Chief Financial Officer of Bluescape Resources Company LLC (collectively, “Bluescape Group”). At Bluescape Group, Mr. Yopp is an investment team member for two institutional private equity funds and is responsible for investment underwriting, due diligence, interim CFO, and portfolio analytical and performance management support. Mr. Yopp is also responsible for managing Bluescape Group’s liquid portfolios, leading the quarterly valuation process, facilitating investor relations and fundraising, and overseeing back-office processes, including compliance, audits, tax strategy, and financial reporting. While at Bluescape Group, Mr. Yopp has contributed to raising and deploying approximately $500 million into private equity investments and has executed hundreds of millions of liquid security trading programs. Mr. Yopp was also instrumental in the de-SPAC of one of Bluescape Group’s portfolio companies, Verde Clean Fuels, Inc., a publicly traded clean fuels technology company. From October 2020 through November 2023, while employed by Bluescape Energy Partners LLC, Mr. Yopp also served as Chief Financial Officer and Chief Governance Officer of Bluescape Opportunities Acquisition Corp. (NYSE: BOAC), a special purpose acquisition company sponsored by Bluescape Group. Through his BOAC role, Mr. Yopp was responsible for investment origination and evaluation, diligence, transaction design, governance processes, and back office administration including compliance and financial reporting. Prior to Bluescape Group, from July 2011 – September 2018, Mr. Yopp held a series of finance and accounting roles with Celanese ultimately serving as Sr. Manager Financial Planning & Analysis. While at Celanese, Mr. Yopp was responsible for financial oversight, strategy design, and operational execution for three international business lines exceeding $500 million in aggregate revenue and contributed to capacity expansion decisions, acquisition integration, enhanced performance reporting, and operational optimization within the Celanese portfolio. Additionally, while at Celanese, Mr. Yopp was Manager of SEC Reporting where he oversaw financial reporting, including valuation and reporting for $4 billion in global pension assets. In his roles at Celanese, Mr. Yopp contributed to significant shareholder value creation through execution of global restructuring plans and provided financial reporting and technical accounting support for multiple transactions, including $800 million of acquisitions and over $2 billion of public debt offerings. Prior to Celanese, from September 2008 to July 2011, Mr. Yopp worked in KPMG’s external audit practice where he provided professional audit services and was the lead senior associate on the CenturyLink engagement during CenturyLink’s aggregate $24 billion Embarq and Qwest acquisitions. Mr. Yopp earned a Bachelor of Science in Accounting and Business Administration from Centenary College, where he graduated summa cum laude, and a Master’s in Business Administration from The University of Texas. Mr. Yopp is a Certified Public Accountant.

Charles Roscopf, 36, has served as the acting Chief Accounting Officer of AleAnna and as a Director of AleAnna Resources, LLC since November 2023. Since October 2023, Mr. Roscopf has been employed as a Vice President by Bluescape Energy Partners LLC and has also served as Controller of Bluescape Resources Company LLC (collectively, “Bluescape Group”). In these roles, he is responsible for overseeing accounting, tax compliance and financial reporting for Bluescape Group and its subsidiaries, including AleAnna. Prior to joining Bluescape Group, From October 2019 to September 2023, Mr. Roscopf was a Controller at Beneficient, a publicly traded niche provider of liquidity to holders of alternative assets. While at Beneficient, he was involved in SEC reporting, general and technical accounting, treasury functions, and played a key role in the company’s 2023 de-SPAC transaction. From May 2017 to October 2019, Mr. Roscopf was a Vice President at Hilltop Holdings, a publicly traded Texas-based financial services company, where he managed SEC reporting, bank regulatory reporting, stock compensation accounting, and technical accounting. Between September 2011 and May 2017, Mr. Roscopf worked at EY focusing on public and private audit clients in the real estate industry and other sectors, including healthcare, oil and gas, and financial services. During his time at EY, he participated in a global rotation program and spent the summer of 2015 in São Paulo, Brazil where he shared best practices with local audit teams. Mr. Roscopf holds a Bachelor of Science in Business Administration in Accounting, graduating cum laude, and a Master of Accountancy from the University of Arkansas. Mr. Roscopf is a Certified Public Accountant in the State of Texas.

Non-Executive Directors

Graham van’t Hoff, 62, Mr. van’t Hoff served as the chief executive officer of Shell Chemicals from January 2013 to June 2019. During his role as CEO of Shell Chemicals, Mr. van’t Hoff oversaw significant global growth in the revenue and profit of Shell’s chemical businesses, with revenues exceeding $24 billion. Mr. van’t Hoff also oversaw the construction of two new petrochemical complexes and executed asset rationalization programs. Mr. van’t Hoff was also previously executive vice president of Shell Alternative Energies from January 2012 to December 2012. During his role as EVP of Shell Alternative Energies Mr. van’t Hoff was responsible for Shell’s emerging biofuels and hydrogen businesses including Raizen, a Brazilian biofuels company. Mr. van’t Hoff also served as a board member of Shell International Petroleum Co. from 2014 to 2017 and chairman of Shell UK Limited from March 2011 to December 2012. He has extensive board experience on several global joint ventures, including Infineum, a joint venture between Shell and ExxonMobil focused on the formulation, manufacturing and marketing of petroleum additives for lubricants and fuels, as well as chairman of CSPC (CNOOC Shell Petrochemicals Co), one of the largest Chinese petrochemical companies. During his tenure at Shell, Mr. van’t Hoff’s 35 years of experience spans multiple segments of the energy and chemical sectors from upstream through refining, marketing and trading, P&L leadership, strategy, government relations, technology and IT. Mr. van’t Hoff’s extensive international business experience includes appointments to the boards and executive committees of multiple international chemical industry associations, including ACC (the American Chemistry Council), CEFIC (the European Chemical Industry Association), and ICCA (the International Council of Chemical Associations). He was also a founding member of the Alliance to End Plastic Waste, formed in 2019, which gained $1.5 billion of funding commitments in its first year of formation, and is on the Oxford University Chemistry Development Board. Mr. van’t Hoff currently serves on several boards, as described below, and has participated in consulting work in the energy and chemical industry since June 2019. He also serves on the North American Advisory Board for Air Liquide, and on the board of the privately-owned, commercial solar farm developer and operator, Silicon Ranch Corporation. Mr. van’t Hoff has served as a director of Verde Clean Fuels, Inc., a publicly traded clean fuels technology company since February 2023. Additionally, Mr. van’t Hoff previously served as an independent director, a member of the audit committee, the chairman of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. from September 2020 through November 2023. He has also served as a director of 5E Advanced Materials, Inc. since October 2022 and Metals Acquisition Limited since November 2023. Mr. van’t Hoff earned a Master’s degree in Business Management, with Distinction, from Manchester Business School and a Master’s degree in Chemistry from the University of Oxford. We believe Mr. van’t Hoff’s extensive experience in business qualifies him to serve on the Board.

Duncan Palmer, 58, is the former chief financial officer of Cushman & Wakefield, a leading global real estate services company and served in this position from November 2014 to February 2021. During his tenure at Cushman & Wakefield, Mr. Palmer oversaw 700 staff across 60 countries and was responsible for all aspects of the company’s financial operations, planning and analysis, internal audit, taxation, treasury, investor relations and information technology. As chief financial officer, Mr. Palmer led Cushman & Wakefield’s IPO and oversaw all aspects of the company’s financial operations, including multiple corporate functions from treasury and investor relations to tax and internal audit. From 2012 to 2014, Mr. Palmer served as the chief financial officer of RELX, a global provider of information-based analytics and decision tools. During his tenure at RELX, Mr. Palmer oversaw 1,800 staff globally and was responsible for all aspects of the company’s financial operations, planning and analysis, internal audit, taxation, treasury, investor relations and procurement. From 2007 to 2012, Mr. Palmer served as the chief financial officer of Owens Corning, a global manufacturer of building materials and fiber glass reinforcements. During his tenure at Ownes Corning, Mr. Palmer oversaw 500 staff globally and was responsible for all aspects of the company’s financial operations, planning and analysis, audit, taxation, treasury, investor relations and sourcing. Mr. Palmer was also responsible for the company’s corporate strategy, corporate development, and mergers and acquisition activities. Mr. Palmer currently sits on the board of Oshkosh Corporation, a vehicle and equipment supplier with global operations, where he has served as a member of the board since 2011 and has been chairman of the audit committee since 2019. Mr. Palmer has also served as a director of Verde Clean Fuels, Inc., a publicly traded clean fuels technology company since February 2023. Mr. Palmer also previously served as an independent director, chairman of the audit committee, a member of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. from October 2020 through November 2023. Mr. Palmer has extensive financial operations, transactional, and business development knowledge and experience through previous chief financial officer appointments at Cushman & Wakefield, RELX, Owens Corning and as a senior finance executive at Royal Dutch Shell. Mr. Palmer’s extensive international business experience includes leadership of finance organizations ranging in size from 500 to 2,000 employees and encompasses multi-billion dollar capital allocation programs, merger integrations, debt offerings and share repurchase programs. His experience spans many segments of the energy, lubricants, materials, information services and real estate services sectors. Mr. Palmer also has deep transactional and business development experience, having overseen mergers and acquisitions execution, as well as corporate strategy. Mr. Palmer earned a Master’s degree of Business Administration from the Stanford Graduate School of Business and a Master’s degree from St. John’s College Cambridge (UK). He is a Fellow of the Chartered Institute of Management Accountants (UK). We believe Mr. Palmer’s extensive experience in business qualifies him to serve on the Board.

Curtis Hébert, Jr., 61, Mr. Hébert is currently a partner with the Brunini Law Firm, where he has advised energy companies and corporations throughout the globe on numerous matters, including building accountability and transparency into corporate governance, improving the quality of regulatory filings, reporting and relationships, and executing complex, structured regulatory settlements since July 2012. Previously, Mr. Hébert served as chief executive officer of Lexicon Strategy Group, an energy, finance and regulatory law advisory firm, from August 2010 to July 2012. Mr. Hébert is also a former executive vice president for Entergy Corporation, where he served from September 2001 to July 2010. During his time at Entergy, Mr. Hébert was responsible for Corporate Governance and led regulatory strategy and regulatory compliance for Entergy’s regulated operating companies. Mr. Hébert is also the former Commissioner and Chairman of the Federal Energy Regulatory Commission (“FERC”), where he served from November 1997 to September 2001. He also served as a visiting scholar with the Bipartisan Policy Center in Washington, where he co-chaired the Energy Reliability Task Force and the Cybersecurity Task Force. Mr. Hébert has broad and deep experience in multiple segments of the energy sector, spanning exploration and production, natural gas transportation, electric generation and distribution, chemicals, and mining. He brings a thorough knowledge of national and international energy markets, policy, and regulatory processes. Mr. Hébert also spent years in the telecommunications, transportation, and water/sewage sector on regulatory filings and administrative hearings. Mr. Hébert has served as a director of Verde Clean Fuels, Inc., a publicly traded clean fuels technology company since February 2023. Mr. Hébert also previously served as an independent director, a member of the audit committee, a member of the nominating committee and the chairman of the compensation committee of Bluescape Opportunities Acquisition Corp. from September 2020 through November 2023. Mr. Hébert earned a Juris Doctorate from the Mississippi College School of Law and a Bachelor’s degree from the University of Southern Mississippi. We believe Mr. Hébert’s extensive experience in corporate governance and regulatory matters qualify him to serve on the Board.

Number and Terms of Office of Directors

As discussed more fully under the section entitled “Proposal No. 1 — The Business Combination Proposal”, following the Closing, the Surviving PubCo board will initially consist of five directors, who will be assigned to classes as mutually agreed by SPAC and AleAnna. A majority of the initial directors of the Surviving PubCo board will be designated by AleAnna.

The board of directors of Surviving PubCo immediately following the Closing will include the following individuals: William K. Dirks, Marco Brun, Graham van’t Hoff, Duncan Palmer and Curtis Hébert.

Each designee will meet the director qualification and eligibility criteria of the Nominating and Corporate Governance committee of the board of directors of SPAC, and a number of designees will qualify as independent directors, as determined by the board of directors of SPAC, such that a majority of the directors as of immediately following the Closing will qualify as independent directors.

Following the Closing, and subject to the Surviving PubCo’s Certificate of Incorporation, the Surviving PubCo’s Board of Directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Board of Directors. The Certificate of Incorporation further provides that the Board of Directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors shall initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. There will be no limit on the number of terms a director may serve on the Board of Directors.

For more information on the expected structure of the Board of Directors, see “Proposal No. 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication,” “Proposal No. 4 — The Other Organizational Documents Proposals,” and “Proposal No. 5 — The Required Organizational Document Proposal.”

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Surviving PubCo is largely exempt from such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Graham van’t Hoff, Duncan Palmer, and Curtis Hébert representing three of five members of the proposed Surviving PubCo Board, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Capital Market.

Board Leadership Structure

We expect that the Surviving PubCo board will maintain flexibility to select an executive or independent chairperson of the board, and to consider designating a lead independent director in the event that an executive is serving in the role of board chair. It is expected that Graham van’t Hoff will initially be elected to serve as chairperson of the board and will be responsible for, among other matters, serving as a liaison between the board and the CEO, approving board meeting agendas, facilitating communication of annual board evaluation feedback, and participating with the compensation committee in the annual CEO performance evaluation.

We believe that this leadership structure will allow our CEO to focus his time and energy on managing our business, while our chairperson provides time and attention to board oversight and governance. However, we believe that no single leadership model is right for all companies and at all times, and the Surviving PubCo board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Surviving PubCo and its stockholders. The Surviving PubCo board may adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Surviving PubCo’s best interests and the best interests of its stockholders, including the composition, skills, diversity and experience of the board and its members, specific challenges faced by the Surviving PubCo or the industry in which it operates, and governance efficiency.

Controlled Company Exemption

Upon Closing, Surviving PubCo will be considered a “controlled company” under the rules of the Nasdaq Capital Market. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following Closing, Surviving PubCo may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If Surviving PubCo ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq Capital Market, Surviving PubCo will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Surviving PubCo may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Corporate Governance Guidelines and Code of Business Conduct

The Surviving PubCo board intends to adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and its policies and standards relating to board leadership structure and other matters.

In addition, the Surviving PubCo board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of the Surviving PubCo’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of its website. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and officers on the same website.

The Board’s Risk Oversight Role

The Surviving PubCo board will oversee risks related to the Surviving PubCo and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, cybersecurity and privacy matters, and regulatory risks. The Surviving PubCo board will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the Surviving PubCo board regularly regarding their activities. We will evaluate risks over the short-, medium- and long-term horizons.

It is anticipated that Surviving PubCo will maintain only an audit committee. The responsibilities of this committee of the Surviving PubCo Board and their anticipated composition upon Closing is as follows.

Audit Committee

Upon Closing, we expect Surviving PubCo to have an audit committee, consisting of Duncan Palmer, Graham van’t Hoff and Curtis Hébert. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act.

Following the Closing, the Surviving PubCo Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq Capital Market.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in the Surviving PubCo annual proxy statement and to assist the Surviving PubCo Board in overseeing and monitoring (i) the quality and integrity of the financial statements, (ii) compliance with legal and regulatory requirements, (iii) Surviving PubCo’s independent registered public accounting firm’s qualifications and independence, (iv) the performance of Surviving PubCo’s internal audit function, if any, and (v) the performance of Surviving PubCo’s independent registered public accounting firm.

The Surviving PubCo Board will adopt a written charter for the audit committee which will be available on Surviving PubCo’s website upon Closing.

Code of Conduct and Ethics

Following the Business Combination, the Surviving PubCo will adopt a code of business conduct and ethics that applies to all of its directors, executive officers, and employees. Surviving PubCo will make its code of business conduct and ethics publicly available on its website. Surviving PubCo also intends to disclose on its website any substantive amendments to its code of business conduct and ethics, as well as waivers of the code of business conduct and ethics that apply to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other officer, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Limitation of Liability and Indemnification of Directors and Officers

The Surviving PubCo Organizational Documents will limit a director’s and officer’s liability to the fullest extent permitted under the DGCL; provided, however, that, except in certain circumstances, Surviving PubCo shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Surviving PubCo Board. An indemnitee shall also have the right to be paid by Surviving PubCo the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Surviving PubCo Bylaws.

The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for a director under Section 174 of the DGCL;

•        for any breach of a duty of loyalty to the corporation or its stockholders; or

•        for an officer in any action by or in the right of the corporation.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Surviving PubCo Organizational Documents will provide that Surviving PubCo will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person will also be entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Surviving PubCo expects to enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, are expected to require Surviving PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Surviving PubCo plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers will be insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Surviving PubCo Organizational Documents and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION OF ALEANNA

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “AleAnna”, generally refer to AleAnna prior to the Business Combination and to Surviving PubCo following the Business Combination.

During 2023 and 2022, AleAnna only employed one individual serving as an executive officer of AleAnna and that employee, Marco Brun, was employed by AleAnna’s wholly owned Italian subsidiary, AleAnna Italia S.p.A. The other executive officers were either employed or contracted by Bluescape and its affiliates. Except for Marco Brun, AleAnna’s executive officers are either contractors or participate in employee benefit plans sponsored by Bluescape and its affiliates. AleAnna, including AleAnna Italia S.p.A., has not granted any equity awards to either Marco Brun or the executive officers sponsored by Bluescape. During 2023 and 2022, William K. Dirks, Tristan Yopp, and Charles Roscopf provided administrative and support services to AleAnna. William K. Dirks, as a contractor, was compensated pursuant to a Master Services Agreement covering multiple Bluescape entities, including AleAnna. Services provided by Mr. Dirks, Yopp, and Roscopf include insurance, risk management, legal, information technology, purchasing, executive management, accounting, finance, human resources, construction management and database management. Please see the section titled “AleAnna’s Business.”

Except for Marco Brun, compensation decisions for AleAnna’s executive officers during 2023 and 2022 were made by Bluescape and its affiliates and any such compensation decisions were not subject to approval by the AleAnna Board. AleAnna’s named executive officers consisted of its principal executive officers as of December 31, 2023, being:

•        Marco Brun, Chief Executive Officer and Chief Commercial Officer; and

•        William K. Dirks, Executive Director and Chief Technical Officer.

Mr. Brun devotes a substantial portion of his time to AleAnna. AleAnna’s other non-employee executive officers maintain roles with Bluescape and its affiliates and devote time, as needed, directly managing AleAnna’s business and affairs. William K. Dirks receives contractor compensation from AleAnna pursuant to the Dirks Agreement described below, but is not an employee of Bluescape. Further, neither of Messrs. Yopp or Roscopf receive any separate compensation for their services to AleAnna.

Mr. Dirks is expected to become an employee and the Executive Director and Chief Technical Officer of Surviving PubCo upon the Closing. Messrs. Yopp and Roscopf are expected to continue to provide administrative services to the Surviving PubCo upon the Closing under a future services agreement between Bluescape and AleAnna.

Summary Compensation Table

The following table presents information regarding the compensation earned or received by our NEOs for services rendered during the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Fiscal Year	Base Salary ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Marco Brun	2023	$688,255	—	$78,086	$766,341
	2022(2)	$604,499	—	$27,278	$631,777
William K. Dirks	2023	$240,000	—	$—	$240,000
	2022	$240,000	—	$—	$240,000

____________

(1)      “All Other Compensation” represents fringe benefits, including the monthly lease fee described in the description of the Brun Employment Agreement.

(2)      Mr. Brun provided services to AleAnna Italia S.p.A. pursuant to a Master Services Agreement prior to September 1, 2022. Base Salary includes $381,076 of compensation under the terms of the Master Services Agreement and $223,423 of compensation pursuant to his employment contract with AleAnna Italia S.p.A. entered into on September 1, 2022.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Agreement with Chief Executive Officer and Chief Commercial Officer

On September 1, 2022, Aleanna Italia S.p.A., a wholly owned subsidiary of AleAnna, entered into an employment agreement with Mr. Brun effective as of that date (“Brun Employment Agreement”), and pursuant to its terms, Mr. Brun’s base salary is €610,000.00. Mr. Brun is entitled to receive reimbursement for all out-of-pocket expenses incurred by him, which are specifically related to his roles and duties and fall under the guidelines of AleAnna’s expenses policy. The term of the Brun Employment Agreement is permanent.

Mr. Brun receives health insurance through Italy’s national health insurance program (“FASI”) and, pursuant to the Brun Employment Agreement, AleAnna provides insurance for expenses in excess of the coverage provided by FASI. As further described below, Mr. Brun is entitled to the Company’s Medium/Long Term Incentive Plan (the “M/LTIP”, as described below) and may be entitled to certain cash bonuses ranging from €375,000 to €1,125,000 from May 31, 2024, through December 31, 2026. Mr. Brun is also covered by permanent disability and death insurance due to disease, and due to professional or extra professional injuries in the amount specified by the Contratto Collettivo Nazionale Lavoro. In addition, Mr. Brun receives directors’ and officers’ insurance. AleAnna also pays Previndai a contribution equal to 7% of Mr. Brun’s salary. Mr. Brun is entitled to a company vehicle with a monthly lease fee up to €2,500.00 plus applicable VAT, a mobile phone and a laptop with all related expenses to be borne by AleAnna in accordance with AleAnna’s policies.

Mr. Brun is entitled to two years’ base salary to be paid within six months of a Change in Control. “Change in Control” means the first to occur of: (a) the liquidation of AleAnna; (b) the sale of all or substantially all of the assets of AleAnna; (c) provided that an initial public offering has not taken place, the date on which AleAnna and its affiliates cease to own, in the aggregate, at least 49% of the beneficial ownership of AleAnna; or (d) from and after an initial public offering, the date on which AleAnna and its affiliates cease to own, in the aggregate, at least 10% of the beneficial ownership of AleAnna. The completion of the Business Combination will not constitute a Change of Control under Mr. Brun’s Employment Agreement.

The Brun Employment Agreement also contains customary provisions relating to, among other things, confidentiality and non-solicitation.

Agreement with Mr. Dirks

On July 1, 2022, Aleanna entered into an independent contractor services agreement with Mr. Dirks effective as of that date (“Dirks Agreement”), and pursuant to its terms, Mr. Dirk receives a monthly Contractor Service Fee of $20,000.00 per month. Per the agreement, AleAnna also reimburses Mr. Dirks for certain pre-approved out of pocket expenditures such as travel expenses. Under Dirks Agreement, Mr. Dirks is responsible for all other expenses associated with his services including ancillary benefits such as medical insurance premiums, professional licenses, vehicle insurance expenses, and mobile phone and a laptop expenditures.

Medium/Long Term Incentive Plan (“M/LTIP”)

In September 2022, the AleAnna Board adopted, and AleAnna’s stockholders approved, the M/LTIP. The following describes the material terms of the M/LTIP.

Cash Bonuses.    Certain employees of AleAnna, including Mr. Brun, are entitled to potential cash bonus amounts to be paid based on the completion of certain milestones within the established thresholds. Such payments could result in total payments to employees of AleAnna, including Mr. Brun, ranging from €375,000 to €1,125,000, subject to certain threshold dates.

Performance Metrics.    The Company tracks each of the milestones for the M/LTIP package based on AleAnna’s current and future business plans. Based on the metrics and performance indicators outlined in the executive’s compensation package, management has identified that the likelihood of achieving each of these metrics is not probable based on the financial performance as of December 31, 2023, and therefore has not recognized any expense related to the M/LTIP. Any bonus payments are subject to AleAnna Board approval.

Outstanding Equity Awards at 2023 Fiscal Year End

None.

Director Compensation of AleAnna

Prior to the Business Combination, AleAnna has not adopted a formal policy or plan to compensate AleAnna’s directors. AleAnna’s directors received no additional compensation for their service as members of the AleAnna Board.

EXECUTIVE AND DIRECTOR COMPENSATION OF SPAC

None of SPAC executive officers or directors have received any cash compensation for services rendered to SPAC. SPAC previously agreed to pay Sponsor or one of its affiliates a total of up to $1,000 per month for office space, secretarial and administrative support provided to SPAC. On September 27, 2024, Sponsor waived all of its rights to receive payment for its provision of office space, secretarial and administrative support. In addition, the Sponsor, the SPAC executive officers, advisors, directors or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee of SPAC reviews on a quarterly basis all payments that were made by SPAC to the Sponsor, the SPAC executive officers, advisors, directors or their affiliates. Any such payments prior to SPAC’s initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, SPAC does not expect to have any additional controls in place governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on SPAC’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SPAC to its Sponsor, executive officers and directors, or their respective affiliates, prior to completion of an initial business combination.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of SPAC Securities

The following table sets forth information regarding the beneficial ownership of SPAC Ordinary Shares as of the date of this proxy statement/prospectus by:

•        each person known by SPAC to be the beneficial owner of 5% or more of SPAC Ordinary Shares;

•        each of SPAC’s current officers and directors; and

•        all of SPAC’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of SPAC in the table below is calculated based on 6,839,913 SPAC Ordinary Shares issued and outstanding as of September 30, 2024, consisting of 4,589,913 SPAC Class A Ordinary Shares and 2,250,000 SPAC Class B Ordinary Shares.

	SPAC Class A Ordinary Shares		SPAC Class B Ordinary Shares(2)		Approximate Percentage of Outstanding Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Swiftmerge Holdings, LLC(2)	3,069,604	66.9%	—	—	44.9%
John “Sam” Bremner(3)	—	—	—	—	—
George Jones(3)	—	—	—	—	—
Aston Loch(3)	—	—	—	—	—
Christopher J. Munyan(4)	—	—	—	—	—
General (Ret.) Wesley K Clark(3)	—	—	—	—	—
Dr. Leonard Makowka(3)	—	—	—	—	—
Dr. Courtney Lyder(3)	—	—	—	—	—
Sarah Boatman(3)	—	—	—	—	—
All executive officers and directors as a group (eight individuals)	3,069,604	66.9%	—	—	44.9%
Farallon Capital Partners(4)	300,000	6.5%	225,000	10.0%	7.7%
Polar Asset Management Partners, Inc.(5)	450,000	9.8%	—	—	6.6%
Meteora Capital LLC(6)	527,472	11.5%	—	—	7.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Swiftmerge Acquisition Corp., 4318 Forman Ave., Toluca Lake, California 91602.

(2)      Swiftmerge Holdings, LLC, the Sponsor, is the record holder of 3,069,604 founder shares, which are SPAC Class A Ordinary Shares that were converted from the SPAC Class B Ordinary Shares in June 2023. John “Sam” Bremner, George Jones and Aston Loch may be deemed to beneficially own the SPAC Ordinary Shares owned by the Sponsor as members of the board of managers of Swiftmerge Holdings GP, the Sponsor’s general partner.

(3)      Does not include any shares indirectly owned by this individual as a result of a passive economic interest in the Sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

(4)      Based solely on a Schedule 13G filed on December 27, 2021 (as amended by Schedules 13G/A filed on February 14, 2022, February 9, 2023 and February 5, 2024, respectively), Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), is the general partner of each of the Farallon Funds and is the sole member of Farallon Institutional

(GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”). As of the date hereof, the Farallon Funds hold an aggregate of 300,000 SPAC Class A Ordinary Shares. Also, as of the date hereof, an investment vehicle (the “SPV”) that is managed by the Management Company holds 225,000 SPAC Class B Ordinary Shares, which are convertible at the holder’s option into an equal number of SPAC Class A Ordinary Share. Accordingly, as of the date hereof, the Management Company may be deemed a beneficial owner of 225,000 SPAC Class A Ordinary Shares. Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Individual Reporting Persons”), as managing members of both the Farallon General Partner and the Management Company and as managers of the FCIP V General Partner and the F5MI General Partner, with the power to exercise investment discretion. Each of the Management Company, the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner, and the Farallon Individual Reporting Persons disclaims any beneficial ownership of any such shares. The address for the persons and entities listed in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(5)      Based solely on a Schedule 13G filed with the SEC on February 11, 2022 (as amended by a Schedule 13G/A filed on February 13, 2023, and February 9, 2024, respectively), Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada that serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the SPAC Class A Ordinary Shares directly held by PMSMF, has sole voting and dispositive power over 450,000 SPAC Class A Ordinary Shares. The address of the principal business office of Polar Asset Management Partners Inc and PMSMF is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(6)      Based solely on a Schedule 13G filed with the SEC on February 14, 2024 by Meteora Capital LLC, a Delaware limited liability company (“Meteora Capital”) with respect to the SPAC Class A Ordinary Shares held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the “Meteora Funds”); and Vik Mittal, who serves as the Managing Member of Meteora Capital, with respect to the SPAC Class A Ordinary Shares held by the Meteora Funds. The address of the principal business office of Meteora Capital is 1200 N Federal Hwy, #200, Boca Raton FL 33432.

Beneficial Ownership of AleAnna Securities

The following table sets forth information regarding the beneficial ownership of AleAnna LLC Units as of the date of this proxy statement/prospectus by:

•        each person known by AleAnna to be the beneficial owner of 5% or more of the AleAnna LLC Units;

•        each of AleAnna’s current officers and directors; and

•        all of AleAnna’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of AleAnna in the table below is calculated based on 266,503.18 AleAnna LLC Units and 105,711 AleAnna Preferred LLC Units issued and outstanding as of May 31, 2024.

	AleAnna Common LLC Units		AleAnna Preferred LLC Units		Approximate Percentage of Outstanding AleAnna LLC Units
Name of Beneficial Owners	Number of AleAnna LLC Units Beneficially Owned	Approximate Percentage of Class	Number of AleAnna LLC Units Beneficially Owned	Approximate Percentage of Class
Nautilus Resources LLC(1)	247,824	93.0%	105,711	100%	96.9%
Bonanza Resources (Texas) Inc.(2)	18,679	7.0%	—	—	3.0%

________

(1)      The securities beneficially owned by Nautilus Resources LLC are indirectly beneficially owned by Charles John Wilder Jr. and Susan Anne Wilder, as the managing members of JSW Interests LLC, which is the sole member of JSW Energy Holdings LLC, which is the general partner of JSW Energy Interests LP, which is the sole member of Bluescape Resources Investors LLC, which is the manager of Bluescape Resources Company LLC, which is the general partner of BRC Property Holdings LP, which is the manager of Brc-Oxy Marcellus Tax Partnership LLC, which is the sole member of Brc Exploration Holdings LLC, which is the sole member of Nautilus Resources LLC. Each individual and entity referenced herein disclaims the existence of a “group” and disclaims beneficial ownership of all AleAnna LLC Units, other than any AleAnna LLC Units or other securities reported herein as being owned by it, him or her, as the case may be. The address for each party referenced herein is 300 Crescent Court, Suite 1860 Dallas, Texas 75201.

(2)      The securities beneficially owned by Bonanza Resources (Texas) Inc. are indirectly beneficially owned by Byron Coulthard as the CEO of Bonanza Resources (Texas) Inc. The address for Bonanza Resources (Texas) Inc. is 5950 Berkshire Lane, Suite 125 Dallas, Texas 75225.

Beneficial Ownership of Surviving PubCo Securities

The following table sets forth information regarding the expected beneficial ownership of Surviving PubCo shares of Surviving PubCo Class A Common Stock immediately following the consummation of the Business Combination by:

•        each person known by Surviving PubCo who will be the beneficial owner of more than 5% of the outstanding Surviving PubCo Class A Common Stock or Surviving PubCo Class C Common Stock that may be exchanged immediately following the consummation of the Business Combination;

•        each person who will become an executive officer or a director of Surviving PubCo upon consummation of the Business Combination; and

•        all of the executive officers and directors of Surviving PubCo as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Surviving PubCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Surviving PubCo Surviving PubCo Class A Common Stock as to which the holder has sole or shared voting power or investment power and also any Surviving PubCo Surviving PubCo Class A Common Stock which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right, including shares of non-economic voting Surviving PubCo Class C Common Stock that may be exchanged, together with Class C HoldCo Units, for Surviving PubCo Class A Common Stock The expected beneficial ownership percentages set forth in the table below have been determined based on the following:

Name of Beneficial Owner(1)	Post-Business Combination (Assuming No Redemption)(2)					Post-Business Combination (Assuming Maximum Redemption)(3)
	Number of Shares	% of Surviving PubCo Class A Common Stock	Number of Shares	% of Surviving PubCo Class C Common Stock	Combined Voting Power	Number of Shares	% of Surviving PubCo Class A Common Stock	Number of Shares	% of Surviving PubCo Class C Common Stock	Combined Voting Power
5% or Greater Shareholders
Nautilus Resources LLC(4)	9,100,000	64.42%	54,028,594	100.00%	93.23%	9,100,000	69.65%	54,028,594	100.00%	94.93%
Bonanza Resources (Texas) Inc.(5)	1,969,882	15.29%	—	—	2.91%	1,969,882	16.53%	—	—	2.96%
Swiftmerge Holdings, LLC(6)	763,988	5.93%	—	—	1.13%	763,988	6.41%	—	—	1.15%
Directors and Executive Officers
Graham van’t Hoff	—	—	—	—	—	—	—	—	—	—
William K. Dirks	—	—	—	—	—	—	—	—	—	—
Marco Brun	—	—	—	—	—	—	—	—	—	—
Duncan Palmer	—	—	—	—	—	—	—	—	—	—
Curtis Hébert	—	—	—	—	—	—	—	—	—	—
Tristan Yopp	—	—	—	—	—	—	—	—	—	—
Charles Roscopf	—	—	—	—	—	—	—	—	—	—
All executive officers and directors as a group (seven persons)	—	—	—	—	—	—	—	—	—	—

____________

(1)      Unless otherwise noted, the business address of each of the following entities and individuals is c/o AleAnna, Inc., 300 Crecent Court, Suite 1860 Dallas, Texas 75201.

(2)      Figures reflect the expected beneficial ownership of Surviving PubCo immediately upon consummation of the Business Combination, assuming that no SPAC Public Shareholders exercise their Redemption Rights and no shares of Surviving PubCo Class C Common Stock, together with the Class C HoldCo Units, are exchanged for a corresponding number of shares of Surviving PubCo Class A Common Stock.

(3)      Figures reflect the expected beneficial ownership of Surviving PubCo immediately upon consummation of the Business Combination, assuming that all SPAC Public Shareholders, holding 1,214,913 SPAC Class A Ordinary Shares, exercise their Redemption Rights and no shares of Surviving PubCo Class C Common Stock, together with the Class C HoldCo Units, are exchanged for a corresponding number of shares of Surviving PubCo Class A Common Stock.

(4)      The securities beneficially owned by Nautilus Resources LLC are indirectly beneficially owned by Charles John Wilder Jr. and Susan Anne Wilder, as the managing members of JSW Interests LLC, which is the sole member of JSW Energy Holdings LLC, which is the general partner of JSW Energy Interests LP, which is the sole member of Bluescape Resources Investors LLC, which is the manager of Bluescape Resources Company LLC, which is the general partner of BRC Property Holdings LP, which is the manager of Brc-Oxy Marcellus Tax Partnership LLC, which is the sole member of Brc Exploration Holdings LLC, which is the sole member of Nautilus Resources LLC. Each individual and entity referenced herein disclaims the existence of a “group” and disclaims beneficial ownership of all AleAnna LLC Units, other than any AleAnna LLC Units or other securities reported herein as being owned by it, him or her, as the case may be. The address for each party referenced herein is 300 Crescent Court, Suite 1860 Dallas, Texas 75201.

(5)      The securities beneficially owned by Bonanza Resources (Texas) Inc. are indirectly beneficially owned by Byron Coulthard as the CEO of Bonanza Resources (Texas) Inc. The address for Bonanza Resources (Texas) Inc. is 5950 Berkshire Lane, Suite 125 Dallas, Texas 75225.

(6)      Reflects forfeiture of an aggregate of 2,305,616 SPAC Class A Ordinary Shares held by Sponsor. The address for Sponsor is 4318 Forman Ave., Toluca Lake, California 91602.

CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS

Founder Shares

On February 8, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the SPAC in exchange for the issuance of 7,187,500 Class B ordinary shares. In July 2021, the Sponsor surrendered 1,437,500 Class B Ordinary Shares for no consideration, resulting in an aggregate of 5,750,000 Class B Ordinary Shares outstanding (see Note 7). The founder shares included an aggregate of up to 750,000 SPAC Class B Ordinary Shares subject to repurchase by the Sponsor to the extent that the underwriter’s Over-Allotment Option was not exercised in full or in part, so that the holders of the founder shares will own, on an as-converted basis, 20% of the SPAC issued and outstanding shares after the IPO. On January 18, 2022, in connection with the partial exercise of the underwriter’s Over-Allotment Option, the Sponsor irrevocably surrendered to the SPAC for cancellation and for no consideration 125,000 SPAC Class B Ordinary Shares resulting in 5,625,000 SPAC Class B Ordinary Shares outstanding. On June 15, 2023, the Sponsor converted 3,375,000 of its SPAC Class B Ordinary Shares into 3,375,000 non-public SPAC Class A Ordinary Shares, which SPAC Class A Ordinary Shares have no redemption rights.

Except as described herein, the Sponsor and the SPAC directors and executive officers, as applicable, have agreed not to transfer, assign or sell any of their founder shares until the earliest of (x) with respect to one-half of such shares, until consummation of an initial business combination, (y) with respect to one-fourth of such shares, until the closing price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within a 30-trading day period following the consummation of an initial business combination (the “Requisite Trading Period”) and (z) with respect to one-fourth of such shares, until the closing price of the SPAC Class A Ordinary Shares equal or exceeds $14.00 (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for the Requisite Trading Period. Except as described herein, pursuant to the Investor Letter Agreements with us, our Anchor Investors have agreed, not to transfer, assign or sell any of their SPAC Ordinary Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of the SPAC Class A Ordinary Shares equal or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period following the consummation of our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our SPAC Public Shareholders having the right to exchange their Public Shares for cash, securities or other property. Additionally, the holders of the founder shares have agreed that any SPAC Class A Ordinary Shares owned by them or received upon conversion or in exchange of the SPAC Class B Ordinary Shares, will not be transferred, assigned or sold until one year after the date of the consummation of an initial business combination provided that, such holders shall be permitted to transfer such SPAC Class A Ordinary Shares if, subsequent to an initial business combination, (i) the last sales price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) SPAC consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their SPAC Ordinary Shares for cash, securities or other property.

The Anchor Investors purchased a total of 19,800,000 Public Units and 3,000,000 SPAC Private Warrants in the IPO at the offering price of $10.00 per unit. Each such Anchor Investor entered into a separate agreement with SPAC to purchase up to 225,000 founder shares at the original founder share purchase price of approximately $0.003 per share, or 2,250,000 founder shares in the aggregate. These founder shares were forfeited by the Sponsor back to the SPAC and subsequently reissued to the Anchor Investors.

Private Placement Warrants

Simultaneously with the closing the IPO, the Sponsor and Anchor Investors purchased an aggregate of 8,600,000 SPAC Private Warrants, at a price of $1.00 per warrant in a private placement. On January 18, 2022, simultaneously with the partial exercise of the Over-Allotment Option, SPAC sold an additional 750,000 SPAC Private Warrants to the Sponsor, generating gross proceeds to SPAC of $750,000. Each SPAC Private Warrant is exercisable to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share. The SPAC Private Warrants were sold in the following amounts: (i) to the Sponsor, 6,350,000 SPAC Private Warrants for $6,350,000 in aggregate and (ii) to the Anchor Investors, an aggregate of 3,000,000 SPAC Private Warrant for $3,000,000 in aggregate. An amount of $6,750,000 of proceeds from the sale of the SPAC Private Warrant was added to the Trust Account and an amount of $2,600,000 was deposited into the SPAC’s operating account. If SPAC does not complete an initial business combination by June 17, 2025 or, if such period is extended, within such extended period, the proceeds from the sale of the SPAC Private Warrants held in the Trust Account will be used to fund the redemption of the public SPAC Class A Ordinary Shares (subject to the requirements of applicable law) and the SPAC Private Warrants will expire worthless.

Promissory Note

On May 19, 2023, the Sponsor provided to SPAC the Sponsor Advance of $200,000. On September 15, 2023, SPAC issued the Sponsor Note to the Sponsor for costs and expenses reasonably related to our working capital needs prior to the consummation of our initial business combination and the Sponsor Advance was converted into the first proceeds on the Sponsor Note. The Sponsor Note is non-interest bearing and is due the earlier of the consummation of an initial business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Sponsor Note into SPAC Warrants, at a price of $1.00 per warrant. As of June 30, 2024, the balance under the Sponsor Note was $711,000. As of June 30, 2024, the Sponsor did not elect to convert any of the principal amount under the Sponsor Note to SPAC Warrants.

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us the funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that we do not consummate an initial business combination, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the SPAC Private Warrants. As of June 30, 2024, there was $711,000 outstanding under the Sponsor Note.

Administrative Services Agreement

SPAC entered into an agreement, commencing on the effective date of the SPAC IPO, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, administrative and support services. On April 7, 2022, the administrative services agreement was amended to provide for the reimbursement of the Sponsor in a reduced amount of up to $1,000 per month for such services. On September 27, 2024, Sponsor waived all of its rights to receive payment for its provision of office space, secretarial and administrative support.

Registration and Shareholder Rights Agreement

The Sponsor, the Anchor Investors and certain SPAC directors have entered into a registration and shareholder rights agreement, pursuant to which the holders of SPAC Class B Ordinary Shares, SPAC Private Warrants and SPAC Public Warrants that may be issued upon conversion of working capital loans (and any SPAC Class A Ordinary Shares issuable upon the exercise of the SPAC Private Warrants and warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require SPAC to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Consulting Services

In April 2024, SPAC entered into an advisory services agreement (“Advisory Agreement”) with Rowdeston Capital Corp. (“Rowdeston”), an entity owned by Thomas J. Loch, its Managing Director and Chief Executive Officer, to provide financial advisory services to SPAC relating to the Business Combination, including due diligence, structuring, financial analysis and other customary financial advisory services. Rowdeston was engaged based on Mr. Thomas Loch’s extensive experience in evaluating the operations and financial merits of companies in the energy industry, such as AleAnna. Mr. Thomas Loch is the father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor. The Advisory Agreement provides for a one-time engagement fee of $25,000 upon signing of the Advisory Agreement, an additional consulting fee on an on-going, hourly basis, and a potential additional payment if the Business Combination is consummated, payable at the sole discretion of SPAC. The Advisory Agreement will terminate six months from date of the Advisory Agreement. As of June 30, 2024, the Company has incurred fees under the Advisory Agreement of $145,500. See “Conflicts of Interest” and related Risk Factor discussions elsewhere in this proxy statement/prospectus for potential conflicts of interest related to this arrangement.

Policy for Approval of Related Party Transactions

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to our written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. There will be no finder’s fees, reimbursements or cash payments made by us to our founders, officers or directors or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of the Initial Public Offering and the sale of the private placement units held in the trust account prior to the completion of our initial business combination:

•        repayment of an aggregate of up to $300,000 in loans made to us by our founders to cover offering-related and organizational expenses;

•        payment to an affiliate of the Sponsor of a total of $1,000 per month subject to adjustment based on actual costs incurred, for up to 24 months, for office space, administrative and support services;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.

•        These payments may be funded using the net proceeds of the Initial Public Offering and the sale of the private placement units not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Certain Transactions of AleAnna

In addition to the various agreements and arrangements discussed in the sections titled “Management of AleAnna and Surviving PubCo Following the Business Combination” and “Executive and Director Compensation of AleAnna,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

•        Aleanna has been or is to be a participant;

•        the amount involved exceeded or exceeds the lesser of (a) $120,000 or (b) one percent of the average of Aleanna’s total assets at year-end for the fiscal years ended December 31, 2023 and 2022; and

•        any of Aleanna’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Since January 1, 2022, AleAnna has entered into, or expect to enter into upon Closing, the following agreements that satisfy the above criteria:

Transactions Prior to Execution of the Merger Agreement

Intercompany Payables

As of June 30, 2024 and December 31, 2023, AleAnna had outstanding payables of $0 and $525,276, respectively, to its parent company, Nautilus, primarily related to the payment of legal fees by Nautilus on behalf of AleAnna. These intercompany payables are presented as related party payables on the accompanying consolidated balance sheets and will be settled in the normal course of business.

Capital Contributions

Nautilus made a capital contribution of $651,750 to AleAnna in April 2024 in exchange for 651 units and $17.1 million to AleAnna in May 2024 in exchange for 17,100 units.

Short-Term Loan

During the year ended December 31, 2021, AleAnna borrowed $22,000 in the form of a short-term loan from Nautilus. In 2022, this loan was converted into a capital contribution and AleAnna issued to Nautilus 22 Class 1 Preferred Units.

Transactions Contemplated by the Merger Agreement

A&R HoldCo LLC Agreement

Following the Closing, the combined company will be organized in an “Up-C” structure, such that Surviving PubCo will be a publicly listed company that will hold a portion of the equity interests in AleAnna through HoldCo. On the Closing Date, HoldCo will amend and restate its limited liability company agreement in its entirety to provide, among other things, that each HoldCo Unit will be exchangeable, subject to certain conditions, for one share of Surviving PubCo Class A Common Stock, and a corresponding share of Surviving PubCo Class C Common Stock will be cancelled in connection with such exchange, pursuant to and in accordance with the terms of the A&R HoldCo LLC Agreement. Immediately following the Closing, Surviving PubCo will be the sole manager of and control HoldCo, and Surviving PubCo will own between approximately 19.5% and 20.2% of the outstanding equity of HoldCo through Class A HoldCo Units and Nautilus will own between approximately 79.8% and 81.3% of the outstanding equity of HoldCo through Class C HoldCo Units. HoldCo will own 100% of the equity interests of AleAnna. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R HoldCo LLC Agreement.”

Stockholder Registration Rights

Surviving PubCo intends to grant registration rights to certain parties in connection with the Business Combination.

Employment Agreements and Indemnification

For a description of AleAnna’s executive and director compensation and management of AleAnna and the Surviving PubCo following the business combination, see “Executive and Director Compensation of AleAnna” and “Management of AleAnna and Surviving PubCo Following the Business Combination.”

Limitation of Liability and Indemnification of Directors and Officers

The Surviving PubCo Organizational Documents will limit a director’s and officer’s liability to the fullest extent permitted under the DGCL; provided, however, that, except in certain circumstances, Surviving PubCo shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Surviving PubCo Board. An indemnitee shall also have the right to be paid by Surviving PubCo the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Surviving PubCo Bylaws. We believe these provisions in the Surviving PubCo Organizational Documents are necessary to attract and retain qualified persons as directors and officers. For additional information, see “Management of AleAnna and Surviving PubCo Following the Business Combination — Limitation of Liability and Indemnification of Directors and Officers.”

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Surviving PubCo is largely exempt from such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Graham van’t Hoff, Duncan Palmer, and Curtis Hebert representing three of five members of the proposed Surviving PubCo Board, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Capital Market.

Indemnification Agreements

Upon closing, Surviving PubCo expects to enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, are expected to require Surviving PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful.

DESCRIPTION OF SURVIVING PUBCO’S SECURITIES

The following summary of certain provisions of the Surviving PubCo securities does not purport to be complete and is subject to the Surviving PubCo Surviving PubCo Certificate of Incorporation, the Surviving PubCo Bylaws and the provisions of applicable law. Copies of the Surviving PubCo Surviving PubCo Certificate of Incorporation and the Surviving PubCo Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Authorized and Outstanding Stock

The Surviving PubCo Certificate of Incorporation will authorize the issuance of 223,500,000 shares, consisting of:

•        150,000,000 shares of Surviving PubCo Class A Common Stock, par value $0.0001 per share;

•        2,500,000 shares of Surviving PubCo Class B Common Stock, par value $0.0001 per share;

•        70,000,000 shares of Surviving PubCo Class C Common Stock, par value $0.0001 per share; and

•        1,000,000 shares of Surviving PubCo Preferred Stock, par value $0.0001 per share.

Surviving PubCo Class A Common Stock

Upon completion of the Business Combination, we expect that there will be 12,884,795 shares of Surviving PubCo Class A Common Stock outstanding, no shares of Surviving PubCo Class B Common Stock outstanding, 54,028,594 shares of Surviving PubCo Class C Common Stock outstanding and no shares of Surviving PubCo Preferred Stock outstanding, assuming that no Public Shares are redeemed in connection with the Business Combination. All shares of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock upon issuance, will be validly issued, fully paid and non-assessable.

Voting rights.    Each holder of Surviving PubCo Class A Common Stock is entitled to one vote for each share of Surviving PubCo Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Surviving PubCo’s capital stock). Holders of shares of Surviving PubCo Class A Common Stock will vote together with holders of the Surviving PubCo Class C Common Stock as a single class on all matters presented to the Surviving PubCo’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present. The holders of the outstanding shares of Surviving PubCo Class A Common Stock shall be entitled to vote separately as a single class upon any amendment to this Surviving PubCo Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Surviving PubCo Class A Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Surviving PubCo Class C Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Surviving PubCo Class A Common Stock, as such, will have no voting power pursuant to the Surviving PubCo Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) that relates solely to the terms of one or more outstanding series of Surviving PubCo Preferred Stock if the holders of such affected series of Surviving PubCo Preferred Stock are entitled to vote as a separate class thereon pursuant to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) or pursuant to the DGCL.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Surviving PubCo Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) that relates solely to the terms of one or more outstanding series of Surviving PubCo Preferred Stock if the holders of such affected series of Surviving PubCo Preferred Stock are entitled to vote as a separate class thereon pursuant to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) or pursuant to the DGCL.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding Surviving PubCo Preferred Stock, the holders of shares of Surviving PubCo Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Surviving PubCo’s Board out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Surviving PubCo’s affairs, after payment of the Surviving PubCo’s debts and other liabilities, subject to prior distribution rights of Surviving PubCo Preferred Stock or any class or series of stock having a preference over the Surviving PubCo Class A Common Stock, then outstanding, if any, the holders of Surviving PubCo Class A Common Stock are entitled to receive, pari passu, an amount per share equal to the par value thereof. Thereafter the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to share ratably in all net assets remaining available for distribution.

Other rights.    The holders of Surviving PubCo Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Surviving PubCo Class A Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the Surviving PubCo Preferred Stock the Surviving PubCo may issue in the future.

Surviving PubCo Class B Common Stock

Upon completion of the Business Combination, there will be no shares of Surviving PubCo Class B Common Stock outstanding. All shares of Surviving PubCo Class B Common Stock to be issued in connection with the Business Combination upon issuance, will be validly issued, fully paid and non-assessable. Upon the Domestication, the SPAC Class B Ordinary Shares shall automatically convert into shares of Surviving PubCo Surviving PubCo Class B Common Stock, on a one-for-one basis, and at Closing, each share of Surviving PubCo Class B Common Stock issued and outstanding in connection with the Domestication shall be converted into one share of Surviving PubCo Surviving PubCo Class A Common Stock.

Surviving PubCo Class C Common Stock

Upon completion of the Business Combination, there will be 54,028,594 shares of Surviving PubCo Class C Common Stock outstanding. All shares of Surviving PubCo Class C Common Stock to be issued in connection with the Business Combination upon issuance, will be validly issued, fully paid and non-assessable.

Voting rights.    Each holder of Surviving PubCo Class C Common Stock is entitled to one vote for each share of Surviving PubCo Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Surviving PubCo’s capital stock). Holders of shares of Surviving PubCo Class C Common Stock will vote together with holders of the Surviving PubCo Class A Common Stock as a single class on all matters presented to the Surviving PubCo’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present. The holders of the outstanding shares of Surviving PubCo Class C Common Stock shall be entitled to vote separately as a single class upon any amendment to this Surviving PubCo Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Surviving PubCo Class C Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Surviving PubCo Class A Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Surviving PubCo Class C Common Stock, as such, will have no voting power pursuant to the Surviving PubCo Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) that relates solely to the terms of one or more outstanding series of Surviving PubCo Preferred Stock if the holders of such affected series of Surviving PubCo Preferred Stock are entitled to vote as a separate class thereon pursuant to the Surviving PubCo Certificate of Incorporation (including any certificate of designations relating to any series of Surviving PubCo Preferred Stock) or pursuant to the DGCL.

Dividend rights.    The holders of the Surviving PubCo Class C Common Stock will not participate in any dividends declared by the Surviving PubCo’s Board.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Surviving PubCo’s affairs, the holders of Surviving PubCo Class C Common Stock are not entitled to receive any assets of the Surviving PubCo in excess of the par value thereof.

Other rights.    The holders of shares of Surviving PubCo Class C Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Surviving PubCo Class C Common Stock.

Surviving PubCo Preferred Stock

No shares of Surviving PubCo Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Surviving PubCo Certificate of Incorporation will authorize the Surviving PubCo’s Board to establish one or more series of Surviving PubCo Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Surviving PubCo Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Surviving PubCo’s Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Surviving PubCo Preferred Stock.

The issuance of Surviving PubCo Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Surviving PubCo without further action by the stockholders. Additionally, the issuance of Surviving PubCo Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Surviving PubCo Class A Common Stock, diluting the voting power of the Surviving PubCo Class A Common Stock and the Surviving PubCo Class C Common Stock or subordinating the liquidation rights of the Surviving PubCo Class A Common Stock or Surviving PubCo Class C Common Stock. As a result of these or other factors, the issuance of Surviving PubCo Preferred Stock could have an adverse impact on the market price of the Surviving PubCo Class A Common Stock. At present, we have no plans to issue any Surviving PubCo Preferred Stock.

Surviving PubCo Warrants

Upon the effective time of the Domestication, each then issued and outstanding SPAC Public Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving PubCo Surviving PubCo Class A Common Stock, in the same form and on the same terms and conditions (including the same “warrant price” and number of shares of common stock subject to such warrant) as the converted common warrant of the SPAC.

Each whole Surviving PubCo Warrant will entitle the registered holder to purchase one share of Surviving PubCo Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Surviving PubCo Class A Common Stock issuable upon exercise of the Surviving PubCo Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Surviving PubCo Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a Surviving PubCo Warrant holder may exercise its Surviving PubCo Warrants only for a whole number of shares of Surviving PubCo Class A Common Stock. This means only a whole Surviving PubCo Warrant may be exercised at a given time by a Surviving PubCo Warrant holder. No fractional Surviving PubCo Warrants will be issued upon separation of the units and only whole Surviving PubCo Warrants will trade. The Surviving PubCo Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Surviving PubCo Class A Common Stock pursuant to the exercise of a Surviving PubCo Warrant and will have no obligation to settle such Surviving PubCo Warrant exercise unless a registration statement under the Securities Act with respect to the Surviving PubCo Class A Common Stock underlying the Surviving PubCo Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Surviving PubCo Warrant will be exercisable, and we will not be obligated to issue a Surviving PubCo Class A Common Stock upon exercise of a Surviving PubCo Warrant unless the Surviving PubCo Class A Common Stock issuable upon such Surviving PubCo Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Surviving PubCo Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Surviving PubCo Warrant, the holder of such Surviving PubCo Warrant will not be entitled to exercise such Surviving PubCo Warrant and such Surviving PubCo Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Surviving PubCo Warrant. In the event that a registration statement is not effective for the exercised Surviving PubCo Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Surviving PubCo Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Surviving PubCo Class A Common Stock issuable upon exercise of the Surviving PubCo Warrants. We will use commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement for the registration, under the Securities Act, of the Surviving PubCo Class A Common Stock issuable upon exercise of the Surviving PubCo Warrants, until the expiration of the Surviving PubCo Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Surviving PubCo Class A Common Stock issuable upon exercise of the Surviving PubCo Warrants is not effective by the 60th day after the closing of the initial business combination, Surviving PubCo Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Surviving PubCo Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Surviving PubCo Class A Common Stock are at the time of any exercise of a Surviving PubCo Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Surviving PubCo Warrants who exercise their Surviving PubCo Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Surviving PubCo Class A Common Stock equal to the lesser of the quotient obtained by dividing (x) the product of the number of shares of Surviving PubCo Class A Common Stock underlying the Surviving PubCo Warrants, multiplied by the difference between the “warrant price” (defined below) and the “fair market value” (defined below) by (y) the fair market value, provided that no cashless exercise shall be permitted unless the fair market value is equal to or higher than the warrant price. The “fair market value” as used in this paragraph shall mean the average reported last sale price of the Surviving PubCo Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Surviving PubCo Warrant is received by the warrant agent. The “warrant price” as used in this paragraph shall mean the price per share at which the Surviving PubCo Class A Common Stock may be purchased at the time a Surviving PubCo Warrant is exercised.

Redemption of Surviving PubCo Warrants when the last sales price of our Surviving PubCo Class A Common Stock equals or exceeds $18.00.

Once the Surviving PubCo Warrants become exercisable, we may call the Surviving PubCo Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Surviving PubCo Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Surviving PubCo Warrant holder;

•        if, and only if, the reported last sale price of the Surviving PubCo Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third trading day before we send to the notice of redemption to the Surviving PubCo Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Surviving PubCo Class A Common Stock underlying such Surviving PubCo Warrants.

We will not redeem the Surviving PubCo Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Surviving PubCo Class A Common Stock issuable upon exercise of the Surviving PubCo Warrants is then effective and a current prospectus relating to those shares of Surviving PubCo Class A Common Stock is available throughout the 30-day redemption period. In the event that we elect to redeem all of the redeemable Surviving PubCo Warrants, we will fix a date for the redemption. Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by Surviving PubCo not less than 30 days prior to the redemption date to the registered holders of the redeemable Surviving PubCo Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Surviving PubCo Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each Surviving PubCo Warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Surviving PubCo Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Surviving PubCo Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the Surviving PubCo Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Surviving PubCo Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Surviving PubCo Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Surviving PubCo Class A Common Stock issuable upon the exercise of our Surviving PubCo Warrants. If our management takes advantage of this option, all holders of Surviving PubCo Warrants would pay the exercise price by surrendering their Surviving PubCo Warrants for that product of the number of Surviving PubCo Class A Common Stock underlying the Surviving PubCo Warrants equal to the quotient obtained by dividing (x) the product of the number of shares of Surviving PubCo Class A Common Stock underlying the Surviving PubCo Warrants, multiplied by the difference between the “warrant Price” (defined below) and the “fair market value” (defined below) by (y) the “fair market value”. The “fair market value” will mean the average reported last sale price of the Surviving PubCo Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Surviving PubCo Warrants. The “warrant price” as used in this paragraph shall mean the price per share at which the Surviving PubCo Class A Common Stock may be purchased at the time a Surviving PubCo Warrant is exercised. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Surviving PubCo Class A Common Stock to be received upon exercise of the Surviving PubCo Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Surviving PubCo Warrants after our initial business combination.

Anti-dilution Adjustments

If the number of shares of outstanding Surviving PubCo Class A Common Stock is increased by a share capitalization payable in Surviving PubCo Class A Common Stock, or by a stock dividend, split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Surviving PubCo Class A Common Stock issuable on exercise of each Surviving PubCo Warrant will be increased in proportion to such increase in the outstanding Surviving PubCo Class A Common Stock.

In addition, if we, at any time while the Surviving PubCo Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Surviving PubCo Class A Common Stock on account of such Surviving PubCo Class A Common Stock (or other securities into which the Surviving PubCo Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Surviving PubCo Class A Common Stock in connection with a proposed initial business combination or (d) to satisfy the redemption rights of the holders of Surviving PubCo Class A Common Stock in connection with a stockholder vote to amend the Surviving PubCo Certificate of Incorporation (i) to modify the substance or timing of the Surviving PubCo’s obligation to provide holders of Surviving PubCo Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the Surviving PubCo’s Common Stock if it does not complete its initial business combination within the time period required by the SPAC Articles of Association or (ii) with respect to any other provision relating to the rights of holders of Surviving PubCo Class A Common Stock.

If the number of outstanding shares of Surviving PubCo Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Surviving PubCo Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Surviving PubCo Class A Common Stock issuable on exercise of each Surviving PubCo Warrant will be decreased in proportion to such decrease in outstanding Surviving PubCo Class A Common Stock.

Whenever the number of shares of Surviving PubCo Class A Common Stock purchasable upon the exercise of the Surviving PubCo Warrants is adjusted, as described above, the Surviving PubCo Warrant exercise price will be adjusted by multiplying the Surviving PubCo Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Surviving PubCo Class A Common Stock purchasable upon the exercise of the Surviving PubCo Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Surviving PubCo Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Surviving PubCo Class A Common Stock (other than those described above or that solely affects the par value of such Surviving PubCo Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Surviving PubCo Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Surviving PubCo Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Surviving PubCo Warrants and in lieu of the Surviving PubCo Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Surviving PubCo Warrants would have received if such holder had exercised their Surviving PubCo Warrants immediately prior to such event.

The Surviving PubCo Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Surviving PubCo Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The Surviving PubCo Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, duly executed as indicated, accompanied by full payment of the warrant price for each full share of Surviving PubCo Class A Common Stock as to which the Surviving PubCo Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Surviving PubCo Warrant. The Surviving PubCo Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Surviving PubCo Warrants and receive Surviving PubCo Class A Common Stock. After the issuance of Surviving PubCo Class A Common Stock upon exercise of the Surviving PubCo Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Surviving PubCo Warrants. If, upon exercise of the Surviving PubCo Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Surviving PubCo Class A Common Stock to be issued to the Surviving PubCo Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Surviving PubCo’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Surviving PubCo Warrants and rights, respectively, which could limit the ability of Surviving PubCo Warrant or rights holders to obtain a favorable judicial forum for disputes with Surviving PubCo.”

Dividends

We have not declared any dividends, and the Surviving PubCo’s Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the shares of Surviving PubCo Class A Common Stock will depend on the financial condition of the Surviving PubCo after the completion of the Business Combination subject to the discretion of the Surviving PubCo’s Board.

Upon completion of the Business Combination, Surviving PubCo will be a holding company with no material assets other than its interest in HoldCo.

Anti-Takeover Effects of the Surviving PubCo Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Surviving PubCo Certificate of Incorporation, the Surviving PubCo Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Surviving PubCo’s Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Surviving PubCo. These provisions are intended to avoid costly takeover battles, reduce the Surviving PubCo’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Surviving PubCo’s Board to maximize stockholder value in connection with any unsolicited offer to acquire the Surviving PubCo. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Surviving PubCo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Surviving PubCo Class A Common Stock. The Surviving PubCo Certificate of Incorporation will provide that any action required or permitted to be taken by the Surviving PubCo’s stockholders must be effected at a duly called annual or Shareholders Meeting of such stockholders and may not be effected by any consent in writing by such holders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Surviving PubCo Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Surviving PubCo Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Surviving PubCo will at all times reserve and keep available out of its authorized and unissued shares of Surviving PubCo Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C HoldCo Units and a corresponding number of shares of Surviving PubCo Class C Common Stock pursuant to the A&R HoldCo LLC Agreement, the number of shares of Surviving PubCo Class A Common Stock that are issuable upon exchange of all outstanding Class C HoldCo Units and all outstanding shares of Surviving PubCo Class C Common Stock pursuant to the A&R HoldCo LLC Agreement.

One of the effects of the existence of unissued and unreserved Surviving PubCo Common Stock may be to enable the Surviving PubCo’s Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Surviving PubCo by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Surviving PubCo Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Surviving PubCo Certificate of Incorporation will provide that the number of directors of the Surviving PubCo shall be five and thereafter, the Surviving PubCo Board will determine the number of directors who will serve on the board. Upon adoption of the Surviving PubCo Certificate of Incorporation, the Surviving PubCo’s Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. Classes I and II shall initially consist of two directors each, and Class III shall initially consist of one director. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Surviving PubCo’s Board. In addition, the Surviving PubCo Certificate of Incorporation will provide that any vacancy on the Surviving PubCo’s Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Surviving PubCo’s Board will shorten the term of any incumbent director.

Corporate Opportunities.

The Surviving PubCo Certificate of Incorporation will set forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of us and our Directors, officers and stockholders in connection therewith.

Written Consent by Stockholders.

Under the Surviving PubCo Certificate of incorporation, subject to the rights of holders of Surviving PubCo Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time that we are no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Event”), by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders.

The Surviving PubCo Certificate of Incorporation will, subject to any special rights of the holders of any series of Surviving PubCo Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of the Surviving PubCo Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Business Combinations

The Surviving PubCo has elected not to be governed by Section 203 of the DGCL.

Quorum

The Surviving PubCo Bylaws will provide that at any meeting of the Surviving PubCo Board a majority of the total number of directors then authorized constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Surviving PubCo Certificate of Incorporation expressly authorizes cumulative voting. The Surviving PubCo Certificate of Incorporation will not authorize cumulative voting.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Surviving PubCo Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Surviving PubCo’s Board or its committees. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Surviving PubCo with certain information. Generally, to be timely, a stockholder’s notice must be received at the Surviving PubCo’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Surviving PubCo Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Surviving PubCo.

Approval Provisions

The Surviving PubCo Certificate of Incorporation and the Bylaws will provide that the Surviving PubCo’s Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Surviving PubCo Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Surviving PubCo’s stockholders requires the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the Surviving PubCo’s stock entitled to vote thereon, voting together as a single class.

The Surviving PubCo Certificate of Incorporation will provide that members of the Surviving PubCo’s Board may be removed for cause by at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Surviving PubCo entitled to vote at an election of directors.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Surviving PubCo Certificate of Incorporation, unless the Surviving PubCo Certificate of Incorporation requires a greater percentage. The Surviving PubCo Certificate of Incorporation will provide that Section 5.2, Section 5.3, Section 6.1, Section 6.2. Article VII, Section 8.2, Article IX and Article XI therein, including the following provisions therein may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of the Surviving PuCo’s stock entitled to vote thereon, voting together as a single class:

•        the provisions regarding filling vacancies on the Surviving PubCo’s Board and newly created directorships;

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding stockholder action by written consent;

•        the provisions regarding meetings of stockholders;

•        the provisions regarding personal liability of directors and officers and the right to indemnification;

•        the provision regarding amending the Bylaws;

•        the exclusive forum provisions; and

•        the provisions regarding corporate opportunities.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Surviving PubCo or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Surviving PubCo’s Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Surviving PubCo. These provisions are designed to reduce the Surviving PubCo’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Surviving PubCo’s shares and, as a consequence, may inhibit fluctuations in the market price of the Surviving PubCo’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Surviving PubCo Certificate of Incorporation will provide that, unless the Surviving PubCo consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Surviving PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of the Surviving PubCo to the Surviving PubCo or the Surviving PubCo’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Surviving PubCo or any current or former director, officer, other employee or agent of the Surviving PubCo arising pursuant to any provision of the DGCL, the Surviving PubCo Certificate of Incorporation (as it may be amended or restated) or the Surviving PubCo Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Surviving PubCo Certificate of Incorporation or Surviving PubCo Bylaws, or (v) any action asserting a claim against the Surviving PubCo or any current or former director, officer, employee or agent of the Surviving PubCo governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, these exclusive forum provisions shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any Person purchasing or otherwise acquiring any interest in any shares of the Surviving PubCo’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Surviving PubCo Bylaws. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (b) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Surviving PubCo’s forum selection provisions to be inapplicable or unenforceable. Although the Surviving PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Surviving PubCo’s directors, officers and other employees.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Surviving PubCo Certificate of Incorporation will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of a company and its stockholders, through stockholders’ derivative suits on a company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Surviving PubCo Certificate of Incorporation provides that the Surviving PubCo must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Surviving PubCo is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Surviving PubCo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Surviving PubCo Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Surviving PubCo and its stockholders. In addition, your investment may be adversely affected to the extent the Surviving PubCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Surviving PubCo believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Surviving PubCo’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Surviving PubCo has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Stockholder Registration Rights

Surviving PubCo intends to grant registration rights to certain parties in connection with the Business Combination.

Listing

Surviving PubCo expects to apply to list the Surviving PubCo Class A Common Stock and the Surviving PubCo Warrants on the Nasdaq, or another national securities exchange agreed upon by SPAC and AleAnna, under the proposed symbols “ANNA” and “ANNAW” respectively.

COMPARISON OF RIGHTS OF SURVIVING PUBCO SHAREHOLDERS AND
SPAC SHAREHOLDERS

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

SPAC is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the SPAC Articles of Association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the SPAC Articles of Association will differ in certain material respects from the proposed organizational documents of Surviving PubCo. As a result, when you become a stockholder of Surviving PubCo, your rights will differ in some regards as compared to when you were a shareholder of SPAC before the domestication.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of SPAC and Surviving PubCo according to applicable law and/or the SPAC Articles of Association of SPAC and the proposed Surviving PubCo Organizational Documents. You also should review the SPAC Articles of Association of SPAC and the proposed or Surviving PubCo Organizational Documents attached hereto as Annexes B and C to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to SPAC and Surviving PubCo.

	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in a Cayman Islands constituent company must also consent.

All mergers require shareholder approval, other than parent/subsidiary mergers where one constituent company owns 90% or more of the equity of the other constituent company.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require a majority of all outstanding shares entitled to vote thereon.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Stockholder/Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who, being entitled to do so, attend and vote at a shareholders meeting).

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Under the Surviving PubCo Bylaws, generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote thereon.

	Cayman Islands	Delaware
Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Other Organizational Documents Proposal No. 4D).
Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.
Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud, willful neglect or willful default or to protect from the consequences of committing a crime.

A corporation is generally permitted to indemnify its directors and officers acting in good faith.
Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or willful default.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Comparison of Rights of AleAnna Members and Surviving PubCo Stockholders

AleAnna is a limited liability company organized under the laws of the State of Delaware and, accordingly, the rights of the AleAnna Members are governed by the AleAnna LLC Agreement and the DLLCA. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder rights associated with each of AleAnna and Surviving PubCo according to applicable law and/or the AleAnna LLC Agreement and the proposed Surviving PubCo Organizational Documents.

While SPAC and AleAnna believe that the summary table covers the material differences between the rights of the AleAnna Members prior to the Business Combination and the rights of Surviving PubCo stockholders following the Business Combination, the summary table may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of the AleAnna Members and Surviving PubCo stockholders, and are qualified in their entirety by reference to the DLLCA and the DGCL and the various documents of AleAnna and Surviving PubCo that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being an AleAnna Member before the Business Combination and being a stockholder of Surviving PubCo following the Business Combination.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Purpose

The purposes are to hold for investment, manage and sell or otherwise dispose of all of the right, title and interest in and to the membership interest of AleAnna in AleAnna Resources, LLC, a Delaware limited liability company (“AleAnna Resources”), and engage in any business activity reasonably related or incidental thereto.

The purpose shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Capital Stock

AleAnna LLC Units consist of AleAnna Common LLC Units and Class 1 Preferred Units. The AleAnna Board may issue additional AleAnna LLC Units for any purpose for which AleAnna LLC Units pursuant to the AleAnna LLC Agreement, including pursuant to capital calls.

The total number of shares of all classes of capital stock which the Surviving PubCo shall have authority to issue is 223,500,000 shares, consisting of (i) 222,500,000 shares of common stock, divided into (a) 150,000,000 shares of Surviving PubCo Class A Common Stock, (b) 2,500,000 shares of Surviving PubCo Class B Common Stock and (c) 70,000,000 shares of Surviving PubCo Class C Common Stock and (ii) 1,000,000 shares of Preferred Stock.

Redemption Rights

AleAnna, upon approval by the AleAnna Board, may redeem the Class 1 Preferred Units at any time in whole or in part, for cash, equal to the greater of: (a) the amount that, if distributed to the holder of such Class 1 Preferred Unit on the applicable redemption date, would cause the Class 1 Payout to occur on such Class 1 Preferred Unit; and (b) the amount that the holder of such Class 1 Preferred Unit would receive in respect of such Class 1 Preferred Unit if, on the applicable redemption date, (i) all of the assets of AleAnna were sold for fair market value and (ii) proceeds of such sale (net of any liabilities of AleAnna) were distributed to the AleAnna Members in accordance with the distribution priority below.

Not applicable.
Directors; Classes

The Chairman of the AleAnna Board is designated by the majority vote of the directors. The AleAnna Board shall consist of up to five (5) directors, which shall include three nominees designated by Bluescape. If the sharing ratio of Bluescape is less than 50% (calculated in accordance with the AleAnna LLC Agreement), then one of the directors designated by Bluescape shall resign and the AleAnna Board shall consist of up to four (4) directors, two of which shall be designated by Bluescape.

Until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), the Surviving PubCo Board shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two directors each and Class III shall initially consist of one director. The Surviving PubCo Board is expressly authorized to assign members of the Surviving PubCo Board (other than any Preferred Stock directors) already in office to such classes at the election of the initial Directors (the “Classification Effective Time”) The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the Classification Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the Classification Effective Time; and the initial Class III director shall serve for a term expiring at the third annual

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws

meeting of stockholders following the Classification Effective Time. Directors elected to replace initial Class I, Class II or Class III directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Surviving PubCo Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

Voting Power; Protective Provisions

Each holder of AleAnna LLC Units will be entitled to one vote per AleAnna LLC Unit on all matters on which AleAnna Members generally are entitled to vote.

The following matters require unanimous approval of the AleAnna Members:

•   any change in the purposes of AleAnna;

•   any amendment to AleAnna’s Organizational Documents (other than changes to AleAnna’s registered agent or registered address);

•   any transaction between AleAnna or any AleAnna Subsidiary with any AleAnna Member or its Affiliates, unless such transaction is disclosed to the other AleAnna Members and is on terms that are not materially different than the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate;

•   a transfer of AleAnna or any of AleAnna’s assets to any AleAnna Member or its Affiliates;

•   any determination to be treated as a corporation for federal income tax purposes; or

•   any determination to wind up AleAnna or petition for the voluntary dissolution, receivership or bankruptcy of AleAnna.

Until the Class 1 Payout occurs, the following matters require the affirmative vote of the holders of a majority of the issued and outstanding Class 1 Preferred Units:

•   any amendment, modification or waiver of any provision of the AleAnna LLC Agreement or AleAnna’s certificate of formation that adversely affects the rights or preferences of the Class 1 Preferred Units or the holders thereof;

Each holder of Surviving PubCo Class A Common Stock and Surviving PubCo Class C Common Stock will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws

•   any authorization, issuance or reclassification of any (i) AleAnna LLC Units that rank in parity with (“Parity Units”) or senior to (“Senior Units”) the Class 1 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution and winding up; or (ii) warrants, options or other rights to purchase or acquire any Parity Units or Senior Units, other than issuances of Class 1 Preferred Units to the AleAnna Members in connection with certain capital contributions;

•   any repurchase or redemption of (i) any AleAnna LLC Units that are not otherwise Senior Units or Parity Units, (ii) any Senior Units or Parity Units, other than as approved by holders of Class 1 Preferred Units, or (iii) any Class 1 Preferred Units (except with respect to redemptions of Class 1 Preferred Units); or

•   any transaction involving the sale, exchange or other transfer of all of the outstanding AleAnna LLC Units or all or substantially all of the assets of AleAnna (each, an “AleAnna Sale Transaction”) or any liquidation, dissolution or winding up of AleAnna, unless each holder of Class 1 Preferred Units will receive in connection therewith an amount sufficient to cause Class 1 Payout to occur with respect to each such Class 1 Preferred Unit.

If AleAnna determines to engage in a sale transaction (an “Up-C Transaction”) involving the implementation of an “up-C” or similar structure where (1) the buyer forms a subsidiary that is taxed as a partnership (the “Up-C Subsidiary”), and AleAnna will become a subsidiary of the Up-C Subsidiary, whether by sale, contribution, merger or similar transaction, and (2) the consideration payable to the AleAnna Members may be in the form of (i) a class of buyer common stock with both voting and economic rights (“Class A Stock”) or (ii) a class of buyer common stock with only voting and no economic rights, together with a corresponding number of units of the Up-C Subsidiary (“Class B Stock with Units”), then, the Up-C Transaction will be subject to the (1) affirmative vote of the holders of a majority of the AleAnna LLC Units, voting together, and (2) the affirmative vote of the holders of a majority of the Class 1 Preferred Units with respect to which the Class 1 Payout has not occurred.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Special Meetings

A special meeting of the AleAnna Members may be called for any purpose by the AleAnna Board or any AleAnna Member(s) having an aggregate voting interest of 15% or more. At such meeting, no business shall be transacted, and no action shall be taken other than as stated in the notice of the meeting except with the unanimous consent of all AleAnna Members.

Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of Surviving PubCo may be called only by the chairperson of the Surviving PubCo Board, the chief executive officer of the Corporation, at the direction of the Surviving PubCo Board pursuant to a written resolution adopted by a majority of the total number of directors that Surviving PubCo would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of Surviving PubCo entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Distributions/Dividends

To the extent the AleAnna Board reasonably determines that AleAnna has funds on hand available for distribution, distributions of cumulative available cash shall be made first to the holders of Class 1 Preferred Units until the Class 1 Payout has occurred with respect to all outstanding Class 1 Preferred Units.

Upon liquidation or with respect to any distributions, holders of Class 1 Preferred Units are first in liquidation priority and receive a Class 1 Payout in the amount equal to the greater of: (a) the amount of the capital contribution made in exchange for such Class 1 Preferred Units multiplied by 3.5, and (b) the amount equal to the sum of (x) the capital contribution made in exchange for such Class 1 Preferred Unit and (y) the amount necessary to provide an annual pre-tax return of 35% on the unreturned portion of such capital contribution.

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Surviving PubCo Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Surviving PubCo Class A Common Stock out of the assets of Surviving PubCo that are by law available therefor, at the times and in the amounts as the Surviving PubCo Board in its discretion may determine. The Surviving PubCo Class C Common Stock will not participate in any dividends declared by the Surviving PubCo’s Board.

If an AleAnna Sale Transaction is structured as a sale or other transfer of AleAnna LLC Units, the aggregate consideration to be received by the AleAnna Members in such AleAnna Sale Transaction shall be allocated among the AleAnna Members in the same proportions as the amounts that would be distributed to each AleAnna Member if such aggregate consideration were distributed by AleAnna to the AleAnna Members on the date of the closing of such AleAnna Sale Transaction.

In connection with an Up-C Transaction, the AleAnna Board shall have the power to determine with an AleAnna Member will receive Class A Stock, Class B Stock with Units, or a combination thereof.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Action by Written Consent

Any action required or permitted to be taken by the AleAnna Members may be effected by the unanimous written consent of the AleAnna Members.

In lieu of annual meetings, which are not a requirement for any purpose, the AleAnna Members may elect directors to the AleAnna Board by written consent.

Any action required or permitted to be taken by the stockholders of Surviving PubCo may be effected, until the Trigger Date, by the consent in writing of the holders of not less than the minimum voting power that would be necessary to authorize such action at a meeting at which all such stockholders would be entitled to vote and were present and voted.

Board Vacancies; Removal

Bluescape has the right to designate alternate directors of the AleAnna Board who may replace any absent or disqualified director who was designated by Bluescape.

Each individual elected to serve on the AleAnna Board shall serve until a successor is duly nominated and elected to serve in his stead, or until his removal, voluntary resignation, death or disability, as applicable. Any vacancy on the AleAnna Board created by the death, disability, retirement, resignation or removal shall be filled by a nominee designated by the person that designated the applicable former director unless such person no longer has the right to designate a nominee to serve as a director. A director nominated by Bluescape may not be removed from the AleAnna Board during his term of office except by Bluescape or for cause.

Any vacancy on the Surviving PubCo Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Subject to the rights of the holders of any series of preferred stock to elect and remove one or more Preferred Stock directors, (i) prior to the Trigger Date, the Surviving PubCo Board or any individual director may be removed from office for cause by the affirmative vote of at least two-thirds of stockholders entitled to vote at such election of directors, and (ii) from and after the Trigger Date, any director, or the entire Surviving PubCo Board, may be removed, with or without cause, by the affirmative vote of at least a majority of stockholders entitled to vote at such election of directors; except as to the holders entitled to elect one or more directors pursuant to the Surviving PubCo Certificate of Incorporation, with respect to the removal of a director without cause, the vote of such entitled holders of that class or series shall apply and not the vote of the outstanding shares as a whole.

Amendments to the Governing Documents

Regardless of whether the Class 1 Payout has occurred with respect to any or all outstanding Class 1 Preferred Units, no amendment, modification or waiver of any provision of the AleAnna LLC Agreement or AleAnna’s certificate of formation that has a disproportionately adverse effect on the rights or preferences of:

•   the holders of the Class 1 Preferred Units relative to the holders of any other class of AleAnna LLC Units shall be effective unless approved by a majority of the issued and outstanding Class 1 Preferred Units; and

•   any holder of Class 1 Preferred Units relative to any other holder of Class 1 Preferred Units shall be effective unless approved by each holder of Class 1 Preferred Units whose rights or preferences are so affected.

The Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws will provide that, so long as the Surviving PubCo is a Controlled Company, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Surviving PubCo, at a meeting of the stockholders called for that purpose, will be required for amendments of certain provisions of the Certificate of Incorporation relating to: (i) removal of directors from office, and filling vacancies on the Surviving PubCo Board, (ii) actions taken by the stockholders of Surviving PubCo by written consent, (iii) exculpation of personal liability of a director of Surviving PubCo and indemnification of persons serving as directors or officers of Surviving PubCo, (iv) amendments to the Surviving PubCo Bylaws, (v) forum for certain legal actions, and (vi) renunciation of certain corporate opportunities.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Authority of the Directors

AleAnna’s business and affairs are managed by the AleAnna Board. No AleAnna Member by virtue of having the status of an AleAnna Member shall have any management power over the business and affairs of AleAnna or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, AleAnna. The AleAnna Board shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of AleAnna.

Except as otherwise required by the DGCL or as provided in the Surviving PubCo Certificate of Incorporation, the business and affairs of the Surviving PubCo shall be managed by or under the direction of the Surviving PubCo Board of Directors. The Surviving PubCo Board of Directors may exercise all such powers of the Surviving PubCo and do all such lawful acts and things as are not by law, the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws required to be exercised or done by the stockholders.

Liability of Directors and Officers

No director or officer or any director or officer who is or was serving at the request of AleAnna as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another person shall be liable to AleAnna or any AleAnna Member for monetary damages arising from any actions taken, or actions failed to be taken, in his or her capacity as such except for (a) liability for acts that involve a knowing violation of law, (b) liability with respect to any transaction from which such person derived an improper personal benefit and (c) liability from any breach of such person’s duty of loyalty to AleAnna or breach of the AleAnna LLC Agreement.

No director or officer of Surviving PubCo shall be liable to Surviving PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of Surviving PubCo for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Indemnification of Directors, Officers, Employees and Others

Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that it, or a person of whom it is the legal representative, is or was a director, officer, authorized person or authorized signatory or while a director, officer, authorized person or authorized signatory is or was serving at the request of AleAnna as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of AleAnna shall be indemnified by AleAnna to the fullest extent permitted by the DLLCA against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such proceeding. An indemnitee shall also have the right to be paid or reimbursed by AleAnna the reasonable expenses incurred in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification;

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of the Surviving PubCo or, while a director or officer of the Surviving PubCo, is or was serving at the request of the Surviving PubCo as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Surviving PubCo to the fullest extent permitted by Delaware law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that, except in certain circumstances, the Surviving PubCo shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Surviving PubCo Board. An indemnitee shall also have the right to be paid by the Surviving PubCo the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Exclusive Forum
Not applicable.

Unless Surviving PubCo consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Surviving PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Surviving PubCo to Surviving PubCo or its stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo arising pursuant to any provision of the DGCL the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws, (v) any action asserting a claim against Surviving PubCo or any director, officer, employee or agent of Surviving PubCo that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Surviving PubCo shall be deemed to have notice of and consented to these provisions.

Corporate Opportunities
Not applicable.

In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Bluescape and its respective affiliates may serve as directors, officers, employees or agents of the Surviving PubCo, (ii) Bluescape and its respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Surviving PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage, and (iii) members of the Surviving PubCo Board who are not employees of Surviving PubCo and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Surviving PubCo, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Surviving PubCo, directly or indirectly, may engage.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Transactions with Certain Stockholders/Affiliates

Without the consent of the AleAnna Members, AleAnna shall not, and shall not permit any AleAnna Subsidiary to, directly or indirectly, enter into, or be a party to, any transaction with any AleAnna Member or its Affiliates, unless such transaction is disclosed to the other AleAnna Members and is on terms that are not materially different than the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate.

If an AleAnna Member has an opportunity to acquire any additional membership interests in AleAnna Resources, such AleAnna Member shall offer to AleAnna, on an exclusive basis, the right and option to have AleAnna acquire the membership interests on the same terms. If AleAnna elects not to exercise its right to acquire the membership interests in AleAnna Resources, the other AleAnna Members shall have the opportunity to elect to and participate in the acquisition.

The Surviving PubCo has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with a company for a period of time unless certain conditions are met.

Liquidation, Dissolution and Winding Up
See “Distributions/Dividends” above.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo, after payment or provision for payment of the debts and other liabilities of the Surviving PubCo and the payment of the preferential amounts, if any, to which the holders of Preferred Stock then outstanding are entitled, the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Surviving PubCo Class A Common Stock will be entitled to receive the remaining assets of Surviving PubCo available for distribution ratably in proportion to the number of shares of Surviving PubCo Class A Common Stock. Without limiting the rights of the holders of Surviving PubCo Class C Common Stock to exchange their HoldCo LLC Units (together with the surrender for cancellation of a corresponding number of shares of Surviving PubCo Class C Common Stock), for shares of Surviving PubCo Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the holders of shares of Surviving PubCo Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Surviving PubCo in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Surviving PubCo.

Internal Restructuring

AleAnna, upon the approval of the AleAnna Members, may effect an internal restructuring. Each AleAnna Member agrees that it will consent to and raise no objections to an internal restructuring that has been approved by the AleAnna Board, and that it will execute and deliver all agreements, instruments and documents as are required to be executed by such AleAnna Member in order to consummate the internal restructuring.

Not applicable.

AleAnna LLC Agreement	Surviving PubCo Certificate of Incorporation and Surviving PubCo Bylaws
Drag-Along Right

If any AleAnna Member proposes to transfer, in a single or series of related transactions, AleAnna LLC Units representing voting interest greater than 50%, then such AleAnna Member shall have the option to require all other AleAnna Members to sell and transfer their AleAnna LLC Units to the third party on the same terms.

Not applicable.
Right of First Refusal

With the exception of transfers to certain permitted transferees, an AleAnna Member who desires to transfer AleAnna LLC Units to a third party must first offer such AleAnna LLC Units to AleAnna and the other AleAnna Members. If any such AleAnna LLC Units are not purchased by AleAnna or the other AleAnna Members, then certain of such non-purchasing unitholders may elect to exercise a right of co-sale and participate on a pro rata basis in the proposed transfer.

Not applicable.
Right of First Offer

If AleAnna proposes to issue any AleAnna LLC Units or other securities or other rights convertible into or containing options or rights to acquire any AleAnna LLC Units or other securities (collectively, the “Offered Units”) to any person, each AleAnna Member, so long as such AleAnna Member is an “Accredited Investor” (as defined under the Securities Act), shall have the right to purchase its voting interest of the Offered Units.

Not applicable.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

SPAC has been advised by Maples and Calder (Cayman) LLP, its counsel as to Cayman Islands law, that the Cayman Islands are not a party to any treaties for the reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of U.S. courts obtained against it or its directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against it or its directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

SPAC has also been advised by Maples and Calder (Cayman) LLP that, although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S., a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final and conclusive, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The proposed Surviving PubCo Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The proposed Surviving PubCo Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Surviving PubCo Board, (ii) brought before the meeting by the person presiding over the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice and other procedures specified in the proposed Surviving PubCo Bylaws. To be timely for Surviving PubCo’s annual meeting of stockholders, Surviving PubCo’s secretary must receive the written notice at Surviving PubCo’s principal executive offices:

•        not earlier than the 120th day; and

•        not later than the 90th day

•        before the one-year anniversary of the preceding year’s annual meeting.

For the first annual meeting following the Domestication, the proposed Surviving PubCo Bylaws provide that a stockholder’s notice will be timely if it is received by Surviving PubCo not later than the later of the 90th day prior to the date of such annual meeting, or the 10th day following the day on which the public announcement of the date of the annual meeting is first made.

Accordingly, for Surviving PubCo’s 2024 Annual Meeting, assuming the meeting is publicly announced on             , notice of a nomination or proposal must be delivered to Surviving PubCo no later than             . Stockholder proposals also must satisfy other requirements set forth in the Surviving PubCo Bylaws. The Chairperson of the Surviving PubCo Board or any other person properly presiding over the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a SPAC Proposals to be included in the proxy statement and proxy card for the 2024 Annual Meeting pursuant to Rule 14a-8 must be received at our principal office on or before             , which Surviving PubCo has determined to be a reasonable time before it expects to prepare and finalize materials for the 2024 Annual Meeting, and must comply with Rule 14a-8.

Stockholder Director Nominees

The proposed Surviving PubCo Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the proposed Surviving PubCo Bylaws and must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19. In addition, the stockholder must give timely notice to Surviving PubCo’s secretary in accordance with Surviving PubCo’s proposed Surviving PubCo Bylaws, which, in general, require that the notice be received by Surviving PubCo’s secretary within the time periods described above under “— Stockholder Proposals.”

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SPAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 4318 Forman Ave Toluca Lake, CA 91602. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Following the Closing, the stockholders of Surviving PubCo may communicate with Surviving PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 300 Crecent Court, Suite 1860. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Surviving PubCo Surviving PubCo Class A Common Stock offered in the Business Combination by this proxy statement/prospectus and certain other U.S. legal matters will be passed upon for Surviving PubCo by Greenberg Traurig, LLP. Certain Cayman Islands legal matters will be advised upon for SPAC by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of AleAnna Energy, LLC as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Swiftmerge Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to Swiftmerge Acquisition Corp.’s ability to continue as a going concern), thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Approximately 100% of the estimates of AleAnna’s reserves and related future net cash flows related to its properties as of December 31, 2023, included herein and elsewhere in the registration statement were based upon a reserve report prepared by independent petroleum engineers, DeGolyer and MacNaughton. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SPAC and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of SPAC’s proxy statement. Upon written or oral request, SPAC will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that SPAC delivers single copies of such document in the future. Shareholders may notify SPAC of their requests by writing or calling SPAC at its principal executive offices at 4318 Forman Ave Toluca Lake, CA 91602. Following the Business Combination, such requests should be made by writing or calling 300 Crecent Court, Suite 1860 469-398-2200.

TRANSFER AGENT AND REGISTRAR

The transfer agent for the shares of Surviving PubCo Common Stock will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

SPAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

SPAC files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act. You may access information on SPAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Swiftmerge Acquisition Corp.
4318 Forman Ave
Toluca Lake, CA 91602
(424) 431-0030

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than           , 2024.

All information contained in this proxy statement/prospectus relating to AleAnna has been supplied by AleAnna, and all such information relating to SPAC has been supplied by SPAC. Information provided by one another does not constitute any representation, estimate or projection of the other.

ALEANNA ENERGY, LLC

SWIFTMERGE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Current assets:
Cash	$2,633	$148,349
Prepaid expenses	42,525	—
Total current assets	45,158	148,349
Investments held in Trust Account	13,534,219	24,376,178
TOTAL ASSETS	$13,579,377	$24,524,527

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,364,888	$2,015,734
Accrued offering costs	311,430	311,430
Due to Sponsor	2,284	2,284
Accrued expenses	346,407	185,310
Accrued expenses – related party	61,516	55,516
Promissory note – related party	711,000	600,000
Due to related party	200,000	—
Total current liabilities and total liabilities	3,997,525	3,170,274

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 1,214,913 and 2,246,910 shares issued and outstanding at redemption value of $11.06 and $10.80 per share as of June 30, 2024 and December 31 2023, respectively	13,434,219	24,276,178

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,375,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively (excluding 1,214,913 and 2,246,910 shares subject to possible redemption as of June 30, 2024 and December 31 2023, respectively)	337	337
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,250,000 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	225	225
Accumulated deficit	(3,852,929)	(2,922,487)
Total Shareholders’ Deficit	(3,852,367)	(2,921,925)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,579,377	$24,524,527

The accompanying notes are an integral part of these unaudited condensed financial statements.

SWIFTMERGE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Formation and operating costs	$529,467	$1,212,603	$930,442	$2,431,309
Loss from operations	(529,467)	(1,212,603)	(930,442)	(2,431,309)
Gain on investments held in Trust Account	173,957	2,685,418	483,863	5,014,364
Net (loss) income	$(355,510)	$1,472,815	$(446,579)	$2,583,055

Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	1,214,913	19,347,527	1,708,230	20,915,055
Basic and diluted net (loss) income per share, Class A redeemable ordinary shares	$(0.05)	$0.06	$(0.06)	$0.10
Basic and diluted weighted average shares outstanding, Class A non-redeemable ordinary shares	3,375,000	—	3,375,000	—
Basic and diluted net loss per share, Class A non-redeemable ordinary shares	$(0.05)	$0.00	$(0.06)	$0.00
Basic and diluted weighted average shares outstanding, Class B ordinary shares	2,250,000	4,141,484	2,250,000	4,879,144
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.05)	$0.06	$(0.06)	$0.10

The accompanying notes are an integral part of these unaudited condensed financial statements.

SWIFTMERGE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2024	3,375,000	$337	2,250,000	$225	$—	$(2,922,487)	$(2,921,925)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(309,906)	(309,906)
Contribution from Sponsor of shares to be issued under non-redemption agreements	—	—	—	—	326,773	—	326,773
Finance cost of shares to be issued under non-redemption agreements	—	—	—	—	(326,773)	—	(326,773)
Net loss	—	—	—	—	—	(91,069)	(91,069)
Balance at March 31, 2024	3,375,000	$337	2,250,000	$225	$—	$(3,323,462)	$(3,322,900)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(173,957)	(173,957)
Net loss	—	—	—	—	—	(355,510)	(355,510)
Balance at June 30, 2024	3,375,000	$337	2,250,000	$225	$—	$(3,852,929)	$(3,852,367)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2023	—	$—	5,625,000	$562	$—	$162,688	$163,250
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,328,946)	(2,328,946)
Net income	—	—	—	—	—	1,110,240	1,110,240
Balance at March 31, 2023	—	$—	5,625,000	$562	$—	$(1,056,018)	$(1,055,456)
Conversion of Founder Shares to Class A Ordinary Shares	3,375,000	337	(3,375,000)	(337)	—	—	—
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,685,418)	(2,685,418)
Net income	—	—	—	—	—	1,472,815	1,472,815
Balance at June 30, 2023	3,375,000	$337	2,250,000	$225	$—	$(2,268,621)	$(2,268,059)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SWIFTMERGE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(446,579)	$2,583,055
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on investments held in Trust Account	(483,863)	(5,014,364)
Changes in operating assets and liabilities:
Prepaid expenses	(42,525)	234,161
Accounts payable	349,154	1,805,591
Accrued expenses	161,097	(100,057)
Accrued expenses – related party	6,000	2,600
Net cash used in operating activities	(456,716)	(489,014)

Cash Flows from Investing Activities:
Proceeds from Trust Account for payment to redeeming shareholders	11,325,822	211,918,104
Net cash provided by investing activities	11,325,822	211,918,104

Cash Flows from Financing Activities:
Payment to redeeming shareholders	(11,325,822)	(211,918,104)
Proceeds from Promissory note – related party	111,000	—
Proceeds from advance from Sponsor	—	200,000
Proceeds from related party	200,000
Net cash used in financing activities	(11,014,822)	(211,718,104)

Net Change in Cash	(145,716)	(289,014)
Cash – Beginning of period	148,349	461,914
Cash – End of period	$2,633	$172,900

Non-cash investing and financing activities:
Shareholder non-redemption agreement	$326,773	$—
Accretion of Class A ordinary shares subject to redemption value	$483,863	$5,014,364
Conversion of Founder Shares to Class A ordinary shares	$—	$338

The accompanying notes are an integral part of these unaudited condensed financial statements.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN

Swiftmerge Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 3, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2024, the Company had not commenced any operations. All activity for the period from February 3, 2021 (inception) through June 30, 2024 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2021. On December 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating total gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Swiftmerge Holdings, LP (the “Sponsor”) and eleven qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) generating gross proceeds of $8,600,000, which is described in Note 5.

On January 18, 2022, the Company announced the closing of its sale of an additional 2,500,000 Units pursuant to the partial exercise by the underwriter of its over-allotment option (the “Over-Allotment Option”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $25,000,000. Simultaneously with the partial exercise of the Over-Allotment Option, the Company sold an additional 750,000 Private Placement Warrants to the Sponsor, generating gross proceeds to the Company of $750,000.

Following the closing of the Initial Public Offering (including the closing of the Over-Allotment Option), an aggregate amount of $227,250,000 was placed in the Company’s trust account (the “Trust Account”) established in connection with the Initial Public Offering, invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $26,958,716, consisting of $4,500,000 of cash underwriting fees, $7,875,000 of deferred underwriting fees, $13,605,750 for the excess fair value of Founder Shares attributable to the Anchor Investors (as described in Note 6) and $977,966 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares it holds purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, directors, advisors, Anchor Investors (as described in Note 6) and executive officers have agreed to waive (i) redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of their Public Shares if the Company does not complete an initial Business Combination within 18 months from the closing of the Initial Public Offering, unless extended, or with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business Combination within 18 months from the closing of the Initial Public Offering, unless extended. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless extended.

The Company had until 18 months from the closing of the Initial Public Offering, unless extended, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up;

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

(ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriter agreed to waive its rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial redemption amount of $10.10 per share.

In November 2022, the Company obtained a waiver letter (the “Waiver Letter”) from the underwriter that waived all rights to the deferred underwriting commissions payable to the underwriter at the closing of the Company’s initial Business Combination.

On June 15, 2023, the Company reconvened the extraordinary general meeting of the Company’s shareholders, which had been adjourned from June 12, 2023 (the “June 2023 Meeting”). At the June 2023 Meeting, the shareholders of the Company approved an amendment of the investment management trust agreement, dated December 17, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the Company’s completion of an initial business combination or (ii) March 15, 2024. At the June 2023 Meeting, the Company’s shareholders approved (i) a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to provide the Company with the right to extend the date by which the Company must consummate its initial Business Combination, from June 17, 2023 to March 15, 2024 and (ii) a proposal to provide for the right of a holder of the Company’s Class B ordinary shares to convert such shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder (the “Founder Share Amendment Proposal”).

In connection with the shareholders’ vote at the June 2023 Meeting, the holders of 20,253,090 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of $211,918,105.

Immediately following the approval of the proposals at the June 2023 Meeting, the Sponsor, as the holder of 3,375,000 Class B ordinary shares, converted all 3,375,000 of such shares into the same number of Class A ordinary shares.

On March 15, 2024, the Company reconvened the extraordinary general meeting of the Company’s shareholders, which had been adjourned from March 13, 2024 (the “March 2024 Meeting”). At the March 2024 Meeting, the shareholders of the Company approved a second amendment (the “Second Trust Amendment”) of the Trust Agreement to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the Company’s completion of an initial business combination or (ii) June 17, 2025 (“the Extension Date”). At the March 2024 Meeting, the Company’s shareholders also approved a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to provide the Company with the right to extend the date by which the Company must consummate its initial Business Combination (the “Extension”), from March 15, 2024 to June 17, 2025 (the “Extension Amendment Proposal”).

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

In connection with the shareholders’ vote at the March 2024 Meeting, the holders of 1,031,997 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $11.3 million.

As a result of the redemptions described above and the conversion of the Sponsor’s Class B ordinary shares, there are an aggregate of 4,589,913 Class A ordinary shares outstanding.

Under Cayman Islands law, the amendments described above took effect immediately upon approval by the shareholders of the applicable Extension Amendment Proposal, Trust Amendment Proposal and the Founder Share Amendment Proposal.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On March 14, 2024, the Company and the Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with one or more unaffiliated third party or parties (the “Investors”) in exchange for each such third party or third parties agreeing not to redeem certain public Class A ordinary shares of the Company sold in its initial public offering (the “Non-Redeemed Shares”) at the March 2024 Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Company and the Sponsor agreed, among other items, that the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of 3 Founder Shares for each 10 Non-Redeemed Shares.

The Non-Redemption Agreements increased the likelihood that the Extension Amendment Proposal would be approved by the Company’s shareholders, and increase the amount of funds that remain in the Trust Account following the March 2024 Meeting, relative to the amount of funds that would be expected to be remaining in the Trust Account following the March 2024 Meeting had the Non-Redemption Agreements not been entered into and the shares subject to such agreements had been redeemed.

The Original Merger Agreement and Subsequent Termination

On August 11, 2023, the Company entered into a Merger Agreement (the “Original Merger Agreement”) with HDL Therapeutics, Inc., a Delaware corporation (“HDL”), and IVCP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Original Merger Sub” and, together with the Company and HDL the “Parties”).

On February 14, 2024, the Company, HDL and Original Merger Sub entered into a Mutual Termination Agreement (the “Mutual Termination Agreement”) pursuant to which they terminated the Original Merger Agreement by mutual agreement and each party, on behalf of itself and its agents, released, waived and forever discharged the other parties and their agents of and from any and all obligation or liability arising under the Original Merger Agreement. No termination fee or other payment is due to either party from the other as a result of the termination.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

The Merger Agreement

On June 4, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with the Company and HoldCo, collectively, the “Swiftmerge Parties”), and AleAnna Energy, LLC, a Delaware limited liability company (“AleAnna”). Pursuant to the Merger Agreement, (i) the Company will de-register as an exempted company in the Cayman Islands and transfer by way of continuation as a Delaware corporation (the “Domestication”) and (ii) on the Closing Date, following the Domestication, Merger Sub will merge with and into AleAnna (the “Merger” and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”) with AleAnna continuing as the surviving entity of the Merger and a subsidiary of the Company.

At the closing of the Business Combination (the “Closing”) on the date the Business Combination is consummated (the “Closing Date”), (a) the Company will change its name to “AleAnna, Inc.” (“Surviving PubCo”); (b) each Class A ordinary share, par value $0.0001 per share, of the Company (“Swiftmerge Class A Ordinary Shares”) will convert into one share of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A Common Stock”); (c) each Class B ordinary share, par value $0.0001 per share, of the Company (“Swiftmerge Class B Ordinary Shares” and together with the Swiftmerge Class A Ordinary Shares, the “Swiftmerge Ordinary Shares”) will convert into one share of Class B common stock, par value $0.0001 per share, of Surviving PubCo; (d) each warrant to purchase Swiftmerge Class A Ordinary Shares will convert on a one-to-one basis into a warrant to acquire shares of Surviving PubCo Class A Common Stock on the same terms and conditions as the converted warrants; and (e) a series of Class C common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class C Common Stock”) will be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo.

The aggregate merger consideration to be issued to equity holders of AleAnna immediately prior to the Closing is equal to 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) (the “Merger Consideration”). At the effective time of the Merger, each membership unit of AleAnna shall convert into and become the right to receive a portion of the Merger Consideration based on such unit holder’s right to certain distributions upon a sale of AleAnna in accordance with AleAnna’s operating agreement, as more particularly set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, the Company, AleAnna, Swiftmerge Holdings LP, a Delaware limited partnership (“Sponsor”) and certain affiliates and representatives of Sponsor (including the officers and directors of the Company) (together with Sponsor, collectively, the “Sponsor Related Parties”) entered into an amended and restated letter agreement (the “A&R Sponsor Letter Agreement”), pursuant to which each Sponsor Related Party has agreed to, among other things, (a) vote its Swiftmerge Ordinary Shares in favor of the Merger Agreement and the Business Combination, including the Merger, (b) take all other actions necessary to consummate the Business Combination, (c) not transfer the Swiftmerge Ordinary Shares beneficially owned by such Sponsor Related Party prior to the Closing, (d) certain lock-up provisions with respect to such Sponsor Related Party’s shares of Surviving PubCo Class A Common Stock for twelve (12) months following the Closing, (e) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Swiftmerge Ordinary Shares beneficially owned by such Sponsor Related Party, (f) waive any and all redemption rights in connection with the Business Combination, (g) with respect to Sponsor, assume liability and responsibility for certain liabilities of Swiftmerge and (h) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all Swiftmerge Ordinary Shares and all warrants to purchase Swiftmerge Class A Ordinary Shares issued by Swiftmerge in a private placement to Sponsor and the Anchor Investors (as defined below) in connection with Swiftmerge’s initial public offering (“Swiftmerge Private Warrants”), in each case held by such Sponsor Related Party, other than a number of Swiftmerge Class A Ordinary Shares to be retained by such Sponsor Related Party.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

Liquidity, Capital Resources, and Going Concern

As of June 30, 2024, the Company had cash held outside of the Trust Account of $2,633 and a working capital deficit of $3,952,367.

Prior to the completion of the Initial Public Offering, substantial doubt about the Company’s ability to continue as a going concern existed as the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes.

Furthermore, the Company will have until June 17, 2025 to complete a Business Combination. If a Business Combination is not consummated by June 17, 2025 and an extension has not been effected, there will be a mandatory liquidation and subsequent dissolution of the Company.

Based on the cash forecast prepared by management as of June 30, 2024, the amounts held in the operating account will not provide the Company with sufficient funds to meet its operational and liquidity obligations up to the expiration date of June 17, 2025.

Based on the liquidity condition and the mandatory liquidation, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through a Business Combination or extension as discussed above. There is no assurance that the Company’s plans to consummate a Business Combination or extension will be successful. While management expects to have sufficient access to additional sources of capital if necessary, there is no current confirmed financing commitment, and no assurance can be provided that such additional financing will become available to the Company.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 1, 2024. The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $2,633 and $148,349 in cash as of June 30, 2024 and December 31, 2023, respectively. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Investments Held in Trust Account

As of June 30, 2024 and December 31, 2023, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. As of June 30, 2024 and December 31, 2023, the Company had $13,534,219 and $24,376,178 in investments held in the Trust Account, respectively.

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gains on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ordinary Shares Subject to Possible Redemption

All of the 22,500,000 Class A ordinary shares of which, 1,214,913 Class A ordinary shares remain outstanding at June 30, 2024 sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, the Class A ordinary shares not under the control of the Company have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable ordinary shares as of June 30, 2024 increased as the income earned on the Trust Account exceeds the Company’s expected dissolution expenses (up to $100,000). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $173,957 in the three months ended June 30, 2024.

As of June 30, 2024 and December 31, 2023, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Class A ordinary shares subject to possible redemption at January 1, 2024	$24,276,178
Less:
Redemptions	(11,325,822)
Plus:
Remeasurement of carrying value to redemption value	309,906
Class A ordinary shares subject to possible redemption at March 31, 2024	13,260,262
Plus:
Remeasurement of carrying value to redemption value	173,957
Class A ordinary shares subject to possible redemption at June 30, 2024	$13,434,219

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $26,958,716, consisting of $4,500,000 of cash underwriting fees, $7,875,000 of deferred underwriting fees (subsequently derecognized), $13,605,750 for the excess fair value of Founder Shares attributable to the Anchor Investors (as described in Note 5) and $977,966 of other offering costs. As such, the Company recorded $24,864,388 of offering costs as a reduction of temporary equity and $2,094,328 of offering costs as a reduction of permanent equity.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Net (Loss) Income Per Ordinary Share

Net (loss) income per ordinary share is computed by dividing income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,600,000 shares in the calculation of diluted income per ordinary share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):
	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023		Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Class A					Class A
	Redeemable Shares	Non- Redeemable Shares	Class B	Class A	Class B	Redeemable Shares	Non- Redeemable Shares	Class B	Class A	Class B
Basic and diluted net (loss) income per share
Numerator:
Net (loss) income	$(63,146)	$(175,418)	$(116,946)	$1,213,134	$259,681	$(104,028)	$(205,531)	$(137,020)	$2,094,453	$488,602
Denominator:
Basic and diluted weighted average shares outstanding	1,214,913	3,375,000	2,250,000	19,347,527	4,141,484	1,708,230	3,375,000	2,250,000	20,915,055	4,879,144
Basic and diluted net (loss) income per ordinary share	$(0.05)	$(0.05)	$(0.05)	$0.06	$0.06	$(0.06)	$(0.06)	$(0.06)	$0.10	$0.10

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Warrant Classification

The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in ASC 815, Derivatives and Hedging (“ASC 815”) under which the warrants meet the criteria for equity treatment and are recorded as equity.

Recent Accounting Standards

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. The update will be effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2021. On December 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units generating gross proceeds of $200,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”).

On January 18, 2022, the Company announced the closing of its sale of an additional 2,500,000 Units pursuant to the partial exercise by the underwriter of its Over-Allotment Option. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $25,000,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company’s Sponsor and Anchor Investors purchased an aggregate of 8,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The Private Placement Warrants were sold in a private placement consisting of the following amounts: (i) the Sponsor, 5,600,000 warrants (which can increase to 6,500,000 warrants if the Over-Allotment Option

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT (cont.)

is exercised in full) for $5,600,000 in aggregate (which can increase to $6,500,000 if the Over-Allotment Option is exercised in full) and (ii) Anchor Investors, 3,000,000 warrants for $3,000,000 in aggregate. An amount of $6,000,000 of proceeds from the sale of the Private Placement Warrants was added to the Trust Account and an amount of $2,600,000 was deposited into the Company’s operating account. There will be no redemption rights with respect to the Private Placement Warrants if the Company does not complete a Business Combination within the Combination Period.

Simultaneously with the partial exercise of the Over-Allotment Option, the Company sold an additional 750,000 Private Placement Warrants to the Sponsor, generating gross proceeds to the Company of $750,000, which was added to the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 8, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). In July 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding (see Note 7). The Founder Shares included an aggregate of up to 750,000 Class B ordinary shares subject to repurchase by the Sponsor to the extent that the underwriter’s Over-Allotment Option was not exercised in full or in part, so that the holders of the Founder Shares will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 18, 2022, in connection with the partial exercise of the underwriter’s Over-Allotment Option, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 125,000 Class B ordinary shares resulting in 5,625,000 Class B ordinary shares outstanding. On June 15, 2023, the Sponsor converted 3,375,000 of its Class B ordinary shares into 3,375,000 non-public Class A ordinary shares, which Class A shares have no redemption rights.

The Sponsor, the directors and the executive officers have agreed not to transfer, assign or sell their Founder Shares until the earliest of (x) with respect to one-half of such shares, until consummation of an initial Business Combination, (y) with respect to one-fourth of such shares, until the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination (the “Requisite Trading Period”) and (z) with respect to one-fourth of such shares, until the closing price of the Company’s Class A ordinary shares equals or exceeds $14.00 (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for the Requisite Trading Period. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Anchor Investors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of an initial Business Combination and (B) subsequent to the completion of an initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period following the consummation of an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, the holders of the Founder Shares have agreed that the Founder Shares will not be transferred, assigned or sold until one year after the date of the consummation of an initial Business Combination provided that, such holders shall be permitted to transfer such Founder Shares if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Anchor Investors purchased a total of 19,800,000 units and 3,000,000 Private Placement Warrants in the Initial Public Offering at the offering price of $10.00 per unit. Each such Anchor Investor entered into a separate agreement with the Company to purchase up to 225,000 Founder Shares at the original Founder Share purchase price of approximately $0.003 per share, or 2,250,000 Founder Shares in the aggregate. These Founder Shares were forfeited by the Sponsor back to the Company and subsequently reissued to the Anchor Investors.

The Company estimated the fair value of the Founder Shares attributable to the Anchor Investors to be $13,612,500 or $6.05 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $6,750 (or $0.003 per share) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrants were charged to shareholders’ deficit. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering. See Note 1 for more information on the effect of the Non-Redemption Agreements on the Company’s Founder Shares.

Promissory Note — Related Party

On May 19, 2023, the Sponsor provided a $200,000 advance (“Advance”) to the Company. On September 15, 2023, the Company issued an unsecured promissory note (the “Note”) with the Sponsor of up to $500,000 in the aggregate for costs and expenses reasonably related to the Company’s working capital needs prior to the consummation of the Business Combination and the Advance was converted into the first proceeds on the Note. This note was subsequently amended for a principal balance of $600,000 in November 2023, with an additional $85,000 in April 2024, and an additional $26,000 in May 2024. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. At any time, at the option of the Sponsor, the Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant. As of June 30, 2024 and December 31, 2023, the balance under the Note was $711,000 and $600,000. As of June 30, 2024 and December 31, 2023, the Sponsor did not elect to convert any of the principal to warrants.

Due to Sponsor

Due to Sponsor consists of advances from the Sponsor to pay for offering costs and formation costs on behalf of the Company, are payable on demand and are non-interest bearing. As of June 30, 2024 and December 31, 2023, there was $2,284 due to Sponsor.

Due to Related Party

Due to Related Party consists of advances from a related party to pay for offering costs and formation costs on behalf of the Company, are payable on demand and are non-interest bearing. As of June 30, 2024 and December 31, 2023, there was $200,000 and $0 due to related party.

Administrative Services Agreement

The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, administrative and support services. On April 8, 2022, the Company entered into Amendment no. 1 to the administrative services agreement with the Sponsor, pursuant to which the payment for office space and certain administrative and support services was reduced from up to $10,000 per month to up to $1,000 per month. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees.

For the three and six months ended June 30, 2024, the Company incurred $3,000 and $6,000 in administrative services agreement expenses, respectively. For the three and six months ended June 30, 2023, the Company incurred $2,600 and $5,200, respectively. These amounts are included within formation and operation costs on the accompanying

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

statements of operations. As of June 30, 2024 and December 31, 2023, the Company incurred $61,516 and $55,516 in administrative services expenses which are included in Accrued expenses — related party in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes an initial Business Combination, the Company may repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that an initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of June 30, 2024 and December 31, 2023, no amount was outstanding under related party loans.

Advisory Services Agreement — Related Party

In April 2024, the Company entered into an advisory services agreement (“Advisory Agreement”) with Rowdeston Capital Corp. (“Rowdeston”), an entity owned by Thomas J. Loch, its Managing Director and Chief Executive Officer, to provide financial advisory services to the Company. Mr. Thomas Loch is the father of Aston Loch, the Company’s Chief Operating Officer and Secretary and a control person of the Sponsor. The Advisory Agreement provides for a one-time engagement fee of $25,000 upon signing of the Advisory Agreement, an additional consulting fee on an on-going, hourly basis, and a potential additional payment if the Business Combination is consummated, payable at the sole discretion of SPAC. The Advisory Agreement will terminate six months from date of the Advisory Agreement. For the three and six months ended June 30, 2024, the Company has incurred fees under the Advisory Agreement of $145,500. As of June 30, 2024, the $145,500 remains outstanding and is included in accounts payable in the accompanying balance sheet.

Non-Redemption Agreement

On March 14, 2024, the Company and the Sponsor entered into Non-Redemption Agreements with the Investors in exchange for each such third party or third parties agreeing not to redeem the Non-Redeemed Shares at the Adjourned Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Company and the Sponsor agreed, among other items, that the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of 3 Founder Shares for each 10 Non-Redeemed Shares. See Note 1 for information on the effect of the Non-Redemption Agreements on the Company’s Founder Shares.

The Non-Redemption Agreements are expected to increase the likelihood that the Extension Proposal is approved by the Company’s shareholders, and increase the amount of funds that remain in the Trust Account following the Adjourned Meeting, relative to the amount of funds that would be expected to be remaining in the Trust Account following the Adjourned Meeting had the Non-Redemption Agreements not been entered into and the shares subject to such agreements had been redeemed.

Investor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Company and Sponsor entered into letter agreements with certain qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) and certain unaffiliated third-party investors (the “NRA Investors” and together with the Anchor Investors, collectively, the “Investors”) (collectively, the “Investor Letter Agreements”), pursuant to which such each Investor has agreed to, among other things, (a) be bound by certain voting, lock-up and transfer restrictions set forth in the A&R Sponsor Letter Agreement, (b) with respect to each NRA Investor, other than the Swiftmerge Ordinary Shares retained by such

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

NRA Investor pursuant to such Investor Letter Agreement, irrevocably surrender to the Company all of the Swiftmerge Ordinary Shares acquired by such NRA Investor pursuant to the terms set forth in the Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024, by and among the Company, Sponsor and such NRA Investor, and each of the Swiftmerge Private Warrants held by such NRA Investor, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof, and (c) with respect to each Anchor Investor, other than the Swiftmerge Ordinary Shares retained by such Anchor Investor pursuant to such Investor Letter Agreement, irrevocably surrender to the Company all of the Swiftmerge Ordinary Shares acquired by such Anchor Investor pursuant to the terms of the Securities Subscription Agreement, dated as of December 14, 2021, by and between the Company and such Anchor Investor, and each of each of the Swiftmerge Private Warrants held by such Anchor Investor, with no shares of Surviving PubCo Class A Common Stock being issued in respect thereof.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require the Company to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were 4,589,913 and 5,621,910 Class A ordinary shares issued and outstanding, respectively, including 1,214,913 and 2,246,910 Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were 2,250,000 Class B ordinary shares issued and outstanding, respectively. Movement relates from the conversion of 3,375,000 Class B shares to Class A discussed below.

On February 8, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares. In July 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding. On January 18, 2022, in connection with the partial exercise of the underwriter’s Over-Allotment Option, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 125,000 Class B ordinary shares resulting in 5,625,000 Class B ordinary shares outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

by law. Prior to an initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of an initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. Because the warrants are not exercisable until 30 days after the completion of the initial business combination, the Company does not currently intend to update the registration statement of which the prospectus forms a part or file a new registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants until after the initial business combination has been consummated. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the warrants become exercisable;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder;

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

The exercise price and number of Class A ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities (as defined below) for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or their respective affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and will be non-redeemable.

At June 30, 2024 and December 31, 2023, there were 11,250,000 Public Warrants outstanding, and 9,350,000 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

SWIFTMERGE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2024 (Unaudited)
Assets
Investments held in Trust Account:
U.S. Treasury Securities Money Market Funds	$13,534,219	$13,534,219	$—	$—
December 31, 2023
Assets
Investments held in Trust Account:
U.S. Treasury Securities Money Market Funds	$24,376,178	$24,376,178	$—	$—

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than the developments described below, the Company did not identify any subsequent events that have occurred that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Swiftmerge Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Swiftmerge Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before June 17, 2025. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to June 17, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond June 17, 2025 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT

April 1, 2024

SWIFTMERGE ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$148,349	$461,914
Prepaid expenses	—	514,200
Total current assets	148,349	976,114
Investments held in Trust Account	24,376,178	229,792,494
TOTAL ASSETS	$24,524,527	$230,768,608
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,015,734	$51,453
Accrued offering costs	311,430	311,430
Due to Sponsor	2,284	2,284
Accrued expenses	185,310	504,181
Accrued expenses – related party	55,516	43,516
Promissory note – related party	600,000	—
Total current liabilities and total liabilities	3,170,274	912,864
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 2,246,910 and 22,500,000 shares issued and outstanding at redemption value of $10.80 and $10.21 per share as of December 31, 2023 and 2022, respectively	24,276,178	229,692,494
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,375,000 and no shares issued and outstanding as of December 31, 2023 and 2022, respectively (excluding 2,246,910 and 22,500,000 shares subject to possible redemption as of December 31, 2023 and 2022, respectively)	337	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,250,000 and 5,625,000 issued and outstanding as of December 31, 2023 and 2022, respectively	225	562
Additional paid-in capital	—	—
(Accumulated deficit) retained earnings	(2,922,487)	162,688
Total Shareholders’ (Deficit) Equity	(2,921,925)	163,250
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$24,524,527	$230,768,608

The accompanying notes are an integral part of these financial statements.

SWIFTMERGE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Formation and operating costs	$3,085,175	$1,452,694
Loss from operations	(3,085,175)	(1,452,694)
Loss on sale of Private Placement Warrants	—	(30,000)
Gain on investments held in Trust Account	6,501,789	2,542,494
Gain on waiver of deferred underwriting fee payable	—	442,750
Net income	$3,416,614	$1,502,550
Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	10,232,877	22,376,712
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.22	$0.05
Basic and diluted weighted average shares outstanding, Class A non-redeemable ordinary shares	1,840,068	—
Basic and diluted net income per share, Class A non-redeemable ordinary shares	$0.22	$—
Basic and diluted weighted average shares outstanding, Class B ordinary shares	3,784,932	5,594,178
Basic and diluted net income per share, Class B ordinary shares	$0.22	$0.05

The accompanying notes are an integral part of these financial statements.

SWIFTMERGE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	$—	5,750,000	$575	$—	$(5,484,631)	$(5,484,056)
Proceeds from Initial Public Offering allocated to Public Warrants, net of offering costs	—	—	—	—	1,181,250	—	1,181,250
Issuance of Private Placement Warrants	—	—	—	—	780,000	—	780,000
Forfeiture of Class B Shares by Sponsor	—	—	(125,000)	(13)	—	13	—
Accretion of Class A ordinary shares subject to redemption value	—	—	—	—	(912,664)	(1,529,830)	(2,442,494)
Initial accretion of Class A ordinary shares from issuance of over-allotment warrants	—	—	—	—	(1,048,586)	(1,757,664)	(2,806,250)
Forgiveness of deferred underwriting fee payable	—	—	—	—	—	7,432,250	7,432,250
Net income	—	—	—	—	—	1,502,550	1,502,550
Balance at December 31, 2022	—	—	5,625,000	562	—	162,688	163,250
Conversion of Founder Shares to Class A Ordinary Shares	3,375,000	337	(3,375,000)	(337)	—	—	—
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(6,501,789)	(6,501,789)
Net income	—	—	—	—	—	3,416,614	3,416,614
Balance at December 31, 2023	3,375,000	$337	2,250,000	$225	$—	$(2,922,487)	$(2,921,925)

The accompanying notes are an integral part of these financial statements.

SWIFTMERGE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$3,416,614	$1,502,550
Adjustments to reconcile net income to net cash used in operating activities:
Loss on sale of Private Placement Warrants	—	30,000
Gain on investments held in Trust Account	(6,501,789)	(2,542,494)
Gain on waiver of deferred underwriting fee payable	—	(442,750)
Changes in operating assets and liabilities:
Prepaid expenses	514,200	560,833
Accounts payable	1,964,281	18,394
Accrued expenses	(318,871)	429,305
Accrued offering costs	—	(8,755)
Accrued expenses – related party	12,000	39,000
Net cash used in operating activities	(913,565)	(413,917)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(25,250,000)
Proceeds from Trust Account for payment to redeeming shareholders	211,918,105	—
Net cash provided by (used in) investing activities	211,918,105	(25,250,000)
Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriting discount paid	—	24,500,000
Proceeds from sale of Private Placement Warrants	—	750,000
Payment to redeeming shareholders	(211,918,105)	—
Proceeds from Promissory note – related party	600,000	—
Net cash (used in) provided by financing activities	(211,318,105)	25,250,000
Net Change in Cash	(313,565)	(413,917)
Cash – Beginning of period	461,914	875,831
Cash – End of period	$148,349	$461,914
Non-cash investing and financing activities:
Conversion of Founder Shares to Class A ordinary shares	$337	$—
Total Accretion of Class A ordinary shares subject to redemption value	$6,501,789	$5,248,744
Forgiveness of def er red underwriting fee payable allocated to equity	$—	$(6,557,250)
Forfeiture of Class B ordinary shares by Sponsor	$—	$13

The accompanying notes are an integral part of these financial statements.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN

Swiftmerge Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 3, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from February 3, 2021 (inception) through December 31, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2021. On December 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating total gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Swiftmerge Holdings, LP (the “Sponsor”) and eleven qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) generating gross proceeds of $8,600,000, which is described in Note 5.

On January 18, 2022, the Company announced the closing of its sale of an additional 2,500,000 Units pursuant to the partial exercise by the underwriter of its over-allotment option (the “Over-Allotment Option”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $25,000,000. Simultaneously with the partial exercise of the Over-Allotment Option, the Company sold an additional 750,000 Private Placement Warrants to the Sponsor, generating gross proceeds to the Company of $750,000.

Following the closing of the Initial Public Offering (including the closing of the Over-Allotment Option), an aggregate amount of $227,250,000 was placed in the Company’s trust account (the “Trust Account”) established in connection with the Initial Public Offering, invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $26,958,716, consisting of $4,500,000 of cash underwriting fees, $7,875,000 of deferred underwriting fees, $13,605,750 for the excess fair value of Founder Shares attributable to the Anchor Investors (as described in Note 6) and $977,966 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares it holds purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, directors, advisors, Anchor Investors (as described in Note 6) and executive officers have agreed to waive (i) redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of their Public Shares if the Company does not complete an initial Business Combination within 18 months from the closing of the Initial Public Offering, unless extended, or with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business Combination within 18 months from the closing of the Initial Public Offering, unless extended. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless extended.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

The Company has until 18 months from the closing of the Initial Public Offering, unless extended, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriter agreed to waive its rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial redemption amount of $10.10 per share.

In November 2022, the Company obtained a waiver letter (the “Waiver Letter”) from the underwriter that waived all rights to the deferred underwriting commissions payable to the underwriter at the closing of the Company’s initial Business Combination.

On June 15, 2023, the Company reconvened the extraordinary general meeting of the Company which had been adjourned from June 12, 2023 (the “Meeting”). At the Meeting, the shareholders of the Company approved an amendment (the “Trust Amendment”) of that certain investment management trust agreement, dated December 17, 2021 (the “Trust Agreement”), by and between the Company and Continental Share Transfer & Trust Company (“Continental”), to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the Company’s completion of an initial business combination or (ii) March 15, 2024 (the “Extension Date”). At the Meeting, the Company’s shareholders approved a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to provide the Company with the right to extend the date by which the Company must consummate its initial Business Combination (the “Extension”), from June 17, 2023 to March 15, 2024 (the “Extension Amendment Proposal”). On March 14, 2024 the Company, convened an extraordinary general meeting of shareholders to amend the amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from March 15, 2024 to June 17, 2025 (the “Extended Date”).

In connection with the shareholders’ vote at the Meeting, the holders of 20,253,090 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.46 per share, for an aggregate redemption amount of $211,918,105.

Immediately following the approval of the proposals at the Meeting, the Sponsor, as the holder of 3,375,000 Class B ordinary shares, converted all 3,375,000 of such shares into the same number of Class A ordinary shares.

As a result of the redemptions described above and the conversion of the Sponsor’s Class B ordinary shares, there are an aggregate of 5,621,910 Class A ordinary shares outstanding.

Under Cayman Islands law, the amendments described above took effect immediately upon approval by the shareholders of the Extension Amendment Proposal, Trust Amendment Proposal and the Founder Share Amendment Proposal.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Merger Agreement and Subsequent Termination

On August 11, 2023, Swiftmerge entered into a Merger Agreement (the “Merger Agreement”) with HDL Therapeutics, Inc., a Delaware corporation (“HDL”), and IVCP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Swiftmerge (“Merger Sub” and, together with Swiftmerge and HDL the “Parties”).

On February 14, 2024, the Company, HDL and Merger Sub entered into a Mutual Termination Agreement (the “Mutual Termination Agreement”) pursuant to which they terminated the Merger Agreement by mutual agreement and each party, on behalf of itself and its agents, released, waived and forever discharged the other parties and their agents of and from any and all obligation or liability arising under the Merger Agreement. No termination fee or other payment is due to either party from the other as a result of the termination.

Liquidity, Capital Resources, and Going Concern

As of December 31, 2023, the Company had cash held outside of the Trust Account of $148,349 and a working capital deficit of $3,021,925.

Prior to the completion of the Initial Public Offering, substantial doubt about the Company’s ability to continue as a going concern existed as the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes.

Furthermore, the Company will have until June 17, 2025 to complete a Business Combination. If a Business Combination is not consummated by June 17, 2025 and an extension has not been effected, there will be a mandatory liquidation and subsequent dissolution of the Company.

Based on the cash forecast prepared by management as of December 31, 2023, the amounts held in the operating account will not provide the Company with sufficient funds to meet its operational and liquidity obligations up to the expiration date of June 17, 2025.

Based on the liquidity condition and the mandatory liquidation, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through a Business Combination or extension as discussed above. There is no assurance that the Company’s plans to consummate a

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

Business Combination or extension will be successful. While management expects to have sufficient access to additional sources of capital if necessary, there is no current confirmed financing commitment, and no assurance can be provided that such additional financing will become available to the Company.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs on or after January 1, 2023, in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. The mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to effect an extension of the time in which the Company must complete a business combination or complete a business combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $148,349 and $461,914 in cash as of December 31, 2023 and 2022, respectively. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

As of December 31, 2023 and 2022, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. As of December 31, 2023 and 2022, the Company had $24,376,178 and $229,792,494 in investments held in the Trust Account, respectively.

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gains on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ordinary Shares Subject to Possible Redemption

All of the 22,500,000 Class A ordinary shares of which, 2,246,910 Class A ordinary shares remain outstanding at December 31, 2023, sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, the Class A ordinary shares not under the control of the Company have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable ordinary shares as of December 31, 2023 increased as the income earned on the Trust Account exceeds the Company’s expected dissolution expenses (up to $100,000). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $6,501,789 in the year ended December 31, 2023.

As of December 31, 2023 and 2022, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Class A ordinary shares subject to possible redemption at January 1, 2022	$202,000,000
Less:
Proceeds allocated to Public Warrants	(1,250,000)
Issuance costs allocated to Class A ordinary shares	(1,556,250)
Plus:
Proceeds from over-allotment warrants	750,000
Proceeds from over-allotment units less cash underwriting discount	24,500,000
Initial accretion of Class A ordinary shares from issuance of over-allotment warrants	2,806,250
Accretion of carrying value to redemption value	2,442,494
Class A ordinary shares subject to possible redemption at December 31, 2022	229,692,494
Less:
Redemptions	(211,918,105)
Plus:
Remeasurement of carrying value to redemption value	6,501,789
Class A ordinary shares subject to possible redemption at December 31, 2023	$24,276,178

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $26,958,716, consisting of $4,500,000 of cash underwriting fees, $7,875,000 of deferred underwriting fees (subsequently derecognized), $13,605,750 for the excess fair value of Founder Shares attributable to the Anchor Investors (as described in Note 5) and $977,966 of other offering costs. As such, the Company recorded $24,864,388 of offering costs as a reduction of temporary equity and $2,094,328 of offering costs as a reduction of permanent equity.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income Per Ordinary Share

Net income per ordinary share is computed by dividing income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,600,000 shares in the calculation of diluted income per ordinary share, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the Years Ended December 31,
	2023			2022
	Class A		Class B	Class A	Class B
	Redeemable Shares	Non- Redeemable Shares
Basic and diluted net income per share
Numerator:
Net income	$2,204,696	$396,447	$815,472	$1,202,040	$300,510
Denominator:
Basic and diluted weighted average shares outstanding	10,232,877	1,840,068	3,784,932	22,376,712	5,594,178
Basic and diluted net income per ordinary share	$0.22	$0.22	$0.22	$0.05	$0.05

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Warrant Classification

The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in ASC 815, Derivatives and Hedging (“ASC 815”) under which the warrants meet the criteria for equity treatment and are recorded as equity.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2021. On December 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units generating gross proceeds of $200,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

On January 18, 2022, the Company announced the closing of its sale of an additional 2,500,000 Units pursuant to the partial exercise by the underwriter of its Over-Allotment Option. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $25,000,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company’s Sponsor and Anchor Investors purchased an aggregate of 8,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The Private Placement Warrants were sold in a private placement consisting of the following amounts: (i) the Sponsor, 5,600,000 warrants (which can increase to 6,500,000 warrants if the Over-Allotment Option is exercised in full) for $5,600,000 in aggregate (which can increase to $6,500,000 if the Over-Allotment Option is exercised in full) and (ii) Anchor Investors, 3,000,000 warrants for $3,000,000 in aggregate. An amount of $6,000,000 of proceeds from the sale of the Private Placement Warrants was added to the Trust Account and an amount of $2,600,000 was deposited into the Company’s operating account. There will be no redemption rights with respect to the Private Placement Warrants if the Company does not complete a Business Combination within the Combination Period.

Simultaneously with the partial exercise of the Over-Allotment Option, the Company sold an additional 750,000 Private Placement Warrants to the Sponsor, generating gross proceeds to the Company of $750,000, which was added to the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 8, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). In July 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding (see Note 7). The Founder Shares included an aggregate of up to 750,000 Class B ordinary shares subject to repurchase by the Sponsor to the extent that the underwriter’s Over-Allotment Option was not exercised in full or in part, so that the holders of the Founder Shares will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 18, 2022, in connection with the partial exercise of the underwriter’s Over-Allotment Option, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 125,000 Class B ordinary shares resulting in 5,625,000 Class B ordinary shares outstanding. On June 15, 2023, the Sponsor converted 3,375,000 of its Class B ordinary shares into 3,375,000 non-public Class A ordinary shares, which Class A shares have no redemption rights.

The Sponsor, the directors and the executive officers have agreed not to transfer, assign or sell their Founder Shares until the earliest of (x) with respect to one-half of such shares, until consummation of an initial Business Combination, (y) with respect to one-fourth of such shares, until the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination (the “Requisite Trading Period”) and (z) with respect to one-fourth of such shares, until the closing price of the Company’s Class A ordinary shares equals or exceeds $14.00 (as adjusted for share subdivisions,

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

share capitalizations, reorganizations, recapitalizations and other similar transactions) for the Requisite Trading Period. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Anchor Investors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of an initial Business Combination and (B) subsequent to the completion of an initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period following the consummation of an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, the holders of the Founder Shares have agreed that the Founder Shares will not be transferred, assigned or sold until one year after the date of the consummation of an initial Business Combination provided that, such holders shall be permitted to transfer such Founder Shares if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The Anchor Investors purchased a total of 19,800,000 units and 3,000,000 Private Placement Warrants in the Initial Public Offering at the offering price of $10.00 per unit. Each such Anchor Investor entered into a separate agreement with the Company to purchase up to 225,000 Founder Shares at the original Founder Share purchase price of approximately $0.003 per share, or 2,250,000 Founder Shares in the aggregate. These Founder Shares were forfeited by the Sponsor back to the Company and subsequently reissued to the Anchor Investors.

The Company estimated the fair value of the Founder Shares attributable to the Anchor Investors to be $13,612,500 or $6.05 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $6,750 (or $0.003 per share) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrants were charged to shareholders’ deficit. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering.

Promissory Note — Related Party

On May 19, 2023, the Sponsor provided a $200,000 advance (“Advance”) to the Company. On September 15, 2023, the Company issued an unsecured promissory note (the “Note”) with the Sponsor of up to $500,000 in the aggregate for costs and expenses reasonably related to the Company’s working capital needs prior to the consummation of the Business Combination and the Advance was converted into the first proceeds on the Note. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant. As of December 31, 2023, the balance under the Note was $600,000. As of December 31, 2023, the Sponsor did not elect to convert any of the principal to warrants. There were no amounts outstanding in 2022.

Due to Sponsor

Due to Sponsor consists of advances from the Sponsor to pay for offering costs and formation costs on behalf of the Company, are payable on demand and are non-interest bearing. As of December 31, 2023 and 2022, there was $2,284 due to Sponsor.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, administrative and support services. On April 8, 2022, the Company entered into Amendment no. 1 to the administrative services agreement with the Sponsor, pursuant to which the payment for office space and certain administrative and support services was reduced from up to $10,000 per month to up to $1,000 per month. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees.

The Company incurred $12,000 and $43,516 in administrative services agreement expenses during the years ended December 31, 2023 and 2022, respectively and these amounts are included within formation and operation costs on the accompanying statements of operations. As of December 31, 2023 and 2022, the Company has $55,516 and $43,516 in administrative services expenses which are included in accrued expenses — related party in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes an initial Business Combination, the Company may repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that an initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and 2022, there was $0 outstanding on related party loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the working capital loans) have registration and shareholder rights to require the Company to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 18, 2022, the Company announced the closing of its sale of an additional 2,500,000 Units pursuant to the partial exercise by the underwriter of its Over-Allotment Option. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $25,000,000.

The underwriter was paid a cash underwriting discount of $0.20 per Unit, or $4,500,000 in the aggregate, upon the closing of the Initial Public Offering and including the Units sold pursuant to the Over-Allotment Option. In addition, $0.35 per Unit, or $7,875,000 in the aggregate would have been payable to the underwriter for deferred

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

underwriting commissions. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement. In November 2022, the Company obtained the Waiver Letter from the underwriter that waived all rights to the deferred underwriting commissions payable to the underwriter at the closing of the Company’s initial Business Combination.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 5,621,910 and 22,500,000 Class A ordinary shares issued and outstanding, respectively, including 2,246,910 and 22,500,000 Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 2,250,000 and 5,625,000 Class B ordinary shares issued and outstanding, respectively. Movement relates from the conversion of 3,375,000 Class B shares to Class A discussed below.

On February 8, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 Class B ordinary shares. In July 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 5,750,000 Class B ordinary shares outstanding. On January 18, 2022, in connection with the partial exercise of the underwriter’s Over-Allotment Option, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 125,000 Class B ordinary shares resulting in 5,625,000 Class B ordinary shares outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to an initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of an initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

On June 15, 2023, the Company reconvened the extraordinary general meeting of the Company which had been adjourned from June 12, 2023. At the Meeting, the shareholders of the Company approved an amendment that certain investment management trust agreement, dated December 17, 2021 to change the date on which Continental must commence liquidation of the trust account established in connection with the Company’s initial public offering to the earliest of (i) the Company’s completion of an initial business combination and (ii) March 15, 2024 (the “Extension Date”). On March 14, 2024 the Company, convened an extraordinary general meeting of shareholders to amend the amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from March 15, 2024 to June 17, 2025.

The Company’s shareholders also approved a proposal (the “Founder Share Amendment Proposal”) to provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert such shares into Class A ordinary shares, par value $0.0001 per share, on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder.

At the Meeting, the Company’s shareholders approved the following items: (i) the Extension Amendment Proposal; (ii) a proposal to approve the Trust Amendment (such proposal, the “Trust Amendment Proposal”); (iii) the Founder Share Amendment Proposal; and (iv) a proposal to approve the adjournment of the Meeting to a later date or dates if necessary (such proposal, the “Adjournment Proposal”).

In connection with the vote to approve the Extension Amendment Proposal, the holders of 20,253,090 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.46 per share, for an aggregate redemption amount of $211,918,105.

Immediately following the approval of the proposals at the Meeting in June 2023, Swiftmerge Holdings, L.P. as the holder of 3,375,000 Class B Ordinary Shares, converted all 3,375,000 of such shares into the same number of Class A Ordinary Shares. As a result of the redemptions described above and the conversion of the Sponsor’s Class B Ordinary Shares, there are an aggregate of 5,621,910 Class A Ordinary Shares outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. Because the warrants are not exercisable until 30 days after the completion of the initial business combination, the Company does not currently intend to update the registration statement of which the prospectus forms a part or file a new registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants until after the initial business combination has been consummated. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the warrants become exercisable;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants.

The exercise price and number of Class A ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities (as defined below) for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or their respective affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and will be non-redeemable.

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

At December 31, 2023 and 2022, there were 11,250,000 Public Warrants outstanding, and 9,350,000 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Investments held in Trust Account:
U.S. Treasury Securities Money Market Funds	$24,376,178	$24,376,178	$—	$—
December 31, 2022
Assets
Investments held in Trust Account:
U.S. Treasury Securities Money Market Funds	$229,792,494	$229,792,494	$—	$—

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

On February 14, 2024, the Company entered into the Mutual Termination Agreement with HDL.

On March 14, 2024, the Company extended the date by which the Company has to consummate an initial business combination from March 15, 2024 to June 17, 2025.

On March 14, 2024 the Company and the Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with one or more unaffiliated third party or parties (the “Investors”) in exchange for each such third party or third parties agreeing not to redeem certain public Class A ordinary shares, $0.001 par value per share of the Company sold in its initial public offering (the “Non-Redeemed Shares”) at the Adjourned Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Company and the Sponsor agreed, among other items, that the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of 3 Founder Shares for each 10 Non-Redeemed Shares.

On March 15, 2024 the Company convened an extraordinary general meeting of the Company’s shareholders (the “2024 Meeting”). At the 2024 Meeting, the shareholders of the Company approved the Second Trust Amendment of that certain investment management trust agreement, dated December 17, 2021, as amended on June 15, 2023, by and between the Company and Continental, to change the date on which Continental must commence liquidation of the Trust Account to the earliest of (i) the Company’s completion of an initial Business Combination and (ii) June 17, 2025. At the 2024 Meeting, the Company’s shareholders also approved a proposal to amend the Company’s Amended

SWIFTMERGE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SUBSEQUENT EVENTS (cont.)

and Restated Memorandum and Articles of Association to provide the Company with the right to extend the date by which the Company must consummate its initial Business Combination, from March 15, 2024 to June 17, 2025 (the “Extension Amendment Proposal”).

In connection with the shareholders’ vote at the 2024 Meeting, the holders of 1,031,997 public Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $11.3 million. After the satisfaction of such redemptions, the Company expects the balance in the Trust Account will be approximately $13.3 million.

ALEANNA ENERGY, LLC
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (UNAUDITED)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$54,343,224	$6,759,265
Prepaid expenses and other assets	1,443,785	27,485
Total Current Assets	55,787,009	6,786,750

Non-current assets:
Conventional natural gas properties, successful efforts method	29,023,500	21,531,101
Value-added tax refund receivable	5,490,053	4,425,353
Renewable natural gas properties	2,187,340	—
Total Non-current Assets	36,700,893	25,956,454
Total Assets	$92,487,902	$32,743,204

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,406,835	$1,053,819
Related party payables	—	525,276
Contingent consideration liability, short-term	13,189,038	14,888,021
Derivative liability, at fair value	—	173,177
Total Current Liabilities	14,595,873	16,640,293

Non-current Liabilities:
Asset retirement obligation	4,309,301	4,242,680
Contingent consideration liability, long-term	12,526,147	11,594,661
Total Non-current Liabilities	16,835,448	15,837,341
Total Liabilities	31,431,321	32,477,634

Commitments and Contingencies (Note 6)

Temporary Equity:
Class 1 Preferred Units, no par value, 105,711 and 43,611 shares authorized, issued and outstanding; liquidation preference of $369,987,776 and $152,637,776 as of June 30, 2024 and December 31, 2023, respectively	369,987,776	152,464,599

Members’ Equity:
Common Member Units, no par value, 266,503 shares authorized, issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital
Accumulated other comprehensive loss	(5,079,170)	(4,943,143)
Accumulated deficit	(303,852,025)	(147,255,886)
Total Members’ Equity	(308,931,195)	(152,199,029)
Total Liabilities, Temporary Equity and Members’ Equity	$92,487,902	$32,743,204

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

ALEANNA ENERGY, LLC
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30,
	2024	2023
Operating Expenses:
General and administrative	$2,976,476	$1,660,409
Depreciation	—	2,804
Accretion of asset retirement obligation	66,620	66,970
Increase (decrease) in contingent consideration liability	(767,497)	554,562
Total Operating Expenses	2,275,599	2,284,745

Operating loss	(2,275,599)	(2,284,745)

Other Income (Expense):
Interest and other income	929,460	293
Change in fair value of derivative liability	173,177	589,944
Total Other Income (Expense)	1,102,637	590,237
Net loss	$(1,172,962)	$(1,694,508)
Deemed dividend to Class 1 Preferred Units redemption value	(155,423,177)	(28,100,275)
Net loss attributable to holders of Common Member Units	(156,596,139)	(29,794,783)

Other Comprehensive Income (Loss)
Currency translation adjustment	(136,027)	(243,890)
Comprehensive Loss	$(1,308,989)	$(1,938,398)

Weighted average Common Member Units outstanding	266,503	266,503
Net loss per Common Member Unit	$(587.60)	$(111.80)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

ALEANNA ENERGY, LLC
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (UNAUDITED)

	Temporary Equity		Members’ Equity
	Class 1 Preferred Units	Amount	Common Units	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Members’ Equity
Balance, December 31, 2023	43,611	$152,464,599	266,503	$—	$—	$(147,255,886)	$(4,943,143)	$(152,199,029)
Shares issued	62,100	62,100,000	—	—	—	—	—	—
Deemed dividend to redemption value	—	155,423,177	—	—	—	(155,423,177)	—	(155,423,177)
Foreign currency translation	—	—	—	—	—	—	(136,027)	(136,027)
Net loss	—	—	—	—	—	(1,172,962)	—	(1,172,962)
Balance, June 30, 2024	105,711	$369,987,776	266,503	$—	$—	$(303,852,025)	$(5,079,170)	$(308,931,195)
	Temporary Equity		Members’ Equity
	Class 1 Preferred Units	Amount	Common Units	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Members’ Equity
Balance, December 31, 2022	22,606	$78,241,267	266,503	—	$13,173,784	$(101,183,390)	$(5,078,841)	$(93,088,447)
Shares issued	11,004	11,004,132	—	—	—	—	—	—
Deemed dividend to redemption value	—	28,100,275	—	—	(13,173,784)	(14,926,491)	—	(28,100,276)
Foreign currency translation	—	—	—	—	—	—	(243,890)	(243,890)
Net loss	—	—	—	—	—	(1,694,508)	—	(1,694,508)
Balance, June 30, 2023	33,610	$117,345,674	266,503	$—	$—	$(117,804,389)	$(5,322,731)	$(123,127,120)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

ALEANNA ENERGY, LLC
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,172,962)	$(1,694,508)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of asset retirement obligation	66,620	66,970
Change in fair value of contingent consideration	(767,497)	554,562
Change in fair value of derivative liability	(173,177)	(589,944)
Changes in working capital items:
Prepaid expenses	(1,416,299)	(4,862)
VAT refund receivable	(1,064,700)	(1,447,445)
Accounts payable and accrued expenses	353,016	720,538
Related party payables	(525,276)	—
Net cash used in operating activities	(4,700,275)	(2,394,689)

Cash flows from investing activities
Additions to conventional and renewable natural gas properties	(9,679,739)	(6,769,757)
Net cash used in investing activities	(9,679,739)	(6,769,757)

Cash flows from financing activities
Class 1 Preferred Units issued for cash	62,100,000	11,004,132
Net cash provided by financing activities	62,100,000	11,004,132

Effect of foreign currency translation on cash	(136,027)	(243,890)
Change in cash during the year	47,583,959	1,595,796
Cash, beginning of year	6,759,265	293,679
Cash, end of year	$54,343,224	$1,889,475

Noncash investing and financing activities
Deemed dividend to Class 1 Preferred Units redemption value (see Note 7)	$155,423,177	$28,100,275

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 1 — NATURE OF OPERATIONS AND RECENT EVENTS

AleAnna Energy, LLC (the “Company” or “AleAnna”), a Delaware Limited Liability Company, was formed on July 13, 2007. AleAnna Energy, LLC is comprised of wholly owned subsidiaries AleAnna Resources, LLC, AleAnna Italia S.p.A. and AleAnna Renewable Energy S.r.L. The Company is majority-owned by its immediate parent, Nautilus Resources, LLC (“Nautilus”), with the remainder owned by a minority shareholder, BRS Resources Limited.

AleAnna is a natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and renewable natural gas development in Italy. AleAnna has several successful conventional natural gas discoveries including its primary discovery, the Longanesi field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern gas discoveries. AleAnna retains a 33.5% working interest in the Longanesi field with its working interest partner, and operator, Societa Padana Energia (“Padana”) representing the other 66.5% working interest. AleAnna acquired its working interest in the Longanesi field through a 2016 transaction, accounted for as an asset acquisition. AleAnna also retains wholly owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2021, AleAnna also launched a renewable natural gas (“RNG”) development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste.

Planned principal operations have not yet commenced. As of June 30, 2024, the Company had not derived revenue from its principal business activities. AleAnna’s primary activities currently involve the drilling and testing of three Longanesi development wells together with its working interest partner Padana. Following tie-in of these wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in the first half of 2026.

Business Combination

On June 4, 2024, the Company entered into a Business Combination Agreement with a Nasdaq publicly traded special purpose acquisition company (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”). The Business Combination is expected to be completed in the second half of 2024, subject to stockholder approval and other customary closing conditions. Upon the closing of the transaction, subject to approval from the Securities and Exchange Commission, the combined company will be named AleAnna and is expected to be publicly listed on the Nasdaq stock exchange.

Gas Sale Agreement

On March 8, 2024, the Company entered into a non-binding term sheet for a gas sale agreement (“GSA”) with Shell Energy Europe Limited (“SEEL”), whereby SEEL will become the exclusive buyer of AleAnna’s share of the natural gas produced from the Longanesi field net of (i) any consumption and/or losses incurred in the transport, treatment and compression of gas before delivery; (ii) any volume to be allocated for regulated royalties auctions, if applicable; and (iii) any other volume contractually allocated to other parties before August 31, 2022. The closing of the GSA is contingent upon the commencement of gas production and other customary closing conditions.

In the first six months of 2024, AleAnna received $62.1 million in capital contributions from its members, resulting in the issuance of 62,100 Class 1 Preferred Units. These funds will be used to fund the Longanesi gas pipeline and plant activity obligations, as well as general and administrative expenses of AleAnna and its subsidiaries.

The unaudited condensed consolidated financial statements included in this prospectus were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 1 — NATURE OF OPERATIONS AND RECENT EVENTS (cont.)

financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes included elsewhere in this proxy.

The accompanying condensed consolidated interim financial statements have been prepared by the Company without audit. The unaudited condensed consolidated financial statements include the accounts of AleAnna Energy, LLC and wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The information as of December 31, 2023 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements.

NOTE 2 — RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2023, the FASB issued ASU 2023-07 to enhance disclosures of significant expense and segment profitability categories and amounts for each of the Company’s reportable business segments. These enhanced disclosures apply to entities that have a single reportable segment. The amendments are effective in annual periods beginning after December 15, 2023 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the provisions of the amendments and the impact on its future consolidated statements.

In December 2023, the FASB issued ASU 2023-09 to improve disclosures and presentation requirements to the transparency of the income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments are effective in annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the provisions of the amendments and the impact on it future consolidated statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or in management’s opinion will not have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 — ACQUISITIONS AND CONTINGENT CONSIDERATION LIABILITY

On July 13, 2016, AleAnna Europa S.r.L., a former subsidiary of AleAnna Resources LLC (which was subsequently merged into AleAnna Italia S.p.A. in December 2022), purchased a 33.5% working interest in the Longanesi field, which was accounted for as an asset acquisition. Consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

We recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingencies (the “contingent consideration liability”).

In 2019, following repeated development delays and severely depressed European natural gas prices, Nautilus, AleAnna’s primary shareholder, considered no longer funding capital contributions to AleAnna Energy. Due to restricted access to capital, the potential of bankruptcy, and the improbability of developing Longanesi or any of AleAnna’s other prospects, AleAnna’s gas assets were fully impaired, and the corresponding contingent consideration liability was reduced to $0 as such payment was no longer probable.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 3 — ACQUISITIONS AND CONTINGENT CONSIDERATION LIABILITY (cont.)

However, by 2021 European natural gas prices had recovered substantially and AleAnna and Padana began drilling Longanesi development wells. As such, it became probable that the Longanesi field would enter production and AleAnna again recognized the contingent consideration liability.

As of June 30, 2024, and December 31, 2023, the contingent consideration liability was recorded at $25,715,185 and $26,482,682 respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of June 30, 2024, and December 31, 2023: the intercontinental exchange futures prices for Dutch TTF natural gas, a Euro to USD exchange rate of 1.07 and 1.11, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20% to 50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer and MacNaughton, as well as forward European natural gas prices. While the timing and quantities of expected Longanesi production were unchanged from December 31, 2023 to June 30, 2024, average annual European natural gas forward prices declined. As a result, the amount of revenue attributable to price points above the threshold prices declined which resulted in a lengthening of the timing of expected contingent consideration payments and a corresponding reclass of a portion of the contingent consideration liability from short-term to long-term. Changes in the contingent consideration liability are recognized in the consolidated statements of operations and comprehensive loss.

Changes in the value of the contingent consideration liability are recognized in the consolidated statements of operations and comprehensive loss and for the periods ended June 30, 2024, and 2023 totaled $767,497 (representing a decrease) and $554,562 (representing an increase), respectively.

NOTE 4 — DERIVATIVE LIABILITY

As of December 31, 2023, we recorded a derivative liability, associated with certain embedded features of our Class 1 Preferred Units which entitle holders to a payout of 3.5x times their investment in the event of a company sale transaction or redemption at the option of the Company (the “3.5x Redemption Feature”). Since the potential payoff upon occurrence of company sale transaction and redemption at the option of the Company are the same, we analyzed the features as a single embedded feature for bifurcation. Based on our analysis of the host contract pursuant to ASC 815 — Derivatives and Hedging, we have concluded the Class 1 Preferred Units represent a debt host. The embedded 3.5x Redemption Feature involves a substantial premium and is contingent upon occurrence of company sale transaction, thus is not clearly and closely related to the debt host contract.

Further, the feature meets the definition of a derivative and other criteria under ASC 815 and requires bifurcation and separate recognition from the host contract as a derivative.

Accordingly, the Company has recorded a derivative liability representing the estimated fair value of the 3.5x Redemption Feature. Fair value is determined using a discounted cash flow model to isolate the excess fair value attributable to the 3.5x redemption above the 35% rate of return stated in the Class 1 Preferred Unit agreement. Further, we develop probability-weighted redemption scenarios which could occur during the time period in which a 3.5x payoff would be applicable, to determine the ultimate fair value. The derivative liability is adjusted to reflect fair value using these Level 3 inputs at each period end (i.e., measured on a recurring basis) with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The value of the derivative liability was reduced to zero as of June 30, 2024.

The following table provides a summary of the changes in the derivative liability measured at fair value on a recurring basis using significant unobservable inputs:

Balance, December 31, 2023	$173,177
Change in fair value(1)	(173,177)
Balance, June 30, 2024	$—

____________

(1)      This decrease is primarily due to the liquidation preference exceeding the enterprise value as of June 30, 2024, thereby reducing the derivative liability to $0.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 4 — DERIVATIVE LIABILITY (cont.)

The following is a summary of the assumptions used in calculating the estimated fair value of such derivative liability:

	June 30, 2024	December 31, 2023
Range of assumed years of company sale transaction	2025 to 2027	2024 to 2026
Range of probability weights of a company sale transaction occurring in a given year	15% – 35%	15% – 35%
Overall probability of company sale transaction occurring at any point in the future	30%	26%
Discount rate applied to company sale transaction scenarios	35%	35%
Discount rate for business valuation utilized in company sale transaction scenarios	10%	10%

NOTE 5 — NATURAL GAS PROPERTIES

Conventional Natural Gas Properties

A summary of conventional natural gas properties is as follows:

	June 30, 2024	December 31, 2023
Conventional natural gas properties	52,021,577	44,529,178
Less: Accumulated Impairment	(22,998,077)	(22,998,077)
Conventional natural gas properties, net	$29,023,500	$21,531,101

The Company uses the successful efforts method of accounting for conventional natural gas-producing activities.

Under this method, the cost of productive wells and related equipment, development dry holes, and any permits related to productive acreage are capitalized, and depleted using the unit-of-production method.

Renewable Natural Gas Properties

As of June 30, 2024, natural gas and other properties included $2,187,340 of land, improvements and other assets related to the March 20, 2024 purchase of a greenfield renewable natural gas plant in Tuscany, Italy. The plant is fully permitted, and construction is scheduled to start in the fourth quarter 2024.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Participation Agreements

On June 26, 2009, the Company entered into a Participation Agreement with Societa Padana Energia (“Padana”) for the drilling of the “Longanesi 1 exploration well”, “San Potito concession” and “Abbadessee 1 exploration” collectively referred to as the “Longanesi field”.

The Unified Operating Agreement (“UOA”) was originally signed between ENI and Grove and dated September 26, 2009. However, Padana has succeeded ENI as the operator, and AleAnna has succeeded Grove as the non-operator.

Under the UOA, AleAnna and Padana have agreed to develop the Longanesi field to optimize the economic value of the identified reserves. AleAnna and Padana entered the UOA with initial participating shares in the Longanesi field equal to 33.5% for AleAnna and 66.5% for Padana, with Padana appointed as the operator. Padana is obliged to maintain the accounting records concerning the operations under the UOA in compliance with the laws and generally accepted accounting practices followed in the Italian oil and gas industry.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

AleAnna and Padana fund their respective working interest shares of the capital required for Longanesi development and will receive their respective shares of the production output from the unitized field. However, such working interest percentages may be subsequently amended as more certainty is obtained over the Gas Originally in Place (“GOIP”) through redetermination procedures prescribed by the UOA. The redetermination process evaluates the results of the current development drilling program (well logs, production tests, etc.) and other new data that may be gathered from time to time (such as 3D seismic imaging) to determine if changes in GOIP have changed the respective working interest percentages. If a redetermination process suggests GOIP changes, but AleAnna and Padana do not agree on revised working interest percentages, an independent third party will opine and set the revised working interest allocations. Adjustments to future production entitlements and capital contributions may be made accordingly. Cash payments may be made between the participants where there is insufficient production to true up contributions to date. If a true up of historical capital contributions is required as a result of redetermination, such capital true-up amounts will include an interest charge based on the six-month Euro interbank offered rate (“Euribor”) and the date of the original capital contribution.

On October 26, 2023, Padana formally called for the First Redetermination process, as defined in the UOA, to begin. However, the outcome of this or any future redetermination, which may impact working interest percentages and require a capital contribution rebalancing, is highly uncertain and such amounts are not estimable at this time. Accordingly, AleAnna has not recorded any receivable from or payable to Padana related to the redetermination process.

Contingencies and Legal Proceedings

The Company is subject to loss contingencies related to litigation, claims, investigations and legal and administrative cases and proceedings arising in the ordinary course of business. The Company evaluates these contingencies on a regular basis and accrues a liability for such matters when the Company believes that a loss is probable, and the amount of the loss can be reasonably estimated. Any such accruals are adjusted thereafter as appropriate to reflect changed circumstances. In the event the Company determines that (i) a loss to the Company is probable, but the amount of the loss cannot be reasonably estimated, or (ii) a loss to the Company is less likely than probable but is reasonably possible, then the Company is required to disclose the matter herein, although the Company is not required to accrue such loss.

When able, the Company determines an estimate of reasonably possible losses or ranges of reasonably possible losses, whether in excess of any related accrued liability or where there is no accrued liability, for legal proceedings.

In instances where such estimates can be made, any such estimates are based on the Company’s analysis of currently available information and are subject to significant judgment and a variety of assumptions and uncertainties and may change as new information is obtained.

The ultimate outcome of the matters described below, such as whether the likelihood of loss is remote, reasonably possible, or probable, or if and when the range of loss is reasonably estimable, is inherently uncertain.

Furthermore, due to the inherent subjectivity of the assessments and unpredictability of outcomes of legal proceedings, any amounts accrued or estimated as possible losses may not represent the ultimate loss to the Company from the legal proceedings in question and the Company’s exposure and ultimate losses may be higher, and possibly significantly so, than the amounts accrued or estimated.

As described in Note 1, AleAnna acquired a 33.5% working interest in the Longanesi field. As part of the purchase, a legacy owner, Blugas Infrastructure S.r.L. (“Blugas”), retained an interest akin to an overriding royalty interest (“ORRI”), whereby Blugas is entitled to physical delivery of 20% of the first 350 million standard cubic meters (“SCM”) produced from the Longanesi field. In accounting for the acquisition of the 33.5% working interest, we did not recognize an asset or liability in the consolidated financial statements related to the Blugas ORRI. Further, the Company’s SEC Case reserves estimates contemplate the contractual arrangement and physical gas delivery to Blugas, such that the net cash flows related to the gas reserves attributable to the Company’s 33.5% working interest have been reduced.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

On May 28, 2024, the Company reached a settlement agreement with Blugas regarding the Blugas ORRI. Under the terms of this agreement, AleAnna paid Blugas approximately €5 million ($5.4 million), plus an additional €1.1 million ($1.2 million) in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). The Company accounted for the purchase of the Blugas ORRI as an asset acquisition, and included the purchase price of the Blugas ORRI in conventional natural gas and other properties, with the associated VAT tax paid in value added tax refund receivable, on the condensed consolidated balance sheet. The purchase of the Blugas ORRI increases the Company’s net cash flows related proved gas reserves in the Longanesi field.

Leases

Leases to explore for or use minerals, oil, natural gas, and similar nonregenerative resources (see ASC 930, Extractive Activities — Mining, and ASC 932, Extractive Activities — Oil and Gas) are excluded from the scope of ASC 842, Leases. The Company has surface and use agreements for Longanesi, Gradizza, Trava, and Armonia in Italy. These agreements are directly related to accessing the subsurface minerals and are assessed as part of the oil and gas properties. As of June 30, 2024 and December 31, 2023, all leases in AleAnna’s portfolio, in addition to its lease of office space, are short-term leases (12 months or less) and do not require recognition on the balance sheet.

NOTE 7 — TEMPORARY EQUITY AND MEMBERS’ EQUITY

As of both June 30, 2024, and December 31, 2023, the Company had 266,503 shares of Common Units authorized, issued, and outstanding. The Common Units have no par value.

As of June 30, 2024, and December 31, 2023, the Company had 105,711 and 43,611 shares of Class 1 Preferred Units authorized, issued, and outstanding, respectively. The Class 1 Preferred Units have no par value. The Class 1 Preferred Units are held by the majority equity owner, Nautilus.

Due to the redemption features of the Class 1 Preferred Units, they are recorded at redemption value and classified as temporary equity in the consolidated balance sheets. The difference between the book value of Class 1 Preferred Units issued and the redemption value, less the amount attributable to the derivative liability discussed in Note 4, is recorded as a deemed dividend. As there were no changes in the rights, preferences, and payout of the Common Units and Series 1 Preferred Units between December 31, 2023 and June 30, 2024, refer to the audited Consolidated Financial Statements and accompanying notes as of and for the year ended December 31, 2023, for additional details of the Company’s equity.

NOTE 8 — EXECUTIVE COMPENSATION

On September 1, 2022, the Company entered into an employment agreement with the CEO. Within this employment agreement, there is a Medium/Long Term Incentive Plan (“M/LTIP” or the “Plan”) outlined, which includes cash bonus amounts to be paid based on the completion of certain milestones within the established thresholds. Such payments could result in total payments ranging from €375,000 to €1,125,000. Threshold dates for such payments range from May 31, 2024, through December 31, 2026.

The Company tracks each of the milestones for the executive compensation package based on the current and future business plans. Based on the metrics and performance indicators outlined in the executive compensation package, management has identified that the likelihood of achieving each of these metrics is not probable based on the financial performance as of June 30, 2024.

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 9 — INCOME TAXES

No U.S. income tax expense was recorded by the Company for the six months ended June 30, 2024 and 2023 as the Company has elected to be taxed as a partnership. However, AleAnna Energy’s Italian subsidiary (AleAnna Italia, S.p.A.) is a joint stock company or S.p.A and is considered a corporation under the Italian tax code. Therefore, the statutorily determined cumulative taxable loss of AleAnna Italia was tax affected and recognized as a deferred tax asset as of June 30, 2024 and December 31, 2023. We have also recorded deferred tax assets for temporary differences between the book and tax basis in the underlying assets and liabilities. Given AleAnna’s history of losses, and because future production remains uncertain, a full valuation allowance was applied against the deferred tax assets.

The applicable Italian corporate tax rate is 24%, and the effective tax rates were 0% during the three and six months ended June 30, 2024 and 2023, given the losses incurred and the application of a full valuation allowance against deferred tax assets.

NOTE 10 — RELATED PARTY TRANSACTIONS

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

As of December 31, 2023, AleAnna had outstanding payables of $525,276, to its parent company, Nautilus, primarily related to the payment of legal fees by Nautilus on behalf of AleAnna. These intercompany payables are presented as related party payables on the accompanying condensed consolidated balance sheets and were settled in the normal course of business.

Except for capital contributions received from Nautilus during the six months ended June 30, 2024 and the year ended December 31, 2023, as presented in the unaudited condensed consolidated interim statements of changes in Members’ equity, there were no other related party transactions entered into during the periods presented that required recognition or disclosure.

NOTE 11 — LOSS PER UNIT

The Company’s net loss per Common Member Unit was calculated as follows:

	Six Months Ended June 30,
	2024	2023
Net Loss	(1,172,962)	(1,694,508)
Deemed dividend to Class 1 Preferred Units redemption value	(155,423,177)	(28,100,275)
Net Loss attributable to Common Member Unitholders	(156,596,139)	(29,794,783)

Weighted average Common Member Units outstanding, basic and diluted	266,503	266,503
Net loss per Common Member Unit, basic and diluted	$(587.60)	$(111.80)

The Company calculates net loss per unit under ASC 260-10, Earnings per Share. The Class 1 Preferred Units were not considered to be participating based on their contractual rights. However, due to the redemption features of the Class 1 Preferred Units, they are recorded at redemption value and classified as temporary equity in the consolidated balance sheets. The difference between the book value of Class 1 Preferred Units issued and the redemption value, less the amount attributable to the derivative liability discussed in Note 4, is recorded as a deemed dividend. The deemed dividend reduced the net loss attributable to holders of Common Member Units in the calculation of the numerator above.

Basic loss per Common Member Unit is calculated by dividing net loss attributable to holders of Common Member Units by the weighted-average number of Common Member Units outstanding. The Class 1 Preferred Units have been excluded from the calculation as they are not convertible to Common Member Units. Further, any inclusion of such

ALEANNA ENERGY, LLC
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months ended June 30, 2024, and 2023

NOTE 11 — LOSS PER UNIT (cont.)

Class 1 Preferred Units, even if they were convertible to Common Member Units, would be anti-dilutive given the net loss in both periods. As such, the Company has not assumed conversion of the 105,711 and 43,611 Class 1 Preferred Units as of June 30, 2024 and December 31, 2023, respectively.

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to October 8, 2024, the date that the financial statements were issued.

RNG Acquisitions

In July 2024, the Company closed the acquisition of two separate renewable natural gas projects for $3.5 million and $4.0 million, respectively. The Company is currently evaluating the accounting implications of these transactions. The Company expects that these transactions will be accounted for as asset acquisitions, with the purchase price being recorded to renewable natural gas properties, with no goodwill or bargain purchase gain recognized. However, if it is determined that these acquisitions are required to be accounted for as business combinations under ASC 805, AleAnna may be required to record goodwill or a bargain purchase gain which would be included in the financial statements as of and for the quarter ended September 30, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of AleAnna Energy, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AleAnna Energy, LLC and subsidiaries (the “Company”) as of December 31, 2023, and 2022, the related consolidated statements of operations and comprehensive loss, changes in temporary equity and members’ equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 3, 2024

We have served as the Company’s auditor since 2023.

AleAnna Energy, LLC

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$6,759,265	$293,679
Prepaid Expenses	27,485	—
Total Current Assets	6,786,750	293,679

Non-current Assets:
Natural gas and other properties, successful efforts method, net of accumulated depreciation of $0 and $2,133, respectively	21,531,101	12,468,133
Value-added tax refund receivable	4,425,353	3,007,122
Total Non-current Assets	25,956,454	15,475,255
Total Assets	$32,743,204	$15,768,934

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,053,819	$270,122
Related party payables	525,276	—
Contingent consideration, short term	14,888,021	—
Derivative liability, at fair value	173,177	882,046
Total Current Liabilities	16,640,293	1,152,168

Non-current Liabilities:
Asset retirement obligation	4,242,680	3,847,783
Contingent consideration, long term	11,594,661	25,616,163
Total Non-current Liabilities	15,837,341	29,463,946
Total Liabilities	32,477,634	30,616,114

Commitments and Contingencies (Note 6)

Temporary Equity:
Class 1 Preferred Units, no par value; 43,611 and 22,606 units authorized, issued and outstanding; liquidation preference of $152,637,776 and $79,123,314 as of December 31, 2023, and 2022, respectively	152,464,599	78,241,267

Members’ Equity:
Common Member Units, no par value, 266,503 units authorized, issued and outstanding as of December 31, 2023, and 2022, respectively	—	—

Additional paid-in capital	—	13,173,784
Accumulated other comprehensive loss	(4,943,143)	(5,078,841)
Accumulated deficit	(147,255,886)	(101,183,390)
Members’ Equity	(152,199,029)	(93,088,447)
Total Liabilities, Temporary Equity, and Members’ Equity	$32,743,204	$15,768,934

The accompanying notes are an integral part of these financial statements.

AleAnna Energy, LLC

Consolidated Statements of Operations and Comprehensive Loss

	For the Year Ended December 31,
	2023	2022
Operating Expenses:
General and administrative	$5,634,150	$2,004,660
Depreciation	—	2,133
Accretion of asset retirement obligation	133,239	123,867
Increase in contingent consideration liability	866,519	223,152
Total Operating Expenses	6,633,908	2,353,812

Operating Loss	(6,633,908)	(2,353,812)

Other Income (Expense):
Other income and expenses	(102,041)	(65,382)
Change in fair value of derivative liability	708,869	(863,776)
Total Other Income (Expense)	606,828	(929,158)

Net Loss	$(6,027,080)	$(3,282,970)
Deemed dividend to Class 1 Preferred Units redemption value	(53,219,200)	(25,814,723)
Net Loss attributable to holders of Common Member Units	$(59,246,280)	$(29,097,693)

Other Comprehensive Income (Loss)
Currency translation adjustment	135,698	(658,636)
Comprehensive Loss	$(5,891,382)	$(3,941,606)

Weighted average Common Member Units outstanding	266,503	266,503
Net loss per Common Member Unit	$(222.31)	$(109.18)

The accompanying notes are an integral part of these financial statements.

AleAnna Energy, LLC

Consolidated Statements of Changes in Temporary Equity and Members’ Equity

	Temporary Equity		Members’ Equity					Members’ Equity
	Class 1 Preferred Units		Common Member Units		Additional Paid-In Capital	Accumulated deficit	Accumulated Other Comprehensive Loss
	Units	Amount	Units	Amount
Balance, December 31, 2021	11,935	$41,755,144	266,503	$—	$38,988,507	$(97,900,420)	$(4,420,205)	$(63,332,118)
Units issued	10,671	10,671,400	—	—	—	—	—	—
Deemed dividend to redemption value	—	25,814,723	—	—	(25,814,723)	—	—	(25,814,723)
Foreign exchange on translation	—	—	—	—	—	—	(658,636)	(658,636)
Net loss	—	—	—	—	—	(3,282,970)	—	(3,282,970)
Balance, December 31, 2022	22,606	$78,241,267	266,503	$—	$13,173,784	$(101,183,390)	$(5,078,841)	$(93,088,447)
Units issued	21,005	21,004,132	—	—	—	—	—	—
Deemed dividend to redemption value	—	53,219,200	—	—	(13,173,784)	(40,045,416)	—	(53,219,200)
Foreign exchange on translation	—	—	—	—	—	—	135,698	135,698
Net loss	—	—	—	—	—	(6,027,080)	—	(6,027,080)
Balance, December 31, 2023	43,611	$152,464,599	266,503	$—	$—	$(147,255,886)	$(4,943,143)	$(152,199,029)

The accompanying notes are an integral part of these financial statements.

AleAnna Energy, LLC

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,027,080)	$(3,282,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of furniture and equipment	—	2,133
Impairment of assets	30,786	—
Accretion of asset retirement obligation	133,239	123,867
Change in fair value of contingent consideration	866,519	223,152
Change in fair value of derivative liability	(708,869)	863,776
Changes in working capital items:
Prepaid expenses	(29,618)	—
VAT refund receivable	(1,418,231)	(2,117,870)
Accounts payable and accrued expenses	878,675	22,725
Related party payable	525,276	—
Net cash used in operating activities	(5,749,303)	(4,165,187)

Cash flows from investing activities
Additions to natural gas properties	(8,924,941)	(9,072,390)
Net cash used in investing activities	(8,924,941)	(9,072,390)

Cash flows from financing activities
Preferred units issued for cash	21,004,132	10,649,400
Net cash provided by financing activities	21,004,132	10,649,400

Effect of foreign exchange on cash	135,698	(660,052)
Change in cash during the year	6,465,586	(3,248,229)
Cash, beginning of year	293,679	3,541,908
Cash, end of year	$6,759,265	$293,679

Supplemental Disclosure
Additions to natural gas properties included in accounts payable	$—	$94,978
Related party notes payable converted to Class 1 Preferred Units	$—	$22,000
Deemed dividend to Class 1 Preferred Units redemption value (see Note 7)	$53,219,200	$25,814,723

The accompanying notes are an integral part of these financial statements.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 1 — NATURE OF OPERATIONS

AleAnna Energy, LLC (the “Company” or “AleAnna”), a Delaware Limited Liability Company, was formed on July 13, 2007. AleAnna Energy, LLC is comprised of wholly owned subsidiaries AleAnna Resources, LLC, and AleAnna Italia S.p.A. As of December 31, 2023, the Company was majority-owned by its immediate parent, Nautilus Resources, LLC (“Nautilus”), with the remainder owned by a minority shareholder, BRS Resources Limited.

AleAnna is a natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and renewable natural gas development in Italy. AleAnna has several successful conventional natural gas discoveries including its primary development, the Longanesi field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern gas developments. AleAnna retains a 33.5% working interest in the Longanesi field with its working interest partner, and operator, Societa Padana Energia (“Padana”) representing the other 66.5% working interest. AleAnna acquired its working interest in the Longanesi field through a 2016 transaction, accounted for as an asset acquisition. AleAnna also retains wholly-owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2021, AleAnna also launched a renewable natural gas (“RNG”) development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste.

Planned principal operations have not yet commenced. As of December 31, 2023, and December 31, 2022, the Company had not derived revenue from its principal business activities. During the years ended December 31, 2023, and December 31, 2022, AleAnna’s primary activities involved the drilling and testing of three Longanesi development wells together with its working interest partner Padana. Following tie-in of these wells and the installation of a temporary processing facility over the course of 2024, AleAnna and Padana expect to achieve first production of the five wells in the Longanesi field in the first quarter of 2025 through use of a temporary processing skid. The permanent processing facility is expected to be constructed over the course of 2025 and commissioned in 2026.

On June 4, 2024, the Company entered into a Business Combination Agreement with a Nasdaq publicly traded special purpose acquisition company (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”). The Business Combination is expected to be completed in the second half of 2024, subject to stockholder approval and other customary closing conditions. Upon the closing of the transaction, subject to approval from the Securities and Exchange Commission, the combined company will be named AleAnna, Inc. and is expected to be publicly listed on the Nasdaq stock exchange.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation — The Company’s policy is to consolidate all entities that the Company controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of AleAnna Energy, LLC and its wholly owned subsidiaries AleAnna Resources, LLC, and AleAnna Italia S.p.A. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of expenses, assets, and liabilities and disclosure of contingent assets and liabilities. The Company regularly assesses these estimates; however, actual amounts could differ from those estimates. The most significant items involving management’s estimates include estimates of contingencies including contingent consideration and estimates of the timing and amount of asset retirement obligations. The impact of changes in estimates is recorded in the period in which they become known.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.

Risks and Uncertainties — The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. The development of the Company’s projects is subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, commodity price risk impacting the decision to go forward with the projects, the availability and ability to obtain the necessary financing for the development of projects. Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the conflict between Russia and Ukraine which began in February 2022, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

Additionally, management is continuing to evaluate: the geopolitical conditions resulting from the invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities; the war between Israel and Hamas; the possibility of the aforementioned conflicts spreading in the surrounding regions; the status of debt and equity markets; protectionist legislation in our target markets; and any lingering impacts of the COVID-19 pandemic on the industry.

Management has concluded that while it is reasonably possible that any of the foregoing could have a negative effect on the Company’s financial position, results of its operations and/or that of AleAnna or any other target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Functional and Reporting Currency — The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The functional currency of the Italian subsidiary is the Euro, and the Company is the United States Dollar (“USD” or “U.S. Dollar”). The determination of functional currency was made in accordance with 830, Foreign Currency Matters.

The Company’s reporting currency is the USD. For the purposes of presenting consolidated financial statements, the assets and liabilities of the Company’s Euro operations are translated to USD at the exchange rate at the end of each month prior to consolidation procedures. The income and expenses are translated using average exchange rates for the applicable period. Foreign currency differences that arise on translation for consolidated purposes are recognized in accumulated other comprehensive loss on the consolidated balance sheet and in other comprehensive loss on the consolidated statements of operations and comprehensive loss.

Segments — The Company’s operations consist of one reportable segment. The Company has a single, company-wide management team that administers all properties as a whole rather than by discrete operating segments. The Company measures financial performance as a single enterprise and not on an area-by-area basis. Substantially all of the Company’s activities and assets are generated and located in Italy.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents — Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less at the time of purchase. The Company did not have any cash equivalents as of December 31, 2023, and December 31, 2022.

Financial Instruments — The carrying value of the Company’s financial instruments, consisting of cash, accounts payable, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or currency risks arising from these financial instruments.

Fair Value Measurement — The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Natural Gas Properties — The Company uses the successful efforts method of accounting for gas producing activities. Under this method, the cost of productive wells and related equipment, development dry holes, and any permits related to productive acreage are capitalized, and depleted using the unit-of-production method. These costs include other internal costs directly attributable to production activities. AleAnna is not yet recognizing depletion as assets are not yet producing and therefore have not yet been placed in service. Costs for exploratory dry holes, exploratory geological and geophysical activities, and delay rentals as well as other property carrying costs are charged to exploration expense.

There were no exploratory wells drilled during 2023 and 2022, and there were no capitalized exploratory well costs for the years ended December 31, 2023, and 2022. All asset additions in 2023 and 2022 relate to the drilling of three Longanesi development wells. Such wells are expected to begin production in the first quarter of 2025.

The estimates of proved natural gas reserves (“SEC Case”) utilized in the preparation of the Consolidated Financial Statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“the SEC”) and the FASB. These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. The development of the Company’s natural gas reserve quantities requires management to make significant estimates and assumptions related to the intent and ability to complete undeveloped proved reserves within a five-year development period, as prescribed by SEC guidelines. Management engaged DeGolyer and MacNaughton, independent reserve engineers, to prepare reserves estimates for the Company’s estimated proved reserves at December 31, 2023, and 2022. The technologies used in the estimation of the Company’s net proved undeveloped reserves include, but are not limited to, empirical evidence through drilling results and well performance, production data, decline curve analysis, well logs, geologic maps, core data, seismic data, demonstrated relationship between geologic parameters and performance, and the implementation and application of statistical analysis.

Management has confirmed that none of the Unitized Operating Agreement’ (“UOA’s”) nor the Proved Undeveloped Reserve’s (“PUDs”) are scheduled to be developed on a date more than five years from the date the reserves were initially recognized as PUDs as prescribed by the SEC guidelines. PUDs are converted from undeveloped to developed as applicable wells begin production.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Such estimates are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of natural gas reserves, the remaining estimated lives of natural gas properties, or any combination of the above may be increased or decreased. Increases in recoverable economic volumes generally reduce per unit depletion rates, while decreases in recoverable economic volumes generally increase per unit depletion rates.

Impairment of Natural Gas Properties — The carrying values of the Company’s oil and gas properties are reviewed for impairment when events or circumstances indicate that the remaining carrying value may not be recoverable. To determine whether impairment of the Company’s oil and gas properties has occurred, the Company compares the estimated expected undiscounted future cash flows to the carrying values of those properties. Estimated future cash flows are based on proved and, if determined reasonable by management, risk-adjusted probable reserves and assumptions generally consistent with the assumptions used by the Company for internal planning and budgeting purposes, including, among other things, the intended use of the asset, anticipated production from reserves, future market prices for natural gas adjusted for basis differentials, future operating costs and inflation. Proved oil and gas properties that have carrying amounts in excess of estimated future undiscounted cash flows are written down to fair value, which is estimated by discounting the estimated future cash flows using discount rates and other assumptions that marketplace participants would use in their fair value estimates. The company recorded no impairment of natural gas properties during 2023 nor in 2022.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other Property and Equipment — Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not extend the life of the related assets are charged to expense as incurred. Upon retirement or sale of the assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations and comprehensive loss for the period.

The estimated useful lives and cost of other property and equipment by asset type as of December 31, 2023, and 2022, is as follows:

	Useful Lives	2023	2022
Office furniture and equipment	7 years	$11,863	$11,863
Buildings and improvements	5 years	18,923	18,923
		$30,786	$30,786
Less impairment		(30,786)	—
Less accumulated depreciation		—	2,133
Other properties, net		$—	$28,653

The Company recorded no depreciation expense for year ended December 31, 2023, and $2,133 for the year ended December 31, 2022, which is included in depreciation expense on the consolidated statements of operations and comprehensive loss.

Value-Added Tax Refund Receivable — The Valued-Added Tax (“VAT”) is a broadly-based consumption tax that is assessed to the value that is added to goods and services. The VAT applies to nearly all goods and services that are bought and sold within the European Union. Italian law allows for certain VAT payments to be recovered through ongoing applications for refunds. The Company has incurred higher VAT input paid (i.e., VAT paid on purchases) than the VAT output collected (i.e., VAT collected on sales), resulting in a net VAT refund receivable.

Leases — The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. All of the leases in AleAnna’s portfolio are short-term leases (12 months or less) and do not require recognition on the balance sheet.

Credit Losses — The Company uses a forward-looking expected credit loss model for in-scope financial assets. Provisions for credit losses that are estimated through the Company’s prescribed method of estimating losses are recorded against earnings through a corresponding entry to Allowance for Credit Losses. Financial assets are presented net of the Allowance for Credit Losses. Any recoveries of amounts previously estimated as a credit loss are recorded against Allowance for Credit Losses.

In accordance with ASC 326, Financial Instruments — Credit Losses, the Company estimates the allowance for credit losses using relevant available information about expected credit losses. Inputs to the model include benchmarking against other companies, customer attributes, past events, current conditions, and reasonable and supportable forecasts. Adjustments to historical loss information are made for differences in current receivable-specific risk characteristics such as changes in the economy and demand trends, or other relevant factors. The Company’s financial assets measured at amortized cost primarily consist of trade receivables.

The assessment of the correlation between historical losses, current conditions, and forecasted economic conditions requires judgment. Alternative interpretations of these factors could have resulted in different conclusions regarding the allowance for credit losses. The amount of credit loss is sensitive to changes in circumstances and forecasted economic conditions. The Company’s experience, current conditions, and forecast of economic conditions may also not be representative of the customers’ actual default experience in the future.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Executive Compensation Plan — The Company has a Medium/Long Term Incentive Plan, which includes cash bonus amounts to be paid based on the completion of certain milestones within the established thresholds. Management has determined that the achievement of milestones in the current periods as of December 31, 2023, and 2022 are not probable. Management will continue to assess the probability of achievement of the performance indicators for the executive compensation package based on the applicable market conditions or occurrence of events. See Note 8 for further information.

Income Taxes — The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws as the Company has elected to be taxed as a partnership and therefore taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal and state income taxes at the AleAnna level has been included in the accompanying consolidated financial statements.

However, the Company’s consolidated Italian subsidiary (AleAnna Italia S.p.A.) is subject to Italian corporate income taxes. In December 2022, the Company merged its Italian subsidiaries (AleAnna Italia S.r.l. and AleAnna Europa S.r.l.) into AleAnna Italia as a single entity and converted the Italia entity from an S.r.l. (flow through entity under the Italian tax code) into a S.p.A (corporation under the Italian tax code). Therefore, the income tax consequences of such entity have been reflected in the Company’s consolidated financial statements in accordance with ASC 740, Income Taxes.

As of December 31, 2023, the statutorily determined cumulative taxable loss of AleAnna Italia was tax affected and recognized as a deferred tax asset as of December 31, 2023, and we have provided deferred taxes for temporary differences between the book and tax basis in the underlying assets and liabilities resulting in a net deferred tax asset. Given AleAnna’s history of cumulative financial reporting losses a full valuation allowance was applied against the deferred tax asset as of December 31, 2023. See Note 9 for further information.

Derivative Liability — The Company evaluates the existence of separable embedded features within applicable debt or equity instruments pursuant to FASB ASC 815, Derivatives and Hedging (“ASC 815”). Professional standards generally provide three criteria that, if met, require companies to bifurcate embedded features from their host instruments and separately account for them as derivative. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. See Note 4 for a discussion of the Company’s derivative liability.

Asset Retirement Obligations — The Company recognizes a liability for asset retirement obligations (“AROs”) based on an estimate of the amount and timing of settlement at the time a legal obligation is incurred. Upon initial recognition of an ARO, the Company increases the carrying amount of the long-lived asset by the same amount as the liability.

The initial capitalized costs will be depleted over the useful (productive) lives of the related assets.

The Company’s asset retirement obligations relate to the abandonment of gas production facilities including reclaiming well pads, reclaiming water impoundments, plugging wells and dismantling related structures. Estimates are based on historical experience of plugging and abandoning wells and reclaiming or disposing other assets and estimated remaining (productive) lives of the wells and assets.

The following table presents a reconciliation of the beginning and ending carrying amounts of the Company’s asset retirement obligations included in non-current liabilities in the Consolidated Balance Sheets.

	December 31,
	2023	2022
Balance January 1	$3,847,783	3,206,807
Liabilities incurred	261,657	517,109
Accretion	133,240	123,867
Balance at December 31	$4,242,680	$3,847,783

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For year ended December 31, 2023, the Company incurred incremental ARO liabilities, for one new development area associated with Longanesi (Casale Cocchi 1). For the year ended December 31, 2022, the Company incurred incremental ARO liabilities for two new development areas associated with Longanesi (Longanesi Phase 3 and Casale Cocchi 1). Otherwise, changes between 2023 and 2022 only relate to the accretion of the liability. The Company does not have any assets that are legally restricted for purposes of settling these obligations. These values are discounted to present value at 4.22% and 3.88% per annum for the years ended December 31, 2023, and 2022, respectively.

Contingent Consideration liability — The Company recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingencies (“contingent consideration liability”) based on our assessment of probability of the occurrence of payment and deemed the liability estimable based on the formulaic nature. See Note 3 for more information.

Recently Issued Accounting Standards — In August 2020, the FASB issued Accounting Standards Update (ASU) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU No. 2020-06 simplifies the accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock will be reported as a single equity instrument, with no separate accounting for embedded conversion features. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. In addition, ASU No. 2020-06 simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU No. 2020-06 is effective for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, ASU No. 2020-06 will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in fiscal years beginning after December 15, 2020. An entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluating the impact of this accounting pronouncement on its financial statements.

In November 2023, the FASB issued ASU 2023-07 to enhance disclosures of significant expense and segment profitability categories and amounts for each of the Company’s reportable business segments. These enhanced disclosures apply to entities that have a single reportable segment. The amendments are effective in annual periods beginning after December 15, 2023 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the provisions of the amendments and the impact on its future consolidated statements.

In December 2023, the FASB issued ASU 2023-09 to improve disclosures and presentation requirements to the transparency of the income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments are effective in annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the provisions of the amendments and the impact on it future consolidated statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or in management’s opinion will not have a material impact on the Company’s present or future consolidated financial statements.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 3 — ACQUISITIONS AND CONTINGENT CONSIDERATION LIABILITY

On July 13, 2016, AleAnna Europa S.r.l., a former subsidiary of AleAnna Resources LLC (which was subsequently merged into AleAnna Italia S.p.A. in December 2022), purchased a 33.5% working interest in the Longanesi field, which was accounted for as an asset acquisition. Consideration paid included €7 million cash and up to €24 million of deferred consideration payable upon production of the Longanesi field. The deferred consideration is payable based on a formulaic calculation which is predominantly dependent on sales volumes and spot natural gas prices during the first 12 years of production (the “Earn-Out Period”). There will be no deferred consideration due if Longanesi is not developed and no deferred consideration due if average annual gas prices are less than €3.65/Mcf over the Earn-Out Period.

We recognized a liability for the contingent consideration in accounting for the asset acquisition in accordance with ASC 450, Contingences (“contingent consideration liability”).

In 2019, following repeated development delays and severely depressed European natural gas prices, Nautilus, AleAnna’s primary shareholder, considered no longer funding capital contributions to AleAnna Energy. Due to restricted access to capital, the potential of bankruptcy, and the improbability of developing Longanesi or any of AleAnna’s other prospects, AleAnna Energy’s gas assets were fully impaired, and the corresponding contingent consideration liability was reduced to $0 as such payment was no longer probable. However, by 2021 European natural gas prices had recovered substantially and AleAnna and Padana began drilling Longanesi development wells. As such, it became probable that the Longanesi field would enter production and AleAnna again recognized the contingent consideration liability.

As of December 31, 2023, and 2022, the contingent consideration liability was recorded at $26,482,682 and $25,616,163, respectively. The estimate of the contingent consideration liability was determined based on inputs including the following as of December 31, 2023, and 2022: the intercontinental exchange futures prices for European natural gas, a Euro to USD exchange rate of 1.11 and 1.07, respectively, and management’s future expected annual Longanesi production. AleAnna is required to make formulaic deferred consideration payments effectively equating to 20-50% of revenue above certain European natural gas threshold prices. The calculation and timing of such payments are primarily driven by future expected Longanesi production, as modeled by DeGolyer and MacNaughton, as well as forward European natural gas prices. Changes in our estimate of the contingent liability are recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023, and 2022 totaled $866,519 and $223,152.

NOTE 4 — DERIVATIVE LIABILITY

We have recorded a derivative liability, associated with certain embedded features of our Class 1 Preferred Units which entitle holders to a payout of 3.5x times the investment in the event of a company sale transaction or redemption at the option of the Company (the “3.5x Redemption Feature”). Since the payoff upon occurrence of company sale transaction and redemption at the option of the Company is the same, we analyzed the features as a single embedded feature for bifurcation.

Based on our analysis of the host contract pursuant to ASC 815, we have concluded the Class 1 Preferred Units represent a debt host. The embedded 3.5x Redemption Feature involves a substantial premium and is contingent upon occurrence of company sale transaction, thus is not clearly and closely related to the debt host contract.

Further, the feature meets the definition of a derivative and other criteria under ASC 815, as such, requires bifurcation and separate recognition from the host contract as a derivative.

Accordingly, the Company has recorded a derivative liability representing the estimated fair value of the 3.5x Redemption Feature. Fair value is determined using a discounted cash flow model to isolate the excess fair value attributable to the 3.5x redemption above the 35% rate of return stated in the Class 1 Preferred agreement. Further, we develop probability-weighted redemption scenarios which could occur during the time period in which a 3.5x payoff would be applicable, to determine the ultimate fair value. The derivative liability is adjusted to reflect fair value using these Level 3 inputs at each period end (i.e., measured on a recurring basis) with changes in fair value recorded in the consolidated statements of operations.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 4 — DERIVATIVE LIABILITY (cont.)

The following table provides a summary of the changes in the derivative liability measured at fair value on a recurring basis using significant unobservable inputs:

Balance December 31, 2022	$882,046
Change in fair value(1)	(708,869)
Balance December 31, 2023	$173,177

____________

(1)      This decrease is primarily due to an increase in the liquidation preference used in the calculation of the derivative liability as a result of new issuances of Class 1 Preferred Units during the year

The following is a summary of the assumptions used in calculating the estimated fair value of such derivative liability:

	December 31, 2023	December 31, 2022
Range of assumed years of company sale transaction	2024 to 2026	2023 to 2026
Range of probability weights of a company sale transaction occurring in a given year	15% – 35%	5% – 30%
Overall probability of company sale transaction occurring at any point in the future	26%	18%
Discount rate applied to company sale transaction scenarios	35%	35%
Discount rate for business valuation utilized in company sale transaction scenarios	10%	10%

NOTE 5 — NATURAL GAS PROPERTIES, SUCCESSFUL EFFORTS METHOD

Major classes of natural gas properties are as follows:

	December 31,
	2023	2022
Natural gas properties	44,529,178	35,437,557
Less: Accumulated Impairment	(22,998,077)	(22,998,077)
Natural gas properties, net	21,531,101	12,439,480
Other properties, at cost less accumulated depreciation	—	28,653
Natural gas and other properties, net	$21,531,101	$12,468,133

The Company uses the successful efforts method of accounting for natural gas-producing activities.

Under this method, the cost of productive wells and related equipment, development dry holes, and any permits related to productive acreage are capitalized, and depleted using the unit-of-production method.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Participation Agreements

On June 26, 2009, the Company entered into a Participation Agreement with Societa Padana Energia (“Padana”) termed the Longanesi field for the drilling of the ‘Longanesi 1 exploration well, ‘San Potito’ concession and ‘Abbadessee 1’ exploration’ collectively referred to as the Longanesi field.

The Unified Operating Agreement (“UOA”) arrangement was originally signed between ENI and Grove and dated September 26, 2009. However, Padana has succeeded ENI as the operator, and AleAnna has succeeded Grove as the non-operator. Under the UOA, AleAnna and Padana have agreed to develop the Longanesi field to optimize the economic value of the identified reserves. AleAnna and Padana entered the UOA arrangement with initial participating

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

shares in the Longanesi field equal to 33.5% for AleAnna and 66.5% for Padana, with Padana appointed as the operator. Padana is obliged to maintain the accounting records concerning the operations in compliance with the laws and generally accepted accounting practices followed in the Italian oil industry for the UOA arrangement.

AleAnna and Padana fund their respective working interest shares of the capital required for Longanesi development and will receive their respective shares of the production output from the unitized field. However, such working interest percentages may be subsequently amended as more certainty is obtained over the Gas Originally in Place (“GOIP”) through redetermination procedures prescribed by the UOA. The redetermination process evaluates the results of the current development drilling program (well logs, production tests, etc.) and other new data that may be gathered from time to time (such as 3D seismic imaging) to determine if changes in GOIP have changed the respective working interest percentages. If a redetermination process suggests GOIP changes, but AleAnna and Padana do not agree on revised working interest percentages, an independent third party will opine and set the revised working interest allocations. Adjustments to future production entitlements and capital contributions may be made accordingly. Cash payments may be made between the participants where there is insufficient production to true up contributions to date. If a true up of historical capital contributions is required as a result of redetermination, such capital true-up amounts will include an interest charge based on the six-month EURIBOR rate and the date of the original capital contribution.

On October 26, 2023, Padana formally called for the First Redetermination process as defined in the UOA to begin. However, the outcome of this or any future redetermination, which may impact working interest percentages, and require a capital contribution rebalancing, is highly uncertain and such amounts are not estimable at this time. Accordingly, AleAnna has not recorded any receivable from or payable to Padana related to the redetermination process.

Contingencies and Legal Proceedings

The Company is subject to loss contingencies related to litigation, claims, investigations and legal and administrative cases and proceedings arising in the ordinary course of business. The Company evaluates these contingencies on a regular basis and accrues a liability for such matters when the Company believes that a loss is probable, and the amount of the loss can be reasonably estimated. Any such accruals are adjusted thereafter as appropriate to reflect changed circumstances. In the event the Company determines that (i) a loss to the Company is probable, but the amount of the loss cannot be reasonably estimated, or (ii) a loss to the Company is less likely than probable but is reasonably possible, then the Company is required to disclose the matter herein, although the Company is not required to accrue such loss.

When able, the Company determines an estimate of reasonably possible losses or ranges of reasonably possible losses, whether in excess of any related accrued liability or where there is no accrued liability, for legal proceedings. In instances where such estimates can be made, any such estimates are based on the Company’s analysis of currently available information and are subject to significant judgment and a variety of assumptions and uncertainties and may change as new information is obtained.

The ultimate outcome of the matters described below, such as whether the likelihood of loss is remote, reasonably possible, or probable, or if and when the range of loss is reasonably estimable, is inherently uncertain.

Furthermore, due to the inherent subjectivity of the assessments and unpredictability of outcomes of legal proceedings, any amounts accrued or estimated as possible losses may not represent the ultimate loss to the Company from the legal proceedings in question and the Company’s exposure and ultimate losses may be higher, and possibly significantly so, than the amounts accrued or estimated.

As described in Note 1, AleAnna acquired a 33.5% working interest in the Longanesi field. As part of the purchase, a legacy owner, Blugas Infrastructure S.r.l. (“Blugas”), retained an interest akin to an overriding royalty interest (“ORRI”), whereby Blugas is entitled to physical delivery of 20% of the first 350 million standard cubic meters (“SCM”) produced from the Longanesi field. In accounting for the acquisition of the 33.5% working interest, we did

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

not recognize an asset or liability in the consolidated financial statements related to the Blugas ORRI. Further, the Company’s SEC Case reserves estimates contemplate the contractual arrangement and physical gas delivery to Blugas, such that the net cash flows attributable to the Company’s 33.5% working interest have been reduced to reflect expected future volumes due to Blugas.

As of December 31, 2023, the physical volumes due to Blugas were being contested by AleAnna as usury because AleAnna considered, among other reasons, that extraction services and all associated risks are executed by AleAnna and that participation by Blugas is limited to financing a part of the sum necessary to start drilling, without participation in the construction and exploitation of the reservoir, and therefore did not share the risks or costs, which have increased compared to the initial forecast of the investment. AleAnna was continuing to evaluate the merits of the ORRI as of the reporting date and was evaluating potential legal remedies. Such remedies may have included future litigation, arbitration, or settlement. The outcome of the matter, including any potential lawsuit, arbitration, or settlement was uncertain as of the reporting date. As such, we did not recognize any benefit of the ORRI in the consolidated financial statements as of December 31, 2023, and 2022 as such matter represented a gain contingency that does not meet the criteria for realization. On May 28, 2024, the Company reached a settlement agreement with Blugas regarding the Blugas ORRI. See Note 12 for details of this settlement.

Leases

Leases to explore for or use minerals, oil, natural gas, and similar nonregenerative resources (see Topics 930, Extractive Activities — Mining, and 932, Extractive Activities — Oil and Gas) are excluded from the scope of ASC 842. The Company has surface and use agreements for Longanesi, Gradizza, Trava, and Armonia in Italy. These agreements are directly related to accessing the subsurface minerals and are assessed as part of the oil and gas properties. As of December 31, 2023, and 2022, all leases in AleAnna Energy’s portfolio are short-term leases (12 months or less) and do not require recognition on the balance sheet.

NOTE 7 — TEMPORARY EQUITY AND MEMBERS’ EQUITY

As of December 31, 2023, and 2022, the Company had 266,503 Common Units authorized, issued, and outstanding, authorized, respectively. The Common Units have no par value.

As of December 31, 2023, and 2022, the Company had 43,611 and 22,606 Class 1 Preferred Units authorized, issued, and outstanding, respectively. The Class 1 Preferred Units have no par value. The Class 1 Preferred Units are held by the majority equity owner, Nautilus.

Common Member Units

Dividend Rights

To the extent the Board reasonably determines that the Company has funds on hand available for distribution, distributions of Cumulative Available Funds shall be made first to the holders of Class 1 Preferred Units until Class 1 Payout has occurred (as defined in the subsequent discussion of Class 1 Preferred Units) with respect to all outstanding Class 1 Preferred Units.

Voting Rights

Voting Interest is comprised of Common Member Units and Class 1 Preferred Units (together, “Voting Units”). Matters requiring a vote are determined upon obtaining a majority of the Voting Interest attributable to the Voting Units.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 7 — TEMPORARY EQUITY AND MEMBERS’ EQUITY (cont.)

Liquidation

In the event of the Company’s liquidation, dissolution or winding up (“Dissolution Event”), holders of the Company’s equity will be entitled to share ratably with shares of the net assets legally available for distribution to equity holders after the payment of all of the Company’s debts and other liabilities. The liquidation priority to equity holders is first to Class 1 Preferred Units and second to Common Member Units.

Rights and Preferences

If the Company proposes to issue any of its Units or other securities or other rights convertible into or containing options or rights to acquire any Units or other securities existing equity holders shall have the right to purchase its Voting Interest of the offered units.

Class 1 Preferred Units

Dividend Rights

To the extent the Board reasonably determines that the Company has funds on hand available for distribution, distributions of Cumulative Available Funds shall be made first to the holders of Class 1 Preferred Units until Class 1 Payout has occurred (as defined below) with respect to all outstanding Class 1 Preferred Units.

Redemption

The Company, upon approval by the Board, may redeem the Class 1 Preferred Units at any time in whole or in part, for cash, equal to the greater of

(i)     the amount that, if distributed to the holder of such Class 1 Preferred Unit on the applicable redemption date, would cause Class 1 Payout to occur on such Class 1 Preferred Unit and

(ii)    the amount that the holder of such Class 1 Preferred Unit would receive in respect of such Class 1 Preferred Unit if, on the applicable redemption date, (a) all of the assets of the Company were sold for their fair market value and (b) the proceeds of such sale (net of any liabilities of the Company) were distributed to the Members in accordance with the distribution priority above.

Conversion Rights

The Class 1 Preferred Units will not be convertible, at the option of the holders or the Company, into Investor Units or otherwise.

Class 1 Payout

Upon liquidation or with respect to any distributions, Class 1 Preferred units are first in the liquidation priority and receive a Class 1 Payout in the amount equal to the greater of:

A.     The amount of the Capital Contribution made in exchange for such Class 1 Preferred Units multiplied by 3.5; and

B.      An amount equal to 35% of the issue price of such Preferred Stock per annum, calculated as if such amount were accruing daily and compounding annually on the anniversary of December 16, 2019, in each calendar year; less.

C.     The amount of any dividends or other distributions paid in respect of such Preferred Stock before the relevant return of capital.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 7 — TEMPORARY EQUITY AND MEMBERS’ EQUITY (cont.)

There are no events which require AleAnna Energy, LLC to repay the Class 1 Payout amount until deemed liquidation. Separately, there is no fixed interest on the units, and the stockholders are entitled to dividends as approved by AleAnna Energy, LLC’s board. Due to the redemption features of the Class 1 Preferred Units, they are recorded at redemption value and classified as temporary equity in the consolidated balance sheets. The difference between the book value of Class 1 Preferred Units issued and the redemption value, less the amount attributable to the derivative liability discussed in Note 4, is recorded as a deemed dividend.

NOTE 8 — EXECUTIVE COMPENSATION

On September 1, 2022, the Company entered into an employment agreement with the CEO. Within this employment agreement, there is a Medium/Long Term Incentive Plan (“M/LTIP” or the “Plan”) outlined, which includes cash bonus amounts to be paid based on the completion of certain milestones within the established thresholds. Such payments could result in total payments ranging from €375,000 to €1,125,000. Threshold dates for such payments range from May 31, 2024, through December 31, 2026.

The Company tracks each of the milestones for the executive compensation package based on the current and future business plans. Based on the metrics and performance indicators outlined in the executive compensation package, management has identified that the likelihood of achieving each of these metrics is not probable based on the financial performance as of December 31, 2023.

NOTE 9 — INCOME TAXES

No U.S. income tax expense was recorded by the Company for the years ended December 31, 2023, and 2022 as the Company has elected to be taxed as a partnership. However, AleAnna Energy’s Italian subsidiary (AleAnna Italia, S.p.A.) is a joint stock company or S.p.A and is considered a corporation under the Italian tax code. In December 2022, the Company merged its Italian subsidiaries (AleAnna Italia S.r.l. and AleAnna Europa S.r.l.) into AleAnna Italia as a single entity and converted the Italia entity from an S.r.l. (flow-through entity under the Italian tax code) into a S.p.A (corporation under the Italian tax code). Therefore, the statutorily determined cumulative taxable loss of AleAnna Italia was tax affected and recognized as a deferred tax asset as of December 31, 2023, and 2022. The net operating loss carryforwards can be carried forward indefinitely. We have also recorded deferred tax assets for temporary differences between the book and tax basis in the underlying assets and liabilities.

The applicable Italian corporate tax rate is 24%, and the effective tax rates were 0% in 2023 and 2022. There are no reconciling items between the statutory rate and the effective tax rate other than the valuation allowance applied against our net deferred tax assets.

Given AleAnna’s history of losses, and because future production remains uncertain, a full valuation allowance was applied against the deferred tax asset. The table below reconciles the Company’s deferred tax assets:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$11,128,340	$10,223,786
Property and equipment	2,414,550	2,300,352
Asset retirement obligation	664,855	565,835
Contingent consideration	6,065,049	6,160,110
Total deferred tax assets	$20,272,794	$19,250,083

Valuation allowance	(20,272,794)	(19,250,083)
Net deferred tax asset	$—	$—

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 10 — RELATED PARTY TRANSACTIONS

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

During the year ended December 31, 2021, the Company entered into a $22,000 short-term loan from the Company’s majority owner, Nautilus, which in 2022, was converted into a capital contribution with corresponding Class 1 Preferred Units issued. Due to the nature of the related party payable, there was no interest charged or term assigned to this note.

As of December 31, 2023, AleAnna had outstanding payables of $525,276 to its parent company, Nautilus, primarily related to the payment of legal fees by Nautilus on behalf of AleAnna. These intercompany payables are presented as related party payables on the accompanying consolidated balance sheets and will be settled in the normal course of business.

There were no other related party transactions entered into for the year ended December 31, 2023, or 2022.

NOTE 11 — LOSS PER UNIT

The Company’s net loss per Common Member Unit was calculated as follows:

	Year Ended December 31,
	2023	2022
Net Loss	$(6,027,080)	$(3,282,970)
Deemed dividend to Class 1 Preferred Units redemption value	(53,219,200)	(25,814,723)
Net Loss attributable to holders of Common Member Units	(59,246,280)	(29,097,693)

Weighted average Common Member Units outstanding, basic and diluted	266,503	266,503
Net loss per Common Member Unit, basic and diluted	$(222.31)	$(109.18)

The Company calculates net loss per unit under ASC 260-10, Earnings per Share. The Class 1 Preferred Units were not considered to be participating based on their contractual rights. However, due to the redemption features of the Class 1 Preferred Units, they are recorded at redemption value and classified as temporary equity in the consolidated balance sheets. The difference between the book value of Class 1 Preferred Units issued and the redemption value, less the amount attributable to the derivative liability discussed in Note 4, is recorded as a deemed dividend. The deemed dividend reduced the net loss attributable to holders of Common Member Units in the calculation of the numerator above.

Basic loss per Common Member Unit is calculated by dividing net loss attributable to holders of Common Member Units by the weighted-average number of Common Member Units outstanding. The Class 1 Preferred Units have been excluded from the calculation as they are not convertible to Common Member Units. Further, any inclusion of such Class 1 Preferred Units, even if they were convertible to Common Member Units, would be anti-dilutive given the net loss in both periods. As such, the Company has not assumed conversion of the 43,611 and 22,606 Class 1 Preferred Units as of December 31, 2023 and 2022, respectively.

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to July 3, 2024, the date that the financial statements were issued. See Note 1 for more information regarding the Business Combination.

Capital Contributions

Between January 2024 and May 2024, AleAnna received an aggregate of $62.1 million in capital contributions from its members, resulting in the issuance of 62,100 Class 1 Preferred Units. These funds will be used to fund the Longanesi gas pipeline and plant activity obligations, as well as general and administrative expenses of AleAnna and its subsidiaries.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 12 — SUBSEQUENT EVENTS (cont.)

Gas Sale Agreement

On March 8, 2024, the Company entered into a non-binding term sheet for a gas sale agreement (“GSA”) with Shell Energy Europe Limited (“SEEL”), whereby SEEL will become the exclusive buyer of AleAnna’s share of the natural gas produced from the Longanesi field net of (i) any consumption and/or losses incurred in the transport, treatment and compression of gas before delivery; (ii) any volume to be allocated for regulated royalties auctions, if applicable; and (iii) any other volume contractually allocated to other parties before August 31, 2022. The closing of the GSA is contingent upon the commencement of gas production and other customary closing conditions.

RNG Acquisition

On March 20, 2024, the Company closed the acquisition of the Campagnatico Greenfield natural gas plant in Tuscany, Italy for €2,000,000, or approximately $2,150,000. The plant is fully permitted, and construction is scheduled to start in the fourth quarter of 2024. The Company is evaluating the accounting implications of this transaction.

Blugas Settlement

On May 28, 2024, the Company reached a settlement agreement with Blugas regarding the Blugas ORRI as detailed in Note 6. Under the terms of this agreement, AleAnna paid Blugas approximately €5 million, plus an additional €1.1 million in applicable VAT. In exchange, AleAnna is released from any future liability related to the Blugas ORRI. As a result of the transactions contemplated by the Blugas Settlement Agreement, AleAnna’s 33.5% working interest in the Longanesi field is now unencumbered except for normal government royalties (10%). The Company is currently evaluating the accounting for this transaction.

NOTE 13 — NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The following supplemental information presents the results of natural gas activities in accordance with the successful efforts method of accounting.

The following table presents capitalized costs related to the development of natural gas discoveries (primarily the Longanesi field). See Note 5 for aggregate capitalized costs.

	For the Year Ended December 31,
	2023	2022
Capitalized costs
Proved properties	$9,091,621	$9,653,690
Less: Accumulated depreciation and depletion	—	—
Net capitalized costs	$9,091,621	$9,653,690

The following table presents costs incurred for acquisition of properties, exploration costs and development costs. As the Company’s primary activities in 2022 and 2023 involved the development of the Longanesi field, and there were no new acquisitions and minimal exploration activities, the primary costs incurred during 2022 and 2023 were development costs.

	For the Year Ended December 31,
	2023	2022
Acquisition of properties	$—	$—
Exploration costs	—	60,311
Development costs	9,091,621	9,653,690

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 13 — NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED) (cont.)

Reserve Information

Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves represent proved reserves expected to be recovered from new wells after substantial development costs are incurred.

The net reserve information disclosed herein encompasses only the Company’s proved undeveloped Gradizza, Longanesi, and Trava discoveries. Other probable and possible reserves related to Gradizza, Longanesi, and Trava have been excluded. Other prospective resources related to AleAnna’s additional exploration prospects beyond Gradizza, Longanesi, and Trava have also been excluded. The following table summarizes estimated net natural gas reserves in millions of cubic feet.

	December 31,
	2023	2022
	(10[6]ft3)
Natural gas
Proved developed and undeveloped reserves:
Balance at January 1	13,778	11,735
Revision of previous estimates
Extensions(1)	3,911	2,043
Discoveries(1)	—	—
Other additions(1)	—	—
Balance at December 31	17,689	13,778
Proved developed reserves:
Balance at January 1	—	—
Balance at December 31	—	—
Proved undeveloped reserves:
Balance at January 1	13,778	11,735
Balance at December 31	17,689	13,778

____________

(1)      Increases from extensions are solely related to the Company’s recent Longanesi development drilling. Recent drilling activity consisted of the following: drilling of two gross Longanesi development wells (0.67 net wells to AleAnna’s interest) during the year ended December 31, 2022, and drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023. The 2,043 106ft3 of reserves added during the year ended December 31, 2022 relate to the drilling of two gross Longanesi development wells (0.67 net wells to AleAnna’s interest) during the year ended December 31, 2022. The 3,911 106ft3 of reserves added during the year ended December 31, 2023 relate to the drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023. There were no other positive or negative revisions to reserves other than the reserves added as a result of drilling. We had no other exploratory or development drilling during the years ended December 31, 2023 or 2022. We also had no other additions during the years ended December 31, 2023 or 2022.

Standard Measure of Discounted Future Cash Flow

Future net cash flows represent projected revenues from the sale of proved reserves, net of production and development costs (including transportation and gathering expenses, operating expenses and production taxes). Revenues are based on a twelve-month unweighted average of the first-day-of-the-month pricing, without escalation. Future cash flows are reduced by estimated production costs, administrative costs, costs to develop and produce the proved reserves and abandonment costs, all based on current economic conditions at each year-end. There can be no assurance that the proved reserves will be produced in the future or that prices, production or development costs will remain constant. There are numerous uncertainties inherent in estimating reserves and related information.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 13 — NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED) (cont.)

Management cautions that the standard measure of discounted future cash flows should not be viewed as an indication of the fair market value of natural gas producing properties, nor of the future cash flows expected to be generated. The information presented does not give recognition to future changes in estimated reserves, selling prices or costs and has been discounted at a rate of 10%. Further, the Company’s SEC Case reserves estimates contemplate the contractual arrangement and physical gas delivery to Blugas, such that the net cash flows attributable to the Company’s 33.5% working interest have been reduced, as previously discussed in Note 3. AleAnna’s year-end December 31, 2023 reserve quantities included the 20% of 350 million standard cubic meters (approximately 2,472 an 106ft3) allocable to the Blugas ORRI in its proved gas reserves. As such, utilizing the same assumptions as the December 31, 2023 DeGolyer & MacNaughton reserve report, if the cash payments allocable to Blugas were added back to AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow, such amounts would have increased $35.3 million and $30.0 million, respectively. AleAnna’s working interest (net revenue interest) as established under the terms of The Unified Operating Agreement (“UOA”) arrangement originally signed between ENI and Grove and dated September 26, 2009, remains unchanged at 33.5%. The total $6.6 million in acquisition costs related to the Blugas ORRI acquisition were not contemplated as part of the December 31, 2023 DeGolyer & MacNaughton reserve report and such amounts do not appear in AleAnna’s December 31, 2023 future net cash flows and standardized measure of discounted future net cash flow as settlement discussions had not commenced (and did not commence until late first quarter 2024) and any potential settlement outcomes or amounts were unknown as of December 31, 2023.

The following table summarizes the estimated future net cash flows from natural gas reserves (in thousands). All amounts noted relate to the Company’s onshore Italian oil and gas assets. The Company has no other oil and gas assets in other jurisdictions.

	December 31,
	2023	2022
Consolidated entities:
Future cash inflows(1)	$249,944	$338,267
Future production and development costs(1)	(117,452)	(147,351)
Future income tax expenses(1)	(41,888)	(66,399)
Future net cash flows	90,604	124,517
10% annual discount for estimated timing of cash flows	(20,680)	(34,043)
Standardized measure of discounted future net cash flows	$69,924	$90,474
Total consolidated interests in the standardized measure of discounted future cash flows	$69,924	$90,474

____________

(1)      Gas prices are based on a reference price. Gross gas price is calculated as the unweighted arithmetic average of the first day-of-the-month price for each month within a 12-month period prior to the end of the reporting period. The volume-weighted average price attributable to the estimated proved reserves was $14.13 and $24.55 per thousand cubic feet of gas for the year ended December 31, 2023, and 2022, respectively. Future net cash flows were computed using the volume-weighted average price used in estimating AleAnna’s proved oil and gas reserves, and year-end costs, and statutory tax rates that relate to existing proved oil and gas reserves.

AleAnna Energy, LLC
Notes to Consolidated Financial Statements

NOTE 13 — NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED) (cont.)

The following table summarizes the aggregate change in the standardized measure of discounted future net cash flows for individually significant sources of change (in thousands).

	December 31,
	2023	2022
Beginning standardized measure of discounted future net cash flows	$90,474	$4,984
Net change in sales prices related to future production(1)	(96,635)	85,224
Net change due to extensions(2)	51,044	11,050
Previously estimated development costs incurred during the period	3,281	7,943
Net change in income taxes	21,579	(19,164)
Accretion of discount	$181	$437
Aggregate change in the standardized measure of discounted future net cash flows(3)	(20,550)	85,490
Ending standardized measure of discounted future net cash flows	$69,924	$90,474

____________

(1)      Gas prices are based on a reference price. Gross gas price is calculated as the unweighted arithmetic average of the first day-of-the-month price for each month within a 12-month period prior to the end of the reporting period. The volume-weighted average price attributable to the estimated proved reserves was $14.13 and $24.55 per thousand cubic feet of gas for the year ended December 31, 2023, and 2022, respectively.

(2)      Increases from extensions are solely related to the Company’s recent Longanesi development drilling. Recent drilling activity consisted of the following: drilling of two gross Longanesi development wells (0.67 net wells to AleAnna’s interest) during the year ended December 31, 2022, and drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023. The 2,043 106ft3 of reserves added during the year ended December 31, 2022 relate to the drilling of two gross Longanesi development wells (0.67 net wells to AleAnna’s interest) during the year ended December 31, 2022. The 3,911 106ft3 of reserves added during the year ended December 31, 2023 relate to the drilling of one gross Longanesi development well (0.335 net to AleAnna’s interest) during the year ended December 31, 2023. There were no other positive or negative revisions to reserves other than the reserves added as a result of drilling. We had no other exploratory or development drilling during the years ended December 31, 2023 or 2022. We also had no other additions during the years ended December 31, 2023 or 2022.

(3)      From December 31, 2021 to December 31, 2022, the standardized measure of discounted future net cash flows increased due to both the increase in reserves from extensions as well as an increase in the volume-weighted average price attributable to the estimated proved reserves. From December 31, 2022 to December 31, 2023, the standardized measure of discounted future net cash flows decreases as a result of lower prices as noted immediately above in footnote 1. The decrease in price more than offset the increase in reserves from extensions during the year ended December 31, 2023, resulting in a net decrease to the standardized measure of discounted future cash flows from December 31, 2022 to December 31, 2023.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SWIFTMERGE ACQUISITION CORP.,

SWIFTMERGE HOLDCO LLC,

SWIFTMERGE MERGER SUB LLC

and

ALEANNA ENERGY, LLC

Dated as of June 4, 2024

Annex A-i

Annex A-ii

EXHIBITS:

Exhibit A:	Form of Surviving PubCo Certificate of Incorporation
Exhibit B:	Form of Surviving PubCo Bylaws
Exhibit C:	Form of Investor Letter Agreement
Exhibit D:	Form of Tax Receivable Agreement
Exhibit E:	A&R Sponsor Letter Agreement
Exhibit F:	Form of Certificate of Merger
Exhibit G:	Form of A&R Surviving Company LLC Agreement
Exhibit H:	Form of A&R HoldCo LLC Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 4, 2024 (the “Execution Date”), by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub”, and together with SPAC and HoldCo, individually, a “SPAC Party” and collectively, the “SPAC Parties”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”). Initially capitalized terms used herein and not otherwise defined have the meaning set forth in Article I.

WHEREAS, SPAC is a blank check company incorporated in the Cayman Islands as an exempted company on February 3, 2021 and formed to acquire one or more operating businesses through a Business Combination (as defined in the SPAC Articles of Association (as defined below));

WHEREAS, SPAC formed HoldCo, and HoldCo formed Merger Sub, for the sole purposes of effecting a merger of Merger Sub with and into an operating business as part of a Business Combination;

WHEREAS, as a condition to the consummation of the Transactions (as defined below) and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their SPAC Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the SPAC Articles of Association (as defined below) (the “BCA Redemption Offer”);

WHEREAS, immediately prior to the Closing and after the completion of the BCA Redemption Offer, on the Closing Date, SPAC will domesticate as a Delaware corporation (“Surviving PubCo”) upon the terms and subject to the conditions in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, SPAC will file a certificate of incorporation (the “Surviving PubCo Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Surviving PubCo Bylaws”), in each case, in the form set forth on Exhibit A and Exhibit B, which provide, among other things, that Surviving PubCo will have three classes of common stock: Surviving PubCo Class A Common Stock, Surviving PubCo Class B Common Stock and Surviving PubCo Class C Common Stock (each, as defined below);

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and DGCL, the parties will complete a business combination transaction pursuant to which (a) following the Domestication and immediately prior to the Closing, SPAC shall make a contribution to HoldCo as described herein, and (b) Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of HoldCo (the “Merger”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) determined that this Agreement, the Domestication, the Merger and the Transactions are fair to and in the best interests of SPAC and its shareholders, (b) approved and adopted this Agreement, the Domestication, the Merger and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement, the Merger and the Transactions and the other SPAC Proposals in the manner contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the Company and the Company Members, (b) approved and adopted this Agreement, the Merger and the Transactions and declared their advisability, and (c) recommended that the Company Members approve and adopt this Agreement, the Merger and the Transactions in the manner contemplated by this Agreement;

WHEREAS, the members of each of HoldCo and Merger Sub have approved and adopted this Agreement, the Merger and the Transactions and declared their advisability;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, its officers and directors, Swiftmerge Holdings, LP (“Sponsor”), and the Company have entered into the A&R Sponsor Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Anchor Investors, the NRA Parties and the Company have entered into certain letter agreements in substantially the form set forth on Exhibit C (collectively, the “Investor Letter Agreements”);

Annex A-1

WHEREAS, in connection with the Closing, SPAC, HoldCo and certain of the Company Members shall enter into the Tax Receivable Agreement substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”); and

WHEREAS, in connection with the Closing, SPAC, Sponsor and certain other parties shall enter into an Amended and Restated Registration Rights Agreement mutually acceptable to SPAC, Sponsor and the Company (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement.

“A&R HoldCo LLC Agreement” is defined in Section 4.04(b)(iii).

“A&R Sponsor Letter Agreement” means that certain amended and restated letter agreement by and among SPAC, the Sponsor Related Parties and the Company, dated as of the Execution Date and in substantially the form set forth on Exhibit E, pursuant to which, among other things, each of SPAC and the Sponsor Related Parties shall (a) vote their SPAC Ordinary Shares in favor of this Agreement, the Merger, the Transactions and the SPAC Proposals, (b) take all other actions necessary to consummate the Transactions, (c) not transfer their SPAC Ordinary Shares prior to the Closing, (d) agree to certain lock-up provisions with respect to their shares of Surviving PubCo Class A Common Stock for twelve (12) months following the Closing, (e) with respect to each Sponsor Related Party, waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (f) waive any and all Redemption Rights in connection with the Transactions, (g) with respect to Sponsor, assume liability and responsibility for any SPAC Liabilities and (h) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and SPAC Private Warrants held by the Sponsor Related Parties other than an aggregate of 763,988 SPAC Class A Ordinary Shares to be retained by the Sponsor Related Parties.

“A&R Surviving Company LLC Agreement” is defined in Section 3.05.

“Action” is defined in Section 5.09.

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliate Loan” is defined in Section 6.03(i).

“Aggregate Company Common Unit Share Consideration” means (a) the Merger Consideration, minus (b) the Aggregate Company Preferred Unit Share Consideration.

“Aggregate Company Preferred Unit Share Consideration” means that number of shares of either (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) equal to (x) the Preferred Settlement Amount, divided by (y) $10.00.

“Agreement” is defined in the Preamble.

“Alternative Transaction” is defined in Section 8.04.

“Anchor Investors” means the parties set forth on Section 1.01(a) of the SPAC Disclosure Schedule.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) Italian Legislative Decree 231/2001, (vi) Articles 318 and 319 of the Italian Criminal Code, (vii) Article 2635 of the Italian Civil Code, (viii) Law 190/2012 and (ix) similar legislation applicable to the Company or any Company Subsidiary from time to time.

Annex A-2

“Approved Exchange” means the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market.

“Available Cash” shall equal, as of the Closing, the amount equal to the sum of (i) the amount of funds contained in the Trust Account (net of the SPAC Shareholder BCA Redemption Amount), plus (ii) any cash held by SPAC in any working capital or similar account, plus (iii) the net amount of proceeds actually received by SPAC pursuant to each Equity Financing.

“BCA Redemption Offer” is defined in the Recitals.

“Blue Sky Laws” is defined in Section 5.05(b).

“BofA” means BofA Securities, Inc., as representative of the underwriters.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Combination Proposal” is defined in definition of “SPAC Proposals.”

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Dallas, Texas; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Certificate of Domestication” is defined in Section 2.02.

“Certificate of Merger” is defined in Section 3.02(a).

“Claims” is defined in Section 7.03.

“Class 1 Payout” has the respective meaning set forth in the Company LLC Agreement.

“Class 1 Preferred Units” has the respective meaning set forth in the Company LLC Agreement.

“Closing” is defined in Section 3.04.

“Closing Company Financial Statements” is defined in Section 8.01(a).

“Closing Date” is defined in Section 3.04.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means (a) the Aggregate Company Common Unit Share Consideration; divided by (b) the aggregate number of Company Common Units outstanding as of immediately prior to the Effective Time.

“Company” is defined in the Preamble.

“Company Board” is defined in the Recitals.

“Company Common Units” means the common units issued by the Company.

“Company Disclosure Schedule” is defined in Article V.

“Company Independent Petroleum Engineers” is defined in Section 5.20(a).

“Company Independent Reserve Report Letter” is defined in Section 5.20(a).

Annex A-3

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 3, 2010, as amended by that certain First Amendment thereto, dated as of October 5, 2011, that certain Second Amendment, effective as of October 7, 2019 and that certain Third Amendment, effective as of May 7, 2024.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that, individually or in the aggregate with all other effects, would or would reasonably be expected to (a) have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company Subsidiaries taken as a whole, or (b) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) changes in commodity prices, conditions affecting Environmental Attribute prices and the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids, carbon dioxide, methane, nitrous oxide, fluorinated and other “greenhouse” gases and other commodities; (vi) any anti-dumping actions, international tariffs, Sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine); (vii) changes in condition or developments generally applicable to the oil and gas industry in the United States or Europe or any area or areas in which the Company or the Company Subsidiaries operate; (viii) any reclassification or recalculation of oil and gas reserves of the Company or the Company Subsidiaries; (ix) any actions taken or not taken by the Company or the Company Subsidiaries, as required by this Agreement or any Transaction Document; (x) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (xi) any result, occurrence, fact, event, circumstance, change or effect attributable to any matter set forth on Section 1.01(a) of the Company Disclosure Schedule or otherwise disclosed on the Company Disclosure Schedule, (xii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (xii) shall not prevent a determination that any result, occurrence, fact, event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect; or (xiii) or any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants of similar size in the industries and geographic areas in which the Company and the Company Subsidiaries operate.

“Company Members” means, as of a particular date, the equityholders of the Company as of such date.

“Company-Owned Registered IP” is defined in Section 5.13(a).

“Company Permits” is defined in Section 5.06(a).

“Company Preferred Units” means the Class 1 Preferred Units issued by the Company.

“Company Requisite Approval” is defined in Section 9.01(e).

Annex A-4

“Company Subsidiary” means each direct and indirect subsidiary (of any tier) of the Company.

“Company Transaction Expenses” means as of the Effective Time, and without duplication, all fees and expenses incurred, paid or payable by the Company, the Company Subsidiaries, the Company Members or any of their affiliates or on their behalf in connection with, or otherwise related to, the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Transaction Documents, the Transactions and the performance and compliance with all agreements and conditions contained herein, including (without limitation): (a) the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, (b) any transaction, retention, change in control or similar bonuses, severance payments or other service provider-related payments payable by the Company Members, the Company or any Company Subsidiary as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions contemplated hereby; (c) transfer Taxes incurred, paid or payable by the Company Members, the Company or any Company Subsidiary; (d) any and all fees incurred in connection with efforts to comply with the listing standards of an Approved Exchange at Closing, including but not limited to, “round-lot” holder requirements, total shareholder requirements, “public float” requirements and any additional requirements of an Approved Exchange required for listing; (e) any and all filing fees payable to Governmental Authorities or other third parties in connection with the Transactions; and (f) any premiums, commissions, Taxes or other expenses arising in connection with obtaining D&O Insurance covering the directors and officers of Surviving PubCo following the Closing.

“Company Units” means the limited liability company interests of the Company, comprised of Company Common Units and Company Preferred Units.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“Continental” means Continental Stock Transfer & Trust Company.

“Continuing Partnership” is defined in Section 8.12(a)(ii).

“Contracting Parties” is defined in Section 11.11.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“D&O Insurance” is defined in Section 8.06(c).

“Defensible Title” means the Company’s or one or more Company Subsidiaries’, as applicable, title (as of the Execution Date and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (a) entitles the Company (or one or more Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Independent Reserve Report Letter of all Hydrocarbons produced from or allocated to such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except, in each case, for any decreases (i) in connection with those operations in which the Company or any of its Subsidiaries may elect after the Execution Date to be a non-consenting co-owner, (ii) resulting from the establishment or amendment of pools or units after the Execution Date or (iii) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (b) is free and clear of all Liens (other than Permitted Liens).

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees in connection with the IPO payable to the underwriters upon consummation of a Business Combination pursuant to the Underwriting Agreement, dated as of December 14, 2021, by and among SPAC and BofA.

“DGCL” is defined in the Recitals.

“Director Election Proposal” is defined in definition of “SPAC Proposals.”

Annex A-5

“DLLCA” is defined in the Recitals.

“Domestication” is defined in the Recitals.

“Domestication Effective Time” is defined in Section 2.02.

“Domestication Proposal” is defined in definition of “SPAC Proposals.”

“Effective Time” is defined in Section 3.04.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan (including partnership interests), agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements (including employment and consulting agreements), programs or arrangements or any other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, (a) that the Company or any Company Subsidiary sponsors or maintains, or to which the Company or any Company Subsidiary contributes or has an obligation to contribute for the benefit of any current or former employee, director, consultant, independent contractor or agent of the Company or any Company Subsidiary, or (b) with respect to which the Company or any Company Subsidiary has or may have any liability, whether direct, indirect or contingent, including liability with respect to employees living and working outside the United States.

“Employment Agreements” is defined in Section 8.05(a).

“Environmental Attributes” means any and all existing and future legal and beneficial environmental rights or entitlements that are capable of being measured, verified, calculated or commoditized, including environmental credits, benefits, reductions, Tax credits, certificates, offsets, or allowances attributable to or arising out of the operations of the Company or any of its subsidiaries, whether generated, created, or issued under a private program or under a legislative, regulatory, governmental or quasi-governmental program or scheme of any kind. “Environmental Attributes” include: (a) any Governmental Authority or private cash payment, tradable instrument or similar right, grant or license relating to the production of renewable fuel or electric energy, avoidance of emission of any gas, chemical or other substance to the air, soil, or water, or sequestration of carbon dioxide; (b) renewable energy credits or renewable energy certificates; (c) carbon reduction credits, offsets, or allowances; (d) credits under the California Low Carbon Fuel Standard or similar low carbon fuel program of any jurisdiction or voluntary crediting organization; and (e) renewable identification numbers issued pursuant to the federal Renewable Fuels Standard.

“Environmental Laws” means any applicable Laws, including applicable Italian environmental law, relating to: (a) Releases or threatened Releases of, or exposure of any person to Hazardous Substances; (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (to the extent related to exposure to Hazardous Substances).

“Equitable Adjustment” is defined in Section 3.07.

“Equity Financing” means any private placement offering of equity securities of Surviving Pubco and any private placement of equity securities of SPAC, on terms mutually acceptable to SPAC and the Company, completed at or prior to the Closing to raise proceeds in connection with the Transactions (excluding, for the avoidance of doubt, any working capital loans).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” is defined in Section 5.05(b).

“Execution Date” is defined in the Preamble.

Annex A-6

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financial Statements” is defined in Section 5.07(a).

“Fraud” means, with respect to a party to this Agreement, an intentional fraud (with scienter) with respect to the making of the representations and warranties pursuant to Article V or Article VI (as applicable). For the avoidance of doubt, the definition of Fraud in this Agreement does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence.

“GAAP” is defined in Section 5.07(a).

“Governmental Authority” is defined in Section 5.05(b).

“Hazardous Substance(s)” means (a) those substances, chemicals or materials regulated under Environmental Laws, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam, polychlorinated biphenyls, and radioactive materials, and (d) hazardous or toxic substances, chemicals or materials regulated under the Legislative Decree n.152 of April 3, 2006 on “Norms on the Environment matter.”

“HoldCo” is defined in the Preamble.

“HoldCo Holder Redemption Right” means, following the Closing, the right of a holder of HoldCo Units (other than the SPAC) to cause HoldCo to redeem one or more of such HoldCo Units for shares of Surviving PubCo Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the cancellation of the related shares of Surviving PubCo Class C Common Stock, as set forth in the A&R HoldCo LLC Agreement and the Surviving PubCo Certificate of Incorporation.

“HoldCo Interests” means 100% of the issued and outstanding limited liability company interests of HoldCo as of immediately prior to Closing (before giving effect to the A&R HoldCo LLC Agreement).

“HoldCo Units” means the common units of HoldCo, on and after the Closing (after giving effect to the A&R HoldCo LLC Agreement).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“Indebtedness” means, with respect to any person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (e) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (f) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (f) all Indebtedness of another person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, by such person.

“Insurance Policies” is defined in Section 5.17.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all registrations, reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and rights in

Annex A-7

Software, databases, technology, proprietary processes, formulae, algorithms, models, and methodologies, (e) internet domain names and social media accounts, and (f) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intended Tax Treatment” is defined in Section 8.12(a).

“Interested Party Transaction” is defined in Section 5.19.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final Prospectus of SPAC, filed with the SEC on December 14, 2021 (File Nos. 333-254633).

“Italian Subsidiaries” means (a) AleAnna Italia S.p.A., a Società per Azioni organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 10708691000 and (b) AleAnna Renewable Energy S.r.l., a società a responsabilità limitata organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 17067251003.

“Investor Letter Agreements” is defined in the Recitals.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Marco Brun, William (Bill) Dirks and Tristan G. Yopp after reasonable inquiry, and, in the case of SPAC, the actual knowledge of George Jones, John Bremner, Christopher J. Munyan and Aston Loch after reasonable inquiry.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any of the foregoing applicable in Italy or the United States of America or any of their respective political subdivisions.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (a) under applicable securities laws, (b) at the request of the SPAC Parties and (c) under the Transaction Documents).

“Material Contracts” is defined in Section 5.16(a).

“Merger” is defined in the Recitals.

“Merger Consideration” means 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock).

“Merger Sub” is defined in the Preamble.

“Merger Sub Interests” means 100% of the issued and outstanding limited liability company interests of Merger Sub as of immediately prior to Closing.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement, dated as of March 25, 2024, by and between SPAC and the Company.

“Nonparty Affiliates” is defined in Section 11.11.

“Notice Date” is defined in Section 4.02(a).

“NRA Parties” means the parties set forth on Section 1.01(b) of the SPAC Disclosure Schedule.

“Oil and Gas Contract” means any Hydrocarbon production sharing contract, lease or license or other similar agreement or right binding on the Company or any of the Company Subsidiaries to explore for, develop, use, produce, sever, process and operate any Hydrocarbons, whether onshore or offshore, and associated fixtures or structures for a specified period of time, including any material farm-out or farm-in agreement, operating agreement, unit agreement,

Annex A-8

pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material Hydrocarbons production, sales, marketing, gathering, treating, transportation, exchange and processing contract and agreement, or any other contract held for exploration or production of any Hydrocarbons, or the disposition of any Hydrocarbons produced therefrom, in each case to which the Company or any of the Company Subsidiaries is a party.

“Oil and Gas Leases” means all leases, subleases, applications for permits, applications for concessions, permits, concessions, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a person leases, subleases, grants, transfers, conveys, assigns, approvers, permits, licenses, or otherwise acquires or obtains rights to investigate, explore, prospect, drill and produce Hydrocarbons, whether onshore or offshore, including casinghead gas, casinghead gasoline, gas-condensate and other minerals from real property interests.

“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water, or storage of such said interests and similar properties of any kind and nature, whether onshore or offshore, including all Oil and Gas Leases and interests in lands covered thereby or included in Oil and Gas Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and Production Burdens and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds and, in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions; and (b) all Wells located on or producing from or injecting on any of the Oil and Gas Leases, Oil and Gas Units or mineral interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof).

“Oil and Gas Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Other Organizational Document Proposal” is defined in definition of “SPAC Proposals.”

“Other SPAC Shareholder Approval” means the approval of the Other Organizational Document Proposal by ordinary resolutions, being a resolution passed by a simple majority of the members of SPAC as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law.

“Outside Date” is defined in Section 10.01(b).

“party” or “parties” means, individually or collectively, SPAC, HoldCo, Merger Sub and the Company.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP and which are listed in Section 1.01(b) of the Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, (d) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities, (e) non-exclusive licenses (or sublicenses) of Company-Owned Registered IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements, (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (i) to the extent not applicable to the Transactions contemplated by this Agreement or otherwise waived prior to the Effective Time,

Annex A-9

preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Material Contracts that have been made available to SPAC prior to the date hereof and would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, shareholders agreements, consents, and other similar agreements and documents; (j) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Independent Reserve Report Letter; (k) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Material Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Lien (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby; (l) any Liens discharged at or prior to the Effective Time; and (m) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights of way, covenants, restrictions and other similar matters that (i) would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, (ii) would not, individually or in the aggregate, reduce the net revenue interest share of the Company and the Company Subsidiaries in any Oil and Gas Lease below the net revenue interest share shown in the Company Independent Reserve Report Letter with respect to such Oil and Gas Lease or increase the working interest of the Company and the Company Subsidiaries (without at least a proportionate increase in net revenue interest) in any Oil and Gas Lease above the working interest shown on the Company Independent Reserve Report Letter with respect to such Oil and Gas Lease and (iii) would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby.

“person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Preferred Exchange Ratio” means (a) the Aggregate Company Preferred Unit Share Consideration divided by (b) the aggregate number of Company Preferred Units outstanding as of immediately prior to the Effective Time, and as further adjusted pursuant to Section 3.07, if applicable.

“Preferred Settlement Amount” means the aggregate Class 1 Payout owed to the holders of Company Preferred Units in connection with the Transactions contemplated hereunder pursuant to the Company LLC Agreement.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments (volumetric or otherwise), net profit interests, carried interests, non-participating royalty interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” is defined in Section 8.01(b).

“Qualifying Termination Event” is defined Section 10.02.

“Redemption Rights” means the redemption rights provided for in Article 49 of the SPAC Articles of Association.

“Registered Intellectual Property” means (a) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (b) registered trademarks, service marks, designs, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (c) registered copyrights and applications for copyright registrations, and (d) domain name registrations.

“Registration Rights Agreement” is defined in the Recitals.

“Registration Statement” is defined in Section 8.01(b).

Annex A-10

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substances into or through the environment.

“Remedies Exceptions” is defined in Section 5.04.

“Representatives” is defined in Section 8.03(a).

“Required Organizational Document Proposal” is defined in definition of “SPAC Proposals.”

“Required SPAC Proposals” means, collectively, the SPAC Proposals, except for the Other Organizational Document Proposal.

“Required SPAC Shareholder Approval” means (a) the approval of the Domestication Proposal, and the Required Organizational Document Proposal by special resolutions, being a resolution passed by the holders of at least two-thirds of the SPAC Ordinary Shares present in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law, and (b) the approval of the Business Combination Proposal, the Share Issuance Proposal, and the Director Election Proposal by ordinary resolutions, being a resolution passed by the holders of at least a simple majority of the SPAC Ordinary Shares as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law.

“Rights-of-Way” is defined in Section 5.12(c).

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, located in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, so-called Donetsk People’s Republic (DNR), and so-called Luhansk People’s Republic (LNR) regions of Ukraine), or (c) majority-owned or controlled by any combination of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control) and the Italian Republic or (b) any other similar Governmental Authority and Italian Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” is defined in Section 6.07(a).

“Share Issuance Proposal” is defined in definition of “SPAC Proposals.”

“Securities Act” is defined in Section 5.05(b).

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, object codes and source codes, development tools, user interfaces, websites, manuals and all versions thereof and other software specifications and all documentation related to any of the foregoing.

“SPAC” is defined in the Preamble.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution on December 14, 2021, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on June 15, 2023, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution on March 15, 2024.

“SPAC Board” is defined in the Recitals.

“SPAC Board Change in Recommendation” is defined in Section 8.02(b).

“SPAC Board Recommendation” is defined in Section 8.02(a).

Annex A-11

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Intervening Event” means any result, occurrence, fact, event, circumstance, change or effect that (a) has a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (b) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval and (c) that does not relate to (i) an Alternative Transaction or (ii) any required clearance of the Transactions by a Governmental Authority or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.02; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: any result, occurrence, fact, event, circumstance, change or effect to the extent that such result, occurrence, fact, event, circumstance, change or effect is excluded from the determination of a “Material Adverse Effect” pursuant to the definition thereof. Notwithstanding the foregoing, the amount of redemptions and corresponding reduction of funds in the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Intervening Event Notice” is defined in Section 8.02(b).

“SPAC Intervening Event Notice Period” is defined in Section 8.02(b).

“SPAC Liabilities” shall mean any Indebtedness or other unpaid or contingent liabilities of SPAC, including any SPAC Transaction Expenses and any loans by the Sponsor Related Parties to SPAC (including the Affiliate Loans).

“SPAC Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of SPAC to perform its obligations under this Agreement or the Transaction Documents to which it is a party, including the consummation of the Transactions, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of SPAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of GAAP; (ii) events or conditions generally affecting the geographic areas to which the SPAC relates; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the SPAC, as required by this Agreement or any Transaction Document; (vi) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; except in the cases of clauses (i) through (v), to the extent that the SPAC is materially disproportionately affected thereby as compared with other SPACs.

“SPAC Ordinary Shares” means, prior to the Closing, the SPAC ordinary shares, par value $0.0001 per share.

“SPAC Party” and “SPAC Parties” are defined in the Preamble.

“SPAC Preference Shares” is defined in Section 6.03(a).

“SPAC Private Warrants” means the warrants to purchase SPAC Class A Ordinary Shares issued by SPAC in a private placement to the Sponsor and Anchor Investors in connection with the IPO, with each whole warrant exercisable for one share of SPAC Class A Ordinary Shares at an exercise price of $11.50.

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“SPAC Proposals” means the following proposals, collectively, to be considered at the SPAC Shareholders’ Meeting: (i) approval and adoption of this Agreement, the Merger and the other Transactions (the “Business Combination Proposal”), (ii) the approval and adoption of the Domestication in accordance with applicable Law (the “Domestication Proposal”), (iii) approval of the issuance of shares of Surviving PubCo Class A Common Stock, shares of Surviving PubCo Class B Common Stock and shares of Surviving PubCo Class C Common Stock as contemplated by this Agreement, including shares issuable upon exercise of the HoldCo Holder Redemption Right, under Nasdaq Listing Rule 5635(d) (the “Share Issuance Proposal”), (iv) approval of the Surviving PubCo Certificate of Incorporation (the “Required Organizational Document Proposal”), (v) approval of certain non-binding proposals relating to the approval of the Surviving PubCo Certificate of Incorporation (the “Other Organizational Document Proposal”), (vi) the election of the individuals to be identified by the Company following the date of this Agreement, but prior to the Closing, to serve as members of the Surviving PubCo Board following the Closing (the “Director Election Proposal”), (vii) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions and (viii) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; provided that clauses (v) and (vii) shall, unless otherwise agreed between SPAC and the Company, not be a SPAC Proposal for purposes of Section 9.01(a) and Section 10.01(d).

“SPAC Public Warrants” means the redeemable whole warrants to purchase SPAC Ordinary Shares issued by SPAC and sold as part of SPAC Units in the IPO, with each whole warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50.

“SPAC SEC Reports” is defined in Section 6.07(a).

“SPAC Shareholder Approval” means, collectively, the Required SPAC Shareholder Approval and the Other SPAC Shareholder Approval.

“SPAC Shareholder BCA Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights pursuant to and in accordance with the SPAC Articles of Association.

“SPAC Shareholders’ Meeting” means the meeting of SPAC’s shareholders (including any adjournment or postponement thereof) to be held to consider the SPAC Proposals.

“SPAC Tail Policy” is defined in Section 8.06(d).

“SPAC Transaction Expenses” means as of the Effective Time and without duplication, all accrued and unpaid third party fees and expenses incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, any amounts payable in connection with the Investor Letter Agreements, any premiums, commissions, Taxes or other expenses arising in connection with the BCA Redemption Offer, costs or other expenses arising in connection with an extension of the Trust Account, SPAC Tail Policy, Deferred Underwriting Fees, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its subsidiaries (including HoldCo) as of the Closing.

“SPAC Units” means one SPAC Class A Ordinary Share and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement between Continental and SPAC, dated December 14, 2021, as it may be amended, supplemented, or modified in accordance with this Agreement.

“SPAC Warrants” means, collectively, the SPAC Private Warrants and the SPAC Public Warrants.

“Sponsor” is defined in the Recitals.

“Sponsor Advance” means that certain $200,000 advance provided to SPAC by Sponsor on May 19, 2023, together with any advances or reimbursable expenses otherwise owed to any Sponsor Related Party.

“Sponsor Note” means that certain unsecured Promissory Note, dated as of September 15, 2023, issued by SPAC in favor of Sponsor with an aggregate balance outstanding of $600,000 as of December 31, 2023.

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“Sponsor Related Parties” means the Sponsor, its affiliates and any Representatives of the foregoing (including the officers and directors of SPAC as of the Execution Date).

“subsidiary” or “subsidiaries” means, with respect to any person, any legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, or (b) if a legal entity (other than a corporation), (i) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. The term “subsidiary” shall include all subsidiaries of such subsidiary.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the business of the Company or any Company Subsidiary.

“Surviving Company” is defined in Section 3.02(b).

“Surviving PubCo” is defined in the Recitals.

“Surviving PubCo Board” is defined in Section 8.13(a).

“Surviving PubCo Bylaws” is defined in the Recitals.

“Surviving PubCo Certificate of Incorporation” is defined in the Recitals.

“Surviving PubCo Class A Common Stock” means the shares of Class A common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Surviving PubCo Class B Common Stock” means the shares of Class B common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Surviving PubCo Class C Common Stock” means the shares of Class C common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of taxes imposed by any Governmental Authority, including, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Receivable Agreement” is defined in the Recitals.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or the administration of Tax-related matters, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Terminating Company Breach” is defined in Section 10.01(f).

“Terminating SPAC Breach” is defined in Section 10.01(g).

“Total Closing Surviving PubCo Class A Common Stock” means the total number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (following (a) the redemption of SPAC Ordinary Shares in the BCA Redemption Offer, (b) the surrender of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares pursuant to the A&R Sponsor Letter Agreement, (c) the conversion of SPAC Class A Ordinary Shares to shares of Surviving PubCo Class A Common Stock in connection with the Domestication, (d) the conversion of Surviving PubCo Class B Common Stock to shares of Surviving PubCo Class A Common Stock upon the Closing, and (e) the issuance of Surviving PubCo Class A Common Stock as part of the Merger Consideration).

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“Transaction Documents” means this Agreement, including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Surviving PubCo Bylaws, the A&R HoldCo LLC Agreement, the Surviving PubCo Certificate of Incorporation, the A&R Sponsor Letter Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Investor Letter Agreements, and all other agreements, certificates and instruments executed and delivered by any of the SPAC Parties or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the Domestication, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the issuances of shares of Surviving PubCo Class A Common Stock, shares of Surviving PubCo Class B Common Stock, shares of Surviving PubCo Class C Common Stock and HoldCo Units contemplated under this Agreement (including, without limitation, shares of Surviving PubCo Class A Common Stock issued in exchange for HoldCo Units pursuant to the A&R HoldCo LLC Agreement).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” is defined in Section 6.13.

“Trust Agreement” is defined in Section 6.13.

“Trust Fund” is defined in Section 6.13.

“Trustee” is defined in Section 6.13.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Wells” means all Hydrocarbon wells, whether producing, operating, injecting, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any Oil and Gas Unit that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable person or any of its subsidiaries, together with all Hydrocarbon production from such well.

“Written Consent” is defined in Section 8.16.

SECTION 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation,” respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, and (ix) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. The phrase “made available,” “provided” or other similar terms when used in this Agreement with respect to the Company mean that the information or materials referred to have been posted to the Virtual Data Room prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

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(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

ARTICLE II.

BCA REDEMPTION OFFER AND DOMESTICATION

SECTION 2.01 BCA Redemption Offer. Prior to the Domestication Effective Time (as defined below), SPAC shall redeem each SPAC Class A Ordinary Share from SPAC’s shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares for the consideration, and on the terms and subject to the conditions, set forth in the SPAC Articles of Association.

SECTION 2.02 Domestication. Subject to receipt of the Required SPAC Shareholder Approval, on the Closing Date and following the completion of the BCA Redemption Offer but prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication (the “Certificate of Domestication”) with respect to the Domestication, together with the Surviving PubCo Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

SECTION 2.03 Bylaws of Surviving PubCo. SPAC shall take all actions necessary to, at the Domestication Effective Time, adopt the Surviving PubCo Bylaws.

SECTION 2.04 Effect of Domestication on the Shares of SPAC. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of SPAC or any equity holders of the Company:

(a) each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class A Common Stock;

(b) each then issued and outstanding SPAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class B Common Stock;

(c) each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving PubCo Class A Common Stock, in the same form and on the same terms and conditions (including the same “warrant price” and number of shares of common stock subject to such warrant) as the converted common warrant of the SPAC;

(d) a series of Surviving PubCo Class C Common Stock shall be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo; and

(e) SPAC’s name shall be changed to “AleAnna, Inc.”

ARTICLE III.

COMBINATION TRANSACTIONS

SECTION 3.01 Pre-Closing Contribution. On the Closing Date and following the Domestication but prior to the Merger, (i) Surviving PubCo shall contribute to HoldCo (A) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (B) a number of newly issued shares of Surviving PubCo Class C Common Stock equal to the number of HoldCo Units designated to be issued hereunder by the Company

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pursuant to Section 4.02, and (ii) in exchange therefor, HoldCo shall issue to Surviving PubCo a number of HoldCo Units, which shall equal the number of shares of Total Closing Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing.

SECTION 3.02 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company of the Merger. The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company, in substantially the form set forth on Exhibit F (the “Certificate of Merger”).

(b) Upon consummation of the Merger at the Effective Time, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its limited liability company existence under the DLLCA.

SECTION 3.03 Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DLLCA.

SECTION 3.04 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documentation or by such other means as SPAC and the Company may mutually agree on the date which is no later than three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, the SPAC Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”). Immediately after the Effective Time, each share of Surviving PubCo Class B Common Stock issued in connection with the Domestication pursuant to Section 2.04(b) above shall be converted into one (1) share of Surviving PubCo Class A Common Stock in accordance with Surviving PubCo Certificate of Incorporation.

SECTION 3.05 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of formation of the Company shall become the certificate of formation of the Surviving Company, and shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the DLLCA. The parties shall take all actions necessary so that the limited liability company agreement of the Surviving Company shall be amended and restated substantially in the form of the Amended and Restated Limited Liability Company Agreement of the Surviving Company set forth on Exhibit G (the “A&R Surviving Company LLC Agreement”), and the A&R Surviving Company LLC Agreement shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

SECTION 3.06 Management and Officers of the Surviving Company. At the Effective Time, HoldCo shall be the managing member of the Surviving Company (and all members of the Company Board immediately prior to the Effective Time shall be removed as managers of the Company as of the Effective Time). The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the A&R Surviving Company LLC Agreement until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

SECTION 3.07 Equitable Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding equity interests of any class or series of SPAC Ordinary Shares or Company Units shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification,

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recapitalization, split, combination or exchange of shares, or any similar event, then, without duplication, any number, value or amount contained herein which is based upon the number of shares of any class or series of SPAC Ordinary Shares or Company Units will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement (such adjustment, an “Equitable Adjustment”); provided, however, that this Section 3.07 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE IV.

EFFECTS OF THE MERGER; CLOSING DELIVERIES; ADJUSTMENT

SECTION 4.01 Effect on Securities and Additional Class A Issuance. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC Parties, the Company or the holder of any shares of capital stock of any of the foregoing:

(a) Company Common Units. Each Company Common Unit that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such Company Common Unit shall be entitled to receive from the SPAC Parties:

(i) For each Company Common Unit with respect to which a designation to receive shares of Surviving PubCo Class A Common Stock has been made and not revoked by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class A Common Stock equal to the Common Exchange Ratio.

(ii) For each Company Common Unit with respect to which a designation to receive shares of Surviving PubCo Class C Common Stock and HoldCo Units has been made and not revoked by the Company pursuant to Section 4.02, (A) that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Common Exchange Ratio, and (B) that number of HoldCo Units equal to the Common Exchange Ratio.

(iii) For each Company Common Unit with respect to which no designation has been made by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Common Exchange Ratio.

(b) Company Preferred Units. Each Company Preferred Unit that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such Company Preferred Unit shall be entitled to receive from the SPAC Parties:

(i) For each Company Preferred Unit with respect to which a designation to receive Surviving PubCo Class A Common Stock has been made and not revoked by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class A Common Stock equal to the Preferred Exchange Ratio.

(ii) For each Company Preferred Unit with respect to which a designation to receive Surviving PubCo Class C Common Stock and HoldCo Units has been made and not revoked by the Company pursuant to Section 4.02, (A) that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Preferred Exchange Ratio, and (B) that number of HoldCo Units equal to the Preferred Exchange Ratio, subject to any withholding Taxes required by applicable Law.

(c) Treasury Units. Each Company Unit held in treasury of the Company as of immediately prior to the Effective Time shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(d) Merger Sub Units. The units of Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become 100 units of the Surviving Company.

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SECTION 4.02 Designation of Merger Consideration.

(a) Not less than five (5) Business Days prior to the anticipated Effective Time or on such other date as SPAC and the Company mutually agree (the “Notice Date”), the Company shall deliver to SPAC a schedule that sets forth (i) each record holder of Company Units, (ii) the number of Company Common Units and Company Preferred Units held by such holder, and (iii) whether such record holder will receive (x) Surviving PubCo Class A Common Stock, (y) Surviving PubCo Class C Common Stock and HoldCo Units, or (z) a combination of the foregoing (and in case of such combination, an allocation between such forms of Merger Consideration).

(b) Subject to the occurrence of the Effective Time, upon the delivery of such other documents as may reasonably be required by the SPAC and the Company, the Company Member holding such Company Units shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Units have been converted pursuant to Section 4.01 above. Until surrendered as contemplated by this Section 4.02 each Company Unit shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the Company Members holding Company Units were entitled to receive in respect of such Company Units pursuant to Section 4.01.

SECTION 4.03 Lost Certificate. In the event any certificate representing membership interests in the Company has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the provision by such person of a customary indemnity against any claim that may be made against the Surviving Company with respect to such certificate, the Surviving Company shall issue the Merger Consideration in accordance with this Article IV in exchange for such lost, stolen or destroyed certificate.

SECTION 4.04 Closing.

(a) The Closing shall take place (i) at 9:00 a.m., Dallas, Texas time, on a date that is two Business Days after the satisfaction, or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at Closing) or (ii) on such other time and date as the parties may agree in writing.

(b) At the Closing, the SPAC Parties will deliver or cause to be delivered to the Company the following:

(i) evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of the Surviving PubCo Certificate of Incorporation, effective as of the Domestication, substantially in the form attached hereto as Exhibit A to reflect, among other things, the authorization of the Surviving PubCo Class A Common Stock, Surviving PubCo Class B Common Stock and Surviving PubCo Class C Common Stock, with such rights and powers as granted therein;

(ii) evidence of the adoption of the Surviving PubCo Bylaws, effective as of the Domestication, substantially in the form attached hereto as Exhibit B;

(iii) the amended and restated limited liability company agreement of HoldCo, substantially in the form attached as Exhibit H hereto (the “A&R HoldCo LLC Agreement”), duly executed by SPAC, which shall include the HoldCo Holder Redemption Right;

(iv) the Tax Receivable Agreement, duly executed by the applicable SPAC Parties;

(v) the Registration Rights Agreement, duly executed by SPAC and Sponsor;

(vi) evidence of the consummation of the Transactions contemplated to occur prior to Closing and set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements in each case, in accordance therewith and on such other terms reasonably acceptable to the Company;

(vii) evidence of the cancellation and termination of the Sponsor Note and the satisfaction and discharge of all outstanding amounts under the Sponsor Note and all Sponsor Advances, effective as of the Closing Date, in a form and on such terms reasonably acceptable to the Company;

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(viii) evidence that all shares of Surviving PubCo Class A Common Stock and SPAC Public Warrants outstanding immediately following the Closing and all shares of Surviving PubCo Class A Common Stock to be issued upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants are approved for listing on an Approved Exchange, subject to official notice of issuance;

(ix) the consideration outlined in Section 4.02(b);

(x) evidence of the consummation of the Transactions contemplated to occur prior to Closing, in accordance therewith and on such other terms reasonably acceptable to the Company; and

(xi) any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

(c) At the Closing, the Company will deliver or cause to be delivered to Surviving PubCo the following:

(i) the A&R HoldCo LLC Agreement, duly executed by the Company Members designated to receive HoldCo Units pursuant to Section 4.02;

(ii) the Tax Receivable Agreement, duly executed by the Company Members that are party thereto;

(iii) the Registration Rights Agreement, duly executed by Surviving PubCo and the Company Members that are party thereto; and

(iv) any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

(d) Not less than three Business Days prior to the Closing, SPAC shall provide to the Company a written statement setting forth (A) SPAC’s good faith estimates of the SPAC Transaction Expenses and other SPAC Liabilities paid or required to be paid as of the Closing, together with supporting documentation, including any invoices that are in the SPAC’s possession at such time and (B) the SPAC’s good faith estimate of the amount of the Available Cash.

(e) Not less than three Business Days prior to the Closing, the Company shall provide to the SPAC a written statement setting forth the Company’s good faith estimates of the Company Transaction Expenses required to be paid as of the Closing, together with supporting documentation, including any invoices that are in the Company’s possession at such time.

SECTION 4.05 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the SPAC Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any amount or property (including shares, units or warrants) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as are required to be deducted and withheld from or with respect to such payment, issuance or transfer under the Code (including Section 1446(f) of the Code) or other applicable Law relating to Taxes; provided, however, that any party that becomes aware that withholding may be required in connection with the Transactions shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are properly deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the SPAC Parties as follows:

SECTION 5.01 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would individually or in the aggregate have a Company Material Adverse Effect. A complete and correct list of all of the jurisdictions in which the Company and each Company Subsidiary are so licensed and qualified to do business is set forth on Section 5.01 of the Company Disclosure Schedule.

SECTION 5.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

SECTION 5.03 Capitalization.

(a) All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights in any material respect.

(b) Set forth on Section 5.03(b) of the Company Disclosure Schedule is a true, correct and complete list of each record holder of Company Units or other equity interests of the Company and the number of Company Units or other equity interests held by each such holder as of the Execution Date.

(c) All of the outstanding equity interests of the Company Subsidiaries (i) are duly authorized and validly issued, and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in the Organizational Documents of the Company Subsidiaries, as applicable.

(d) Except as set forth on Section 5.03(d) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company or any Company Subsidiary; (ii) none of the Company or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, including, without limitation, so-called “participating financial instruments” pursuant to Section 2346, last paragraph, of the Italian Civil Code; and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Units or any of the equity interests or other securities of the Company or any Company Subsidiary and (iv) the Company Units and equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents, and the applicable Organizational Documents.

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(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

SECTION 5.04 Authority Relative to this Agreement. The Company has all necessary organizational power and authority to execute and deliver this Agreement and the Transaction Documents, to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, except for the approval of this Agreement by (i) Company Members holding at least a majority of the Company Common Units and the Company Preferred Units voting as a single class and (ii) Company Members holding at least a majority of the Company Preferred Units, voting as a separate class, and no other limited liability proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and each of the Transaction Documents to which it is party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the SPAC Parties, constitutes, or will constitute, as applicable the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”). The Company Board has (a) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the Company and the Company Members, (b) approved and adopted this Agreement, the Merger and the Transactions and declared their advisability and (c) recommended that the Company Members approve and adopt this Agreement, the Merger and the Transactions in the manner contemplated by this Agreement.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement (and the Transaction Documents to which it is a party) by the Company does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(a) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement (and the Transaction Documents to which it is a party) by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, as set forth on Section 5.05(b) of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger in accordance with the DLLCA and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

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SECTION 5.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material licenses, approvals, consents, registrations, franchises and permits necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound, except in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected, individually or in the aggregate,, to have a Company Material Adverse Effect.

SECTION 5.07 Financial Statements.

(a) The Company has made available to SPAC true, correct and complete copies of drafts of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2022 and as of December 31, 2023, and drafts of the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (the “Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) (i) were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b) Except as and to the extent set forth in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since December 31, 2023, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) such other liabilities and obligations which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(c) Since January 1, 2024, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 5.08 Absence of Certain Changes or Events. From December 31, 2023 until the date of this Agreement, except as expressly contemplated by this Agreement or as set forth on Section 5.08 of the Company Disclosure Schedule, (a) there has not been a Company Material Adverse Effect, and (b) except (i) as expressly contemplated by this Agreement, any Transaction Document or in connection with the Transactions contemplated hereby and thereby or (ii) for any action taken, or omitted to be taken, by the Company to the extent determined to be reasonable and advisable in response to COVID-19, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

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SECTION 5.09 Absence of Litigation. Except as set forth on Section 5.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary which, if determined adversely, would, individually or in the aggregate, be material to the Company and Company Subsidiaries as a whole. None of the Company, the Company Subsidiaries, or any material property or material asset of the Company or any Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans. Each Employee Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws. The Company has made available to SPAC copies of all Employee Benefit Plan documents and all amendments thereto.

(b) Neither the Company nor any Company Subsidiary sponsors, maintains, contributes to or have any liability (actual or contingent) or obligation thereunder, nor has the Company ever sponsored, maintained, contributed or had any liability (actual or contingent) or obligation under, any Employee Benefit Plans subject to United States Law. Neither the Company nor any Company Subsidiary has, nor will have in the future, any liability (actual or contingent) or obligation (including, without limitation, any liabilities or obligations under the Code and ERISA) pursuant to or under any Employee Benefit Plan that is sponsored, maintained or contributed by any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with the Company or any Company Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and/or Section 4001(b)(i) of ERISA.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would (i) result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits under any Employee Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any person under any Employee Benefit Plan or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

SECTION 5.11 Labor and Employment Matters. The only employees of the Company and its subsidiaries are employed residents of Italy and are employed by the Italian Subsidiaries. All employees of the Italian Subsidiaries are, and have been, validly employed in accordance with Italian law, collective labor agreements and individual employment contracts and, except as set forth on Section 5.11 of the Company Disclosure Schedule, have complied and are in compliance with all Italian laws relating to labor, employment and its termination, and health and safety at the workplace, including laws relating to wages, salaries and classification levels, hours, overtime, immigration, withholding, unemployment compensation, hiring of disabled persons, use of fixed-term, seasonal or part-time employees, safety at work and employee privacy. All persons classified as independent contractors or consultants of any of the Company and the Company Subsidiaries satisfy and have at all times satisfied in all material respects the requirements of Italian law to be so classified.

SECTION 5.12 Real Property; Title to Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have good title to, or valid leasehold or other ownership interests or rights in, all material real property (except for any of the Company’s or each of the Company Subsidiaries’ Oil and Gas Properties, which are exclusively addressed in Section 5.20) reflected on the Financial Statements or acquired after December 31, 2023, except as have been disposed of since December 31, 2023 in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease (other than Oil and Gas Leases, which are exclusively addressed in Section 5.20) under which the Company or any Company Subsidiary leases, subleases or licenses any material real property is valid and in full force and effect (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium

Annex A-24

and similar applicable Laws affecting creditors’ rights generally and general principles of equity), free and clear of all Liens other than Permitted Liens and (ii) neither the Company nor any of the Company Subsidiaries, nor to the knowledge of the Company any other party to a lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such lease, and neither the Company nor any of the Company Subsidiaries has received notice that it has breached, violated or defaulted under any lease.

(c) Each of the Company and the Company Subsidiaries has such consents, easements, subsurface easements, rights-of-way, fee assets, permits, servitudes and licenses (including rights to use the surface or subsurface under an Oil and Gas Lease) from each person (collectively, “Rights-of-Way”) as are sufficient to conduct its business as it is presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines owned or operated by the Company and each of the Company Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company or the Company Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by the Company or any of the Company Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

SECTION 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-owned Intellectual Property (the “Company-Owned Registered IP”) showing in each, as applicable, the jurisdiction in which such item of Company-Owned Registered IP has been registered or filed, filing date, date of issuance, and registration or application number and registrar, and the record owner; and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, or (C) non-exclusive licenses granted by or to the Company by customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract). The Company-Owned Registered IP and the Company-Licensed IP collectively constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the Execution Date. All Company-Owned Registered IP is subsisting, valid and enforceable. No loss or expiration of any of the Company-Owned Registered IP is or, to the knowledge of the Company, threatened or pending, other than ordinary course expiration at the end of the statutory term for Company-Owned Registered IP.

(b) The Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned Registered IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, officer or director of the Company or a Company Subsidiary other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

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SECTION 5.14 Taxes.

(a) Each of the Company and the Company Subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all income and other material Taxes that it is obligated to pay or withhold (whether or not such Taxes are shown as due and payable on any Tax Return), except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the Financial Statements in accordance with GAAP; (iii) with respect to all Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Financial Statements for any Taxes of the Company or any of the Company Subsidiaries as of the date of the Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of another person (other than the Company and any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor, by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or otherwise pursuant to applicable Law, or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or any Company Subsidiary is or was the common parent).

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(e) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(g) In the past two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(h) The Company is, and has been since its formation, classified as a partnership for U.S. federal income Tax purposes. Each Company Subsidiary is, and has been since its formation, classified for U.S. federal income Tax purposes as specified on Section 5.14(h) of the Company Disclosure Schedule.

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(i) The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Tax Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

SECTION 5.15 Environmental Matters. Except as would individually or in the aggregate have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other person whose liability has been contractually assumed or undertaken by the Company, has released any Hazardous Substance at any of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, Releases resulting in contamination of any land surface or subsurface strata, air, surface water or ground waters) which currently requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Laws;

(b) in the past two (2) years, none of the Company or any of the Company Subsidiaries has received any written notice alleging that it is liable pursuant to applicable Environmental Laws for any contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c) the Company and each Company Subsidiary is, and in the past two (2) years has been, in compliance with all applicable Environmental Laws (including with respect to all permits, licenses, registrations, approvals, and other authorizations required under Environmental Laws for the operations of the Company and each Company Subsidiary), and, to the knowledge of the Company, no material capital or operating expenditures are required to maintain such compliance that have not otherwise been budgeted for or adequately reserved;

(d) the Company and each Company Subsidiary has obtained all permits, licenses, registrations, approvals and other authorizations required of the Company under applicable Environmental Laws to carry out its business as is currently conducted or, to the knowledge of the Company, third parties hold such permits, licenses, registrations, approvals and other authorizations for the benefit of the Company or Company Subsidiary;

(e) there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that allege a violation of or liability arising under any Environmental Law;

(f) to the knowledge of the Company, any Environmental Attributes generated in connection with the operations of the Company or the Company Subsidiaries are valid, the Company and each Company Subsidiary, as may be applicable, hold legal title to such Environmental Attributes, and none of the Company or any Company Subsidiary has received written notice from any person alleging that any such Environmental Attribute is invalid, untradeable, or must be surrendered;

(g) none of the Company or any of the Company Subsidiaries are subject to any consent agreement, order, judgement, or settlement arising under Environmental Laws, for which any obligations remain outstanding; and

(h) the Company has provided SPAC with copies of all environmental audits, assessments, investigations, reports and compliance evaluations and other similar environmental documents relating to the Company, any Company Subsidiary, or any of their current or former operations or facilities, that are in the reasonable possession, custody, or reasonable control of the Company or any of its Representatives.

SECTION 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or is bound (such contracts and agreements, excluding any Employee Benefit Plan listed on Section 5.10(a) of the Company Disclosure Schedule or Oil and Gas Contract, being the “Material Contracts”):

(i) any operating agreement, voting or similar agreement relating to the equity securities of the Company and the Company Subsidiaries;

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(ii) each contract and agreement governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual compensation in excess of $200,000 (other than “at-will” contracts that may be terminated upon 30 days’ or less notice without the payment of severance);

(iii) (A) each contract and agreement under which the Company or any Company Subsidiary has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company indebtedness for borrowed money or where the Company has guaranteed the indebtedness for borrowed money or others and (B) any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(iv) each contract and agreement providing for the Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any person;

(v) each contract and agreement requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any Company Subsidiary in an amount in excess of $500,000 annually or $1,000,000 over the life of such contract or agreement;

(vi) all partnership, strategic alliance, profit-sharing, joint venture or similar agreements;

(vii) each contract and agreement with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) each contract and agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $1,000,000 or imposes material, continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(ix) each contract and agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary during any period of time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any person, to acquire any product or asset or to receive services from any person or sell any product or asset or perform services for any person;

(x) all leases or master leases under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other person, except for any agreement under which the annual rental payments do not exceed $300,000;

(xi) each contract and agreement that has the following restrictions or terms: (a) a “most favored nation” or similar provision with respect to any person; (b) a provision providing for the sharing of any revenue or cost-savings with any other person; (c) a “minimum purchase” requirement; or (d) rights of first refusal or first offer;

(xii) all collective bargaining agreements or other contracts with any labor union, labor organization, works council or other representative of employees;

(xiii) all contracts and agreements with any affiliate of the Company or family member thereof;

(xiv) all contracts and agreements related to the production of renewable natural gas, including any supply agreements;

(xv) any binding commitment to enter into an agreement of the type described in the foregoing clauses of this Section 5.16; and

(xvi) Except as disclosed in (i) through (xv) above, each contract and agreement with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $500,000 in a calendar year or more than $1,000,000 in the aggregate over the life of such contract or agreement.

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(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the counterparty; (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any breach, violation or default under any such Material Contract; and (iv) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true, correct and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 5.17 Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Insurance Policies”) held by, or for the benefit of, the Company or any Company Subsidiary with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any Company Subsidiary has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any Company Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies.

SECTION 5.18 Certain Business Practices.

(a) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their employees, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and in the past two (2) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and in the past two (2) years, none of the Company, any Company Subsidiary, any of their respective managers, officers or directors or, to the knowledge of the Company, any of their respective employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or to directors, officers, statutory auditors, receivers or managers of non-governmental companies or legal entities or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their respective employees, agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and in the past two (2) years, have been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. In the past two (2) years, none of the Company, any Company Subsidiary, their respective managers, officers and directors, or to the knowledge of the Company, any of their respective employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and in the past two (2) years, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 5.19 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to knowledge of the Company, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, has furnished or sold or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity

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arrangements (each, an “Interested Party Transaction”). The Company and the Company Subsidiaries have not, in the past two (2) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

SECTION 5.20 Oil and Gas Matters.

(a) Except as would not reasonably be expected to result in a Company Material Adverse Effect, and except for property (i) sold, leased or otherwise disposed of in the ordinary course of business since the date of the letter prepared by DeGolyer and Macnaughton (the “Company Independent Petroleum Engineers”) auditing the Company’s internally prepared reserve report relating to the Company’s and its subsidiaries’ interests referred to therein as of December 31, 2023 ( the “Company Independent Reserve Report Letter”) relating to the Company’s and its subsidiaries’ interests referred to therein as of December 31, 2023, (ii) reflected in the Company Independent Reserve Report Letter as having been sold, leased or otherwise disposed of prior to the Execution Date, (iii) sold, leased or otherwise disposed of as permitted under Section 7.01, or (iv) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the Execution Date, the Company and its subsidiaries have Defensible Title to all material Oil and Gas Properties forming the basis for the reserves reflected in the Company Independent Reserve Report Letter and in each case as attributable to material interests owned by the Company and its subsidiaries.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties referred to in the Company Independent Reserve Report Letter that was material to such firm’s audit of the Company’s internally prepared estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its subsidiaries in connection with the preparation of the Company Independent Reserve Report Letter was, as of the time provided, to the Company’s knowledge, accurate in all material respects. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Independent Reserve Report Letter are derived from reports that have been prepared by the Company, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company and its subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(c) (i) All delay rentals, shut-in royalties, minimum royalties and similar payments owed to any person under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, as to which reserves have been taken in accordance with GAAP, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its subsidiaries have been timely and properly paid, except, in each case, as (A) are paid prior to delinquency in the ordinary course of business, (B) held as suspense funds or (C) contested in good faith in the ordinary course of business, as to which reserves have been taken in accordance with GAAP and (iv) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) None of the Oil and Gas Properties of the Company or its subsidiaries is subject to any material preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(e) All Oil and Gas Properties operated by the Company and its subsidiaries have been operated, in all material respects, in accordance with reasonable, prudent oil and gas field practices, and the Company and its subsidiaries have used all commercially reasonable efforts (i) to maintain all Oil and Gas Leases and Oil and Gas Properties for current and future operations and (ii) to meet any and all drilling obligations provided for in any and all agreements and contracts covering the Oil and Gas Leases and Oil and Gas Properties.

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(f) To the knowledge of the Company, (i) there are no Wells that constitute a part of the Oil and Gas Properties in respect of which the Company has received a material notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (ii) all Wells drilled by the Company or any of the Company Subsidiaries are either (A) in use for purposes of production, injection or water sourcing, (B) suspended or temporarily abandoned in material compliance with applicable Law, or (iii) permanently plugged and abandoned in material compliance with applicable Law.

SECTION 5.21 Oil and Gas Contracts.

(a) (i) The Oil and Gas Contracts are in full force and effect in all material respects accordance with their respective terms; (ii) all Production Burdens, rentals and other payments due thereunder have been properly and timely paid in all material respects in the ordinary course of business (other than burdens, rentals or other payments which are being held in suspense by the Company or any of the Company Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of the Company Subsidiaries has received any written requests or demands for payments or adjustments of payments under the Oil and Gas Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) none of the Company or any of the Company Subsidiaries is in material breach of any of its obligations under any Oil and Gas Contracts; and (v) to the knowledge of the Company, no other party to any Oil and Gas Contract is in material breach of any of its obligations thereunder.

(b) (i) The Company and the Company Subsidiaries have filed with the applicable Governmental Authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Oil and Gas Contracts as currently being conducted by the Company and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have complied with all material rules and regulations of any applicable Governmental Authority with respect to operations under the Oil and Gas Contracts.

(c) (i) Each Oil and Gas Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Oil and Gas Contract nor has any Oil and Gas Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Oil and Gas Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Oil and Gas Contract. The Company has, in all material respects, furnished or made available to the SPAC true and complete copies of all Oil and Gas Contracts, including amendments thereto that are material in nature.

SECTION 5.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 5.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 5.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or any Company Subsidiary, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any Transaction Document delivered by the Company pursuant to this Agreement, the Company and the Company Subsidiaries have not and do not, and no other person on behalf of the Company or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of

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the Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

SECTION 5.25 The Company’s Investigation and Reliance. Each of the Company and Company Subsidiaries has made its own independent investigation, review and analysis regarding the SPAC Parties and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company, the Company Subsidiaries and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC Parties and other information that they have requested in connection with their investigation of the SPAC Parties and the Transactions. None of the Company and the Company Subsidiaries are relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC Parties or any of their respective Representatives, except as expressly set forth in Article VI (as modified by the SPAC Disclosure Schedule) or in any Transaction Document delivered by the SPAC Parties pursuant to this Agreement. Neither the SPAC Parties nor any of their respective shareholders, affiliates or Representatives shall have any liability to the Company or the Company Subsidiaries or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company and the Company Subsidiaries or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Company and the Company Subsidiaries acknowledge that neither the SPAC Parties nor any of their shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC Parties.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDCO AND MERGER SUB

Except as set forth in the SPAC Disclosure Schedule, SPAC represents and warrants to the Company as follows:

SECTION 6.01 Corporate Organization. Prior to the Domestication, SPAC is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect. Each of HoldCo and Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

SECTION 6.02 Organizational Documents. SPAC has heretofore furnished or made available to the Company complete and correct copies of the SPAC Articles of Association, stamped by the Registrar of Companies in the Cayman Islands. The Organizational Documents of each of SPAC, HoldCo and Merger Sub are in full force and effect. None of the SPAC Parties is in violation of any of the provisions of its Organizational Documents.

SECTION 6.03 Capitalization.

(a) As of the Execution Date through the Domestication Effective Time, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“SPAC Preference Shares”). As of the Execution Date through the Domestication Effective Time, (A) 4,579,885 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (B) 2,250,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (C) 20,600,000 SPAC Warrants are issued and outstanding, of which, 9,350,000 are SPAC Private Warrants that were issued in a private placement and 11,250,000 are SPAC Public Warrants; (D) 10,028 SPAC Units issued and outstanding, and (E) 20,600,000 SPAC Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the Execution Date through the Domestication Effective Time, there are no SPAC Preference Shares issued and outstanding. Each whole SPAC Warrant is exercisable for

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one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The Surviving PubCo Class B Common Stock will convert into Surviving PubCo Class A Common Stock at the Closing pursuant to the terms of the Surviving PubCo Certificate of Incorporation.

(b) Except for Merger Sub and HoldCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Except for Merger Sub, HoldCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

(c) SPAC owns the HoldCo Interests and HoldCo owns the Merger Sub Interests. Each of the HoldCo Interests and the Merger Sub Interests have been duly authorized, validly issued, are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws, HoldCo’s Organizational Documents and Merger Sub’s Organizational Documents.

(d) All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and SPAC’s Organizational Documents.

(e) The shares of Surviving PubCo Class A Common Stock being delivered by Surviving PubCo pursuant to this Agreement and the Transactions shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class A Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f) The shares of Surviving PubCo Class B Common Stock being delivered by Surviving PubCo pursuant to this Agreement upon the Domestication Effective Time shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class B Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) The shares of Surviving PubCo Class C Common Stock being delivered by Surviving PubCo being delivered at Closing pursuant to this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class C Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(h) The HoldCo Units being delivered at Closing under this Agreement will be duly authorized by HoldCo pursuant to the A&R HoldCo LLC Agreement and, when issued and delivered by HoldCo in accordance with the terms of this Agreement, will be validly issued and will be free of preemptive rights or any encumbrance other than restrictions on transfer under the A&R HoldCo LLC Agreement or under applicable state and federal securities laws.

(i) Except for the SPAC Warrants, none of the SPAC Parties has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued capital stock of any SPAC Party or obligating any SPAC Party to issue or sell any shares of capital stock of, or other equity interests in, such SPAC Party. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. None of the SPAC Parties is a party to, or otherwise bound by; and none of the SPAC Parties has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the A&R Sponsor Letter Agreement, the Investor Letter Agreements, none of the SPAC Parties is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of any SPAC Party. Except with respect to this Agreement, the Investor Letter

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Agreements, the SPAC’s Organizational Documents and the SPAC Warrants, there are no outstanding contractual obligations of any SPAC Party to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. Except for the Sponsor Advance and any loan from Sponsor or an affiliate or member thereof listed in Section 6.03(i) of the SPAC Disclosure Schedule (each, an “Affiliate Loan”), there are no outstanding contractual obligations of any SPAC Party to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(j) Upon the Closing, the aggregate number of shares of Surviving PubCo Class A Common Stock owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by the Sponsor Related Parties, the Anchor Investors, the NRA Parties and their respective controlled affiliates, which shares are attributable to “founder shares” as defined in the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2023, does not exceed 1,400,000, and none of any such persons shall own any SPAC Private Warrants.

SECTION 6.04 Authority Relative to this Agreement. Each of the SPAC Parties has all necessary organizational power and authority to execute and deliver this Agreement and each of the Transaction Documents to which any of them is a party and, subject to obtaining the Required SPAC Shareholder Approval, to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which any of them is a party by each of the SPAC Parties and the consummation by each of the SPAC Parties of the Transactions have been duly and validly authorized by all necessary organizational action other than obtaining the Required SPAC Shareholder Approval, and no other corporate or limited liability company proceedings on the part of the SPAC Parties, as applicable, are necessary to authorize this Agreement, any of the Transaction Documents to which any of them is a party or to consummate the Transactions other than obtaining the Required SPAC Shareholder Approval. This Agreement has been, and each of the Transaction Documents to which any of them is a party will be, duly and validly executed and delivered by the SPAC Parties and, assuming obtaining the Required SPAC Shareholder Approval and due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the SPAC Parties, enforceable against the SPAC Parties in accordance with its terms, subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the Transaction Documents to which any of them is a party by each of the SPAC Parties do not, and the performance of this Agreement and the Transaction Documents by each of the SPAC Parties will not, (i) conflict with or violate SPAC’s Organizational Documents, HoldCo’s Organizational Documents or Merger Sub’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to each of the SPAC Parties or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any SPAC Party is a party or by which any SPAC Party or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Transaction Documents to which any of them is a party by each of the SPAC Parties do not, and the performance of this Agreement and the Transaction Documents by each of the SPAC Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (ii) the filing of the Certificate of Domestication in connection with the Domestication, (iii) the filing of the Certificate of Merger in accordance with the DLLCA and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

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SECTION 6.06 Compliance.

(a) None of the SPAC Parties are or have been in conflict with, or in default, breach or violation of, (i) any Law applicable to the SPAC Parties or by which any property or asset of the SPAC Parties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC Parties is a party or by which the SPAC Parties or any property or asset of the SPAC Parties is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to individually or in the aggregate be material to the SPAC Parties as a whole,. Each of the SPAC Parties is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the SPAC Parties to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b) SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (iii) contracts filed prior to the Execution Date as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 6.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the Execution Date by SPAC of less than $50,000 for all such contracts in the aggregate (such agreements described in clauses (ii) through (vi) above, collectively, “SPAC Contracts”). SPAC is not a party to any contract that, as of and following the Closing, will impose any limitations or restrictions on the business activities of SPAC, the Company or any Company Subsidiary.

(c) (i) Each SPAC Contract is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other parties thereto, and SPAC is not in breach or violation of, or default under, any SPAC Contract nor has any SPAC Contract been canceled by the counterparty; (ii) to the knowledge of SPAC, no other party is in breach or violation of, or default under, any SPAC Contract; (iii) SPAC has not received any written, or to the knowledge of SPAC, oral claim of any breach, violation or default under any such SPAC Contract; and (iv) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any SPAC Contract by SPAC or, to the knowledge of SPAC, the counterparties thereto. SPAC has made available to the Company true, correct and complete copies of all SPAC Contracts, including any and all amendments thereto.

SECTION 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 17, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

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(c) Except for any Affiliate Loan and as and to the extent set forth in the SPAC SEC Reports, neither SPAC, HoldCo nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise).

(d) As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports.

SECTION 6.08 Absence of Certain Changes or Events.

(a) Since December 31, 2023 and prior to the date of this Agreement, except as expressly contemplated by this Agreement and in connection with any Affiliate Loan, (i) SPAC has conducted its business in all material respects in the ordinary course, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.02.

(b) Since its incorporation, except for any Affiliate Loan, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination in accordance with the SPAC’s Organizational Documents. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, such a Business Combination.

SECTION 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against any of the SPAC Parties, or any property or asset of any SPAC Party, before any Governmental Authority. None of the SPAC Parties is subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

SECTION 6.10 Board Approval. The SPAC Board, by resolutions duly adopted by the requisite vote of those voting at a meeting duly called and held and that has not been subsequently rescinded or modified in any way, has duly (a) determined that this Agreement, the Domestication, the Merger and the Transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its shareholders, (b) approved this Agreement, the Merger and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement, the Merger, the Transactions and the SPAC Proposals and directed that this Agreement, Merger, the Transactions and the SPAC Proposals, be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

SECTION 6.11 No Prior Operations of HoldCo and Merger Sub. Each of HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

SECTION 6.12 Brokers. Except as set forth in Section 6.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (including any Deferred Underwriting Fees) in connection with the Transactions based upon arrangements made by or on behalf of the SPAC Parties.

SECTION 6.13 SPAC Trust Fund. As of June 4, 2024, SPAC had no less than $13,476,592.55 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are held in an interest-bearing demand deposit account or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 17, 2021 and amended on June 15, 2023, and further amended on March 15, 2024 between SPAC and the Trustee (the “Trust Agreement”) or in cash. The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or

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default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of SPAC that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of SPAC’s Organizational Documents. Following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the Execution Date, SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 6.14 Employees. Other than any officers as described in the SPAC SEC Reports, the SPAC Parties do not have (and have never had) any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business that are independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

SECTION 6.15 Taxes.

(a) Each of the SPAC Parties (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the financial statements contained in the SPAC SEC Reports in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the financial statements contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

(b) None of the SPAC Parties (i) has any liability for the Taxes of another person (other than the SPAC Parties) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the SPAC Parties) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) None of the SPAC Parties has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is or was the common parent).

(d) None of the SPAC Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar

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provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) None of the SPAC Parties has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Tax Liens upon any assets of the SPAC Parties except for Permitted Liens.

(g) In the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the SPAC Parties are not filed asserting that the SPAC Parties is or may be subject to Tax in that jurisdiction.

(h) SPAC is, and has been since its formation, classified as a corporation for U.S. federal income Tax purposes.

(i) HoldCo is, and has been since its formation, disregarded as separate from SPAC for U.S. federal income Tax purposes.

(j) Merger Sub is, and has been since its formation, disregarded as separate from SPAC for U.S. federal income Tax purposes.

SECTION 6.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCPU”. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCP”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCPW”. As of the date of this Agreement, there is no Action pending or threatened in writing (or, to the knowledge of SPAC, otherwise) against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants or terminate the listing of SPAC on Nasdaq. Since its inception, SPAC (i) has complied in all material respects with the continued listing requirements of Nasdaq, (ii) has not received any written (or to the knowledge of SPAC, oral) deficiency notice from the Nasdaq relating to the continued listing requirements of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants, or (iii) has not received any notice of the delisting of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants from Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act.

SECTION 6.17 Investment Company Act. None of the SPAC Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.18 The SPAC Parties’ Investigation and Reliance. Each of the SPAC Parties is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the SPAC Parties together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC Parties and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of the SPAC Parties are relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC Parties or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC Parties or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation

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of the Transactions. The SPAC Parties acknowledge that neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

SECTION 6.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the SPAC Disclosure Schedule), each of the SPAC Parties hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the SPAC Parties, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the SPAC Parties or any their respective subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC Parties pursuant to this Agreement, the SPAC Parties have not and do not, and no other person on behalf of the SPAC Parties has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the SPAC Parties, whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII.

CONDUCT OF BUSINESS

SECTION 7.01 Conduct of Business by the Company.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (ii) set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business in a manner consistent with past practice; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, preserve substantially intact the business organization of the Company and the Company Subsidiaries, use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the relationships of the Company and the Company Subsidiaries with customers, Suppliers, and distributors, with which the Company or any Company Subsidiary has significant business relations.

(b) Without limitation of the foregoing, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) as required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend, supplement, restate or otherwise change the Organizational Documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest and/or so-called “participating financial instruments” pursuant to Section 2346, last paragraph, of the Italian Civil Code), of the Company or any Company Subsidiary;

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(iii) sell, lease, or otherwise dispose of any of its material assets, rights or properties other than (i) sales of inventory and equipment, or sales of Hydrocarbons, in each case, in the ordinary course of business, or sales of or disposals of obsolete or worthless assets at the time of their schedule retirement; and (ii) exchanges or swaps of Oil and Gas Properties or other related assets in the ordinary course of business;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vi) acquire (including, without limitation, by merger, consolidation, combination or acquisition of stock or any other business combination), directly or indirectly, any assets, securities, properties, interests or businesses of any corporation, partnership, other business organization or any division thereof, other than (i) pursuant to an agreement of the Company or any of the Company Subsidiaries in effect on the Execution Date that is made available to SPAC, (ii) acquisitions for which the consideration is less than $10,000,000 individually or $20,000,000 in the aggregate, or (iii) the exchange or swap of Oil and Gas Properties or other related asserts in the ordinary course of business;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans, advances or capital contributions or intentionally grant any security interest in any of its assets; provided that notwithstanding anything to the contrary in this Section 7.01, the Company or any of its subsidiaries may enter into a reserve-based lending facility on arms-length terms, so long as the maximum indebtedness incurred thereunder does not exceed $90,000,000;

(viii) incur any capital expenditure or obligations or liabilities in respect thereof, except (i) for those contemplated on Section 7.01(b)(viii) of the Company Disclosure Schedule, (ii) capital expenditures not contemplated on Section 7.01(b)(viii) of the Company Disclosure Schedule that are under $40,000,000 in the aggregate, and (iii) capital expenditures to repair damage from casualty events or otherwise required on an emergency basis, provided that the Company shall notify SPAC of such emergency expenditure as promptly as reasonably practicable;

(ix) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(x) materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting or cash management policies or procedures, other than as required by GAAP;

(xi) amend any material Tax Return; change any material method of Tax accounting; make, change or rescind any material election relating to Taxes; settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes; surrender any right to claim a Tax refund; or enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes);

(xii) close or materially reduce the activities of the Company and its Subsidiaries (taken as a whole);

(xiii) adopt or enter into, amend or terminate any Employee Benefit Plan, except in the ordinary course of business or as required by law;

(xiv) make any material payment with respect to an Interested Party Transaction;

(xv) enter into any material new line of business outside of the businesses currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement; or

(xvi) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

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Any action taken, or omitted to be taken, by the Company or its Subsidiaries to the extent that such act or omission is required to comply with any Law, order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 7.01 and any action taken, or omitted to be taken, to the extent reasonably determined by the Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC, shall not be deemed to constitute a breach of this Section 7.01.

SECTION 7.02 Conduct of Business by the SPAC Parties. Except as expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document and except as required by applicable Law, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article X and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), SPAC shall, and shall cause HoldCo and Merger Sub to, conduct their business in the ordinary course of business and in a manner consistent with past practice. Without limitation of the foregoing, except as expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document and as required by applicable Law, none of the SPAC Parties shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change SPAC’s Organizational Documents, HoldCo’s Organizational Documents, Merger Sub’s Organizational Documents or form any subsidiary of SPAC other than HoldCo and Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants, the HoldCo Interests or the Merger Sub Interests, except for payments from the Trust Fund pursuant to the exercise of Redemption Rights;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the SPAC Parties, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC Parties;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or obligations of another person or persons, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the Execution Date, as agreed to by its independent accountants;

(h) amend any material Tax Return; change any material method of Tax accounting; make, change or rescind any material election relating to Taxes; settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes; surrender any right to claim a Tax refund; or enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes);

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC Parties;

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(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account, the SPAC Warrant Agreement or SPAC’s Organizational Documents, or seek any approval from SPAC shareholders with respect to any such change, modification or amendment in a manner that is materially adverse to the Company;

(k) waive, release, assign, settle or compromise any Action;

(l) adopt or enter into any Employee Benefit Plan; or

(m) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

SECTION 7.03 Claims Against Trust Account. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees on behalf of itself, the Company Subsidiaries and their Representatives, that, notwithstanding any other provision contained in this Agreement, none of the Company, the Company Subsidiaries and their Representatives, now has, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). The Company acknowledges and agrees on behalf of itself, the Company Subsidiaries and their Representatives, that SPAC has established the Trust Account for the benefit of the public shareholders of SPAC, which holds proceeds of its initial public offering. Notwithstanding any other provision contained in this Agreement, including the previous sentence, the Company hereby irrevocably waives on behalf of itself, the Company Subsidiaries and their Representatives, any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC Parties (a) for legal relief against monies or other assets of the SPAC Parties held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (b) for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)). The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC Parties and the Sponsor to induce SPAC Parties to enter into this Agreement, and the Company further intends and understands such waiver to be enforceable against the Company and the Company Subsidiaries and persons that they have the authority to bind under applicable Law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, to the extent SPAC prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

SECTION 8.01 Financial Statements; Proxy Statement.

(a) Following the Execution Date and prior to the filing of the Registration Statement contemplated in Section 8.01(b) below (or any amendment thereto), the Company shall deliver to SPAC (i) a final copy of the Financial Statements; and (ii) each of the financial statements of the Company and the subsidiaries required to be included in the Registration Statement or any other filings to be made by SPAC with the SEC in connection with the Transactions ((i) and (ii), collectively, the “Closing Company Financial Statements”). The Closing Company Financial Statements (i) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, shareholders’ deficit and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments), (iii) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and shall contain

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an unqualified report of the Company’s auditor and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) Subject to the terms of this Section 8.01(b), SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”) in connection with the Domestication and the registration under the Securities Act of the Surviving PubCo Class A Common Stock to be issued pursuant to this Agreement, which Registration Statement will also contain a proxy statement (the “Proxy Statement”) to be sent to the shareholders of SPAC relating to the SPAC Shareholders’ Meeting to adopt and approve the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement, SPAC shall cause the Registration Statement to become effective and mail the Proxy Statement to its shareholders. Each of SPAC and the Company shall furnish all information concerning it or any of its subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement.

(c) No filing of, or amendment or supplement to the Registration Statement will be made by SPAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the SPAC Parties, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, SPAC shall promptly inform the Company.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform SPAC.

SECTION 8.02 Meeting.

(a) SPAC Shareholders’ Meeting. SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC

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Shareholders’ Meeting pursuant to Section 8.02(c) or to otherwise take actions consistent with SPAC’s obligations pursuant to Section 8.08 of this Agreement. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 8.02(b), the SPAC Board shall recommend to the SPAC shareholders that they approve the SPAC Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement.

(b) SPAC Board Change in Recommendation. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”), other than in the event the SPAC Board determines in good faith, after consultation with its outside legal counsel, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, that a SPAC Intervening Event has occurred and that, as a result thereof, a failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC shareholders under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Board Change in Recommendation unless (i) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred and that a failure to make a SPAC Board Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Intervening Event Notice Period, offered to SPAC, the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided further that, if requested by the Company, during the SPAC Intervening Event Notice Period and prior to making a SPAC Board Change in Recommendation, SPAC will, and will cause its Representatives to, negotiate in good faith with the Company and its Representatives during the SPAC Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a SPAC Board Change in Recommendation.

(c) SPAC may postpone, suspend or adjourn the SPAC Shareholders’ Meeting on one or more occasions after the date for which the SPAC Shareholders’ Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled SPAC Shareholders’ Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is provided to the SPAC shareholders with adequate time for review prior to the SPAC Shareholders’ Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the SPAC Shareholders’ Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved.

SECTION 8.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and without limitation of the parties’ obligations under the Non-Disclosure Agreement, from the date of this Agreement until the Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, key employees, agents, properties, offices and other

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facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC Parties shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate a contract to which such person is party, contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or involve invasive environmental sampling, testing, or drilling.

(b) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with applicable Law.

SECTION 8.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Article X, the parties hereto shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the capital stock or equity interests (including by way of initial public offering) or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than 48 hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.04 by a party or any of its subsidiaries or its or their affiliates or Representatives shall be deemed to be a breach of this Section 8.04 by such party.

SECTION 8.05 Employee Benefits Matters.

(a) Prior to the effectiveness of the Registration Statement, the Company may enter into employment agreements with each of the individuals set forth on Section 8.05(a) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall: (i) be effective as of the Closing, and subject to prior approval by SPAC; and (ii) contain market terms for a public company of similar size and industry to the Company.

(b) The provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits.

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SECTION 8.06 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted by Law, the limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. The parties further agree that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, Surviving PubCo and the Company shall indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and the Company LLC Agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) To the fullest extent permitted by Law, the certificate of incorporation and bylaws of Surviving PubCo following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the current SPAC Articles of Association, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. For a period of six years from the Closing, Surviving PubCo shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association (prior to the Domestication), the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Effective Time, Surviving PubCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the directors’ and officers’ liability insurance policy applicable to the Company and the Company Subsidiaries and their respective directors and officers on terms not less favorable than the terms of such current insurance coverage.

(d) Prior to the Effective Time, SPAC shall purchase a prepaid “tail” policy (“SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such a SPAC Tail Policy prior to the Closing, Surviving PubCo shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor Surviving PubCo’s obligations thereunder.

(e) On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Surviving PubCo, which indemnification agreements shall continue to be effective following the Closing.

(f) For a period of six years from the Effective Time, each of the SPAC Parties agree that it shall indemnify and hold harmless Sponsor and each present and former director, officer, equity holder and affiliate of Sponsor, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative

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or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(g) In the event Surviving PubCo, the Company, HoldCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Surviving PubCo, the Company and HoldCo, as the case may be, shall assume all of the obligations set forth in this Section 8.06.

(h) The persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 8.06 are intended to be third party beneficiaries of this Section 8.06. This Section 8.06 shall survive the consummation of the Transactions contemplated by this Agreement and shall be binding on all successors and assigns thereof.

SECTION 8.07 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party hereto becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

SECTION 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.05(a) necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Except as required by applicable Law, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Except as required by applicable Law, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger and

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the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.09 shall prevent (a) SPAC or the Company and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (i) the initial press release, (ii) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (iii) previously consented to by the other party in accordance with this Section 8.09, (b) SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Merger, Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (i) the initial press release, (ii) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (iii) previously consented to by the other party in accordance with this Section 8.09, or (c) the Company and its affiliates from furnishing customary or other reasonable information concerning the Merger and the Transactions to their respective members, managers, limited partners, and advisory or similar committees.

SECTION 8.10 Stock Exchange Listing. SPAC and the Company will use their reasonable best efforts to cause all shares of Surviving PubCo Class A Common Stock outstanding immediately following the Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants to be approved for listing an Approved Exchange. During the period from the Execution Date until the Closing, SPAC will use its reasonable best efforts to keep the SPAC Units, SPAC Ordinary Shares and SPAC Public Warrants listed for trading on an Approved Exchange.

SECTION 8.11 Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC following the payment by the Trustee of the SPAC Shareholder BCA Redemption Amount.

SECTION 8.12 Tax Matters.

(a) For U.S. federal (and any applicable state or local) income Tax purposes, each of the Company and the SPAC Parties hereby agree to treat (and, if applicable, to cause its affiliates to treat) certain portions of the Transactions as follows:

(i) (A) The Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (B) this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;

(ii) (A) HoldCo shall be treated as a continuation of the Company as a partnership (the “Continuing Partnership”), (B) SPAC shall be treated as contributing property to the Continuing Partnership under Section 721(a) of the Code, (C) the receipt by any Company Member of HoldCo Units in the Merger shall be disregarded, with such Company Member continuing to hold equity interests of the Continuing Partnership, and (D) the receipt by any Company Member of Surviving PubCo Class A Common Stock in the Merger shall be treated as the transfer by such Company Member of equity interests in the Continuing Partnership to SPAC in exchange for such Surviving PubCo Class A Common Stock;

(iii) The Surviving PubCo Class C Common Stock and the HoldCo Holder Redemption Rights shall be treated as having a fair market value equal to zero dollars ($0) at the Effective Time; and

(iv) Any rights of a Company Member to receive payments under the Tax Receivable Agreement in connection with the exercise of a HoldCo Holder Redemption Right shall be treated as received by such Company Member upon such exercise as additional consideration for the HoldCo Units exchanged in the applicable redemption (and, for the avoidance of doubt, shall not be treated as consideration received in the Merger).

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To the extent applicable, the tax treatment described in Section 8.12(a) is referred to as the “Intended Tax Treatment.” Each of the Company and the SPAC Parties shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Transactions to qualify for the Intended Tax Treatment, (ii) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or that would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, Tax-related Action or otherwise for Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if any opinion relating to the Intended Tax Treatment is required in connection with the filing of the Registration Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Company or any of its direct or indirect owners, the Company shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of the Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties shall, and shall cause is respective affiliates to, cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor. Notwithstanding anything to the contrary in this Agreement, none of the parties or their respective Tax advisors are obligated to provide any Tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income Tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

(b) Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) incurred in connection with this Agreement and the Transactions will be borne and paid by HoldCo.

(c) Upon request, SPAC shall (and after the Closing, Surviving PubCo shall) (and shall cause its affiliates to) exercise commercially reasonable efforts to provide to the pre-Closing holders of SPAC Ordinary Shares and SPAC Warrants all information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication.

(d) At the Closing, (i) the Company shall deliver to Surviving PubCo a statement described in Treasury Regulations Section 1.1445-11T(d)(2)(i), and (ii) each Company Member that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Surviving PubCo a duly executed IRS Form W-9.

SECTION 8.13 Post-Closing Directors and Officers. Subject to the terms of SPAC’s Organizational Documents, the Surviving PubCo Certificate of Incorporation and the Surviving PubCo Bylaws, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) The board of directors of Surviving PubCo (the “Surviving PubCo Board”) shall consist of five (5) directors, which shall be divided into three classes, designated Classes I, II and III (with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of one (1) director), and all whom shall be designated by the Company Members. The Surviving PubCo Board shall comply with existing requirements of the Exchange Act, the applicable exchange on which the Surviving PubCo elects to list and the Sarbanes Oxley Act of 2022.

(b) SPAC and the Company shall take all action necessary, including causing the officers of SPAC to resign, so that the individuals serving as officers of the Company immediately prior to the Closing will be the individual serving as officers of Surviving PubCo immediately after the Closing.

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SECTION 8.14 Payment of Expenses at Closing.

(a) If the Closing shall occur, then in connection with the Closing, Surviving PubCo shall:

(i) use an aggregate of $5,750,000, in the following order, (i) pay, or cause to be paid, SPAC Transaction Expenses; (ii) pay Sponsor the amount remaining after payment of SPAC Transaction Expenses in clause (i) above necessary to repay in full and terminate any outstanding loans or other obligations owed by SPAC or Surviving PubCo to Sponsor; and (iii) pay Sponsor the remaining amount after the payments in clauses (i) and (ii) above as consideration for the repurchase of Sponsor’s private placement shares; and

(ii) pay or cause to be paid the Company Transaction Expenses.

(b) As set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements:

(i) Sponsor shall be responsible for the payment of any and all SPAC Transaction Expenses or other payments required by the SPAC in connection with Closing that are not paid by Surviving PubCo at Closing, assuming that Surviving PubCo has up to $5,750,000 to pay SPAC Transaction Expenses pursuant to Section 8.14(a) above; and

(ii) the Sponsor Related Parties, the NRA Parties and the Anchor Investors acknowledged that upon the payments by Surviving PubCo in Section 8.14(a)(i) above, together with the retention by the Sponsor Related Parties, NRA Parties and Anchor Investors of an aggregate of 1,400,000 shares of Surviving PubCo Class A Common Stock at Closing, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to the NRA Parties, the Anchor Investors or the Sponsor Related Parties, including any Sponsor Advances and the Sponsor Note, shall be deemed paid in full, satisfied and terminated.

SECTION 8.15 SPAC Board of Directors. SPAC shall take all action necessary to cause each of the directors and officers of SPAC set forth on Section 8.15 of the SPAC Disclosure Schedule to resign, conditioned upon and effective as of the Closing.

SECTION 8.16 Company Member Approval. The Company shall, in a manner in compliance with applicable Law, solicit, and deliver to SPAC, the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective.

SECTION 8.17 Section 16 Matters. Prior to the Effective Time, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of shares of Surviving PubCo Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Surviving PubCo following the Effective Time shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

SECTION 8.18 Equity Financing. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, SPAC and the Company may, but shall not be required to, enter into and consummate subscription agreements with investors relating to an Equity Financing; provided that such Equity Financing shall be on financing terms and conditions acceptable to the Company. If the Company elects to seek an Equity Financing, the Company and SPAC shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such Equity Financing and use their respective commercially reasonable efforts to cause such Equity Financing to occur.

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ARTICLE IX.

CONDITIONS

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company and the SPAC Parties to consummate the Merger and the other Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) of the following conditions:

(a) SPAC Shareholders’ Approval. The Required SPAC Shareholder Approval shall have been obtained.

(b) No Order. There shall not (i) be in force any Law, regulation, judgment, decree, executive order or award entered by any Governmental Authority enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Law, regulation, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the Merger and the Transactions, or (ii) have been adopted following the Execution Date any Law that would result in the consummation of the Merger and the Transactions being illegal or otherwise prohibited.

(c) Stock Exchange Listing. All shares of Surviving PubCo Class A Common Stock outstanding as of Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants shall be listed on an Approved Exchange (as if it were a new initial listing by an issuer and had never been listed prior to Closing) as of the Closing Date subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn.

(e) Company Approval. The Company Members shall have approved the Merger and the other Transactions in accordance with the Company LLC Agreement (the “Company Requisite Approval”).

SECTION 9.02 Conditions to the Obligations of the SPAC Parties The obligations of the SPAC Parties to consummate the Merger and the other Transactions is subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Company Subsidiaries contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.23 shall each be true and correct in all material respects as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date); (ii) Section 5.03 shall be true and correct in all respects (other than de minimis exceptions) as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date), and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

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(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement that is continuing.

(e) Closing Deliveries. The Company shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in Section 4.04.

SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC Parties contained in (i) Section 6.01, Section 6.02, Section 6.05(a)(i), Section 6.13 and Section 6.16 shall each be true and correct in all material respects as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 6.03 shall be true and correct in all respects (other than de minimis exceptions) as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date); and (iii) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The SPAC Parties shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred after the Execution Date that is continuing.

(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 8.11 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f) BCA Redemption Offer. SPAC shall have completed the redemption of SPAC Ordinary Shares in connection with the BCA Redemption Offer in accordance with SPAC’s Organizational Documents.

(g) Closing Deliveries. The SPAC Parties shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 4.04(b), in each case, duly executed as applicable.

(h) Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of SPAC shall have resigned, effective as of or prior to the Closing.

(i) A&R Sponsor Letter Agreement. Each of the covenants and other obligations of each of the parties to the A&R Sponsor Letter Agreement required under the A&R Sponsor Letter Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that the A&R Sponsor Letter Agreement is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under the A&R Sponsor Letter Agreement or (iii) to terminate the A&R Sponsor Letter Agreement.

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(j) Investor Letter Agreements. Each of the covenants and other obligations of each of the parties to the Investor Letter Agreements required under the Investor Letter Agreements to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that any of the Investor Letter Agreements is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under any Investor Letter Agreement or (iii) to terminate any of the Investor Letter Agreements.

(k) Domestication. The Domestication shall have been completed as provided in Section 2.02.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Closing shall not have occurred prior to December 15, 2024 (the “Outside Date”);

(c) by either SPAC or the Company if any Governmental Authority in the United States or Italy shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the Required SPAC Shareholder Approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of this Agreement); provided, however, that this Agreement may not be terminated under this Section 10.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 9.01(a);

(e) by either SPAC or the Company if the Registration Statement shall not have been filed on or prior to July 15, 2024; provided, however, that this Agreement may not be terminated under this Section 10.01(e) by or on behalf of either SPAC or the Company if, directly or indirectly, through its affiliates, the party seeking to terminate this Agreement under this Section 10.01(e) is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure to file the Registration Statement on or prior to July 15, 2024;

(f) by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and the SPAC Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after notice of such breach is provided by SPAC to the Company and (ii) the Outside Date;

(g) by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in this Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC Parties, the Company

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may not terminate this Agreement under this Section 10.01(g) for so long as the SPAC Parties continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after notice of such breach is provided by SPAC to the Company and (ii) the Outside Date;

(h) by the Company, if the SPAC Units, SPAC Ordinary Shares or SPAC Public Warrants cease to be listed for trading on an Approved Exchange prior to Closing; or

(i) by the SPAC, within two Business Days following the receipt of (A) the Required SPAC Shareholder Approval and (B) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement), if:

(i) the Company Requisite Approval is not obtained (or if previously obtained, then revoked) within two Business Days following the receipt of (A) the Required SPAC Shareholder Approval and (B) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement); or

(ii) each of the following occur: (A) the Company intentionally and materially breaches its pre-Closing covenants in Article VII and Article VIII (it being clarified that where a covenant is subject to a materiality threshold, the least stringent materiality threshold applicable to such covenant shall be disregarded for the purpose of this Section in order to avoid double materiality) (such intentional material breach, an “Intentional Breach”), (B) such Intentional Breach was not waived by SPAC in accordance with this Agreement, and (C) such Intentional Breach occurs or remains uncured following the receipt of (1) the Required SPAC Shareholder Approval and (2) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement); provided that such Intentional Breach has not been waived by SPAC.

SECTION 10.02 Termination Fee. Notwithstanding the foregoing, in the event that SPAC validly terminates this Agreement pursuant to Section 10.01(i) (such termination, a “Qualifying Termination Event”), then the Company shall pay SPAC a breakup fee equal to $1,000,000 in cash within three Business Days following receipt by the Company of prior written notice from SPAC of its intent to terminate this Agreement on account of a Qualifying Termination Event.

SECTION 10.03 Effect of Termination. Subject to Section 10.02 above, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except that the termination of this Agreement shall not affect any liability on the part of any party for willful breach of any covenant or agreement set forth in this Agreement prior to such termination, or Fraud; provided that this Section 10.03, Section 10.04 and Article XI (and any corresponding definitions set forth in Article I) shall survive termination of this Agreement.

SECTION 10.04 Expenses. Subject to Section 8.14, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

SECTION 10.05 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.06 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the SPAC Parties, (ii) waive any inaccuracy in the representations and warranties of the SPAC Parties contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of the SPAC Parties or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC Parties: Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA 91602 Attn.: [xxx] Email: [xxx]	if to the Company: c/o AleAnna Energy, LLC 300 Crescent Court, Suite 1860 Dallas, TX 75201 Attention: [xxx] Email: [xxx]

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention: Mark Selinger, Gary Emmanuel, and
Grant J. Levine
Email: Mark.Selinger@gtlaw.com;
Gary.Emmanuel@gtlaw.com;
levineg@gtlaw.com

and

Meitar Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attn.: David Chertok
Email: dchertok@meitar.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP
2801 N. Harwood Street, Suite 2300
Dallas, Texas 75201
Attention: Jennifer Wisinski and J. Brent Beckert
Email: Jennifer.Wisinski@haynesboone.com;
Brent.Beckert@haynesboone.com

SECTION 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI, and any corresponding definitions set forth in Article I.

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(a), all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than, for the avoidance of doubt, the Non-Disclosure Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

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SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 and Section 11.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 11.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the Transactions, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the Transactions or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the person who committed such willful misconduct or Fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.11.

SECTION 11.12 Relationship of the Parties. This Agreement shall not create and it is not the purpose or intention of the parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the parties for any purpose.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWIFTMERGE ACQUISITION CORP.
By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board
SWIFTMERGE MERGER SUB LLC
By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board
SWIFTMERGE HOLDCO LLC
By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board

Signature Page to
Agreement and Plan of Merger

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COMPANY:
ALEANNA ENERGY, LLC
By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer

Signature Page to
Agreement and Plan of Merger

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Annex A-1

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated October 8, 2024, is made by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company, “Swiftmerge”), Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of Swiftmerge (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub” and, together with Swiftmerge and HoldCo, collectively, the “Swiftmerge Parties”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”). Each of the Swiftmerge Parties and the Company is a “Party” and, collectively, the “Parties”.

RECITALS

A.          The Parties to this Amendment have entered into that certain Agreement and Plan of Merger, dated as of June 4, 2024 (the “Merger Agreement”).

B.          The Parties to this Amendment desire to amend the Merger Agreement as set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Amendment agree as follows:

ARTICLE I
Amendments

Section 1.1          Amendments. In accordance with Section 10.05 of the Merger Agreement, the Parties agree to the following amendments to the Merger Agreement:

A.          Exhibit D to the Merger Agreement is hereby deleted in its entirety.

B.          Exhibit H to the Merger Agreement is hereby replaced and superseded by the Form of A&R HoldCo LLC Agreement attached to this Amendment as Exhibit A.

C.          The following Recital in the Merger Agreement is hereby deleted in its entirety:

WHEREAS, in connection with the Closing, SPAC, HoldCo and certain of the Company Members shall enter into the Tax Receivable Agreement substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”); and

D.          The following definitions set forth in Section 1.01 of the Merger Agreement are hereby replaced in their entirety with the following:

“Company Transaction Expenses” means as of the Effective Time, and without duplication, all fees and expenses incurred, paid or payable by the Company, the Company Subsidiaries, the Company Members or any of their affiliates or on their behalf in connection with, or otherwise related to, the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement (and all amendments hereto), the Transaction Documents, the Transactions and the performance and compliance with all agreements and conditions contained herein, including (without limitation): (a) the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, (b) any transaction, retention, change in control or similar bonuses, severance payments or other service provider-related payments payable by the Company Members, the Company or any Company Subsidiary as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions contemplated hereby; (c) transfer Taxes incurred, paid or payable by the Company Members, the Company or any Company Subsidiary; (d) any and all fees incurred

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in connection with efforts to comply with the listing standards of an Approved Exchange at Closing, including but not limited to, “round-lot” holder requirements, total shareholder requirements, “public float” requirements and any additional requirements of an Approved Exchange required for listing; (e) any and all filing fees payable to Governmental Authorities or other third parties in connection with the Transactions; and (f) any premiums, commissions, Taxes or other expenses arising in connection with obtaining D&O Insurance covering the directors and officers of Surviving PubCo following the Closing.

“SPAC Transaction Expenses” means as of the Effective Time and without duplication, all accrued and unpaid third party fees and expenses incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, unpaid balances related to ongoing SPAC operations, the negotiation and preparation of this Agreement (and all amendments hereto) and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel, Pureplay Holdings LLC and J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division, and accountants, auditors, due diligence expenses, investment banking fees, any amounts payable in connection with the Investor Letter Agreements, any premiums, commissions, Taxes or other expenses arising in connection with the BCA Redemption Offer, costs or other expenses arising in connection with an extension of the Trust Account, SPAC Tail Policy, Deferred Underwriting Fees, and advisory, consulting or similar fees and expenses as of the Closing.

“Transaction Documents” means this Agreement (and all amendments hereto), including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Surviving PubCo Bylaws, the A&R HoldCo LLC Agreement, the Surviving PubCo Certificate of Incorporation, the A&R Sponsor Letter Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, the Investor Letter Agreements, and all other agreements, certificates and instruments executed and delivered by any of the SPAC Parties or the Company in connection with the Transactions and specifically contemplated by this Agreement.

E.          The following definition is hereby added to Section 1.01 of the Merger Agreement in alphabetical order:

“Amendment Date” means October 8, 2024.

F.           The definition of Tax Receivable Agreement in Section 1.01 of the Merger Agreement is hereby deleted in its entirety.

G.          Section 4.04(b)(iv) of the Merger Agreement is hereby amended and restated as follows:

(iv)        [Intentionally Omitted.]

H.          Section 4.04(c)(ii) of the Merger Agreement is hereby amended and restated as follows:

(ii)         [Intentionally Omitted.]

I.            Section 8.12(a)(iv) of the Merger Agreement is hereby amended and restated as follows:

(iv)        [Intentionally Omitted.]

J.            Section 8.14 of the Merger Agreement is hereby amended and restated as follows:

SECTION 8.14 Closing SPAC Payments.

(a)          In connection with the information relating to SPAC Transaction Expenses and other SPAC Liabilities delivered by SPAC to the Company pursuant to Section 6.20 and Section 4.04(d), SPAC shall include payment instructions for each payee to whom any SPAC Transaction Expenses and other SPAC Liabilities are owed. The Company shall review the list of SPAC Transaction Expenses and other SPAC Liabilities delivered by SPAC and shall notify SPAC not less than two (2) Business Days prior to the Closing which SPAC Transaction Expenses and other SPAC Liabilities shall be payable on the Closing Date through payment by the Company on behalf of SPAC, including any amounts constituting SPAC Transaction Expenses or other SPAC Liabilities that were not included in the information delivered by SPAC to the Company pursuant to Section 6.20 and Section 4.04(d) but

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should have been so (the “Closing SPAC Payments”); provided, that in no event shall the Company be obligated to pay, on behalf of SPAC, more than an aggregate of $5.75 million (the “Payment Cap”) pursuant to this Section 8.14. For all purposes of this Section 8.14, if SPAC shall pay any Closing SPAC Payments directly, then such amounts shall be credited towards the Payment Cap and shall be treated as if paid by the Company, on behalf of SPAC.

(b)         If the Closing shall occur, then in connection with the Closing:

(i) the Company shall first pay, on behalf of SPAC and Surviving PubCo, the Closing SPAC Payments other than any outstanding loans or obligations owed by SPAC or Surviving PubCo to any Sponsor Related Parties (including the Affiliate Loans); provided, that in no event shall the Company be obligated to pay, on behalf of SPAC, more than the Payment Cap in the aggregate for such Closing SPAC Payments;

(ii) if the Closing SPAC Payments paid in clause (b)(i) above by the Company are less than the Payment Cap in the aggregate, the Company shall next pay, on behalf of SPAC and Surviving PubCo, to Sponsor the amount necessary to repay in full and terminate any outstanding loans or other obligations owed by SPAC or Surviving PubCo to any Sponsor Related Parties (including the Affiliate Loans); provided, that the aggregate amount paid by the Company for Closing SPAC Payments and outstanding loans or obligations owed to any Sponsor Related Parties (including the Affiliate Loans) shall not exceed the Payment Cap in the aggregate;

(iii) if the amounts paid in clauses (b)(i) and (ii) above are less than the Payment Cap in the aggregate, the Company shall then pay, on behalf of SPAC and Surviving PubCo, to Sponsor the difference between the Payment Cap and the payments in clauses (b)(i) and (ii) above in the aggregate as consideration for the repurchase of Sponsor’s private placement shares; and

(iv) the Company shall pay or cause to be paid the Company Transaction Expenses.

(c)         As set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements:

(i) Sponsor shall be responsible for the payment of, and shall pay at or prior to the Closing, any and all Closing SPAC Payments or other payments required by the SPAC in connection with Closing that are not paid pursuant to this Section 8.14 at Closing, assuming that the Company has paid up to the Payment Cap in the aggregate pursuant to Section 8.14(b)(i)-(iii) above; and

(ii) the Sponsor Related Parties, the NRA Parties and the Anchor Investors acknowledged that upon the payments by the Company in Section 8.14(b) above, together with the retention by the Sponsor Related Parties, NRA Parties and Anchor Investors of an aggregate of 1,400,000 shares of Surviving PubCo Class A Common Stock at Closing, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to the NRA Parties, the Anchor Investors or the Sponsor Related Parties, including any Sponsor Advances and the Sponsor Note, shall be deemed paid in full, satisfied and terminated.

K.          The Merger Agreement is hereby revised and amended to add the following as Section 6.20:

SECTION 6.20 Statement of SPAC Transaction Expenses and other SPAC Liabilities. Set forth on Section 6.20 of the SPAC Disclosure Schedule is a true, correct and complete written statement setting forth (A) SPAC’s good faith estimates of each of the SPAC Transaction Expenses and other SPAC Liabilities (i) as of the Amendment Date and (ii) paid or required to be paid as of the Closing, and (B) SPAC’s good faith estimate of the amount of SPAC’s available working capital. Except as set forth in Section 6.20 of the SPAC Disclosure Schedule, there are no other SPAC Transaction Expenses or other SPAC Liabilities.

L.          The Merger Agreement is hereby revised and amended to add the following as Section 9.03(l):

(l) Sponsor Payments. At or prior to the Closing, Sponsor shall have paid any and all Closing SPAC Payments and other payments required by SPAC in connection with the Closing that are not paid by the Company, on behalf of SPAC and Surviving PubCo, pursuant to Section 8.14(c)(i), and shall have provided evidence reasonably acceptable to the Company of the same.

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ARTICLE II
Miscellaneous

Section 2.1          Ratification; Entire Agreement. This Amendment will not affect any terms of the Merger Agreement other than those amended by this Amendment and is only intended to amend, alter or modify the Merger Agreement as expressly stated herein. Except as amended by this Amendment, the Merger Agreement remains in full force and effect, enforceable against each of the Parties, and is hereby ratified and acknowledged by each of the Parties. The Merger Agreement (including the Schedules and Exhibits), as amended by this Amendment, represents the entire understanding and agreement of the Parties to this Amendment with respect to the subject matter of this Amendment, supersedes all prior negotiations between such Parties, and may not be amended, supplemented or changed orally but only by an agreement in writing signed by the Party or Parties against whom enforcement is sought and making specific reference to this Amendment. If there are any conflicts between this Amendment and the Merger Agreement, then this Amendment will govern and control.

Section 2.2          Certain Definitions. Capitalized terms not defined herein will have the meaning ascribed to such terms in the Merger Agreement.

Section 2.3          Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 2.4          Severability. In case any provision of this Amendment shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Amendment. In either case, the validity, legality and enforceability of the remaining provisions of this Amendment shall not in any way be affected or impaired thereby.

Section 2.5          Counterparts; Electronic Signature. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Delivery of executed counterparts by telecopy, email or portable document format (pdf) shall be effective as an original and shall constitute a representation that an original will be delivered if requested.

Section 2.6          Captions. The headings of this Amendment are inserted for convenience only, shall not constitute a part of this Amendment or be used to construe or interpret any provision hereof.

*            *            *

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first above written.

SWIFTMERGE ACQUISITION CORP.
By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer
SWIFTMERGE MERGER SUB LLC
By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer
SWIFTMERGE HOLDCO LLC
By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer

[Signature Page to
First Amendment to Merger Agreement]

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COMPANY:
ALEANNA ENERGY, LLC
By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer

[Signature Page to
First Amendment to Merger Agreement]

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Exhibit A

Form of A&R HoldCo LLC Agreement

[See attached]

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Annex B

FINAL FORM

CERTIFICATE OF INCORPORATION
of
ALEANNA, INC.
(a Delaware Corporation)

ARTICLE I
NAME

The name of the corporation is AleAnna, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name of its registered agent at such address is: The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”). The Corporation is being incorporated in connection with the domestication of Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC”), to a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of SPAC.

ARTICLE IV
STOCK

Section 4.1          Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•] shares, consisting of (i) [•] shares of common stock, divided into (a) [•] shares of Class A common stock, with the par value of $0.0001 per share (“Class A Common Stock”); (b) [•] shares of Class B common stock, with the par value of $0.0001 per share (“Class B Common Stock”); and (c) [•] shares of Class C common stock, with the par value of $0.0001 per share (“Class C Common Stock” and, together with Class A Common Stock and Class B Common Stock, “Common Stock”); and (ii) [•] shares of preferred stock, with the par value of $0.0001 per share (“Preferred Stock”).

Section 4.2            No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Class C LLC Units (as defined below) (together with the surrender for cancellation of all outstanding shares of Class C Common Stock), pursuant to the HoldCo LLC Agreement (as defined below), and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.3          Automatic Conversion of Class B Common Stock. All of the shares of Class B Common Stock that are outstanding immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of June 4, 2024, by and among the Corporation (f/k/a Swiftmerge Acquisition Corp., a Cayman Islands exempted company), HoldCo, Swiftmerge Merger Sub LLC, a Delaware limited liability company, and AleAnna Energy, LLC, a Delaware limited liability company) shall automatically convert into shares of Class A Common Stock on a one-for-one basis at the Effective Time.

Annex B-1

Section 4.4          Common Stock.

(a)         Voting Rights.

(i)          Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by applicable law and subject to Section 4.4(a)(ii), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, including any certificate of designations relating to any outstanding series of Preferred Stock, this “Certificate of Incorporation”) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation or under the General Corporation Law.

(ii)         (1) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class A Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class C Common Stock and (2) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class C Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class A Common Stock.

(iii)        Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of one or more outstanding series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such one or more series of Preferred Stock).

(b)         Dividends; Stock Splits or Combinations.

(i)          Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference senior to or the right to participate with Class A Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board”) in its discretion may determine.

(ii)         Except as provided in Section 4.4(b)(iii) with respect to a Stock Adjustment (as defined below), dividends of cash or property may not be declared or paid on shares of Class C Common Stock.

(iii)        In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock is made in the same proportion and the same manner and (b) a corresponding Stock Adjustment on the Class A LLC Units (as defined below) or the Class C LLC Units, as applicable, is made in the same proportion and in the same manner. Stock dividends with respect to each class of Common Stock may only be paid in shares of stock of the same class of Common Stock.

Annex B-2

(c)         Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment of the preferential amounts, if any, to which the holders of any one or more series of Preferred Stock then outstanding are entitled pursuant to this Certificate of Incorporation, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their Class C LLC Units (together with the surrender for cancellation of a corresponding number of shares of Class C Common Stock) for shares of Class A Common Stock in accordance with the HoldCo LLC Agreement, the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)         Transfer of Class C Common Stock. The transfer of one or more Class C LLC Units by a holder thereof in accordance with the HoldCo LLC Agreement shall result in the automatic transfer of an equal number of shares of Class C Common Stock held by the same holder to the same transferee. No holder of Class C Common Stock shall transfer any share of Class C Common Stock other than with a corresponding Class C LLC Unit in accordance with the HoldCo LLC Agreement. If any outstanding share of Class C Common Stock ceases to be held by a holder of a corresponding Class C LLC Unit, such share shall automatically, and without further action on the part of the Corporation or any holder of Class C Common Stock, be cancelled for no consideration.

(e)         Exchange and Cancellation of Class C Common Stock. To the extent that a holder of Class C Common Stock exchanges its Class C LLC Units with a corresponding number of shares of Class C Common Stock for shares of Class A Common Stock in accordance with the HoldCo LLC Agreement, the shares of Class C Common Stock so exchanged shall automatically, and without further action on the part of the Corporation or any holder of Class C Common Stock, be cancelled for no consideration.

(f)          Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C LLC Units and a corresponding number of shares of Class C Common Stock pursuant to the HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C LLC Units and all outstanding shares of Class C Common Stock pursuant to the HoldCo LLC Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such LLC Units and a corresponding number of shares of Class C Common Stock pursuant to the HoldCo LLC Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

(g)         Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class C LLC Units of their right under the HoldCo LLC Agreement to exchange their Class C LLC Units and a corresponding number of shares of Class C Common Stock for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Class C LLC Units and the corresponding number of shares of Class C Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person (as defined below) in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

Annex B-3

Section 4.5          Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional, special or other rights, if any, and any qualifications, limitations or restrictions, if any, thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do, which authority is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional, special or other rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions, if any, thereof may differ from those of any and all other series of Preferred Stock at any time outstanding.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1          Number of Directors.

(a)         The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.5 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, be five (5) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(b)From and after the election of the initial Directors by the incorporator in accordance with Section 108(a) of the General Corporation Law (the “Classification Effective Time”) and until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), and subject to the succeeding provisions of this Section 5.1(b) and Section 5.1(d) of this Article V, the Directors (other than any Preferred Stock Directors (as defined below)) shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two (2) Directors each and Class III shall initially consist of one (1) Director. The Board is hereby expressly authorized to assign members of the Board (other than any Preferred Stock Directors) already in office to such classes at the Classification Effective Time. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the Classification Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Classification Effective Time; and the initial Class III Director shall serve for a term expiring at the third annual meeting of stockholders following the Classification Effective Time. Directors elected to replace initial Class I, Class II or Class III Directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Immediately prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Board shall terminate, and each Director shall be elected to serve a term of one year, with each Director’s term to expire at the next annual meeting of stockholders.

(c)         A Director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office. Directors need not be stockholders.

(d)         During any period when the holders of any outstanding series of Preferred Stock have the right to elect one or more Directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors

Annex B-4

shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the relevant series of Preferred Stock shall be entitled to elect the relevant Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock; and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by this Certificate of Incorporation, whenever the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Stock Directors are divested of such right pursuant to the provisions of this Certificate of Incorporation, the terms of office of all such Preferred Stock Directors elected by the holders of such series Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

Section 5.2          Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

Section 5.3          Resignations and Removal of Directors.

(a)         Any Director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b)         Subject to the rights of the holders of one or more outstanding series of Preferred Stock to elect and remove one or more Preferred Stock Directors, (i) prior to the Trigger Date, the Board or any individual Director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of Directors, and (ii) from and after the Trigger Date, any Director, or the entire Board, may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote at an election of Directors; provided, however, that in each case, whenever the holders of any class or series are entitled to elect one or more Directors pursuant to this Certificate of Incorporation (including any Preferred Stock Directors), with respect to the removal without cause of a Director or Directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

ARTICLE VI
STOCKHOLDER ACTION

Section 6.1          Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) until the Trigger Date, by an action by written consent in lieu of a meeting with the approval of the holders of outstanding shares of the capital stock of the Corporation having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of the capital stock of the Corporation entitled to vote thereon were present and voted.

Annex B-5

Section 6.2          Meetings of Stockholders.

(a)         An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Board shall determine.

(b)         Subject to any rights of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation, the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or, prior to the Trigger Date, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c)         Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.3          No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

ARTICLE VII
LIABILITY OF DIRECTORS AND OFFICERS

Section 7.1          No Personal Liability. No Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law as presently in effect or as the same may hereafter be amended. No amendment, modification, repeal or elimination of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment, modification, repeal or elimination.

Section 7.2          Right to Indemnification.

(a)         To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal, modification or elimination of this Section 7.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director, officer, employee or agent of the Corporation (or any other person) under this Section 7.2(a) in effect at the time of the alleged occurrence of any act or omission to act giving rise to indemnification.

(b)         This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

(c)         The Corporation shall have the power to purchase and maintain Directors’ and officers’ liability insurance coverage, on terms reasonably satisfactory to the Board, to the fullest extent permitted by applicable law covering, among other things, violations of federal or state securities laws.

Section 7.3          Amendment or Repeal. Any amendment, repeal, modification or elimination of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director or officer occurring before such amendment, adoption, repeal, modification or elimination.

Annex B-6

ARTICLE VIII
AMENDMENT

Section 8.1          Amendment of Certificate of Incorporation. Subject to Sections 4.4 and 4.5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, prior to the Trigger Date no provision of Section 5.2, Section 5.3, Section 6.1, Section 6.2, Article VII, Section 8.2, Article IX or Article XI may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by applicable law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by applicable law, the affirmative vote of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 8.2          Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

ARTICLE IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1          Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (v) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, this Article IX shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, or amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 9.2          Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Annex B-7

ARTICLE X
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

ARTICLE XI
CORPORATE OPPORTUNITY

Section 11.1        Corporate Opportunities.

(a)         In recognition and anticipation that (i) certain Directors, principals, officers, employees and/or other representatives of Bluescape Resources Company LLC (“Bluescape”) and its Affiliates (as defined below) may serve as Directors, officers, employees or agents of the Corporation, (ii) Bluescape and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.

(b)         None of (i) Bluescape or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.1(c) of this Article XI. Subject to Section 11.1(c) of this Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(c)         Notwithstanding the foregoing provisions of this Article XI, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 11.1(b) of this Article XI shall not apply to any such corporate opportunity.

(d)         In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 11.2        Amendments. Neither the amendment, modification, repeal or elimination of this Article XI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment, modification, repeal, elimination or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the Bylaws or applicable law.

ARTICLE XII
SECTION 203 OF THE GENERAL CORPORATION LAW

The Corporation shall not be governed by or subject to Section 203 of the General Corporation Law.

ARTICLE XIII
DEFINITIONS

As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates unless and during such time that such stockholder holds a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b)         “Class A LLC Unit” means a Class A Unit (as defined in the HoldCo LLC Agreement).

(c)         “Class C LLC Unit” means a Class C Unit (as defined in the HoldCo LLC Agreement).

(d)         “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(e)         “HoldCo” means Swiftmerge HoldCo LLC, a Delaware limited liability company, or any successor thereto.

(f)          “HoldCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of HoldCo, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

(g)         “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
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ARTICLE XIV
INCORPORATOR

The incorporator of the Corporation is [•], whose mailing address is [•].

[Remainder of page intentionally left blank.]

Annex B-10

IN WITNESS WHEREOF, this Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on this [•] day of [•], 2024.

By:
Name:	[•]
Title:	[•]

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Annex C

FINAL FORM

BYLAWS

OF

ALEANNA, INC.
(a Delaware corporation)

Article I
CORPORATE OFFICES

Section 1.1          Registered Office. The registered office of AleAnna, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) shall be fixed in the Certificate of Incorporation of the Corporation (as amended, amended and restated, supplemented or otherwise modified from time to time, including any certificate of designations relating to any outstanding series of Preferred Stock, the “Certificate of Incorporation”).

Section 1.2          Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by applicable law, at such other place or places, either within or without the State of Delaware, as the Board of Directors of Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1           Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms then expire and for the transaction of such other business as may properly come before such meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors at any time in advance of such meeting.

Section 2.2          Special Meeting. Except as otherwise required by applicable law, special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation. Except as otherwise required by applicable law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 2.3          Notice of Stockholders’ Meetings.

(a)Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, given in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”), of the meeting, which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

(b)         When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting

Annex C-1

are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with subsection (a) of this section. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.5(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4          Organization.

(a)         Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)         The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate, which need not be in writing. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made, pursuant to Section 2.10(a)(ii)(C)(1) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5          List of Stockholders. The Corporation shall prepare, no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6          Quorum. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present

Annex C-2

in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Section 2.7          Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8          Voting.

(a)         Except as otherwise required by applicable law, in the event of a plurality pursuant to Section 3.2 hereof for the election of directors, or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b)         Except as otherwise required by applicable law, the Certificate of Incorporation, these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.9          Proxies. Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. If voting by proxy, such proxy must be compliant with Rule 14a-19 promulgated under the Exchange Act, if solicited in support of a director nominee other than a nominee of the Board of Directors or the Corporation and such proxy must submitted in accordance with the procedures for the meeting. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.10        Notice of Stockholder Business and Nominations.

(a)         Annual Meeting.

(i)          Nominations of one or more persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders at an annual meeting of stockholders may be made only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized

Annex C-3

committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(ii)         For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, (A) the stockholder must have given timely notice thereof in writing and in proper form to the Secretary of the Corporation, (B) the stockholder must have provided the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.10, including, without limitation, the completed and signed questionnaire required of all of the Corporation’s directors, (C) the stockholder must provide any updates or supplements to such notice at the times and in the manner required by this Section 2.10, and (D) in the case of business other than nominations, such business must be a proper subject for stockholder action under applicable law. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(iv) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(iv)) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. To be in proper form, such stockholder’s notice shall set forth:

(A)As to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed in a proxy statement or other filing to be made in connection with the solicitation of proxies in support of such nomination to be brought before the meeting, in each case pursuant to and in accordance with Regulation 14A (or any successor provision) under the Exchange Act; (2) a completed and signed questionnaire, representation and agreement in a form provided by the Corporation, which form the stockholder must request from the Secretary of the Corporation in writing with no less than 7 days advance notice; (3) a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (x) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (y) is not and will not become a party to any

Annex C-4

agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (z) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past two (2) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates or associates, on the one hand, and each proposed nominee, and his or her respective affiliates or associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (5) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; provided, however, that, in addition to the information required in the stockholder’s notice pursuant to this Section 2.10(a)(ii)(A), such person shall also provide the Corporation such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director;

(B)         as to any other business that the stockholder proposes to bring before the meeting, (A) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including, without limitation, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made and (B) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposal to be brought before the meeting pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(C)         as to the stockholder of record giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1)         the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;

(2)(A) the class or series and number of shares of stock of the Corporation which are, directly or indirectly, owned of record by such stockholder or beneficial owner, (B) any option warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or

Annex C-5

indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such stockholder or beneficial owner, each as of the date of the notice, (C) a complete and accurate description of any agreement, arrangement or understanding between or among such stockholder and such beneficial owner, on the one hand, and any other person or persons, on the other hand, in connection with such stockholder’s director nomination and the name and address of any other person(s) or entity or entities known to the stockholder to financially support such nomination, (D) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote, directly or indirectly, any shares of the Corporation, (E) any short interest in any security of the Corporation held by such stockholder or beneficial owner (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security of the Corporation if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, (G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such stockholder or beneficial owner (x) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (y) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (H) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household, (I) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, and (J) a representation that the stockholder will notify the Corporation in writing within five business days after the record date (provided that a public announcement of such record date is made on or before such record date) for such meeting of the class or series and number of shares of stock of the Corporation owned of record by such stockholder or beneficial owner as of the record date for the meeting;

(3)         any other information relating to such stockholder or such beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(4)         a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

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(5)         a representation as to whether or not such stockholder or such beneficial owner intends or is part of a group which intends (A) to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or, in the case of a nomination or nominations, at least the percentage of the voting power of the Corporation’s outstanding stock reasonably believed by the stockholder or such beneficial owner, as the case may be, to be sufficient to elect such nominee or nominees, (B) otherwise to solicit proxies or votes from stockholders in support of such nomination or nominations and/or (C) to solicit proxies in support of any proposed nominee or nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and the rules and regulations promulgated thereunder; and

(6)         if the notice relates to any business other than a nomination or nominations of a director or directors that the stockholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (B) the text of the proposal or business (including, without limitation, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (C) a complete and accurate description of all agreements, arrangements and understandings between or among such stockholder and such beneficial owner, if any, on the one hand, and any other person(s) (including, without limitation, the names and addresses of such other person(s) or entity or entities), on the other hand, in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposal to be brought before the meeting pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(iii)        Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date (provided that a public announcement of such record date is made on or before such record date) for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.

(iv)        This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(v)         Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days prior to the last day a stockholder may deliver a notice in accordance with (ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to a nominee nominees for any new position or positions

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created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made.

(b)         Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors (or any authorized committee thereof) or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this clause (b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above on a timely basis as provided in this Section 2.10(b); or (iii) in the case of a special meeting called by stockholders in accordance with the Certificate of Incorporation, by any stockholder of the Corporation pursuant to Section 2.2. In the event a special meeting of stockholders is called (other than by stockholders in accordance with the Certificate of Incorporation) for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this clause (b) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominee or nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)         General.

(i)          Except as otherwise required by applicable law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by applicable law, each of the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including, without limitation, whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a) (ii) (D) (4) of this Section 2.10). If any information or representation submitted pursuant to this Section 2.10 by any stockholder proposing a nominee or other business at a meeting of stockholders, including any information or representation from a nominee, shall be inaccurate in any material respect, such information or representation may be deemed to not be not in compliance with this Section 2.10. In the event of such non-compliance, then except as otherwise required by applicable law, the Board of Directors or the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by applicable law, or otherwise determined by the chairman of the meeting, if the stockholder does not provide the information required under this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by applicable law, or otherwise determined by the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 or Rule 14a-9 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect

Annex C-8

of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii)         Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by applicable law, no stockholder shall solicit proxies in support of any nominees other than the Corporation’s nominees unless such stockholder has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies. If (A) any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) such stockholder subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or (3) under the Exchange Act (as determined by the Board of Directors or an officer designated thereby), then the nomination of each such person shall be disregarded and the Corporation shall disregard any proxies for any such nominee on the Corporation’s proxy card other than the Corporation’s nominees, notwithstanding that any such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy material for such meeting and notwithstanding that proxies or votes in respect of the election of such nominee may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Secretary of the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(iii)        For the avoidance of doubt, a stockholder proposing a nominee for election as a director shall have no right to (A) nominate a number of nominees that exceed the number of directors to be elected at the meeting or (B) substitute or replace any nominee nominated by such stockholder unless such substitute or replacement is nominated in accordance with this Article II (including the timely provision of all information and representations with respect to such substitute or replacement nominee in accordance with the deadlines set forth in this Article II). If the Corporation provides notice to a stockholder that the number of nominees proposed by such stockholder exceeds the number of directors to be elected at a meeting, the stockholder must provide written notice to the Corporation within five business days of the stockholder’s receipt of such notice stating the names of the nominees that have been withdrawn so that the number of nominees proposed by such stockholder no longer exceeds the number of directors to be elected at a meeting. If any person who is nominated in accordance with this Article II becomes unwilling or unable to serve on the Board of Directors, then the nomination with respect to such person shall no longer be valid and no votes may validly be cast for such person.

(iv)        For purposes of this Section 2.10, the “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

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Section 2.11        Action by Written Consent.

(a)         Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation or until such time as the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, such a consent must be delivered to the Corporation in accordance with Section 228(d) of the DGCL; provided, however, that the Corporation has not designated, and shall not designate, any information processing system for receiving such consents. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with this Section 2.11 within 60 days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(b)         If action by consent in lieu of a meeting of stockholders has been taken by stockholders by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for notice of the meeting were the record date for the action by consent.

Section 2.12        Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by applicable law, appoint one or more inspectors of election to act at the meeting of stockholders or any adjournment thereof and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by applicable law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

Such inspectors shall:

(a)         determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;

(b)         determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(c)         count and tabulate all votes and ballots; and

(d)         certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Section 2.13        Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or

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hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.14        Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall, to the fullest extent permitted by applicable law, not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

Article III
DIRECTORS

Section 3.1          Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 3.2          Number, Term of Office and Election.

(a)         Subject to the rights of the holders of any outstanding series of Preferred Stock to elect directors under specified circumstances as set forth in the Certificate of Incorporation, the number of directors shall be fixed from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized (hereinafter referred to as the “Whole Board”). The election and term of director shall be as set forth in the Certificate of Incorporation.

(b)         Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

(c)         Each director shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3          Vacancies and Newly Created Directorships. Subject to applicable law and the rights of holders of any series of Preferred Stock then outstanding as set forth in the Certificate of Incorporation, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled in accordance with the Certificate of Incorporation.

Section 3.4          Resignations and Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.5          Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

Section 3.6          Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered

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personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7          Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8          Quorum and Voting. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9          Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10       Chairman of the Board. The Chairman of the Board of Directors shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11        Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of applicable law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12        Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13       Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, the director or directors in attendance at a meeting of the Board of Directors thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

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Article IV
COMMITTEES

Section 4.1          Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and make such reports as the Board of Directors may from time to time request.

Section 4.2          Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of applicable law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.

Article V
OFFICERS

Section 5.1          Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, resignation or removal. Any number of offices may be held by the same person. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 5.2          Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3          Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4          Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board

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of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.

Section 5.5          Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Chairman of the Board of Directors, Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6          Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all monies and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time determine.

Section 5.7          Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.8          Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.

Section 5.9          Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, Chief Financial Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 5.10        Contracts and Other Documents. The Chief Executive Officer, Chief Financial Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any committee thereof given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 5.11        Ownership of Equity Interests or other Securities of Another Entity. Except with respect to Seiftmerge HoldCo LLC, a Delaware limited liability company and any successor thereto, unless otherwise directed by the Board of Directors, Chief Executive Officer, Chief Financial Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

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Section 5.12        Delegation. The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

Article VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.4 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 6.2          Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VI (which shall be governed by Section 6.4) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, or in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses to by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 6.1 and Section 6.2 or otherwise.

Section 6.3          Indemnification for Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.4 (notwithstanding anything to the contrary therein); provided, however, that, any indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 6.1 and this Section 6.3 only if such indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

Section 6.4          Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be

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entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 6.5          Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of the Certificate of Incorporation or these Bylaws, or otherwise.

Section 6.6          Insurance. The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.7          Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by applicable law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.

Section 6.8          Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration, repeal or elimination of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration, repeal, or elimination.

Section 6.9          Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 6.10        Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.11        Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI.

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Article VII
CAPITAL STOCK

Section 7.1          Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, or an Assistant Treasurer or Assistant Secretary, certifying the number and class of shares of stock owned by such stockholder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2          Transfers of Stock. Except or otherwise required by applicable law or the Certificate of Incorporation, transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 7.3          Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.4          Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 7.5          Record Date for Determining Stockholders.

(a)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record

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date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)         Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken was delivered to the Corporation in accordance with Section 2.11. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action without a meeting, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 7.6          Regulations. To the fullest extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 7.7          Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
GENERAL MATTERS

Section 8.1          Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 8.2          Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3          Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4          Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

Section 8.5          Electronic Signatures, etc. Except as otherwise required by the Certificate of Incorporation or these Bylaws (including, without limitation, as otherwise required by Section 2.14), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation

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or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

Article IX
AMENDMENTS

Section 9.1          Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, and in addition to any other vote required by law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on [•], 2024.

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Annex D

FINAL FORM

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SWIFTMERGE HOLDCO LLC

A Delaware limited liability company

dated as of [•], 2024

THE LIMITED LIABILITY COMPANY INTERESTS IN SWIFTMERGE HOLDCO LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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Annex D-iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF SWIFTMERGE HOLDCO LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Swiftmerge HoldCo LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2024, is entered into by and among the Members that are party hereto, AleAnna, Inc., a Delaware corporation (f/k/a Swiftmerge Acquisition Corp.) (the “Manager”), and each other Person as may become a Member from time to time in accordance with the terms of this Agreement and the Act.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “Swiftmerge HoldCo LLC” by the filing of a Certificate of Formation (together with any amendments, the “Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on May 14, 2024;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Limited Liability Company Agreement, dated as of May 14, 2024 (the “Initial Operating Agreement”); and

WHEREAS, in connection with the Agreement and Plan of Merger, by and among the Company, the Manager, Swiftmerge Merger Sub LLC, a Delaware limited liability company, Swiftmerge HoldCo LLC, a Delaware limited liability company, and AleAnna Energy, LLC, a Delaware limited liability company, dated as of June 4, 2024 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Merger Agreement”), the Members and the Manager desire to amend and restate the Initial Operating Agreement in its entirety, with this Agreement superseding and replacing the Initial Operating Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.
GENERAL PROVISIONS

Section 1.1 Formation. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation, pursuant to the Act on May 14, 2024.

Section 1.2 Name. The name of the Company is “Swiftmerge HoldCo LLC.” The Company may also conduct business at the same time under one or more fictitious names in the discretion of the Manager. The Company may change its name, from time to time, in accordance with Law.

Section 1.3 Principal Place of Business; Other Places of Business. The principal business offices of the Company shall be in such location or locations as may be designated by the Manager from time to time. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Manager deems advisable.

Section 1.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5 Term. The term of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, and applicable state and local, income tax purposes,

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and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7 Business Purpose. The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act.

Section 1.8 Powers. The Company will possess and subject to any express limitations thereon in this Agreement, may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

Section 1.9 Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business. If requested by the Manager, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Manager deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Manager to be necessary or appropriate) to be made by the Company.

Section 1.10 Representations and Warranties by the Members.

(a) Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Non-Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it has acquired its interest in the Company for its own account and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself.

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(d) ERISA. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that no interest in the Assets is being acquired by or on behalf of any entity that holds “plan assets” pursuant to the U.S. Department of Labor Regulations set forth at 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, for purposes of ERISA and/or Code Section 4975, or pursuant to any non-U.S., federal, state, or local laws or regulations that are similar in purpose and intent to ERISA and/or Code Section 4975 (“ERISA Similar Law”).

(e) Survival of Representations and Warranties. The representations and warranties contained in Section 1.10(a), Section 1.10(b), Section 1.10(c), and Section 1.10(d) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(f) No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Manager have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Modification of Representations and Warranties. The Manager may permit the modification of any of the representations and warranties contained in Section 1.10(a), Section 1.10(b), and Section 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Section 1.11 LLC Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 1.12 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally (whether to the Company, any of the other Members, the creditors of the Company or any other third party) for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE II.
UNITS; CAPITAL CONTRIBUTIONS

Section 2.1 Units.

(a) Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b) Classes. The Units are initially divided into:

(i) “Class A Units,” which are issuable solely to the Manager and such other Persons as the Manager shall determine;

(ii) “Class C Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii) Other Classes of Units. The Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

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Section 2.2 Capital Contributions of the Members; No Deficit Restoration Obligation.

(a) Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Manager, right to make any other Capital Contributions or any loans to the Company.

(b) No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Section 2.4 Issuances of Additional Units. Subject to Section 2.5 and the rights of any Member set forth in a Unit Designation:

(a) General. The Company may issue additional Units for any Company purpose at any time or from time to time to the Members (including, subject to Section 2.4(b), the Manager) or any other Person and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company. Subject to the other provisions of this Agreement, any additional Units may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Manager in its sole discretion and set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”). Upon the issuance of any additional Unit, the Manager shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. The Company may reissue any Units that have been repurchased or acquired by the Company. Except as expressly provided in this Agreement or other written agreement of the Company, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit or Equivalent Unit in the Company.

(b) Issuances to the Manager. No additional Units shall be issued to the Manager unless at least one of the following conditions is satisfied:

(i) The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii) The additional Units are (x) Class A Units (A) issued in connection with an issuance of Class A Common Stock or (B) issued with appropriate adjustments to the Exchange Rate, in the case of clause (B), in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Manager (other than Common Stock), and, in each case, the Manager contributes to the Company the net proceeds (if any) received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Manager;

(iii) There is a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction;

(iv) The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Manager; or

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(v) The additional Units are issued in accordance with the express terms of Section 2.5(g) or any of the other provisions of this Article II (other than Section 2.4(a)).

(c) Issuances of Class C Units. No additional Class C Units shall be issued except in the event of a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction.

(d) No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

(e) Certificates. Initially, none of the Units will be represented by certificates. If the Manager determines to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable by the Manager to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 2.4(e) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

Section 2.5 Additional Funds and Additional Capital Contributions

(a) General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b) Additional Capital Contributions. The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c) Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d) Issuance of Securities by the Manager.

(i) Unless otherwise agreed to by the Members, after the completion of the SPAC Transaction, subject to Section 2.5(d)(ii), Section 2.5(d)(iii), and Article XI, the Manager shall not issue any additional Capital Stock or New Securities unless the Manager contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be), and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, or (ii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Manager, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equal number of Class A Units or other Equivalent Units shall be issued to the Manager. It is the intent of the parties that the Manager will always own Units equivalent in number and rights to its outstanding Capital Stock, except as provided pursuant to Section 11.4, and the parties hereby acknowledge that the Manager may make reasonable adjustments to its own capitalization, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to effect such parity.

(ii) New Securities that are derivative securities issued under any Incentive Compensation Plan of the Manager shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised for Capital Stock of the Manager.

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(iii) Section 2.5(d)(i) shall not apply to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Capital Stock or New Securities of the Manager under a “poison pill” or similar shareholders rights plan, but shall apply to the issuance of Capital Stock or New Securities of the Manager in connection with the exercise or settlement of such rights.

(e) Reimbursement of Issuance Expenses. If the Manager issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Manager’s expenses associated with such issuance.

(f) Repurchase or Redemption of Capital Stock. If any shares of Capital Stock or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Manager, then the Manager shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class C Units, or Equivalent Units held by the Manager, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

(g) Reinvestment of Excess Cash. Notwithstanding anything to the contrary in this Agreement, if the Manager (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Manager to meet or pay its U.S. federal, state and local Tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Manager may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Class A Units, and in the case of clause (B), the Manager may distribute to the holders of Class A Common Stock an amount of shares of Class A Common Stock corresponding to the Class A Units issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Class A Units of the Company that were issued to the Manager.

(h) Redemptions of Units of the Manager. Notwithstanding anything to the contrary in this Agreement, the Company may redeem Units from the Manager for cash to fund any direct or indirect acquisition by the Manager of another Person; provided that, promptly after such redemption and acquisition, the Manager contributes or causes to be contributed, directly or indirectly, such Person or the material assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

ARTICLE III.
DISTRIBUTIONS

Section 3.1 Distributions Generally.

(a) Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Manager to the Members pro rata in accordance with the number of their Units.

Section 3.2 Tax Distributions.

(a) Generally. If the amount distributed to a Member pursuant to Section 3.1, in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability in respect of such Fiscal Year, the Company shall distribute an amount of Available Cash to the Members, pro rata in accordance with the number of Units owned (subject to any Unit Designation), such that each Member receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”); provided that notwithstanding any distributions pursuant to Section 3.1 or any other provision of this Agreement, the amounts required to be distributed as Tax Distributions under this Section 3.2(a) shall be an amount such that the Manager receives at least an amount equal to the Manager Tax-Related Liabilities with respect to such Fiscal Year. Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made pro rata in accordance with Units.

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(b) Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i) the sum of (A) the net taxable income and gain allocated to that Member from the Company for U.S. federal income tax purposes in the Fiscal Year and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code Sections 707(c) (but not including guaranteed payments for services within the meaning of Code Sections 707(c)), 951(a), and 951A(a); multiplied by

(ii) unless otherwise determined by the Company, the combined effective U.S. federal, state, and local rate of tax applicable to the Manager for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by taking into account (w) the character of the income or gain, (x) any allocations under Code Section 704(c), (y) any special basis adjustments resulting from any election under Section 754 of the Code, including adjustments under Code Sections 732, 734(b) or 743(b), and (z) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year. In addition, the Company shall adjust a Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c) Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2; provided that, if necessary for the Manager to timely satisfy any Manager Tax-Related Liabilities, the Company shall make estimated Tax Distributions on a more frequent basis. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d) Impact of Insufficient Available Cash. If the amount of estimated or final Tax Distributions to be made exceeds the amount of the Available Cash as of the time of such estimated or final Tax Distribution, the Tax Distribution to which each Member is entitled pursuant to Section 3.2(a) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of such reduction with respect to each Member, such Member’s “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i) First, to the Manager in an amount equal to the full amount of its Tax Distribution; and

(ii) Second, to the Members other than the Manager pro rata in accordance with their Units (subject to any Unit Designation) in an aggregate amount such that each such Member has received distributions pursuant to this Section 3.2(d)(ii) that is not less than its Assumed Tax Liability.

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent periods (in the event of estimated Tax Distributions) or Fiscal Years (in the event of final Tax Distributions), as applicable, and distributions will be made to resolve such amounts, in accordance with the foregoing order of priority when and to the extent that the Company has sufficient Available Cash (for the avoidance of doubt, taking into account any cash required to make Tax Distributions in respect of subsequent periods or Fiscal Years). Any outstanding Tax Distribution Shortfall Amounts must be resolved prior to making (or must be taken into account in making) any distribution under Section 3.1 or Section 9.3(a).

(e) Tax Distributions Treated as Advances. Any Tax Distributions made pursuant to this Section 3.2 shall be treated as an advance on distributions under Section 3.1 or Section 9.3(a)(iii).

(f) No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with a Liquidating Event or the liquidation of a Member’s Units in the Company.

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Section 3.3 Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4 Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Manager is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5 Other Distribution Rules.

(a) Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b) Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c) Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

(d) Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code Section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e) Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

ARTICLE IV.
MANAGEMENT AND OPERATIONS

Section 4.1 Management.

(a) Authority of Manager.

(i) Except as otherwise provided in this Agreement, the Manager shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Manager deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to this Section 4.1 and any other applicable provisions of this Agreement, the Manager may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

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(ii) The Manager shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Manager, no Member or Person other than the Manager shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii) Subject to the rights of any Member set forth in Section 4.1(f) or elsewhere in this Agreement, any determinations to be made by the Company pursuant to this Agreement shall be made by the Manager, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(iv) The Manager shall constitute a “manager” (as that term is defined in the Act) of the Company.

(v) The Manager may not be removed as the Manager of the Company by the Members, with or without cause. AleAnna, Inc. shall not resign as, cease to be or be replaced as the Manager except in compliance with this Section 4.1(a)(iv). No removal, termination or resignation of AleAnna, Inc. as Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of AleAnna, Inc., its successor (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than AleAnna, Inc. (or its successor, as applicable) as Manager shall be effective unless AleAnna, Inc. (or its successor, as applicable) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against AleAnna, Inc. (or its successor, as applicable) and the new Manager (as applicable), to cause (a) AleAnna, Inc. to comply with all of its obligations under this Agreement (including under Article XI) other than those that must necessarily be taken in its capacity as Manager and (b) the new Manager to comply with all the Manager’s obligations under this Agreement.

(b) Appointment of Officers. The Manager may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Manager deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Manager from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Manager. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c) No Participation by Members. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law and subject to Section 4.1, no Member (acting in such capacity) shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. No Member, as such, shall have the power to bind the Company.

(d) Bankruptcy. Only the Manager may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e) Amendment of Agreement. All amendments to this Agreement must be approved by the Manager. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Manager shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) To add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

(ii) To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

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(iii) To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv) To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v) To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi) If the Company is the Surviving Company in any Termination Transaction, to modify Section 10.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.6(b)(iii); and

(vii) To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Manager and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f) Certain Amendments and Actions Requiring Member Consent.

(i) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Member holding Common Units that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Members holding Common Units will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 9.3(a)(iii), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for U.S. federal income tax purposes (other than in connection with a Termination Transaction), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Member holding Common Units that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series. If some, but not all, of the Members consent to such an amendment or action, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

(ii) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Member holding Common Units (other than the Manager) that would be adversely affected by such amendment or action if such amendment or action would (A) increase the liabilities of any Member hereunder (including amendments of Section 4.6 or Section 4.7 that would increase liabilities or decrease protections for a Member), modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (B) adversely alter a Member’s rights to Transfer Units pursuant to Article VII, (C) adversely alter the rights of any applicable Member to exchange Exchangeable Units pursuant to Article XI or Annex E, (D) adversely alter the rights of a Member pursuant to Section 2.4 and Section 2.5 or (E) amend this Section 4.1(f)(ii).

(g) Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2 Tax Actions. All tax-related actions, decisions, or determinations (or failure to take any available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Manager; provided, however, any action, decision, or determination that could reasonably be expected to have a material consequence to the Class C

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Members that is disproportionately adverse to them as compared to the Manager shall not be taken without the prior written consent of the Company Unitholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.3 Compensation and Reimbursement of Manager.

(a) General. The Manager shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b) Reimbursement of Manager. The Company shall be liable for, and shall reimburse the Manager on an after-tax basis at such intervals as the Manager may determine, all:

(i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Manager;

(ii) expenses of the Manager incidental to being a public reporting company (including, without limitation public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, accounting fees, legal fees, SEC and FINRA filing fees and offering expenses);

(iii) fees and expenses related to the IPO or any subsequent public offering of equity securities of the Manager or private placement of equity securities of the Manager (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv) franchise and similar taxes of the Manager and other fees and expenses in connection with the maintenance of the existence of the Manager;

(v) customary compensation and benefits payable by the Manager, and indemnities provided by the Manager on behalf of, the officers, directors, and employees of the Manager; and

(vi) reasonable expenses paid by the Manager on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Manager with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Manager as a result of indemnification pursuant to Section 4.7.

Section 4.4 Outside Activities.

(a) Limitation on Outside Activities of Manager. The Manager shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Manager, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of the Company and its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to the Company and its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of the Company and its Subsidiaries) to the Company and its Subsidiaries, (x) holding any cash or property (but not operating any property or business), (xi) indemnifying officers, directors, members of management, Managers, employees, consultants, or independent contractors of the Manager, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its stockholders, (xiv) holding director and stockholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Manager, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Manager and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Manager).

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(b) Outside Activities of Members.

(i) Subject to (x) any agreements entered into pursuant to Section 4.5, and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Manager, the Company or a Subsidiary, any Member (but, with respect to the Manager, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company, and, in any such case, need not (A) first offer the Company or any of its Subsidiaries an opportunity to participate in such business interests or activities or (B) account to the Company or any of its Subsidiaries with respect to such business interests or activities.

(ii) None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Manager, the Company or a Subsidiary, no Member (other than the Manager) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5 Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Manager or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Manager. Without limiting the foregoing, but subject to Section 4.1(f) and Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Manager or to Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Manager may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Manager, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Manager, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6 Limitation on Liability.

(a) General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud or intentional misconduct by the Indemnitee.

(b) Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever the Manager or the Company is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c) Outside Counsel. The Manager may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Manager on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Manager will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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(d) Duties of Members. Other than obligations of Members explicitly set forth in this Agreement, no Member (other than the Manager in its capacity as a manager), including any Member who may be deemed to be a controlling Member under applicable Law (other than the Manager in its capacity as a manager), shall owe any duty (of loyalty, care or otherwise) to the Company or to any other Member solely by reason of being a Member. With respect to each matter requiring approval of a Majority-in-Interest of the Members, each Member having voting rights may grant or withhold such Member’s vote under this Agreement, in such Member’s sole judgment, as directed or otherwise determined by such Member, without regard to the interests of any other Member or of the Company, and no Member shall have any duty to represent or act in the best interests of the Company or any other Member.

Section 4.7 Indemnification.

(a) General. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the Manager applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c) Nature of Rights. The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the Manager, an Affiliate of the Manager, the Tax Representative, the Designated Individual, or an officer or director of the Manager, the Company, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Manager that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

(d) Breaches. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4.7 will (i) limit or waive any claims against, rights to sue or other remedies or recourse the Company, any Member or any other Person may have against an Indemnitee for a breach of contract claim relating to any binding agreement to which any Indemnitee is a party (including, where applicable, this Agreement) or (ii) entitle any such Indemnitee to be indemnified or advanced expenses with respect to such a breach.

(e) Severability. If this Section 4.7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each applicable Indemnitee pursuant to this Section 4.7 to the fullest extent permitted by any applicable portion of this Section 4.7 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE V.
BOOKS AND RECORDS

Section 5.1 Books and Records.

(a) General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b) Specific Records. In particular, the Company shall maintain:

(i) A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Manager may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Manager shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii) A copy of the Certificate of Formation and this Agreement and all amendments thereto.

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Section 5.2 Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3 Inspection; Confidentiality. The Manager may keep confidential from the Members (or any of them) for such period of time as the Manager determines to be reasonable, any information (a) that the Manager believes to be in the nature of trade secrets, (b) the disclosure of which the Manager in good faith believes is not in the best interests of the Company or the Manager, or (c) that the Company or the Manager is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4 Information to Be Provided by Manager to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Manager as soon as practicable after such mailing or electronic delivery.

ARTICLE VI.
TAX MATTERS, ACCOUNTING, AND REPORTING

Section 6.1 Tax Matters.

(a) Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b) Other Tax-Related Matters. Each of the provisions of Annex C, which address various tax-related matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2 Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code Section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

ARTICLE VII.

UNIT TRANSFERS AND MEMBER WITHDRAWALS

Section 7.1 Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article X. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII or Article X shall be null and void ab initio. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 7.2 Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a) Transfers by Members Other than the Manager.

(i) Consent of Manager. No Member other than the Manager shall Transfer all or any portion of its Units to any transferee without the prior written consent of the Manager unless the Transfer is a Related-Party Transfer.

(ii) Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such

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Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Manager.

(iii) No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless and until admitted as a Substituted Member.

(b) Transfers by the Manager.

(i) Consent of Members. The Manager may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.2(b)(ii).

(ii) Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the Manager may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Manager without the consent of any Member and may designate the transferee to become the new Manager for all purposes of this Agreement.

(c) Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

(d) Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Manager or any other acquisition of Units by the Company) if the Manager determines:

(i) Such Transfer (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member shall not be prohibited under Section 7.2(d)(i)(B) if the Member obtains a tax opinion on which the Manager and the Company can rely from nationally recognized tax counsel that the Transfer will not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii) That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii) That the Transfer would be in violation of Law;

(iv) That the Transfer would be of any fractional or component portion of a Unit or rights to distributions, separate and apart from all other components of a Unit;

(v) That the Transfer would create a material risk that the Company would engage in a non-exempt “prohibited transaction” under Section 406 of ERISA or Code Section 4975(c) or result in a violation of any ERISA Similar Law;

(vi) That the Transfer would create a material risk that any portion of the Assets would constitute “plan assets” subject to ERISA, Code Section 4975, or any ERISA Similar Law;

(vii) That the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii) That such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

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(ix) That the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3 Substituted Members.

(a) Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Manager. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

(b) Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Manager may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c) Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Manager or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4 Drag-Along Rights.

(a) If at any time the Manager and/or its Affiliates (excluding, for purposes of this Section 7.4, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the Manager (an “Applicable Sale”), the Manager may require each other Member either (i) to sell the same ratable share of its Units as is being sold by the Manager and such Affiliates (based upon the total Units held by the Manager and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Units pursuant to Section 10.2(b) (each, a “Drag-Along Right”). The Manager may in its sole discretion elect to cause the Manager and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.

(b) No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Manager of its Drag-Along Right pursuant to this Section 7.4, each Member shall take all reasonably necessary and desirable actions approved by the Manager in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Manager or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, (D) any indemnities or

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other liabilities approved by the Manager shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale, and (E) such Members shall not be required to enter into any non-compete agreement in connection with such Applicable Sale.

(c) At least five (5) Business Days before consummation of an Applicable Sale, the Manager shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Manager has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(b) or otherwise. The Manager shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 7.5 Withdrawal.

(a) Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i) As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or Article X with respect to which the transferee becomes a Substituted Member;

(ii) Pursuant to an acquisition by the Manager or Subsidiary of the Manager of all of its Units; or

(iii) With the prior written consent of the Company.

(b) Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Member or (ii) to the Manager, whether or not pursuant to Section 10.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

Section 7.6 Restrictions on Termination Transactions.

(a) General. Except as provided in Section 7.6(b), neither the Company nor the Manager shall engage in, or cause or permit, a Termination Transaction.

(b) Consent. The Company or Manager may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i) A Majority-in-Interest of the Members give Consent;

(ii) In connection with any such Termination Transaction, each holder of Common Units (other than the Manager and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Units would have received had it exercised its right to Exchange pursuant to Article X and received Class A Common Stock in exchange for its Common Units immediately before such Termination Transaction; or

(iii) All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company

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(including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.6(b)(iii) and as those applicable to any other limited partners or non-managing members of the Surviving Company); and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.7 Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

Section 7.8 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SWIFTMERGE HOLDCO LLC DATED AS OF [•], 2024, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE VIII.
ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

(a) Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 11.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Manager in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Manager shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b) Consent of the Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

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Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Manager, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

ARTICLE IX.
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution Generally.

(a) Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b) Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2 Events Causing Dissolution.

(a) Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b) Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i) an election to dissolve the Company made by the Manager, with the Consent of a Majority-in-Interest of the Members;

(ii) a dissolution of the Company under Section 18-801(4) of the Act, unless the Company is continued without dissolution pursuant thereto; or

(iii) the entry of a judicial decree under Section 18-802 of the Act.

Section 9.3 Distribution upon Dissolution.

(a) Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Manager (or, in the event that the Manager has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Manager or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Manager, include shares of stock in the Manager) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Members, in accordance with Section 3.1.

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(b) Discretion of Liquidator and Manager.

(i) Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii) In the sole discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(A) Distributed to a trust established for the benefit of the Manager and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Manager, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

(B) Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4 Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5 Termination. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 9.5.

ARTICLE X.
PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.2 Procedures for Meetings and Actions of the Members.

(a) Time; Quorum; Consent. Meetings of the Members may be called only by the Manager and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall

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be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

(b) Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Manager setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Manager may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Manager’s recommendation with respect to the proposal.

(c) Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) Record Date for Meetings and Other Purposes.

(i) The Manager may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii) If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d)(ii), such determination shall apply to any adjournment thereof.

(e) Conduct of Meetings. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

(f) Waivers. Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

ARTICLE XI.
EXCHANGE RIGHTS

Section 11.1 Elective and Mandatory Exchanges.

(a) Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equal number of shares of Class C Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement), to the Company and to thereby cause the Company to deliver to such Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”). Any amendments of the Policy Regarding Exchanges will be subject to Section 4.1(f) herein to the same extent as if the same was part of this Agreement.

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(b) Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i) pursuant to Section 7.4, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the Manager; or

(ii) in the discretion of the Manager, with the consent of Members whose Class C Units represent fifty percent (50%) of the Class C Units of all Members in the aggregate, all Members will be required to exchange all Exchangeable Units then held by the Members.

(c) Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Manager may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units and an equal number of shares of Class C Common Stock (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units and corresponding shares of Class C Common Stock (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Manager will effect the Mandatory Exchange.

Section 11.2 Additional Terms Applying to Exchanges.

(a) Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, shares of Class C Common Stock held by the holder of the Class C Units that are subject to the Exchange, shall cease, and the Manager shall use commercially reasonable efforts to cause the transfer agent or registrar of the Manager to update the stock register of the Manager such that such Exchangeable Unit Member (or its designee) becomes the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b) Expenses. Subject to the other terms of this Section 11.2(b), except as otherwise agreed by the Company, the Manager and an Exchangeable Unit Member, the Company, the Manager, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Manager (or the Company, at the Manager’s direction) shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Exchangeable Unit Member), then such Exchangeable Unit Member or the Person in whose name such shares are to be delivered shall pay to the Manager (or the Company, at the Manager’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Manager that such tax has been paid or is not payable.

(c) Concurrent Delivery of Class C Common Stock. No Exchange of Class C Units may be made without a concurrent delivery of an equal number of shares of Class C Common Stock. Any shares of Class C Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the Manager. Any such retired shares of Class C Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Manager.

Section 11.3 Exchange Consideration; Settlement.

(a) Generally. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Manager shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address

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set forth on the applicable Exchange Notice. Except as otherwise determined by the Manager, if such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid in cash. For purposes of determining the cash to be paid in settlement of a fractional share of Class A Common Stock, the price per share of Class A Common Stock shall be determined as the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If, at the time of determination, the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the price per share of Class A Common Stock shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Manager that do not have an interest in the Exchangeable Unit.

(b) Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Manager will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(c) Obligations of Manager. Upon any Exchange, the Manager shall take such actions as (A) may be required to ensure that such Exchangeable Unit Member receives the shares of Class A Common Stock that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Manager and the Member for U.S. federal and applicable state and local income tax purposes.

Section 11.4 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5 Class A Common Stock to Be Issued in Connection with an Exchange.

(a) Class A Common Stock Reserve. The Manager shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Manager may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Manager or any subsidiary thereof).

(b) Rule 16(b) Exemption. The Manager has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Manager (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Manager for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Manager (including directors-by-deputization) who may reasonably

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be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Manager upon the registration of any class of equity security of the Manager pursuant to Section 12 of the Exchange Act.

(c) Validity of Class A Common Stock. The Manager covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Manager or any right of first refusal or other right in favor of any Person.

Section 11.6 Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Manager, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Manager and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by a “determination” within the meaning of Code Section 1313(a) or a change in Law.

Section 11.7 Contribution by Manager. Except as otherwise provided in Section 11.9, on the Exchange Date (i) the Manager shall contribute to the Company the shares of Class A Common Stock that the Manager has elected to deliver and that the Exchangeable Unit Member is entitled to receive in the applicable Exchange and (ii) the Company shall issue to the Manager a number of Class A Units equal to the number of Exchangeable Units (and corresponding number of shares of Class C Common Stock) surrendered by the Exchangeable Unit Member.

Section 11.8 Apportionment of Distributions. Distributions with a Record Date on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Section 11.9 Right of Manager to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Manager shall have the right but not the obligation to have the Manager (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, an equal number of shares of Class C Common Stock held by the holder of those Class C Units, directly from an Exchangeable Unit Member for the Exchange Consideration. If the Manager acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the Exchangeable Units. The applicable provisions of this Article XI shall apply to any such direct exchange, mutatis mutandis.

ARTICLE XII.
MISCELLANEOUS

Section 12.1 Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2 Company Counsel. THE COMPANY, THE MANAGER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGER AND AFFILIATES THEREOF. THE MANAGER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED HAYNES AND BOONE, LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN

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AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 12.3 Appointment of Manager as Attorney-in-Fact.

(a) Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Manager, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Manager deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Manager deems appropriate in accordance with the terms of this Agreement.

(iii) All conveyances of Company Assets and other instruments that the Manager reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) Power and Interest. The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4 Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, and the Certificate of Incorporation of the Manager, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Initial Operating Agreement.

Section 12.5 Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Manager) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i) if to the Company or the Manager:

c/o AleAnna Energy, LLC

300 Crescent Court, Suite 1860

Dallas, TX 75201

Attn: William Dirks

E-mail: wkdirks@bluescapegroup.com

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with copies (which shall not constitute notice) to:

Haynes Boone LLP

2801 N. Harwood St, Suite 2300

Dallas, TX 75201

Attn: Jennifer Wisinski; J. Brent Beckert

E-mail: jennifer.wisinski@haynesboone.com;

Brent.Beckert@haynesboone.com

or to such other address as the Company may from time to time specify by notice to the Members

(ii) if to any Member, to: the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8 Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.6 shall be deemed effective service of process on such party.

Section 12.9 Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10 Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

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Section 12.12 Third-Party Beneficiaries. Except as provided in Section 4.6 and Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13 Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14 Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15 Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Manager as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 12.18 (Creditors), Section 12.19 (Waiver of Jury Trial), Section 4.8 (Survival of Obligations) of Annex C, and this Section 12.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 12.16 Effect on Other Obligations of Members or the Company. Nothing in this Agreement shall modify, amend, terminate or supersede any obligations or rights of any Member or the Company under any agreement between or among Member(s) and/or the Company (other than the Initial Operating Agreement) that is in effect as of the date hereof.

Section 12.17 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (including its predecessors), including confidential information of the Company (and its predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company (the “Confidential Information”). Except as otherwise consented to by the Manager in writing, each Member (other than the Manager), on behalf of itself (and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency Law, its managers, directors, officers, shareholders, partners, members, employees, representatives and agents) agrees that, during the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it (a) will use the same degree of care as it uses to protect its own confidential information to keep confidential any Confidential Information furnished to such Member; (b) will not intentionally use any of the Confidential Information for any purpose other than monitoring its investment in the Company; and (c) will not disclose such Confidential Information to any third party for any reason or purpose whatsoever, except that each Member may disclose such information (i) to authorized directors, officers, employees, representatives and agents of the Company or the Manager and as otherwise may be proper in the course of performing such Member’s obligations or enforcing its rights under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents who are informed of the Member’s obligations hereunder; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 12.17 or other confidentiality agreement approved by the Manager; or (iv) as is required to be disclosed by any Law, by any governmental authority or stock exchange or by any listing or trading agreement concerning a Member or its Affiliates; provided that the Member required to make such disclosure pursuant to clause (iv) above shall provide to the Company prompt notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment. It is acknowledged and agreed that a Member’s review of Confidential Information will inevitably enhance its knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, and it shall not be a violation of Section 12.17(b) if such Member’s overall knowledge and understanding are used for purposes other than monitoring its investment in the Company. For purposes of this Section 12.17, the term “Confidential Information” shall not include any information which

Annex D-27

(x) such Person learns from a source other than the Company or the Manager, or any of their respective representatives, employees, agents or other service providers, and in each case who is not bound by a confidentiality obligation, (y) is disclosed in a prospectus, in other documents or in any other manner for dissemination to the public (in each case, not in violation of this Section 12.17), or (z) is independently developed by the disclosing Member without violating any requirement hereunder. Nothing in this Section 12.17 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement entered into with the Company or the Manager.

Section 12.18 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, distributions, capital or property of the Company other than as a secured creditor.

Section 12.19 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

ARTICLE XIII.
DEFINED TERMS

Section 13.1 Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals to this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Applicable Sale” is defined in Section 7.4(a).

“Applicable Sale Notice” is defined in Section 7.4(c).

“Asset Value” is defined in Annex C.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

Annex D-28

“Available Cash” means, after taking into account amounts determined by the Manager to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Manager determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Manager.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Manager now or hereafter authorized.

“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class C Common Stock required to be surrendered in connection with an Exchange of Class C Units, and (C) such other information, documents or instruments as either the Manager (or the Manager’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Manager (or the Manager’s transfer agent) and the Company and, if required by the Manager or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Manager or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Units (or any beneficial interest therein) of the Company representing more than fifty (50) percent of the outstanding Common Units as of such date of determination.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of the Manager, or (b) following any consolidation, merger, reclassification or other similar event involving the Manager, any shares or other securities of the Manager or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar events.

“Class A Unit” is defined in Section 2.1(b)(i).

“Class C Common Stock” means, as applicable, (a) the Class C Common Stock, par value $0.0001 per share, of the Manager, or (b) following any consolidation, merger, reclassification or other similar event involving the Manager, any shares or other securities of the Manager or any other Person or cash or other property that become payable in consideration for the Class C Common Stock or into which the Class C Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar events.

“Class C Member” means any Member holding Class C Units and includes any Person admitted as an additional Class C Member after the date hereof or a substitute Class C Member.

“Class C Unit” is defined in Section 2.1(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

Annex D-29

“Common Stock” means the Class A Common Stock or the Class C Common Stock (and shall not include any additional series or class of the Manager’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class C Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 12.2.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Manager.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Designated Individual” is defined in Annex C.

“Drag-Along Right” is defined in Section 7.4(a).

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex (B).

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Similar Law” is defined in Section 1.10(d).

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate, plus an amount that is equal to $0.0001 multiplied by the number of shares of Class C Common Stock included in the Exchange.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

Annex D-30

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Manager immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class C Unit and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means (i) each Member, other than the Manager and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit or (ii) each holder of an interest in a Member that holds an Exchangeable Unit pursuant to Article X.

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Manager for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Manager, each Affiliate of the Manager, the Tax Representative, the Designated Individual and each officer, manager, or director of the Manager, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Operating Agreement” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

Annex D-31

“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Majority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Manager” is defined in the preamble to this Agreement.

“Manager Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Imputed Underpayment Share for which the Manager is liable hereunder) owed by the Manager (other than any obligations to remit any withholdings withheld from payments to third parties) and (b) any obligations under the Tax Receivable Agreement payable by the Manager.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member. For the avoidance of doubt, the Manager shall be deemed to be a Member with respect to any Units it holds.

“Member Representative” is defined in Section 7.7.

“Merger Agreement” is defined in the recitals of this Agreement.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Manager that provides any of the rights described in clause (i).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Preferred Stock” means shares of preferred stock of the Manager now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Manager for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

Annex D-32

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Manager and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Member of all or part of its Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), (iv) a transferee by operation of the laws of descent, by will or intestacy, (v) a transferee that is a charitable organization by gift, (vi) a transferee to whom Transfer is required pursuant to an order of a court or regulatory agency (including pursuant to a qualified domestic relations order), (vii) another existing Member or any Affiliates of another existing Member, (viii) in the case of an entity, a transferee by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, or (ix) the Manager.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 12.8.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Merger Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Surviving Company” is defined in Section 7.6(b)(iii).

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [•], 2024, entered into by and among the Manager, the Company, each of the parties thereto identified as a “TRA Holder” or the “Agent” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Manager’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Manager, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Manager not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), or (d) the adoption of any plan of liquidation or dissolution of the Manager.

“Terms” is defined in the definition of “Equivalent Units.”

Annex D-33

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange shall not constitute a Transfer under this Agreement.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class C Unit and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2 Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e) any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

Annex D-34

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:
ALEANNA, INC.
By:
Name:
Title:
MEMBERS:
ALEANNA, INC.
By:
Name:
Title:
[•]
By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of
Swiftmerge HoldCo LLC]

Annex D-35

ANNEX A: INITIAL UNITS

Member	Class A Units
AleAnna, Inc.	[______]
Member	Class C Units
[______]	[______]

Annex D-36

ANNEX B: FORM OF ELECTIVE EXCHANGE NOTICE

ELECTIVE EXCHANGE NOTICE

AleAnna, Inc.

[•]

[•]

Attention: [•]

Email: [•]

Swiftmerge HoldCo LLC

[•]

[•]

Attention: [•]

Email: [•]

This elective exchange notice (“Elective Exchange Notice”) is delivered by the undersigned Exchangeable Unit Member pursuant to Section 11.1 of the Amended and Restated Limited Liability Company Agreement of Swiftmerge HoldCo LLC, dated as of [•], 2024 (the “LLC Agreement”), by and among AleAnna, Inc., a Delaware corporation (the “Manager”), and the other members that are party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned hereby transfers the number of Class C Units plus shares of Class C Common Stock set forth below (together, the “Paired Interests”) in exchange for the Exchange Consideration as set forth in the LLC Agreement.

Legal Name of Holder:

Address:

Number of Class C Units:

Number of Class C Common Stock:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Elective Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Elective Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Elective Exchange Notice are being transferred to the Manager or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Elective Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Manager or the Company, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Manager or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Manager or the Company, as applicable, the Paired Interests subject to this Elective Exchange Notice and to deliver to the undersigned the Exchange Consideration to be delivered in exchange therefor.

Annex D-37

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Elective Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

Annex D-38

ANNEX C: TAX MATTERS

ARTICLE I
DEFINITIONS

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for U.S. federal income tax purposes; provided, however, that:

(i) the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii) the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (E) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv) the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Audit” is defined in Section 4.4(a) of this Annex C.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Company Unitholder Representative” means [•].

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an Asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(d) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(e)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

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“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments:

(i) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii), paragraph (iii), or paragraph (v) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii) notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii) where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Push Out Election” means the election under Code Section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

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“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“Specified Audit” is defined in Section 4.4(b) of this Annex C.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code Section 6223, and/or (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

ARTICLE II
MEMBER’S CAPITAL ACCOUNTS.

The Company or the Manager shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b) (2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

ARTICLE III
ALLOCATIONS

Section 3.1 Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 3.2 Priority Allocations.

(a) Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision of Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Units, unless otherwise determined by the Company.

(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d) Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution

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to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv) (m)(4) applies.

(e) Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a) – (d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3 Other Allocation Rules.

(a) In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated in accordance with the definitions of “Net Profits” and “Net Loss”) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code Section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to any property contributed to the Company in connection with the SPAC Transactions. With respect to property contributed or Section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c) Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code Section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code Section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(d) Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(e) Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code Section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(f) Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code Section 752 without the consent of the Company.

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(g) Adjustment for Non-Compensatory Options. If the Company issues Units or other securities that are treated as “non-compensatory options”, as defined in Treasury Regulations Section 1.721-2, the Manager shall make such adjustments to the Asset Value of the Company’s Assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it reasonably determines may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2) (iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

ARTICLE IV
CERTAIN TAX MATTERS

Section 4.1 Provision of Information.

(a) Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of IRS Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s ownership interest in the Company through electronic delivery.

(b) Information to Be Provided by Members to Company.

(i) Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii) Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c) No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code Section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the SPAC Transactions and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for or prohibited in this Agreement, and the Members hereby consent to all such elections.

Section 4.3 Tax Representative.

(a) Appointment and Replacement of Tax Representative.

(i) Tax Representative. The Manager shall act as the Tax Representative, but the Manager may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign. For any jurisdiction with respect to which the Manager cannot serve as the Tax Representative, however, the Manager may designate another Person to act as the Tax Representative.

(ii) Designated Individual. If the Tax Representative is not an individual, the Manager shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

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(iii) Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b) Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided that, if a Person other than the Manager is the Tax Representative, such Person shall in all cases act solely at the direction of the Manager; provided further that, if the Tax Representative appoints a Designated Individual, such Designated Individual shall in all cases act solely at the direction of the Tax Representative.

(c) Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4 Tax Audits.

(a) Subject to this Section 4.4, the Tax Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(b) Without limiting the foregoing, the Tax Representative shall give prompt written notice to the Company Unitholder Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Class C Members (a “Specified Audit”). The Tax Representative shall (i) keep the Company Unitholder Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Company Unitholder Representative (or its designee) to participate (including using separate counsel), in each case at the Class C Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Company Unitholder Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Tax Representative shall promptly provide the Company Unitholder Representative with copies of all material correspondence between the Tax Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Company Unitholder Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Tax Representative shall not settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Manager) and material adverse effect on the Class C Members without the Company Unitholder Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Tax Representative shall obtain the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making a Push Out Election or (ii) taking any other material action under the Revised Partnership Audit Provisions that, in each case, would reasonably be expected to have a material effect on the Class C Members that is disproportionately adverse to them as compared to the Manager; provided, however, the Tax Representative may cause the Company to make a Push Out Election in its sole discretion (without the prior written consent of the Company Unitholder Representative) to the extent not making such Push Out Election would reasonably be expected to have a material effect on the Manager that is disproportionately adverse to it as compared to the Class C Members.

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(c) The Company, the Tax Representative, the Company Unitholder Representative and the Members expressly agree to be bound by the terms of Section 8.14(a) of the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 8.14(a) of the Merger Agreement and this Agreement, Section 8.14(a) of the Merger Agreement shall control.

(d) Determinations with Respect to Elections. Subject to the provisions of this Annex C (including Section 4.4(b) hereof), the Tax Representative shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code Section 6225) (an “Imputed Underpayment”).

(e) Responsibility for Payment of Tax; Former Members.

(i) Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code Section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii) Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share; provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(e)(ii) of this Annex C.

Section 4.5 No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code Section 6241(11).

Section 4.6 United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code Section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7 State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 4.8 Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member unless otherwise determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption or Exchange of a Member’s Units) and the dissolution of the Company

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until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be disproportionately and adversely impacted by such amendment.

Section 4.9 Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10 Withholding.

(a) Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). Taxes withheld by third parties from payments to the Company in respect of the Company shall be treated as an expense of the Company, unless such withholding is attributable to a specific Member, in which case, amounts so withheld shall be allocated to such Member and the Company may deduct and withhold such amounts from the Member. All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(e)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b) Additional Provisions with Respect to a Transfer of Units. A Member Transferring Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) (including IRS Form W-9) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance).

(c) Additional Provisions with Respect to an Exchange of Units.

(i) Withholding of Cash or Class A Common Stock Permitted. If the Company or the Manager shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax Laws in respect of any Exchange, the Company, or the Manager, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Manager, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii) Notice of Withholding. If the Company or the Manager determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Manager, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Manager believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Manager is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Manager to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

Annex D-46

(iii) Reimbursement of Taxes by Exchangeable Unit Member. If, within the two-year period beginning at the date of an Exchange, (i) the Manager withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the Manager or any person other than the Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Manager in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Manager, promptly reimburse the Company and/or the Manager for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of the Exchange Consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Manager shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Manager or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

Annex D-47

ANNEX D: SCHEDULE OF OFFICERS

Name	Title
William Dirks	Executive Director
Marco Brun	Chief Executive Officer
Tristan Yopp	Chief Financial Officer

Annex D-48

ANNEX E: POLICY REGARDING EXCHANGES

Effective as of [•], 2024

This Policy Regarding Exchanges (the “Policy”) of Swiftmerge HoldCo LLC (the “Company”) sets forth certain rules applicable to the exchange of Exchangeable Units for shares of Class A Common Stock of AleAnna, Inc. (the “Common Stock”) and/or cash, at the option of the Manager (each, an “Exchange”), pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the “Agreement”). Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. This Policy is made pursuant to, and supplements the provisions of, Article XI of the Agreement.

ARTICLE I
EXCHANGE DATES; PROVISIONS REGARDING EXCHANGEABLE AMOUNT

Section 1.1 Quarterly Exchange Date. There shall be at least one (1) date per quarter of each Fiscal Year on which an Elective Exchange may occur (each, a “Quarterly Exchange Date”) for a holder of Exchangeable Units (each holder, an “Exchanging Holder”). The Quarterly Exchange Date for Exchanging Holders that are required to file reports pursuant to Section 16(a) of the Exchange Act may be different than the Quarterly Exchange Date for Exchanging Holders that are not required to file reports pursuant to Section 16(a) of the Exchange Act. The Company shall use commercially reasonable efforts to notify the applicable Exchanging Holders at least forty-five (45) days before a relevant Quarterly Exchange Date (such notice, a “Quarterly Exchange Date Notice”).

Section 1.2 Minimum Exchangeable Amount. The Company may set a minimum number or dollar value of Exchangeable Units that may be exchanged by Exchanging Holders on a Quarterly Exchange Date, which minimum amount shall be the same for all holders of Exchangeable Units (the “Minimum Exchangeable Amount”) and shall include the applicable Minimum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If an Exchanging Holder delivers an Elective Exchange Notice pursuant to Section 3.1 requesting to exchange all of its Exchangeable Units, the number or dollar value, as applicable, of the Exchanging Holder’s Exchangeable Units shall be deemed to satisfy the Minimum Exchangeable Amount requirement.

Section 1.3 Maximum Exchangeable Amount. The Company may set a maximum aggregate number or dollar value of Exchangeable Units that may be exchanged by the Exchanging Holders on a Quarterly Exchange Date (the “Maximum Exchangeable Amount”) and shall include the applicable Maximum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If the aggregate number or dollar value of Exchangeable Units that the Exchanging Holders propose to exchange on the Quarterly Exchange Date (as set forth on the Elective Exchange Notices) exceeds the Maximum Exchangeable Amount, then the number or dollar value of Exchangeable Units that each Exchanging Holder specified in its Elective Exchange Notice shall be reduced by the same percentage by which the aggregate number or dollar value of Exchangeable Units of all Exchanging Holders is reduced so that the aggregate number or dollar value of Exchangeable Units does not exceed the Maximum Exchangeable Amount.

ARTICLE II
ADDITIONAL RIGHTS TO EXCHANGE

Section 2.01 Rights to Exchange.

(a) Right to Exchange Before Certain Transactions. If the Company or the Manager consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger, combination or other such transaction unless in connection with any such consolidation, merger, combination or other transaction each Class C Unit shall be entitled to be exchanged for or converted into the stock, cash, securities or other property that such holder of a Class C Unit would have received had it exercised its right to Exchange pursuant to this Policy and received Class A Common Stock in exchange for its Class C Units immediately before such consolidation, merger, combination or other transaction (subject to any differences in the kind and amount of stock or securities, cash and/or any other property as are intended (as determined by the Company in good faith) to maintain the relative voting power of each share of Class C Common Stock relative to each share of Class A Common Stock in effect before such transaction). This Article II shall not apply to any action or transaction (including any consolidation, merger, or combination) approved by a Majority-in-Interest of the Members.

Annex D-49

(b) Right to Exchange Before an Applicable Sale or Termination Transaction. Upon the occurrence of an Applicable Sale or a Termination Transaction, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such Applicable Sale or Termination Transaction.

ARTICLE III
ELECTIVE EXCHANGE NOTICE

Section 3.1 Timing of Elective Exchange Notice.

(a) Elective Exchange Notice. Each holder that elects to Exchange some or all of its Exchangeable Units must deliver notice of an election in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”) to the Company, in a method determined by the Company at least thirty (30) days before the relevant Quarterly Exchange Date. The Company shall provide to each Exchangeable Unit Holder the form of Elective Exchange Notice and the means for delivery of that Elective Exchange Notice.

(b) Acceptance of Elective Exchange Notice. After the Elective Exchange Notice has been delivered to the Company, and unless the Company or Manager, as applicable, has refused to honor the request in full pursuant to Section 1.2 (Minimum Exchangeable Amount), Section 1.3 (Maximum Exchangeable Amount), Section 3.1(c) (Cancellation of Quarterly Exchange Window), Section 3.2(c) (Post-Retraction Limitation on Exchange), or Article IV (Other Restrictions), in each case, as applicable, the Company or Manager, as applicable, will effect the Elective Exchange on the applicable Quarterly Exchange Date in accordance with this Policy.

(c) Cancellation of Quarterly Exchange Date. The Company may at any time, in its sole discretion, cancel a Quarterly Exchange Date for any or no reason. If the Company cancels a Quarterly Exchange Date, then no holder of Exchangeable Units shall be permitted to Exchange those Exchangeable Units on the cancelled Quarterly Exchange Date.

Section 3.2 Retraction of Elective Exchange Notice.

(a) Ability to Retract; Retraction Deadline. If, at any time between the close of business on the date of delivery of an Elective Exchange Notice and the close of trading on the date that is two (2) Business Days before the applicable effective date of such Elective Exchange (the “Elective Exchange Date”), the reported closing trading price of a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades decreases by five (5) percent or more, an Exchanging Holder may retract or amend its Elective Exchange Notice by delivering a notice to the Company in a manner determined by the Company not later than the Retraction Deadline (a “Retraction Notice” and the Exchangeable Units that were the subject of the Retraction Notice, the “Retracted Units”) not later than the close of trading on the date that is two (2) Business Days before the applicable Elective Exchange Date (the “Retraction Deadline”) pursuant to Section 3.2(b). The Company shall have no obligation to notify the Exchanging Holders of any decrease in the Common Stock trading price.

(b) Retraction Notice. An Exchanging Holder wishing to retract must retract at least fifty percent (50%) of its Exchangeable Units that were the subject of the retracted Elective Exchange Notice. If the revised Elective Exchange Notice does not satisfy the Minimum Exchangeable Amount, the Exchanging Holder will be deemed to retract the full amount of Exchangeable Units that were the subject of the retracted Elective Exchange Notice. An Exchanging Holder’s delivery of a Retraction Notice shall be irrevocable and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice shall be deemed rescinded and void with respect to the Retracted Units. Subject to the applicable Minimum Exchangeable Amount and Maximum Exchangeable Amount, if any, if a Retraction Notice does not retract all of the Exchangeable Units that were the subject of an Elective Exchange Notice, the Exchangeable Units that are not Retracted Units will be exchanged on the relevant Quarterly Exchange Date.

(c) Post-Retraction Limitation on Exchange. If an Exchanging Holder delivers a Retraction Notice for a Quarterly Exchange Date pursuant to Section 3.2(b), the retracting Exchanging Holder shall not be entitled to participate in the Exchange on the Quarterly Exchange Date for which the Retraction Notice was delivered with respect to the Retracted Units.

Annex D-50

(d) Certain Provisions for Common Stock Settlement. (1) Any Exchange may be conditioned (including as to timing) by the Exchanging Holder on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Exchange, subject to the terms of the Registration Rights Agreement and (2) an Exchanging Holder shall be entitled to revoke its Elective Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Holder at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Manager shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) if applicable, the Manager shall have exercised a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Holder to have its Class A Common Stock registered at or immediately following the consummation of the Exchange; (iv) the Exchanging Holder is in possession of any material non-public information concerning the Manager, the receipt of which results in such Exchanging Holder being prohibited or restricted from selling Class A Common Stock at or immediately following the Exchange without disclosure of such information (and the Manager does not permit disclosure of such information); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Holder at or immediately following the Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Exchange; (viii) the Manager shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Holder to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective registration statement; or (ix) the Exchange Date would occur three (3) Business Days or less prior to, or during, a black-out period effected by the Manager. If an Exchanging Holder delays the consummation of an Exchange pursuant to this Section 3.2(d), the date of the Exchange shall occur on the fifth (5) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Manager, the Company and such Exchanging Holder may agree in writing).

ARTICLE IV
OTHER RESTRICTIONS

Notwithstanding any provision of this Policy to the contrary (including the provisions of Article II), the Company may prohibit an Exchange by one or more holders of Exchangeable Units under any of the following conditions and determinations made by the Company based on the advice of counsel (which may be external or internal counsel):

(a) If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party; or

(b) If there is a material risk that the Company would be a “publicly traded partnership” under section 7704 of the Code as a result of an Exchange.

ARTICLE V
EXEMPTIONS FROM AND MODIFICATIONS TO POLICY

The Company may, in its discretion and if applicable based on the advice of counsel (which may be external or internal counsel), consider and grant requests from holders of Exchangeable Units, including for (i) additional Exchange Dates, (ii) Exchanges of less than the Minimum Exchangeable Amount, (iii) Exchanges in excess of the Maximum Exchangeable Amount, (iv) an Exchange to be subject to one or more contingencies relating to the Company or the Manager in addition to those set forth in this Policy, or (v) any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable Law). A holder of Exchangeable Units may request an exemption from this Policy by submitting a written request to the Company and following the delivery requirements set forth in Article III as if the written request were an Elective Exchange Notice.

Annex D-51

ARTICLE VI
MISCELLANEOUS

Section 6.1 Continuing Application of Company’s Policies and Securities Laws. Nothing in this Policy shall affect, and each holder of Exchangeable Units shall remain subject to, the Company’s policies, including those addressing insider trading and any other Company policies regarding trading or the holding of investments. All holders of Exchangeable Units shall comply with all applicable securities laws and rules.

Section 6.2 Independent Nature of Rights and Obligations. Nothing in this Policy or in any other agreement or document or any action taken by any holder of Exchangeable Units shall be deemed to cause the holders of Exchangeable Units to have formed a partnership, association, joint venture, or any other kind of entity or create a presumption that the holders of Exchangeable Units are in any way acting in concert as a group.

Section 6.3 Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Units pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

Section 6.4 Notice Delivery Deadlines on Non-Business Days. If the date on or before which the Company or an Exchanging Holder is required to deliver a notice pursuant to this Policy is not a Business Day, then that notice will be deemed to be timely delivered on that date if that notice is received on the Business Day immediately following that date.

Section 6.5 Notifications Under This Policy. The Company will be deemed to have satisfied any notification requirement in this Policy by making available such notification on any system accessible by Exchanging Holders.

Section 6.6 Modification of Policy. Subject to applicable limitations in the Agreement, the Company may modify this Policy at any time without notice. The Company will deliver or make available a copy of the revised Policy to the holders of Exchangeable Units as promptly as practicable upon such modifications being effected, and no holder of Exchangeable Units shall be bound by any such modification prior to delivery to such holder of such revised Policy.

* * *

Annex D-52

Annex E

FINAL FORM

LETTER AGREEMENT

June [•], 2024

[ADDRESS]

Ladies and Gentlemen:

Reference is made to the [(i) Securities Subscription Agreement, dated as of December 14, 2021 (the “SSA”), by and between Swiftmerge Acquisition Corp. (“Swiftmerge”) and [•] (the “Anchor Investor”), (ii) Non-Redemption Agreement and Assignment of Economic Interest, dated as of March 14, 2024 (the “NRA”), by and among Swiftmerge, Swiftmerge Holdings, LP (the “Sponsor”) and the “NRA Investors” set forth on the signature page hereto (collectively, the “NRA Investors” and together with the Anchor Investor, the “Investor”),] (iii) Agreement and Plan of Merger, dated as of June 4, 2024 (the “Merger Agreement”), by and among Swiftmerge, a to be formed “Holdco” entity, which will be a Delaware limited liability company and wholly-owned subsidiary of Swiftmerge, a to be formed “Merger Subsidiary” entity, which will be a Delaware limited liability company and wholly-owned subsidiary of HoldCo and AleAnna Energy, LLC (the “Company”), and (iv) Amended and Restated Sponsor Letter Agreement, dated as of June 4, 2024 (the “SSLA”), by and among Swiftmerge, Sponsor and the Company.

In order to induce Swiftmerge and the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

Investor hereby represents and warrants that as of the date hereof and as of immediately prior to the surrender contemplated herein, neither Investor nor any of its controlled Affiliates owns of record or “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) any shares of capital stock of Swiftmerge, or any securities that are by their terms, directly or indirectly, convertible or exchangeable into, or exercisable for shares of capital stock of Swiftmerge, or any option, warrant, or other right to subscribe for, purchase, or acquire any shares of capital stock of Swiftmerge, other than [(a) [•] Class B Ordinary Shares of Swiftmerge held by [the Anchor Investor/Investor Name] (collectively, the “Owned Shares”), and (b) private placement warrants to purchase [•] Class A Ordinary Shares of Swiftmerge held by [the Anchor Investor/Investor Name] (the “Owned Warrants”).]

Notwithstanding anything to the contrary contained in the [SSA or NRA], the Investor hereby agrees that it and the [Owned Shares and Owned Warrants] shall be subject to, and expressly bound by, the provisions of Section 2, Section 4 and Section 5 of the SSLA, as if such Investor was a party thereto, on the same basis as such provisions apply to the Sponsor thereunder. As a result thereof and for avoidance of the doubt, the Investor hereby agrees that (1) the Investor shall comply in all respects with the voting, lock-up and transfer restrictions provisions set forth in the SSLA as if it were a party thereto and (2) immediately prior to, and subject to and conditioned upon, the closing of the transactions contemplated by the Merger Agreement, shall irrevocably surrender the [Owned Shares and Owned Warrants] held by it to Swiftmerge as set forth below, with no shares of Surviving PubCo Class A Common Stock (as defined in the SSLA) being issued in respect thereof:

Investor	[Surrendered Owned Shares (SSA)]	[Retained Owned Shares (SSA)]	[Surrendered Owned Shares (NRA)]	[Retained Owned Shares (NRA)]	[Surrendered Owned Warrants]
[•]	[•]	[•]	[•]	[•]	[•]

Annex E-1

This Letter Agreement supersedes all prior discussions, agreements and understandings of any and every nature among them relating to the subject matter hereof. The Company shall be a third party beneficiary of this Letter Agreement and entitled to enforce it as if it were a party hereto.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

This Letter Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Neither this Letter Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

[Signature page follows]

Annex E-2

The forgoing Letter Agreement is hereby confirmed and accepted as of the date first above written:

Very truly yours,
SPONSOR
SWIFTMERGE HOLDINGS, LP
By:
Name:
Title:
SWIFTMERGE
SWIFTMERGE ACQUISITION CORP.
By:
Name:
Title:
INVESTOR
[•]
By:
Name: [•]
Title: [•]
Address:
[•]
Attention: [•]
Email: [•]

[Signature Page to Investor Side Letter Agreement]

Annex E-3

Acknowledged and Agreed:

COMPANY

ALEANNA ENERGY, LLC
By:
Name: [•]
Title: [•]

[Signature Page to Investor Side Letter Agreement]
Annex E-4

Annex F

EXECUTION VERSION

June 4, 2024

Swiftmerge Acquisition Corp.

2710 Rosebery Avenue

West Vancouver, BC V7V3A2

Re:  Business Combination

Ladies and Gentlemen:

This amended and restated letter (this “Amended and Restated Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Swiftmerge HoldCo LLC, a limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”) (the Agreement and Plan of Merger, as it may be hereafter amended, the “Merger Agreement”), and hereby amends and restates in its entirety that certain letter agreement, dated December 17, 2021 (the “Prior Letter Agreement”), by and among the SPAC, Swiftmerge Holdings, LP, a Delaware limited partnership (the “Sponsor”), and the other undersigned individuals (each, an “Insider” and collectively, the “Insiders”). Certain capitalized terms used herein are defined in paragraph 1 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the SPAC and the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees with the Company and SPAC as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean the business combination contemplated by the Merger Agreement; (ii) “SPAC Class B Ordinary Shares” shall mean the 2,250,000 Class B ordinary shares of the SPAC, par value $0.0001 per share, outstanding prior to the consummation of the Transactions; (iii) “SPAC Private Warrants” shall mean the warrants acquired by the Sponsor and certain anchor investors in a private placement that closed simultaneously with the consummation of the IPO (including the Ordinary Shares issuable upon exercise of such SPAC Private Warrants); (iv) “Public Shareholders” shall mean the holders of SPAC Class A Ordinary Shares, including those held by Sponsor; (v) “SPAC Class A Ordinary Shares” shall mean the 4,579,885 Class A ordinary shares of the SPAC (including shares underlying SPAC Units), par value $0.0001 per share, outstanding prior to the consummation of the Transactions (together with the SPAC Class B Ordinary Shares, the “SPAC Ordinary Shares”); (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the IPO and a portion of the proceeds of the sale of the SPAC Private Warrants were deposited simultaneously with the closing of the IPO; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of an security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “SPAC Article of Association” shall mean the SPAC’s Amended and Restated Memorandum and Articles of Association, as amended by those Amendments to the Amended and Restated Memorandum and Articles of Association, dated June 15, 2023, and as further amended by those Amendments to the Amended and Restated Memorandum and Articles of Association, dated March 15, 2024.

2. The Transactions.

(a) The undersigned hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of the SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC requested by its board or undertaken in furtherance of the Transactions, the undersigned shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its,

Annex F-1

his or her SPAC Ordinary Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her shares of SPAC Ordinary Shares: (1) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof); (2) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement; (3) in favor of any other SPAC Proposals set forth in SPAC’s Registration Statement on Form S-4 to be filed by SPAC with the SEC relating to the Transactions (including any amendment or supplements thereto, the “Form S-4”); and (4) against the following actions or proposals: (A) any Alternative Transaction or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; (B) any change in the present capitalization of SPAC or any amendment of the SPAC Articles of Association, (C) any liquidation, dissolution or other change in SPAC’s corporate structure or business, (D) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended and Restated Letter Agreement or (E) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the SPAC Ordinary Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination.

(b) Prior to any valid termination of the Merger Agreement, the undersigned shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and the undersigned shall be bound by and comply with Sections 8.03 (Access to Information; Confidentiality), 8.04 (Exclusivity) and 8.09 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such person were a signatory to the Merger Agreement with respect to such provisions and each reference to “SPAC” contained in Section 8.04 of the Merger Agreement also referred to Sponsor and each Insider.

(c) If SPAC seeks to consummate the proposed Business Combination by engaging in a tender offer, the undersigned agrees that it, he or she will not sell or tender any SPAC Ordinary Shares owned by it, him or her in connection therewith.

(d) The obligations of the Sponsor specified in this paragraph 2 shall apply whether or not the Business Combination, any of the Transactions or any action described above is recommended by the SPAC Board.

3. Representations and Warranties. The undersigned hereby represents and warrants to SPAC and the Company as follows:

(a)         if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Amended and Restated Letter Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person;

(b)         if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Amended and Restated Letter Agreement and to perform his or her obligations hereunder;

(c)         this Amended and Restated Letter Agreement has been duly authorized, executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Amended and Restated Letter Agreement, this Amended and Restated Letter Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

Annex F-2

(d)         the execution and delivery of this Amended and Restated Letter Agreement by such person does not, and the performance by such person of its, his or her obligations hereunder will not: (i) if such person is not an individual, conflict with or result in a violation of the organizational documents of such person; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such person or such person’s SPAC Ordinary Shares or SPAC Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended and Restated Letter Agreement;

(e)         each of the undersigned, if applicable, has good and marketable right, title and interest (legal and beneficial) in and to all of its securities of the SPAC, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind;

(f)          Sponsor hereby represents that (i) Exhibit A hereto is a true and correct list of all of the outstanding securities of the SPAC, including SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Private Warrants, owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the Insiders, NRA Parties, Anchor Investors and their respective controlled affiliates and (ii) each of the NRA Parties, Anchor Investors and their respective controlled affiliates that executed a letter agreement in connection with the Transactions (each, a “Surrender Investor”) is agreeing to surrender (i) a pro rata portion of the SPAC Class B Ordinary Shares it holds relative to its ownership percentage of such SPAC Class B Ordinary Shares as of the date hereof and (ii) all of Private Warrants it holds (as applicable) such that each such Surrender Investor is being treated equally on a pari-passu basis or better than Sponsor in connection with the Surrender and the Transactions; and

(g)         upon the Closing, the aggregate number of shares of Surviving PubCo Class A Common Stock owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by the Sponsor, the Insiders, the Anchor Investors, the NRA Parties and their respective controlled affiliates, which shares are attributable to “founder shares” as defined in the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2023, does not exceed 1,400,000, and none of any such persons shall own any SPAC Private Warrants.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, that in the event that the SPAC fails to consummate an initial business combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the SPAC to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the SPAC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Class A Ordinary Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the SPAC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the SPAC Articles of Association (A) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if the SPAC does not complete an initial business combination within the required time period set forth in the SPAC Articles of Association or (B) with respect to any provision relating to the rights of holders of SPAC Class A Ordinary Shares unless the SPAC provides its Public Shareholders with the opportunity to redeem their SPAC Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount

Annex F-3

then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay taxes, if any, divided by the number of then-outstanding SPAC Class A Ordinary Shares.

(b) The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the SPAC as a result of any liquidation of the SPAC with respect to the SPAC Class B Ordinary Shares held by it, her or him, if any. The Sponsor and each of the Insiders hereby further waive, with respect to any SPAC Class B Ordinary Shares and SPAC Class A Ordinary Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the consummation of an initial business combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such initial business combination or a shareholder vote to approve an amendment to the SPAC Articles of Association (i) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if the SPAC has not consummated an initial business combination within the time period set forth in the SPAC Articles of Association or (ii) with respect to any provision relating to the rights of holders of SPAC Class A Ordinary Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any SPAC Class A Ordinary Shares they hold if the SPAC fails to consummate a Business Combination within the required time period set forth in the SPAC Articles of Association).

5. Surrender of SPAC Ordinary Shares and SPAC Private Warrants. Immediately prior to the Domestication and conditioned upon the Closing, each of the undersigned shall surrender the number of SPAC Ordinary Shares and SPAC Private Warrants held by it, him or her set forth on Exhibit A as a contribution to the capital of the SPAC (the “Surrender”) and shall, at the Effective Time, each shall own that number of shares of Surviving PubCo Class A Common Stock specified opposite its, his or her name on Exhibit A, which shall be subject to the restrictions on transfer set forth in paragraph 6 below (the “Closing Shares”).

6. Lock-up; Transfer Restrictions.

(a) Without limiting their obligations in clauses (b) or (c) below, during the period commencing on the date hereof and ending on the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time, each of the undersigned shall not, without the prior written consent of the SPAC and the Company, Transfer any SPAC Ordinary Shares or SPAC Private Warrants owned by it, him or her.

(b) Each of the undersigned agrees that it, he or she shall not Transfer or cause to be transferred their Closing Shares issued in connection with the Merger until one year following the Effective Time.

(c) Notwithstanding the provisions set forth in paragraphs 6(a) or 6(b), Transfers of the SPAC Ordinary Shares, SPAC Private Warrants and Closing Shares, as applicable, are permitted (i) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (vi) in the event of the SPAC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their shares of SPAC Ordinary Shares or Closing Shares (as applicable) for cash, securities or other property subsequent to the SPAC’s completion of the Transactions; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement to be bound by the transfer restrictions herein and the other restrictions contained in this Amended and Restated Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

Annex F-4

7. Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the SPAC and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations hereunder, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Transaction Expenses and Full Satisfaction. Sponsor shall be responsible for the payment of any and all SPAC Transaction Expenses, obligations owed by SPAC to Sponsor or other payments required by the SPAC for a successful Closing that are not paid by Surviving PubCo at Closing assuming that Surviving PubCo has complied with Section 8.12(a) of the Merger Agreement. For avoidance of doubt, Sponsor acknowledges that upon the payments by Surviving PubCo pursuant to this paragraph 8, together with the retention by Sponsor of its Closing Shares, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to Sponsor, including any outstanding loans, shall be deemed paid in full, satisfied and terminated.

9. Payments by the SPAC. Except as disclosed in the Form S-4 and pursuant to the Merger Agreement, neither the Sponsor nor any affiliate of the Sponsor nor any director or officer of the SPAC nor any affiliate of the officers shall receive from the SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Transactions.

10. Director and Officer Liability Insurance. The SPAC will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

11. Termination. This Amended and Restated Letter Agreement shall terminate upon the earlier of the (i) termination of the Merger Agreement pursuant to its terms (in which case this Amended and Restated Letter Agreement shall be of no further for or effect) and shall revert to the terms of the Prior Letter Agreement or (ii) one year following the consummation of the Transactions.

12. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the SPAC to consummate its initial business combination within the time period set forth in the SPAC Articles of Association, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the SPAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to the SPAC (except for the SPAC’s independent auditors) or (ii) any prospective target business with which the SPAC has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the SPAC by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the SPAC or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the SPAC’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the SPAC’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the SPAC if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the SPAC in writing that it shall undertake such defense.

13. Resignations. Each of the Insiders hereby agrees to resign his or her position with SPAC, effective as of or prior to the Closing.

14. Entire Agreement. This Amended and Restated Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amended and Restated Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Annex F-5

15. Assignment. No party hereto may assign either this Amended and Restated Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the SPAC and the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended and Restated Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees and any such successor, heir, personal representative, assign or permitted transferee shall retain all obligations set forth hereunder.

16. Counterparts. This Amended and Restated Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Amended and Restated Letter Agreement and shall not affect the interpretation thereof.

18. Severability. This Amended and Restated Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended and Restated Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended and Restated Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law. This Amended and Restated Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amended and Restated Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

20. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page Follows]

Annex F-6

Sincerely,
SWIFTMERGE HOLDINGS, LP
By: Swiftmerge Holdings GP, LLC, its general partner
/s/ Aston Loch
Name:	Aston Loch
Title:	Manager
/s/ George Jones
Name:	George Jones
/s/ John “Sam” Bremner
Name:	John “Sam” Bremner
/s/ Christopher J. Munyan
Name:	Christopher J. Munyan
/s/ Aston Loch
Name:	Aston Loch
/s/ General (Ret.) Wesley K. Clark
Name:	General (Ret.) Wesley K. Clark
/s/ Brett Conrad
Name:	Brett Conrad
/s/ Dr. Leonard Makowka
Name:	Dr. Leonard Makowka
/s/ Dr. Courtney Lyder
Name:	Dr. Courtney Lyder
/s/ Sarah Boatman
Name:	Sarah Boatman
Acknowledged and Agreed:
SWIFTMERGE ACQUISITION CORP.
By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer
Acknowledged and Agreed:
ALEANNA ENERGY, LLC
By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer

Annex F-7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement on Form S-4, of which this proxy statement/prospectus is a part, the AleAnna has granted or issued the following securities of AleAnna, which were not registered under the Securities Act.

On July 12, 2022, AleAnna issued to Nautilus Member 3,000.00 AleAnna Preferred LLC Units for aggregate consideration of $3,000,000.00.

On October 12, 2022, AleAnna issued to Nautilus Member 1,500.00 AleAnna Preferred LLC Units for aggregate consideration of $1,500,000.00.

On January 3, 2023, AleAnna issued to Nautilus Member 3,000.00 AleAnna Preferred LLC Units for aggregate consideration of $3,000,000.00.

On April 3, 2023, AleAnna issued to Nautilus Member 4,004.13 AleAnna Preferred LLC Units for aggregate consideration of $4,004,132.05.

On May 19, 2023, AleAnna issued to Nautilus Member 4,000.00 AleAnna Preferred LLC Units for aggregate consideration of $4,000,000.00.

On August 9, 2023, AleAnna issued to Nautilus Member 3,000.00 AleAnna Preferred LLC Units for aggregate consideration of $3,000,000.00.

On August 30, 2023, AleAnna issued to Nautilus Member 3,000.00 AleAnna Preferred LLC Units for aggregate consideration of $3,000,000.00.

On January 15, 2024, AleAnna issued to Nautilus Member 22,500.00 AleAnna Preferred LLC Units for aggregate consideration of $22,500,000.00.

On February 2, 2024, AleAnna issued to Nautilus Member 22,500.00 AleAnna Preferred LLC Units for aggregate consideration of $22,500,000.00.

On May 6, 2024, AleAnna issued to Nautilus Member 17,100.00 AleAnna Preferred LLC Units for aggregate consideration of $17,100,000.00.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. No sales mentioned above involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.

Item 20. Indemnification of Directors and Officers

SPAC

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, actual fraud or willful neglect.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

AleAnna

AleAnna is a Delaware limited liability company. Section 18-108 of the Delaware LLC Act provides that, subject to a company’s limited liability company agreement, a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement, which is filed as an exhibit hereto, provides that we will generally indemnify officers, members of our board of directors and other specified indemnitees to the fullest extent permitted by law against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal therefrom, by reason of the fact that it, or a person of whom it is the legal representative, is or was an officer, member of our board of directors, authorized person or authorized signatory or while an officer, member of the board of directors, authorized person or authorized signatory is or was serving at the request of AleAnna. Such indemnification and advancement of expenses shall inure to the benefit of the heirs, legal representatives, successors and permitted assigns of any person entitled to indemnification.

A person will not be entitled to indemnification if it is determined by a nonappealable order of a court of competent jurisdiction that, with respect to the matter for which such person seeks indemnification, such person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AleAnna and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description
2.1†^	Agreement and Plan of Merger, dated as of June 4, 2024, by and among SPAC, HoldCo, Merger Sub and AleAnna (included as Annex A to this proxy statement/prospectus).
2.2	First Amendment to Agreement and Plan of Merger, dated as of October 8, 2024, by and among SPAC, HoldCo, Merger Sub and AleAnna (included as Annex A-1 to this proxy statement/prospectus).
3.1^

Amended and Restated Memorandum and Articles of Association of SPAC, as currently in effect (incorporated by reference to Exhibit 10.3 of SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on December 20, 2021).

3.2^

Amendment to the Amended and Restated Memorandum and Articles of Association of SPAC, as currently in effect (incorporated by reference to Exhibit 3.1 to SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on June 15, 2023).

3.3^

Amendment to the Amended and Restated Memorandum and Articles of Association of SPAC, as currently in effect (incorporated by reference to Exhibit 3.1 to SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on March 19, 2024).

3.4^	Form of Proposed Certificate of Incorporation of Surviving PubCo, to become effective upon the Domestication (included as Annex B to this proxy statement/prospectus).
3.5^	Form of Proposed Bylaws of Surviving PubCo, to become effective upon the Domestication (included as Annex C to this proxy statement/prospectus).
4.1^	Specimen Unit Certificate of SPAC (incorporated by reference to Exhibit 4.1 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).
4.2^	Specimen Ordinary Share Certificate of SPAC (incorporated by reference to Exhibit 4.2 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).
4.3^	Specimen Warrant Certificate of SPAC (incorporated by reference to Exhibit 4.3 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).

Exhibit No.	Description
4.4^

Warrant Agreement, dated as of December 14, 2021, by and between Continental Stock Transfer & Trust Company and SPAC (incorporated by reference to Exhibit 10.3 of SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on December 20, 2021).

5.1	Opinion of Greenberg Traurig, LLP with respect to the legality of the securities being registered.
8.1	Opinion of Greenberg Traurig, LLP with respect to certain tax matters.
10.1^

Private Placement Warrants Purchase Agreement, dated as of December 14, 2021, by and between SPAC and Sponsor (incorporated by reference to Exhibit 10.1 of SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on December 20, 2021).

10.2^

Form of Private Placement Warrants Purchase Agreement by and between SPAC and each purchaser party thereto (incorporated by reference to Exhibit 10.5 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).

10.3^

Investment Management Trust Agreement, dated as of December 17, 2021, by and between SPAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 of SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on December 20, 2021).

10.4^

Registration and Shareholder Rights Agreement, dated as of December 17, 2021, by and among SPAC, Sponsor and the holders signatory thereto (incorporated by reference to Exhibit 10.4 of SPAC’s Form 8-K, filed with the SEC on December 20, 2021).

10.5^

Letter Agreement, dated as of December 17, 2021, by and among SPAC, Sponsor and each director, officer and advisor of SPAC party thereto (incorporated by reference to Exhibit 10.5 of SPAC’s Form 8-K, filed with the SEC on December 20, 2021).

10.6^	Form of Amended and Restated Letter Agreement (included as Annex F to this proxy statement/prospectus).
10.7^

Administrative Services Agreement, dated as of December 17, 2021, by and between SPAC and Sponsor (incorporated by reference to Exhibit 10.6 of SPAC’s Form 8-K, filed with the SEC on December 20, 2021).

10.8^

Amended and Restated Promissory Note, dated as of September 14, 2021, issued by SPAC to Sponsor (incorporated by reference to Exhibit 10.7 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).

10.9^	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 of SPAC’s Form S-1, filed with the SEC on March 23, 2021).
10.10^	Securities Subscription Agreement, dated as of February 5, 2021, by and between SPAC and Sponsor (incorporated by reference to Exhibit 10.7 of SPAC’s Form S-1, filed with the SEC on March 23, 2021).
10.11^

Surrender of Shares and Amendment No. 1 to Securities Subscription Agreement, dated as of July 16, 2021, by and between SPAC and Sponsor (incorporated by reference to Exhibit 10.10 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 4, 2021).

10.12^

Form of Securities Subscription Agreement by and between SPAC and each subscriber party thereto (incorporated by reference to Exhibit 10.12 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 25, 2021).

10.13^

Form of Investment Agreement by and among SPAC, Sponsor and the investors party thereto (incorporated by reference to Exhibit 10.11 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on October 26, 2021).

10.14^

Form of Amendment No. 1 to Investment Agreement by and among SPAC, Sponsor and the investors party thereto (incorporated by reference to Exhibit 10.13 of SPAC’s Form S-1/A (File No. 333-254633), filed with the SEC on December 2, 2021).

10.15^

Amendment No. 1 to Administrative Services Agreement, dated as of April 8, 2022, by and between SPAC and Sponsor (incorporated by reference to Exhibit 10.14 of SPAC’s Annual Report on Form 10-K (File No. 001-41164), filed with the SEC on April 1, 2024).

10.16^

Amendment No. 1 to Investment Management Trust Agreement, dated as of June 15, 2023, by and between SPAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on June 15, 2023).

10.17^

Amendment No. 2 to Investment Management Trust Agreement, dated as of June 15, 2023, by and between SPAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 3.1 to SPAC’s Form 8-K (File No. 001-41164), filed with the SEC on March 19, 2024).

10.18^	Form of Amended and Restated Limited Liability Company Agreement of HoldCo (included as Annex D to this proxy statement/prospectus).

Exhibit No.	Description
10.19^	Form of Investor Letter (included as Annex E to this proxy statement/prospectus).
10.20	Form of Registration Rights Agreement.
10.21†^	Amended and Restated Limited Liability Company Agreement of AleAnna, dated as of November 3, 2010.
10.22^	First Amendment to Amended and Restated Limited Liability Company Agreement of AleAnna, dated as of October 5, 2019.
10.23†^	Second Amendment to Amended and Restated Limited Liability Company Agreement of AleAnna, dated as of October 17, 2019.
10.24^	Third Amendment to Amended and Restated Limited Liability Company Agreement of AleAnna, dated as of May 7, 2024.
10.25	Employment Agreement, dated as of September 1, 2022, by and between Marco Brun and AleAnna.
23.1	Consent of Marcum LLP, independent registered accounting firm for SPAC.
23.2	Consent of Deloitte & Touche LLP, independent registered accounting firm for AleAnna.
23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).
23.4	Consent of Greenberg Traurig, LLP (included as part of Exhibit 8.1).
23.5	Consent of Degolyer and MacNaughton
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1	Form of Proxy Card for the Shareholders Meeting.
99.2^	Consent of Marco Brun to be named as a Director.
99.3^	Consent of William K. Dirks to be named as a Director.
99.4^	Consent of Curtis Hebert to be named as a Director.
99.5^	Consent of Graham van’t Hoff to be named as a Director.
99.6^	Consent of Duncan Palmer to be named as a Director.
99.7^	Report of DeGolyer and MacNaughton, Summary of Reserves at December 31, 2023.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107^	Filing Fee Table.

____________

*        To be filed by amendment.

†        Certain portions of this exhibit have been omitted because they are not material and is the type of information that the SPAC treats as private or confidential.

+        Indicates management contract or compensatory plan.

^        Previously filed.

Item 22. Undertakings

1.      The registrants each hereby undertake:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Each undersigned registrant hereby undertakes as follows: — That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.      Each registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.      Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

5.      Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

6.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each Registrant of expenses incurred or paid by a director, officer or controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Toluca Lake, California, on November 4, 2024.

SWIFTMERGE ACQUISITION CORP.
By:	/s/ John Bremner
Name: John Bremner
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Swiftmerge Acquisition Corp.
*	Chairman of the Board	November 4, 2024
George Jones
/s/ John Bremner	Chief Executive Officer and Director	November 4, 2024
John Bremner	(Principal Executive Officer)
*	Chief Financial Officer	November 4, 2024
Christopher J. Munyan	(Principal Financial and Accounting Officer)
*	Chief Operating Officer	November 4, 2024
Aston Loch
*	Director	November 4, 2024
General (Ret.) Wesley K. Clark
*	Director	November 4, 2024
Brett Conrad
*	Director	November 4, 2024
Dr. Leonard Makowka
*	Director	November 4, 2024
Dr. Courtney Lyder
*	Director	November 4, 2024
Sarah Boatman
*By	/s/ John Bremner
John Bremner Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas, on November 4, 2024.

ALEANNA ENERGY, LLC.
By:	/s/ Tristan Yopp
Name: Tristan Yopp
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
AleAnna Energy, LLC
/s/ *	Chairman, Chief Executive Officer and Director	November 4, 2024
William Dirks	(Principal Executive Officer)
/s/ Tristan Yopp	Chief Financial Officer and Director	November 4, 2024
Tristan Yopp	(Principal Financial and Accounting Officer)
*By	/s/ Tristan Yopp
Tristan Yopp Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Swiftmerge Acquisition Corp., has signed this registration statement or amendment thereto in the city of Toluca Lake, California, on November 4, 2024.

Authorized U.S. Representative
By:	/s/ John Bremner
Name: John Bremner
Title: Chief Executive Officer